Form 10-K, Exhibit 13
period 1994-12-31
FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA INC
filed 1995-03-17
CIK 708848

FIRST CITIZENS BANCORPORATION
OF SOUTH CAROLINA, INC.




                              (Picture of a Palm Tree)
                                 Annual Report 1994

FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY



                                COV1

FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY

NATURE OF BUSINESS
    First Citizens Bancorporation of South Carolina, Inc. ("Bancorporation"), is a one-bank holding company headquartered in Columbia, South Carolina, with assets of $1.6 billion at December 31, 1994. Its wholly-owned subsidiary is First-Citizens Bank and Trust Company of South Carolina ("Bank"), which provides a broad range of banking services through 114 offices in 71 communi-ties throughout the state. The Bank's subsidiaries are First Citizens Mortgage Corporation of South Carolina, a mortgage banking company, and Wateree Life Insurance Company of South Carolina, a credit life insurance company.
    Throughout this report "Bancorporation" refers to First Citizens Bancorporation of South Carolina, Inc., and its wholly-owned subsidiary, First-Citizens Bank and Trust Company of South Carolina. The "Bank" refers only to First-Citizens Bank and Trust Company of South Carolina. "First Citizens Bank" is used in marketing the Bank.

 First Citizens Bancorporation of South Carolina, Inc.
 P. O. Box 29
 1230 Main Street
 Columbia, South Carolina  29202

ANNUAL MEETING
    The Annual Meeting of Stockholders of First Citizens Bancorporation of South Carolina, Inc. will be held at 2:00 p.m. on Wednesday, April 26, 1995 at 1314 Park Street, Columbia, South Carolina.

CONTENTS
Market and Dividend Information Regarding Common and Preferred Stock . .IFC
Financial Highlights  . . . . . . . . . . . . . . . . . . . . . . . . . . 1
To Our Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . .  2
Management's Discussion and Analysis . . . . . . . . . . . . . . . . . .  3
Report of Management  . . . . . . . . . . . . . . . . . . . . . . . . . .16
Report of Independent Accountants   . . . . . . . . . . . . . . . . . . .16
Consolidated Financial Statements  . . . . . . . . . . . . . . . . . . . 17
Official Organization Section   . . . . . . . . . . . . . . . . . . . . .31


MARKET AND DIVIDEND INFORMATION
REGARDING COMMON AND PREFERRED STOCK
    There is a limited over-the-counter market for Bancorporation's voting common stock. The stock is not listed on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"). Quotations are published in South Carolina newspapers circulated in Bancorporation's major metropolitan markets and may be obtained through securities brokers having offices in South Carolina. Local broker-dealers affect agency transactions in Bancorporation's voting common stock from time to time, and to management's knowledge there are two broker-dealers who make a market in Bancorporation's voting common stock.
    There is no trading market for any class of Bancorporation's preferred stock or for its non-voting common stock. Any trading activity for the classes of Bancorporation's preferred stock and non-voting common stock is in privately negotiated transactions and Bancorporation is unaware of any prices at which any such trades have occurred.
    The following ranges of high and low bid prices for Bancorporation's voting common stock were supplied by one of the broker dealers making a market in such security. The prices represent quotations between broker-dealers and do not include markups, markdowns or commissions and may not represent actual transactions.



                                             1994                 1993
High/Low Bid Price of Voting Common Stock
     1st quarter.......................... $85.50/83.00    $71.00/62.00
     2nd quarter..........................  90.00/86.50     73.00/70.00
     3rd quarter..........................  92.50/90.00     80.00/75.00
     4th quarter..........................  95.38/92.50     83.00/80.00

  The approximate number of record holders of Bancorporation's voting common stock and non-voting common stock at December 31, 1994 was 1,268 and 5, respectively.
    Holders of the voting and non-voting common stock of Bancorporation are entitled to such dividends as may be declared from time to time by the Board of Directors out of funds legally available. However, Bancorporation has adopted a policy of paying no cash dividends on its voting and non-voting common stock.
 This policy reflects the desire of the Board of Directors to maintain the capital to assets ratio through the retention of earnings. Certain regulatory requirements restrict the payment of dividends and extensions of credit from banking subsidiaries to bank holding companies. As Bancorporation has a policy of paying no cash dividends on common stock, these restrictions have not historically impacted Bancorporation's ability to meet its obligations. Additional restrictions relating to capital requirements and dividends are discussed on page 12 of "Management's Discussion and Analysis" and in Note 10 of "Notes to Consolidated Financial Statements."

     THIS STATMENT HAS NOT BEEN REVIEWED OR CONFIRMED FOR ACCURACY OR RELEVANCE
                     BY THE FEDERAL DEPOSIT INSURANCE CORPORATION

  FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY


FINANCIAL HIGHLIGHTS
(Dollars in thousands - except per share data, employees, branches, and ATMs)


                                                                            Change
                                                                            in One
                                                 1994           1993         Year
FOR THE YEAR:
 Net income                                 $    9,849     $   13,004      (24.26)%
 Net income per common share                     10.24          13.57       (24.54)


FINANCIAL RATIOS:
 Net interest margin                              4.27%          4.75%     (10.11)%
 Return on average assets                          .63            .88       (28.41)
 Return on average stockholders' equity          10.69          16.57       (35.49)
 Reserve for loan losses to year -end loans       2.05           2.05
 Reserve for loan losses to year -end
   nonperforming loans (coverage ratio)         459.62         408.90        12.40
 Net loan losses to average loans                  .15            .30       (50.00)
 Equity to assets at year end                     6.17           5.55        11.17


AT YEAR END:
 Assets                                     $1,589,181     $1,518,978         4.62%
 Earning assets                              1,437,656      1,363,930         5.41
 Net loans                                     917,776        862,942         6.35
 Core deposits                               1,314,714      1,266,715         3.79
 Total deposits                              1,386,518      1,336,366         3.75
 Total stockholders' equity                     98,025         84,237        16.37
 Book value per common share                    100.41          85.62        17.27


AVERAGES:
 Assets                                     $1,551,997     $1,472,592         5.39%
 Earning assets                              1,414,375      1,331,670         6.21
 Investment securities                         485,745        474,136         2.45
 Net loans                                     902,889        831,335         8.61
 Deposits                                    1,373,612      1,310,207         4.84
 Interest-bearing liabilities                1,237,617      1,185,603         4.39
 Total stockholders' equity                     92,161         78,469        17.45


RISK-BASED CAPITAL RATIOS:
 Tier 1                                           8.95%          8.49%        5.42%
 Total                                           11.04          10.85         1.75


NUMBER OF (AT YEAR END):
 Common shares outstanding                     943,533        945,533        (.21)%
 Preferred shares outstanding                   68,132         68,132
 Banking offices                                   114            111         2.70
 ATMs                                               95             97        (2.06)
 Full-time equivalent employees                    984          1,029        (4.37)

FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY

TO OUR STOCKHOLDERS:

     First Citizens Bank continued to grow its South Carolina franchise during 1994 while experiencing a decline in earnings primarily due to the interest rate environment. The Bank was the successful bidder in June, 1994, for the offices of the Cooper River Federal Savings Association which were held by the Resolution Trust Corporation. This acquisition comprised over $60 million in deposits and expanded the Bank's presence in the Low Country region of the state.

    Net Income for 1994 was $9.8 million, down 24.26% from the $13 million reported for 1993. Declining interest margins, higher noninterest expenses due to systems conversions, and fewer mortgage originations impacted earnings unfavorably. Our Net Interest Margin declined from 4.75% in 1993 to 4.27% in 1994, which caused a $2.8 million decrease in Net Interest Income on a fully taxable basis.

    Deposits increased by 3.75% to $1.4 billion while Net Loans grew by 6.35% to $918 million. Our loan quality remained strong with net losses to average loans of .15%, down from .30% for 1993.

    We invite you to review the section entitled "Management's Discussion and Analysis" for more information on our financial performance.

    In addition to the Cooper River Federal acquisition, the Bank opened a de novo office during January, 1995, in Rock Hill to establish a presence in that high-growth market. Furthermore, the Bank consolidated five Charleston area offices during 1994 due to overlapping service areas as a result of the Cooper River Federal transaction.

    We achieved an important goal in 1994 by receiving an "Outstanding" rating from the Federal Deposit Insurance Corporation for our first public rating under the Community Reinvestment Act. This rating is a reflection of our commitment to serve the banking needs of all South Carolinians, including those with low and moderate incomes.

    Another important accomplishment in 1994 was the converting of our major data processing systems to an outsourcing arrangement. By completing this transition, we can begin to achieve economies in processing and to take advantage of newer technologies. Our dedicated employees made tremendous efforts to insure the success of this project, and we are very grateful for a job well done.

    During 1994, E. Hite Miller, Sr., was elected Chairman, while retaining the position of Chief Executive Officer. Jim B. Apple was elected President and Chief Operating Officer. In addition, Jay C. Case was elected Chief Financial Officer.

    As we look ahead to 1995, we expect continuing pressure on our interest margins. To improve profitability, management has initiated measures to identify opportunities for enhancing revenue, efficiency, and customer service throughout the Bank. Our employees are participating in this endeavor by submitting their ideas and suggestions.

    While interest rate movements and economic conditions remain uncertain, we expect continued growth and profitability during 1995 consistent with our longstanding commitment to safety and soundness.

    Finally, let us express our sincere gratitude to our employees for their willingness to meet the challenges of a changing industry; to our directors and advisory board members for their valued and wise counsel; to you, our stockholders, for your ongoing support; and to our customers for their confidence in First Citizens Bank.

(Signature - E. Hite Miller, Sr.)
E. Hite Miller, Sr.
Chairman of the Board


(Signature - Frank B. Holding)
Frank B. Holding
Vice Chairman of the Board


(Signature - Jim B. Apple)
Jim B. Apple
President

    FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY


MANAGEMENT'S DISCUSSION AND ANALYSIS

INTRODUCTION:
    First Citizens Bancorporation of South Carolina, Inc. ("Bancorporation"), is a one-bank holding company headquartered in Columbia, South Carolina. Bancorporation's wholly-owned subsidiary, First-Citizens Bank and Trust Company of South Carolina ("Bank"), provides commercial banking and related financial products and services throughout South Carolina.

    The Bank's deposits are insured by the Federal Deposit Insurance Corporation ("FDIC") to the maximum of $100,000 for each depositor. The FDIC and the South Carolina State Board of Financial Institutions have regulatory responsibilities for the Bank. Bancorporation is subject to regulation as a bank holding company by the Board of Governors of the Federal Reserve System and its voting common stock is registered with the Securities and Exchange Commission.

    Management's Discussion and Analysis should be read in conjunction with the consolidated financial statements and the supplementary financial data beginning on page17. Reference should also be made to the accompanying detailed historical information presented elsewhere in this report. All dollar amounts in tables and schedules, except for per share amounts, throughout this report are stated in thousands. Average balances are based on average daily balances.


PERFORMANCE SUMMARY: (Dollars in thousands)

    Bancorporation earned $9,849 for 1994, which represents a decrease of $3,155 or 24.26% from 1993 earnings of $13,004. This decrease was primarily due to rapidly rising interest rates resulting in a declining net interest margin and an increase in noninterest expense associated with outsourcing of the data processing operation.

    Earnings per share for 1994 was $10.24, a decrease of $3.33 as compared to $13.57 in 1993. Return on average equity and return on average assets was 10.69% and .63%, respectively, as compared to 16.57% and .88% in 1993. Book value of common stock at year end 1994 reached a new milestone of $100.41 per share, up from $85.62 a year ago. Whereas most of this increase can be attributed to earnings, a portion is due to implementation of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (see Note 3 "Investment Securities" for additional information).

    Average assets grew 5.39% to $1,551,997 in 1994 complimented by average loan growth of 8.61% to $902,889. Likewise, average deposits grew 4.84% to $1,373,612.

    During 1994, the Bank acquired Cooper River Federal Savings Association from the Resolution Trust Corporation with deposits of $61,632 and loans of $85. The premium paid in connection with this transaction was $4,500.

BOOK VALUE PER COMMON SHARE AT YEAR END      RETURN ON AVERAGE ASSETS
            (in dollars)                         (in percentage)

(Book Value chart appears here             (Return on average assets chart
plot points are as followed)                appears here plot points are as
                                                     followed)

1990     1991     1992    1993    1994      1990   1991   1992   1993    1994
52.68    59.35    72.04   85.62   100.41    0.58   0.56   0.88   0.88    0.63

                   RETURN ON AVERAGE STOCKHOLDERS' EQUITY
                             (in percentage)

          (Return on average stockholders' equity chart appears here plot points are as followed)

              1990      1991      1992      1993      1994
              11.65     11.37     18.6      16.57     10.69

     FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY


TABLE 1:  SIX-YEAR SUMMARY OF SELECTED FINANCIAL DATA (Dollars in thousands - except per share data)

                                                                                                                  Five-Year
                                                                                                                  Compound
                                                                                                                Growth Rate
                                      1994         1993         1992         1991         1990         1989       1994-1989

SUMMARY OF OPERATIONS:
Interest income..................   $ 99,773      $100,139      $104,424      $101,320      $ 94,165    $ 83,311     3.67%
Interest expense.................     40,821        38,426        47,267        56,913        54,803      49,421    (3.75)
Net interest income..............     58,952        61,713        57,157        44,407        39,362      33,890    11.71
Provision for loan losses........      2,558         3,927         4,161         4,066         2,695       2,554     3.13
Net interest income after
 provision for loan losses.......     56,394        57,786        52,996        40,341        36,667      31,336    12.47
Noninterest income...............     18,676        18,724        18,066        15,361        14,241      11,967     9.31
Investment securities
 gains (losses)..................                                  1,332                          42        (297)
Total noninterest income........      18,676        18,724        19,398        15,361        14,283      11,670     9.86
Salaries and employee benefits...     27,592        26,542        24,720        21,902        20,259      18,485     8.34
Other expense....................     32,660        30,899        29,788        24,623        22,010      18,880    11.58
Total noninterest expense.......      60,252        57,441        54,508        46,525        42,269      37,365    10.03
Income before income taxes and
 cumulative effect of change in
 accounting principle............     14,818        19,069        17,886         9,177         8,681       5,641    21.31
Applicable income taxes..........      4,969         6,286         5,785         2,725        2 ,812       1,620    25.13
Income before cumulative
 effect of a change in
 accounting principle............      9,849        12,783        12,101         6,452         5,869       4,021    19.62
Cumulative effect on prior years
 (to 12/31/92) of changing to a
 different method of accounting
 for income taxes................                      221
NET INCOME.......................   $  9,849      $ 13,004      $ 12,101      $  6,452      $  5,869    $  4,021    19.62

EARNINGS PER COMMON SHARE:
Income before cumulative
 effect of a change in
 accounting principle............   $  10.24      $  13.34      $  12.61      $   6.63      $   5.97    $   3.99    20.74
Cumulative effect on prior years
 (to 12/31/92) of changing to a
 different method of accounting
 for income taxes................                      .23
NET INCOME.......................   $  10.24      $  13.57      $  12.61      $   6.63      $   5.97    $   3.99    20.74

BOOK VALUE PER COMMON SHARE......   $ 100.41      $  85.62      $  72.04      $  59.35      $  52.68    $  46.57    16.61

Weighted average common
 shares outstanding.............     944,799       945,533       945,914       946,225       951,668     960,691    (3.33)

RATIOS (AVERAGES):
Loans to deposits................      65.73%        63.45%        63.18%        67.76%        68.39%      69.68%
Net loan losses to loans.........        .15           .30           .38           .46           .29         .29
Net interest margin..............       4.27          4.75          4.71          4.37          4.47        4.39
Stockholders' equity to:
 Total assets...................        5.94          5.33          4.74          4.91          5.00        5.22
 Deposits........................       6.71          5.99          5.31          5.53          5.66        5.95
Return on assets.................        .63           .88           .88           .56           .58         .45
Return on stockholders' equity...      10.69         16.57         18.60         11.37         11.65        8.71
SELECTED AVERAGE BALANCES:
 Assets.......................... $1,551,997    $1,472,592    $1,373,117    $1,154,209    $1,008,791    $884,849    11.89
 Earning assets..................  1,414,375     1,331,670     1,240,236     1,041,939       905,497     792,475    12.28
 Investment securities...........    485,745       474,136       439,121       312,475       266,609     208,356    18.45
 Loans, net of unearned income...    902,889       831,335       773,722       694,452       609,159     540,409    10.81
 Deposits........................  1,373,612     1,310,207     1,224,535     1,024,934       890,771     775,528    12.11

                                                                   4

     FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY

NET INTEREST INCOME: (Dollars in thousands)
    Net interest income, the Bank's primary source of recurring income, is the amount by which interest and fees generated by earning assets exceed the total cost of the resources used to fund them. The level of net interest income is impacted by volume of earning assets outstanding, interest rates and other factors. Taxable equivalent interest income represented 84.43% of the Bank's total taxable equivalent revenues for year end 1994, as compared to 84.44% for 1993.

    Net interest income on a fully tax equivalent basis decreased $2,775 or 4.39% from 1993 levels. This follows gains of $4,872 or 8.35% in 1993.

    The following table analyzes net interest income in terms of the "interest spread" (difference between interest rates earned on earning assets and interest rates paid on interest-bearing liabilities) and "net interest margin" which adjusts the interest spread to consider that portion of Bancorporation's interest-earning assets which are funded from noninterest-bearing sources (primarily stockholders' equity and demand deposits). Interest spread in 1994 decreased by 53 basis points to 3.86% from 4.39% in 1993. Likewise, net interest margin decreased 48 basis points to 4.27% from 4.75% in 1993.

      AVERAGE ASSETS                              AVERAGE DEPOSITS
  (in millions of dollars)                     (in millions of dollars)

(Average Assets chart appears here         (Average Deposits chart appears here
plot points are as followed)                plot points are as followed)

1990    1991    1992   1993    1994      1990   1991    1992     1993    1994
1008.8  1154.2  1373.1 1472.6  1551.9    890.8  1024.9  1224.5   1310.2  1373.6



     AVERAGE DEPOSITS                     AVERAGE LOANS (Net of Unearned income)
  (in millions of dollars)                     (in millions of dollars)

(Average Deposits chart appears here      (Average Loans chart appears here
plot points are as followed)               plot points are as followed)

1990   1991   1992   1993    1994         1990   1991    1992    1993    1994
890.8  1024.9 1224.5 1310.2  1373.6       609.2  694.5   773.7   831.3   902.9
                                   5

     FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY


TABLE 2:  COMPARATIVE AVERAGE BALANCE SHEETS - YIELDS AND COSTS (Dollars in thousands)

                                                                       YEAR ENDED DECEMBER 31,
                                               1994                             1993                         1992
                                  AVERAGE     INTEREST  YIELD    Average      Interest  Yield     Average   Interest  Yield
                                  BALANCE     REV/EXP    (%)*    Balance      Rev/Exp   (%)*      Balance    Rev/Exp   (%)*
INTEREST-EARNING ASSETS:
Loans, net of unearned
 interest**..................... $  902,889   $ 76,077   8.43   $  831,335   $ 74,260   8.93   $  773,722   $ 75,521   9.76
Taxable investment
 securities.....................    439,888     20,290   4.61      434,003     22,870   5.27      413,365     26,258   6.35
Non-taxable investment
 securities.....................     45,857      3,602   7.85       40,133      3,335   8.31       25,756      2,515   9.76
Federal funds sold..............     11,369        464   4.08       10,922        331   3.03       11,423        421   3.69
Other earning assets............     14,372        832   5.79       15,277        849   5.56       15,970        899   5.63
 Total interest-earning
  assets........................  1,414,375    101,265   7.16    1,331,670    101,645   7.63    1,240,236    105,614   8.52
NONINTEREST-EARNING ASSETS:
Cash and due from banks.........     77,251                         80,079                         74,280
Premises and equipment..........     37,973                         37,869                         35,676
Other, less reserve for
 loan losses....................     22,398                         22,974                         22,925
 Total noninterest-earning
  assets........................    137,622                        140,922                        132,881
TOTAL ASSETS...................  $1,551,997                     $1,472,592                     $1,373,117

INTEREST-BEARING LIABILITIES:
Deposits........................ $1,167,826     37,505   3.21   $1,116,377     35,760   3.20   $1,061,751     44,364   4.18
Federal funds purchased
 and securities sold
 under agreements to
 repur chase....................     55,982      2,291   4.09       54,409      1,591   2.92       47,326      1,580   3.34
Short-term debt.................                                                                    2,525         66   2.61
Long-term debt..................     13,809      1,025   7.42       14,817      1,075   7.26       17,198      1,257   7.31
  Total interest-bearing
   liabilities..................  1,237,617     40,821   3.30    1,185,603     38,426   3.24    1,128,800     47,267   4.19
Net interest spread.............                         3.86                           4.39                           4.33

NONINTEREST-BEARING LIABILITIES:
Demand deposits.................    205,786                        193,830                        162,784
Other liabilities...............     16,433                         14,690                         16,474
 Total noninterest-bearing
  liabilities...................    222,219                        208,520                        179,258
Stockholders' equity............     92,161                         78,469                         65,059
TOT AL LIABILITIES AND
STOCKHOLDERS' EQUITY............ $1,551,997                     $1,472,592                     $1,373,117

Net interest income.............              $ 60,444                       $ 63,219                       $ 58,347
Interest income to
 earning assets.......                                   7.16                           7.63                           8.52
Interest expense to
 earning assets.......                                   2.89                           2.88                           3.81
Net interest income to
 earning assets.......                                   4.27                           4.75                           4.71


    *Taxable equivalent yield was calculated using the incremental statutory federal income tax rate of 35% for 1994 and 1993 and 34% for 1992.

    **Nonaccrual loans are included in the respective average loan balances. Income on such loans is generally recognized on a cash basis.

         FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY

    Decreases in net interest income, interest spread and net interest margin are largely attributable to lower yields on earning assets invested at the bottom of the interest rate cycle. Loan yield declined 50 basis points from 8.93% in 1993 to 8.43% in 1994. Likewise, the yield on the investment portfolio (taxable and non-taxable) decreased 61 basis points from 5.53% in 1993 to 4.92% in 1994. This reduction of yields on earning assets, coupled with a slight increase in rates paid on interest-bearing liabilities, accounts for the majority of the decline in net income and net interest margin.


TABLE 3:  TAXABLE EQUIVALENT RATE/VOLUME VARIANCE ANALYSIS (Dollars in thousands)

                                                                                  1994 Compared to 1993     1993 Compared to 1992
                                                                                             Net                       Net
                                                Interest                Change Due To     Increase   Change Due To   Increase
                                          1994        1993    1992      Rate     Volume* (Decrease)  Rate   Volume* (Decrease)
INTEREST INCOME
Loans.................................... $ 76,077 $ 74,260 $ 75,521 $ (4,573) $ 6,390  $  1,817  $ (6,884) $5,623  $ (1,261)
Investment securities:
 Taxable................................    20,290   22,870   26,258   (2,890)     310    (2,580)   (4,699)  1,311    (3,388)
 Non-taxable.............................    3,602    3,335    2,515     (209)     476       267      (584)  1,404       820
   Total investment securities..........    23,892   26,205   28,773   (3,099)     786    (2,313)   (5,283)  2,715    (2,568)
Federal funds sold.......................      464      331      421      119       14       133       (72)    (18)      (90)
Other earning assets.....................      832      849      899       33      (50)      (17)      (11)    (39)      (50)
   Total interest earning assets**......   101,265  101,645  105,614   (7,520)   7,140      (380)  (12,250)  8,281    (3,969)
INTEREST EXPENSE
Deposits.................................   37,505   35,760   44,364       99    1,646     1,745   (10,887)  2,283    (8,604)
Federal funds purchased and
 securities sold under agreements
 to repurchase..........................     2,291    1,591    1,580      654       46       700      (225)    236        11
Short-term debt..........................                         66                                           (66)      (66)
Long-term debt...........................    1,025    1,075    1,257       23      (73)      (50)       (8)   (174)     (182)
   Total interest-bearing liabilities...    40,821   38,426   47,267      776    1,619     2,395   (11,120)  2,279    (8,841)
Net interest income...................... $ 60,444 $ 63,219 $ 58,347 $ (8,296) $ 5,521  $ (2,775) $ (1,130) $6,002  $  4,872


    *Volume-rate changes have been allocated to each category based on the percentage of each to the total change.

    **Interest income includes a taxable equivalent adjustment of $1,492, $1,506 and $1,190 for 1994, 1993 and 1992, respectively, using the incremental statutory federal income tax rate of 35% for 1994 and 1993 and 34% for 1992.


INVESTMENT SECURITIES: (Dollars in thousands)


    At December 31, 1994, the investment portfolio was $486,681 compared to $467,977 in 1993. Bancorporation continues to invest primarily in short-term U.S. Government obligations thereby minimizing credit, interest rate and liquidity risk. The portfolio was comprised of 89.57% U.S. Government obligations at year end 1994 as compared to 87.90% at year end 1993.

    The increase in investment securities was primarily the result of increased availability of funds due to the Cooper River Federal acquisition. However, investment securities as a percentage of average earning assets actually decreased from 35.60% in 1993 to 34.34% in 1994 due in part the Bank's ability to employ the Cooper River Federal funds in growth of the loan portfolio. Investment securities remain the second largest component of interest-earning assets.

    The average maturity of U.S. Government obligations held in the portfolio was 9.2 months at December 31, 1994 as compared to 9.8 months at December 31, 1993. At year end, the market value of the held-to-maturity portfolio was $5,908 below book value, consisting of unrealized gains of $688 and unrealized losses of $6,596.

          FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY


TABLE 4:  INVESTMENT SECURITIES ANALYSIS (Dollars in thousands)

                                                  1994                          1993                    1992
                                                              TAXABLE
                                        BOOK       MARKET    EQUIVALENT   Book       Market        Book       Market
                                        VALUE       VALUE       YIELD*   Value       Value         Value       Value
U. S. Government obligations:
 Within one year...................... $268,991    $265,835     4.38%    $256,052    $257,533    $158,809    $161,264
 One to five years....................  166,935     163,513     5.86      155,321     155,635     272,282     275,492
 Five to ten years....................                                                                  1           1
   Total..............................  435,926     429,348     4.98      411,373     413,188     431,092     436,757
States and political subdivisions:
 Within one year......................    3,870       3,878     6.81        8,003       8,017       1,302       1,312
 One to five years....................   16,111      16,243     6.94       18,833      19,148       6,489       6,677
 Five to ten years....................   14,467      14,702     8.44       16,077      16,525       6,196       6,563
 Over ten years.......................    5,537       5,841    10.81        9,639      10,569       9,862      10,557
   Total..............................   39,985      40,664     8.01       52,552      54,259      23,849      25,109
Other interest-earning investments:
 One to five years....................      100          96     6.38          100         101         100         100
 Five to ten years....................       60          55     5.95           60          60          60          60
 Over ten years.......................       50          50     9.02           50          54          50          50
   Total..............................      210         201     6.89          210         215         210         210
Total interest-earning investments...   476,121     470,213     5.24      464,135     467,662     455,151     462,076
Stock and other investments...........   10,560      10,560                 3,842      11,222       3,781      12,268
   Total portfolio...................  $486,681    $480,773     5.24     $467,977    $478,884    $458,932    $474,344


    *Taxable equivalent yield was calculated using the incremental statutory federal income tax rate of 35% for 1994 and 1993 and 34% for 1992.


    As of January 1, 1994, Bancorporation implemented SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" which classifies securities as either held-to-maturity or available-for-sale. Securities that Bancorporation has the positive intent and ability to hold to maturity are classified as held-to-maturity and carried on the books at amortized cost. All other securities are classified as available-for-sale and carried at estimated fair value with unrealized gains and losses included in stockholders' equity on an after tax basis.

    After careful review by management, the majority of the investment securities were classified as held-to-maturity with the exception of equity securities which have no defined maturity. During 1994, Bancorporation recorded a $4,260 increase in stockholders' equity ($6,555, net of tax effect of $2,295) on equity securities classified as available-for-sale and carried at estimated fair value.


LOANS: (Dollars in thousands)


    Gross loans increased $56,002 or 6.36% to $937,025 in 1994, up from $881,003 in 1993. Management views this positively considering the decrease in loan demand in a rising interest rate environment and increased competition from banks and other financial institutions. Gross loans as a percentage of year-end earning assets increased from 64.59% in 1993 to 65.18% in 1994. The portfolio mix did not change significantly in 1994 and no major change is expected in 1995.

    During 1994, the Bank implemented a credit scoring system on consumer loans to ensure consistency statewide in our credit policies. Approval rates under this system remain high for industry standards and continued refinement will lead to controlled volume in the future.

    Included in loans for 1994 were mortgage loans held for resale of $2,529, as compared to $4,436 in 1993. This decrease was due primarily to a decrease in volume of mortgage refinance activity as interest rates turned upward.

TABLE 5:  DISTRIBUTION OF LOANS (Dollars in thousands)


                                                                            December 31,
                                                          1994         1993       1992       1991        1990
T YPES OF LOANS
Real estate loans:
 Construction and land development..................... $  7,888    $ 18,952    $ 23,136    $ 23,741    $ 24,855
 Secured by 1-4 family residential properties..........  388,997     345,624     286,372     253,799     182,616
 Other real estate loans...............................  173,690     163,690     161,959     148,648     133,374
Loans for purchasing and carrying securities...........      484         469         237       2,143       3,309
Loans to farmers.......................................    5,843       5,271       5,175       6,375       5,636
Commercial and industrial loans........................   84,900      86,039      84,392      78,220      75,568
Loans to individuals for household, family ,
 and other personal expenditures.......................  269,693     253,874     240,635     232,002     219,545
Other loans, all attributable to domestic operations...    5,530       7,084       5,969       3,748       3,524
  Total loans.........................................  $937,025    $881,003    $807,875    $748,676    $648,427

        FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY


TABLE 6:  MATURITIES AND RATE SENSITIVITY OF SELECTED LOANS - DECEMBER 31, 1994 (Dollars in thousands)

                                                                            Over 1      Over
                                                                 1 Year     through      5
                                                     TOTAL       or less    5 Years    Years
TYPES OF LOANS:
 Construction and land development.................. $  7,888    $ 7,099    $   631    $  158
 Commercial, financial and agricultural.............   96,757     70,633     21,287     4,837
  Total............................................. $104,645    $77,732    $21,918    $4,995

RATE SENSITIVITY FOR SELECTED LOANS (OVER ONE YEAR):
 Predetermined rate................................. $ 16,686               $13,370    $3,316
 Floating or adjustable rate........................   10,227                 8,548     1,679
  Total............................................. $ 26,913               $21,918    $4,995


RESERVE FOR LOAN LOSSES: (Dollars in thousands)


    In determining the adequacy of the reserve for loan losses, the Bank utilizes a methodology that considers, among other factors, historic losses within specific industries, current and anticipated economic conditions, loan portfolio trends, specific credit reviews, and estimates based on subjective factors. Management also considers loans classified by regulatory examiners as loss, doubtful, substandard or special mention. Such classified loans were not considered to be material in relation to the current level of the reserve for loan losses.

    Each credit on the watchlist is reviewed monthly to confirm the risk rating. Estimated potential loss allocations are assigned for significant credits. In addition to these specific allocations, reserve allocations based on percentage guidelines for each pool of watchlist credits, as defined by industry classification and risk rating, are provided based on management's judgment, which includes considerations of historic losses, economic conditions, and other subjective factors. Additionally, allocations are made for nonwatchlist credits, loans classified by regulatory examiners, residential mortgages, and consumer loans based on historic loss experience adjusted for portfolio activity and current economic trends. Allocated reserves are supplemented by an unallocated portion based on judgments regarding risk of error, economic conditions and other relevant factors.

    Table 8 is presented for informational purposes. Because the allocation is based on estimates and subjective judgment, it is not necessarily indicative of the specific amounts or loan categories in which losses may ultimately occur. The total allowance is available to absorb losses from any portion of the portfolio. The adequacy of the overall allowance is ultimately one of management judgment. Total nonperforming assets declined slightly by $369 from $4,827 at December 31, 1993 to $4,458 at December 31, 1994. During 1994, the
provision for loan losses was $2,558 which was a 34.86% decrease when compared to $3,927 for 1993. The provision was made to reflect potential losses inherent in the loan portfolio and was not attributable to individual loans for which management believed specific loss accruals were necessary at December 31, 1994.

    As of December 31, 1994 and 1993, the reserve for loan losses was 2.05% of outstanding loans and 4.32 and 3.74, respectively, times the level of nonperforming loans. Management considers the year-end reserve adequate to cover possible losses in the loan portfolio.


TABLE 7:  ANALYSIS OF RESERVE FOR LOAN LOSSES (Dollars in thousands)


                                            1994        1993      1992        1991      1990
Beginning loan loss reserve............... $18,061    $16,589    $15,361    $13,301    $12,392
Charge-offs:
 Commercial, financial and agricultural...                                       22         12
 Real estate - construction...............                                                  14
 Real estate - mortgage...................     607      1,587      1,524        976        380
 Commercial loans to individuals..........     362        356        578      1,106        636
 Installment loans to individuals.........   1,181      1,259      1,391      1,727      1,348
   Total charge-offs.....................    2,150      3,202      3,493      3,831      2,390
Recoveries:
 Commercial, financial and agricultural...      10          5         12         66         39
 Real estate - construction...............                            10                     1
 Real estate - mortgage...................     265        238         80        130        130
 Commercial loans to individuals..........     167        195         86        155         78
 Installment loans to individuals.........     338        309        372        309        356
   Total recoveries......................      780        747        560        660        604
   Total net charge-offs.................    1,370      2,455      2,933      3,171      1,786
Provision for loan losses.................   2,558      3,927      4,161      4,066      2,695
Reserves related to acquisitions..........                                    1,165
Ending loan loss reserve.................. $19,249    $18,061    $16,589    $15,361    $13,301

   FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY


TABLE 8:  ALLOCATION OF RESERVE FOR LOAN LOSSES (Dollars in thousands)


                                                                December 31,
                                    1994                1993                1992                 1991
                                         % OF                 % of                 % of                % of
                                         TOTAL                Total                Total                Total
                              RESERVE    LOANS     Reserve    Loans     Reserve    Loans     Reserve    Loans
Real Estate - construction... $    16       .84    $     9      2.15    $    45      2.86    $    94      3.17
Real Estate - mortgage.......   3,719     60.05      5,096     57.81      4,043     55.50      2,683     53.75
Installment loans to
 individuals.................   1,792     28.78      1,855     28.82      1,602     29.79      1,596     30.99
Commercial, financial
 and agricultural............   1,015     10.33      1,257     11.22      1,077     11.85        823     12.09
Unallocated..................  12,707                9,844                9,822               10,165
  Total...................... $19,249    100.00    $18,061    100.00    $16,589    100.00    $15,361    100.00

    A five year presentation of the allocation of the reserve for loan losses is not provided because the information for 1990 is not available. An additional year will be added in 1995 such that five years are presented.

TABLE 9:  ANALYSIS OF ASSET QUALITY (Dollars in thousands)


                                     1994              1993         1992           1991           1990
                                           % OF           % of          % of           % of            % of
                                           TOTAL          Total         Total          Total          Total
                                   BALANCE LOANS  Balance Loans Balance Loans  Balance Loans  Balance Loans
RISK ELEMENTS:
Nonaccrual loans................... $2,865 .31     $2,323 .26     $3,540 .44     $4,131 .55     $1,820 .28
Restructured loans.................  1,323 .14      2,094 .24      1,166 .14      1,037 .14      1,128 .18
  Total nonperforming loans.......   4,188 .45      4,417 .50      4,706 .58      5,168 .69      2,948 .46
Loans past due 90 days.............    827 .09      1,016 .12        812 .10        525 .07        615 .09
  Total............................ $5,015 .54     $5,433 .62     $5,518 .68     $5,693 .76     $3,563 .55

NONPERFORMING ASSETS:
Commercial, financial and
 agricultural...................... $  238 .03     $  305 .03     $  157 .02     $  207 .03     $   176 03
Consumer...........................    106 .01         85 .01         54 .01         68 .01         49 .01
Real estate........................  3,844 .41      4,027 .46      4,495 .55      4,893 .65      2,723 .42
  Total nonperforming loans.......   4,188 .45      4,417 .50      4,706 .58      5,168 .69      2,948 .46
Other real estate owned............    270 .03        410 .05        315 .04        190 .03         63 .01
  Total nonperforming assets......  $4,458 .48     $4,827 .55     $5,021 .62     $5,358 .72     $3,011 .47

ASSET QUALITY RATIOS:
Reserve to year -end loans.........       2.05%          2.05%          2.05%          2.05%          2.05%
Net loan losses to average loans...        .15            .30            .38            .46            .29
Nonperforming assets to total loans
 and other real estate owned.......        .48            .55            .62            .72            .46
Coverage ratio.....................     459.62         408.90         352.51         297.23         451.19

    Any loans classified by the Bank or regulatory examiners as loss, doubtful, substandard or special mention that have not been disclosed hereunder, or under the "Loans" or "Asset Quality" narrative discussions do not (i) represent or result from trends or uncertainties that management expects will materially impact future operating results, liquidity or capital resources, or (ii) represent material credits about which management is aware of any information that causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.


FUNDING SOURCES: (Dollars in thousands)


    Bancorporation's primary source of funding continues to be its deposit base. Average deposits increased 4.84% to $1,373,612 in 1994 from $1,310,207 in 1993. At year end 1994, deposits had increased $50,152 or 3.75%. The acquisition of Cooper River Federal accounted for $61,632 or 123% of total year-end growth.

    Core deposits, which historically cost less than purchased funds, financed the loan and investment activity. Core deposits are defined as noninterest-bearing demand, savings, Now and money market accounts and certificates of deposit under $100,000. At year end 1994, $1,314,714 or 94.82% of total deposits of $1,386,519 were considered core deposits. A year ago, $1,266,716 or 94.79% of total deposits of $1,336,366 were considered core deposits.

    Purchased funds, which consist of large time deposits and short-term borrowings, are another source of funds. At year end 1994, large time deposits increased $2,153 or 3.09% to $71,804 as compared to $69,651 in 1993. Short-term borrowings, which consist of federal funds purchased, securities sold under agreements to repurchase and other short-term borrowings, averaged $55,982 in 1994 compared to $54,409 in 1993, an increase of 2.89%.

    FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY


TABLE 10:  TIME DEPOSITS OF $100,000 AND OVER (Dollars in thousands)

                                             December 31,
                                     1994       1993       1992
3 months or less.................. $25,187     $27,581     $40,571
Over 3 months through 6 months....  11,258      12,207      16,747
Over 6 months through 12 months...  19,473      21,945      13,946
Over 12 months....................  15,886       7,918       6,592
  Total........................... $71,804     $69,651     $77,856

Percent of total deposits.........    5.18%       5.21%       6.07%


TABLE 11:  DEPOSIT ANALYSIS (Dollars in thousands)


                                                          Year Ended December 31,
                                        1994                     1993                    1992
                                 AVERAGE     AVERAGE      Average     Average    Average     Average
                                 BALANCE      RATE        Balance     Rate       Balance      Rate
Demand deposits............... $  205,786              $  193,830              $  162,784
NOW accounts..................    345,626     2.06%       312,127     2.02%       285,353     2.64%
Market rate savings...........    276,503     2.77        262,945     2.74        248,907     3.47
Regular and premium savings...     49,501     3.68         44,065     3.45         38,689     4.02
Time deposits.................    496,196     4.22        497,240     4.17        488,802     5.45
  Total deposits.............  $1,373,612     2.73     $1,310,207     2.73     $1,224,535     3.62


TABLE 12:  FEDERAL FUNDS PURCHASED AND SECURITIES SOLD
              UNDER AGREEMENTS TO REPURCHASE ANALYSIS (Dollars in thousands)

                                                         1994                  1993                  1992
                                                    AMOUNT      RATE      Amount     Rate       Amount      Rate
AT YEAR-END*:
 Federal funds purchased........................... $11,500     6.21%    $ 8,000     3.25%    $15,000     3.19%
 Securities sold under agreements to repurchase...   64,416     5.47      63,206     2.87      30,402     2.97
  Total............................................ $75,916     5.58     $71,206     2.91     $45,402     3.04

AVERAGE FOR THE YEAR:
 Federal funds purchased........................... $ 3,824     4.58     $ 4,750     3.26     $ 2,720     3.51
 Securities sold under agreements to repurchase...   52,158     4.05      49,659     2.89      44,606     3.19
  Total............................................ $55,982     4.09     $54,409     2.92     $47,326     3.21

MAXIMUM MONTH-END BALANCE:
 Federal funds purchased........................... $20,100              $21,500              $15,000
 Securities sold under agreements to repurchase...   70,918               65,807               63,108


    *The interest rate shown is the weighted average rate at year end and differs from the average rate during the year.


NONINTEREST INCOME: (Dollars in thousands)


    Total noninterest income remained relatively flat at $18,676 in 1994 compared to $18,724 in 1993. Decreases in mortgage servicing income were largely offset by gains in service charges associated with preneed accounts and safe deposit box rentals. Service charges on deposit accounts, the largest source of noninterest income, decreased .69% from 1993 levels.

TABLE 13:  NONINTEREST INCOME: (Dollars in thousands)


                                                      December 31,
                                               1994       1993       1992
Service charges on deposit accounts.......... $10,390    $10,462    $10,164
Fees for other customer services.............   1,401      1,429      1,347
Mortgage services............................   1,700      2,013      1,580
Bankcard discount............................   1,666      1,500      1,321
Gain on sale of mortgage-backed securities...                         1,332
Insurance premiums earned....................     972      1,016      1,515
Other........................................   2,547      2,304      2,139
  Total...................................... $18,676    $18,724    $19,398

    FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY




NONINTEREST EXPENSE: (Dollars in thousands)


    Total noninterest expense for 1994 increased 4.89% to $60,252 from $57,441 in 1993. The largest component of this increase was in data processing fees as the result of outsourcing data processing to First Citizens Bank of North Carolina, which was partially offset by decreases in related salaries and employee benefits and equipment expense. Salaries and employee benefits expense also increased 3.96% in 1994 as compared to 7.37% in 1993. The increase is primarily the result of merit salary increases in the Bank and the additional salary expense associated with the purchase of Cooper River Federal.

    Net occupancy expense decreased 4.41% from $3,494 in 1993 to $3,340 in 1994. Despite a 4.84% increase in total average deposits, FDIC insurance assessments decreased 7.67% from $3,271 in 1993 to $3,020 in 1994.

TABLE 14:  NONINTEREST EXPENSE (Dollars in thousands)


                                             December 31,
                                      1994        1993       1992
Salaries and employee benefits...... $27,592    $26,542    $24,720
Net occupancy expense of premises...   3,340      3,494      3,391
Furniture and equipment expense.....   4,807      6,282      5,576
Stationery and supplies.............   1,115      1,290      1,488
FDIC insurance assessments..........   3,020      3,271      2,645
Telephone..........................   1,306      1,287      1,455
Consultant contracts................     373        487      1,282
Amortization of intangibles.........   4,128      3,748      3,096
Bankcard processing fees............   1,839      1,894      1,708
Data processing fees................   4,341        693        395
Other...............................   8,391      8,453      8,752
  Total............................. $60,252    $57,441    $54,508

INTANGIBLE ASSETS: (Dollars in thousands)


    At year end 1994, intangible assets totaled $15,618, representing a $1,034 net increase over $14,584 in 1993. Annual amortization expense related to intangible assets was $4,128 or 10.14% higher than last year's expense of $3,748. The increase in expense was due primarily to goodwill amortization expense associated with the acquisition of Cooper River Federal.

TABLE 15:  INTANGIBLE ASSETS (Dollars in thousands)

                                                               December 31,
                                            1994                1993                 1992
                                     BALANCE  AMORTIZATION Balance Amortization Balance Amortization
INTANGIBLE ASSETS:
Goodwill............................ $ 6,482    $1,518    $ 3,280    $  921    $ 3,096    $  779
Deposit based premium...............   6,194     1,587      7,783     1,824     10,494     1,841
Purchased mortgage serving rights...   2,942     1,023      3,521     1,003      3,885       476
  Total............................. $15,618    $4,128    $14,584    $3,748    $17,475    $3,096


CAPITAL ADEQUACY:


    The Federal Reserve Board and the Federal Deposit Insurance Corporation have issued risk-based capital guidelines to United States banking corporations.
 The objective of these efforts was to provide a more uniform capital structure that is sensitive to variations in risk profiles of banking corporations.

    The guidelines define a two-tier capital framework. Tier 1 capital consists of common and qualifying preferred stockholders' equity less goodwill and other adjustments. Tier 2 capital consists of mandatorily convertible, subordinated and other qualifying term debt, preferred stock not qualifying for Tier 1, and allowance for credit losses up to 1.25% of risk weighted assets. Risk-based capital ratios are determined by dividing Tier 1 and total capital (Tier 1 plus Tier 2) by total risk weighted assets.

    Bancorporation's Tier 1 capital ratio at year end was 8.95% compared to 8.49% in 1993. The total risk-based capital ratio was 11.04% compared to 10.85% in 1993. Both of these measures compare favorably with the regulatory minimums of 4.00% Tier 1 and 8.00% for total risk-based capital.

   FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY



TABLE 16:  CAPITAL ADEQUACY (Dollars in thousands)

                                                          December 31,
                                       1994        1993        1992        1991        1990
TOTAL STOCKHOLDERS' EQUITY:
Year-end............................ $98,025     $84,237     $71,416     $59,583     $53,350
Average.............................  92,161      78,469      65,059      56,727      50,393
Book value per common share.........  100.41       85.62       72.04       59.35       52.68
Return on average equity............   10.69%      16.57%      18.60%      11.37%      11.65%
Tier 1 capital ratio................    8.95        8.49        7.05        5.81        6.98
Total risk-based capital ratio.....    11.04       10.85        9.70        8.77       10.48

INTERNAL CAPITAL GENERATION:
Return on average equity............   10.69%      16.57%      18.60%      11.37%      11.65%
Earnings retention rate.............   96.73       98.59       97.79       96.61       91.84
Internal capital generation rate*...   10.34       16.34       18.19       10.98       10.70

*Return on Equity x Earnings Retention Rate = Internal Capital Generation Rate

INCOME TAXES: (Dollars in thousands)

    *Return on Equity x Earnings Retention Rate = Internal Capital Generation
Rate


INCOME TAXES: (Dollars in thousands)


    Effective January 1, 1993, Bancorporation adopted SFAS No. 109, "Accounting for Income Taxes," and recorded income of $221 from the cumulative effect of the accounting change. In general, SFAS No. 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities. See Note 8 to the Consolidated Financial Statements for additional information and the components of income tax expense.

    In August 1993, the Omnibus Budget Reconciliation Act of 1993 (the "Act") was passed by Congress and signed into law by the President. The Act includes a number of provisions affecting corporations including an increase in the corporate tax rate of 34 percent to 35 percent for corporate taxable income in excess of $10 million. The Act also includes new rules for intangible assets and allows for deductions of certain amortization charges (over a 15-year period) related to core deposit intangibles and previously nondeductible goodwill.

    The effect of the foregoing tax increase in 1993 was to increase the current portion of Bancorporation's income tax expense payable by approximately $190. Partially offsetting this unfavorable impact was a $125 increase in the deferred tax benefit recognized as a result of an increase in net deferred assets attributable to the incremental tax effect applied to Bancorporation's temporary differences. Management presently estimates that the effect of the 1993 tax increase will be to increase future annual tax expense by approximately $200. The net effect in 1993 of the new intangible tax rules was not material to Bancorporation's income tax expense. However, management estimates that Bancorporation will realize a reduction in future tax expense of approximately $625 as a result of certain intangible assets included in its accounting records that will create future tax deductions pursuant to the new intangible tax rules.


    Total income tax expense included in the Consolidated Statement of Income was $4,969 and $6,286 in 1994 and 1993, respectively, resulting in an effective tax rate of 33.53% in 1994 compared to 32.96% in 1993. The effective tax rates were less than federal statutory income tax rates primarily as a result of non-taxable income recognized on investment securities.


    LIQUIDITY AND INTEREST RATE RISK: (Dollars in thousands)


    Liquidity involves the ability to meet cash flow requirements which arise primarily from withdrawal of deposits, extensions of credit, payment of operating expenses and repayment of purchased funds. Funds are mainly provided through earnings from operations, expansion of the deposit base, borrowing funds in money market operations, the maturity of investment assets and repayment of loans.

    Bancorporation has historically maintained strong liquidity through increases in core deposits and management's planning of investment maturities. Core deposits remained heavy at $1,314,714 or 94.82% of total deposits, slightly up from $1,266,716 or 94.79% in 1993. The weighted average maturity of U.S. Government obligations, which make up 89.57% of the investment portfolio as of December 31, 1994, remains relatively short.

    The FDIC has standard guidelines as to what it feels is adequate liquidity in a Bank's portfolio. The liquidity ratio, net cash and short-term and marketable assets as a percentage of net deposits and short-term liabilities, is used as the measure with a desired range of twenty to twenty five percent. Bancorporation's liquidity ratio at year end 1994 was 30.76%, well above the minimum acceptable level.

    Management of interest rate risk involves maintaining an appropriate balance between interest-sensitive assets and interest-bearing liabilities, and reducing Bancorporation's risk of major changes in net interest income in periods of rapidly changing interest rates. The difference between interest-sensitive assets and interest-sensitive liabilities is referred to as the interest rate sensitivity gap. A negative gap (interest-sensitive liabilities greater than interest-sensitive assets) in periods when interest rates are declining will tend to increase net interest income. Likewise, a negative gap in periods when interest rates are rising will tend to reduce net interest income. The net cumulative gap position reflects Bancorporation's sensitivity to interest rate changes over time. This calculation is a static measure and is not a prediction of net interest income.

    The twelve month gap position of Bancorporation was negative throughout 1994 yet remained within the acceptable parameters listed in our Statement of Funds Management Policy. Management continues to seek ways to balance the gap position and reduce exposure to interest rate fluctuations. Closely monitoring the volume of new fixed rate commercial loans and promotion of our equity line product have produced positive results in this effort and management will continue to pursue these alternatives in 1995.

          FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY



TABLE 17:  INTEREST-SENSITIVITY ANALYSIS AS OF DECEMBER 31, 1994 (Dollars in thousands)


                                                                                                 Non-Rate
                                            1-30         31-90        91-180        181-365      Sensitive
                                            Days         Days          Days          Days        and Over
                                         Sensitive     Sensitive     Sensitive     Sensitive     One Year       TOTAL
Earning Assets:
Loans, net of unearned income........... $340,657    $   37,924     $   46,130     $   74,480     $ 437,834    $  937,025
Investment securities...................   54,736        44,590         68,366        115,700       203,289       486,681
Temporary investments..................    13,950                                                                  13,950
  Total earning assets.................  $409,343    $   82,514     $  114,496     $  190,180     $ 641,123    $1,437,656

Interest-Bearing Liabilities:
Savings and core time deposits.......... $100,541    $  147,643     $  225,299     $  321,894     $ 304,036    $1,099,413
Time deposits of $100,000 and over......   11,600        13,587         11,258         19,473        15,886        71,804
Short-term debt.........................   75,916                                                                  75,916
Long-term debt..........................   13,400                                                                  13,400
  Total interest-bearing liabilities...   201,457       161,230        236,557        341,367       319,922     1,260,533
Other sources - net.....................                                                            177,123       177,123
Total sources - net....................  $201,457    $  161,230     $  236,557     $  341,367     $ 497,045    $1,437,656

Interest-sensitivity gap................ $207,886    $  (78,716)    $ (122,061)    $ (151,187)    $ 144,078
Cumulative interest-sensitive gap....... $207,886    $  129,170     $    7,109     $ (144,078)

    Assets and liabilities with maturities of one year or less and those that may be adjusted within this period are considered interest-sensitive. The interest-sensitivity position has meaning only as of the date for which it was prepared.


    EARNINGS AND BALANCE SHEET ANALYSIS - 1993 COMPARED TO 1992: (Dollars in thousands)


    Net income was $13,004 in 1993 up 7.46% from $12,101 earned in 1992. Earnings per share was $13.57 compared to $12.61 in 1992. Return on average assets was .88% in both 1993 and 1992.

    Net interest income totaled $61,713 in 1993 increasing 7.97% from the $57,157 level recorded in 1992. The net interest margin increased to 4.75% from 4.71% in 1992 due to increasing spreads on interest-earning assets and rates paid on deposits and borrowings.

    The provision for loan losses was $3,927 in 1993 compared to the 1992 provision of $4,161. A decline in charge offs and an increase in recoveries affected this provision. The reserve for loan losses totaled $18,061, equaling 2.05% of gross loans and 374.17% of problem assets (nonperforming loans and other real estate) at year end 1993 compared to 2.05% and 330.39% at the end of the previous year.

    Average loans increased 7.45% to $831,335 in 1993 up from $773,722 in the preceding year. The majority of growth occurred in the consumer loan portfolio, especially in one-to-four family residential loans. Investment securities averaged $474,136 in 1993 increasing by $35,015 or 7.97% over the previous year end. Average temporary investments in federal funds decreased from $11,423 in 1992 to $10,922 in 1993 and represented .92% and .82% of average earning assets in 1992 and 1993, respectively.

    Total deposits averaged $1,310,207 in 1993, an increase of $85,672 or 7.00% over 1992. Core deposits increased $61,446 or 5.10% to $1,266,715 at year end 1993. The majority of the growth occurred in demand deposits.

    Noninterest income declined 3.47% to $18,724 in 1993 compared to $19,398 in 1992. Noninterest expense in 1994 amounted to $57,441, representing a 5.38% increase over 1992. Intangible assets totaled $14,584 in 1993 which represents a $2,891 decrease from $17,475 at year end 1992.

    The average leveraged capital ratio was 4.85% in 1993, up from 4.10% in 1992. Total equity capital equaled 5.55% of total assets at year end 1993 compared to 4.99% one year before.


ACCOUNTING MATTERS:


    In May 1993, the Financial Accounting Standards Board ("FASB") issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," which is effective for fiscal years beginning after December 15, 1994, with early adoption permitted. SFAS No. 114 specifies how allowances for credit losses related to certain impaired loans should be determined and generally requires impairment to be measured on the basis of discounted expected cash flows. In October 1994, FASB issued SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures," which amends the income recognition requirements of SFAS No. 114. Bancorporation adopted SFAS No. 114 and SFAS No. 118 as of January 1, 1995. The impact of adoption of SFAS No. 114 and SFAS No. 118 on Bancorporation's consolidated financial statements was not material.

       FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY


SELECTED UNAUDITED QUARTERLY FINANCIAL DATA: (Dollars in thousands - except per share data)

                                                      First Quarter                        Second Quarter
                                            1994         1993         1992         1994         1993         1992
Interest income and fees................. $ 23,921     $ 25,160     $ 26,294     $ 24,484     $ 25,252     $ 26,129
Interest expense.........................   (9,097)     (10,134)     (13,216)      (9,730)      (9,701)     (12,216)
Net interest margin......................   14,824       15,026       13,078       14,754       15,551       13,913
Provision for loan losses................     (298)        (975)        (383)        (860)        (482)      (1,153)
Noninterest income.......................    4,482        4,532        4,596        4,629        4,720        4,248
Noninterest expense......................  (15,018)     (13,827)     (13,248)     (14,908)     (14,090)     (12,948)
Income before income taxes and
 cumulative effective of a change in
 accounting principle....................    3,990        4,756        4,043        3,615        5,699        4,060
Applicable income taxes..................   (1,289)      (1,820)       1,392       (1,243)      (1,979)      (1,505)
Income before cumulative effect of a
 change in accounting principle..........    2,701        2,936        2,651        2,372        3,720        2,555
Cumulative effect on prior years (to
 12/31/92) of changing to a different
 method of accounting for income taxes...                   221
Net income............................... $  2,701     $  3,157     $  2,651     $  2,372     $  3,720     $  2,555

Earnings per common share:
Income before cumulative effect of a
 change in accounting principle.......... $   2.81     $   3.06     $   2.76     $   2.46     $   3.89     $   2.65
Cumulative effect on prior years (to
 12/31/92) of changing to a different
 method of accounting for income taxes...                   .23
Net income per common share.............. $   2.81     $   3.29     $   2.76     $   2.46     $   3.89     $   2.65

                                                  Third Quarter                           Fourth Quarter
                                            1994         1993         1992         1994         1993         1992
Interest income and fees................. $ 25,297     $ 24,903     $ 26,204     $ 26,071     $ 24,824     $ 25,796
Interest expense.........................  (10,640)      (9,307)     (11,347)     (11,354)      (9,284)     (10,488)
Net interest margin......................   14,657       15,596       14,857       14,717       15,540       15,308
Provision for loan losses................     (485)        (428)      (1,345)        (915)      (2,043)      (1,279)
Noninterest income.......................    4,697        4,593        4,432        4,868        4,880        6,122
Noninterest expense......................  (15,220)     (14,765)     (13,970)     (15,106)     (14,759)     (14,343)
Income before income taxes and
 cumulative effect of a change in
 accounting principle....................    3,649        4,996        3,974        3,564        3,618        5,808
Applicable income taxes..................   (1,204)      (1,662)      (1,378)      (1,233)        (825)      (1,509)
Income before cumulative effect of a
 change in accounting principle..........    2,445        3,334        2,596        2,331        2,793        4,299
Cumulative effect on prior years (to
 12/31/92) of changing to a different
 method of accounting for income taxes...
Net income............................... $  2,445     $  3,334     $  2,596     $  2,331     $  2,793     $  4,299

Earnings per common share:
Income before cumulative effect of a
 change in accounting principle.......... $   2.55     $   3.48     $   2.70     $   2.42     $   2.91     $   4.50
Cumulative effect on prior years (to
 12/31/92) of changing to a different
 method of accounting for income taxes...
Net income per common share.............. $   2.55     $   3.48     $   2.70     $   2.42     $   2.91     $   4.50

        FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY

REPORT OF MANAGEMENT


    The consolidated financial statements of First Citizens Bancorporation of South Carolina, Inc. and other financial information presented in the annual report were prepared by management which is responsible for the integrity of the information presented. The statements have been prepared in conformity with generally accepted accounting principles appropriate in the circumstances, and include amounts that are based on management's best estimates and judgment.

    Bancorporation's independent accountants, Price Waterhouse LLP, are engaged to provide an objective, independent review as to the fairness of reported operating results and financial condition. They have an understanding of Bancorporation's accounting and financial controls and conduct such tests and related procedures as they deem appropriate to arrive at an opinion on the fairness of the financial statements. Their opinion is included as a part of this annual report. Management has made available to Price Waterhouse LLP all Bancorporation's financial records and related data, as well as the minutes of stockholders' and directors' meetings. Management believes that its representations made to Price Waterhouse LLP during the audit were valid and appropriate.

    Bancorporation maintains accounting and control systems which management believes provide reasonable assurance that financial records are adequate and can be relied upon to permit the preparation of financial statements in conformity with generally accepted accounting principles and that assets are protected from unauthorized use or disposition. Management recognizes the limitations inherent in any system of internal control, as the cost of controls should not exceed the benefits derived. Management believes Bancorporation's system provides an appropriate balance and is adequate to accomplish the objectives discussed herein.

    In order to monitor compliance with its system of controls, Bancorporation maintains an internal audit program that assesses the effectiveness of internal controls and recommends possible improvements thereto. Management has considered the internal auditors' and Price Waterhouse LLP's recommendations concerning Bancorporation's system of internal control and has taken actions that are believed to respond appropriately to these recommendations.

    The Audit Committee of the Board of Directors meets regularly with management, the internal auditors and the independent accountants to review audit scopes, audit reports, and fee arrangements of the independent accountants. Both internal auditors and independent accountants have access to the Audit Committee without any management present in the discussions. Independent accountants are recommended by the Audit Committee for selection by the Board of Directors.

    The management of Bancorporation is committed to a philosophy of high ethical standards in the conduct of its business. Written policies covering conflicts of interest, community affairs, and other subjects are formulated in a Code of Conduct, which is uniformly applicable to all officers and employees of Bancorporation.




REPORT OF INDEPENDENT ACCOUNTANTS


(Logo - Price Waterhouse LLP)


TO THE BOARD OF DIRECTORS AND STOCKHOLDERS
OF FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.


    In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of First Citizens Bancorporation of South Carolina, Inc. and its subsidiary at December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Bancorporation's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

    As discussed in Note 1 to the consolidated financial statements, Bancorporation changed its method of accounting for certain investments in debt and equity securities in 1994 and its method of accounting for income taxes in 1993.

(Signature - Price Waterhouse LLP)
PRICE WATERHOUSE LLP




Columbia, South Carolina

January 19, 1995

         FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY


CONSOLIDATED BALANCE SHEET
(Dollars in thousands, except par value)
                                                                   December 31,
                                                                 1994          1993
ASSETS
Cash and due from banks (Note 2)............................ $   89,814     $   96,442
Interest-bearing deposits in financial institutions.........     13,950         14,950
Investment securities (Notes 1 and 3):
 Held-to-maturity , at amortized cost (fair value of $
   470,235 in 1994).........................................    476,143
 Available-for -sale, at fair value (amortized cost of $
   3,984 in 1994)...........................................     10,539
 Investment securities at amortized cost (market value of
   $478,884 in 1993)........................................                   467,977
 Total investment securities...............................     486,681        467,977
Gross loans (Note 4):.......................................    937,025        881,003
 Less:  Reserve for loan losses (Note 5)....................    (19,249)       (18,061)
Net loans...................................................    917,776        862,942
Premises and equipment (Note 6).............................     40,941         36,853
Other real estate owned.....................................        270            410
Interest receivable.........................................     12,126         10,651
Intangible assets...........................................     15,618         14,584
Other assets................................................     12,005         14,169
  TOTAL ASSETS.............................................  $1,589,181     $1,518,978

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits (Note 7):
 Demand..................................................... $  215,301     $  208,606
 Time and savings...........................................  1,171,217      1,127,760
Total deposits.............................................   1,386,518      1,336,366
Federal funds purchased.....................................     11,500          8,000
Securities sold under agreements to repur chase.............     64,416         63,206
Term loan (Note 9)..........................................     13,400         14,400
Other liabilities...........................................     15,322         12,769
  Total Liabilities........................................   1,491,156      1,434,741

Stockholders' Equity (Note 10):
 Preferred stock............................................      3,282          3,282
 Non-voting common stock - $5.00 par value, authorized
   1,000,000;
  issued and outstanding 1994 - 50,720 and 1993 -
    52,720..................................................        254            264
 Common stock - $5.00 par value, authorized 2,000,000
   issued and
  outstanding 1994 and 1993 - 892,813.......................      4,464          4,464
 Surplus....................................................     55,000         55,000
 Undivided profits..........................................     30,765         21,227
 Unrealized gain on investment securities available for
   sale, net of taxes.......................................      4,260
   Total Stockholders' Equity..............................      98,025         84,237

Commitments and contingencies (Note 12)

  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY............... $1,589,181     $1,518,978


The accompanying notes are an integral part of these financial statements.

    FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY


CONSOLIDATED STATEMENT OF INCOME
(Dollars in thousands, except per share data)
                                                                    Year Ended December 31,
                                                               1994        1993        1992
INTEREST INCOME:
 Interest and fees on loans................................. $ 75,846    $ 73,922    $ 75,186
 Investment securities:
  Taxable..................................................    20,290      22,870      26,258
  Non-taxable...............................................    2,341       2,167       1,660
 Interest-bearing deposits in financial institutions........      832         849         899
 Federal funds sold.........................................      464         331         421
                                                               99,773     100,139     104,424

INTEREST EXPENSE:
 Deposits (Note 7)..........................................   37,505      35,760      44,364
 Short-term borrowings......................................    2,291       1,591       1,638
 Term loan (Note 9).........................................    1,025       1,075       1,265
                                                               40,821      38,426      47,267
Net interest income.........................................   58,952      61,713      57,157
Provision for loan losses (Note 5)..........................    2,558       3,927       4,161
Net interest income after provision for loan losses.........   56,394      57,786      52,996

NONINTEREST INCOME:
 Service charges on deposit accounts........................   10,390      10,462      10,164
 Fees for other customer services...........................    1,401       1,429       1,347
 Mortgage servicing.........................................    1,700       2,013       1,580
 Bankcard discount..........................................    1,666       1,500       1,321
 Gain on sale of mortgage-backed securities.................                            1,332
 Insurance premiums earned..................................      972       1,016       1,515
 Other......................................................    2,547       2,304       2,139
                                                               18,676      18,724      19,398

NONINTEREST EXPENSE:
 Salaries and employee benefits (Note 11)...................   27,592      26,542      24,720
 Net occupancy expense of premises (Note 6).................    3,340       3,494       3,391
 Furniture and equipment expense (Note 6)...................    4,807       6,282       5,576
 Stationery and supplies....................................    1,115       1,290       1,488
 FDIC insurance assessments.................................    3,020       3,271       2,645
 Telephone.................................................     1,306       1,287       1,455
 Consultant contracts.......................................      373         487       1,282
 Amortization of intangibles................................    4,128       3,748       3,096
 Bankcard processing fees...................................    1,839       1,894       1,708
 Data processing fees.......................................    4,341         693         395
 Other......................................................    8,391       8,453       8,752
                                                               60,252      57,441      54,508
Income before income taxes and cumulative effect
 of a change in accounting principle........................   14,818      19,069      17,886
Applicable income tax expense (Note 8)......................    4,969       6,286       5,785
Income before cumulative effect of a change in accounting
  principle.................................................    9,849      12,783      12,101
Cumulative effect on prior years (to December 31, 1992) of
 changing to a different method of accounting for income
   taxes....................................................                  221
NET INCOME.................................................. $  9,849    $ 13,004    $ 12,101

EARNINGS PER COMMON SHARE:
Income before cumulative effect of a change in accounting
  principle................................................. $  10.24    $  13.34    $  12.61
Cumulative effect on prior years (to December 31, 1992) of
 changing to a different method of accounting for income
   taxes....................................................                  .23
NET INCOME.................................................. $  10.24    $  13.57    $  12.61

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING..................  944,799     945,533     945,914

The accompanying notes are an integral part of these financial statements.

     FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY



CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
(Dollars in thousands)
                                               Non-                                      Unrealized   Total
                                               Voting   Voting                           Gain On      Stock-
                                   Preferred   Common   Common               Undivided   Investment  holders'
                                    Stock      Stock    Stock     Surplus     Profits    Securities  Equity
BALANCE AT DECEMBER 31, 1991....... $3,426     $267     $4,464    $40,000    $ 11,426               $59,583
Net income.........................                                            12,101                12,101
Preferred stock dividends..........                                              (175)                 (175)
Reacquired preferred stock.........   (126)                                        61                   (65)
Reacquired non-voting
 common stock......................              (3)                              (25)                  (28)

BALANCE AT DECEMBER 31, 1992.......  3,300      264      4,464     40,000      23,388                71,416
Net income.........................                                            13,004                13,004
Preferred stock dividends..........                                              (172)                 (172)
Transfer to surplus...............                                 15,000     (15,000)                    0
Reacquired preferred stock.........    (18)                                         7                   (11)

BALANCE AT DECEMBER 31, 1993.......  3,282      264      4,464     55,000      21,227                84,237
Unrealized gain on investment
 securities available-for-sale,
 net of tax at January 1, 1994
 (Notes 1 and 3)...................                                                       $3,967      3,967
Net income.........................                                             9,849                 9,849
Preferred stock dividends..........                                              (171)                 (171)
Reacquired non-voting
 common stock......................             (10)                             (140)                 (150)
Change in unrealized gain
 on investment securites
 available-for -sale, net of tax...                                                          293        293

BALANCE AT DECEMBER 31, 1994....... $3,282     $254     $4,464    $55,000    $ 30,765     $4,260    $98,025

The accompanying notes are an integral part of these financial statements.

      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY



CONSOLIDATED STATEMENT OF CASH FLOWS
(Dollars in thousands)
                                                                      Year Ended December 31,
                                                                 1994          1993          1992
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income................................................. $   9,849     $  13,004     $  12,101
 Adjustments to reconcile net income to net cash provided
   by
  operating activities:
   Provision for loan losses................................     2,558         3,927         4,161
   Depr eciation and amortization...........................     8,457         8,624         7,675
   (Accretion) amortization of investment securities........       (41)        1,602         1,898
   Deferred income tax benefit..............................       379          (868)       (1,532)
   Gains on sales of mortgage-backed securities.............                                (1,332)
   Gains on sales of premises and equipment.................      (100)          (87)         (112)
   (Increase) decrease in interest income accrued, not
     collected..............................................    (1,475)          815          (260)
   Increase (decrease) in accrued interest payable.........      1,344        (1,796)       (2,133)
   Origination of loans held for resale.....................   (36,001)      (73,728)      (46,772)
   Proceeds from sales of loans held for resale.............    38,134        71,424        46,572
   Gains on sales of loans held for resale..................      (226)         (817)         (422)
   (Increase) decrease in other assets......................      (491)       (1,365)          876
   Increase (decrease) in other liabilities................      1,209          (909)       (1,966)
   Other operating activities...............................        42                         278
   NET CASH PROVIDED BY OPERATING ACTIVITIES................    23,638        19,826        19,032

CASH FLOWS FROM INVESTING ACTIVITIES:
 Net increase in loans......................................   (59,299)      (71,156)      (62,151)
 Proceeds from sales of mortgage-backed securities..........                                31,090
 Proceeds from maturities of investment securities, held-
   to-maturity..............................................   298,526       180,028       125,854
 Purchases of investment securities, held-to-maturity.......  (310,675)     (190,675)     (212,732)
 Net decrease in interest-bearing deposits..................     1,000           750           600
 Proceeds from sales of premises and equipment..............       478           246           216
 Purchases of premises and equipment........................    (8,814)       (6,237)       (4,752)
 Decrease (increase) in other real estate owned............        140           (94)         (126)
 Increase in intangible assets.............................     (5,162)         (857)       (4,362)
  NET CASH USED IN INVESTING ACTIVITIES.....................   (83,806)      (87,995)     (126,363)

CASH FLOWS FROM FINANCING ACTIVITIES:
 Net increase in deposits...................................    50,152        53,241       111,079
 Incr ease (decrease) in federal funds purchased and
   securities
  sold under agreements to repur chase......................     4,709        25,804        (2,288)
 Maturities of subordinated notes and term loan.............    (1,000)       (1,000)       (3,300)
 Cash dividends paid........................................      (171)         (172)         (175)
 Reacquired preferred stock.................................                     (11)          (66)
 Reacquired common stock....................................      (150)                        (28)
  NET CASH PROVIDED BY FINANCING ACTIVITIES.................    53,540        77,862       105,222

(DECREASE) INCREASE IN CASH AND DUE FROM BANKS..............    (6,628)        9,693        (2,109)
CASH AND DUE FROM BANKS AT BEGINNING OF YEAR................    96,442        86,749        88,858
CASH AND DUE FROM BANKS AT END OF YEAR...................... $  89,814     $  96,442     $  86,749

Supplemental disclosures of cash flow information:
 Interest paid.............................................. $  39,477     $  40,222     $  49,400

 Income taxes paid.......................................... $   3,362     $   7,692     $   6,715


The accompanying notes are an integral part of these financial statements.

      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY

           FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND
                      SUBSIDIARY ("BANCORPORATION")
        FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. ("PARENT")
           FIRST-CITIZENS BANK AND TRUST COMPANY OF SOUTH CAROLINA AND
                          SUBSIDIARIES ("BANK")

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(Dollars in thousands)

    The accounting and reporting policies of First Citizens Bancorporation of South Carolina, Inc. and its subsidiary, First-Citizens Bank and Trust Company of South Carolina, reflect industry practices and conform to generally accepted accounting principles in all material respects.

    Certain minor amounts in prior years have been reclassified to conform to the 1994 presentation.

PRINCIPLES OF CONSOLIDATION:

    The consolidated financial statements include the accounts of First Citizens Bancorporation of South Carolina, Inc. and the consolidated financial statements of its wholly-owned subsidiary, First-Citizens Bank and Trust Company of South Carolina, and its wholly-owned subsidiaries, First Citizens Mortgage Corporation of South Carolina and Wateree Life Insurance Company. All significant intercompany accounts and transactions have been eliminated.

    Assets held by the Bank in trust or in other fiduciary capacities are not assets of the Bank and are not included in the accompanying consolidated financial statements.

INVESTMENT SECURITIES:

    Effective January 1, 1994, Bancorporation adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities". SFAS No. 115 requires that investments in certain equity securities that have readily determinable fair values and all investments in debt securities be classified in three categories: held-to-maturity securities reported at amortized cost; trading securities reported at fair value, with unrealized gains and losses included in earnings; and available-for-sale securities reported at estimated fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity. Management has reviewed the investment securities portfolio and classified all debt securities as held-to-maturity as Bancorporation has both the positive intent and the ability to hold its debt investments to maturity. These securities are carried at amortized cost in the accompanying consolidated financial statements. In addition, in accordance with SFAS No. 115, all equity securities are classified as available-for-sale and are carried at estimated fair value with unrealized gains and losses included as a component of stockholders' equity on an after-tax basis. See Note 3 for further details on the impact of adopting SFAS No. 115.

    Securities gains of $1,332 were recognized in 1992 on the sale of mortgage-backed securities and certain other securities and were reported as a component of noninterest income on the specific identification method.

LOANS AND RESERVE FOR LOAN LOSSES:

    Loans are carried at their principal amount outstanding. Interest on commercial, mortgage, credit card and simple interest installment loans is accrued and recognized in operating income based upon the principal amount outstanding. Loan origination fees and direct loan origination costs are deferred and amortized over the estimated lives of the related loans as a yield adjustment. Unamortized net deferred loan costs included in loans at December 31, 1994 and 1993 were $1,184 and $1,242, respectively.

    In many lending transactions, collateral is obtained to provide an additional measure of security. Generally, the cash flow and earnings power of the borrower represent the primary source of repayment and collateral is considered as an additional safeguard on an acceptable risk. The need for collateral is determined on a case-by-case basis after considering the current and prospective credit worthiness of the borrower, terms of the lending transaction and economic conditions.

    The accrual of interest is generally discontinued, except for installment and credit card loans, when substantial doubt exists as to the collectability of principal and interest or when a loan is 90 days past due as to interest or principal. Generally, accrual of income on installment and credit card loans is discontinued and the loans are charged off after a delinquency of 120 days for unsecured loans and 180 days for secured loans and credit card loans.

    Loans or the portion thereof considered uncollectable are charged to the reserve for loan losses. The provision for loan losses is the amount required to maintain the reserve for loan losses at adequate levels based upon management's evaluation of factors which deserve current recognition. Factors considered by management include the Bank's past loan loss experience, composition of the loan portfolio and anticipated economic conditions including the effect on particular industries and specific borrowers. Management evaluates each major loan that has been identified as being questionable as to its ultimate repayment, including loans mentioned in examinations made by regulatory authorities.

    In May 1993, the Financial Accounting Standards Board ("FASB") issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," which is effective for fiscal years beginning after December 15, 1994, with early adoption permitted. SFAS No. 114 specifies how allowances for credit losses related to certain impaired loans should be determined and generally requires impairment to be measured on the basis of discounted expected cash flows. In October 1994, FASB issued SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures," which amends the income recognition requirements of SFAS No. 114. Bancorporation adopted SFAS No. 114 and SFAS No. 118 as of January 1, 1995. The impact of adoption of SFAS No. 114 and SFAS No. 118 on Bancorporation's consolidated financial statements was not material.

PREMISES AND EQUIPMENT:

    Bank premises and equipment are reported at cost less accumulated depreciation. Depreciation is included in noninterest expense over the estimated useful lives of the assets (generally ten to forty years for buildings and improvements, and three to ten years for furniture and equipment).
Leasehold improvements are capitalized and amortized to noninterest expense over the terms of the leases or the estimated useful lives of the improvements, whichever is shorter. Depreciation and amortization are calculated using straight-line and accelerated methods. Maintenance, repairs and minor improvements are included in noninterest expense as incurred. Major improvements are capitalized. Gains or losses upon retirement or other dispositions are included in the results of operations.

                                                NOTE 1 (CONTINUED ON PAGE 22)

      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY


    NOTE 1 (CONTINUED FROM PAGE 21)
OTHER REAL ESTATE OWNED:

    Other real estate owned consists of real property acquired through foreclosure or deed in lieu of foreclosure and is carried at the lower of cost or fair value minus estimated selling costs. When property is acquired, the asset is recorded at its fair value (which defines the new "cost basis") and an allowance for estimated selling costs is provided. The allowance for other real estate owned is adjusted for increases or decreases in the fair value of the assets and the allowance may not be reduced below zero.

INTANGIBLE ASSETS:

    Goodwill and deposit based premium amounts are amortized over the expected lives of the related assets (generally 5 to 12 years) using the straight-line method of amortization. Purchased mortgage servicing rights are amortized in proportion to estimated net servicing revenue expected to be recognized over the average estimated remaining lives of the related loans (generally 8 to 10 years). The unamortized balance of purchased mortgage servicing rights was $2,942 and $3,521 for 1994 and 1993, respectively.

INCOME TAXES:

    Effective January 1, 1993, Bancorporation adopted SFAS No. 109, "Accounting for Income Taxes". Bancorporation had previously recorded income tax expense in accordance with Accounting Principles Board No. 11, "Accounting for Income Taxes." See Note 8 for further discussion of the impact of the adoption of SFAS No. 109. Pursuant to SFAS No. 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using the enacted tax rate expected to apply to taxable income in the period in which the deferred tax assets and liabilities are expected to be realized or settled.

PENSION PLAN:

    The Bank provides a noncontributory defined benefit pension plan covering substantially all Bank employees. Costs of the plan are funded annually on an actuarial basis to provide the trust fund with assets sufficient to meet the obligation of future benefits to be paid to the plan members. The annual contribution is sufficient to fund the normal plan costs on a current basis and fund the initial past service liability over forty years.

EARNINGS PER SHARE:

    Earnings per share are computed using the weighted average number of voting and non-voting common shares outstanding divided into net income reduced by total dividends declared on all series of preferred stocks.

FINANCIAL INSTRUMENTS:

    In October 1994, the FASB issued SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments". SFAS No. 119 requires disclosures about derivative financial instruments - futures, forward, swap and option contracts, and other financial instruments with similar characteristics. SFAS No. 119 is effective for fiscal years ending after December 15, 1994. Bancorporation has adopted SFAS No. 119 as of December 31, 1994. Bancorporation does not hold any derivative financial instruments, with the exception of certain commitments to extend credit, standby letters of credit and commitments on mortgage loans held for resale (See Notes 12 and 14). Generally, the Bank charges a fee to the customer to extend these commitments as part of its normal banking activities. These fees are initially deferred and included in loans in the Consolidated Balance Sheet. Ultimately, such fees are recorded as an adjustment of yield over the related loan's life or, if the commitment expires unexercised, recognized in income upon expiration of the commitment.



    NOTE 2 - CASH AND DUE FROM BANKS (Dollars in thousands)


    The Bank is required to maintain reserve balances with the Federal Reserve Bank of Richmond. The average reserve balance for the year ended December 31, 1994 was approximately $20,843. At December 31, 1994, approximately $23,935 in cash balances were restricted in use as a compensating balance.



    NOTE 3 - INVESTMENT SECURITIES (Dollars in thousands)


    Effective January 1, 1994, Bancorporation adopted SFAS No. 115 and recorded a $4,260 increase in stockholders' equity representing the net unrealized gain ($6,555, net of income taxes of $2,295) recorded on approximately $3,984 of equity securities classified as available-for-sale and carried at fair value (See Note 1). In prior years, these equity securities were recorded at amortized cost.

    Securities with aggregate par value of $244,195 at December 31, 1994 were pledged to secure public funds deposits, securities sold under agreements to repurchase, and for other purposes as required by law. There were no sales of investment securities in 1994 and 1993.

    The amortized cost, estimated fair value and contractual maturities of investment securities at December 31, 1994 and the amortized cost, market value and contractual maturies at December 31, 1993 are as follows:

                                                  NOTE 3 (CONTINUED ON PAGE 23)

      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY


NOTE 3 (CONTINUED FROM PAGE 22)



                                                                    Gross        Gross    Estimated
                                                       Amortized  Unrealized  Unrealized    Fair
                                                         Cost       Gains       Losses     Value
Held-to-Maturity at December 31, 1994:
 U. S. Government obligations:
   Within 1 year....................................... $268,991    $    4    $ (3,160)    $265,835
   After 1 year but within 5 years.....................  166,935                (3,422)     163,513
   Total...............................................  435,926         4      (6,582)     429,348
   States and political subdivisions:
   Within 1 year.......................................    3,870         8                    3,878
   After 1 year but within 5 years.....................   16,111       136          (4)      16,243
   After 5 years but within 10 years...................   14,467       236          (1)      14,702
   After 10 years......................................    5,537       304                    5,841
   Total...............................................   39,985       684          (5)      40,664
   Other securities:
   Within 1 year.......................................       22                                 22
   After 1 year but within 5 years.....................      100                    (4)          96
   After 5 years but within 10 years...................       60                    (5)          55
   After 10 years......................................       50                                 50
   Total...............................................      232                    (9)         223
     TOTAL HELD-TO-MATURITY AT DECEMBER 31, 1994....... $476,143    $  688    $ (6,596)    $470,235
Available-for -Sale at December 31, 1994:
   Marketable equity securities........................ $  3,984    $6,572    $    (17)    $ 10,539
     TOTAL AVAILABLE-FOR -SALE AT DECEMBER 31,
       1994............................................ $  3,984    $6,572    $    (17)    $ 10,539


                                                                               Gross         Gross
                                                             Amortized    Unrealized    Unrealized       Market
                                                                  Cost         Gains        Losses        Value
Investment Securities at Amortized Cost at December 31,
  1993:
 U. S. Government obligations:
   Within 1 year............................................ $ 256,052    $    1,501                   $257,553
   After 1 year but within 5 years..........................   155,321           499    $     (185)     155,635
   Total....................................................   411,373         2,000          (185)     413,188
States and political subdivisions:
 Within 1 year..............................................     8,003            14                      8,017
   After 1 year but within 5 years..........................    18,833           315                     19,148
   After 5 years but within 10 years........................    16,077           448                     16,525
   After 10 years...........................................     9,639           930                     10,569
   Total....................................................    52,552         1,707                     54,259
   Other securities.........................................     4,052         7,393            (8)      11,437
     Total Investment Securities at Amortized Cost
       at
       December 31, 1993.................................... $ 467,977    $   11,100    $     (193)    $478,884


NOTE 4 - LOANS (Dollars in thousands)

     Gross loans are composed of the following:


                                               December 31,
                                             1994       1993
Real estate - construction............... $  7,888    $ 18,952
Real estate - mortgage...................  562,687     509,314
Installment loans to individuals.........  269,693     253,874
Commercial, financial and agricultural...   96,757      98,863
                                          $937,025    $881,003


    Loans for which the original contractual interest terms were reduced during 1994 and 1993 and nonaccrual loans were not material.

    FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY


NOTE 5 - RESERVE FOR LOAN LOSSES (Dollars in thousands)

    Activity in the reserve for loan losses is summarized as follows:


                                                 1994        1993        1992
Balance at beginning of year................. $18,061     $16,589     $15,361
Loans charged off............................  (2,150)     (3,202)     (3,492)
Recoveries on loans previously charged off...     780         747         559
Provision for loan losses....................   2,558       3,927       4,161
Balance at end of year....................... $19,249     $18,061     $16,589


NOTE 6 - PREMISES AND EQUIPMENT (Dollars in thousands)

  Premises and equipment are summarized as follows:

                                                       December 31,
                                                       1994       1993
Land.............................................. $ 12,134     $ 11,026
Buildings and improvements........................   30,013       27,129
Furniture and equipment...........................   42,184       42,173
Leasehold improvements............................    1,516        1,583
Construction in progress..........................    3,273          102
                                                     89,120       82,013
Less: Accumulated depreciation and amortization...  (48,179)     (45,160)
                                                   $ 40,941     $ 36,853


    Provisions for depreciation and amortization of $4,329 in 1994, $4,876 in 1993 and $4,579 in 1992 are included in noninterest expense.

NOTE 7 - DEPOSITS (Dollars in thousands)

 Deposits and related interest expense are summarized as follows:


                                               Deposits                Interest Expense
                                             December 31,            Year Ended December 31,
                                         1994          1993        1994       1993     1992
Demand.............................. $  215,301    $  208,606
Savings:
   NOW accounts.....................    343,884       339,850    $ 7,106    $ 6,308    $ 7,538
   Market rate accounts.............    271,869       263,399      7,658      7,201      8,635
   Other............................     52,086        46,265      1,824      1,520      1,556
Time:
   Certificates of deposit in excess
     of $100,000....................     71,804        69,651      3,039      2,890      3,803
   Other certificates of deposit....    431,574       408,595     17,878     17,841     22,832
                                     $1,386,518    $1,336,366    $37,505    $35,760    $44,364


NOTE 8 - INCOME TAX EXPENSE (Dollars in thousands)

 The components of consolidated income tax expense are as follows:

                             Year Ended December 31,
                            1994      1993       1992
Taxes currently payable:
  Federal................ $4,100     $6,555     $ 6,793
  State..................    490        599         524
                           4,590      7,154       7,317
Deferred income taxes:
  Federal................    393       (859)     (1,548)
  State..................    (14)        (9)         16
                             379       (868)     (1,532)
                          $4,969     $6,286     $ 5,785


                                                  NOTE 8 (CONTINUED ON PAGE 25)

      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY


NOTE 8 (CONTINUED FROM PAGE 24)

    Effective January 1, 1993, Bancorporation adopted SFAS No. 109, "Accounting for Income Taxes." The implementation of SFAS No. 109 resulted in an increase in Bancorporation's net deferred tax asset by $221. The benefit is reflected as a cumulative effect of a change in accounting principle. The Omnibus Budget Reconciliation Act of 1993 includes a number of provisions affecting corporations including an increase in the corporate tax rate from 34% to 35% for taxable income in excess of $10 million. The effect of the tax increase was to increase the current portion of Bancorporation's tax expense by $190 and increase the deferred tax benefit by $125, resulting from an adjustment to Bancorporation's net deferred tax asset.


    The significant components of Bancorporation's deferred tax liabilities and assets recorded pursuant to SFAS No. 109, and included in "Other assets" in the Consolidated Balance Sheet, are as follows:

                                                             DECEMBER 31,     December 31,     January 1,
                                                                     1994             1993           1993
Deferred tax liabilities:
  Tax depreciation over book................................ $        396     $        409     $      597
  Interest income, accretion recor ded for book not
    taxed until realized....................................          210              197            106
  Deferred loan fees and costs..............................          414              435            306
  Pension costs for tax greater than book...................          759              652            510
  Prepaid FDIC insurance premium............................          539
  Mark-to-market of equity securities.......................        2,295
  Other, net................................................          262              223            545
  Total deferred tax liabilities............................        4,875            1,916          2,064
Deferred tax assets:
  Allowance for loan losses.................................        6,638            6,154          5,586
  T ax net operating loss carryforwards.....................          182              280            278
  Employee severance and retir ement benefits...............          318              569            560
  Other , net...............................................          717              402            259
  Gross deferred tax assets.................................        7,855            7,405          6,683
  Less deferred tax asset valuation allowance...............         (182)            (280)          (278)
  Total deferred tax assets.................................        7,673            7,125          6,405
  Net deferred tax assets................................... $      2,798     $      5,209     $    4,341


    SFAS No. 109 requires that a valuation allowance be provided if it is more likely than not that the tax benefits associated with temporary differences, including net operating loss carryforwards (NOLs), will not be realized. The Parent had NOLs of $801 at January 1, 1994 of which $182 expired during 1994. The remaining NOLs of $619 at December 31, 1994 are available to offset the Parent's future taxable income. Included as a component of Bancorporation's gross deferred tax assets at December 31, 1994 and 1993 and January 1, 1993 is $182, $280 and $278, respectively, representing the estimated tax benefits of the NOLs. The NOLs will expire in 1995 and 1996. Management has recorded a valuation allowance for the deferred tax asset related to the NOLs due to the uncertainty as to the Parent's ability (on a stand-alone basis) to generate future taxable income sufficient to realize the tax benefits of the NOLs before their expiration. There are no valuation allowances provided for any of Bancorporation's other deferred tax assets based on management's belief that it is more likely than not that the deferred tax assets will be realized.


    Total income tax expense differs from the amount of income tax determined by applying the U. S. statutory federal income tax rate (35% in 1994 and 1993; 34% in 1992) to pretax income as a result of the following differences:


                                                                Year Ended December 31,
                                                              1994       1993       1992
Tax expense at statutory rate.............................. $5,186     $6,674     $6,081
Incr ease (decrease) in taxes resulting from:
   Non-taxable interest on investments.....................   (966)      (881)      (702)
   State income taxes, net of federal income tax
     benefit...............................................    309        384        357
   Other, net..............................................    440        109         49
                                                            $4,969     $6,286     $5,785

      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY


NOTE 9 - TERM LOAN (Dollars in thousands)

    The outstanding balance of the floating-rate term loan was $13,400 and $14,400 at December 31, 1994 and 1993, respectively. The term loan agreement is with an unrelated financial institution and provides an interest rate floor of 7.25% and a ceiling of 12% provided Bancorporation complies with the provisions and covenants of the term loan agreement. At December 31, 1994, Bancorporation was in compliance with such provisions and covenants and the rate on the term loan was priced at 8.00%.

    Principal maturities of the term loan for the five years subsequent to December 31, 1994 are as follows:

               1995           $1,700
               1996            1,700
               1997            2,500
               1998            2,500
               1999            2,500
               Thereafter      2,500

NOTE 10 - STOCKHOLDERS' EQUITY (Dollars in thousands)

    Each share of voting common stock and each share of preferred stock is entitled to one vote on all matters on which stockhold ers vote. In certain cases, South Carolina law provides for class voting of shares and for voting rights of non-voting shares. Dividend rights of each series of preferred stock are cumulative and upon liquidation each preferred stockholder is entitled to payment of par value for each share owned before any distribution to holders of common stock.

    Each series of preferred stock may be redeemed by Bancorporation (all or any part thereof), at its option, at par or stated value.

    Par value and dividends paid for each series of preferred stock are scheduled as follows:


                                            AUTHORIZED   Authorized   Authorized     Cash
            Par or Stated Value                AND           and        and          Dividend
         Per      Total at December 31,     OUTSTANDING  Outstanding Outstanding    Per Share 1994,
Series  Share   1994      1993      1992       1994         1993        1992        1993 and 1992
 A     $ 50    $  415    $  415    $  415       8,305        8,305        8,305       $ 2.50
 B       50       590       590       590      11,810       11,810       11,810         2.50
 C       20       136       136       138       6,794        6,794        6,894         2.00
 E      200       105       105       105         525          525          525        10.00
 F       50     1,612     1,612     1,628      32,221       32,221       32,551         2.50
 G       50       424       424       424       8,477        8,477        8,477         2.50
               $3,282    $3,282    $3,300

    The Bank must obtain written approval from the South Carolina Board of Financial Institutions prior to payment of dividends. Bancorporation's dividends may be restricted by the requirements of the term loan agreement described in
Note 9, which requires that the Bank maintain a regulatory leveraged capital ratio of 4.00%. At December 31, 1994, the Bank's leveraged capital ratio was 5.68%.



NOTE 11 - EMPLOYEE BENEFITS (Dollars in thousands)


    The Bank has a noncontributory defined benefit pension plan which covers substantially all of its employees. Retirement benefits under the plan are based on an employee's length of service and highest annual average compensation for five consecutive years during the last ten years of employment. Contributions to the plan are based upon the projected unit credit actuarial funding method and are limited to the amounts that are currently deductible for tax reporting purposes.

    The following table sets forth the plan's status at December 31:

                                                               1994        1993
Actuarial present value of benefit obligations:
  Accumulated benefit obligations, including vested
    benefits
   of $14,496 in 1994 and $10,593 in 1993................... $14,768     $11,104
Projected benefit obligation for service rendered to
  date...................................................... $19,303     $15,931
Plan assets at fair value, primarily U. S. Government
  obligations...............................................  16,602      15,354
Projected benefit obligation in excess of plan assets.......  (2,701)       (577)
  Unrecognized prior service cost...........................     880          92
  Unrecognized net loss.....................................   3,622       1,747
  Unrecognized net asset being amortized over 15
    years...................................................     (22)        (68)
Pension asset recor ded in consolidated balance sheet....... $ 1,779     $ 1,194

                                                 NOTE 11 (CONTINUED ON PAGE 27)

      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY


NOTE 11 (CONTINUED FROM PAGE 26)

    The following table sets forth the components of pension expense recognized in Bancorporation's consolidated financial statements:

                                    1994      1993      1992
Service costs................... $ 1,039     $ 864     $ 730
Interest costs..................   1,207     1,093       960
Return on plan assets...........      20      (898)     (850)
Net amortization and deferral...  (1,245)     (334)     (257)
   Net pension expense.......... $ 1,021     $ 725     $ 583

    The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.00% and 7.75% for December 31, 1994 and 1993, respectively. The rate of increase in future compensation used was 5% and 6% as of December 31, 1994 and 1993, respectively. The related expected long-term rate of return on plan assets was 8.50%.

    The Bank has a contributory savings plan covering full-time employees who elect to participate. The Bank matches 100% of the employees' contribution of up to 3% of compensation and 50% of the employees' contribution of 4% to 6% of compensation. The matching funds contributed by the Bank are 100% vested immediately. Matching contributions provided by the Bank were $735 in 1994, $718 in 1993 and $399 in 1992 and are included in salaries and employee benefits expense. Bancorporation does not presently offer any postretirement benefits other than pensions.



    NOTE 12 - COMMITMENTS, CONTINGENCIES AND FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK (Dollars in thousands)


    Substantially all furniture and equipment and most premises used to conduct operations are owned by the Bank. The Bank leases (only under operating leases) certain premises, land upon which branch facilities are located, and land used for parking. The leases expire over the next 21 years, and most contain renewal options from 5 to 25 years. Certain leases provide for periodic rate negotiation or escalation. The leases generally provide for payment of property taxes, insurance and maintenance costs by the Bank. Future minimum rental payments required under the Bank's noncancelable leases are aggregated as follows:

1995.......... $  285
1996..........    213
1997..........    191
1998..........    141
1999..........     75
Later years...    151
               $1,056

    Rental expense, including month-to-month leases, reported in noninterest expense was $378, $346 and $324 for the years ended December 31, 1994, 1993, and 1992, respectively. There are no contingent rentals, and the expense was more than offset by sub-lease rental income of $570, $300 and $195 for the years ended December 31, 1994, 1993, and 1992, respectively.

    The Bank is a defendant in litigation arising out of normal banking activities. In the opinion of management and the Bank's counsel, the ultimate resolution of these matters will not have a material effect on the Bank's financial position or results of operations.

    The Bank is party to financial instruments with off-balance-sheet risk to satisfy the financing needs of its borrowers. These financial instruments include commitments to extend credit and standby letters of credit and financial guarantees. The Bank does not anticipate any material losses as a result of these transactions. A summary of the significant financial instruments with off-balance-sheet risk at December 31, 1994, whose contract amounts represent the associated credit risk, is as follows:

                                                Contract Amount at December 31,
                                                        1994         1993
Commitments to extend credit......................... $201,908    $163,140
Standby letters of credit and financial guarantees...    1,233       1,355
       Total......................................... $203,141    $164,495

    Commitments to extend credit are agreements to lend to a borrower as long as there is not a violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitments do not necessarily represent future cash requirements. The Bank evaluates each borrower's credit worthiness on a case-by-case basis using the same credit policies as for on-balance-sheet financial instruments. The amount of collateral obtained, if deemed necessary upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies but may include accounts receivable, inventory, property plant and equipment and income producing property.

    Standby letters of credit and financial guarantees are conditional commitments issued by the Bank to guarantee the performance of a borrower to a third party. The evaluations of credit worthiness, consideration of need for collateral and credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to borrowers.

    Most of the Bank's business activity is with customers located in South Carolina. As of December 31, 1994, the Bank had no significant concentrations of credit risk in the loan portfolio.

      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY

NOTE 13 - RELATED PARTY TRANSACTIONS (Dollars in thousands)


    The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with its directors, officers, principal stockholders and their associates on substantially the same terms (including interest rates and collateral on loans) as those prevailing for comparable transactions with others; however, subject to the completion of length of service requirements and credit approval, all employees (except executive officers) are eligible to receive reduced interest rates on extensions of credit. The transactions do not involve more than the normal risk of collectability or present other unfavorable features.

    Aggregate balances and activity related to extensions of credit to officers, directors and their associates were as follows:

                                     1994         1993         1992
Balance at beginning of year.... $ 18,968     $ 20,906     $ 22,632
New loans and additions.........   22,239       19,068       19,626
Payments and other deductions...  (21,009)     (21,006)     (21,352)
Balance at end of year.......... $ 20,198     $ 18,968     $ 20,906

    During 1994, the Bank entered into a contract with First Citizens Bank of North Carolina for the purpose of outsourcing data processing services to include items processing, deposits, loans, general ledger accounting and statement rendering functions. Total expenses incurred under this contract totalled $4,473. In the past, the Bank has had a correspondent banking relationship with First Citizens Bank of North Carolina, which also acts as investment custodian. Fees paid for this service were minimal for 1994, 1993 and 1992. Certain stockholders and directors of Bancorporation are also stockholders and directors of First Citizens Bank of North Carolina and its holding company.

NOTE 14 - DISCLOSURE OF FAIR VALUE OF FINANCIAL INSTRUMENTS
         (Dollars in thousands)

    SFAS No. 107, "Disclosure About Fair Value of Financial Instruments" extends existing fair value disclosure practices for some instruments by requiring entities to disclose the fair value of financial instruments, both assets and liabilities, recognized and not recognized in the statement of financial position.

    For Bancorporation, as for most financial institutions, approximately 95% of its assets and liabilities are considered financial instruments as defined in SFAS No. 107. Many of Bancorporation's financial instruments, however, lack an available trading market as characterized by a willing buyer and willing seller engaging in an exchange transaction. It is also Bancorporation's general practice and intent to hold its financial instruments to maturity and not to engage in trading or sales activities. Therefore, significant estimations and present value calculations were used by Bancorporation for the purposes of this disclosure. Such estimations involve judgments as to economic conditions, risk characteristics and future expected loss experience of various financial instruments and other factors that cannot be determined with precision.

    Following is a description of the methods and assumptions used to estimate the fair value of each class of Bancorporation's financial instruments:

CASH AND SHORT-TERM INVESTMENTS:

    The carrying value is a reasonable estimation of fair value.

INVESTMENT SECURITIES:

    Fair value is based upon quoted market prices, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

LOANS:

    For certain homogeneous categories of loans such as residential mortgages, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value for other types of loans is estimated by discounting the expected future cash flows using the Bank's current interest rates at which loans would be made to borrowers with similar credit risk. As the discount rates are based on current loan rates as well as management estimates, the fair values presented may not necessarily be indicative of the value negotiated in an actual sale.

DEPOSIT LIABILITIES:

    The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE:

    The carrying value is a reasonable estimation of fair value.

TERM LOAN:

    Rates currently available to Bancorporation for debt with similar terms and remaining maturities are used to estimated fair value of existing debt.


                                                 NOTE 14 (CONTINUED ON PAGE 29)

      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY

NOTE 14 (CONTINUED FROM PAGE 28)


    COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT:

    The fair value of commitments and letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them with the counterparties at the reporting date.

    SFAS No. 107 requires entitles to disclose the fair value of off-balance-sheet financial instruments for which it is practicable to estimate fair value. The fair values of commitments to extend credit and standby letters of credit are generally based upon fees charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. The estimated fair value of the Bank's off-balance-sheet commitments is nominal since the committed rates approximate current rates offered for commitments with similar rate and maturity characteristics and since the estimated credit risk associated with such committments is not significant.

    The carrying amounts and estimated fair values of Bancorporation's financial instruments are as follows:



                                                              DECEMBER 31, 1994        December 31, 1993
                                                                        ESTIMATED                 Estimated
                                                          CARRYING        FAIR      Carrying         Fair
                                                           AMOUNT        VALUE       Amount         Value
Financial assets:
   Cash and federal funds sold........................... $  89,814    $  89,814    $  96,442    $  96,442
   Interest-bearing deposits in financial
     institutions........................................    13,950       14,452       14,950       14,981
   Investment securities.................................   486,681      480,774      467,977      478,884
   Loans.................................................   937,025      930,558      881,003      896,120
   Other earning assets..................................

Financial liabilities:
   Deposits.............................................. 1,386,518    1,383,843    1,336,366    1,336,063
   Federal funds purchased and securities
    sold under agreements to repur chase.................    75,916       75,916       71,206       71,206
   Term loan.............................................    13,400       13,702       14,400       14,482

NOTE 15 - BANCORPORATION (Dollars in thousands)


    Bancorporation's principal asset is the investment in its wholly-owned subsidiary, the Bank, and the principal source of income of Bancorporation is dividends from the Bank. The approval of the South Carolina State Board of Financial Institutions is required for any dividends declared by a state bank.

    Bancorporation's condensed balance sheet and the related condensed statements of income and of cash flows are as follows:

BALANCE SHEET DATA

                                                       December 31,
                                                     1994        1993
ASSETS:
  Cash............................................ $  1,444    $   897
  Investment in the Bank..........................  101,725     93,717
  Other assets....................................   10,740      4,267
    TOTAL ASSETS.................................. $113,909    $98,881

LIABILITIES AND STOCKHOLDERS' EQUITY:
  Term loan....................................... $ 13,400    $14,400
  Other liabilities...............................    2,484        244
  Stockholders' equity............................   98,025     84,237
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY... $113,909    $98,881

                                                 NOTE 15 (CONTINUED ON PAGE 30)

      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY


NOTE 15 (CONTINUED FROM PAGE 29)


INCOME STATEMENT DATA

                                                                Year Ended December 31,
                                                              1994       1993       1992
REVENUES:
   Dividend income from the Bank............................ $2,183    $ 1,522    $ 1,612
   Other....................................................    360        348        353
                                                              2,543      1,870      1,965
EXPENSES:
   Interest.................................................  1,022      1,074      1,136
   Other....................................................     17          3         22
                                                              1,039      1,077      1,158
   Income before undistributed earnings of the Bank and
     income taxes...........................................  1,504        793        807
   Equity in undistributed earnings of the Bank.............  8,008     11,848     10,904
Income before income taxes..................................  9,512     12,641     11,711
Applicable income tax benefit...............................    337        363        390
Net Income.................................................. $9,849    $13,004    $12,101



CASH FLOWS DATA

                                                                 Year Ended December 31,
                                                               1994        1993         1992
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income.................................................. $ 9,849     $ 13,004     $ 12,101
Adjustments to reconcile net income to net
 cash provided by operating activities:
   Equity in undistributed earnings of the Bank.............  (8,008)     (11,848)     (10,904)
   Decrease (increase) in other assets......................      82           21         (220)
   Decrease in other liabilities............................     (55)         (68)         (24)
NET CASH PROVIDED BY OPERATING ACTIVITIES...................   1,868        1,109          953



CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of term loan.....................................  (1,000)      (1,000)        (800)
Purchase of stock...........................................    (150)         (11)         (94)
Cash dividends paid.........................................    (171)        (171)        (175)
   NET CASH USED IN FINANCING ACTIVITIES....................  (1,321)      (1,182)      (1,069)
INCREASE (DECREASE) IN CASH.................................     547          (73)        (116)
CASH AT BEGINNING OF YEAR...................................     897           970        1,086
CASH AT END OF YEAR.........................................  $1,444       $   897      $   970

Supplemental disclosure of cash flow information:
   Interest paid............................................  $1,024       $ 1,090      $ 1,139

      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY

FIRST CITIZENS
BANCORPORATION
BOARD OF DIRECTORS

(Directors of First Citizens Bank
are identical to those of First Citizens
Bancorporation)

JIM B. APPLE* **
President,
First Citizens Bank and Trust Company of
       South Carolina
President,
First Citizens Bancorporation of
       South Carolina, Inc.
       Columbia

RICHARD W. BLACKMON* **
Owner, Richard Blackmon Construction
        Company, Lancaster

GEORGE H. BROADRICK***
Retired, Charlotte, NC

THOMAS E. BROGDON
Consultant,
First Citizens Bank and Trust Company of
         South Carolina, Lancaster

WILLIAM M. FAULKNER, JR.
Consultant,
First Citizens Bank and Trust Company of
        South Carolina, Sharon

LAURENS W. FLOYD***
President,
Dillon Provision Company, Inc., Dillon

CHARLES S. HALTIWANGER***
Retired, Columbia

WILLIAM E. HANCOCK, III
President, Hancock Buick Company,
       Columbia

T. J. HARRELSON
Retired, Columbia

ROBERT B. HAYNES
Vice President and Secretary, C. W. Haynes and Company, Inc., Columbia

WYCLIFFE E. HAYNES
Vice President, C.W. Haynes
          and Company, Inc., Columbia

ALBERT R. HEYWARD, II
Retired, Columbia

CARMEN P. HOLDING
Atlanta, GA


FRANK B. HOLDING* **
Executive Vice Chairman,
First Citizens Bank and Trust Company,
      Smithfield, NC
Executive Vice Chairman,
First Citizens BancShares, Inc.
Vice Chairman,
First Citizens Bank and Trust Company of
      South Carolina
Vice Chairman,
First Citizens Bancorporation of
       South Carolina, Inc.

DAN H. JORDAN
Farmer, Nichols

THOMAS W. LANE
Retired, Pawleys Island

RUSSELL A. MCCOY, JR.***
Consultant, State Development Board,
      Columbia

E. HITE MILLER, SR.* **
Chairman
First Citizens Bank and Trust Company of
      South Carolina
Chairman,
First Citizens Bancorporation of
       South Carolina, Inc.
      Columbia

N.WELCH MORRISETTE, JR.
Retired, Columbia

E. PERRY PALMER
President, E. P. Palmer Corporation,
             Palmer Memorial Chapel, Columbia

J.WILLIAM PITTS, SR., MD
Retired, Columbia
BRUCE L. PLYLER
Retired, Lancaster
LLOYD H. ROWELL
Retired, Lancaster

WILLIAM E. SELLARS*
President, C.W. Haynes
          and Company, Inc., Columbia

HENRY F. SHERRILL*
Attorney-at-Law, Columbia

JACK A. STANLEY***
Retired, Lake View

C. M.TUCKER, JR.
Retired, Pageland


*Member of the Executive Committee, First
 Citizens Bancorporation and First Citizens
 Bank
**Member of the Investment Committee, First
  Citizens Bank
***Member of the Audit Committee, First
   Citizens Bancorporation and First Citizens
   Bank

DIRECTORS OF FIRST CITIZENS
MORTGAGE CORPORATION OF
SOUTH CAROLINA

JIM B. APPLE
President,
First Citizens Bank and Trust Company of
        South Carolina

T. J. HARRELSON
Retired

FRANK B. HOLDING
Vice Chairman,
First Citizens Bank and Trust Company of
        South Carolina

E. HITE MILLER, SR.
Chairman,
First Citizens Bank and Trust Company of
        South Carolina

N.WELCH MORRISETTE, JR.
Retired

WILLIAM E. SELLARS
President,
C. W. Haynes and Company, Inc.

HENRY F. SHERRILL
Attorney-at-Law

JANIS B. SUMMERS
President,
First Citizens Mortgage Corporation of
        South Carolina


DIRECTORS OF WATEREE
LIFE INSURANCE COMPANY
JAY C. CASE
President, Wateree Life Insurance Company
Senior Vice President/Controller
First Citizens Bank and Trust Company of
        South Carolina
Treasurer and Chief Financial Officer
First Citizens Bancorporation of
        South Carolina, Inc.

FRANK B. HOLDING
Vice Chairman,
First Citizens Bank and Trust Company of
        South Carolina, Inc.

C.W. JONES
Senior Vice President,
First Citizens Bank and Trust Company of
        South Carolina

LINDA C. KIDD
Vice President,
First Citizens Bank and Trust Company of
        South Carolina

WILLIAM E. SELLARS
President,
C.W. Haynes and Company, Inc.

  FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY

ORGANIZATION OF FIRST CITIZENS BANK

EXECUTIVE OFFICERS


E. HITE MILLER, SR.
Chairman


FRANK B. HOLDING
ViceChairman


JIM B.APPLE
President


WILLIAM K. BRUMBACH, JR.
Senior Vice President/Trust Director


JAY C.CASE
Senior Vice President/Controller


CHARLES D.COOK
Senior Vice President/Commercial Lending
Director


C.W. JONES
Senior Vice President/Consumer Lending
Director


JANIS B.SUMMERS
President, First Citizens Mortgage Corporation


MIKE E.TOOLE
Audit Director


E.W.WELLS
Senior Vice President/Secretary

REGIONAL ADMINISTRATORS BERNARD L. DUKE
Senior Vice President

CHARLES S. MCLAURIN, III
Senior Vice President

RONALD S. NOBLETT
Senior Vice President

JERRY M.WILLIAMS
Senior Vice President

DEPARTMENT HEADS
AUDITING
Mike E.Toole
Audit Director

CENTRAL OPERATIONS
J. Ronald Black
Senior Vice President/Central Operations
       Director

COMMERCIAL LOAN
Charles D. Cook
Senior Vice President/Commercial Lending
       Director

COMMUNITY BANKING
James A. Bennett
Senior Vice President, Community Banking
       Director

CONSUMER LOAN
C.W. Jones
Senior Vice President/Consumer Lending
       Director

CONTROLLER
Jay C. Case
Senior Vice President/Controller

HUMAN RESOURCES
Carnie P. Hipp, Jr.
Senior Vice President/Human Resources
       Director

MARKETING
E.W.Wells
Senior Vice President/Marketing Director

PRODUCT DEVELOPMENT/
MARKET RESEARCH
Laura W. Messer
Senior Vice President/Product Development
       Director

TRUST
William K. Brumbach, Jr.
Senior Vice President/Trust Director

FIRST CITIZENS
BANCORPORATION EXECUTIVE
OFFICERS

E. HITE MILLER, SR.
Chairman

FRANK B. HOLDING
Vice Chairman

JIM B. APPLE
President

JAY C. CASE
Treasurer

E.W.WELLS
Secretary

OFFICERS OF FIRST CITIZENS
MORTGAGE CORPORATION OF
SOUTH CAROLINA

JANIS B. SUMMERS
President

SHERRIE B. BOSTON
Vice President
JAY C. CASE
Treasurer

LINDA C. KIDD
Assistant Treasurer

E.W.WELLS
Secretary

CARNIE P. HIPP, JR.
Human Resources Officer

OFFICERS OF WATEREE LIFE
INSURANCE COMPANY

JAY C. CASE
President/Treasurer

FRANK B. HOLDING
Vice President

LINDA C. KIDD
Vice President

CAROL WALTON STEVENS
Secretary

       FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY

ADVISORY BOARD
MEMBERS

AIKEN
Helen Blocker-Adams, President/CEO, HBA
Public Relations and Communications
Thomas L.Hallman, Assistant to Chancellor
University of South Carolina, Aiken
Richard W.Heath, President/General Manager,
      Satcher Motors
Douglas E.Henderson, Vice President, First
      Citizens Bank and Trust Company of South
      Carolina
William C.Jackson, President, Jackson Petroleum
Arthur W.Rich, Attorney-at-Law
Charles T.Saunders, III, General Manager,
      Satcher Motor Co.
Holly W.Woltz, Owner, Small Animal Veterinarian
      Service;Vice President, Woltz Enterprises

ANDERSON
John B.Buice, Jr., Vice President, First Citizens
      Bank and Trust Company of South Carolina
A.Joe Dean, Jr., Dermatologist, Anderson Skin
      and Cancer Clinic
G.Smith File, President, Stringer Oil Co.;Vice
      President, Stringer LP Gas Co.;President,
      Smitty's Exxon
Patrick B.Harris, Representative for District 9,
      Anderson County
Ted Wayne Horsley, Vice President/Finance and
      Administration, The Hartwell Company
Thomas P.Hughes, Agent, Equitable Life
      Assurance Society
William H.Moorhead, Attorney-at-Law, Jones,
      Spitz, Moorhead and Baird
Susan M.Tuten, Chief Financial Officer for
      Medicus, Business Manager for Diagnostic
      Radiology of Anderson, P.A.

BARNWELL/WILLISTON
Robert C.Harris, Retired, Former Owner of
      Barnwell People Sentinel, Barnwell County
      Chamber of Commerce
Freddie L.Houston, Jr., Relief Supervisor, Owens
      Corning Co.
Thomas R.Jackson, Retired, Former President of
      Anderson Oil Company
Q.A.Kennedy, III, President, Williston Gin
      Company
Claudia W.Peeples, Executive Director, Barnwell
      County United Way
Terry E..Richardson, Jr., Attorney-at-Law, Ness
      Motley Law Firm
Thomas R.Rivers, Jr., Pharmacist, Rite Aid Drugs
John J.Sanders, VicePresident, First Citizens
      Bank and Trust Company of South Carolina
Charles L.Webb, President, Webb Concrete Co.

BEECH ISLAND
J.E.Brannon, Investor
John L.Kight, Agent, State Farm Insurance Co.
Ronald S.Noblett, Senior Vice President, First
      Citizens Bank and Trust Company of South
      Carolina
Steven M.Phillips, Vice President, First Citizens
      Bank and Trust Company of South Carolina
Ernest Reddic, Jr., Pharmacist, Belvedere
      Pharmacy, Inc.and Beech Island Pharmacy,
      Inc.
Belton E.Weeks, III, Attorney-at-Law, Associate
      Municipal Judge

BISHOPVILLE
John C..Bell, Jr., Retired
Grady Allen Brown, Member, S.C.House of
      Representatives, Lee-Sumter Counties;
      Owner, Town and Country Barber Shop;
      Owner, Grady and Sons Furniture
Ennis R.Bryant, Principal, Bishopville High School
B.Max Johnson, Manager, American National
      Can Corporation
Don Raemon McDaniel, Farmer
C.Ronald Payne, President and Secretary, Payne
      and Kennedy, Inc.
James R.Segars, Jr., Attorney-at-Law, Stuckey,
      Fata and Segars
Bruce C.Snipes, Vice President, First Citizens
      Bank and Trust Company of South Carolina
Robert D.Walden, Retired
R.Travis Windham, Independent Agent, R.Travis
      Windham Insurance Agency

BOILING SPRINGS
Maureen Bujak, Operator, Boiling Springs Cruise
      Vacations
Penny S.Guinn, Assistant Vice President/Branch
      Manager, First Citizens Bank
Leonard F.Holden, Owner & Operator, Boiling
      Springs TV& Appliance
Dr.Buddy Jennings, Superintendent, School
       District 2
Edith Martin, Michelin
Martha Rost, Operator, Boiling Springs Tax &
       Payroll Service

CHARLESTON
Joseph E.Koval, President, Wulbern-Koval
       Company, Inc.
Robert C.Lane, President, Lane Enterprises
Dwight L Moody, Jr., Vice President, First Citizens
       Bank and Trust Company of South Carolina
A.M.Quattlebaum, President, Carolina Trade
       Zone and Harlee-Quattlebaum Construction
       Company
B.Owen Ravenel, Jr., D.D.S.
Morris D.Rosen, Attorney-at-Law
T.D.Sanders, Retired
John A.Stuhr, President, J.Henry Stuhr, Inc.
Gwendolyn Todd-Jones, MD, Owner, Low Country
       Pediatrics and Adolescents
Colonel G.Kenneth Webb, Retired

CHERAW
Ida Mae Burch, Councilwoman, Chesterfield
       County Council; Co-Owner, Cheraw Packing
       Plant, Inc.
James C.Crawford, Jr., President, B.C.Moore
       and Sons, Inc.
M.B.Godbold, Jr., CLU, Jefferson Pilot Life
       Insurance Co.
C.Anthony Harris, Jr., Attorney-at-Law
C.H.McBride, Mayor of Cheraw
Brian J.Mickleberry, Vice President, First Citizens
       Bank and Trust Company of South Carolina
Edwin W.Robeson, Bennett Motor Company
Dan L.Tillman, Jr., Partner, Dan L.Tillman and
       Sons Insurance Agency

CHESTER
Frank R.Armstrong, Retired
C.Larry Haynes, Vice President, First Citizens
       Bank and Trust Company of South Carolina
William C.Keels, Attorney, Strickland, Keels and
       Simms
Brenda T.McBrayer, Assistant Vice President, First
       Citizens Bank and Trust Company of South
       Carolina
Lewis R.Ryan, Jr., President, United Contractors,
       Inc.
John D.Sherer, DMD
Royce N.Whitesides, Owner, One Hour
       Martinizing
Walter R.Whitman, Owner, MCON Construction
       Co., Inc.
Arthur D.Underwood, Retired

CHESTERFIELD
William E.Hough, Owner, Hough Insurance
       Agency
Emsley A.Laney, Jr., Vice President, First Citizens
       Bank and Trust Company of South Carolina
Harold P.McLain, Area Manager, D.T.Creed, Inc.
John F.McLeod, Jr., J.F.McLeod Farm and Realty
       Company
Elizabeth M.Rivers, Owner, J.C.Rivers Farm, Inc.
T.F.Sowell, Farmer
Johnnie S.Thurman, Retired
C.S.Watson, Owner, Watson Brothers

CLEMSON
James L.Bowers, Human Resources Manager,
       Dunlap Golf Corporation
Deborah B.Dubose, Associate Vice President,
       Clemson University
Gaston Gage, Jr., Owner, Gage Realty Company
       and Palmetto Appraisal Services
Kenneth R.Kelley, Owner, Kelley's Gulf Service
H.Mitchell Reynolds, Textile Consultant, Revman
       Industries;Retired, J.P.Stevens and
       Company, Inc.
George D.Rodgers, Owner, Palmetto Insurance
       Associates
John E.Ross, Dentist
Catherine J.Smith, Retired
James N.Workman, President, Trehel Corporation

CLIO
A.M.Calhoun, Farmer - Merchant
Lila S.McColl, Jr., Farmer
Derry W.McCormick, Vice President, First Citizens
      Bank and Trust Company of South Carolina
D.H.McIntyre, Retired
Charles A.Thomas, Postmaster, USPostal
      Service, Clio

COLUMBIA
Donald F.Barton, President, Barton-Cureton, Inc.
Robert T.Bone, Jr., Vice President, First Citizens
      Bank and Trust Company of South Carolina
Marvin Browstein, Owner, Brownstein Investments
Georgia T.Cooper, General Manager, The
      Palmetto Club
Richard Davis
B.L.Duke, Senior Vice President, First Citizens
      Bank and Trust Company of South Carolina
Walter G.Edwards, Jr., M.D., Columbia
      Nephrology Association
Frank A.Floyd, Chairman, Intermark Management
      Corporation
Robert H.Lovvorn, Jr., CLU, Chartered Financial
      Consultant
George M.Lusk,Senior Assistant Controller
      General, State of South Carolina
Russell A.McCoy, Jr., Consultant, State
       Development Board
Sterling Sharpe, Professional Football Player,
       Greenbay Packers
Ann Ready Smith
William T.Smith, Jr., Judge, Dentsville Magistrate
      District Court
Bart J.Witherspoon, Jr., M.D., Pitts Medical
      Associates, P.A.

CONWAY
William F.Brown, Jr., Sales Representative,
      Dorman Realty and Insurance Company
Vivian Chestnut, Office Manager, Burroughs and
      Collins Company
William F.Davis, General Manager, Pee Dee
      Farms Corporation and Conway Shopping
      Center
Robert M.Floyd, Jr., President, Robert Floyd and
      Associates Insurance;Executive Agent,
      Jefferson Standard Life Insurance Company
John C.Griggs, Jr., Vice President, First Citizens
      Bank and Trust Company of South Carolina
Charles A.Hinson, Sales and Marketing,
      Waccamaw Land & Timber Company
Ronald R.Ingle, Vice Chancellor for Academic
      Affairs, USC, Coastal Carolina College
L.Morgan Martin, Attorney-at-Law
Dennis L.Smith, Farmer and Owner, Lands Inn
      and Smith-Longview, Inc.
Ralph Stroman, Attorney-at-Law

   FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY



Hubert C.Watson, Owner, Garden City Furniture
      Company
George L.Williams, Sr., Development Specialist
      City of Spartanburg

COWPENS
Paul Dean Abbott, Sr., AAA Fruit Markets, Abbott
      Farms, Abbott Sign Company and Red Star
      Fireworks
Edward N.Brigman, Sr., Brigman Realty Co.,
      Brigman's Exxon and Wagon Wheel Drive-In
Patricia H.Cassidy, Assistant Vice President, First
      Citizens Bank and Trust Company of South
      Carolina
C.Tyrone Courtney, Attorney-at-Law
Berry R.Eaker, Robb's Department Store
Charles C.Grant, Pine Ridge Farms and Grant
      Textiles
Joseph L.Ponder, Joe Ponder's Used Cars, Inc.
Woodrow W.Potter, Potter's Insurance Agency and Potter and Son Mercantile Co.

DARLINGTON
Marion Sidney Belk, President, Belk Funeral
      Home, Inc.
Lois G.Davis, Vice President, First Citizens Bank
      and Trust Company of South Carolina
William L.Fleming, Vice President/Customer
      Service, Pee Dee Electric Cooperative
John K.Kimbrough, Employee Relations
      Representative, Wellman, Inc.
John H.Martin, III, Vice President, First Citizens
      Bank and Trust Company of South Carolina
John M.Milling, Attorney-at-Law, Milling Law Firm,
      P.A.

DILLON
Horace Arnette, President, The Arnette Company
Phil B.Brown, Retired
Laurens W.Floyd, President, Dillon Provision
      Company, Inc.
J.B.Gibson, Retired
Dr.Kenneth Huggins, Veterinarian and Owner,
      Dillon Animal Hospital
Marion H."Son" Kinon, Retired Circuit Judge,
      Member, SCHouse of Representatives, Dillon
      County
Fitzgerald Lytch, Owner and Operator, Lytch Sign
      Service
Charles S.McLaurin, III, Senior Vice President,
      First Citizens Bank and Trust Company of
      South Carolina
Suzanne Bell McLaurin, G.H.Bell & Son Jewelers
John M.Parham, Jr., D.D.S.
Charles R.Vance, III, Vice President, First Citizens
      Bank and Trust Company of South Carolina

EASTOVER
Lloyd Douglas, Owner, Richland Supply
Edna W.Scott, Owner, Scott's Bar-Be-Que
Robert G.Woods, Assistant Vice President, First
      Citizens Bank and Trust Company of South
      Carolina

ELGIN
William L.Addison, Branch Officer, First Citizens
      Bank and Trust Company of South Carolina
Sara B.Emanuel
Francis E.James Manager, Sales Representative and Training Assistant, Liberty Life Insurance
      Company
Andrew T.Moak, Owner, Hammy's Bar-Be-Que
Alex B.Robinson, Owner, Elgin IGA
Roger L.Ross, President and Owner, Ross
      Trucking Company, Inc.
John W..Wells, Attorney-at-Law

FLORENCE
D.Leroy Bailey, Jr., Vice President, First Citizens
      Bank and Trust Company of South Carolina
David V.Barr, Vice President for Student Affairs,
      Florence-Darlington Tech
Elting L."Ted" Chapman, III, Vice President,
      Gilbert Construction co.
Joseph M.Commander, III, Administrator,
      Commander Nursing Home
Munford G.Fuller, President, Fuller, Ward &
      Associates, AIA, PA
William T.Jarrell, President, Jarrell Oil Company,
     Inc.
James N.Maurer, President, WYNNRadio
M.Glenn Odom, Attorney-at-Law
Clyde T.Padgett, Jr., D.D.S., Padgett and Allen
J.Howard Stokes, Jr.Ophthalmologist, Stokes
      Regional Eye Center
GEORGETOWN
Cephis Anderson, owner, Anderson Furniture
     Company
Landy W.Avant, Jr., President, Georgetown Auto
     Parks, Inc; Owner, Landy's Cleaners
Clayton M.Bull, Manager of Gas Operations,
     South Carolina Electric and Gas Company
Peter L.M.DiVenere, Owner, DiVenere Home
     Center
Wendell E.Hinson, Part Owner, Apache Family
     Campground
Roy C.Jacobs, President, R. C.Jacobs Plumbing,
     Heating and Air Conditioning
John A.Joseph, Jr., Dentist
Robert R.Martin, Jr., Vice President, First Citizens
     Bank and Trust Company of South Carolina
Sylvan L.Rosen, Attorney-at-Law
Gregory Smith, Owner, Dunes Realty of Litchfield

GREAT FALLS
Cynthia S.Banks, Assistant Vice President, First
     Citizens Bank and Trust Company of South
     Carolina
Evelyn M.Dantzler, Retired
W.D.Jordan, Retired
Henry S.Montgomery, Retired
Daniel C.Peach, Jr., President, Peach Furniture
     Company
T.Michael Stevenson, Owner, Stevenson-Weir Oil
     Company
Lawrence E.Stroud, Cattle Farmer

GREENVILLE
David C.Austin, Vice President, First Citizens
     Bank and Trust Company of South Carolina
L.W.Brummer, Business Management Consultant
Nathaniel E.Cain, Marketing Consultant
E.D.Dixon
Robert Frantz, President, Frantz-Harder &
     Associates, Inc.
Edward E.Garvin, Executive Vice President,
     South Carolina Steel Corporation
William H.Orders, Chairman, Orders Distributing
     Co., Inc.
Ralph A.Price, President, Eastern Business
     Forms, Inc.
Stanley Sedran, President and Treasurer, Sedran
     Furs, Inc.

IRMO
H.Parker Evatt, Commissioner, SC Department of
     Corrections
David M.Herndon, Owner, Friarsgate Gulf
     Service;President, Irmo Tire and Alignment
     Co., Inc.
J.A.Leitner, Retired
C.Robert Moseley, President, Irmo Insurance
     Agency, Inc.

JOHNSTON/RIDGE SPRING
Harry S.Bell, President, SC Farm Bureau
     Foundation
E.Phillips Boatwright, President & Owner, Ridge
     Telephone
James D.Davis, Assistant Principal, Aiken County
     School District;Co-Owner of Davis Funeral of
     Johnston;Co-Owner of Davis Farms
R.Wendell Derrick, Partner & Manager, Derrick
     Equipment, Inc.
Robert H.Herlong, Retired
Lewis F.Holmes, Peach Grower & Soy Bean
       Farmer, Lewis F.Holmes Farms
G.William Rauton, Jr., Cattle & Soy Bean Farmer
James H.Satcher, Jr., Peach Farmer & Auto
      Dealer, Jim Satcher Motors
John C. Timmerman, Vice President, First Citizens
      Bank and Trust Company of South Carolina
Marynard S.Watson, R.M.Watson's Son, Inc.,
     General Farming
Larry Yonce, President, J.W.Yonce & Sons

KERSHAW
Johnnie W.Connell, President, Connell Oil
     Company
Walter D.Goodman, Owner, Kershaw IGA
Robert S.Hegler, D.D.S.
John R. Howell, Jr., D.D.S.
Carl F. Phillips, Owner, The Phillips Agency
Jack W. Robinson, President, Mineral Mining
     Corporation
Edgar R.Taylor, Owner and Pharmacist, H.T.
     Drugs, Inc.
Nancy L.Taylor, Assistant Vice President, First
     Citizens Bank and Trust Company of South
     Carolina

LAKE VIEW
Larry K.Abraham, Retired Sgt. Major, US Army;
     Owner, Riverdale Auto Parts
Gerald N.Arnette, Jr., Assistant Vice President,
     First Citizens Bank and Trust Company of
     South Carolina
William F.Bullock, Farmer
John C.Rogers, President and Owner, Lak
     Farm Center and Lake View Home and
     Garden Center
Jimmy L.Smith, President, Carpostan Industries,
     Inc.
J.A.Stanley, Secretary and Treasurer, Car
     Industries, Inc.
Ann S.Wallace, President, Wallace-Green Oil and
     Gas Company

LANCASTER
Charles R.Bailey, Jr., President, Slaughter
     Machinery Co., Inc.
Jack Barrier, District Manager, Duke Power
     Company
Richard W.Blackmon, Owner, Blackmon
     Construction Company
T.E.Brogdon, Consultant, First Citiz
     Trust Company of South Carolina
H.Allen Cauthen, Jr., Consultant, Southern
     Energy, Inc.
Troy Elmore Manager, Lancaster County Natural
     Gas Co.
Don T.Gardner, Vice President, First Citizens
     Bank and Trust Company of South Carolina
William L.Harper, Building Contractor
Francis M.Hough, Retired
Bruce L.Plyler, Retired
L.H.Rowell, Retired
R.Lewis Surls, Jr., President, Fred Vaughn
     Insurance Agency
W.Carlton Thompson, C.P.A., Thompson, Davis,
     Cauthen and Company
Jerry M.Williams, Senior Vice President, First
     Citizens Bank and Trust Company of South
     Carolina
Michael G.Williams, Partner, First Palmetto
     Company;Owner, Mike Williams Builders

LANDRUM
James B.Cantrell, Vice President, First Citizens
     Bank and Trust Company of South Carolina
A.B.Chesnutt, Chesnutt Insulation Associates
H.Lloyd Howard, Attorney-at-Law
John F.Lawrence, Editor, Landrum News Leader
E.Hite Miller, Jr., Vice President/Br
     First Citizens Bank
John L.Petty, Petty Funeral Home
Robert E.Walker, Landrum Insurance Agency

FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY

R.Bradford Whitney, M.D., Whitney, Smith &
     Epstein, MD's PC

LUGOFF
Charles B.Baxley, Attorney-at-Law
Jean M.Larkin, Owner, Frogden Farms
C.Harold Varn, Jr., Dentist
J.Mack Willetts, President, Town and Country
Russell E.Wright, C.P.A., Owner, Russell E.
     Wright, C.P.A.
LYMAN
Rita Allison, Member/SC House of
     Representatives, District #36
Special Program Coordinator, Springs Industries
Iddy Andrews, Information Services Coordinator,
     District Five Schools
Robert N.Fogel, Owner, Bob's Upstate
     Locksmiths;Member, Lyman Town Council
James C.Lindey, Owner, Lindey Insurance
     Agency
Willie Murphy, Sr., Senior Development
     Technician, Cryovac
Terry K.Phillips, Vice President/Branch Manager,
     First Citizens Bank
George E.Wasson, President, American Food
     Systems

MARION
Cheryl Allread, Assistant Superintendent for
     Instruction, Marion School District One
Byron R.Beck, Vice President, First Citizens Bank
     and Trust Company of South Carolina
James A.Blake, Retired Superintendent, Marion
     School District One
Emmett W.Flynn, Jr., Owner and Chief Surgeon,
     Marion Surgical Associates, PA
James C.Thomas, President, Thomas Supply, Inc.
William H.Turner, Vice President of Manufacturing,
     Anvil Knitwear
Warren H..Wells, Owner, MI Professional
     Management

MONCKS CORNER
Dorothy C.Gatlin, Assistant Vice President/Branch
     Manager

MOUNT PLEASANT
Dennis E.O'Neill, Attorney-at-Law
Howard A.Taylor, Charleston County Clerk of
     Court
Andrew B.Thomas, Branch Manager

MYRTLE BEACH
Mary Basden, Vice President, Burroughs &
     Chapin Co., Inc.
John D.Brown, Jr., Vice President, First Citizens
     Bank and Trust Company of South Carolina
Vernie E.Dove, Business Administrator, First
     Presbyterian Church
Anne Blackwell Ervin, Vice President, Pepsi Cola
     Bottling Company of Conway
Robert M.Grissom, Mayor, City of Myrtle Beach
Thomas W.Whitaker, M.D., Ophthalmologist
Crain Woods, Retired Principal, Myrtle Beach
     Middle School

NICHOLS
Gerald M.Bane, Assistant Vice President/City
     Executive
James A.Battle, Jr., Vice President and Treasurer,
     J.R.Battle and Company
James M.Devers, Jr., President, Nichols Farm
     Supply, Inc.
A.M.Hayes, Retired
D.H.Jordan, Farmer
Randy Lovett, Tobacco Farmer, Twin States
     Warehouse

NORTH CAROLINA
Alvie R.Evans, President, Evans Development
     Corp.
G.Phillip Murphy, Real Estate Developer;Owner,
     Phil-Jo Construction Company and G. Phillip
     Murphy Realty
James A.Rock, President, Byroc Insulation
     Supply, Inc.

PACOLET
B.Rodgers Berry, Owner, R& R Farms
John C.Dover, Principal, Pacolet Junior High
     School and Mayor, Town of Pacolet
Catherine G.Dunnaway, Branch Officer/Branch
     Manager, First Citizens Bank
Harry B.Gosnell, Jr., Postmaster, Pacolet Post
     Office
John E.Hogan, Retired
Joanne G.Jumper, Assistant Superintendent,
     Spartanburg County School District #3
Lanny F.Littlejohn, President, Littlejohn Lumber
     Company
Terry K.Phillips, Vice President, First Citizens
     Bank and Trust Company of South Carolina

PAGELAND
Thomas F.Agerton, Owner, Pageland Auto Parts
C.Hamilton Hutto, Vice President, First Citizens
     Bank and Trust Company of South Carolina
Roddy W.Outen, President, Jefferson Barns, Inc.
Carl M. Tucker, III, President, C.M.Tucker Lumber
     Corporation

SALEM
Joseph J.Antonette, Retired
Lawrence J.Bloomer, Manager/Keowee Division,
     Crescent Resources, Inc.
Judy C.Hines, Owner, Talk of the Town Beauty
     Salon
SALUDA
Ted L.Coleman, Self-employed, Big Creek Hill
     Farm, Inc.
Lester F.Hembel, Chief Flight Instructor, S.C.
     Helicopters, Inc.
Fred M.Parkman, President, Parkman's
     Pharmacy, Inc.
Ralph N.Riley, Doctor/Family Practice
William H.Rushton, Jr., Vice President, First
     Citizens Bank and Trust Company of South
     Carolina
C.David Sawyer, Jr., Attorney-at-Law, Coleman,
     Sawyer, Breibart and McCauley
J.Claude Wheeler, Jr., Dairy and Beef Cattle
     Farmer
P.S.White, Attorney-at-Law

SHARON
William B.Arthur, Vice President/City Executive,
     First Citizens Bank
James Charles Bankhead, Jr., Bankhead
     Refrigeration Service, Inc.
John I.Chason, Retired
Phillip D.Faulkner, Assistant Vice
        President/Branch Manager
W.M.Faulkner, Jr., Consultant, First Citizens Bank
Jay Gorley, President/Owner, Northwestern, Inc.
John M.Pratt, M.D.
W.Park Thomson, Retired
W.L.Whitesides, Jr., Whitesides Company
William S.Wilkerson, III, President, John L.Gaddy
      Enterprises, Inc.

SPARTANBURG
Wallace W.Brawley, Consultant, First Citizens
      Bank and Trust Company of South Carolina
Howard B.Carlisle, III, Chairman of the Board,
      Printpak Industries, Inc.
Marvin Dupre Cole, Residential Builder and
      Realtor, Imperial Developers
J.Howard Henderson, President, Copac, Inc.
Roland Jones, Attorney-at-Law, Ward Law Firm
Matz Lischerong, Founder and President,
      Primaknit, Inc.and Litex International
Gaines H.Mason, Jr., Vice President, First
      Citizens Bank and Trust Company of South
      Carolina
Pamela B.McCulley, Artist
W.C.(Cliff) Neal, Director of Development,
      Uniform/Fabrics Division, Milliken and
      Company
M.R.Price, Secretary/Treasurer, Price's Store for
      Men
Charles A.Spann, Sr., Development Specialist,
      City of Spartanburg
Marshall C.Stone, Jr., Retired, Milliken and
      Company
J.William Wakefield, President, Wakefield Buick
      Company, Inc.
Bruce B.White, President, Fiber and Yarn
     Associates

ST.GEORGE
Thomas O.Berry, Jr., Attorney-at-Law
Jerome S.Bilton, President,Jim Bilton Ford
H.Legrande Fender, Owner Legrande Fender, Inc.
James L.Hodges, Pharmacist, Cash Discount
     Drugs
Richard J.Rhode, Surveyor and Owner/Rhodes
     Land Surveying
D.Carl Walters, Jr., Vice President, First Citizens
     Bank and Trust Company of South Carolina
Thomas J.Wamer, Funeral Director, Bryant
     Funeral Home

TRENTON
Avory Bland, Jr., Owner, Bland Funeral Home
E.Hite Miller, Sr., President, First Citizens Bank
     and Trust Company of South Carolina
Grace H.Satcher, Assistant Vice President, First
     Citizens Bank and Trust Company of South
     Carolina
Julius M.Vann, Partner, Vann Brothers Farm

WEST COLUMBIA
Dr.R.B.Antley, Optometrist, Doctors of Optometry
Steven C.Cogburn, Jr., President and Owner,
     Cogburn's Restaurant
Bobby T.Howard, Owner, Hidden Valley Country
     Club
J.Donald Pinholster, Vice President, First Citizens
     Bank and Trust Company of South Carolina
Russell B.Shealy, Tax Accountant
Walter P."Buddy" Witherspoon, Jr., Dentist

WHITMIRE
Elmer R.Baker, Commercial Contractor, W.E.
     Baker & Son, Inc.
Dr.R.L.Bledsoe, Dentist
W.Hughson Green, Jr., Consumer Lending
     Officer, First Citizens Bank and Trust Company of South Carolina
Tony A.Henderson, Supervisor, Cone Mills
Cheryl Nichols, Nichols Tire Company
Rev.Dolphus Rayford, Minister
John F.Roche, Jr., Pharmacist, Roche Pharmacy,
     Inc.
Karen Yannetti

WOODRUFF
Dr.James Coker, Woodruff Eye Clinic
James M.Gibert, President, Gibert Co., Inc.
    (Gibert Realty Co.)
Dr.J.Elwyn James, Physician/Surgeon, James-
     Willmot Clinic
Perry C.Ouzts, Assistant Vice President, First
     Citizens Bank and Trust Company of South
     Carolina
W.J.Theo, President, W.J.Theo & Sons
G.Curtis Walker, B.J.Workman Memorial Hospital

YORK
William B.Arthur, Vice President, First Citizens
     Bank and Trust Company of South Carolina
Manning E.Biggers, President and Owner, Faith
     Realty Company, Inc.
Charles Bradford, Attorney-At-Law, Spratt,
     Mckeown & Bradford, Inc.
Dr.Thomas G.Dixon, Veterinarian
Dr.Gregory Greiner, Dentist
William Miller, President, Miller Insurance Services
Dr.Donald Shuler, Family Practitioner

SPECIAL ADVISORS
Edward T.Epting, Retired
Henry Y.Riley, Retired

FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY

COMMUNITIES
SERVED

AIKEN
Douglas E. Henderson
Vice President/City Executive

ANDERSON
John B. Buice, Jr.
Vice President/City Executive

BALLENTINE
Richard Pascal, Jr.
Assistant Vice President/Manager

BARNWELL
John J. Sanders
Vice President/City Executive

BEECH ISLAND
Ronald S. Noblett
Senior Vice President/Regional Administrator

BELVEDERE
Steven M. Phillips
Vice President/City Executive

BISHOPVILLE
Bruce C. Snipes
Assistant Vice President/City Executive

BOILING SPRINGS
Penny S. Guinn
Assistant Vice President/Manager

CALHOUN FALLS
Donald M. Rochelle
Assistant Vice President/Manager

CAYCE
C. Brian McLane
Assistant Vice President/Manager

CHARLESTON
Dwight L Moody, Jr.
Vice President/City Executive

CHERAW
Brian J. Mickleberry
Vice President/City Executive

CHESTER
C. Larry Haynes
Vice President/City Executive

CHESTERFIELD
Emsley A. Laney, Jr.
Vice President/City Executive

CLEMSON
John L. Lewis
Vice President/City Executive

CLIO
Derry W. Mccormick
Vice President/City Executive


COLUMBIA
Bernard L. Duke
Senior Vice President/Regional Administrator/
      City Executive

CONWAY
John C. Griggs, Jr.
Vice President/City Executive

COWPENS
Patricia H. Cassidy
Assistant Vice President/Manager

DARLINGTON
John H. Martin, III
Vice President/City Executive

DILLON
Charles S. McLaurin, III
Senior Vice President/Regional Administrator/
      City Executive

EASTOVER
Robert G.Woods
Assistant Vice President/Manager

ELGIN
William L. Addison
Branch Officer/Manager

FOREST ACRES
Sam J. Schneider
Assistant Vice President/Manager

FLORENCE
D. Leroy Bailey, Jr.
Vice President/City Executive

GEORGETOWN
Robert R. Martin, Jr.
Vice President/City Executive

GREAT FALLS
Cynthia S. Banks
Assistant Vice President/City Executive

GREENVILLE
David C. Austin
Vice President/City Executive

HICKORY GROVE
No Officer In Charge

IRMO
Lisa A. Moseley
Branch Officer/Manager

JACKSON
L.Walker Padgett, Jr.
Vice President/Manager

JOANNA
Wanda M. Prater
Branch Officer/Supervisor

JOHNSTON
John C.Timmerman
Vice President/City Executive

KERSHAW
Nancy L.Taylor
Assistant Vice President/City Executive

LAKE VIEW
Gerald N. Arnette, Jr.
Assistant Vice President/City Executive

LANCASTER
Don T. Gardner
Vice President/City Executive

LANDRUM
E. Hite Miller, Jr.
Vice President/Manager

LEXINGTON
William E. Payne, Jr.
Assistant Vice President/Manager

LUGOFF
Byron P. Roberts
Branch Officer/Supervisor

LYMAN
Terry K. Phillips
Vice President/Manager

MARION
Byron R. Beck
Vice President/City Executive

MAULDIN
Ted G. Sanders
Vice President/Manager

MONCKS CORNER
Dorothy C. Gatlin
Assistant Vice President/Manager

MOUNT PLEASANT
Andrew B.Thomas
Branch Officer/Manager

MYRTLE BEACH
John D. Brown, Jr.
Vice President/City Executive

NICHOLS
Gerald M. Bane
Assistant Vice President/City Executive

NORTH
Betty H.Williamson
Branch Officer/Manager

NORTH CHARLESTON
Willard S. Hewitt
Vice President/Area Manager

PACOLET
Catherine G. Dunnaway
Branch Officer/Manager

PAGELAND
C. Hamilton Hutto
Vice President/City Executive

PAWLEYS ISLAND
Raymond O.Yonkers
Assistant Vice President/Manager

RIDGE SPRING
Donna J.Wise
Assistant Vice President/Manager

ROCK HILL
Dennis J.Stuber
Vice President/City Executive

SALEM
Joy L. Boatwright
Branch Officer/Manager

SALUDA
William H. Rushton, Jr.
Vice President/City Executive

SHARON
Phillip D. Faulkner
Assistant Vice President/Manager


SIX MILE
No Officer In Charge

SOCASTEE
Charles S. Page
Branch Officer/Supervisor

SOUTH OF THE BORDER
Bobbie K. Arrington
Assistant Vice President/Manager

SPARTANBURG
Gaines H. Mason, Jr.
Vice President/City Executive

SUMMERVILLE
Cathy A. Heitzenrater
Assistant Vice President/Area Manager

ST. GEORGE
D. Carl Walters, Jr.
Vice President/City Executive

TRENTON
Grace H. Satcher
Assistant Vice President/City Executive

WARE SHOALS
Mary P. Pearman
Vice President/Manager

WEST COLUMBIA
J. Doyle Pinholster
Vice President/Manager

WESTMINSTER
R. Allen Perkins
Assistant Vice President/Manager

WHITMIRE
W. Hughson Green, Jr.
Consumer Lending Officer/Manager

WILLISTON
Verna G. Murphy
Assistant Vice President/Manager

WOODRUFF
Perry C. Ouzts
Assistant Vice President/Manager

YORK
William B. Arthur
Vice President/City Executive

    FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY


                               COV3

    FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY


                               COV4