Form 10-K, Exhibit 13
period 1995-12-31
FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA INC
filed 1996-03-28
CIK 708848

FIRST CITIZENS
BANCORPORATION
OF SOUTH CAROLINA, INC.



(Photo of a palm tree appears here)

                        Annual Report
                             1995

    FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY




NATURE OF BUSINESS

    First Citizens Bancorporation of South Carolina, Inc. ("Bancorporation"), is a one-bank holding company headquartered in Columbia, South Carolina, with assets of $1.752 billion at December 31, 1995. Its wholly-owned subsidiary is First-Citizens Bank and Trust Company of South Carolina ("Bank"), which provides a broad range of banking services through 115 offices in 73 communities throughout the state. The Bank's subsidiary is Wateree Life Insurance Company of South Carolina, a credit life insurance company.

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


ANNUAL MEETING

    The Annual Meeting of Stockholders of First Citizens Bancorporation of South Carolina, Inc. will be held at 2:00 p.m. on Wednesday, April 24, 1996 at 1314 Park Street, Columbia, South Carolina.

CONTENTS

Market and Dividend Information Regarding Common
and Preferred Stock  . . . . . . . . . . . . . . . . . . . . . . IFC
Financial Highlights   . . . . . . . . . . . . . . . . . . . . . . 1
To Our Stockholders   . . . . . . . . . . . . . . . . .  . . . . . 2
Management's Discussion and Analysis . . . . . . . . . . . . . . . 3
Report of Management   . . . . . . . . . . . . . . . . . . . . .. 17
Report of Independent Accountants . . . . . . . . . . . . . . . . 17
Consolidated Financial Statements  . . . . . . . . . . . . . . .  18
Official Organization Section   . . . . . . . . . . . . . . . . . 32

                    WILLIAM M. "BUD"FAULKNER,JR.
                              DIRECTOR

            It is with deepest regrets that we report that
                       William M."Bud"Faulkner, Jr.
                           Died January 9,1996.

MARKET AND DIVIDEND INFORMATION

REGARDING COMMON AND PREFERRED STOCK

    There is a limited over-the-counter market for Bancorporation's voting common stock. The stock is not listed on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"). Quotations are published in South Carolina newspapers circulated in Bancorporation's major metropolitan markets and may be obtained through securities brokers having offices in South Carolina. Local broker-dealers, Interstate/Johnson Lane & Scott and Stringfellow, affect agency transactions in Bancorporation's voting common stock from time to time.

    There is no trading market for any class of Bancorporation's preferred stock or for its non-voting common stock. All trading activity for the classes of Bancorporation's preferred stock and non-voting common stock is in privately negotiated transactions.

    The following ranges of high and low bid prices for Bancorporation's voting common stock were supplied by one of the broker-dealers making a market in such security. The prices represent quotations between broker-dealers and do not include markups, markdowns or commissions and may not represent actual transactions.

                                           1995              1994
High/Low Bid Price of Voting Common Stock
     1st quarter.......................... $99.25/ 95.00     $85.50/83.00
     2nd quarter.......................... 106.00/ 99.75     90.00/86.50
     3rd quarter.......................... 109.00/106.50     92.50/90.00
     4th quarter.......................... 115.00/109.00     95.38/92.50

    The approximate number of record holders of Bancorporation's voting common stock and non-voting common stock at December 31, 1995 was 1,197 and 5 respectively.

    Holders of the voting and non-voting common stock of Bancorporation are entitled to such dividends as may be declared from time to time by the Board of Directors out of funds legally available. However, Bancorporation has adopted a policy of paying no cash dividends on its voting and non-voting common stock. This policy reflects the desire of the Board of Directors to maintain the capital to assets ratio through the retention of earnings. Certain regulatory requirements restrict the payment of dividends and extensions of credit from banking subsidiaries to bank holding companies. As Bancorporation has a policy of paying no cash dividends on common stock, these restrictions have not historically impacted Bancorporation's ability to meet its obligations. Additional restrictions relating to capital requirements and dividends are discussed on page 13 of "Management's Discussion and Analysis" and in Note 10 of "Notes to Consolidated Financial Statements."


  THIS STATEMENT HAS NOT BEEN REVIEWED OR CONFIRMED FOR ACCURACY OR RELEVANCE
                  BY THE FEDERAL DEPOSIT INSURANCE CORPORATION

      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY

FINANCIAL HIGHLIGHTS
(Dollars in thousands - except per share data, employees, branches, and ATMs)



                                                                           Change
                                                                           in One
                                                  1995           1994        Year
FOR THE YEAR:
 Net income                                 $   12,558     $    9,849       27.51%
 Net income per common share                     13.13          10.24       28.22


FINANCIAL RATIOS:
 Net interest margin                              4.33%          4.27%       1.41%
 Return on average assets                          .76            .63       20.63
 Return on average stockholders' equity          12.04          10.69       12.63
 Reserve for loan losses to year-end loans        1.90           2.05       (7.32)
 Reserve for loan losses to year-end
   nonperforming loans (coverage ratio)         543.50         459.62       18.25
 Net loan losses to average loans                  .11            .15      (26.67)
 Equity to assets at year-end                     6.40           6.17        3.73


AT YEAR-END:
 Assets                                     $1,751,674     $1,589,181       10.22%
 Earning assets                              1,591,915      1,437,656       10.73
 Net loans                                   1,093,106        917,776       19.10
 Core deposits                               1,390,926      1,314,714        5.80
 Total deposits                              1,495,939      1,386,518        7.89
 Total stockholders' equity                    112,086         98,025       14.34


AVERAGES:
 Assets                                     $1,651,842     $1,551,997        6.43%
 Earning assets                              1,508,956      1,414,375        6.69
 Investment securities                         471,447        485,745       (2.94)
 Net loans                                   1,015,266        902,889       12.45
 Deposits                                    1,436,548      1,373,612        4.58
 Interest-bearing liabilities                1,305,347      1,237,617        5.47
 Total stockholders' equity                    104,267         92,161       13.14


RISK-BASED CAPITAL RATIOS:
 Tier 1                                           8.62%          8.95%     (3.69)%
 Total                                           10.35          11.04       (6.25)


NUMBER OF (AT YEAR-END):
 Common shares outstanding                     943,533        943,533
 Preferred shares outstanding                   68,132         68,132
 Banking offices                                   115            114         .88%
 ATMs                                               97             95        2.11
 Full-time equivalent employees                    946            984       (3.86)


BOOK VALUE PER COMMON SHARE:                $   115.32     $   100.41       14.85%

      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY

TO OUR STOCKHOLDERS:

    For First Citizens Bank, 1995 was another year of expansion. Beginning in January with the entry into Rock Hill with a temporary facility, First Citizens Bank acquired two branches in Central and Liberty in May and, in September, acquired the assets and certain liabilities of Summerville National Bank. In late December, the Rock Hill staff occupied a permanent facility which solidified First Citizens Bank's presence in that growing market.

    Net income for 1995 was $12.6 million, up 27.51% from the $9.8 million reported in 1994. This increase was due primarily to an increase in interest margins and noninterest income, as well as a continued emphasis on control of noninterest expenses. Also contributing to the increase in net income was a reduction in the FDIC insurance premium expense.

    Deposits increased by 7.98% to $1.495 billion, while net loans grew by 19.10% to $1.093 billion. Our loan growth reflected continued strength in serving our traditional consumer and small business markets. Loan quality remained strong with net loan losses to average loans of .11%, down from .15% for 1994; and, accordingly, the loan loss reserve as a percentage of gross loans outstanding was reduced to 1.90% of gross loans from 2.05% for 1994.

    We invite you to review the section entitled "Management's Discussion and Analysis" for additional information on our financial performance.

    To improve revenues, efficiency, and customer service, First Citizens Bank completed a comprehensive Profit Improvement Project in 1995. Over $2 million in recurring pretax improvements were attributable to this intense bankwide effort. As a result of this project, a goal of continuous improvement in operations has been adopted throughout management.

    Another significant effort was begun in late 1995 that will upgrade the sales and customer-relation skills of all banking office employees. This program, named "FC 2000," will help to competitively position First Citizens as the bank of choice in its markets.

    In conjunction with training our people, we have made the commitment to improve our information systems since our successful conversion to an outsourced data processing arrangement two years ago. Further automation of our branch platform and sales systems will continue through 1996 and beyond. These upgrades will insure that our customers and branch personnel will experience state of the art capabilities for opening and servicing accounts and relationships.

    Dramatic developments and changes in our industry are receiving much attention by the media and the public. Management of First Citizens Bank continues to monitor new technologies and delivery systems with the view that we will carefully select those initiatives which best serve our customers and markets. For example, we now sell, install, and support a PC-based business-banking product, BUSINESS EXPRESS, in conjunction with Automatic Data Processing.

    As we look ahead to 1996, we will continue to execute the above mentioned improvements and refinements in the way we do business. A possible softening in the economy may hamper loan demand during the year, while an increasing array of bank and nonbank competitors will challenge us in our efforts to expand market share.

    However, we do anticipate 1996 to be a year of good opportunity for continued increases in business volume and earnings. Our long-term commitment to asset quality remains intact, and we will again make this area a priority during 1996.

    The key factor supporting the optimistic outlook for our continuing progress lies in the dedication of our people. Our loyal and motivated employees readily accept the challenge of banking in the years ahead.

    We are grateful for the spirit of our people and for the interest and support of our stockholders, directors, and advisory board members in our efforts to provide safe, sound and secure banking to the people of South Carolina.

(Signature of E. Hite Miller, Sr.)
E. Hite Miller, Sr.
Chairman of the Board


(Signature of Frank B. Holding)
Frank B. Holding
Vice Chairman of the Board


(Signature of Jim B. Apple)
Jim B. Apple
President

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

    Management's Discussion and Analysis should be read in conjunction with the consolidated financial statements and the supplementary financial data beginning on page 18. Reference should also be made to the accompanying detailed historical information presented elsewhere in this report. All dollar amounts in tables and schedules, except for per share amounts, throughout this report are stated in thousands. Average balances are based on average daily balances.


    PERFORMANCE SUMMARY: (Dollars in thousands - except per share data)

    (Bullet)Bancorporation earned $12,558 which represents an increase of $2,709 or 27.51% over 1994 earnings of $9,849.

    (Bullet)Total assets increased 10.22% for 1995 and 4.62% for 1994. Assets totaled $1,751,674 at the end of 1995.

    (Bullet)Average earning assets increased 6.69% for 1995 and 6.21% for 1994. Taxable equivalent net interest income rose $4,967 or 8.22% in 1995, this followed a decrease in taxable equivalent net interest income of $2,775 or 4.39% in 1994.

    (Bullet)The Provision for Loan Losses increased in 1995 to a total of $2,686, this following a reduction of $1,369 or 34.86% in 1994. The Reserve for Loan Losses was 1.90% of Gross Loans in 1995 compared to 2.05% of Gross Loans in 1994. The bank has experienced continuing improvement in asset quality.

    (Bullet)Noninterest income for 1995 increased $1,723 or 9.23% to a total of $20,390. This followed a decrease of $57 or .30% in 1994.

    (Bullet)Noninterest expense totaled $62,171 in 1995, this compared with $60,239 in 1994. The 1995 expenses were offset by the refund of Federal Deposit Insurance Premiums in the third quarter and reduced premiums in the third and fourth quarter of 1995. The effect of the rate reduction and premium rebate reduced expense levels by approximately $1,415 on an after tax basis in 1995.

    (Bullet) The return on average assets were .76% for 1995 and .63% for 1994. For the same years, the return on average stockholders' equity were 12.04% and
10.69%, respectively.

    (Bullet)In 1995, the ratio of average equity to average assets was 6.31% compared with 5.94% a year earlier. The risk adjusted total capital ratio was 10.35% compared with 11.04% twelve months earlier. The equity and capital ratios have been effected slightly over the past two years because of leverage created by the purchase of assets. Net income per common share for 1995 was $13.13, an increase of $2.89 compared to $10.24 for 1994. Book value per common share at year end reached a new milestone of $115.32 up from $100.41 a year ago.

    (Bullet)During 1995, the Bank acquired Summerville National Bank, Summerville, South Carolina and branch locations in Liberty and Central, South Carolina from another financial institution. The three locations had deposits of $51,314 and loans of $19,967. Premiums paid for these locations totaled $4,894.

    (Bullet)First Citizens Mortgage Corporation, a wholly owned mortgage banking company, was made a department of the Bank in 1995 in order to offer more effective customer service and broaden the Bank's mortgage activities.


RETURN ON AVERAGE ASSETS
(in percentages)

(Bar graph appears here with the following plot points.)

1991       1992       1993       1994       1995
0.56       0.88       0.88       0.63       0.76


RETURN ON AVERAGE STOCKHOLDERS' EQUITY
(in percentages)

(Bar graph appears here with the following plot points.)

1991       1992       1993       1994       1995
11.37      18.6       16.57      10.69      12.04

BOOK VALUE PER COMMON SHARE AT YEAR END
(Dollars)

(Bar graph appears here with the following plot points.)

1991       1992       1993       1994       1995
59.35      72.04     85.62       100.41     115.32

      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY


TABLE 1:  SIX-YEAR SUMMARY OF SELECTED FINANCIAL DATA
(Dollars in thousands - except per share data)



                                                                                                                  Five-Year
                                                                                                                   Compound
                                     1995           1994         1993          1992          1991          1990   Growth Rate
SUMMARY OF OPERATIONS
Interest income.................. $117,329        $99,769      $100,139      $104,424      $101,320       $94,165     4.50%
Interest expense.................   53,527         40,821        38,426        47,267        56,913        54,803     (.47)
Net interest income..............   63,802         58,948        61,713        57,157        44,407        39,362    10.14
Provision for loan losses........    2,686          2,558         3,927         4,161         4,066         2,695     (.07)
Net interest income after
 provision for loan losses.......   61,116         56,390        57,786        52,996        40,341        36,667    10.76
Noninterest income...............   20,390         18,667        18,724        18,066        15,361        14,241     7.44
Investment securities
 gains (losses)..................                                               1,332                          42
Total noninterest income.........   20,390         18,667        18,724        19,398        15,361        14,283     7.38
Salaries and employee benefits...   28,298         27,638        26,542        24,720        21,902        20,259     6.91
Other expense....................   33,873         32,601        30,899        29,788        24,623        22,010     9.01
Total noninterest expense........   62,171         60,239        57,441        54,508        46,525        42,269     8.02
Income before income taxes and
 cumulative effect of change in
 accounting principle............   19,335         14,818        19,069        17,886         9,177         8,681    17.37
Applicable income taxes..........    6,777          4,969         6,286         5,785         2,725        2 ,812    19.24
Income before cumulative
 effect of a change in
 accounting principle............   12,558          9,849        12,783        12,101         6,452         5,869    16.43
Cumulative effect on prior years
 (to 12/31/92) of changing to a
 different method of accounting
 for income taxes................                                   221
NET INCOME....................... $ 12,558        $ 9,849      $ 13,004      $ 12,101      $  6,452       $ 5,869    16.43

EARNINGS PER COMMON SHARE:
Income before cumulative
 effect of a change in
 accounting principle............ $  13.13        $ 10.24      $  13.34      $  12.61      $   6.63       $  5.97    17.07
Cumulative effect on prior years
 (to 12/31/92) of changing to a
 different method of accounting
 for income taxes................                                   .23
NET INCOME....................... $  13.13        $ 10.24      $  13.57      $  12.61      $   6.63       $  5.97    17.07

BOOK VALUE PER COMMON SHARE...... $ 115.32        $100.41      $  85.62      $  72.04      $  59.35       $ 52.68    16.96

Weighted average common
 shar es outstanding.............  943,533        944,799       945,533       945,914       946,225       951,668     (.17)
RATIOS (AVERAGES):
Loans to deposits................    70.67%         65.73%        63.45%        63.18%        67.76%        68.39%
Net loan losses to loans.........      .11            .15           .30           .38           .46           .29
Net interest margin..............     4.33           4.27          4.75          4.71          4.37          4.47
Stockholders' equity to:
 Total assets....................     6.31           5.94          5.33          4.74          4.91          5.00
 Deposits........................     7.26           6.71          5.99          5.31          5.53          5.66
Return on assets.................      .76            .63           .88           .88           .56           .58
Return on stockholders' equity...    12.04          10.69         16.57         18.60         11.37         11.65
SELECTED AVERAGE BALANCES:
 Assets.......................... 1,651,842     1,551,997     1,472,592     1,373,117     1,154,209     1,008,791     10.37
 Earning assets.................. 1,508,956     1,414,375     1,331,670     1,240,236     1,041,939       905,497     10.75
 Investment securities...........   471,447       485,745       474,136       439,121       312,475       266,609     12.08
 Loans, net of unearned income... 1,015,266       902,889       831,335       773,722       694,452       609,159     10.76
 Deposits........................ 1,436,548     1,373,612     1,310,207     1,224,535     1,024,934       890,771     10.03

    FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY


NET INTEREST INCOME: (Dollars in thousands)


    Net interest income represents the principal source of earnings for Bancorporation. Net interest income equals the amount by which interest income exceeds interest expense. For 1995, interest income represented 85.19% of revenues (interest income plus noninterest income) compared with 84.24% in 1994.
 Net interest income totaled $63,802 in 1995 compared with $58,948 in 1994. The growth in net interest income in 1995 was a result of growth in average earning assets due to acquisitions and promotional activities and modest increased yields on these earning assets.

    Net interest income to average earning assets (net interest margin) is a primary measure used in evaluating the effectiveness of the management of earning assets and liabilities funding. The net interest margin was 4.33% in 1995 compared to 4.27% in 1994. Although interest expense to average earning assets increased from 2.89% in 1994 to 3.55% in 1995, the 6.69% growth in average earning assets exceeded the 5.47% growth in average interest-bearing liabilities resulting in the increased interest margin.


AVERAGE NET LOANS (Net of Unearned Income)
(Dollars in millions)

(Bar graph appears here with the following plot points.)

1991       1992       1993       1994       1995
695        774        831        903        1015

AVERAGE EARNING ASSETS
(Dollars in millions)

(Bar graph appears here with the following plot points.)

1991       1992       1993       1994       1995
1042       1240       1332       1414       1509

AVERAGE DEPOSITS
(Dollars in millions)

(Bar graph appears here with the following plot points.)

1991       1992       1993       1994       1995
1025       1225       1310       1374       1437

AVERAGE ASSETS
(Dollars in millions)

(Bar graph appears here with the following plot points.)

1991       1992       1993       1994       1995
1154       1373       1473       1552       1652

      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY


TABLE 2:  COMPARATIVE AVERAGE BALANCE SHEETS - YIELDS AND COSTS
(Dollars in thousands)



                                                              YEAR ENDED DECEMBER 31,
                                                1995                             1994                             1993
                                   AVERAGE    INTEREST              Average    Interest               Average   Interest
                                   BALANCE    REV/EXP    YIELD*     Balance     Rev/Exp   Yield*      Balance   Rev/Exp   Yield*
INTEREST-EARNING ASSETS:
Loans, net of unearned
 interest**..................... $1,015,266   $ 90,325    8.90%   $  902,889   $ 76,077    8.43%   $  831,335   $ 74,260    8.93%
Taxable investment
 securities.....................    433,717     24,110    5.56       439,888     20,290    4.61       434,003     22,870    5.27
Non-taxable investment
 securities.....................     37,730      3,097    8.21        45,857      3,602    7.85        40,133      3,335    8.31
Federal funds sold..............      9,009        520    5.77        11,369        464    4.08        10,922        331    3.03
Other earning assets............     13,234        886    6.69        14,372        832    5.79        15,277        849    5.56
 Total interest-earning
  assets........................  1,508,956    118,938    7.88     1,414,375    101,265    7.16     1,331,670    101,645    7.63
NONINTEREST-EARNING ASSETS:
Cash and due from banks.........     78,275                           77,251                           80,079
Premises and equipment..........     42,028                           37,973                           37,869
Other , less reserve for
 loan losses....................     22,583                           22,398                           22,974
 Total noninterest-earning
  assets........................    142,886                          137,622                          140,922
TOTAL ASSETS.................... $1,651,842                       $1,551,997                       $1,472,592

INTEREST-BEARING LIABILITIES:
Deposits........................ $1,210,281   $ 48,026    3.97    $1,167,826   $ 37,505    3.21    $1,116,377   $ 35,760    3.20
Federal funds purchased
 and securities sold
 under agreements to
 repur chase....................     82,649      4,504    5.45        55,982      2,291    4.09        54,409      1,591    2.92
Long-term debt..................     12,417        997    8.03        13,809      1,025    7.42        14,817      1,075    7.26
  Total interest-bearing
   liabilities..................  1,305,347     53,527    4.10     1,237,617     40,821    3.30     1,185,603     38,426    3.24
Net interest spread.............                          3.78                             3.86                             4.39

NONINTEREST-BEARING LIABILITIES:
Demand deposits.................    226,267                          205,786                          193,830
Other liabilities...............     15,961                           16,433                           14,690
 Total noninterest-bearing
  liabilities...................    242,228                          222,219                          208,520
Stockholders' equity............    104,267                           92,161                           78,469
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY............ $1,651,842                       $1,551,997                       $1,472,592

Net interest income.............              $ 65,411                         $ 60,444                         $ 63,219

Interest income to
 earning assets.................                          7.88                             7.16                             7.63
Interest expense to
 earning assets.................                          3.55                             2.89                             2.88
Net interest income to
 earning assets.................                          4.33                             4.27                             4.75

 *Taxable equivalent yield was calculated using the incremental statutory federal income tax rate of 35%.
**Nonaccrual loans are included in the respective average loan balances.
  Income on such loans is generally recognized on a cash basis.

      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY


TABLE 3:  TAXABLE EQUIVALENT RATE/VOLUME VARIANCE ANALYSIS
(Dollars in thousands)



                                                                        1995 Compared to 1994      1994 Compared to 1993
                                                                                          Net                        Net
                                                   Interest            Change Due To    Increase  Change Due To    Increase
                                             1995     1994    1993     Rate   Volume** (Decrease) Rate  Volume** (Decrease)

INTEREST INCOME*
Loans.................................... $ 90,325 $ 76,077 $ 74,260 $ 4,250  $ 9,998    $14,248  $ (4,573) $6,390  $  1,817
Investment securities:
 Taxable.................................   24,110   20,290   22,870   4,163     (343)     3,820    (2,890)    310    (2,580)
 Non-taxable.............................    3,097    3,602    3,335     162     (667)      (505)     (209)    476       267
   Total investment securities..........   27,207   23,892   26,205   4,325   (1,010)     3,315    (3,099)    786    (2,313)
Other earning assets.....................      886      832      849     130      (76)        54        33     (50)      (17)
Federal funds sold and securities
 purchased under agreements
 to resell...............................      520      464      331     192     (136)        56       119      14       133
   Total earning assets..................  118,938  101,265  101,645   8,897    8,776     17,673    (7,520)  7,140      (380)
INTEREST EXPENSE
 NOW accounts............................    7,362    7,106    6,308     370     (114)       256       108     690       798
 Market Rate accounts....................    8,139    7,658    7,201     873     (392)       481        81     376       457
 Other accounts..........................    2,467    1,824    1,520     378      265        643       104     200       304
 Certificates of Deposit in
  excess of $100,000.....................    2,890    3,039    2,890  (1,510)   1,361       (149)      378    (229)      149
 Other certificates of deposit...........   27,168   17,878   17,841   7,498    1,792      9,290      (153)    190        37
   Total deposits........................   48,026   37,505   35,760   7,609    2,912     10,521       518   1,227     1,745

Federal funds purchased and
 securities sold under agreements
 to repur chase..........................    4,504    2,291    1,591     760    1,453      2,213       654      46       700
Long-term debt...........................      997    1,025    1,075      84     (112)       (28)       23     (73)      (50)
   Total interest-bearing liabilities....   53,527   40,821   38,426   8,453    4,253     12,706     1,195   1,200     2,395
Net interest income...................... $ 65,411 $ 60,444 $ 63,219 $   444  $ 4,523    $ 4,967  $ (8,715) $5,940  $ (2,775)

    *Interest income includes a taxable equivalent adjustment of $1,609, $1,492 and $1,506 for 1995, 1994 and 1993, respectively, using the incremental statutory federal income tax rate of 35% for those years.

    **Volume-rate changes have been allocated to each category based on the percentage of each to the total change.


INVESTMENT SECURITIES: (Dollars in thousands)


    At December 31, 1995, the investment portfolio was $464,981 compared to $486,681 in 1994. Bancorporation continues to invest primarily in short-term U.S. Government obligations thereby minimizing credit, interest rate and liquidity risk. The portfolio was comprised of 87.55% U.S. Government obligations at year-end 1995 as compared to 89.57% at year-end 1994. The remainder of the investment portfolio principally consists of municipal bonds and notes, owned by Bancorporation.

    Average investment securities as a percentage of average earning assets decreased from 34.34% in 1994 to 31.24% in 1995 due in part to the Bank's ability to employ the required funds in growth of the loan portfolio. Investment securities remain the second largest component of interest-earning assets.

    The average maturity of U.S. Government obligations held in the portfolio was 12.0 months at December 31, 1995 as compared to 9.2 months at December 31, 1994. At year-end, the market value of the held-to-maturity portfolio was $4,994 above book value, consisting of unrealized gains of $5,056 and unrealized losses of $62.

    The equity securities classified as available for sale are principally comprised of 183,600 shares of Class A and 45,900 shares of Class B stock in First Citizens Bancshares of North Carolina. These two issues accounted for 93.20% of the total dollar amount of equity securities.

      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY


TABLE 4:  INVESTMENT SECURITIES ANALYSIS (Dollars in thousands)



                                                         1995                    1994                    1993
                                                               TAXABLE
                                         BOOK       MARKET    EQUIVALENT   Book       Market       Book       Market
                                         VALUE       VALUE     YIELD*     Value       Value       Value       Value
U. S. Government obligations:
 Within one year...................... $210,875    $212,199     6.08%    $268,991    $265,835    $256,052    $257,533
 One to five years....................  196,198     198,726     6.32      166,935     163,513     155,321     155,635
 Five to ten years....................
   Total..............................  407,073     410,925     6.20      435,926     429,348     411,373     413,168
States and political subdivisions:
 Within one year......................    4,445       4,454     6.49        3,870       3,878       8,003       8,017
 One to five years....................   13,927      14,131     7.28       16,111      16,243      18,833      19,148
 Five to ten years....................   21,249      21,755     8.78       14,467      14,702      16,077      16,525
 Over ten years.......................    3,131       3,555    11.20        5,537       5,841       9,639      10,569
   Total..............................   42,752      43,895     8.23       39,985      40,664      52,552      54,259
Other securities:
 One to five years....................      918         924     6.31          100          96         100         101
 Five to ten years....................      195         194     8.17           60          55          60          60
 Over ten years.......................      858         852     5.81           50          50          50          54
   Total..............................    1,971       1,970     6.28          210         201         210         215
Total interest-earning investments....  451,796     456,790     6.18      476,121     470,213     464,135     467,642
Stock and other investments...........   13,185      13,185                10,560      10,560       3,842      11,222
   Total portfolio.................... $464,981    $469,975     6.18     $486,681    $480,773    $467,977    $478,864

    *Taxable equivalent yield was calculated using the incremental statutory federal income tax rate of 35%.


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

    After careful review by management, the majority of the investment securities were classified as held-to-maturity with the exception of equity securities which have no defined maturity. During 1995, Bancorporation recorded a $5,934 increase in stockholders' equity ($9,129, net of tax effect of $3,195) on equity securities classified as available-for-sale and carried at estimated fair value.


LOANS: (Dollars in thousands)


    Loans comprise the major portion of earning assets of Bancorporation with average loans accounting for 67.28% and 63.84% of average earning assets in 1995 and 1994, respectively. Gross loans increased $177,234 or 18.91% to $1,114,259 in 1995, up from $937,025 in 1994. Of the total increase of $177,234 from 1994 to 1995, $20,311 represent loans obtained in acquisitions. The remaining loan growth of $156,923 represents an internal growth rate for loans of 16.75% for 1995. Demand for all types of loans was strong for 1995. The largest portion of the increase in total loans was attributable to an increase in loans secured by 1-4 family residential properties which increased $70,286 or 18.02% followed closely by loans to individuals for household, family and other personal expenditures which increased $63,124 or 23.41% in 1995. The portfolio mix did not change significantly in 1995 and no major change is expected in 1996.

      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY


TABLE 5:  DISTRIBUTION OF LOANS (Dollars in thousands)


                                                             December 31,
                                     1995               1994                 1993                 1992               1991
                                         % OF               % of                 % of                 % of               % of
                                         TOTAL              Total                Total                Total              Total
                              BALANCE    LOANS   Balance    Loans    Balance     Loans    Balance     Loans    Balance   Loans
TYPE OF LOANS:
Real estate loans:
 Construction and
  land development......... $   16,334     1.47   $  7,888      .84   $ 18,952     2.15   $ 23,136     2.86   $ 23,741     3.17
 Secured by 1-4 family
  residential properties...    459,283    41.22    388,997    41.51    345,624    39.23    286,372    35.45    253,799    33.90
 Commercial................    200,088    17.96    173,690    18.54    163,690    18.58    161,959    20.05    148,648    19.85
Loans for purchasing and
  carrying securities......        614      .06        484      .05        469      .05        237      .03      2,143      .29
Loans to farmers...........      6,338      .57      5,843      .62      5,271      .60      5,175      .64      6,375      .85
Commercial and
 industrial loans..........     92,641     8.31     84,900     9.06     86,039     9.77     84,392    10.45     78,220    10.45
Loans to individuals for
 household, family, and
 other personal
 expenditures..............    332,817    29.86    269,693    28.79    253,874    28.82    240,635    29.78    232,002    30.99
Other loans, all
 attributable to domestic
 operations................      6,144      .55      5,530      .59      7,084      .80      5,969      .74      3,748      .50
   Total loans............. $1,114,259   100.00   $937,025   100.00   $881,003   100.00   $807,875   100.00   $748,676   100.00

    The bank desires to make business loans for productive purposes where the business has adequate capital and management expertise to succeed. Consumer loans are granted for many purposes provided the underwriting criteria is met. The ability and willingness of the borrower to repay debt are primary to the credit decision. Repayment ability is established by review of past and future cash flow coverage for a business or debt to income ratio for a consumer. The willingness of the borrower to repay debt is reviewed through trade credit for business and credit bureau reports and other traditional methods for a consumer loan. Collateral guarantees, loan to value ratios, and terms of a loan are based on industry and or regulatory standards depending on the loan purpose and the composition of the collateral provided.


TABLE 6: MATURITIES AND RATE SENSITIVITY OF SELECTED LOANS - DECEMBER 31, 1995 (Dollars in thousands)

                                                                             Over 1     Over
                                                                  1 Year     through     5
                                                       TOTAL    or less     5 Years    Years
TYPES OF LOANS:
 Construction and land development.................. $ 16,334    $12,577    $ 3,757
 Commercial, financial and agricultural.............  105,737     35,590     51,811    $18,336
  Total............................................. $122,071    $48,167    $55,568    $18,336

RATE SENSITIVITY FOR SELECTED LOANS (OVER ONE YEAR):
 Predetermined rate................................. $ 41,386               $32,481    $ 8,905
 Floating or adjustable rate........................   32,518                23,087      9,431
  Total............................................. $ 73,904               $55,568    $18,336


    PROVISION AND RESERVE FOR LOAN LOSSES: (Dollars in thousands)


    The provision for loan losses totaled $2,686 in 1995 exceeding net credit losses by $1,607. The provision was higher by $128 or 5.00% from the $2,558 taken in 1994.

    Bancorporation manages credit risk through a variety of methods including credit scoring, loan type parameters and underwriting. In addition, credit management is centralized using a standardized system of controls and subjecting the portfolio to detailed credit reviews by individuals independent of the lending function. In establishing an appropriate level of reserve, the financial condition of the individual borrower is assessed and a determination of the value and adequacy of the underlying collateral and loss and delinquency trends are considered. The management of Bancorporation believe that the allowance for loan losses of $21,153 provides adequate coverage against potential loss exposure as of December 31, 1995, although no assurance can be given that the on-going evaluation of the portfolio in light of economic conditions will not warrant additional provisions. Improved conditions within Bancorporation's loan and commitments portfolio including reduced delinquencies and continued economic improvement, led to a reduction in the reserve from 2.05% of gross loans in 1994 to 1.90% in 1995. Coverage ratios of nonperforming loans was 543.50% for 1995 and 459.62% for 1994.

    Net loan losses totaled $1,079 or .11% of average loans, a decrease of $291 or 21.24% from $1,370 or .15% of average loans in 1994. Recoveries represented 44.78% of gross loans charged off versus 36.28% in 1994.

      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY

    Bancorporation maintains the reserve for loan losses to absorb possible losses in the loan portfolio. The reserve consists of three elements: (i) reserves established on specific loans, (ii) reserves based on historical loan loss experience and, (iii) reserves based on economic conditions in Bancorporation's individual markets. The specific reserve element is based on a regular analysis of all loans and commitments over a fixed dollar amount where the internal credit rating is at or below a predetermined classification. The historical loan loss element represents a projection of future credit problems as determined by estimates and analysis that examine loss experience and trends in the portfolio. The general economic condition element is determined by management and is based on knowledge of specific economic and individual markets served and how those markets might affect the collectibility of loans and the marketability of loan collateral in those markets. Bancorporation is committed to early recognition of possible loan problems and to a strong loan loss reserve.


TABLE 7:  ANALYSIS OF RESERVE FOR LOAN LOSSES (Dollars in thousands)


                                              1995       1994       1993       1992       1991
Beginning loan loss reserve............... $19,249    $18,061    $16,589    $15,361    $13,301
Charge-offs:
 Commercial, financial and agricultural...      35                                          22
 Real estate - mortgage...................     421        607      1,587      1,524        976
 Commercial loans to individuals..........     462        362        356        578      1,106
 Installment loans to individuals.........   1,036      1,181      1,259      1,391      1,727
   Total charge-offs......................   1,954      2,150      3,202      3,493      3,831
Recoveries:
 Commercial, financial and agricultural...                 10          5         12         66
 Real estate - construction...............                                       10
 Real estate - mortgage...................     294        265        238         80        130
 Commercial loans to individuals..........     190        167        195         86        155
 Installment loans to individuals.........     391        338        309        372        309
   Total recoveries.......................     875        780        747        560        660
   Total net charge-offs..................   1,079      1,370      2,455      2,933      3,171
Provision for loan losses.................   2,686      2,558      3,927      4,161      4,066
Reserves related to acquisitions..........     297                                       1,165
Ending loan loss reserve.................. $21,153    $19,249    $18,061    $16,589    $15,361

TABLE 8:  ALLOCATION OF RESERVE FOR LOAN LOSSES (Dollars in thousands)



                                                                        December 31,
                                  1995                 1994                 1993                 1992               1991
                                     % OF                 % of                 % of                 % of                 % of
                                     LOANS                Loans                Loans                Loans                Loans
                                    TO TOTAL              to Total             to Total             to Total             to Total
                           RESERVE   LOANS     Reserve    Loans     Reserve    Loans    Reserve     Loans     Reserve    Loans
Real estate -
 construction............ $   100      1.47    $    16       .84    $     9      2.15    $    45      2.86    $    94      3.17
Real estate - mortgage...   7,508     59.17      3,719     60.05      5,096     57.81      4,043     55.50      2,683     53.75
Installment loans to
 individuals.............   2,562     29.87      1,792     28.78      1,855     28.82      1,602     29.79      1,596     30.99
Commercial, financial
 and agricultural........   1,581      9.49      1,015     10.33      1,257     11.22      1,077     11.85        823     12.09
Unallocated..............   9,402               12,707                9,844                9,822               10,165
   Total................. $21,153    100.00    $19,249    100.00    $18,061    100.00    $16,589    100.00    $15,361    100.00

      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY


TABLE 9:  ANALYSIS OF ASSET QUALITY (Dollars in thousands)


                                        1995            1994             1993            1992            1991
                                           % OF            % of             % of              % of           % of
                                           TOTAL           Total            Total             Total          Total
                                 BALANCE   LOANS  Balance  Loans   Balance  Loans   Balance  Loans  Balance  Loans
RISK ELEMENTS:
Nonaccrual loans................ $3,323    .30    $2,865    .31    $2,323    .26    $3,540    .44    $4,131    .55
Restructured loans..............    569    .05     1,323    .14     2,094    .24     1,166    .14     1,037    .14
  Total nonperforming loans.....  3,892    .35     4,188    .45     4,417    .50     4,706    .58     5,168    .69
Loans past due 90 days..........  1,747    .16       827    .09     1,016    .12       812    .10       525    .07
  Total......................... $5,639    .51    $5,015    .54    $5,433    .62    $5,518    .68    $5,693    .76

NONPERFORMING ASSETS:
Commercial, financial and
 agricultural................... $  951    .09    $  238    .03    $  305    .03    $  157    .02    $  207    .03
Consumer........................     38    .00       106    .01        85    .01        54    .01        68    .01
Real estate.....................  2,903    .26     3,844    .41     4,027    .46     4,495    .55     4,893    .65
  Total nonperforming loans.....  3,892    .35     4,188    .45     4,417    .50     4,706    .58     5,168    .69
Other real estate owned.........    473    .04       270    .03       410    .05       315    .04       190    .03
  Total nonperforming assets/... $4,365    .39    $4,458    .48    $4,827    .55    $5,021    .62    $5,358    .72
ASSET QUALITY RATIOS:
Reserve to year -end loans......         1.90%            2.05%            2.05%            2.05%            2.05%
Net loan losses to average loans          .11              .15              .30              .38              .46
Coverage ratio..................       543.50           459.62           408.90           352.51           297.23

    Any loans classified by the Bank or regulatory examiners as loss, doubtful, substandard or special mention that have been disclosed hereunder, or under the "Loans" or "Asset Quality" narrative discussions do not (1) represent or result from trends or uncertainties that management expects will materially impact future operating results, liquidity or capital resources, or (2) represent material credits about which management is aware of any information that causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

    Interest income related to nonaccrual and restructured loans that would have been recognized if such loans were current in accordance with their original contractual terms did not differ materially from the amounts actually recognized.

    Based upon an ongoing assessment of risk elements in the portfolio and factors affecting credit quality, it is management's opinion that there are currently no significant unidentifed potential problem credits. However, factors affecting a borrower's repayment ability may change quickly because of changing economic conditions and other factors that may affect loan quality.


FUNDING SOURCES: (Dollars in thousands)


    Bancorporation's primary source of funding continues to be its deposit base. Average deposits increased 4.58% to $1,436,548 in 1995 from $1,373,612 in 1994. At year-end, deposits had increased $109,421 or 7.89%. The acquisitions accounted for $51,314 or 46.90% of total year-end growth.

    Core deposits, which historically cost less than purchased funds, financed the loan and investment activity. Core deposits are defined as noninterest-bearing demand, savings, NOW and money market accounts and certificates of deposit under one hundred thousand dollars. At year-end 1995, $1,390,926 or 92.98% of total deposits of $1,495,939 were considered core deposits. A year ago, $1,314,714 or 94.82% of total deposits of $1,386,518 were considered core deposits.

    Purchased funds, which consist of large time deposits and short-term borrowings, are another source of funds. At year-end 1995, large time deposits increased $33,209 or 46.25% to $105,013 as compared to $71,804 in 1994. Short-
term borrowings, which consist of federal funds purchased, securities sold under agreements to repurchase and other short-term borrowings, averaged $82,649 in 1995 compared to $55,982 in 1994, an increase of 47.63%.


TABLE 10:  TIME DEPOSITS OF $100,000 AND OVER
(Dollars in thousands)


                                             December 31,
                                     1995        1994        1993
3 months or less.................. $ 65,576     $25,187     $27,581
Over 3 months through 6 months....   17,113      11,258      12,207
Over 6 months through 12 months...   12,456      19,473      21,945
Over 12 months....................    9,868      15,886       7,918
  Total........................... $105,013     $71,804     $69,651

Percent of total deposits.........     7.02%       5.18%       5.21%

      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY


TABLE 11:  DEPOSIT ANALYSIS (Dollars in thousands)



                                                         Year Ended December 31,
                                              1995                   1994                   1993
                                      AVERAGE     AVERAGE     Average     Average     Average    Average
                                      BALANCE      RATE       Balance      Rate      Balance      Rate

Demand deposits.................... $  226,267              $  205,786              $  193,830
NOW accounts.......................    340,342     2.16%       345,626     2.06%       312,127     2.02%
Market rate savings................    263,819     3.09        276,503     2.77        262,945     2.74
Regular and premium savings........     55,475     4.45         49,501     3.68         44,065     3.45
Time deposits of $100,000 & over...     93,953     5.64         73,640     4.13         79,185     3.65
Other time deposits................    456,692     5.42        422,556     4.23        418,055     4.27
  Total deposits................... $1,436,548     3.34     $1,373,612     2.73     $1,310,207     2.73


TABLE 12:  FEDERAL FUNDS PURCHASED AND SECURITIES SOLD
    UNDER AGREEMENTS TO REPURCHASE ANALYSIS (Dollars in thousands)

                                                            1995                 1994               1993
                                                     AMOUNT      RATE     Amount      Rate     Amount     Rate

AT YEAR-END*:
 Federal funds purchased........................... $ 20,600     6.13%    $11,500     6.21%    $ 8,000     3.25%
 Securities sold under agreements to repur chase...   97,907     4.66      64,416     5.47      63,206     2.87
  Total............................................ $118,507     4.91     $75,916     5.58     $71,206     2.91

AVERAGE FOR THE YEAR:
 Federal funds purchased........................... $  3,835     6.22     $ 3,824     4.58     $ 4,750     3.26
 Securities sold under agreements to repur chase...   78,814     5.41      52,158     4.05      49,659     2.89
  Total............................................ $ 82,649     5.45     $55,982     4.09     $54,409     2.92

MAXIMUM MONTH-END BALANCE:
 Federal funds purchased........................... $ 20,600              $20,100              $21,500
 Securities sold under agreements to repur chase...   97,907               70,918               65,807

    *The interest rate shown is the weighted average rate at year end and differs from the average rate during the year.


NONINTEREST INCOME: (Dollars in thousands)


    Total noninterest income increased 9.23% to $20,390 in 1995, compared to $18,667 in 1994. Much of the increase was due to an increase in the number of deposit accounts and an increased emphasis on collecting service fees formerly waived. Also, at December 31, 1995, the mortgage loan servicing portfolio, which included $35,021 for the Bank, totaled $520,349 compared to $509,889 in 1994. Mortgage loans serviced but owned by independent investors, are all one-to four family residential mortgage loans which are reported at the lower of cost or market, as determined by outstanding commitments from investors or current investor yield requirements, calculated on an aggregate basis. Servicing income from independent investors, net of related amortization, was $679 in 1995.


TABLE 13:  NONINTEREST INCOME: (Dollars in thousands)



                                                               December 31,
                                                      %                     %                     %
                                                  CHANGE                 Change                 Change
                                         1995      95/94      1994       94/93       1993        93/92
Service charges on deposit accounts... $11,348      9.35%    $10,378     (8.02)%    $10,462       2.93%
Fees for other customer services......   1,392     (7.81)      1,510       5.67       1,429       6.09
Mortgage servicing....................   1,974     16.12       1,700     (15.55)      2,013      27.41
Credit card discount..................   1,944     16.69       1,666      11.07       1,500      13.55
Insurance premiums earned.............   1,182     29.61         912     (10.24)      1,016     (32.94)
Other.................................   2,550      1.96       2,501       8.55       2,304       7.71
  Total............................... $20,390      9.23     $18,667       (.30)    $18,724      (3.47)

      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY


NONINTEREST EXPENSE: (Dollars in thousands)

    Total noninterest expense for 1995 increased 3.21% to $62,171 from $60,239 in 1994. The largest component of this increase was in the amortization of intangibles resulting from acquisition activity which was partially offset by decreases in furniture and equipment expense due to lower depreciation and equipment expense resulting from the outsourcing of data processing in 1994 and 1993. Salaries and employee benefits expense increased 2.39% in 1995 as compared to 3.96% in 1994. This increase is primarily the result of merit salary increases in the Bank and the additional salary expense associated with the acquisitions.

    Net occupancy expense increased 7.16% from $3,340 in 1994 to $3,579 in 1995. Due to premium reduction and refunds, FDIC insurance expense decreased 42.25%
from $3,020 in 1994 to $1,744 in 1995.


TABLE 14:  NONINTEREST EXPENSE (Dollars in thousands)


                                                               December 31,
                                                    %                    %                    %
                                                  CHANGE                 Change                Change
                                       1995       95/94      1994        94/93       1993      93/92
Salaries and employee benefits...... $28,298       2.39%    $27,638       4.13%    $26,542       7.37%
Net occupancy expense of premises...   3,579       7.16       3,340      (4.41)      3,494       3.04
Furniture and equipment expense.....   3,838     (19.99)      4,797     (23.64)      6,282      12.66
Stationery and supplies.............   1,176       5.47       1,115     (13.57)      1,290     (13.31)
FDIC insurance assessments..........   1,744     (42.25)      3,020      (7.67)      3,271      23.67
Telephone...........................   1,260      (3.52)      1,306       1.48       1,287     (11.55)
Amortization of intangibles.........   5,677      37.52       4,128      10.14       3,748      21.06
Bankcard processing fees............   2,045      11.20       1,839      (2.90)      1,894      10.89
Data processing fees................   4,559      50.22       4,341     526.41         693      75.44
Other...............................   9,995      14.69       8,715      (2.52)      8,940     (10.90)
 Total.............................. $62,171       3.21     $60,239       4.87     $57,441       5.38

INTANGIBLE ASSETS: (Dollars in thousands)


    At year end 1995, intangible assets totaled $16,710, representing a $1,092 net increase over $15,618 in 1994. Annual amortization expense related to intangible assets was $5,677 or 37.52% higher than last year's expense of $4,128. The increase in expense was due primarily to goodwill amortization expense associated with additional acquisitions during 1995 and a full years amortization for those acquisitions made in 1994.


TABLE 15: INTANGIBLE ASSETS (Dollars in thousands)


                                                              December 31,
                                            1995                 1994                 1993
                                      BALANCE AMORTIZATION Balance Amortization  Balance Amortization

INTANGIBLE ASSETS:
Goodwill.............................. $ 9,802    $2,387    $ 6,482    $1,518    $ 3,280    $  921
Deposit based premium.................   4,234     1,995      6,194     1,587      7,783     1,824
Purchased mortgage servicing rights...   2,674     1,295      2,942     1,023      3,521     1,003
  Total............................... $16,710    $5,677    $15,618    $4,128    $14,584    $3,748

CAPITAL ADEQUACY:


    The Federal Reserve Board and the Federal Deposit Insurance Corporation have issued risk-based capital guidelines to United States banking corporations.
 The objective of these efforts was to provide a more uniform capital structure that is sensitive to variations in risk profiles of banking corporations.

    The guidelines define a two-tier capital framework. Tier 1 capital consists of common and qualifying preferred stockholders' equity less goodwill and intangible assets. Tier 2 capital consists of mandatory convertible, subordinated and other qualifying term debt, preferred stock not qualifying for Tier 1, and allowance for credit losses up to 1.25% of risk weighted assets. Risk-based capital ratios are determined by dividing Tier 1 and total capital (Tier 1 plus Tier 2) by total risk weighted assets.

    Bancorporation's Tier 1 capital ratio at year end was 8.62% compared to 8.95% in 1994. The total risk-based capital ratio was 10.35% compared to 11.04% in 1994. Both of these measures compare favorably with the regulatory minimums of 4.00% Tier 1 and 8.00% for total risk-based capital.

      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY


TABLE 16:  CAPITAL ADEQUACY (Dollars in thousands - except per share data)



                                                           December 31,
                                        1995        1994        1993       1992        1991
TOTAL STOCKHOLDERS' EQUITY:
Year-end............................ $112,086     $98,025     $84,237     $71,416     $59,583
Average.............................  104,267      92,161      78,469      65,059      56,727
Book value per common share.........   115.32      100.41       85.62       72.04       59.35
Return on average equity............    12.04%      10.69%      16.57%      18.60%      11.37%
Tier 1 capital ratio................     8.62        8.95        8.49        7.05        5.81
Total risk-based capital ratio......    10.35       11.04       10.85        9.70        8.77

INTERNAL CAPITAL GENERATION:
Return on average equity............    12.04%      10.69%      16.57%      18.60%      11.37%
Earnings retention rate.............    98.64       96.73       98.59       97.79       96.61
Internal capital generation rate*...    11.88       10.34       16.34       18.19       10.98

    *Return on Equity x Earnings Retention Rate = Internal Capital Generation
Rate


INCOME TAXES: (Dollars in thousands)


    Applicable income taxes increased $1,808 or 36.39% for the year. Income taxes computed at the statutory rate are reduced primarily by the interest earned on state and municipal debt securities and obligations which are exempt from Federal taxes, and results in substantial interest savings for local governments and their constituents.


LIQUIDITY: (Dollars in thousands)


    The role of Bancorporation's Asset/Liability Management Committee (ALCO) is to monitor Bancorporation's liquidity position, exposure to interest rate risk and pricing policies. Liquidity involves the ability to meet cash flow requirements which arise primarily from withdrawal of deposits, extensions of credit, payment of operating expenses and repayment of purchased funds. Funds are provided primarily through earnings from operations, expansion of the deposit base, borrowing funds in money market operations, the maturity of investment assets and repayment of loans.

    Bancorporation has historically maintained strong liquidity through increases in core deposits and management's planning of investment maturities. Core deposits remained heavy at $1,390,926 or 92.98% of total deposits, slightly up from $1,314,714 or 94.82% in 1994. The weighted average maturity of U.S. Government obligations, which make up 87.55% of the investment portfolio as of December 31, 1995, remains relatively short at 12.0 months.

    The FDIC has standard guidelines as to what it considers adequate liquidity in a Bank's portfolio. The liquidity ratio, net cash and short-term and marketable assets as a percentage of net deposits and short-term liabilities, is used as the measure with a desired range of 20.00 to 25.00%. Bancorporation's liquidity ratio at year end was 27.75%.


INTEREST RATE RISK: (Dollars in thousands)


    Management of interest rate risk involves maintaining an appropriate balance between interest-sensitive assets and interest-sensitive liabilities (Interest Rate sensitivity gap), and reducing Bancorporation's risk of major changes in net interest income in periods of rapidly changing interest rates. A negative gap (interest-sensitive liabilities greater than interest-sensitive assets) in periods when interest rates are declining will tend to increase net interest income. Likewise, a negative gap in periods when interest rates are rising will tend to reduce net interest income. The net cumulative gap position reflects Bancorporation's sensitivity to interest rate changes over time. This calculation is a static measure and is not a prediction of net interest income. Gap analysis is the simplest representation of Bancorporation's interest rate sensitivity. It cannot reveal the impact of factors such as administered rates (e.g., the prime lending rate), pricing strategies on its consumer and business deposits, and changes in the balance sheet mix.

    The objective of the asset/liability management process is to manage and control the sensitivity of Bancorporation's income to changes in market interest rates. This process is under the direction of the Asset and Liability Committee, comprised of senior bank executives. The committee seeks to maximize earnings while ensuring that the risks to those earnings from adverse movements in interest rates are kept within specified limits deemed acceptable by Bancorporation. Accordingly, the Committee conducts comprehensive simulations of net interest income under a variety of market interest rate scenarios. These simulations provide the Committee with an estimate of earnings at risk given changes in interest rates. While the Committee sees the opportunities and benefits of utilizing derivative financial instruments (primarily interest rate swaps, caps and floors) to improve the gap, the Committee has elected not to use such instruments given the risk inherent in such instruments.

    As indicated in the interest rate sensitivity table below, the twelve-month cumulative gap, representing the total net assets and liabilities that are projected to reprice over the next twelve months, was liability sensitive in the amount of $293.0 million at December 31, 1995. However, this negative position remained within the acceptable parameters listed in our Statement of Funds Policy. This Statement is guided by asset quality, liquidity and earnings, and describes the Bank's policy with respect to sources and uses of funds, dividends and limitations on interbank liabilities. The responsibility for funds management resides with the Chief Financial Officer with overall guidance provided by the Chairman and President. Management continues to seek ways to balance the gap position and reduce exposure to interest rate fluctuations. Closely monitoring the volume of new fixed rate commercial loans and promotion of our equity line product have produced positive results in this effort and management will continue to pursue these alternatives in 1996.

      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY


TABLE 17:  INTEREST-SENSITIVITY ANALYSIS AS OF DECEMBER 31, 1995
(Dollars in thousands)


                                                                                                     Non-Rate
                                              1-30          31-90         91-180        181-365     Sensitive
                                              Days           Days           Days           Days      and Over
                                         Sensitive      Sensitive      Sensitive      Sensitive     One Year          TOTAL
Earning Assets:
Loans, net of unearned income........... $ 308,355     $   40,376     $   46,692     $   84,971     $ 633,858     $1,114,252
Investment securities...................    37,481         38,976         52,368         97,205       327,839        553,869
Temporary investments...................    12,675                                                                    12,675
  Total earning assets.................. $ 358,511     $   79,352     $   99,060     $  182,176     $ 961,697     $1,680,796

Interest-Bearing Liabilities:
Savings and core time deposits.......... $ 130,780     $  125,821     $  231,921     $  308,713     $ 351,598     $1,148,833
Time deposits of $100,000 and over......     1,600         63,976         17,113         12,456         9,868        105,013
Short-term debt.........................   118,506                                                                   118,506
Long-term debt..........................       425                           425            850        10,000         11,700
  Total interest-bearing liabilities....   251,311        189,797        249,459        322,019       371,466      1,384,052
Other sources - net.....................                                                              296,744        296,744
Total sources - net..................... $ 251,311     $  189,797     $  249,459     $  322,019     $ 668,210     $1,680,796

Interest-sensitivity gap................ $ 107,200     $ (110,445)    $ (150,399)    $ (139,843)    $ 293,487
 % of interest earning assets...........     29.90        (139.18)       (151.83)       (76.76)        30.52
Cumulative interest-sensitive gap....... $ 107,200     $   (3,245)    $ (153,644)    $ (293,487)
 % of interest earning assets...........     29.90          (4.01)       (155.10)       (161.10)

    Given an immediate 100 basis point increase in interest rates, the effect on net interest income could be a reduction of approximately $507 when compared with the amount of net interest income assumed to be earned absent such an interest rate increase for the twelve-month period following December 31, 1995.


EARNINGS AND BALANCE SHEET ANALYSIS - 1994 COMPARED TO 1993:
(Dollars in thousands)


    Net income was $9,849 in 1994 down 24.26% from $12,004 earned in 1993. Earnings per share was $10.24 compared to $13.57 in 1993. Return on average assets was .63% compared to .88% for 1993.

    Net interest income totaled $58,948 in 1994 decreasing 4.48% from the $61,713 level recorded in 1993. The net interest margin decreased to 4.27% from 4.75% in 1993 due to decreasing spreads on interest-earning assets and rates paid on deposits and borrowings.

    The provision for loan losses was $2,558 in 1994 compared to the 1993 provision of $3,927. A decline in charge offs and an increase in recoveries affected this provision. The reserve for loan losses totaled $19,249, equaling 2.05% of gross loans and 459.92% of problem assets (nonperforming loans and other real estate) at year end 1994 compared to 2.05% and 408.90% at the end of the previous year.

    Average loans increased 8.61% to $902,889 in 1994 up from $831,335 in the preceding year. The majority of growth occurred in the consumer loan portfolio, especially in one-to-four family residential loans. Investment securities averaged $485,745 in 1994 increasing by $11,609 or 2.45% over the previous year end. Average temporary investments in federal funds decreased from $10,922 in 1993 to $11,423 in 1994 and represented .82% and .76% of average earning assets in 1993 and 1994, respectively.

    Total deposits averaged $1,373,612 in 1994, an increase of $63,405 or 4.84% over 1993. Core deposits increased $47,998 or 3.79% to $1,315 at year end 1994.
 The majority of the growth occurred in demand deposits.

    Noninterest income declined .30% to $18,667 in 1994 compared to $18,724 in 1993. Noninterest expense in 1994 amounted to $60,239 representing a 4.87% increase over 1993. Intangible assets totaled $15,618 in 1994 which represents a $1,034 increase from $14,584 at year-end 1993.

    The average leveraged capital ratio was 5.16% in 1994, up from 4.85% in 1993. Total equity capital equaled 6.17% of total assets at year-end 1994 compared to 5.55% one year before.


ACCOUNTING AND REGULATORY MATTERS:


    In March 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of." This Statement which is effective for fiscal years beginning after December 15, 1995, establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for those assets to be disposed of. Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 122, "Accounting for Mortgage Servicing Rights," an amendment of FASB Statement No. 65. The Company now allocates the total cost of a whole mortgage loan to the mortgage servicing right and the loan (without servicing rights) based on relative fair values. The amount capitalized is no longer required to be reduced if the mortgage loan is sold at a gain. The market value of the servicing rights for purposes of allocating cost and evaluating impairments is estimated based upon committed delivery prices allocated thereto under the terms of existing contracts to sell the mortgage servicing rights. The affects of adopting SFAS No. 121 and No. 122 are not expected to be material to the consolidated financial statements.

      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY


SELECTED UNAUDITED QUARTERLY FINANCIAL DATA:
(Dollars in thousands - except per share data)




                                                    First Quarter                          Second Quarter
                                             1995        1994         1993         1995          1994        1993
Interest income and fees................. $ 26,965     $ 23,921     $ 25,160     $ 28,762     $ 24,484     $ 25,252
Interest expense.........................  (12,297)      (9,097)     (10,134)     (13,316)      (9,730)      (9,701)
Net interest margin......................   14,668       14,824       15,026       15,446       14,754       15,551
Provision for loan losses................     (404)        (298)        (975)      (1,467)        (860)        (482)
Noninterest income.......................    4,790        4,482        4,532        4,912        4,629        4,720
Noninterest expense......................  (15,818)     (15,018)     (13,827)     (15,680)     (14,908)     (14,090)
Income before income taxes and
 cumulative effective of a change in
 accounting principle....................    3,236        3,990        4,756        3,211        3,615        5,699
Applicable income taxes..................   (1,087)      (1,289)      (1,820)      (1,063)      (1,243)      (1,979)
Income before cumulative effect of a
 change in accounting principle..........    2,149        2,701        2,936        2,148        2,372        3,720
Cumulative effect on prior years (to
 12/31/92) of changing to a different
 method of accounting for income taxes...                                221
Net income............................... $  2,149     $  2,701     $  3,157     $  2,148     $  2,372     $  3,720

Earnings per common share:
Income before cumulative effect of a
 change in accounting principle.......... $   2.23     $   2.81     $   3.06     $   2.23     $   2.46     $   3.89
Cumulative effect on prior years (to
 12/31/92) of changing to a different
 method of accounting for income taxes...                                .23
Net income per common share.............. $   2.23     $   2.81     $   3.29     $   2.23     $   2.46     $   3.89



                                                    Third Quarter                         Fourth Quarter
                                             1995         1994         1993         1995        1994         1993
Interest income and fees................. $ 30,186     $ 25,297     $ 24,903     $ 31,416     $ 26,071     $ 24,824
Interest expense.........................  (13,782)     (10,640)      (9,307)     (14,132)     (11,354)      (9,284)
Net interest income......................   16,404       14,657       15,596       17,284       14,717       15,540
Provision for loan losses................   (1,316)        (485)        (428)         501         (915)      (2,043)
Noninterest income.......................    5,186        4,697        4,593        5,502        4,868        4,880
Noninterest expense......................  (15,354)     (15,220)     (14,765)     (15,319)     (15,106)     (14,759)
Income before income taxes and
 cumulative effect of a change in
 accounting principle....................    4,920        3,649        4,996        7,968        3,564        3,618
Applicable income taxes..................   (1,704)      (1,204)      (1,662)      (2,923)      (1,233)        (825)
Income before cumulative effect of a
 change in accounting principle..........    3,216        2,445        3,334        5,045        2,331        2,793
Cumulative effect on prior years (to
 12/31/92) of changing to a different
 method of accounting for income taxes...
Net income............................... $  3,216     $  2,445     $  3,334     $  5,045     $  2,331     $  2,793

Earnings per common share:
Income before cumulative effect of a
 change in accounting principle.......... $   3.37     $   2.55     $   3.48     $   5.30     $   2.42     $   2.91
Cumulative effect on prior years (to
 12/31/92) of changing to a different
 method of accounting for income taxes...
Net income per common share.............. $   3.37     $   2.55     $   3.48     $   5.30     $   2.42     $   2.91

      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY

REPORT OF MANAGEMENT

    The consolidated financial statements of First Citizens Bancorporation of South Carolina, Inc. and other financial information presented in the annual report were prepared by management which is responsible for the integrity of the information presented. The statements have been prepared in conformity with generally accepted accounting principles appropriate in the circumstances, and include amounts that are based on management's best estimates and judgments.

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

    The management of Bancorporation is committed to a philosophy of high ethical standards in the conduct of its business. Written policies covering conflicts of interest, community affairs, and other subjects are formulated in a Code of Conduct, which is uniformly applicable to all offices and employees of Bancorporation.



REPORT OF INDEPENDENT ACCOUNTANTS


(Price Waterhouse LLP logo appears here)

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS
OF FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

    In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of First Citizens Bancorporation of South Carolina, Inc. and its subsidiary at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Bancorporation's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

    As discussed in Note 1 to the consolidated financial statements, Bancorporation changed its method of accounting for certain investments in debt and equity securities in 1994 and its method of accounting for income taxes in 1993.


PRICE WATERHOUSE LLP


(Signature of Price Waterhouse LLP)
Columbia, South Carolina
January 17, 1996

      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET
(Dollars in thousands, except par value)


                                                                December 31,
                                                                1995      1994
ASSETS
Cash and due from banks (Note 2)............................ $   88,892     $   89,814
Interest-bearing deposits in financial institutions.........     12,675         13,950
Investment securities (Notes 1 and 3):
 Held-to-maturity , at amortized cost (fair value of $
   456,790 in 1995 and $470,235 in 1994)....................    451,796        476,143
 Available-for -sale, at fair value (amortized cost of $
   4,056 in 1995 and $3,984 in 1994)........................     13,185         10,539
 Total investment securities................................    464,981        486,681
Gross loans (Note 4):.......................................  1,114,259        937,025
 Less:  Reserve for loan losses (Note 5)....................    (21,153)       (19,249)
Net loans...................................................  1,093,106        917,776
Premises and equipment (Note 6).............................     44,186         40,941
Other real estate owned.....................................        473            270
Interest receivable.........................................     14,225         12,126
Intangible assets...........................................     16,710         15,618
Other assets................................................     16,426         12,005
  TOTAL ASSETS.............................................. $1,751,674     $1,589,181

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits (Note 7):
 Demand..................................................... $  241,824     $  215,301
 Time and savings...........................................  1,254,115      1,171,217
Total deposits..............................................  1,495,939      1,386,518
Federal funds purchased.....................................     20,600         11,500
Securities sold under agreements to repur chase.............     97,907         64,416
Term loan (Note 9)..........................................     11,700         13,400
Other liabilities...........................................     13,442         15,322
  Total Liabilities.........................................  1,639,588      1,491,156

Stockholders' Equity (Note 10):
 Preferred stock............................................      3,282          3,282
 Non-voting common stock - $5.00 par value, authorized
   1,000,000;
  issued and outstanding 1995 and 1994 - 50,720.............        254            254
 Voting Common stock - $5.00 par value, authorized
   2,000,000 issued and
  outstanding 1995 and 1994 - 892,813.......................      4,464          4,464
 Surplus....................................................     55,000         55,000
 Undivided profits..........................................     43,152         30,765
 Unrealized gain on investment securities available for
   sale, net of taxes.......................................      5,934          4,260
   Total Stockholders' Equity...............................    112,086         98,025

Commitments and contingencies (Note 12)

  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY................ $1,751,674     $1,589,181

The accompanying notes are an integral part of these financial statements.

      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF INCOME
(Dollars in thousands, except per share data)

                                                                 Year Ended December 31,
                                                                1995       1994        1993
INTEREST INCOME:
 Interest and fees on loans................................. $ 89,800    $ 75,841    $ 73,922
 Investment securities:
  Taxable...................................................   23,893      20,077      22,870
  Non-taxable...............................................    2,013       2,341       2,167
 Interest-bearing deposits in financial institutions........    1,103       1,046         849
 Federal funds sold.........................................      520         464         331
                                                              117,329      99,769     100,139

INTEREST EXPENSE:
 Deposits (Note 7)..........................................   48,026      37,505      35,760
 Short-term borrowings......................................    4,504       2,291       1,591
 Term loan (Note 9).........................................      997       1,025       1,075
                                                               53,527      40,821      38,426
Net interest income.........................................   63,802      58,948      61,713
Provision for loan losses (Note 5)..........................    2,686       2,558       3,927
Net interest income after provision for loan losses.........   61,116      56,390      57,786

NONINTEREST INCOME:
 Service charges on deposit accounts........................   11,348      10,378      10,462
 Fees for other customer services...........................    1,392       1,510       1,429
 Mortgage servicing.........................................    1,974       1,700       2,013
 Credit card discount.......................................    1,944       1,666       1,500
 Insurance premiums earned..................................    1,182         912       1,016
 Other......................................................    2,550       2,501       2,304
                                                               20,390      18,667      18,724

NONINTEREST EXPENSE:
 Salaries and employee benefits (Note 11)...................   28,298      27,638      26,542
 Net occupancy expense of premises (Note 6).................    3,579       3,340       3,494
 Furniture and equipment expense (Note 6)...................    3,838       4,797       6,282
 Stationery and supplies....................................    1,176       1,115       1,290
 FDIC insurance assessments.................................    1,744       3,020       3,271
 T elephone.................................................    1,260       1,306       1,287
 Amortization of intangibles................................    5,677       4,128       3,748
 Bankcard processing fees...................................    2,045       1,839       1,894
 Data processing fees.......................................    4,559       4,341         693
 Other......................................................    9,995       8,715       8,940
                                                               62,171      60,239      57,441
Income before income taxes and cumulative effect
 of a change in accounting principle........................   19,335      14,818      19,069
Applicable income tax expense (Note 8)......................    6,777       4,969       6,286
Income before cumulative effect of a change in accounting
  principle.................................................   12,558       9,849      12,783
Cumulative effect on prior years (to December 31, 1992) of
 changing to a different method of accounting for income
   taxes....................................................                              221
NET INCOME.................................................. $ 12,558    $  9,849    $ 13,004

EARNINGS PER COMMON SHARE:
Income before cumulative effect of a change in accounting
  principle................................................. $  13.13    $  10.24    $  13.34
Cumulative effect on prior years (to December 31, 1992) of
 changing to a different method of accounting for income
   taxes....................................................                              .23
NET INCOME.................................................. $  13.13    $  10.24    $  13.57

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING..................  943,533     944,799     945,533


The accompanying notes are an integral part of these financial statements.

      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
(Dollars in thousands)



                                                    Non-                                        Unrealized       Total
                                                  Voting     Voting                                Gain On      Stock-
                                    Preferred     Common     Common               Undivided     Investment    holders'
                                        Stock      Stock      Stock    Surplus      Profits     Securities      Equity
BALANCE AT DECEMBER 31, 1992....... $   3,300     $  264     $4,464    $40,000    $  23,388                   $ 71,416
Net income.........................                                                  13,004                     13,004
Preferred stock dividends..........                                                    (172)                      (172)
Transfer to surplus................                                     15,000      (15,000)
Reacquired preferred stock.........       (18)                                            7                        (11)

BALANCE AT DECEMBER 31, 1993.......     3,282        264      4,464     55,000       21,227                     84,237
Unrealized gain on investment
 securities available-for-sale,
 net of tax at January 1, 1994
 (Notes 1 and 3)...................                                                             $    3,967       3,967
Net income.........................                                                   9,849                      9,849
Preferred stock dividends..........                                                    (171)                      (171)
Reacquired non-voting
 common stock......................                  (10)                              (140)                      (150)
Change in unrealized gain
 on investment securites
 available-for-sale, net of tax....                                                                    293         293

BALANCE AT DECEMBER 31, 1994....... $   3,282     $  254     $4,464    $55,000    $  30,765     $    4,260    $ 98,025
Net income.........................                                                  12,558                     12,558
Preferred stock dividends..........                                                    (171)                      (171)
Change in unrealized gain
 on investment securites
 available-for-sale, net of tax....                                                                  1,674       1,674

BALANCE AT DECEMBER 31, 1995....... $   3,282     $  254     $4,464    $55,000    $  43,152     $    5,934    $112,086


The accompanying notes are an integral part of these financial statements.

      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS
(Dollars in thousands)


                                                                    Year Ended December 31,
                                                                 1995         1994         1993
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income................................................. $  12,558     $   9,849     $  13,004
 Adjustments to reconcile net income to net cash provided
   by
  operating activities:
   Provision for loan losses................................     2,686         2,558         3,927
   Depr eciation and amortization...........................     9,389         8,457         8,624
   (Accretion) amortization of investment securities........      (393)          (41)        1,602
   Deferred income tax (benefit)/expense....................    (1,827)          379          (868)
   Gains on sales of premises and equipment.................      (202)         (100)          (87)
   (Increase) decrease in interest income receivable........    (1,959)       (1,475)          815
   Incr ease (decrease) in accrued interest payable.........    (2,162)        1,344        (1,796)
   Origination of loans held for resale.....................   (51,193)      (36,001)      (73,728)
   Proceeds from sales of loans held-for -resale............    51,075        38,134        71,424
   Gains on sales of loans held-for -resale.................      (470)         (226)         (817)
   (Increase) decrease in other assets......................    (2,325)         (491)       (1,365)
   Increase (decrease) in other liabilities.................        48         1,209          (909)
   Other operating activities...............................                      42
  NET CASH PROVIDED BY OPERATING ACTIVITIES.................    15,225        23,638        19,826

CASH FLOWS FROM INVESTING ACTIVITIES:
 Net increase in loans......................................  (165,110)      (59,299)      (71,156)
 Proceeds from maturities of investment securities, held-
   to-maturity..............................................   255,581
 Purchases of investment securities, held-to-maturity.......  (226,690)      298,526       180,028
 Net decrease in interest-bearing deposits..................     1,275      (310,675)     (190,675)
 Proceeds from sales of premises and equipment..............       528         1,000           750
 Purchases of premises and equipment........................    (6,202)          478           246
 Decr ease (increase) in other real estate owned............       267        (8,814)       (6,237)
 Incr ease in intangible assets.............................    (4,887)          140           (94)
 Purchase of institutions, net of cash acquired.............      (628)       (5,162)         (857)
  NET CASH USED IN INVESTING ACTIVITIES.....................  (145,866)      (83,806)      (87,995)

CASH FLOWS FROM FINANCING ACTIVITIES:
 Net increase in deposits...................................    88,999        50,152        53,241
 (Decrease) increase in federal funds purchased and
   securities
  sold under agreements to repur chase......................    42,591         4,709        25,804
 Term loan payments.........................................    (1,700)       (1,000)       (1,000)
 Cash dividends paid........................................      (171)         (171)         (172)
 Reacquired preferred stock.................................                                   (11)
 Reacquired common stock....................................                    (150)
  NET CASH PROVIDED BY FINANCING ACTIVITIES.................   129,719        53,540        77,862

(DECREASE) INCREASE IN CASH AND DUE FROM BANKS..............      (922)       (6,628)        9,693
CASH AND DUE FROM BANKS AT BEGINNING OF YEAR................    89,814        96,442        86,749
CASH AND DUE FROM BANKS AT END OF YEAR...................... $  88,892     $  89,814     $  96,442

Supplemental disclosures of cash flow information:
 Interest paid.............................................. $  51,366     $  39,477     $  40,222

 Income taxes paid.......................................... $   8,793     $   3,362     $   7,692



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

    Certain minor amounts in prior years have been reclassified to conform to the 1995 presentation.

PRINCIPLES OF CONSOLIDATION:

    The consolidated financial statements include the accounts of First Citizens Bancorporation of South Carolina, Inc., its wholly-owned subsidiary, First-Citizens Bank and Trust Company of South Carolina, and its wholly-owned subsidiary, Wateree Life Insurance Company, collectively "Bancorporation". All significant intercompany accounts and transactions have been eliminated.

    Assets held by the Bank in trust or in other fiduciary capacities are not assets of the Bank and are not included in the accompanying consolidated financial statements.

ACQUISITIONS:

    On September 22, 1995, the Bank acquired Summerville National Bank, Summerville, South Carolina. As part of the acquisition, assets with a total fair value of $22,655 were acquired, liabilities of $20,655 were assumed, and goodwill of $1,881 was recorded. Branch locations in Central and Liberty South Carolina were also acquired during 1995 from another financial institution. Deposits of $30,893, loans of $6,862 and goodwill of $3,013 were transferred to the bank in connection with this acquisition. All acquisitions during 1995, were accounted for by the purchase method of accounting and are included in the operating results of the bank for the year ended December 31, 1995.

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

LOANS AND RESERVE FOR LOAN LOSSES:

    Loans are carried at their principal amount outstanding. Interest is accrued and recognized in operating income based upon the principal amount outstanding. Loan origination fees and direct loan origination costs are deferred and amortized over the estimated lives of the related loans as a yield adjustment. Unamortized net deferred loan costs included in loans at December 31, 1995 and 1994 were $929 and $1,184, respectively.

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

    Loans or the portion thereof considered uncollectable are charged to the reserve for loan losses. The provision for loan losses is the amount required to maintain the reserve for loan losses at adequate levels based upon management's evaluation of factors which deserve current recognition. Factors considered by management include the Bank's past loan loss experience, composition of the loan portfolio and anticipated economic conditions including the effect on particular industries and specific borrowers. Management evaluates each major loan that has been identified as being questionable as to its ultimate repayment, including loans mentioned in examinations made by regulatory authorities The allowance is established at an amount that management believes will be adequate to absorb probable losses on outstanding credits that may become uncollectible; however, it is possible that a change in underlying credit factors and management's evaluation of the allowance, may occur in the future.

    Effective January 1, 1995, Bancorporation adopted SFAS No. 114,"Accounting by Creditors for Impairment of a Loan," as amended, which requires loans to be measured for impairment when it is probable that all amounts, including principal and interest, will not be collected in accordance with the contractual terms of the loan agreement. It generally requires impairment to be measured on the basis of discounted expected cash flows. Bancorporation defines impaired loans as nonaccrual loans. The adoption of SFAS No. 114 did not have a material effect on Bancorporation's financial position or operating results. In addition, adopting SFAS No. 114 had no impact on the overall reserve for loan losses and did not affect Bancorporation's charge-off or income recognition policies.

                                                  NOTE 1 (CONTINUED ON PAGE 23)

      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY


NOTE 1 (CONTINUED FROM PAGE 22)

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

INTANGIBLE ASSETS:

    Goodwill and deposit based premium amounts are amortized over the expected lives of the related assets (generally 5 to 12 years) using the straight-line method of amortization. Purchased mortgage servicing rights are amortized in proportion to estimated net servicing revenue expected to be recognized over the average estimated remaining lives of the related loans (generally 5 to 10 years). The unamortized balance of purchased mortgage servicing rights was $2,674 and $2,942 for 1995 and 1994, respectively. The unamortized balance of goodwill and core deposit intangibles was $9,802 and $4,234 for 1995 and $6,482 and $6,194 for 1994.

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

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE:

    Securities sold under agreements to repurchase represent overnight borrowings with the Bank's customers and are secured by investment securities. The average rate on these borrowings was 5.41% for 1995.



NOTE 2 - CASH AND DUE FROM BANKS (Dollars in thousands)


    The Bank is required to maintain reserve balances with the Federal Reserve Bank of Richmond. The average reserve balance for the year ended December 31, 1995 was approximately $20,063. At December 31, 1995, approximately $21,835 in cash balances were restricted in use as a compensating balance.



NOTE 3 - INVESTMENT SECURITIES (Dollars in thousands)


    Effective January 1, 1994, Bancorporation adopted SFAS No. 115 and recorded an $4,260 increase in stockholders' equity representing the net unrealized gain ($6,555, net of income taxes of $2,295) recorded on approximately $3,984 of equity securities classified as available-for-sale and carried at fair value. In prior years, these equity securities were recorded at the lower of amortized cost or estimated market value in accordance with Bancorporation's previous accounting policy (see Note 1).

    Securities with aggregate par value totaling $236,275 as of December 31, 1995 were pledged to secure public funds deposits, securities sold under agreements to repurchase, and for other purposes as required by law. There were no sales of investment securities in 1995 and 1994.

    The amortized cost, estimated fair value and contractual maturities of investment securities at December 31, 1995 and December 31, 1994 are as follows:


                                                  NOTE 3 (CONTINUED ON PAGE 24)

      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY


NOTE 3 (CONTINUED FROM PAGE 24)


                                                                          Gross         Gross     Estimated
                                                        Amortized    Unrealized    Unrealized          Fair
                                                             Cost         Gains        Losses         Value
Held-to-Maturity at December 31, 1995:
 U. S. Government obligations:
   Within 1 year....................................... $ 210,875    $    1,371    $      (47)    $ 212,199
   After 1 year but within 5 years.....................   196,198         2,528                     198,726
   Total...............................................   407,073         3,899           (47)      410,925
 States and political subdivisions:
   Within 1 year.......................................     4,445             9                       4,454
   After 1 year but within 5 years.....................    13,927           205            (1)       14,131
   After 5 years but within 10 years...................    21,249           506                      21,755
   After 10 years......................................     3,131           424                       3,555
   Total...............................................    42,752         1,144            (1)       43,895
 Other securities:
   One to five years...................................       918             7                         924
   Five to ten years...................................       195             1            (2)          195
   Over ten years......................................       858             5           (12)          852
    Total..............................................     1,971            13           (14)        1,970
     TOTAL HELD-TO-MATURITY AT DECEMBER 31, 1995....... $ 451,796    $    5,056    $      (62)    $ 456,790
Available-for -Sale at December 31, 1995
   Marketable equity securities........................ $   4,056    $    9,137    $       (8)    $  13,185
     TOTAL AVAILABLE-FOR -SALE AT DECEMBER 31,
       1995............................................ $   4,056    $    9,137    $       (8)    $  13,185


                                                                          Gross         Gross     Estimated
                                                        Amortized    Unrealized    Unrealized          Fair
                                                             Cost         Gains        Losses         Value
Held-to-Maturity at December 31, 1994:
 U. S. Government obligations:
   Within 1 year....................................... $ 268,991    $        4    $   (3,160)    $ 265,835
   After 1 year but within 5 years.....................   166,935                      (3,422)      163,513
   Total...............................................   435,926             4        (6,582)      429,348
 States and political subdivisions:
   Within 1 year.......................................     3,870             8                       3,878
   After 1 year but within 5 years.....................    16,111           136            (4)       16,243
   After 5 years but within 10 years...................    14,467           236            (1)       14,702
   After 10 years......................................     5,537           304                       5,841
   Total...............................................    39,985           684            (5)       40,664
 Other securities:
   Within 1 year.......................................        22                                        22
   After 1 year but within 5 years.....................       100                          (4)           96
   After 5 years but within 10 years...................        60                          (5)           55
   After 10 years......................................        50                                        50
   Total...............................................       232                          (9)          223
     Total Held-to-maturity At December 31, 1994....... $ 476,143    $      688    $   (6,596)    $ 470,235
Available-for -Sale at December 31, 1994:
   Marketable equity securities........................ $   3,984    $    6,572    $      (17)    $  10,539
     Total Available-for -Sale At December 31,
       1994............................................ $   3,984    $    6,572    $      (17)    $  10,539

NOTE 4 - LOANS (Dollars in thousands)

 Gross loans are composed of the following:

                                               December 31,
                                             1995          1994
Real estate - construction............... $   16,334    $  7,888
Real estate - mortgage...................    659,371     562,687
Installment loans to individuals.........    332,817     269,693
Commercial, financial and agricultural...    105,737      96,757
  Total Loans...........................  $1,114,259    $937,025

    Loans for which the original contractual interest terms were reduced during 1995 and 1994 and nonaccrual loans were not material.

      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY


NOTE 5 - RESERVE FOR LOAN LOSSES (Dollars in thousands)

    Activity in the reserve for loan losses is summarized as follows:

                                                 1995        1994        1993
Balance at beginning of year................. $19,249     $18,061     $16,589
Loans charged off............................  (1,954)     (2,150)     (3,202)
Recoveries on loans previously charged off...     875         780         747
Provision for loan losses....................   2,686       2,558       3,927
Reserves related to acquisitions.............     297           0           0
Balance at end of year....................... $21,153     $19,249     $18,061


NOTE 6 - PREMISES AND EQUIPMENT (Dollars in thousands)

    Premises and equipment are summarized as follows:



                                                        Year Ended December 31,
                                                      1995        1994          1993
Land.............................................. $ 12,503     $ 12,134     $ 11,026
Buildings and improvements........................   31,866       30,013       27,129
Furniture and equipment...........................   35,735       42,184       42,173
Leasehold improvements............................    1,520        1,516        1,583
Construction in progress..........................    6,530        3,273          102
 Total............................................   88,154       89,120       82,013
Less: Accumulated depreciation and amortization...  (43,968)     (48,179)     (45,160)
 Total premises and equipment..................... $ 44,186     $ 40,941     $ 36,853

    Expenses related to depreciation and amortization of $3,712 in 1995 and $4,329 in 1994 are included in noninterest expense.

NOTE 7 - DEPOSITS (Dollars in thousands)

 Deposits and related interest expense are summarized as follows:


                                              Deposits                 Interest Expense
                                            December 31,            Year Ended December 31,
                                         1995          1994        1995       1994      1993
Demand.............................. $  241,824    $  215,301
Savings:
   NOW accounts.....................    348,398       343,884    $ 7,362    $ 7,106    $ 6,308
   Market rate accounts.............    257,777       271,869      8,139      7,658      7,201
   Other............................     57,713        52,086      2,467      1,824      1,520
Time:
   Certificates of deposit in excess
     of $100,000....................    105,013        71,804      5,302      3,039      2,890
   Other certificates of deposit....    485,214       431,574     24,756     17,878     17,841
      Total......................... $1,495,939    $1,386,518    $48,206    $37,505    $35,760


NOTE 8 - INCOME TAX EXPENSE (Dollars in thousands)

 The components of consolidated income tax expense are as follows:



                                     Year Ended December 31,
                                    1995      1994       1993
Taxes currently payable:
  Federal....................... $ 8,065     $4,100     $6,555
  State.........................     539        490        599
                                   8,604      4,590      7,154
Deferred income taxes:
  Federal.......................  (1,904)       393       (859)
  State.........................      77        (14)        (9)
                                  (1,827)       379       (868)
   Total Income Tax Expense..... $ 6,777     $4,969     $6,286

                                                  NOTE 8 (CONTINUED ON PAGE 26)

      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY


NOTE 8 (CONTINUED FROM PAGE 25)

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

    The significant components of Bancorporation's deferred tax liabilities and assets recorded pursuant to SFAS No. 109, and included in "Other assets" in the Consolidated Balance Sheet, are as follows:



                                                             DECEMBER 31,     December 31,     December 31,
                                                                     1995             1994             1993
Deferred tax liabilities:
  Tax depreciation over book................................ $        309     $        396     $        409
  Interest income, accretion recor ded for book not
    taxed until realized....................................          171              210              197
  Deferred loan fees and costs..............................          325              414              435
  Pension costs for tax greater than book...................          853              759              652
  Prepaid FDIC insurance premium............................           46              539
  Mark-to-market of equity securities.......................        2,075            2,295
  Other, net................................................          247              262              223
  Total deferred tax liabilities............................        4,026            4,875            1,916
Deferred tax assets:
  Allowance for loan losses.................................        7,285            6,638            6,154
  Tax net operating loss carryforwards......................          723              216              280
  Employee severance and retir ement benefits...............          365              318              569
  Other, net................................................        1,489              717              402
  Gross deferred tax assets.................................        9,862            7,889            7,405
  Less deferred tax asset valuation allowance...............         (135)            (216)            (280)
  Total deferred tax assets.................................        9,727            7,673            7,125
  Net deferred tax assets................................... $      5,701     $      2,798     $      5,209

    SFAS No. 109 requires that a valuation allowance be provided if it is more likely than not that the tax benefits associated with temporary differences, including net operating loss carryforwards (NOLs), will not be realized. The Parent has NOLs of $686 at December 31, 1995 which will expire in 1996. Management has recorded a valuation allowance for the deferred tax asset related to parent company NOLs due to the uncertainty as to the Parent's ability to generate future taxable income sufficient to use the NOLs before their expiration. Other deferred tax assets of $1,489 at December 31, 1995, principally consist of goodwill and core deposit intangible amortization in excess of tax amortization. Tax loss carryforwards of $1,682 were acquired through the acquisition of Summerville National Bank These NOLs expire in various periods through 2010. No valuation allowance is considered necessary with respect to the deferred tax asset related to NOLs. There are no valuation allowances provided for any of Bancorporation's other deferred tax assets based on management's belief that it is more likely than not that the deferred tax assets will be realized.

    Total income tax expense differs from the amount of income tax determined by applying the U. S. statutory federal income tax rate (35%) to pretax income as a result of the following differences:

                                                               Year Ended December 31,
                                                              1995       1994       1993
Tax expense at statutory rate.............................. $6,767      $5,186     $6,674
Incr ease (decrease) in taxes resulting from:
   Non-taxable interest on investments.....................   (925)      (966)      (881)
   State income taxes, net of federal income tax
     benefit...............................................    616        309        384
   Other, net..............................................    319        440        109
                                                            $6,777      $4,969     $6,286

      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY


NOTE 9 - TERM LOAN (Dollars in thousands)

    The outstanding balance of the term loan was $11,700 and $13,400 at December 31, 1995 and 1994, respectively. The term loan agreement is with an unrelated financial institution and provides an interest rate indexed to prime with a floor of 7.25% and a ceiling of 12.00% provided Bancorporation complies with the provisions and covenants of the term loan agreement. At December 31, 1995, Bancorporation was in compliance with such provisions and covenants and the rate on the term loan was 8.00%.

    Principal maturities of the term loan for the five years subsequent to December 31, 1995 are as follows:

1996.......... $ 1,700
1997..........   2,500
1998..........   2,500
1999..........   2,500
Thereafter....   2,500
 Total........ $11,700

NOTE 10 - STOCKHOLDERS' EQUITY (Dollars in thousands)

    Each share of voting common stock and preferred stock is entitled to one vote on all matters on which stockholders vote. In certain cases, South Carolina law provides for class voting of shares and for voting rights for non-voting shares. Dividend rights of each series of preferred stock are cumulative and upon liquidation each preferred stockholder is entitled to payment of par value for each share owned before any distribution to holders of common stock.

    Each series of preferred stock may be redeemed by Bancorporation (all or any part thereof), at its option, at par or stated value. Par value and dividends paid for each series of preferred stock are scheduled as follows:



                                              AUTHORIZED    Authorized    Authorized      Cash
            Par or Stated Value                   AND          and            and        Dividend
           Per       Total at December 31,    OUTSTANDING  Outstanding   Outstanding  Per Share 1995,
 Series   Share    1995      1994      1993      1995          1994          1993      1994 and 1993
   A     $ 50    $  415    $  415    $  415       8,305        8,305         8,305        $ 2.50
   B       50       590       590       590      11,810       11,810        11,810          2.50
   C       20       136       136       136       6,794        6,794         6,794          2.00
   E      200       105       105       105         525          525           525         10.00
   F       50     1,612     1,612     1,612      32,221       32,221        32,221          2.50
   G       50       424       424       424       8,477        8,477         8,477          2.50
                 $3,282    $3,282    $3,282


    The Bank must obtain written approval from the South Carolina Board of Financial Institutions prior to payment of dividends. Bancorporation's dividends may be restricted by the requirements of the term loan agreement described in
Note 9, which requires that the Bank maintain a regulatory leveraged capital ratio of 4.00%. At December 31, 1995, the Bank's leveraged capital ratio was 5.69%.



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

    The following table sets forth the plan's status at December 31:

                                                                 1995         1994
Actuarial present value of benefit obligations:
  Accumulated benefit obligations, including vested
    benefits
   of $15,047 in 1995 and $14,496 in 1994................... $ 15,419     $ 14,768
Projected benefit obligation for service rendered to
  date......................................................  (21,023)     (19,303)
Plan assets at fair value, primarily U. S. Government
  obligations...............................................   19,589       16,602
Projected benefit obligation in excess of plan assets.......   (1,434)      (2,701)
  Unrecognized prior service cost...........................    1,421          880
  Unrecognized net loss.....................................    1,782        3,622
  Unrecognized net asset being amortized over 15
    years...................................................                   (22)
Pension asset recorded in consolidated balance sheet........ $  1,769     $  1,779


                                                 NOTE 11 (CONTINUED ON PAGE 28)

        FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY


NOTE 11 (CONTINUED FROM PAGE 27)

    The following table sets forth the components of pension expense recognized in Bancorporation's consolidated financial statements:

                                    1995        1994      1993
Service costs................... $ 1,058     $ 1,039     $ 864
Interest costs..................   1,471       1,207     1,093
Return on plan assets...........      20          20      (898)
Net amortization and deferral...  (1,173)     (1,245)     (334)
   Net pension expense.......... $ 1,376     $ 1,021     $ 725

    The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.75% and 7.00% for December 31, 1995 and 1994, respectively. The rate of increase in future compensation used was 6.00% and 5.00% for December 31, 1995 and 1994, respectively. The related expected long-term rate of return on plan assets was 8.50%.

    The Bank has a contributory savings plan covering full-time employees who elect to participate. The Bank matches 100% of the employees' contribution of up to 3% of compensation and 50% of the employees' contribution of 4% to 6% of compensation. The matching funds contributed by the Bank are 100% vested immediately. Matching contributions provided by the Bank were $742 in 1995, $735 in 1994 and $718 in 1993 and are included in salaries and employee benefits expense. Bancorporation does not presently offer any postretirement benefits other than pensions.



NOTE 12 - COMMITMENTS, CONTINGENCIES AND FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK (Dollars in thousands)


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

1996....................... $ 255
1997.......................   218
1998.......................   169
1999.......................   113
2000.......................    96
Later years................   137
 Total minimum payments.... $ 988

    Rental expense, including month-to-month leases, reported in noninterest expense was $353, $378 and $346 for the years ended December 31, 1995, 1994, and 1993, respectively. There are no contingent rentals, and the expense was more than offset by sublease rental income of $700, $570 and $300 for the years ended December 31, 1995, 1994, and 1993, respectively.

    The Bank is a defendant in litigation arising out of normal banking activities. In the opinion of management and the Bank's counsel, the ultimate resolution of these matters will not have a material effect on the Bank's financial position or results of operations.

    The Bank is party to financial instruments with off-balance sheet risk to satisfy the financing needs of its borrowers. These financial instruments include commitments to extend credit and standby letters of credit and financial guarantees. The Bank does not anticipate any material losses as a result of these transactions. A summary of the significant financial instruments with off-balance sheet risk at December 31, 1995, whose contract amounts represent the associated credit risk, is as follows:


                                                 Contract Amount at December 31,
                                                        1995          1994
Commitments to extend credit......................... $243,948    $201,908
Standby letters of credit and financial guarantees...    1,437       1,233
       Total......................................... $245,385    $203,144


                                                 NOTE 12 (CONTINUED ON PAGE 29)

      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY


NOTE 12 (CONTINUED FROM PAGE 28)

    Commitments to extend credit are agreements to lend to a borrower as long as there is not a violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitments do not necessarily represent future cash requirements. The Bank evaluates each borrower's credit worthiness on a case-by-case basis using the same credit policies as for on-balance sheet financial instruments. The amount of collateral obtained, if deemed necessary upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies but may include accounts receivable, inventory, property plant and equipment and income producing property.

    Standby letters of credit and financial guarantees are conditional commitments issued by the Bank to guarantee the performance of a borrower to a third party. The evaluations of credit worthiness, consideration of need for collateral and credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to borrowers.

    Most of the Bank's business activity is with customers located in South Carolina. As of December 31, 1995, the Bank had no other significant concentrations of credit risk in the loan portfolio.



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

    Aggregate balances and activity related to extensions of credit to officers, directors and their associates were as follows:

                                     1995         1994         1993
Balance at beginning of year.... $ 20,198     $ 18,968     $ 20,906
New loans and additions.........   34,424       22,239       19,068
Payments and other deductions...  (22,009)     (21,009)     (21,006)
Balance at end of year.......... $ 32,613     $ 20,198     $ 18,968

    During 1994, the Bank entered into a contract with First Citizens Bank of North Carolina for the purpose of outsourcing data processing services to include item processing, deposits, loans, general ledger accounting and statement rendering functions. Total expenses incurred under this contract totaled $5,511 and $4,473 for 1995 and 1994. This was a two year contract expiring January 1996. The terms of the contract agree favorably with other third party contracts. All computer equipment which was fully depreciated was disposed for cash in the secondary computer market with no material effect. The Bank has a correspondent banking relationship with First Citizens Bank of North Carolina, which also acts as investment custodian. Fees paid for this service were minimal for 1995, 1994 and 1993.



NOTE 14 - DISCLOSURE OF FAIR VALUE OF FINANCIAL INSTRUMENTS
(Dollars in thouands)


    SFAS No. 107, "Disclosure About Fair Value of Financial Instruments" extends existing fair value disclosure practices for some instruments by requiring entities to disclose the fair value of financial instruments, both assets and liabilities, recognized and not recognized in the statement of financial position.

    For Bancorporation, as for most financial institutions, approximately 95% of its assets and liabilities are considered financial instruments as defined in SFAS No. 107. Many of Bancorporation's financial instruments, however, lack an available trading market as characterized by a willing buyer and willing seller engaging in an exchange transaction. It is also Bancorporation's general practice and intent to hold its financial instruments to maturity and not to engage in trading or sales activities. Therefore, significant estimates and present value calculations were used by Bancorporation for the purposes of this disclosure. Such estimates involve judgments as to economic conditions, risk characteristics and future expected loss experience of various financial instruments and other factors that cannot be determined with precision.

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


                                                 NOTE 14 (CONTINUED ON PAGE 30)

      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY


NOTE 14 (CONTINUED FROM PAGE 29)

LOANS:

    For certain homogeneous categories of loans such as residential mortgages, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value for other types of loans is estimated by discounting the expected future cash flows using the Bank's current interest rates at which loans would be made to borrowers with similar credit risk. As the discount rates are based on current loan rates as well as management estimates, the fair values presented may not necessarily be indicative of the value negotiated in an actual sale. The fair value of nonaccruing loans was estimated by discounting expected future cash flows utilizing risk-free rates of returns, adjusted for credit risk and servicing cost commensurate with a portfolio of nonaccruing loans.

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

TERM LOAN:

    Rates currently available to Bancorporation for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT:

    The fair value of commitments and letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them with the counterparties at the reporting date.

    SFAS No. 107 requires entities to disclose the fair value of off-balance-sheet financial instruments for which it is practical to estimate fair value. The fair values of commitments to extend credit and standby letters of credit are generally based upon fees charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. The estimated fair value of the Bank's off-balance sheet commitments is nominal since the committed rates approximate current rates offered for commitments with similar rate and maturity characteristics and since the estimated credit risk associated with such commitments is not significant.

    The carrying amounts and estimated fair values of Bancorporation's financial instruments are as follows:



                                                           DECEMBER 31, 1995       December 31, 1994
                                                                        ESTIMATED               Estimated
                                                          CARRYING       FAIR       Carrying        Fair
                                                            AMOUNT       VALUE       Amount        Value
Financial assets:
  Cash and federal funds sold........................... $  88,892    $  88,892    $  89,814    $  89,814
  Interest-bearing deposits in financial institutions...    12,675       14,839       13,950       14,452
  Investment securities.................................   464,981      469,975      486,681      480,774
  Loans................................................. 1,114,259    1,255,338      937,025      930,558

Financial liabilities:
  Deposits.............................................. 1,495,939    1,556,236    1,386,518    1,383,843
  Federal funds purchased and securities
   sold under agreements to repur chase.................   118,507      118,507       75,916       75,916
  Term loan.............................................    11,700       13,424       13,400       13,702

      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY



NOTE 15 - BANCORPORATION (PARENT COMPANY ONLY) INFORMATION
(Dollars in thouands)

    Bancorporation's principal asset is the investment in its wholly-owned subsidiary, the Bank, and the principal source of income of Bancorporation is dividends from the Bank. The approval of the South Carolina State Board of Financial Institutions is required for any dividends declared by a state bank.

    Bancorporation's condensed balance sheet and the related condensed statements of income and of cash flows are as follows:


BALANCE SHEET DATA

                                                      December 31,
                                                    1995        1994
ASSETS:
   Cash............................................ $  1,454    $  1,444
   Investment in the Bank..........................  112,360     101,725
   Other assets....................................   13,338      10,740
     TOTAL ASSETS.................................. $127,152    $113,909

LIABILITIES AND STOCKHOLDERS' EQUITY:
   Term loan....................................... $ 11,700    $ 13,400
   Other liabilities...............................    3,366       2,484
   Stockholders' equity............................  112,086      98,025
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.... $127,152    $113,909


INCOME STATEMENT DATA


                                                                 Year Ended December 31,
                                                                1995      1994      1993
INCOME:
   Dividend income from the Bank............................ $ 6,201    $ 2,183    $ 1,522
   Other....................................................     296        360        348
                                                               6,497      2,543      1,870
EXPENSES:
   Interest.................................................     997      1,022      1,074
   Other....................................................      29         17          3
                                                               1,026      1,039      1,077
   Income before undistributed earnings of the Bank and
     income taxes...........................................   5,471      1,504        793
   Equity in undistributed earnings of the Bank.............   6,751      8,008     11,848
Income before income taxes..................................  12,222      9,512     12,641
Applicable income tax benefit...............................     336        337        363
Net Income.................................................. $12,558    $ 9,849    $13,004


CASH FLOWS DATA


                                                        Year Ended December 31,
                                                       1995        1994      1993
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income........................................ $12,558     $ 9,849     $ 13,004
   Adjustments to reconcile net income to net
    cash provided by operating activities:
      Equity in undistributed earnings of the
        Bank.........................................  (6,751)     (8,008)     (11,848)
      Decr ease (increase) in other assets...........     (28)         82           21
      Decr ease in other liabilities.................     (16)        (55)         (68)
  NET CASH PROVIDED BY OPERATING ACTIVITIES..........   5,763       1,868        1,109

CASH FLOWS FROM FINANCING ACTIVITIES:
   Repayments of term loan...........................  (1,700)     (1,000)      (1,000)
   Purchase of stock.................................  (3,882)       (150)         (11)
   Cash dividends paid...............................    (171)       (171)        (171)
  NET CASH USED IN FINANCING ACTIVITIES..............  (5,753)     (1,321)      (1,182)
INCREASE (DECREASE) IN CASH.........................       10         547          (73)
CASH AT BEGINNING OF YEAR............................   1,444         897          970
CASH AT END OF YEAR.................................. $ 1,454     $ 1,444     $    897

Supplemental disclosure of cash flow information:
   Interest paid..................................... $ 1,018     $ 1,024     $  1,090

      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY


FIRST CITIZENS
BANCORPORATION
BOARD OF DIRECTORS

(Directors of First Citizens Bank
are identical to those of First Citizens
Bancorporation)

JIM APPLE***
President
First Citizens Bank and Trust Company of
       South Carolina
President,
First Citizens Bancorporation of South
       Carolina, Inc. Columbia

RICHARD W. BLACKMON***
Owner, Richard Blackmon Construction
       Company, Lancaster

GEORGE H. BROADRICK***
Retired, Charlotte, NC

THOMAS E. BROGDON
Consultant
First Citizens Bank and Trust Company of
        South Carolina, Lancaster

LAURENS W. FLOYD***
President
Dillon Provision Company, Inc., Dillon

CHARLES S. HALTIWANGER***
Retired, Columbia
WILLIAM E. HANCOCK, III
President, Hancock Buick Company,
      Columbia

T. J. HARRELSON
Retired, Columbia

ROBERT B. HAYNES
Vice President and Secretary, C. W. Haynes
         And Company, Inc., Columbia

WYCLIFFE E. HAYNES
Vice President, C. W. Haynes  and Company,
      Inc., Columbia

ALBERT R. HEYWARD, II
Retired, Columbia

CARMEN P. HOLDING
Atlanta, GA


FRANK B. HOLDING***
Executive Vice Chairman
First Citizens Bank and Trust Company,
      Smithfield, NC
Executive Vice Chairman
First Citizens BancShares, Inc.
Vice Chairman
First Citizens Bank and Trust Company of
      South Carolina
Vice Chairman
First Citizens Bancorporation of South
      Carolina, Inc.

DAN H. JORDAN
Farmer, Nichols

THOMAS W. LANE
Retired, Pawleys Island

RUSSELL A. MCCOY, JR.***
Consultant, State Development Board,
      Columbia

E. HITE MILLER, SR.***
Chairman
First Citizens Bank and Trust Company of
      South Carolina
Chairman,
First Citizens Bancorporation of  South
       Carolina, Inc. Columbia

N.WELCH MORRISETTE, JR.
Retired, Columbia
E. PERRY PALMER
President, E.P. Palmer Corporation, Palmer
        Memorial Chapel, Columbia

J.WILLIAM PITTS, SR., MD
Retired, Columbia

BRUCE L. PLYLER
Retired, Lancaster

LLOYD H. ROWELL
Retired, Lancaster

WILLIAM E. SELLARS*
President, C. W. Haynes and Company, Inc.,
      Columbia

HENRY F. SHERRILL*
Attorney-at-Law, Columbia

JACK A. STANLEY***
Retired, Lake View


DIRECTORS OF WATEREE
LIFE INSURANCE COMPANY
JAY C. CASE
President, Wateree Life Insurance Company
Executive Vice President/Controller
First Citizens Bank and Trust Company of
        South Carolina
Treasurer and Chief Financial Officer
First Citizens Bancorporation of South
       Carolina, Inc,

FRANK B. HOLDING
Vice Chairman
First Citizens Bank and Trust Company of
        South Carolina

C.W. JONES
Senior Vice President
First Citizens Bank and Trust Company of
        South Carolina

LINDA C. KIDD
Vice President
First Citizens Bank and Trust Company of
        South Carolina

WILLIAM E. SELLARS
President,
C. W. Haynes and Company, Inc.



   * Member of the Executive Committee,
     First  Citizens Bancorporation and First
     Citizens  Bank
  ** Member of the Investment Committee,
     First Citizens Bank
 *** Member of the Audit Committee, First
     Citizens Bancorporation and First
     Citizens Bank

       FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY

ORGANIZATION OF FIRST CITIZENS BANK

EXECUTIVE OFFICERS

E. HITE MILLER, SR.
Chairman

FRANK B. HOLDING
Vice Chairman

JIM B. APPLE
President

JAY C. CASE
Executive Vice President/Controller

CHARLES S. MCLAURIN, III
Executive Vice President/Retail Banking

WILLIAM K. BRUMBACH, JR.
Senior Vice President/Trust Director

CHARLES D. COOK
Senior Vice President
            Commercial Lending Director

ED L. PROSSER
Senior Vice President
           Consumer Lending Director

JANIS B. SUMMERS
Senior Vice President
            First Citizens Mortgage Group Director

MIKE E.TOOLE
Audit and Security Services Director

E.W.WELLS
Senior Vice President
           Secretary/Marketing Director


RETAIL BANKING EXECUTIVE

CHARLES S. MCLAURIN, III
Executive Vice President

GROUP EXECUTIVES
BERNARD L. DUKE
Senior Vice President

JERRY M.WILLIAMS
Senior Vice President


DEPARTMENT HEADS

AUDITING
Mike E.Toole
Audit and Security Services Director

CENTRAL OPERATIONS
J. Ronald Black
Senior Vice President
             Central Operations Director

COMMERCIAL LOAN
Charles D. Cook
Senior Vice President
               Commercial Lending Director

COMMUNITY BANKING
James A. Bennett
Senior Vice President
               Community Banking Director

CONSUMER LOAN
Ed L. Prosser
Senior Vice President
              Consumer Lending Director

CONTROLLER
Jay C. Case
Executive Vice President/Controller

HUMAN RESOURCES
Carnie P. Hipp, Jr.
Senior Vice President
              Human Resources Director

MARKETING
E.W.Wells
Senior Vice President/Marketing Director


EXECUTIVE PROJECTS
Laura W. Messer
Senior Vice President
          Executive Projects

TRUST
William K. Brumbach, Jr.
Senior Vice President/Trust Director


FIRST CITIZENS BANCORPORATION
EXECUTIVE OFFICERS

E. HITE MILLER, SR.
Chairman/Chief Executive Officer

FRANK B. HOLDING
Vice Chairman

JIM B. APPLE
President/Chief Operating Officer

JAY C. CASE
Treasurer/Chief Financial Officer

E.W.WELLS
Secretary

MARLENE H. GAUSE
Assistant Secretary

LINDA C. KIDD
Assistant Treasurer

CAROL W. STEVENS
Assistant Secretary


OFFICERS OF WATEREE LIFE
INSURANCE COMPANY

JAY C. CASE
President

FRANK B. HOLDING
Vice President

LINDA C. KIDD
Vice President/Treasurer

CAROL W. STEVENS
Secretary

      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY

ADVISORY BOARD
MEMBERS

AIKEN
Helen Blocker-Adams, President/CEO, HBA
         Public Relations and Communications
Thomas L. Hallman, Assistant to Chancelor
         University of South Carolina, Aiken
Richard Heath, President/General Manager,
         Satcher Motors
Douglas E. Henderson, Vice President, First
         Citizens Bank and Trust Company of South
         Carolina
William C. Jackson, President, Jackson
         Petroleum
Arthur W. Rich, Attorney-at-Law
Holly J. Woltz, Veterinarian

ANDERSON
John B. Buice, Jr., Vice President, First Citizens
          Bank and Trust Company of South Carolina
A. Joe Dean, Jr., Dermatologist, Anderson Skin
       And Cancer Clinic
G. Smith File, President, Stringer Oil Co.; Vice
          President, Stringer LP Gas Co.; President,
          Smitty's Exxon
Patrick B. Harris, Representative for District 9,
          Anderson County
Ted Wayne Horsley, CEO/President, The Hartwell
          Sports
Thomas P. Hughes, Agent, Mass. Mutual
          Insurance
William H. Moorhead, Attorney-at-Law, Jones
          Spitz, Moorhead, Baird and Hermeston
Susan M.  Tuten, CPA

BARNWELL/WILLISTON
Robert C. Harris, Retired Owner of the Barnwell
          People Sentinel Newspaper
Freddie L. Houston, Jr., Supervisor Owens Corning
Thomas R. Jackson, Retired m Former President
          of Anderson Oil Company
Q. A. Kennedy, III, Retired
Claudia W. Peeples, Executive Director, Barnwell
          County United Way
Terry E. Richardson, Jr., Attorney-at-Law, Ness,
          Motley, Loadholt, Richardson & Poole
Thomas R. Rivers, Jr. Owner, Rivers Pharmacy
John J. Sanders, Vice President, First Citizens
          Bank and Trust Company of South Carolina
Charles L. Webb, President, Webb Concrete Co.

BEECH ISLAND
J. E. Brannon, Retired
Joan L. Kight, Agent, State Farm Insurance Co.
Steven M. Phillips, Vice President, First Citizens
         Bank and Trust Company of South Carolina
Ernest Reddic, Jr., Pharmacist, Belvedere
Belton E. Weeks, III, Attorney-at-Law, Associate
         Municipal Judge

BISHOPVILLE
John C. Bell, Jr. Retired
Grady Allen Brown, S.C. House of
         Representatives, Lee-Sumter Counties;
         Owner, Town and Country Barber Shop;
         Owner, Grady and Sons Furniture
Ennis R. Bryant, Principal, Bishopville High
         School
B. Max Johnson, Manager, Prison Industries, Lee
         Correctional Institution
C. Ronald Payne, Owner, Payne and
         Kennedy,Inc.
James R. Segars, Jr., Attorney-at-Law, Stuckey,
         Fata and Segars
Bruce C. Snipes, Vice President, First Citizens
         Bank and Trust Company of South Carolina
Robert D. Walden, Retired
R. Travis Windham, Owner, Windham Insurance


BOILING SPRINGS
Maureen Bujak, Operator, Boiling Springs Cruise
         Vacation
Penny S. Guinn, Assistant Vice President, First
         Citizens Bank and Trust Company Of South
         Carolina
Leonard F. Holden, Owner & Operator, Boiling
         Springs TV & Appliance
Dr. Buddy Jennings, Superintendent,School
         District 2
Edith Martin, Michein
Martha Rost, Operator, Boiling Springs Tax &
        Payroll Service

CHARLESTON
Joseph E. Koval, President, Wulbern-Koval
       Company, Inc.
Robert C. Lane, President, Lane Enterprises
Dwight L Moody, Jr., Vice President, First
       Citizens Bank and Trust Company of South
       Carolina
A. M. Quattlebaum, President, Carolina Trade
       Zone
B. Owen Ravenel, Jr., D.D.S.
Morris D. Rosen, Attorney-at-Law
T. D. Sanders, Retired
John A. Stuhr, President, J. Henry Stuhr, Inc.
Gwendolyn Todd-Jones, M.D,Owner, Low
       Country Pediatrics and Adolescents
Colonel G. Kenneth Webb, Retired

CHERAW
Ida Mae Burch, Councilwoman, Chesterfield
       County Council;Co-Owner, Cheraw Packing
       Plant, Inc.
James C. Crawford, Jr., President, B.C. Moore
       And Sons, Inc.
M. B. Godbold, Jr., CLU, Jefferson Pilot Life
       Insurance Co.
C. Anthony Harris, Jr., Attorney-at-Law
C. H. McBride, Retired
Brian J. Mickleberry, Vice President/City
        Executive First Citizens Bank and Trust
        Company of South Carolina
Edwin W. Robeson, Bennett Motor Company
Dan L. Tillman, Jr., President, Dan L. Tillman And
        Sons Insurance Agency

CHESTER
Frank R. Armstrong, Retired
C. Larry Haynes, Vice President, First Citizens
        Bank and Trust Company of South Crolina
William C. Keels, Attorney, Strickland, Keels and
        Simms
Branda T. McBrayer, Assistant Vice President,
        First Citizens Bank and Trust Company of
        South Carolina
Lewis R. Ryan, Jr., President, United
        Contractors, Inc.
John D. Sherer, DMD
Royce N. Whitesides, Owner,One Hour Martinizing
Walter R. Whitman, Owner, MCON Construction
       Co., Inc.
Arthur D. Underwood, Retired

CHESTERFIELD
Thomas M. Gaskin, Vice President, First Citizens
       Bank and Trust Company Of South Carolina
William E. Hough, Owner, Hough Insurance
       Agency
Emsley A. Laney, Jr., Retired
Harold P. McLain, Area Manager, D.T. Creed, Inc.
John F. McLeod, Jr., J. F. McLeod Farm and
       Realty Company
Elizabeth M. Rivers, Owner, J. C. Rivers Farms
       Inc.
T. F. Sowell, Farmer
Johnnie S. Thurman, Retired
C. S. Watson, Owner, Watson Brothers

CLEMSON
James L. Bowers, Personnel Director Maxfli Golf
Deborah Dubose, Clemson University Alumni
      Assiciation
Gaston Gage, Jr., Owner Gage Realty Company
      And Palmetto Appraisal Services
Kenneth R. Kelley, Owner Kelley's Gulf Service
Randall M. Newton, Attorney-at-Law
Lewis H. Patterson, State Farm Agent
H. Mitchell Reynolds, Textile Consultant, Revman
       Industries; Retired, J. P. Stevens and
       Company, Inc.
John E. Ross, Dentist
Catherine J. Smith, Retired
James N. Workman, President, Trehel
       Corporation

CLIO
A. M. Calhoun, Farmer-Merchant
Lila S. McColl, Jr., Farmer
Derry W. McCormick, Vice President/City
       Executive, First Citizens Bank and Trust
       Company
Charles A.  Thomas, Postmaster, US Postal
       Service, Clio

COLUMBIA
Donald F. Barton, President, Barton-Cureton, Inc.
Robert T. Bone, Jr., Vice President, First Citizens
       Bank and Trust Company of South Carolina
Marvin Brownstein, Owner, Brownstein
       Investments
Georgia T. Cooper, General Manager, The
       Palmetto Club
Richard Davis, Consultant
B. L. Duke, Senior Vice President/Area Executive
       First Citizens Bank and Trust Company of
       South Carolina
Walter G. Edwards, Jr., M. D , Columbia
       Nephrology Association
Frank A. Floyd, Chairman, Intermark
       Management Corporation
Robert H. Lovvorn, Jr., CLU, Chartered Financial
       Consultant
George M. Lusk, Senior Assistant Controller
       General, State of South Carolina
Russell A. McCoy, Jr., Consultant, State
       Development Board
Sterling Sharpe, Announcer
Ann Ready Smith
Bart J. Witherspoon, Jr., M.D. Pitts Medical
       Associates, P, A.

CONWAY
William F. Brown, Jr., Retired
Vivian Chestnut, Conway City Council Member
William F. Davis, General Manager, Pee Dee
       Farms Corporation and Conway Shopping
       Center
Robert M. Floyd, Jr. President, Robert Floyd and
       Associates Insurance
John C. Griggs, Jr., Vice President, First Citizens
       Bank and Trust Company Of South Carolina
Charles A. Hinson, Sales and Marketing,
       Waccamaw Land & Timber Company
Ronald R. Ingle, President, Coastal Carolina
       University
L. Morgan Martin, Attorney-at-Law
Dennis L. Smith, Farmer and Owner, Lands Inn
Ralph Stroman, Attorney-at-Law
Hubert C. Watson, Owner, Garden City Furniture
       Company
George L. Williams, Sr. Retired

COWPENS
Paul Dean Abbott, Sr., AAA Fruit Markets, Abbott
       Farms, Abbott Sign Company
Edward N. Brigman, Sr., Brigman Realty Co.
Patricia H. Cassidy, Assistant Vice President,
       First Citizens Bank and Trust Company of
       South Carolina
C. Tyrone Courtney, Attorney-at-Law
Betty R. Eaker, Robb's Department Store

      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY

Charles C. Grant, Pine Ridge Farms and Grant
      Textiles
Joseph L. Ponder, Joe Ponder's Used Cars, Inc.
Woodrow W Potter, Potter and Son Mercantile
      Co.
DARLINGTON
Marion Didney Belk, President, Belk Funeral
      Home, Inc.
Lois G. Davis, Consultant/Darlington
William L. Fleming, President/CEO, Marlboro
      Electric Cooperative
John K. Kimbrough, Employee Relations
      Representative, Wellman, Inc.
John H. Martin, III, Vice President/City Executive,
      First Citizens Bank and Trust Company of
      South Carolina
John M. Milling, Attorney-at-Law, Milling  Law
      Firm, P.A.

DILLON
Horace Arrnette, President, The Arnette
      Company
Laurens Floyd, President, Dillon Provision
       Company, Inc.
J. B. Gibson, Retired Attorney
Dr. Kenneth Huggins, Veterinarian and Owner,
       Dillon Animal Hospital
Marion H. "Son" Kinon, Retired Circuit Judge,
       Member , SC House Representatives, Dillon
      County
Fitzgerald Lytch, Owner and Operator, Lytch Sign
      Service
Charles S. McLaurin, III, Executive Vice President
      First Citizens Bank and Trust Company of
      South Carolina
Suzanne Bell McLaurin, Owner, G.H. Bell & Son
      Jewelers
John M. Parham, Jr. D.D.S.

EASTOVER
Lloyd Douglas, Owner, Richland Supply
Edna W. Scott, Owner, Scott's Bar-B-Que
Robert G. Woods, Assistant Vice President, First
      Citizens Bank and Trust Company of South
      Carolina

ELGIN
Sara B. Emanuel, Retired
Francis E. James, Kershaw County Magistrate
Andrew T. Moak, Owner, Hammy's Bar-B-Que
Alex B. Robinson, Retired
Roger L. Ross, President and Owner, Ross
      Trucking Company, Inc.
John W. Wells, Attorney-at-Law

FLORENCE
D. Leroy Bailey, Jr., Vice President, First Citizens
     Bank and Trust Company of South Carolina
David V. Barr, Vice President, Florence/Darlington
     Tech
Elting L. "Ted" Chapman, III, Renaissance
     Construction, Inc.
Joseph M. Commander, III, Administrator,
     Commander Nursing Center
Munford G. Fuller, President, Fuller, Ward &
     Associates, A/A, PA
William T. Jarrell, President, Jarrell Oil Company
     Inc.
James N. Maurer, President, WYNN Radio
M. Glenn Odom, Attorney-at-Law
Clyde T. Padgett, Jr., D.D.S., Padgett and Allen
J. Howard Stokes, Jr., Ophthalmologist, Stokes
     Regional Eye Center

GEORGETOWN
Cephis Anderson, Owner, Anderson Furniture
      Company
Landy W. Avant, Jr., President, Georgetown Auto
      Parks, Inc., Owner Landy's Cleaners
Clayton M. Bull, Manager of Gas Operations
      South Carolina Electric and Gas Company
Peter L.M. Divenere, Owner, DiVenere Home
      Clenter
Wendell E. Hinson, Part Owner, Apache Family
      Campground
Roy C. Jacobs, Jr., President R.C. Jacobs
      Plumbing, Heating and Air Conditioning
John A. Joseph, Jr., Dentist
Robert R. Martin, Jr., Vice President, First
      Citizens Bank and Trust Company of South
      Carolina
Sylvan L. Rosen, Attorney-at-Law
Gregory Smith, Owner, Dunes Realty of Litchfield

GREAT FALLS
Evelyn M. Dantzler, Retired
W. D. Jordan, Retired
Henry S. Montgomery, Retired
Daniel C. Peach, Jr., President, Peach Furniture
      Company
T. Michael Stevenson, Owner, Stevenson-Weir Oil
      Company
Lawrence E. Stroud, Cattle Farmer
GREENVILLE
David C. Austin, Vice President/City Executive,
      FirstCitizens Bank and Trust Company of
      South Carolina
L. W. Brummer, Business Management
      Consultant
Nathaniel E. Cain, President, Carolina Air Care
E. D. Dixon, Minister
Robert Frantz, President, Frantz-Harder and
      Assiciates, Inc.
Edward E. Garvin, Executive Vice President,
      South Carolina Steel Corporation
William H. Orders, Chairman, Orders Distributing
      Co., Inc.
Ralph A. Price, President, Eastern Business
      Forms, Inc.
Stanley Sedran, President and Treasurer, Sedran
     Furs, Inc.

IRMO
H. Parker Evatt, Director of Operations, Private
     Correctional Assistance Center
David M. Herndon, Retired
J. A. Leitner, Retired
C. Robert Moseley, President, Irmo Insurance
     Agency, Inc.

JOHNSTON/RIDGE SPRING
Harry S. Bell, President, SC Farm Bureau
     Foundation
E. Phillips Boatwright, Retired
James D. Davis,Ridge Spring-Monetta High
     School
R. Wendell Derrick, Partner & Manager, Derrick
     Equipment, Inc.
Robert H. Herlong, Retired
Lewis F. Holmes, Peach Grower & Soy Bean
     Farmer, Lewis F. Holmes Farms
G. William Rauton, Jr., Cattle & Soy Bean Farmer
James H. Satcher, Jr., Peach Farmer & Auto
     Dealer, Jim Satcher Motors
John C. Timmerman, Vice President/City
     Executive, First Citizens Bank and Trust
     Company of South Craolina
Maynard S. Watson, Retired
Larry Yonce, President, J.W. Yonce & Sons

KERSHAW
Johnnie W. Connell, Retired
Walter D. Goodman, Retired
Robert S. Hegler, D.D.S.
John R. Howell, Jr., D.D.S.
Carl F. Phillips, Owner The Phillips Agency
Jack W. Robinson, President, Mineral Mining
      Corporation
Edgar R. Taylor, Owner and Pharmacist, H.T.
      Drugs, Inc.
Nancy L. Taylor, City Executive, First Citizens
      Bank and Trust Company or South Carolina

LAKE VIEW
Larry K. Abraham, Retired, Sgt. Major, US Army,
      Owner, Riverdale Auto Parts
William F. Bullock, Farmer
John C. Rogers, Pesident and Owner, Lake View
      Farm Center and Lake View Home and
      Garden Center
Jimmy L. Smith, President, Carpostan Industries,
     Inc.
J. A. Stanley, Secretary and Treasurer, Carpostan
      Industries, Inc
Ann S., Wallace, President, Wallace-Green Oil and Gas Company

LANCASTER
Charles R. Bailey, Jr., President, Slaughter
       Machinery Co., Inc.
Jack Barrier, Retired
Richard W. Blackmon, Owner, Blackmon
       Construction Company
T. E. Brogdon, Consultant, First Citizens Bank and Trust Company of South Carolina
H. Allen Cauthen, Jr., Consultant, Southern
       Energy, Inc.
Troy Elmore ,, Manager, Lancaster County
       Natural Gas Co.
Don T. Gardner, Vice President, First Citizens
       Bank and Trust Company of Souoth Carolina
William L. Harper, Retired
Francis M. Hough, Retired
Bruce L. Plyler, Retired
L. H. Rowell, Retired
R. Lewis Surls, Jr., Retired
Jerry M. Williams, Senior Vice President, First
       Citizens Bank and Trust Company of South
       Carolina
Michael G. Williams, Partner, First Palmetto
       Company

LANDRUM
James B. Cantrell, Retired
A. B. Chesnutt, Chesnutt Insulation Associates
H. Lloyd Howard, Attorney-at-Law
John F. Lawrence, Editor, Landurm News Leader
E. Hite Miller, Jr., Vice President/Branch Manager,
       First Citizens Bank and Trust Company of
       South Carolina
John L. Petty, Petty Funeral Home
Robert E. Walker, Landrum Insurance Agency
R. Bradford Whitney, M.D.Whitney, Smith &
       Epstein, MD'sPC

LEXINGTON
Carolyn Brooks, Owner Harman-Bennett
       Company
James W. Johns, James Johns & Associates
J. Thomas Ledbetter, Manager, Pirelli Cable
       Corporation
Jim McFarland, Builder, Associated Realty
William E. Payne, Jr., Vice President, First
       Citizens Bank and Trust Company of South
       Carolina
Byron D. Sistare, Sr., Appraiser, Sistare Appraisal
       Services
Phillip M.  Spangler, Four Corners Art & Framing

LUGOFF
Charles B. Baxley, Attorney-at-Law
Jean M. Larkin, Owner, Frogden Farms
C. Harold Varn, Jr., Dentist
J. Mack Wiletts, President, Town and Country
Russell E. Wright, C.P.A., Owner, Russell E.
       Wright, C.P.A

LYMAN
Rita Allison, Member/SC House of
       Representatives, District #36, Speical
       Program Coordinator, Springs Industries
Iddy Andrews, Information Services Coordinator,
       District Five Schools
Robert N. Fogel, Owner, Bob's Upstate
       Locksmiths

      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY



James C. Lindey, Owner, Lindey Insurance
      Agency
Willie Murphy, Sr., Senior Development
       Technician, Cryovac
George E. Wasson, President, American Food
      Systems

MARION
Cheryl Allread, Assistant Superintendent for
       Instruction, Marion School District One
James A. Blake, Retired Superintendent, Marion
       School District One
Emmett W. Flynn, Jr., Owner and Chief Surgeon,
       Marion Surgical Associates, PA
William H. Turner, President, Anvill Sportwear
Warren H. Wells, Owner, MI Professional
       Management

MOUNT PLEASANT
Dennis E. O'Neill, Attorney-at-Law
Howard A. Taylor, Charleston County Clerk of
     Court

MYRTLE BEACH
Mary E. Basden, Vice President, Burroughs  &
      Chapin Co., Inc.
John D. Brown, Jr., Vice President/City Executive
      First Citizens Bank and Trust Company of
      South Carolina
Robert M. Grissom, Mayor, City of Myrtle Beach
Samuel H. Killman,III, Chief of Police, City of
      Myrtle Beach
Thomas A. Whitaker, M.D., Pothalmologist
Crain E. Woods, Myrtle Beach City Councilman

NICHOLS
Gerald M. Bane, Assistant Vice President/City
       Executive, First Citizens Bank and Trust
       Company of South Carolina
James A. Battle, Jr., Vice President and Treasurer
       J. R. Battle and Company
James M. Devers, Jr., President, Nichols Farm
      Supply, Inc.
D. H. Jordan, Retired Farmer
Randy Lovett, Tobacca Farmer, Big L Ware house

NORTH CHARLESTON
Alvie R. Evans, President, Evans Decelopment
      Corp.
G. Phillip Murphy, Real Estate Developer, Owner
      Phil-Jo Construction Company and G. Phillip
      Murphy Realty
James A. Rock, President, Byroc, Insulation
      Supply, Inc.

PACOLET
B. Rodgers Berry, Owner, R&R Farms
Catherine G. Dunnaway, Branch Officer/Branch
      Manager, First Citizens Bank and Trust
      Company of South Carolina
John Earl Hogan, Retired
Joanne G. Jumper, College Professor, Anderson
      College
Lanny F. Littlejohn, President Littlejohn Lumber
      Company
Terry K. Phillips, Vice President, First Citizens
      Bank and Trust Company of South Carolina
Louise Rochester, Post Mistress, Pacolet Mills
      Post Office
Otis Smith, Sr., Milliken-Pacolet Mills Plant

PAGELAND
Thomas F. Agerton, Owner, Pageland Auto Parts
Billy C. Blakeney, M.D., Physician
C. Hamilton Hutto, Vice President/City Executive,
      First Citizens Bank and Trust Company of
      South Carolina
Perry L. Mungo, President, F. F. And Perry L.
      Mungo, Inc.
Roddy W. Outen, President, Jefferson Barns, Inc.
Henry David Pigg, III, Farmer
Ogden Sutton, President, Sutton Funeral Home,
      Inc.
Carl M. Trucker, III, President, C. M. Tucker
      Lumber Company

SALEM
Joseph J. Antonette, Retired
Lawrence J. Bloomer, Manager, Keowee Division,
      Crescent Land and Timber
Judy Hines, Owner, Talk of the Town Beauty
      Salon

SALUDA
Ted L. Coleman, Farmer, Big Creek Hill Farms
Lester F. Hembel, Retired
Fred M. Parkman, President, Parkman's
      Pharmacy, Inc.
Ralph N. Riley, Owner, Riley Family Practice
      Associates, P.A.
William H. Rushton, Jr., Vice President, First
      Citizens Bank and Trust Company of South
      Carolina
C. David Sawyer, Jr., Family Court Judge
J. Claude Wheeler, Jr., Dairy and Beef Cattle
      Farmer
P. S. White, Jr., Attorney-at-Law

SHARON
William B. Arthur, Vice President/City Executive,
      First Citizens Bank and Trust Company of
      South Carolina
James Charles Bankhead, Jr., Retired
John I. Chason, Retired
Phillip D. Faulkner, Assistant Vice President First
      Citizens Bank and Trusts Company
of South Carolina
Jay Gorley, President/Owner, Northwestern, Inc.
W. Park Thomson, Retired
W. L. Whitesides, Jr., Whitesides Company
William S. Wilkerson, III, President, Johm L.
       Gaddy Enterprises, Inc.

SPARTANBURG
Wallace W. Brawley, Consultant, First Citizens
       Bank and Trust Company of South Carolina
Howard B. Carlisle, III, Chairman of the Board,
       Printpak Industries, Inc.
Marvin Dupre Cole, Residential Builder and
       Realtor, Imperial Developers
J. Howard Henderson, President, Copac, Inc.
Roland Jones, Attorney-at-Law, Ward Law Firm
Matz Lischerong, Founder and President,
       Primaknit, Inc. and Litex International
Pamela R. McCulley, Artist
Gaines H. Mason, Jr., Vice President, First
       Citizens Bank and Trust Company of South
       Carolina
W. C. (Cliff) Neal, Reeves Brothers, Inc.
M. R. Price, Sec4etary/Treasurer, Price's Store for
       Men
Charles A. Spann, Sr., Development Specialist,
      City Spartanburg
Joe R. Utley, M. D., Foothills Cardiothoracic
Bruce B. White, President, Fiber and Yarn
      Associates

ST. GEORGE
Thomas O. Berry, Jr., Attorney-at-Law
Jerome S. Bilton, President, Jim Bilton Ford
H. Legrande Fender, Owner Legrande Fender,
      Inc.
James L. Hodges, Pharmacist, Cash Discount
      Drugs
Richard J. Rhode, Surveyor and Owner/Rhodes
      Land Surveying
D. Carl Walters,Jr., Vice President, First Citizens
      Bank and Trust Company of Souoth Carolina
Thomas J. Wamer, Funeral Director, Bryant
      Funeral Home

SUMMMERVILLE
Gary H. Bargmann, President, First Title and
        Abstract Company
Peter M. Bristow, Vice President/City Executive,
        First Citizens Bank and Trust Company of
        South Carolina
William C. Collins, Editor & Publisher,.
        Summerville Journal Scene
Carol R. Cox, Vice President/Administrative
        Manager
William M. Reeves, Jr., Headmaster, Pinewood
        Preparatory School
P. Frank Smith, Retired

TRENTON
Avory Bland, Owner, Bland Funeral Horne
E. Hite Miller, Sr., Chairman, First Citizens Bank and Trust Company of South Carolina
GraceH. Satcher, Assistant Vice President, First
        Citizens Bank and Trust Company of Carolina
Julius M. Vann, Retired

WEST COLUMBIA
Dr. R. B. Antley, optometrist, Doctors of
        Optometry
Steven C. Cogburn, Jr., President and Owner,
        Cogburn's Restaurant
Bobby T. Howard, President,Cleghorn Group,
        Inc.
J. Doyle Pinholster, Vice President, First Citizens
        Bank and Trust Company of South Carolina
Russell B. Shealy, President, Russell B. Shealy
        and Assoc.
Walter P. "Buddy" Witherspoon, Jr., Dentist

WHITMIRE
Dr. R. L. Bledsoe, Dentist
W. Houghson Green, Jr., Consumer Lending
        Officer, First Citizens Bank and Trust
        Company of South Carolina
Tony A. Henderson, Supervisor, Cone Mills
Cheryl Nichols, Nichols Tire Company
Rev. Dolphus Rayford, Minister
John F. Roche, Jr., Pharmacist, Roche Pharmacy

WOODRUFF
Dr. James Coker, Woodruff Eye Clinic
James M. Gibert, President, Gibert Co., Inc.
        (Gibert Realty Co., )
Dr. J. Elwyn James, Physician/Surgeon, James
        Wilmot Clinic
Perry C. Ouzts, Assistant Vice President, First
       Citizens Bank and Trust Company of South
       Carolina
W. J. Theo, President, W. J. Theo & Sons
G. Curtis Walker, B. J. Workman Memorial
       Hospital

YORK
William B. Arthur, Vice President/City Executive
        First Citizens Bank and Trust Company of
        South Carolina
Manning E. Biggers, President and Owner, Faith
        Realty Company, Inc.
Charles Bradford, Attorney-at-Law, Spratt, Mc
        Keown & Bradford, Inc.
Dr. Thomas G. Dixon, Veterinarian
Dr. Gregory Greiner, Dentist
William M. Miller, President, Miller Insurance
        Services
Dr. Donald Shuler, Family Practitioner

        FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY


COMMUNITIES SERVED

AIKEN
Douglas E. Henderson
Vice President/City Executive
ANDERSON
John B. Buice, Jr.
Vice President/City Executive
BALLENTINE
Richard Pascal, Jr.
Assistant Vice President/Manager
BARNWELL
John J. Sanders
Vice President/Area/ Executive
BEECH ISLAND
Carol L. Albion
Branch Officer/Branch Manager
BELEVEDERE
Steven M. Phillips
Vice President/City Executive
BISHOPVILLE
Bruce C. Snipes
Assistant Vice President/City Executive
BOILING SPRINGS
Penny S. Guinn
Assistant Vice President/Manager
CALHOUN FALLS
Donald M. Rochelle
Assistant Vice President/Manager
CAYCE
C. Brian McLane
Assistant Vice President/Manager
CENTRAL
Jo Lynn McFadden
Assistant Vice President/Manager
CHARLESTON
Dwight L Moody, Jr.
Vice President/Area Executive
CHERAW
Brian J. Mickleberry
Vice President/City Executive
CHESTER
C. Larry Haynes
Vice President/City Executive
CHESTERFIELD
Thomas M. Gaskin
Vice President/City Executive
CLEMSON
William B. Harley, Jr.
Vice President/City Executive
CLIO
Derry W. McCormick
Vice President/City Executive
COLUMBIA
Bernard L. Duke
Senior Vice President/Area Executive
CONWAY
John C. Griggs, Jr.
Vice President/City Executive
COWPENS
Patricia H. Cassidy
Assistant Vice President/Manager
DARLINGTON
John H. Martin, III
Vice President/City Executive
DILLON
Charles S. McLaurin, III
Executive Vice President/Retail Banking Executive
EASTOVER
Robert G. Woods
Assistant Vice President/Manager
ELGIN
J. Michael Stinnett
Branch Officer/Manager
FOREST ACRES
G. Eddie Wingard
Vice President/Commercial Lender
FLORENCE
D. Leroy Bailey, Jr.
Vice President/Area Executive
GEORGETOWN
Robert R. Martin, Jr.
Vice President/City Executive
GREAT FALLS
John P. Davis
Manager
GREENVILLE
David C. Austin
Vice President/City Executive
GREENWOOD
C. Sidney Abney
Vice President/City Executive
HICKORY GROVE
No Officer in Charge
IRMO
Lisa A. Moseley
Assistant Vice President/Manager
JACKSON
L. Walker Padgett, Jr.
Vice President/Manager
JOANNA
Wanda M. Prater
Branch Officer/Supervisor
JOHNSTON
John C. Timmerman
Vice President/City Executive
KERSHAW
Nancy L. Taylor
Assistant Vice President/City Executive
LAKE VIEW
Edna Miller
Branch Officer/Manager
LANCASTER
Don T. Gardner
Vice President/City Executive
LANDRUM
E. Hite Miller, Jr.
Vice President/Manager
LEXINGTON
William E. Payne, Jr.
Vice President/Area Executive
LIBERTY
Y. Floyd Cousins
Assistant Vice President/Manager
LUGOFF
Byron P. Roberts
Branch Officer/Supervisor
LYMAN
Terry K. Phillips
Vice President/Manager
MARION
Richard M. Lane
City Executive
MAUDIN
Ted G. Sanders
Vice President/Manager
MONCKS CORNER
Dorothy C. Gatlin
Vice President/City Executive
MOUNT PLEASANT
Andrew B. Thomas
Branch Officer/Manager
MYRTLE BEACH
John D. Brown
Vice President/City Executive
NICHOLS
Gerald M. Bane
Assistant Vice President/City Executive
NORTH
Betty H. Williamson
Branch Officer/Manager
NORTH CHARLESTON
Willard S. Hewitt
Vice President/Branch Coordinator
PACOLET
Catherine G. Dunnaway
Branch Officer/Manager
PAGELAND
C. Hamilton Hutto
Vice President/City Executive
PAWLEYS ISLAND
Raymond O. Yonkers
Assistant Vice President/Manager
RIDGE SPRING
Donna J. Wise
Assistant Vice President/Supervisor
ROCK HILL
Dennis J. Stuber
Vice President/City Executive
SALEM
No Officer In Charge
SALUDA
William H. Rushton, Jr.
Vice President/City Executive
SHARON
Phillip D. Faulkner
Assistant Vice President/Manager
SIX MILE
No Officer in Charge
SOCASTEE
Charles S. Page
Branch Officer/Supervisor
SOUTH OF THE BORDER
Catherine B. Baxley
Branch Officer/Supervisor
SPARTANBURG
Gaines H. Mason, Jr.
Vice President/City Executive
SUMMERVILLE
Peter M. Bristow
Vice President/City Executive
ST. GEORGE
D. Carl Walters, Jr.
Vice President/City Executive
TRENTON
No Officer In Charge
WARE SHOALS
No Officer In Charge
WEST COLUMBIA
J. Doyle Pinholster
Vice President/Manager
WESTMINISTER
Susan B. Sanders
Consumer Lending Officer/Manager
WHITMIRE
W. Hughson Green, Jr.
Consumer Lending Officer/Manager
WILLISTON
Verna G. Murphy
Assistant Vice President/Manager
WOODRUFF
Perry C. Ouzts
Assistant Vice President/Supervisor
YORK
William B. Arthur
Vice President/City Executive