Form 10-K, Exhibit 13
period 1996-12-31
FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA INC
filed 1997-03-27
CIK 708848

FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY

NATURE OF BUSINESS
     First Citizens Bancorporation of South Carolina, Inc. ("Bancorporation"), is a one-bank holding company headquartered in Columbia, South Carolina, with assets of $1.948 billion at December 31, 1996. Its wholly-owned subsidiary is First-Citizens Bank and Trust Company of South Carolina ("Bank"), which provides a broad range of banking services through 123 offices in 78 communities throughout the state. The Bank's subsidiary is Wateree Life Insurance Company of South Carolina, a credit life insurance company.
     Throughout this report "Bancorporation" refers to First Citizens Bancorporation of South Carolina, Inc., and its wholly-owned subsidiary, First-Citizens Bank and Trust Company of South Carolina. The "Bank" refers only to First-Citizens Bank and Trust Company of South Carolina. "First Citizens Bank" is used in marketing the Bank.

First Citizens Bancorporation of South Carolina, Inc.
P. O. Box 29
1230 Main Street
Columbia, South Carolina  29202

ANNUAL MEETING
     The Annual Meeting of Stockholders of First Citizens Bancorporation of South Carolina, Inc. will be held at 2:30 p.m. on Wednesday, April 23, 1997 at 1314 Park Street, Columbia, South Carolina.

================================================================================

                                 BRUCE L. PLYLER
                                    DIRECTOR
                 IT IS WITH DEEPEST REGRETS THAT WE REPORT THAT
                                 BRUCE L. PLYLER
                             DIED SEPTEMBER 12, 1996

================================================================================

CONTENTS
Market and Dividend Information Regarding Common
 and Preferred Stock                                                 IFC
Financial Highlights                                                   1
To Our Stockholders                                                    2
Management's Discussion and Analysis                                   3
Report of Management                                                  17
Report of Independent Accountants                                     17
Consolidated Financial Statements                                     18
Official Organization Section                                         33


MARKET AND DIVIDEND INFORMATION REGARDING COMMON AND PREFERRED STOCK
     There is a limited over-the-counter market for Bancorporation's voting common stock. The stock is not listed on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"). Quotations are published in South Carolina newspapers circulated in Bancorporation's major metropolitan markets and may be obtained through securities brokers having offices in South Carolina. Local broker-dealers, Interstate/Johnson Lane and Scott & Stringfellow, effect agency transactions in Bancorporation's voting common stock from time to time.
     There is no trading market for any class of Bancorporation's preferred stock or for its non-voting common stock. All trading activity for those classes of Bancorporation's stock is in privately negotiated transactions.
     The following ranges of high and low bid prices for Bancorporation's voting common stock were supplied by one of the broker-dealers making a market in such security. The prices represent quotations between broker-dealers and do not include markups, markdowns or commissions and may not represent actual transactions.

                                1996                     1995
                         ----------------          ----------------

                          HIGH        LOW          High         Low
 1st quarter            $123.00   $115.00       $  99.25   $    95.00
 2nd quarter             136.00    123.00         106.00        99.75
 3rd quarter             152.00    136.00         109.00       106.50
 4th quarter             180.00    152.00         115.00       109.00

     The approximate number of recordholders of Bancorporation's voting common stock and non-voting common stock at December 31, 1996 were 1,162 and 4, respectively.
     Holders of the voting and non-voting common stock of Bancorporation are entitled to such dividends as may be declared from time to time by the Board of Directors from funds legally available. However, Bancorporation has adopted a policy of paying no cash dividends on its voting and non-voting common stock. This policy reflects the desire of the Board of Directors to maintain the capital to assets ratio through the retention of earnings. Certain regulatory requirements restrict the payment of dividends and extensions of credit from banking subsidiaries to bank holding companies. As Bancorporation has a policy of paying no cash dividends on common stock, these restrictions have not historically impacted Bancorporation's ability to meet its obligations. Additional restrictions relating to capital requirements and dividends are discussed on page 13 of "Management's Discussion and Analysis" and in Note 12 of "Notes to Consolidated Financial Statements."


--------------------------------------------------------------------------------
   THIS STATEMENT HAS NOT BEEN REVIEWED OR CONFIRMED FOR ACCURACY OR RELEVANCE
                  BY THE FEDERAL DEPOSIT INSURANCE CORPORATION
--------------------------------------------------------------------------------

      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY


FINANCIAL HIGHLIGHTS
(Dollars in thousands - except per share data)

                                                                                                 Change
                                                                                                  in One
                                                                1996                1995           Year
                                                        --------------      --------------       ---------
FOR THE YEAR:
     Net income                                         $     18,954        $     12,558           50.93%
     Net income per common share                               20.02               13.13           52.48

FINANCIAL RATIOS:
     Net interest margin                                        4.62%               4.38%
     Return on average assets                                   1.04                 .76
     Return on average stockholders' equity                    15.52               12.04
     Reserve for loan losses to year-end loans                  1.85                1.90
     Reserve for loan losses to year-end
         nonperforming loans (coverage ratio)                 770.44              543.50
     Net loan losses to average loans                            .19                 .11
     Equity to assets at year-end                               6.81                6.40

AT YEAR-END:
     Assets                                               $1,947,699          $1,751,674          11.19%
     Earning assets                                        1,766,530           1,591,915          10.97
     Loans                                                 1,269,779           1,114,259          13.96
     Core deposits                                         1,539,415           1,390,926          10.68
     Deposits                                              1,661,072           1,495,939          11.04
     Stockholders' equity                                    132,641             112,086          18.34

AVERAGES:
     Assets                                               $1,831,195          $1,652,266          10.83%
     Earning assets                                        1,691,031           1,508,486          12.10
     Investment securities                                   470,617             471,425           (.17)
     Loans                                                 1,191,431           1,014,818          17.40
     Deposits                                              1,570,015           1,437,442           9.22
     Interest-bearing liabilities                          1,440,619           1,305,347          10.36
     Stockholders' equity                                    122,110             104,245          17.14

RISK-BASED CAPITAL RATIOS:
     Tier 1                                                     8.90%               8.62%
     Total                                                     10.39               10.35

NUMBER OF (AT YEAR-END):
     Common shares outstanding                               929,222             943,533          (1.52)%
     Weighted Average common shares outstanding              938,320             943,533           (.55)
     Preferred dividends paid                                    171                 171            --
     Preferred shares outstanding                             68,132              68,132            --
     Banking offices                                             123                 115           6.96
     ATMs                                                        104                  97           7.22
     Full-time equivalent employees                            1,009                 946           6.66

BOOK VALUE PER COMMON SHARE:                            $     139.21        $     115.32          20.72%

      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY

TO OUR STOCKHOLDERS:

         We are pleased to report a year of market expansion and earnings growth during 1996.
         Following our February entry into Greenwood, First Citizens Bank opened main offices during May in Rock Hill and Fort Mill. In July, First Citizens Bank acquired branches from another bank in Barnwell, New Ellenton and Richburg. August followed with two more expansions: the entry into Bennettsville and the opening of our first in-store branch in a supermarket on Roper Mountain Road in Greenville.
         In September, we opened a new Williston main office, which replaced a former drive-in facility and a building totally destroyed by fire a year earlier. Our second in-store branch also opened in September in Columbia.
         In October, we opened a new permanent facility at Centre South, Aiken; and in November, we occupied the new Forest Acres branch (featured on our cover). In late December, we acquired two banking offices in Chester to add to our existing presence in that market.
         Net income for 1996 was $18.9 million, up 50.93% from $12.6 million reported in 1995. This improvement was due primarily to increases in interest margins and noninterest income, as well as to our ongoing emphasis on controlling noninterest expenses.
         Deposits increased by 11.04% to $1.661 billion, while loans grew by 13.96% to $1.270 billion. Our loan growth reflected continued success in serving our traditional consumer and small business markets. Loan quality remained strong with net loan losses to average loans of .19%, up slightly from .11% for 1995. The loan loss reserve as a percentage of gross loans outstanding was 1.85% to gross loans as compared to 1.90% in 1995.
         We invite you to review the section entitled "Management's Discussion and Analysis" for additional information on our financial performance.
         To meet customer needs for additional forms of service delivery, First Citizens Bank began an automated telephone banking unit in March, 1996, and a World Wide Web site, address http://www.fcbsc.com, in August. PC banking for consumers will be introduced in the second half of 1997, while the bank continued to add new users to its PC banking for business service during 1996. Additionally, the above mentioned entry into supermarket banking also provided yet another delivery approach for customers, as well as a selling opportunity for our bankers.
         During 1996, First Citizens continued the implementation of a bankwide program for improving the sales and customer retention skills of all banking office employees. As a result of this undertaking, First Citizens expects to increase traditional branch product sales through cross-sales and new relationships.
         To support our people further, we continue to upgrade our information systems. Significant strides were made during the year in the areas of data-base marketing, branch platform automation, and PC-based mortgage originations.
         Following the intensive review of fee income opportunities during 1995, several management initiatives were introduced to bolster these revenues in 1996. Management committed additional resources to business development in the Trust Division, as well as entering a new third-party relationship for providing competitive discount brokerage service to bank customers.
         In viewing our prospects for 1997, we expect to continue our progress to create a sales environment among our bankers. Further expansion of our franchise within South Carolina appears probable with large institutions continuing to divest offices in markets which fit our long-term strategy.
         Without a material weakening in the national or state economy, we do anticipate that 1997 will present favorable opportunities for growth and profitability. Our long-term commitment to loan quality remains intact, and we consistently make safety and soundness an integral part of the way we operate on a daily basis.
         We are grateful for the contributions of our employees during a time of change and restructuring in the banking industry. Their creative and diligent efforts drive our successes.
         We also appreciate the interest and support of our customers, stockholders, directors and advisory board members as we strive to deliver relationship banking and personal service to the people and communities in South Carolina.


 (Signature of E. Hite Miller, Sr.                  (Signature of Jim B. Apple
        appears here)                                     appears here)

E. Hite Miller, Sr.                                       Jim B. Apple

      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS

INTRODUCTION:

     First Citizens Bancorporation of South Carolina, Inc. ("Bancorporation"), is a one-bank holding company headquartered in Columbia, South Carolina. Bancorporation's wholly-owned subsidiary, First-Citizens Bank and Trust Company of South Carolina ("Bank"), provides commercial banking and related financial products and services throughout South Carolina.
     The Bank's deposits are insured by the Federal Deposit Insurance Corporation ("FDIC") to the maximum of $100,000 for each depositor. The FDIC and the South Carolina State Board of Financial Institutions have regulatory responsibilities for the Bank. Bancorporation is subject to regulation as a bank holding company by the Board of Governors of the Federal Reserve System and its voting common stock is registered with the Securities and Exchange Commission.
     Management's Discussion and Analysis should be read in conjunction with the consolidated financial statements and the supplementary financial data beginning on page 18. Reference should also be made to the accompanying detailed historical information presented elsewhere in this report. All dollar amounts in tables and schedules, except for per share amounts, throughout this report are stated in thousands. Average balances are average daily balances.

(Three graphics appear here with the following titles and plot points:)

RETURN ON AVERAGE ASSETS
      (Percent)

1992  1993  1994  1995  1996
 .88   .88   .63   .76   1.04

RETURN OF AVERAGE STOCKHOLDERS EQUITY
              (Percent)

 1992  1993  1994  1995  1996
18.60 16.57 10.69 12.04 15.52

BOOK VALUE PER COMMON SHARE AT YEAR END
             (Dollars)
 1992   1993  1994   1995   1996
72.04  85.62 100.41 115.32 139.21

      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY

TABLE 1: SIX-YEAR SUMMARY OF SELECTED FINANCIAL DATA (Dollars in thousands - except per share data)

                                                                                                                           Compound
                                              1996          1995           1994          1993          1992       1991   Growth Rate
                                             -----         -----          -----         -----         -----      -----   -----------
SUMMARY OF OPERATIONS:
Interest income.......................    $134,217      $118,015        $99,769      $100,139      $104,424   $101,320        5.78%
Interest expense......................      57,552        53,527         40,821        38,426        47,267     56,913        (.22)
                                            ------        ------         ------        ------        ------     ------
Net interest income...................      76,665        64,488         58,948        61,713        57,157     44,407       11.14
Provision for loan losses.............       4,574         2,686          2,558                                  4,066        2.38
                                             -----         -----          -----        ------        ------     ------        -----
Net interest income after provision for
  loan losses.........................      72,091        61,802         56,390        57,786        52,996     40,341       12.31
                                            ------        ------         ------        ------        ------     ------
Service charges and fees..............      21,465        19,704         18,667        18,724        18,066     15,361        6.92
Investment securities gains (losses)..         792            --             --           --         1,332        --            --
                                            ------        ------         ------        ------        ------     -----

Total noninterest income..............      22,257        19,704         18,667        18,724        19,398     15,361        7.70
                                            ------        ------         ------        ------        ------     ------
Salaries and employee benefits........      28,697        28,298         27,638        26,542        24,720     21,902        5.55
Other expense.........................      36,376        33,873         32,601        30,899        29,788     24,623        8.12
                                            ------        ------         ------        ------        ------     ------
Total noninterest expense.............      65,073        62,171         60,239        57,441        54,508     46,525        6.94
                                            ------        ------         ------        ------        ------     ------
Income before income taxes and
  cumulative effect of change in
  accounting principles...............      29,275        19,335         14,818        19,069        17,886      9,177       26.11
Applicable income taxes...............      10,321         6,777          4,969         6,286         5,785      2,725       30.52
                                            ------        ------         ------        ------        ------      -----
Income before cumulative effect of
  a change in accounting principles...      18,954        12,558          9,849        12,783        12,101      6,452       24.05
Cumulative effect on prior years (to
  12/31/92) of changing to different
  method of accounting for income
  taxes ..................                      --            --             --           221            --         --          --
                                            ------        ------         ------        ------        ------      -----
NET INCOME............................    $ 18,954      $ 12,558        $ 9,849      $ 13,004      $ 12,101  $   6,452       24.05
                                          ========      ========        =======      ========      ========  =========

EARNINGS PER COMMON SHARE:
Income before cumulative effect of a
  change in accounting principles.....      $20.02        $13.13         $10.24        $13.34        $12.61      $6.63       24.74
Cumulative effect on prior years (to
  12/31/92) of changing to different
  method of accounting for income
  taxes .............                           --            --             --           .23            --        --         --
                                          --------        ------         ------        ------         -----     ------
NET INCOME............................      $20.02        $13.13         $10.24        $13.57        $12.61      $6.63       24.74
                                            ======        ======         ======        ======        ======      =====

BOOK VALUE PER COMMON SHARE...........     $139.21       $115.32        $100.41        $85.62        $72.04     $59.35       18.59
                                           =======       =======        =======        ======        ======     ======

Weighted average common shares
  outstanding.........................     938,320       943,533        944,799       945,533       945,914    946,225        (.17)

RATIOS (AVERAGES):
Loans to deposits.....................       75.89%        70.60%         65.73%        63.45%        63.18%     67.76%
Net loan losses to loans..............         .19           .11            .15           .30           .38        .46
Net interest margin..................         4.62          4.38           4.27          4.75          4.71       4.37
Stockholders' equity to:
  Total assets........................        6.67          6.31           5.94          5.33          4.74       4.91
  Deposits............................        7.78          7.25           6.71          5.99          5.31       5.53
Return on assets......................        1.04           .76            .63           .88           .88        .56
Return on stockholders' equity........       15.52         12.04          10.69         16.57         18.60      11.37

SELECTED AVERAGE BALANCES:
   Assets                               $1,831,195    $1,652,266     $1,551,997    $1,472,592    $1,373,117 $1,154,209        9.67
   Earning assets                        1,691,031     1,508,486      1,414,375     1,331,670     1,240,236  1,041,939       10.17
   Investment securities                   470,617       471,425        485,745       474,136       439,121    312,475        8.54
   Loans                                 1,191,431     1,014,818        902,889       831,335       773,722    694,452       11.40
   Deposits                              1,570,015     1,437,442      1,373,612     1,310,207     1,224,535  1,024,934        8.90
   Shareholders' equity                    122,110       104,245         92,161        78,469        65,059     56,727       16.57

      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY


NET INTEREST INCOME: (Dollars in thousands)

     Net interest income represents the principal source of earnings for Bancorporation. Net interest income is the amount by which interest income exceeds interest expense. Net interest income totaled $76,665 in 1996 compared with $64,488 in 1995. The growth in net interest income in 1996 was the result of growth in average earning assets due to acquisitions, promotional activities and modest increased yields on these earning assets. The yield on average earning assets also benefited from a continuing shift in the mix of earning assets from securities to higher yields on commercial and consumer loans. Loan yields were 8.79% versus 6.20% blended yields for all other earning assets.

     The weighted average rate on average interest-earning assets in 1996 was 8.02%, 9 basis points higher than in 1995. Interest on average earning assets increased $16,048 or 13.42%.

     The weighted average rate on average interest-bearing liabilities in 1996 was 3.99%, 11 basis points lower than in 1995. Interest on interest-bearing liabilities increased $4,025 or 7.52%.

     Net interest income to average earning assets (net interest margin) is a primary measure used in evaluating the effectiveness of the management of earning assets and liabilities funding. The net interest margin increased 24 basis points to 4.62% in 1996 from 4.38% in 1995.

(Four graphics appear here with the following titles and plot points:)

    AVERAGE LOANS
(Dollars in millions)

1992    1993    1994    1995    1996
 774     831     903   1,015   1,191

   AVERAGE EARNING
(Dollars in millions)

 1992   1993    1994    1995    1996
1,240  1,332   1,414   1,508   1,691

  AVERAGE DEPOSITS
(Dollars in millions)

 1992    1993    1994    1995    1996
1,225   1,310   1,374   1,437   1,570

  AVERAGE ASSETS
(Dollars in millions)

 1992    1993    1994    1995    1996
1,373   1,473   1,552   1,652   1,831

      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY

TABLE 2:  COMPARATIVE AVERAGE BALANCE SHEETS - (Dollars in thousands)

                                                                            YEAR ENDED DECEMBER 31,
                                  --------------------------------------------------------------------------------------------------
                                              1996                                     1995                              1994
                                  ----------------------------        --------------------------------- ----------------------------

                                    AVERAGE        INTEREST AVERAGE    Average     Interest Average     Average   Interest  Average
                                     BALANCE       REV/EXP*    RATE     Balance    Rev/Exp*    Rate      Balance   Rev/Exp*    Rate

INTEREST-EARNING ASSETS:
Loans**..........................  $1,191,431     $104,685    8.79%  $1,014,818   $ 91,011    8.97%  $   902,889   $ 76,077   8.43%
Taxable investment
  securities.....................     431,751       26,095    6.04      433,695     24,110    5.56       439,888     20,290   4.61
Non-taxable investment
  securities.....................      38,866        3,202    8.24       37,730      3,097    8.21        45,857      3,602   7.85
Federal funds sold...............      17,147          895    5.22        9,009        520    5.77        11,369        464   4.08
Other earning assets.............      11,836          794    6.71       13,234        885    6.69        14,372        832   5.79
                                  -----------   ----------    ----  ----------- ----------    ----   ----------- ----------   ----
    Total interest-earning assets   1,691,031      135,671    8.02    1,508,486    119,623    7.93     1,414,375    101,265   7.16
                                  -----------   ----------    ----  ----------- ----------    ----   -----------    -------   ----

NONINTEREST-EARNING ASSETS:
Cash and due from banks..........      67,395                            78,579                           77,251
Premises and equipment...........      47,858                            42,028                           37,973
Other, less reserve for loan
  losses........................       24,911                            23,173                           22,398
                                  -----------                       -----------                      -----------

    Total noninterest-earning
      assets..................        140,164                           143,780                          137,622
                                   -----------                       -----------                      -----------

TOTAL ASSETS.....................  $1,831,195                        $1,652,266                       $1,551,997
                                   ==========                        ==========                      ===========

INTEREST-BEARING LIABILITIES:
Deposits.........................  $1,315,306     $ 51,170    3.89  $ 1,210,281   $ 48,026    3.97   $ 1,167,826   $ 37,505   3.21
Federal funds purchased
  and securities sold
  under agreements to
  repurchase.....................     114,619        5,523    4.82       82,649      4,504    5.45        55,982      2,291   4.09
Term loan........................      10,694          859    8.03       12,417        997    8.03        13,809      1,025   7.42
                                  -----------   ----------    ----  ----------- ----------    ----   ----------- ----------   ----
     Total interest-bearing
       liabilities...............   1,440,619       57,552    3.99    1,305,347     53,527    4.10     1,237,617     40,821   3.30
                                  -----------   ----------    ----  ----------- ----------    ----   ----------- ----------   ----

Net interest spread                                           4.03                            3.83                            3.86
                                                              ====                            ====                            ====


NONINTEREST-BEARING LIABILITIES:
Demand deposits..................     254,709                           227,161                          205,786
Other liabilities................      13,757                            15,513                           16,433
                                  -----------                       -----------                      -----------
  Total noninterest-bearing
   liabilities..................      268,466                           242,674                          222,219
                                  -----------                       -----------                      -----------

Stockholders' equity.............     122,110                           104,245                           92,161
                                  -----------                       -----------                      -----------
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY.............  $1,831,195                        $1,652,266                      $ 1,551,997
                                  ===========                       ===========                      ===========

Net interest income..............                 $ 78,119                        $ 66,096                        $  60,444
                                                  ========                        ========                        =========
Interest income to earning assets                             8.02                            7.93                            7.16
Interest expense to earning assets                            3.40                            3.55                            2.89
                                                              ----                            ----                            ----

Net interest income to earning assets                         4.62                            4.38                            4.27
                                                              ====                            ====                            ====

  *Interest income includes a taxable equivalent adjustment using the incremental statutory federal income tax rate as applicable.

**Nonaccrual loans are included in the average loan balances. Income on such loans is generally recognized on a cash basis.

      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY

TABLE 3: TAXABLE EQUIVALENT RATE/VOLUME VARIANCE ANALYSIS (Dollars in thousands)

                                                                              1996 Compared to 1995      1995 Compared to 1994
                                                                           --------------------------- ---------------------------
                                                                                               Net                          Net
                                                     Interest              Change Due To**   Increase   Change  Due To**  Increase
                                           1996        1995     1994        Rate  Volume     (Decrease)   Rate  Volume  (Decrease)
                                       -----------   -------- ---------    ------- ------   ---------- -------- ------    --------
INTEREST INCOME*
Loans...............................     $104,685    $ 91,011  $ 76,077  $(1,844)   $15,518  $13,674    $4,896   $10,038  $14,934
                                         --------    --------  --------  -------    -------  -------    ------   -------  -------
Investment securities:
  Taxable...........................       26,095      24,110    20,290    2,102       (117)   1,985     4,164      (344)   3,820
  Non-taxable.......................        3,202       3,097     3,602       11         94      105       162      (667)    (505)
                                       -----------  ---------   ------- --------  -- ------- --------   -------  -------- -------
     Total investment securities....       29,297      27,207    23,892    2,113        (23)   2,090     4,326    (1,011)   3,315
                                       ----------    --------   ------- --------   --------- --------   ------  --------- -------
Other earning assets................          794         885       832        3        (94)     (91)      129       (76)      53
                                       ----------    --------   ------- --------   -- ------ --------  -------  --------- -------

Federal funds sold and securities
  purchased under agreements to resell        895         520       464      (50)       425      375       192      (136)      56
                                       ----------  ----------   -------   ------   -------- ---------  -------  ---------  ------
     Total earning assets...........      135,671     119,623   101,265      222     15,826   16,048     9,543     8,815   18,358
                                       ----------   ---------   ------- --------   ------   ---------    ------   -------  ------

INTEREST EXPENSE
  NOW accounts......................        6,999       7,362     7,106     (818)       455     (363)      370      (114)     256
  Market Rate accounts..............        8,224       8,139     7,658      (14)        99       85       872      (391)     481
  Other accounts....................          481         501       517      (16)        (4)     (20)        8       (24)     (16)
  Certificates of Deposit in excess of
     $100,000.......................        5,938       5,302     3,039     (275)       911      636     1,117     1,146    2,263
  Other certificates of deposit.....       29,528      26,722    19,185     (459)     3,265    2,806     5,312     2,225    7,537
                                        ---------   ---------   ------- ---------  -------- ---------   ------  -------- --------
     Total deposits.................       51,170      48,026    37,505   (1,582)     4,726    3,144     7,679     2,842   10,521
                                        =========   =========   ======= ========   ======== =========   ======  ========  =======

Federal funds purchased and securities
  sold under agreements to repurchase       5,523       4,504     2,291     (521)     1,540    1,019       760     1,453    2,213
Term loan...........................          859         997     1,025       --       (138)    (138)       84      (112)     (28)
                                        ---------    --------   -------   ------   ---------   ------    ------    -----   ------

     Total interest-bearing                57,552      53,527    40,821   (2,103)     6,128    4,025     8,523     4,183   12,706
      liabilities...................     --------    --------   -------  -------  ---------    -----    ------     -----   ------
Net interest income.................     $ 78,119    $ 66,096   $60,444  $ 2,325   $  9,698  $12,023    $1,020  $  4,632  $ 5,652
                                         ========    ========   =======  =======   ========  =======    ======  ========  =======


 *Interest income includes a taxable equivalent adjustment of $1,454, $1,609 and $1,492 for 1996, 1995 and 1994, respectively, using the incremental statutory federal income tax rate as applicable.
**Rate-volume changes have been allocated to each category based on the percentage of each to the total change.

INVESTMENT SECURITIES: (Dollars in thousands)

     As of December 31, 1996, the investment portfolio was $485,451, compared to $464,981 as of December 31, 1995. Bancorporation continues to invest primarily in short-term U.S. Government obligations, thereby minimizing credit, interest rate and liquidity risk. The portfolio was comprised of 87.84% and 87.55% of U.S. Government obligations at December 31, 1996 and 1995, respectively. The remainder of the investment portfolio principally consists of municipal notes and bonds.
     Average investment securities as a percent of average earning assets decreased from 31.24% as of December 31, 1995 to 27.83% as of December 31, 1996 due to Bancorporation's ability to employ the funds in growth of the loan portfolio. Investment securities remain the second largest component of interest-earning assets.
     The weighted average maturity of U.S. Government obligations held in the portfolio was 11.8 months at December 31, 1996, as compared to 12.0 months at December 31, 1995. At year-end, the market value of the held-to-maturity portfolio was $1,196 above book value, consisting of unrealized gains of $1,569 and unrealized losses of $373.
         The equity securities classified as available for sale are principally comprised of 167,600 shares of Class A and 45,900 shares of Class B common stock of First Citizens BancShares, Inc., Raleigh, North Carolina. These two issues accounted for 90.63% of the total dollar amount of equity securities. During 1996, Bancorporation sold 16,000 shares of Class A common stock of First Citizens BancShares at a gain of $800. Investments in debt securities are classified as held-to-maturity and reported at cost adjusted for amortization and accretion of premiums and discounts, respectively. Equity securities are classified as available-for-sale and reported at fair value with the change in unrealized gains and losses, net of tax, included in stockholders' equity. For the year ended December 31, 1996, Bancorporation recorded a $9,025 increase in stockholders' equity ($13,884, net of tax effect of $4,859) on equity securities classified as available-for-sale and carried at estimated fair value.

      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY

TABLE 4:  INVESTMENT SECURITIES ANALYSIS (Dollars in thousands)


                                                                1996                          1995                      1994
                                                 --------------------------------------- ------------------  -----------------------

                                                                           TAXABLE
                                                   BOOK     MARKET        EQUIVALENT     Book       Market        Book       Market
                                                  VALUE      VALUE          YIELD*       Value       Value        Value      Value
                                                 --------  ----------- ------------  ----------   ----------    --------   -------

U. S. Government obligations:
  Within one year..........................     $228,451    $228,837       6.16%       $210,875    $212,199     $268,991   $265,835
  One to five years........................      197,985     198,255       5.82         196,198     198,726      166,935    163,513
                                                 -------   ---------                 ----------     -------      -------  ---------

     Total.................................      426,436     427,092       6.00         407,073     410,925      435,926    429,348
                                                 -------   ---------                 ----------     -------      -------  ---------


States and political subdivisions:
  Within one year.........................         4,087       4,092       6.09           4,445       4,454        3,870      3,878

  One to five years.......................        11,233      11,395       7.57          13,927      14,131       16,111     16,243

  Five to ten years.......................        14,889      15,195       8.70          21,249      21,755       14,467     14,702

  Over ten years..........................         9,535       9,601       9.88           3,131       3,555        5,537      5,841
                                                 -------      ------                -----------    ---------   ----------  --------


     Total................................        39,744      40,283       8.39          42,752      43,895       39,985    40,664
                                                --------      ------                -----------    ---------   ----------  --------



Other securities:
 Within one year..........................           100         100       6.38              --          --           --        --
  One to five years.......................           746         737       6.52                         924          100        96
                                                                                            918
  Five to ten years.......................            69          68       7.73             195         194           60        55

  Over ten years..........................           703         714       5.79             858         852           50        50
                                                --------     -------


     Total................................         1,618      1,619        6.24           1,971       1,970          210       201
                                              ----------     -------                  ---------   ----------   ----------  --------


Total interest-earning investments........       467,798     468,994       6.21        451,796      456,790      476,121    470,213

Stock and other investments...............        17,653      17,653                    13,185       13,185       10,560     10,560
                                                --------    --------                  ---------   ----------    --------    -------


     Total portfolio......................      $485,451    $486,647       6.21        $464,981    $469,975     $486,681   $480,773
                                                ========    ========                   ========    ========     ========   ========

*Taxable equivalent yield was calculated using the incremental statutory federal income tax rate as applicable.

LOANS: (Dollars in thousands)

     Loans comprise the major portion of earning assets of Bancorporation, with average loans accounting for 70.46% and 67.27% of average earning assets as of December 31, 1996 and 1995, respectively. Gross loans increased $155,520 or 13.96% to $1,269,779 as of December 31, 1996, from $1,114,259 as of December 31,
1995. Of the total increase, $22,352 represented loans obtained in acquisitions. The remaining loan growth of $133,168 represents an internal growth rate for loans of 11.95% for 1996. Demand for all loan types was strong in 1996. Most of the increase in loans was attributable to an increase in loans secured by 1-4 family residential properties which increased $95,866 or 8.60%, followed by commercial real estate loans which increased $36,712 or 3.29% in 1996. The portfolio mix did not change significantly in 1996 and no major change is expected in 1997. Bancorporation desires to make business loans for productive purposes where the business has adequate capital and management expertise to succeed. Consumer loans are granted for many purposes, provided that underwriting criteria are met. The ability and willingness of the borrower to repay debt are primary factors in granting credit. Repayment ability is established by review of past and future cash flow coverage for businesses or debt-to-income ratio for consumers. The willingness of the borrower to repay debt is reviewed through trade credit for businesses and credit bureau reports and other traditional methods for consumers. Collateral guarantees, loan-to-value ratios, and terms of loans, are based on industry and/or regulatory standards depending on loan purpose and the composition of collateral provided.

      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY

TABLE 5:  DISTRIBUTION OF LOAN (Dollars in thousands)



                                                                              December 31,
                                           1996               1995                1994                 1993              1992
                                 -------------------- ------------------ -------------------- -------------------  ----------------
                                              % of               % of                % of                % of               % of
                                              Total              Total               Total               Total              Total
                                    BALANCE   Loans    Balance    Loans    Balance    Loans    Balance    Loans   Balance    Loans

TYPE OF LOAN:
Real estate loans:
  Construction and land
  development..................... $   18,228    1.44   $ 16,334    1.47  $  7,888       .84  $ 18,952      2.15 $ 23,136   $  2.86

  Secured by 1-4 family
  residential properties..........    555,149   43.72    459,283   41.22   388,997     41.51   345,624     39.23  286,372     35.45
  Commercial......................    236,800   18.65    200,088   17.96   173,690     18.54   163,690     18.58  161,959     20.05
Loans for purchasing and carrying
  securities......................        681     .05        614     .06       484       .05       469       .05      237       .03
Loans to farmers..................      6,806     .54      6,338     .57     5,843       .62     5,271       .60    5,175       .64
Commercial and industrial loans...    102,404    8.06     92,641    8.31    84,900      9.06    86,039      9.77   84,392     10.45
Loans to individuals for
  household, family, and other
  personal expenditures...........    337,589   26.59    332,817   29.86   269,693     28.79   253,874     28.82  240,635     29.78

Other loans, all attributable to
  domestic operations.............     12,122     .95      6,144     .55     5,530       .59     7,084       .80    5,969       .74
                                    --------- -------   --------   ----- ---------    ------   -------    ------ --------   -------


     Total........................ $1,269,779  100.00 $1,114,259  100.00  $937,025    100.00  $881,003    100.00 $807,875    100.00
                                   ==========  ====== ==========  ======  ========    ======  ========    ====== ========   =======


      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY


TABLE 6: MATURITIES AND RATE SENSITIVITY OF SELECTED LOANS -- DECEMBER 31, 1996 (Dollars in thousands)

                                                                          Over 1    Over
                                                                 1 Year   through      5
                                                       TOTAL     or less  5 Years   Years

TYPE OF LOAN:
    Construction and land development................$  18,228   $ 5,610  $12,618      --
    Commercial, financial and agricultural...........  122,013    34,096   66,589 $21,328
                                                     ---------   ------- -------- -------
       Total......................................... $140,241   $39,706  $79,207 $21,328
                                                      ========   =======  ======= =======

RATE SENSITIVITY FOR SELECTED LOANS (OVER ONE YEAR):
    Predetermined rate...............................$  75,022            $59,566 $15,456
    Floating or adjustable rate......................   25,513             19,641   5,872
                                                     ---------           -------- -------
       Total......................................... $100,535            $79,207 $21,328
                                                      ========            ======= =======


PROVISION AND RESERVE FOR LOAN LOSSES (Dollars in thousands)

     The provision for loan losses totaled $4,574 for the year ended December 31, 1996, exceeding net chargeoffs of $2,244. The provision increased by $1,888 or 70.29% over the provision for the year ended December 31, 1995.
     Bancorporation manages credit risk through a variety of methods including credit scoring, loan type parameters and underwriting. In addition, credit management is centralized using a standardized system of controls and subjecting the portfolio to detailed credit reviews by individuals independent of the lending function. In establishing an appropriate level of reserve, the financial condition of the individual borrower is assessed and a determination of the value and adequacy of the underlying collateral and loss and delinquency trends are considered. Management of Bancorporation believes that the reserve for loan losses of $23,483 provides adequate coverage against potential loss exposure as of December 31, 1996, although no assurance can be given that the on-going evaluation of the portfolio in light of economic conditions will not warrant additional provision. Improved conditions within Bancorporation's loan and commitments portfolio, including reduced delinquencies and continued economic improvement, led to a reduction in the reserve to 1.85% of gross loans from 1.90% as of December 31, 1996 and 1995, respectively. Coverage ratios of nonperforming loans were 770.44% for 1996 and 543.50% for 1995.
     Net chargeoffs as of December 31, 1996, totaled $2,244, or .19% of average loans, an increase of $1,165 from $1,079, or .11% of average loans in 1995. Recoveries represented 33.09% of gross loans charged off versus 44.78% as of December 31, 1995.
     Bancorporation maintains the reserve for loan losses to absorb possible losses inherent in the loan portfolio. The reserve consists of three elements:
(i) reserves established on specific loans, (ii) reserves based on historical loan loss experience, and (iii) reserves based on economic conditions in Bancorporation's individual markets. The specific reserve element is based on a regular analysis of all loans and commitments over a fixed dollar amount where the internal credit rating is at or below a predetermined classification. The historical loan loss element represents a projection of future credit losses as determined by estimates and analysis that examine loss experience and trends in the portfolio. The general economic condition element is determined by management and is based on knowledge of specific economic and individual markets served and how those markets might affect the collectibility of loans and the marketability of loan collateral. Bancorporation is committed to early recognition of possible loan problems and to a adequate loan loss reserve.

      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY

TABLE 7:  RESERVE FOR LOAN LOSSES (Dollars in thousands)


                                                  1996        1995         1994         1993       1992
                                              ---------    --------     --------     -------     ------

Beginning loan loss reserve..................  $21,153      $19,249      $18,061     $16,589     $15,361
                                               -------      -------      -------     -------     -------
Charge-offs:
  Commercial, financial and agricultural.....      186           35           --          --          --
  Real estate - mortgage.....................      506          421          607       1,587       1,524
  Commercial loans to individuals............    1,002          462          362         356         578
  Installment loans to individuals...........    1,660        1,036        1,181       1,259       1,391
                                             ---------        -----        -----       -----       -----
     Total charge-offs.......................    3,354        1,954        2,150       3,202       3,493
                                             ---------        -----        -----       -----       -----
Recoveries:
  Commercial, financial and agricultural.....       20           --           10           5          12
  Real estate - construction.................       --           --           --          --          10
  Real estate - mortgage.....................      498          294          265         238          80
  Commercial loans to individuals............      239          190          167         195          86
  Installment loans to individuals...........      353          391          338         309         372
                                             ---------       ------       ------       -----      ------

     Total recoveries........................    1,110          875          780         747         560
                                             ---------          ---          ---         ---         ---
     Total net charge-offs...................    2,244        1,079        1,370       2,455       2,933
                                             ---------        -----        -----       -----       -----
Provision for loan losses....................    4,574        2,686        2,558       3,927       4,161
Reserves related to acquisitions.............       --          297           --          --          --
                                             ---------      -------      -------     -------     -------

Ending loan loss reserve.....................  $23,483      $21,153      $19,249     $18,061     $16,589
                                             =========      =======      =======     =======     =======


TABLE 8:  ALLOCATION OF RESERVE FOR LOAN LOSSES (Dollars in thousands)



                                                                     December 31,
                                        1996                 1995                  1994             1993                 1992
                                         % OF                 % of                  % of                 % of               % of
                                        LOANS TO              Loans to              Loans to             Loans to           Loans to
                                        TOTAL                 Total                  Total                Total               Total
                             RESERVE      LOANS    Reserve     Loans    Reserve       Loans   Reserve      Loans    Reserve    Loans

Real Estate-construction...  $     100     1.44    $    100      1.47   $     16        .84   $      9      2.15    $     45    2.86
Real Estate-mortgage.......      7,255    62.37       7,508     59.17      3,719      60.05      5,096     57.81       4,043   55.50
Installment loans to
  individuals..............      2,579    26.59       2,562     29.87      1,792      28.78      1,855     28.82       1,602   29.79
Commercial, financial
  and agricultural.........      1,814     9.60       1,581      9.49      1,015      10.33      1,257     11.22       1,077   11.85
Unallocated................     11,735       --       9,402        --     12,707         --      9,844        --       9,822      --
                                ------   ------    --------    ------   --------     ------   --------    ------

      Total................    $23,483   100.00    $ 21,153    100.00   $ 19,249     100.00   $ 18,061    100.00    $ 16,589  100.00
                               =======   ======    ========    ======   ========     ======   ========    ======    ========  ======



      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY

TABLE 9:  ANALYSIS OF ASSET QUALITY (Dollars in thousands)



                                              1996              1995              1994              1993                 1992
                                      ------------------ -----------------   -----------------  -----------------   ---------------
                                                  % OF               % of                 % of              % of               % of
                                                  TOTAL             Total                Total             Total               Total
                                         BALANCE  LOANS   Balance   Loans    Balance    Loans    Balance   Loans     Balance   Loans

RISK ELEMENTS:
Nonaccrual loans....................      $2,920    .23    $3,323      .30      $2,865    .31     $2,323     .26     $3,540     .44
Restructured loans..................         128    .01       569      .05       1,323    .14      2,094     .24      1,166     .14
                                             ---   ----     -----      ---       -----    ---      -----     ---    -------     ---

    Total nonperforming loans.......       3,048    .24     3,892      .35       4,188    .45      4,417     .50      4,706     .58
Loans past due 90 days..............       2,261    .18     1,747      .16         827    .09      1,016     .12        812     .10
                                           -----   ----   -------      ---         ---    ---      -----     ---      -----     ---

    Total...........................      $5,309    .42    $5,639      .51      $5,015    .54     $5,433     .62     $5,518     .68
                                          ======   ====    ======      ===      ======    ===     ======     ===     ======     ===

NONPERFORMING ASSETS:
Commercial, financial
and agricultural....................         559    .04      $951      .09     $   238    .03       $305     .03       $157     .02
Consumer............................          83    .01        38      .00         106    .01         85     .01         54     .01
Real estate.........................       2,406    .19     2,903      .26       3,844    .41      4,027     .46      4,495     .55
                                           -----   ----   ------       ---       -----    ---    -------     ---    -------     ---
    Total nonperforming loans.......       3,048    .24     3,892      .35       4,188    .45      4,417     .50      4,706     .58
Other real estate owned.............         518    .04       473      .04         270    .03        410     .05                .04
                                             ---   ----   -------      ---      ------    ---   --------     ---    -------     ---
                                                                                                                        315
    Total...........................      $3,566    .28    $4,365      .39      $4,458    .48     $4,827     .55     $5,021     .62
                                          ======   ====    ======      ===      ======    ===     ======     ===     ======     ===
ASSET QUALITY RATIOS:
Reserve to year-end loans...........               1.85%              1.90%             2.05%               2.05%              2.05%
Net chargeoffs to average loans.....                .19                .11               .15                 .30                .38
Coverage ratio......................             770.44             543.50            459.62              408.90             352.51


     Any loans classified by the Bank or regulatory examiners as loss, doubtful, substandard or special mention that have not been disclosed hereunder or under the "Loans" or "Asset Quality" narrative discussions do not (1) represent or result from trends or uncertainties that management expects will materially impact future operating results, liquidity or capital resources, or (2) represent material credits about which management is aware of any information that causes management to have serious doubt as to the ability of such borrowers to comply with the loan repayment terms.
     Interest income related to nonaccrual and restructured loans that would have been recognized if such loans were current in accordance with their original contractual terms did not differ materially from the amounts actually recognized.
     Based upon an ongoing assessment of risk elements in the portfolio and factors affecting credit quality, it is management's opinion that there are currently no significant unidentified potential problem credits. However, factors affecting a borrower's repayment ability may change due to changing economic conditions and other factors that may affect loan quality.


FUNDING SOURCES: (Dollars in thousands)

     Bancorporation's primary source of funds is its deposit base. Average deposits increased 9.22% to $1,570,015 as of December 31, 1996 from $1,437,442 as of December 31, 1995. As of December 31, 1996, deposits increased $165,133 or 11.04%. Acquisitions during 1996 accounted for $97,701 or 59.17% of deposit growth.
     Core deposits financed loan and investment activity. Core deposits are defined as noninterest-bearing demand, savings, NOW, money market accounts and certificates of deposit under one hundred thousand dollars. As of December 31, 1996, $1,539,415 or 92.68% of total deposits of $1,661,072 were considered core deposits. As of December 31, 1995, $1,390,926 or 92.98% of total deposits of $1,495,939 were considered core deposits.
     Purchased funds, which consist of large time deposits and short-term borrowings, are another source of funds. As of December 31, 1996, large time deposits increased $16,644 or 15.85% to $121,657 as compared to $105,013 as of December 31, 1995. Short-term borrowings, which consist of federal funds purchased and securities sold under agreements to repurchase, averaged $114,619 in 1996 compared to $82,649 in 1995, an increase of 38.68%.

      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY

TABLE 10:  TIME DEPOSITS OF $100,000 AND OVER (Dollars in thousands)
                                                      December 31,
                                         ------------------------------------
                                             1996           1995        1994
                                         -------------- ----------- ---------

3 months or less.........................$    66,274    $  65,576   $  25,187
Over 3 months through 6 months...........     22,741       17,113      11,258
Over 6 months through 12 months..........     24,642       12,456      19,473
Over 12 months...........................      8,000        9,868      15,886
                                         -----------    ---------   ---------
     Total...............................$   121,657    $ 105,013   $  71,804
                                         ===========    =========   =========
Percent of Total Deposits                       7.32%        7.02%       5.18%




TABLE 11:  DEPOSIT ANALYSIS (Dollars in thousands)


                                                                   Year ended December 31,
                                   ------------------------------------------------------------------------------
                                              1996                          1995                      1994
                                   --------------------------    -------------------------- --------------------
                                       AVERAGE   AVERAGE              Average  Average         Average   Average
                                        BALANCE      RATE             Balance      Rate         Balance      Rate

Demand deposits....................$   254,709         --        $   226,267         --     $   205,786        --
NOW accounts.......................     364,023      1.92%            340,342      2.16%        345,626      2.06%
Market rate savings................     267,027      3.08             263,819      3.09         276,503      2.77
Regular and premium savings........      19,133      2.51              19,287      2.60          20,224      2.66
Time deposits of $100,000 & over ..     110,979      5.35              93,953      5.64          73,640      4.13
Other time deposits................     554,144      5.33             492,880      5.42         451,833      4.23
                                   ------------                 -------------               -----------
    Total..........................  $1,570,015                    $1,436,548                $1,373,612
                                     ==========                    ==========                ==========




TABLE 12: FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE ANALYSIS (Dollars in thousands)


                                                            1996                1995             1994
                                                     -----------------  -----------------  ------------------
                                                      AMOUNT    RATE     Amount     Rate    Amount    Rate

At Year-end*:
    Federal funds purchased.........................         --    --   $   20,600   6.13%  $11,500   6.21%
    Securities sold under agreements to repurchase..   $132,891  4.67%      97,907   4.66    64,416   5.47
                                                     ----------         ----------         --------
       Total........................................ $  132,891  4.67   $  118,507   4.91   $75,916   5.58
                                                     ==========         ==========          =======
Average For the Year:
    Federal funds purchased......................... $    1,482  5.37   $    3,835   6.22    $3,824   4.58
    Securities sold under agreements to repurchase..    113,137  4.81       78,814   5.41    52,158   4.05
                                                     ----------         ----------         --------
       Total........................................ $  114,619  4.82   $   82,649   5.45   $55,982   4.09
                                                     ==========         ==========          =======
Maximum Month-End Balance:
    Federal funds purchased......................... $    7,300         $   20,600          $20,100
    Securities sold under agreements to repurchase..    139,030             97,907           70,918

*The interest rate shown is the weighted average rate at year-end and differs from the average rate during the year.

      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY

NONINTEREST INCOME: (Dollars in thousands)
     Total noninterest income increased 12.96% to $22,257 for the year ended December 31, 1996, compared to $19,704 for the year ended December 31, 1995. Growth in the current year was primarily due to an increase in service charges on deposit accounts as the result of growth in the number of deposit accounts, the repricing of charges and an increased emphasis on collecting service fees formerly waived. In addition, there was a one time gain on the sale of securities of $800 which was offset by a one time realized loss of $8 on a security whose decline in fair value was determined to be other than temporary..

TABLE 13:  NONINTEREST INCOME (Dollars in thousands)


                                                         Year Ended December 31,

                                                % CHANGE                 % Change                % Change
                                         1996     96/95        1995       95/94        1994        94/93
                                     ---------    -----      -------      -----      --------     -------

Service charges on deposit accounts..  $12,114    13.62      $10,662       2.73       $10,378      (8.02)
Fees for other customer services.....    1,534    10.20        1,392      (7.81)        1,510       5.67
Mortgage servicing...................    2,019     2.28        1,974      16.12         1,700     (15.55)
Bankcard discount....................    2,237    15.07        1,944      16.69         1,666      11.07
Insurance premiums earned............    1,125    (4.82)       1,182      29.61           912     (10.24)
Gain on sale of securities...........      792   100.00           --          --           --         --
Other................................    2,436    (4.47)       2,550       1.96         2,501        8.55
                                     ---------              --------                  -------
    Total............................  $22,257    12.96      $19,704       5.56       $18,667       (.30)
                                       =======               =======                  =======

NONINTEREST EXPENSE: (Dollars in thousands)

     Total noninterest expense for the year ended December 31, 1996 increased $2,902 or 4.67% to $65,073, as compared to an increase of $1,932 or 3.21% to $62,171 for the year ended December 31, 1995.
     Most of the increase is attributable to an increase in goodwill amortization related to new branch acquisitions. Other expenses increased due to a one time adjustment to market value for mortgage loans held for sale of $120. Despite a special Savings Association Insurance Fund ("SAIF") one time charge of $597, FDIC Insurance premiums decreased 50.11% to $870 for the year ended December 31, 1996, compared to $1,744 for the year ended December 31, 1995.

TABLE 14:  NONINTEREST EXPENSE (Dollars in thousands)


                                                                Year Ended December 31,
                                                     %                       %                        %
                                                   CHANGE                 Change                   Change
                                         1996      96/95         1995      95/94        1994        94/93
                                     ---------     -----      ---------    -----      ---------     -----

Salaries and employee benefits....... $28,697       1.41      $28,298       2.39       $27,638       4.13
Net occupancy expense of premises....   4,050      13.16        3,579       7.16         3,340      (4.41)
Furniture and equipment expense......   3,777      (1.59)       3,838     (19.99)        4,797     (23.64)
Stationery and supplies..............   1,406      19.56        1,176       5.47         1,115     (13.57)
FDIC insurance assessments...........     870     (50.11)       1,744     (42.25)        3,020      (7.67)
Telephone............................   1,372       8.89        1,260      (3.52)        1,306        1.48
Amortization of intangibles..........   7,172      26.33        5,677      37.52         4,128      10.14
Bankcard processing fees.............   2,337      14.28        2,045      11.20         1,839      (2.90)
Data processing fees.................   5,270      15.60        4,559       5.02         4,341     526.41
Other................................  10,122       1.27        9,995      14.69         8,715      (2.52)
                                       ------               ---------                  -------
    Total............................ $65,073       4.67      $62,171       3.21       $60,239        4.87
                                      =======                 =======                  =======

INTANGIBLE ASSETS: (Dollars in thousands)

     As of December 31, 1996, intangible assets totaled $19,447, representing a $2,737 net increase over $16,710 as of December 31, 1995. Amortization expense related to intangible assets was $7,172 or 26.33% higher than $5,677 for the year ended December 31, 1995. The increase was due to goodwill amortization expense associated with additional acquisitions during 1996 and a full year's amortization for acquisitions made in 1995.

      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY

TABLE 15:  INTANGIBLE ASSETS (Dollars in thousands)


                                                             December 31,
                                        1996                     1995                  1994
                               ----------------------   ---------------------   ------------------------

                                BALANCE  AMORTIZATION   Balance    Amortization   Balance   Amortization

INTANGIBLE ASSETS:
   Goodwill ..................   $14,926      $4,143    $  9,801       $2,423     $6,482         $1,518
   Deposit based premium .....     2,277       1,957       4,234        1,960      6,194          1,587
   Mortgage servicing rights .     2,243       1,072       2,675        1,294      2,942          1,023
                                --------      ------   ---------      -------   --------        -------
     Total ...................   $19,446      $7,172     $16,710       $5,677    $15,618         $4,128
                               =========      ======     =======      =======   ========        =======


CAPITAL ADEQUACY:

     The Federal Reserve Board and the Federal Deposit Insurance Corporation have issued risk-based capital guidelines for United States banking corporations. The objective of these efforts is to provide a uniform capital measurement that is more sensitive to variations in risk profiles of banking corporations.
     Regulatory agencies define capital as Tier I, consisting of stockholders' equity less ineligible intangible assets, and Tier II, consisting of Tier I capital plus the allowable portion of the reserve for loan losses and certain long-term debt. Capital adequacy is measured by comparing both capital levels to Bancorporation's risk-adjusted assets and off-balance sheet items. Regulatory requirements presently specify that Tier I capital should exclude the market appreciation or depreciation of securities available-for-sale arising from valuation adjustments. In addition to these capital ratios, regulatory agencies have established a Tier I leverage ratio which measures Tier I capital to average assets less ineligible intangible assets.
         Regulatory guidelines require a minimum Tier II total capital to risk-adjusted assets ratio of 8 percent with 50 percent consisting of tangible common stockholders' equity and a minimum Tier I leverage ratio of 3 percent. Banks which meet or exceed a Tier I ratio of 6 percent, a total Tier II capital ratio of 10 percent and a Tier I leverage ratio of 5 percent are considered well capitalized by regulatory standards.
     Bancorporation's Tier 1 capital ratio at year-end was 8.90% compared to 8.62% in 1995. The total risk-based capital ratio was 10.39% compared to 10.35% in 1995. Both of these measures compare favorably with the regulatory minimums of 4.00% Tier 1 and 8.00% for total risk-based capital. Refer to Note 17 "Capital Matters" for further analysis of risk-based requirements.

TABLE 16:  CAPITAL ADEQUACY (Dollars in thousands-except per share data)

                                                            December 31,
                                       1996        1995       1994         1993       1992
                                    ----------  ----------  ---------  ----------  -------

TOTAL STOCKHOLDERS' EQUITY:
Year-end........................... $132,641    $112,086    $98,025    $84,237      $71,416
Average............................  122,110     104,245     92,161     78,469       65,059
Book value per common share........   139.21      115.32     100.41      85.62        72.04
Tier 1 capital ratio...............                 8.62%      8.95%      8.49%        7.05%
                                        8.90%
Total risk-based capital ratio.....    10.39       10.35      11.04      10.85         9.70

INTERNAL CAPITAL GENERATION:
Return on average equity...........    15.52%      12.04%     10.69%     16.57%       18.60%
Earnings retention rate............    99.10       98.64      98.26      98.67        98.55
Internal capital generation rate*..    15.38       11.88      10.50      16.35        18.33

*Return on Average Equity x Earnings Retention Rate = Internal Capital Generation Rate

INCOME TAXES: (Dollars in thousands)

     Applicable income taxes increased $3,544 or 52.29% for the year. Income taxes computed at the statutory rate are reduced primarily by the interest earned on state and municipal debt securities and obligations (which are exempt from Federal taxes) which results in substantial interest savings for local governments and their constituents.

      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY

LIQUIDITY: (DOLLARS IN THOUSANDS)

     The role of Bancorporation's Asset/Liability Management Committee ("ALCO") is to monitor Bancorporation's liquidity position, exposure to interest rate risk and pricing policies. Liquidity involves the ability to meet cash flow requirements which arise primarily from withdrawal of deposits, extensions of credit, payment of operating expenses and repayment of purchased funds. Funds are provided primarily through earnings from operations, expansion of the deposit base, borrowing funds in the money market, the maturity of investment assets and repayment of loans.
     Bancorporation has historically maintained strong liquidity through increases in core deposits and investment maturities. Core deposits were $1,539,415, or 92.68% of total deposits, slightly up from $1,390,926 or 92.98%
as of December 31, 1995. The weighted average maturity of U.S. Government obligations, which make up 87.84% of the investment portfolio as of December 31, 1996, remains relatively short at 11.8 months.
     The FDIC has standard guidelines as to what it considers adequate liquidity in a Bank's portfolio. The liquidity ratio (net cash and short-term and marketable assets as a percentage of net deposits and short-term liabilities) is used as the measure with a desired range of 20.00 to 25.00%. Bancorporation's liquidity ratio at year-end was 24.89%.

INTEREST RATE RISK: (DOLLARS IN THOUSANDS)

     Management of interest rate risk involves maintaining an appropriate balance between interest-sensitive assets and interest-sensitive liabilities (interest rate sensitivity gap) and reducing Bancorporation's risk of major changes in net interest income in periods of rapidly changing interest rates. A negative gap (interest-sensitive liabilities greater than interest-sensitive assets) in periods when interest rates are declining will tend to increase net interest income. Conversely, a negative gap in periods when interest rates are rising will tend to reduce net interest income. The net cumulative gap position reflects Bancorporation's sensitivity to interest rate changes over time. This calculation is a static measure and is not a prediction of net interest income. Gap analysis is the simplest representation of Bancorporation's interest rate sensitivity. It cannot reveal the impact of factors such as administered rates (e.g., the prime lending rate), pricing strategies on its consumer and business deposits, and changes in the balance sheet mix.
     The objective of the asset/liability management process is to manage and control the sensitivity of Bancorporation's income to changes in market interest rates. This process is under the direction of the ALCO, comprised of senior bank executives. The committee seeks to maximize earnings while ensuring that the risks to those earnings from adverse movements in interest rates are kept within specified limits deemed acceptable by Bancorporation. Accordingly, the Committee conducts comprehensive simulations of net interest income under a variety of market interest rate scenarios. These simulations provide the Committee with an estimate of earnings at risk given changes in interest rates. While the Committee sees the opportunities and benefits of utilizing derivative financial instruments (primarily interest rate swaps, caps and floors) to improve the gap, the Committee has elected not to use such instruments given the risk inherent in such instruments.
     As indicated in the interest rate sensitivity table below, the twelve-month cumulative gap, representing the total net assets and liabilities that are projected to reprice over the next twelve months, was liability sensitive in the amount of $357.0 million at December 31, 1996. However, this negative position remained within the acceptable parameters, of plus or minus 20% at 360 days, listed in Bancorporation's Statement of Funds Policy. This Statement is guided by asset quality, liquidity and earnings, and describes the Bancorporation's policy with respect to sources and uses of funds, dividends and limitations on interbank liabilities. The responsibility for funds management resides with the Chief Financial Officer with overall guidance provided by the Chairman and President. Management continues to seek ways to balance the gap position and reduce exposure to interest rate fluctuations. Closely monitoring the volume of new fixed rate commercial loans and promotion of our home equity line product have produced positive results in this effort and management will continue to pursue these alternatives in 1997.

      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY

TABLE 17: INTEREST-SENSITIVITY ANALYSIS AS OF DECEMBER 31, 1996 (Dollars in thousands)

                                        1-30         31-90       91-180         181-365       Non-Rate
                                        Days         Days         Days           Days       Sensitive and
                                     Sensitive    Sensitive    Sensitive       Sensitive    Over One Year         TOTAL

Earning Assets:
Loans...............................  $365,428   $ 40,972     $   55,555      $  88,415       $719,409     $1,269,779
Investment securities...............    46,530     42,171         66,386        106,245        224,119        485,451
Temporary investments...............    11,300         --             --             --             --        11,300
                                     --------- ----------      ---------      ---------        -------        ------


     Total earning assets...........   423,258     83,143        121,941        194,660        943,528      1,766,530
                                     =========   ========      =========      =========        =======     ==========
Interest-Bearing Liabilities:
Savings and core time deposits......   150,285    153,113        269,248        358,156        325,023      1,255,825
Time deposits of $100,000 and over..     2,011     64,263         22,741         24,642          8,000        121,657
Short-term debt.....................   132,891         --             --             --             --        132,891
Long-term debt......................       625         --            625          1,250          7,500         10,000
                                     --------- -----------     ---------      ---------          -----         ------


Total interest-bearing liabilities..   285,812    217,376        292,614        384,048        340,523      1,520,373
Other sources - net.................        --         --             --             --        246,157        246,157
                                    ---------- -----------     ---------      ---------        -------        -------


Total sources - net.................  $285,812   $217,376       $292,614        $384,048       $586,680     $1,766,530
                                      ========   ========       ========        ========       ========     ==========

Interest-sensitivity gap............  $137,446  $(134,233)    $(170,673)      $(189,388)       $356,848            --
Cumulative interest-sensitive gap...   137,446      3,213      (167,460)       (356,848)            --             --


EARNINGS AND BALANCE SHEET ANALYSIS - 1995 COMPARED TO 1994: (Dollars in thousands)

     Net income was $12,558 for the year ended December 31, 1995, up 27.51% from $9,849 earned for the year ended December 31, 1994. Earnings per share was $13.13 compared to $10.24 in 1994. Return on average assets was .76% in 1995 compared to .63% for 1994.
     Net interest income was $64,488 in for the year ended December 31, 1995 increasing 9.40% from $58,948 for the year ended December 31, 1994. The net interest margin increased for the year ended December 31, 1995 to 4.38% from 4.27% for the year ended December 31, 1994.
     The provision for loan losses was $2,686 in 1995 compared to the 1994 provision of $2,558. The reserve for loan losses totaled $21,153, equaling 1.90% of gross loans and 543.50% of nonperforming loans compared to 2.05% and 459.62% as of December 31, 1994.
     Average loans increased 12.40% to $1,014,818 as of December 31, 1995 up from $902,889 as of December 31, 1994. The majority of growth occurred in the consumer loan portfolio, mostly in one-to-four family residential loans. Investment securities averaged $471,425 as of December 31, 1995 decreasing by $14,320 or 2.95% as of December 31, 1994. Average temporary investments in federal funds decreased to $9,009 as of December 31, 1995 from $11,369 as of December 31, 1994 and represented .80% and .60% of average earning assets in 1994 and 1995, respectively.
     Total deposits averaged $1,437,442 as of December 31, 1995, an increase of $63,830 or 4.65% as of December 31, 1994. Core deposits increased $76,212 or 5.80% to $1,391 as of December 31, 1995. The majority of the growth occurred in demand deposits and certificates of deposits.
     Noninterest income increased 5.56% to $19,704 for the year ended December 31, 1995 compared to $18,667 for the year ended December 31, 1994. Noninterest expense for the year ended December 31, 1995 amounted to $62,171 representing a 3.21% increase for the year ended December 31, 1994. Intangible assets totaled $16,710 in 1995 which represents a $1,092 increase from $15,618 as of December 31, 1994.
     The average leveraged capital ratio was 5.32% as of December 31, 1995, up from 5.16% as of December 31, 1994. Total equity capital equaled 6.40% of total assets as of December 31, 1995 compared to 6.17% as of December 31, 1994.

      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY

ACCOUNTING AND REGULATORY MATTERS:

     In June 1996, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement which is effective for transactions on or after January 1, 1997 establishes a new framework for accounting for transfers, sales and servicing of financial assets and extinguishments of liabilities. The statement requires an entity to recognize each of the components of the financial instruments it controls, derecognize the components of the assets it has surrendered control over and derecognize liabilities which it has paid or been legally released from. The affects of adopting SFAS No. 125 are not expected to be material to the consolidated financial statements.


SELECTED UNAUDITED QUARTERLY FINANCIAL DATA: (Dollars in thousands - except per share data)


                                             First Quarter                    Second Quarter
                                ----------------------------------  -------------------------------
                                    1996         1995      1994        1996        1995       1994
                                 ----------  ---------  ----------  ---------- ----------  --------

Interest income and fees........  $32,198     $26,965     $23,921    $32,686    $28,762     $24,484
Interest expense................  (14,246)    (12,297)     (9,097)   (13,925)    (13,316)    (9,730)
                                ----------    --------   --------   ---------    --------   --------
Net interest income.............   17,952      14,668      14,824     18,761     15,446      14,754
Provision for loan losses.......   (1,020)       (404)       (298)    (1,290)    (1,467)       (860)
Noninterest income..............    4,872       4,790       4,482      5,270      4,912       4,629
Noninterest expense.............  (15,212)    (15,818)    (15,018)   (15,702)    (15,680)   (14,908)
                                ----------    --------  ---------   ---------    --------  ---------
Income before income taxes .....    6,592       3,236       3,990      7,039      3,211       3,615
Applicable income taxes.........   (2,432)     (1,087)     (1,289)    (2,387)    (1,063)     (1,243)
                                ---------     -------   ---------   --------     -------   ---------
Net income......................$   4,160     $ 2,149    $  2,701   $  4,652     $2,148    $  2,372
                                =========     =======    ========   ========     ======    ========


Net income per common share.....$    4.38    $   2.23    $   2.81   $    4.90    $ 2.23    $   2.46
                                =========    ========    ========   =========    ======    ========


                                           Third Quarter                     Fourth Quarter
                                 --------------------------------   -------------------------------
                                     1996       1995       1994         1996       1995      1994
                                  --------- ---------- ----------  ----------  --------- --------

Interest income and fees........   $34,389    $30,186    $25,297     $34,944    $31,416    $26,071
Interest expense................   (14,574)   (13,782)   (10,640)    (14,807)   (14,132)   (11,354)
                                  ---------  ---------   -------    ---------  --------- ---------
Net interest income.............    19,815     16,404     14,657      20,137     17,284     14,717
Provision for loan losses.......    (1,513)    (1,316)      (485)       (751)       501       (915)
Noninterest income..............     5,571      5,186      4,697       6,544      5,502      4,868
Noninterest expense.............   (17,167)    15,354)   (15,220)    (16,992)   (15,319)   (15,106)
                                  ---------   --------   -------    ---------  --------- ---------
Income before income taxes......     6,706      4,920      3,649       8,938      7,968      3,564
Applicable income taxes.........    (2,354)    (1,704)    (1,204)     (3,148)    (2,923)    (1,233)
                                  ---------   --------  --------     --------  --------- ---------
Net income......................  $  4,352   $  3,216    $ 2,445    $  5,790   $  5,045   $  2,331
                                  ========   ========    =======    ========   ========   ========


Net income per common share.....$     4.59  $    3.37   $  2.55    $    6.15  $   5.30    $   2.42
                                ==========  =========   =======    =========  ========    ========


        FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. SUBSIDIARY




Report of Management
         The consolidated financial statements of First Citizens Bancorporation of South Carolina, Inc. and other financial information presented in the annual report were prepared by management which is responsible for the integrity of the information presented. The statements have been prepared in conformity with generally accepted accounting principles appropriate in the circumstances, and include amounts that are based on management's best estimates and judgments.
         Bancorporation's independent accountants, Price Waterhouse LLP, are engaged to provide an objective, independent review as to the fairness of reported operating results and financial condition. They have an understanding of Bancorporation's accounting and financial controls and conduct such tests and related procedures as they deem appropriate to arrive at an opinion on the fairness of the financial statements. Their opinion is included as a part of this annual report. Management has made available to Price Waterhouse LLP all Bancorporation's financial records and related data, as well as the minutes of stockholders' and directors' meetings. Management believes that its representations made to Price Waterhouse LLP during the audit were valid and appropriate.
         Bancorporation maintains accounting and control systems which management believes provide reasonable assurance that financial records are adequate and can be relied upon to permit the preparation of financial statements in conformity with generally accepted accounting principles and that assets are protected from unauthorized use or disposition. Management recognizes the limitations inherent in any system of internal control, as the cost of controls should not exceed the benefits derived. Management believes Bancorporation's system provides an appropriate balance and is adequate to accomplish the objectives discussed herein.
         In order to monitor compliance with its system of controls, Bancorporation maintains an internal audit program that assesses the effectiveness of internal controls and recommends possible improvements thereto. Management has considered the internal auditors' and Price Waterhouse LLP's recommendations concerning Bancorporation's system of internal control and has taken actions that are believed to respond appropriately to these recommendations.
         The Audit Committee of the Board of Directors meets regularly with management, the internal auditors and the independent accountants to review audit scopes, audit reports, and fee arrangements of the independent accountants. Both internal auditors and independent accountants have access to the Audit Committee without any management present in the discussions. Independent accountants are recommended by the Audit Committee for selection by the Board of Directors.
         The management of Bancorporation is committed to a philosophy of high ethical standards in the conduct of its business Written policies covering conflicts of interest, community affairs, and other subjects are formulated in a Code of Conduct, which is uniformly applicable to all offices and employees of Bancorporation.


Report of Independent Accountants

Price Waterhouse LLP (Price Waterhouse logo)

TO THE BOARD OF DIRECTORS AND  STOCKHOLDERS
OF FIRST CITIZENS  BANCORPORATION  OF SOUTH CAROLINA, INC.

         In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of First Citizens Bancorporation of South Carolina, Inc. and its subsidiary at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Bancorporation's management; our responsibility is to express an opinion on these financial statements base on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above



PRICE WATERHOUSE LLP

/s/ Price Waterhouse LLP


Columbia, South Carolina
January 13, 1997

FIRST CITIZENS
BANCORPORATION OF
SOUTH CAROLINA, INC. SUBSIDIARY
CONSOLIDATED BALANCE SHEET
(Dollars in thousands- except par value)



                                                                                                          December 31,
                                                                                                       1996              1995

Assets
Cash and due from banks (Note 2)..............................................................   $  103,844        $   88,892
                                                                                                 ----------        ----------
Interest-bearing deposits in financial institutions...........................................       11,300            12,675
                                                                                                 ----------        ----------
Investment securities (Notes 1 and 3):
  Held-to-maturity, at amortized cost (fair value of  $468,994  in 1996 and $456,790 in 1995)       467,798           451,796
  Available-for-sale, at fair value (amortized cost of  $3,769 in 1996 and $4,056 in 1995) ...       17,653            13,185
                                                                                                 ----------        ----------
  Total investment securities.................................................................      485,451           464,981
                                                                                                 ----------        ----------
Gross loans (Note 4)..........................................................................    1,269,779         1,114,259
  Less:  Reserve for loan losses (Note 5).....................................................      (23,483)          (21,153)
                                                                                                 -----------       -----------
Net loans.....................................................................................    1,246,296         1,093,106
                                                                                                 ----------        ----------
Premises and equipment (Note 6)...............................................................       50,487            44,186
Other real estate owned.......................................................................          518               473
Interest receivable ..........................................................................       13,022            14,225
Intangible assets (Note 7)....................................................................       19,446            16,710
Other assets..................................................................................       17,335            16,426
                                                                                                 ----------        ----------
     Total Assets.............................................................................   $1,947,699        $1,751,674
                                                                                                 ==========        ==========

Liabilities and Stockholders' Equity
Deposits (Note 8):
  Demand......................................................................................   $  283,590        $  241,824
  Time and savings............................................................................    1,377,482         1,254,115
                                                                                                 ----------        ----------
Total deposits................................................................................    1,661,072         1,495,939
Federal funds purchased.......................................................................           --            20,600
Securities sold under agreements to repurchase................................................      132,891            97,907
Term loan (Note 11)...........................................................................       10,000            11,700
Other liabilities.............................................................................       11,095            13,442
                                                                                                 ----------        ----------
     Total Liabilities........................................................................    1,815,058         1,639,588
                                                                                                 ----------        ----------
Stockholders' Equity (Note 12):
  Preferred stock.............................................................................        3,282             3,282
  Non-voting common stock - $5.00 par value, authorized 1,000,000;
    issued and outstanding 1995  - 50,720 and 1996 - 36,409...................................          182               254
  Voting common stock - $5.00 par value, authorized 2,000,000; issued and
    outstanding 1995 and 1996 - 892,813.......................................................        4,464             4,464
  Surplus.....................................................................................       55,000            55,000
  Undivided profits..........................................................................        60,688            43,152
  Unrealized gain on investment securities available for sale, net of taxes...................        9,025             5,934
                                                                                                 ----------        ----------
     Total Stockholders' Equity...............................................................      132,641           112,086
                                                                                                 ----------        ----------
   Commitments and contingencies (Note 14)
     Total Liabilities and Stockholders' Equity...............................................   $1,947,699        $1,751,674
                                                                                                 ==========        ==========

The accompanying notes are an integral part of these financial statements.

FIRST CITIZENS
BANCORPORATION OF
SOUTH CAROLINA, INC. SUBSIDIARY


  CONSOLIDATED STATEMENT OF INCOME
  (Dollars in thousands-except per share data)


                                                             Year Ended December 31,
                                                              1996      1995     1994

  Interest income:
    Interest and fees on loans...........................$ 104,351 $  90,486  $75,841
    Investment securities:
      Taxable............................................   25,858    23,893   20,077
      Non-taxable........................................    2,082     2,013    2,341
    Interest-bearing deposits in financial institutions..    1,031     1,103    1,046
    Federal funds sold...................................      895       520      464
                                                         --------- ---------  -------
                                                           134,217   118,015   99,769
                                                         --------- ---------  -------
  Interest expense:
    Deposits (Note 8)....................................   51,170    48,026   37,505
    Short-term borrowings................................    5,523     4,504    2,291
    Term loan (Note 11)..................................      859       997    1,025
                                                         --------- ---------  -------
                                                            57,552    53,527   40,821
                                                         --------- ---------  -------
  Net interest income....................................   76,665    64,488   58,948
  Provision for loan losses (Note 5).....................    4,574     2,686    2,558
                                                         --------- ---------  -------
  Net interest income after provision for loan losses....   72,091    61,802   56,390
                                                         --------- ---------  -------

  Noninterest income:
    Service charges on deposit accounts..................   12,114    10,662   10,378
    Fees for other customer services.....................    1,534     1,392    1,510
    Mortgage servicing...................................    2,019     1,974    1,700
    Bankcard discount....................................    2,237     1,944    1,666
    Insurance premiums earned............................    1,125     1,182      912
    Gain on sale of investment securities................      792        --       --
    Other................................................    2,436     2,550    2,501
                                                         --------- ---------  -------
                                                            22,257    19,704   18,667
                                                         --------- ---------  -------
  Noninterest expense:
    Salaries and employee benefits (Note 13).............   28,697    28,298   27,638
    Net occupancy expense of premises (Note 6)...........    4,050     3,579    3,340
    Furniture and equipment expense (Note 6).............    3,777     3,838    4,797
    Stationery and supplies..............................    1,406     1,176    1,115
    FDIC insurance assessments...........................      870     1,744    3,020
    Telephone............................................    1,372     1,260    1,306
    Amortization of intangibles (Note 7).................    7,172     5,677    4,128
    Bankcard processing fees.............................    2,337     2,045    1,839
    Data processing fees.................................    5,270     4,559    4,341
    Other................................................   10,122     9,995    8,715
                                                         --------- ---------  -------
                                                            65,073    62,171   60,239
                                                         --------- ---------  -------

  Income before income taxes.............................   29,275    19,335   14,818
  Applicable income tax expense (Note 9).................   10,321     6,777    4,969
                                                         --------- ---------  -------
  Net income.............................................$  18,954 $  12,558  $ 9,849
                                                         ========= =========  =======

  Net income per common share............................$   20.02 $   13.13  $ 10.24
                                                         ========= =========  =======

  Weighted average common shares outstanding               938,320   943,533  944,799
                                                         ========= =========  =======

 The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
(Dollars in thousands)



                                                        Non                                           Unrealized    Total
                                                       Voting      Voting                              Gain On      Stock-
                                          Preferred    Common      Common                 Undivided   Investment   holders'
                                            Stock      Stock        Stock       Surplus    Profits    Securities    Equity

Balance at December 31, 1994 ...........   $  3,282    $    254    $  4,464    $ 55,000   $ 30,765   $  4,260   $ 98,025

Net income .............................                                                    12,558                12,558

Preferred stock dividends ..............                                                      (171)                 (171)

Change in unrealized gain on investment
securites available-for-sale, net of tax     ______        ____      ______      ______     ______      1,674      1,674
                                                                                                     --------   --------


Balance at December 31, 1995 ...........   $  3,282    $    254    $  4,464    $ 55,000   $ 43,152   $  5,934   $112,086
Net income .............................                                                    18,954                18,954

Preferred stock dividends ..............                                                      (171)                 (171)

Reacquired non-voting
common stock ...........................                     (72)                           (1,247)               (1,319)

Change in unrealized gain on investment
securites available-for-sale, net of tax     ______        ____      ______      ______     ______      3,091      3,091
                                                                                                     --------   --------


Balance at December 31, 1996 ...........   $  3,282    $    182    $  4,464    $ 55,000   $ 60,688   $  9,025   $132,641
                                           ========    ========    ========    ========   ========   ========   ========


The accompanying notes are an integral part of these financial statements.

FIRST CITIZENS
BANCORPORATION OF
SOUTH CAROLINA, INC. SUBSIDIARY


CONSOLIDATED STATEMENT OF CASH FLOWS (Dollars in thousands)



                                                                                          Year Ended December 31,
                                                                                  ------------------------------------------
                                                                                        1996            1995            1994
                                                                                  ------------    -------------   ----------

Cash Flows From Operating Activities:
  Net income.....................................................................   $   18,954        $12,558         $  9,849
  Adjustments to reconcile net income to net cash provided by operating activities:
      Provision for loan losses..................................................        4,574           2,686           2,558
      Depreciation and amortization..............................................       10,843           9,389           8,457
      (Accretion) amortization of investment securities..........................         (228)           (393)            (41)
      Deferred income tax (benefit)/expense......................................       (2,025)         (1,827)            379
      Gains on sales of premises and equipment...................................         (126)           (202)           (100)
      (Increase) decrease in interest income receivable..........................        1,203          (1,959)         (1,475)
      Increase (decrease) in accrued interest payable............................         (502)         (2,162)          1,344
     Origination of loans held for resale........................................      (65,199)        (51,193)        (36,001)
     Proceeds from sales of loans held-for-resale................................       60,650          51,075          38,134
     Gains on sales of loans held-for-resale.....................................         (174)           (470)           (226)
     Gain on sale of securities..................................................         (800)             --              --
     Increase in other assets....................................................         (515)         (2,325)           (491)
     Increase (decrease) in other liabilities....................................       (1,845)             48           1,209
     Other operating activities..................................................           --              --              42
                                                                                    ----------        --------        --------
    Net Cash Provided By Operating Activities....................................       24,810          15,225          23,638
                                                                                    ----------          ------        --------

Cash Flows From Investing Activities:
  Net increase in loans..........................................................     (130,565)       (165,110)        (59,299)
  Proceeds from maturities of investment securities, held-to-maturity............       47,200         255,581         298,526
  Purchases of investment securities, held-to-maturity...........................      (62,975)       (226,690)       (310,675)
  Proceeds from sale of securities...............................................        1,056              --              --
  Net decrease in interest-bearing deposits......................................        1,375           1,275           1,000
  Proceeds from sales of premises and equipment..................................          970             528             478
  Purchases of premises and equipment............................................      (10,044)         (6,202)         (8,814)
  Decrease (increase) in other real estate owned.................................          (45)            267             140
  Increase in intangible assets..................................................         (446)         (4,887)         (5,162)
  Purchase of institutions, net of cash acquired.................................       65,326            (628)             --
                                                                                    ----------        --------        --------
     Net Cash Used By Investing Activities.......................................      (88,148)       (145,866)        (83,806)
                                                                                    ===========       --------        --------

Cash Flows From Financing Activities:
  Net increase in deposits.......................................................       67,096          88,999          50,152
  Increase in federal funds purchased and securities sold under agreements to
  repurchase.....................................................................       14,384          42,591           4,709
  Term loan payments.............................................................       (1,700)         (1,700)         (1,000)
  Cash dividends paid............................................................         (171)           (171)           (171)
  Reacquired common stock........................................................       (1,319)             --            (150)
                                                                                    -----------       --------        --------
     Net Cash Provided By Financing Activities...................................       78,290         129,719          53,540
                                                                                    ----------        --------        --------

(Decrease) increase in cash and due from banks...................................       14,952            (922)         (6,628)
Cash and due from banks at beginning of year.....................................       88,892          89,814          96,442
                                                                                    ----------        --------        --------
Cash and due from banks at end of year...........................................     $103,844         $88,892         $89,814
                                                                                      ========         =======         =======

Supplemental disclosures of cash flow information:
  Interest paid..................................................................   $   57,302        $ 51,366        $ 39,477
                                                                                    ==========        ========        ========
  Income taxes paid..............................................................   $   12,640        $  8,793        $  3,362
                                                                                    ==========        ========        ========


The accompanying notes are an integral part of these financial statements.

      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY



              FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.
                       AND SUBSIDIARY ( "Bancorporation")
        FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. ("Parent")
 FIRST-CITIZENS BANK AND TRUST COMPANY OF SOUTH CAROLINA AND SUBSIDIARY ("Bank")

Notes To Consolidated Financial Statements

Note 1 -- Summary of Significant Accounting Policies (Dollars in thousands) Nature of Operations:
     First Citizens Bancorporation of South Carolina, Inc. is a bank holding company whose principal subsidiary is First-Citizens Bank and Trust Company of South Carolina ("First Citizens"). First Citizens is chartered under the loans of South Carolina to engage in general banking business. Founded in 1964, First Citizens offers a complete array of services in commercial banking, 123 offices in 78 communities in South Carolina. First Citizens provides a full range of financial services including accepting deposits, corporate cash management, discount brokerage, IRA plans, trust services, secured and unsecured loans. Trust services provide estate planning, estate and trust administration, IRA trust and personal investment, pension and profit saving accounts. First Citizens originates and services home loans and provides financing for small businesses and affordable housing.
     The accounting and reporting policies of First Citizens Bancorporation of South Carolina, Inc. and its subsidiary, First-Citizens Bank and Trust Company of South Carolina, reflect industry practices and conform to generally accepted accounting principles in all material respects.

Reclassification:
     Certain amounts in prior years have been reclassified to conform to the 1996 presentation.

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

Significant Estimates:
     In preparing the consolidated financial statements, management is required to make estimates based on available information which can affect the reported amounts of assets and liabilities as of the balance sheet date and revenues and expenses for the related periods. Because of the inherent uncertainties associated with any estmation process and due to possible future changes in market and economic conditions, it is possible the actual future results could differ significantly from the amounts reflected in the consolidated financial statements.

Acquisitions:
     Seven branch locations were acquired from other South Carolina financial institutions. Bancorporation acquired deposits of $97,701, loans of $22,352 and goodwill of $9,268 were transferred to Bancorporation in connection with these acquisitions in 1996. In 1995, Bancorporation acquired Summerville National Bank, Summerville, South Carolina with assets of a total fair value of $22,655, liabilites of $20,655 and goodwill of $1,881 were transferred to Bancorporation. Also in 1995, two branch locations were acquired from another financial institution. Deposits of $30,893, loans of $6,862 and goodwill of $3,013 were transferred to Bancorporation in connection with this acquisition.

Investment Securities:
     Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities", requires that debt and equity securities that have readily determinable market values be carried at fair value unless they are intended to be held to maturity. Bancorporation defines held-to-maturity securities as debt securities, which management has the positive intent and ability to hold to maturitity. Held-to-maturity securities are stated at cost, adjusted for amortization of premiums and accretion of discounts on the constant effective interest method. Trading securities are recorded at market. Market adjustments and realized gains or losses on the sale of trading securities are reported as other operating revenues. Available-for-sale securities are defined as equity securities and debt securities not classified as trading securities or held-to-maturity securities. Available-for-sale securities are recorded at fair value with unrealized holding gains and losses, net of deferred taxes, reported as a separate component of shareholders' equity. Bancorporation determines the appropriate classification of debt securities at the time of purchase. The cost of securities is based on the specific identification method.

      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY


Loans and Reserve for Loan Losses:
     SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," requires loans to be measured for impairment when it is probable that all amounts, including principal and interest, will not be collected in accordance with the contractual terms of the loan agreement. It generally requires impariment to be measured on the basis of discounted expected cash flows. Bancorporation defines impaired loans as nonaccrual loans.
     Loans are recorded at their principal amount outstanding. Interest is accrued and recognized in operating income based upon the principal amount outstanding. Loan origination fees and direct loan origination costs are deferred and amortized over the estimated lives of the related loans as an adjustment to yield. Unamortized net deferred loan costs included in loans at December 31, 1996 and 1995 were $406 and $929, respectively.
     In many lending transactions, collateral is obtained to provide an additional measure of security. Generally, the cash flow and earnings power of the borrower represent the primary source of repayment and collateral is considered as an additional safeguard on an acceptable risk. The need for collateral is determined on a case-by-case basis after considering the current and prospective credit worthiness of the borrower, terms of the lending transaction and economic conditions.
     The accrual of interest is generally discontinued, except for installment and credit card loans, when substantial doubt exists as to the collectability of principal and interest or when a loan is 90 days past due as to interest or principal. Generally, accrual of income on installment and credit card loans is discontinued and the loans are charged off after a delinquency of 120 days for unsecured loans and 180 days for secured loans and credit card loans.
     Loans or the portion thereof considered uncollectable are charged to the reserve for loan losses. The reserve for loan losses is maintained at a level which is considered adequate to provide for losses inherent in the loan portfolio based upon management's evaluation of known and inherent risk characteristics, the fair value of underlying collateral, recent loan loss experience, current economic conditions and other pertinent factors. A provision for loan losses is charged to operations based on management's periodic evaluation of these risks. As the reserve is based on management's estimate of future losses, actual losses may vary from the current estimate.

Mortgage Banking Activities:
     Mortgage loans held for sale are stated at the lower of aggregate cost or market, net of discounts and deferred loan fees and are included in net loans in the consolidated balance sheet. Nonrefundable deferred origination fees and costs and discount points collected at loan closing, net of commitment fees paid, are deferred and recognized at the time of sale of the mortgage loans. Gain or loss on sales of mortgage loans is recognized based upon the difference between the selling price and the carrying amount of the mortgage loans sold. Other fees earned during the loan origination process are also included in net gain or loss on sales of mortgage loans.

     During 1995. the Financial Accounting Standards Board ("FASB") issued SFAS No. 122, "Accounting for Mortgage Servicing Rights. SFAS No. 122 requires that an entity recognize, as separate assets, rights to service mortgage loans for others, whether purchase or originated, by allocating the total cost of the loans between the loan and the mortgage servicing rights ("MSRs") based on their relative fair values. The effect of adoption of SFAS No. 122 was not material.

     Capitalized MSRs are included in intangible assets in the consolidated balance sheet and are amortized based on a method which approximates the proportion of current net servicing revenues to the total estimated net servicing revenues expected to be recognized over the average estimated remaining lives of the underlying loans. Capitalized MSRs are assessed for impairment based on their fair values.

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

      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY


Other Real Estate Owned:
     Other real estate owned consists of real property acquired through foreclosure or deed-in-lieu of foreclosure and is carried at net realizable value. When property is acquired, the asset is recorded at its net realizable value (which defines the new "cost basis") and an allowance for estimated selling costs is provided. The allowance for other real estate owned is adjusted for increases or decreases in the fair value of the assets.

Intangible Assets:
     Goodwill and deposit based premiums are recorded when Bancorporation executes branch acquisitions based on the difference between the purchase price and the fair value of the assets acquired. Goodwill and deposit based premium amounts are amortized over the expected lives of the related assets using the straight-line method of amortization. MSRs are also included in the intangible assets. See Mortgage Banking Activities policy.

Securities sold under agreements to repurchase:
     Securities  sold  under  agreements  to  repurchase   represent   overnight
borrowings with the Bank's customers and are secured by investment securities. The average rate on these borrowings was 4.81% for 1996.

Income Taxes:
     The consolidated financial statements have been prepared on the accrual basis. When income and expenses are recognized in different periods for financial and tax reporting purposes and for purposes of computing income taxes currently payable, deferred taxes are provided on such temporary differences. Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been recognized in the financial statements or tax returns. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled.

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

Earnings Per Share:
     Earnings per share are computed by dividing net income less preferred dividends by the weighted average number of voting and non-voting common shares outstanding.



Note 2 -- Cash and Due From Banks (Dollars in thousands)
     The Bank is required to maintain reserve balances with the Federal Reserve Bank of Richmond. The average reserve balance for the year ended December 31, 1996 was approximately $1,964. At December 31, 1996, approximately $10,000 in cash balances were restricted in use as a compensating balance.

      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY


Note 3 -- Investment Securities (Dollars in thousands)
     Securities with aggregate par value totaling $327,805 as of December 31, 1996 were pledged to secure public funds deposits, securities sold under agreements to repurchase, and for other purposes as required by law. During 1996, Bancorporation sold 16,000 shares of class A common stock of First Citizens BancShares, Inc., of North Carolina.

                                                                     Gross        Gross     Estimated
                                                      Amortized    Unrealized   Unrealized      Fair
                                                            Cost      Gains        Losses        Value

Held-To-Maturity At December 31, 1996:
  U. S. Government obligations:
   Within 1 year...................................... $228,451      $   473       $ (87)     $228,837
   After 1 year but within 5 years....................  197,985          541        (271)      198,255
                                                      ---------      -------       ------     --------
   Total..............................................  426,436        1,014        (358)      427,092
                                                      ---------      -------       ------     --------
  State and political subdivisions:
   Within 1 year......................................    4,087            5           --        4,092
   After 1 year but within 5 years....................   11,233          162           --       11,395
   After 5 years but within 10 years..................   14,889          306           --       15,195
   After 10 years.....................................    9,535           68          (2)        9,601
                                                      ---------      -------       ------     --------
   Total..............................................   39,744          541          (2)       40,283
                                                      ---------      -------       ------     --------
Other securities:
   Within 1 year......................................      100           --           --          100
   After 1 year but within 5 years....................      746           --          (9)          737
   After 5 years but within 10 years..................       69           --          (1)           68
   After 10 years.....................................      703           14          (3)          714
                                                      ---------      -------       ------     --------
     Total............................................    1,618           14         (13)        1,619
                                                      ---------      -------       ------     --------
        Total Held-To-Maturity At December 31, 1996...$ 467,798      $ 1,569       $(373)     $468,994
                                                      =========      =======       ======     ========
Available-for-Sale at December 31, 1996
   Marketable equity securities.......................$   3,769      $13,884       $   --     $ 17,653
                                                      ---------      -------       ------     ==------
        Total Available-for-Sale At December 31, 1996 $   3,769      $13,884       $   --     $ 17,653
                                                      ---------      -------       ------     ==------


                                                                      Gross        Gross     Estimated
                                                      Amortized    Unrealized   Unrealized      Fair
                                                            Cost      Gains        Losses      Value

Held-To-Maturity At December 31, 1995:
  U. S. Government obligations:
   Within 1 year...................................... $210,875      $ 1,371       $ (47)     $212,199
   After 1 year but within 5 years....................  196,198        2,528           --      198,726
                                                      ---------      -------       ------     --------
   Total..............................................  407,073        3,899         (47)      410,925
                                                      ---------      -------       ------     --------
  State and political subdivisions:
   Within 1 year......................................    4,445            9           --        4,454
   After 1 year but within 5 years....................   13,927          205          (1)       14,131
   After 5 years but within 10 years..................   21,249          506           --       21,755
   After 10 years.....................................    3,131          424           --        3,555
                                                      ---------      -------       ------     --------
   Total..............................................   42,752        1,144          (1)       43,895
                                                      ---------      -------       ------     --------
Other securities:
   After 1 year but within 5 years....................      918            7           --          925
   After 5 years but within 10 years..................      195            1          (2)          194
   After 10 years.....................................      858            5         (12)          851
                                                      ---------      -------       ------     --------
     Total............................................    1,971           13         (14)        1,970
                                                      ---------      -------       ------     --------
        Total Held-To-Maturity At December 31, 1995...$ 451,796      $ 5,056       $ (62)     $456,790
                                                      =========      =======       ======     ========
Available-for-Sale at December 31, 1995
   Marketable equity securities.......................$   4,056      $ 9,137       $  (8)     $ 13,185
                                                      ---------      -------       ======     =========
        Total Available-for-Sale At December 31, 1995 $   4,056      $ 9,137       $  (8)     $ 13,185
                                                      ---------      -------       ======     ========



      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY


Note 4 -- Loans (Dollars in thousands)

     Gross loans are composed of the following:
                                                          December 31,
                                                          1996      1995
          Real estate -- construction..............$    18,228  $   16,334
          Real estate -- mortgage..................    791,949     659,371
          Installment loans to individuals.........    337,589     332,817
          Commercial, financial and agricultural...    122,013     105,737
                                                   -----------  -----------
               Total...............................$ 1,269,779  $1,114,259
                                                   ===========  ==========


Note 5 -- Reserve For Loan Losses (Dollars in thousands)

     At December 31, 1996 and 1995 loans that were considered to be imparied under SFAS No. 114, totaled $5,309 and $5,639, respectively.

     Activity in the reserve for loan losses is summarized as follows:

                                                         December 31,

                                                 1996          1995       1994
                                            ----------      ---------  ---------
Balance at beginning of year................    $21,153       $19,249    $18,061
Loans charged off...........................     (3,354)       (1,954)   (2,150)
Recoveries on loans previously charged off..      1,110           875        780
Provision for loan losses...................      4,574         2,686      2,558
Reserves related to acquisitions............         --           297         --
                                            -----------     ---------   --------

Balance at end of year......................    $23,483       $21,153    $19,249
                                                =======     =========    =======



Note 6 -- Premises and Equipment (Dollars in thousands)

     Premises and equipment are summarized as follows:

                                                              December 31,
                                                  ------------------------------
                                                     1996         1995    1994
                                                  ---------    ------- -------
  Land                                              $13,862    $12,503  $12,134
  Buildings and improvements......................   37,182     31,866   30,013
  Furniture and equipment.........................   24,907     35,735   42,184
  Leasehold improvements..........................      724      1,520    1,516
  Construction in progress........................    7,155      6,530    3,273
                                                  ---------  --------- --------
       Total                                         83,830     88,154   89,120
  Less: Accumulated depreciation and amortization.  (33,343)   (43,968) (48,179)
                                                  ---------- ---------   ------
       Total premises and equipment...............  $50,487    $44,186  $40,941
                                                  =========  =========  =======


     Expenses related to depreciation and amortization of $3,666 in 1996 and $3,712 in 1995 are included in noninterest expense.

      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY


Note 7 -- Intangible Assets (Dollars in thousands)

     Intangible assets include the following:

                                                     December 31,
                                              Deposit
                                              Based
                                   Goodwill   Premiums    MSR's      Total
Balance at December 31, 1994......  $ 6,482     $6,194    $2,942    $15,618
  Additions.......................    5,742         --     1,027      6,769
  Amortization....................    2,423      1,960     1,294      5,677
                                    -------     ------   -------   --------
Balance at December 31, 1995......    9,801      4,234     2,675     16,710
  Additions.......................    9,268         --       640      9,908
  Amortization....................    4,143      1,957     1,072      7,172
                                    -------     ------   -------   --------
Balance at December 31, 1996......  $14,926     $2,277    $2,243    $19,446
                                    =======     ======    ======    =======


Note 8 -- Deposits (Dollars in thousands)

     Deposits and related interest expense are summarized as follows:

                                                    Deposits                          Interest Expense
                                                  December 31,                      Year Ended December 31,
                                        ------------------------------       ---------------------------------
                                              1996              1995            1996          1995          1994
                                         --------------   ----------------   ---------     ---------     --------

Demand................................   $  283,590         $  241,824           --             --             --

Savings:
    NOW accounts......................      388,673            348,398      $  6,999       $  7,362       $  7,106
    Market Rate accounts..............      268,070            257,777         8,224          8,139          7,658
    Other.............................       18,125             19,098           481            501            517
Time:
    Certificates of deposit in excess
       of $100,000....................      121,657            105,013         5,938          5,302          3,039
    Other certificates of deposit.....      580,957            523,829        29,528         26,722         19,185
                                         ----------           --------     ---------       --------         ------


          Total.......................   $1,661,072         $1,495,939      $ 51,170        $48,026        $37,505
                                         ==========         ==========      ========        =======        =======


Note 9 -- Income Tax Expense (Dollars in thousands)

     The components of consolidated income tax expense are as follows:

                                         Year Ended December 31,
                                  1996             1995        1994
Taxes currently payable:
    Federal...................   $11,546          $8,065      $4,100
    State.....................       800            539          490
                                --------         ------      -------
                                  12,346          8,604        4,590
                                --------         ------      -------
Deferred income taxes:
    Federal...................    (2,121)        (1,904)         393
    State.....................        96             77          (14)
                                --------         ------      -------
                                  (2,025)        (1,827)         379
                                ---------        -------     -------
     Total Income Tax Expense.   $10,321         $6,777       $4,969
                                ========         ======       ======

      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY


     The significant components of Bancorporation's deferred tax liabilities and assets recorded pursuant to SFAS No. 109, and included in "Other assets" in the Consolidated Balance Sheet, are as follows:

                                                                        December 31,     December 31,     December 31,
                                                                               1996             1995             1994

 Deferred tax liabilities:
   Tax depreciation over book...........................................     $   366           $  309           $  396
   Interest income, accretion recorded for book not tax until realized..         156              171              210
   Deferred loan fees and costs.........................................         142              325              414
   Pension costs for tax greater than book..............................       1,132              853              759
   Prepaid FDIC insurance premium.......................................          37               46              539
   Mark-to-market of equity securities..................................       4,858            2,075            2,295
   Other, net...........................................................         334              247              262
                                                                                ----            -----              ---
   Total deferred tax liabilities.......................................      7,025            4,026             4,875
                                                                              ------           ------            -----
 Deferred tax assets:
   Allowance for loan losses............................................       8,157            7,285            6,638
   Tax net operating loss carryforwards.................................         589              723              216
   Employee severance and retirement benefits...........................         215              365              318
   Other, net...........................................................       3,044            1,489              717
                                                                        ------------     ------------              ---
   Gross deferred tax assets............................................      12,005            9,862            7,889
   Less deferred tax asset valuation allowance..........................          --             (135)            (216)
                                                                           ---------         --------             ----

   Total deferred tax assets............................................      12,005            9,727            7,673
                                                                            --------          -------            -----
   Net deferred tax asset...............................................     $ 4,980           $5,701           $2,798
                                                                             =======           ======           ======


     Total income tax expense differs from the amount of income tax determined by applying the U. S. statutory federal income tax rate (35%) to pretax income as a result of the following differences:

                                                                   Year Ended December 31,
                                                                 1996    1995     1994

Tax expense at statutory rate................................. $10,246  $6,767 $  5,186
Increase (decrease) in taxes resulting from:
      Non-taxable interest on investments.....................    (832)  (925)     (966)
      State income taxes, net of federal income tax benefit...     896     616      309
      Other, net..............................................      11     319      440
                                                              --------  ------ --------
                                                               $10,321  $6,777 $  4,969
                                                               =======  ====== ========


      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY


Note 10 -- Mortgage Banking Activity  (Dollars in thousands)


     Bancorporation's mortgage servicing portfolio approximated $575,100 and $537,400 at December 31, 1996 and 1995, respectively. Fiduciary funds of approximately $6,400 and $10,100 at December 31, 1996 and 1995, respectively, are segregated in trust accounts on deposit with Bancorporation. Loans serviced for unrelated third parties are not included in the accompanying consolidated financial statements.

     Bancorporation has issued mortgage-backed securities guaranteed by FNMA under the provisions of the National Housing Act. The issuance of these securities, and the simultaneous placement of the related mortgages in trust, have been accounted for as sales of the related mortgages. The outstanding balances of the securities and the related mortgages held in trust, $15,200 and $17,700 at December 31, 1996 and 1995, respectively, are not considered to be assets or liabilities of the Corporation and, accordingly, are not included in the consolidated financial statements.


Note 11 - Term Loan (Dollars in thousands)

     The outstanding balance of the term loan was $10,000 and $11,700 at December 31, 1996 and 1995, respectively. The term loan agreement is with an unrelated financial institution and provides an interest rate indexed to prime with a floor of 7.25% and a ceiling of 12.00%, provided Bancorporation complies with the provisions and covenants of the term loan agreement. At December 31, 1996, Bancorporation was in compliance with such provisions and covenants and the rate on the term loan was 8.00%. The compensating balance disclosed in Note 2 relates to this loan.
     Principal maturities of the term loan for years subsequent to December 31, 1996 are as follows:

                             1997....................  $2,600

                             1998....................   2,600

                             1999....................   2,600

                             2000 ...................   2,200

                            Total ................... $10,000
                                                      =======

Note 12 - Stockholders' Equity (Dollars in thousands)

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




                 Par or Stated Value
        --------------------------------------  Authorized   Authorized  Authorized           Cash
                   Total at December 31             and         and         and          Dividend
         Per       --------------------        Outstanding  Outstanding Outstanding   Per Share 1996,
Series  Share    1996       1995      1994         1996         1995       1994        1995 and 1994
------  -----  ---------  --------- --------- ------------  ----------- ------------ ---------------



    A   $ 50   $    415   $    415  $    415      8,305        8,305       8,305           $ 2.50
    B     50        590        590       590     11,810       11,810      11,810             2.50
    C     20        136        136       136      6,794        6,794       6,794             2.00
    E    200        105        105       105        525          525         525            10.00
    F     50      1,612      1,612     1,612     32,221       32,221      32,221             2.50
    G     50        424        424       424      8,477        8,477       8,477             2.50
               --------   --------  --------
                 $3,282     $3,282    $3,282
                 ======     ======    ======


     FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY



     The Bank must obtain written approval from the South Carolina Board of Financial Institutions prior to payment of dividends. Bancorporation's dividends may be restricted by the requirements of the term loan agreement described in
Note 11 which requires that the Bank maintain a regulatory leveraged capital ratio of 4.00%. At December 31, 1996, the Bank's leveraged capital ratio was 6.19%.



Note 13 - Employee Benefits (Dollars in thousands)

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

                                                                        1996       1995
                                                                        ----        ----

Actuarial present value of benefit obligations:
  Accumulated benefit obligations, including vested benefits....... $16,775       $15,419
                                                                    =======       =======
Projected benefit obligation for service rendered to date.......... $(21,459)    $( 21,023)
Plan assets at fair value, primarily U. S. Government obligations..   22,731        19,589
                                                                    --------      --------
Projected benefit obligation excess (deficit) of plan assets.......    1,272       (1,434)
     Unrecognized prior service cost...............................    1,220         1,421
     Unrecognized net loss.........................................      173         1,782
                                                                     -------      --------
Pension asset recorded in Consolidated Balance Sheet............... $  2,665      $  1,769
                                                                    ========      ========


     The following table sets forth the components of pension expense recognized in Bancorporation's consolidated financial statements:


                                   1996       1995       1994
                                 -------   --------   -------
Service costs.................... $  989    $1,058      $1,039
Interest costs...................  1,512     1,471       1,207
Return on plan assets............ (2,067)   (2,318)         20
Net amortization and deferral....    571     1,165      (1,245)
                                  ------   -------    -------
     Net pension expense......... $1,005    $1,376      $1,021
                                  ======    ======      ======

     The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.75% for December 31, 1996 and 1995, respectively. The rate of increase in future compensation used was 5.00% and 6.00% for December 31, 1996 and 1995, respectively. The related expected long-term rate of return on plan assets was 8.50%for 1996 and 1995.
     The Bank has a contributory savings plan covering full-time employees who elect to participate. The Bank matches 100% of the employees' contribution of up to 3% of compensation and 50% of the employees' contribution of 4% to 6% of compensation. The matching funds contributed by the Bank are 100% vested immediately. Matching contributions provided by the Bank were $795 in 1996, $742 in 1995 and $735 in 1994 and are included in salaries and employee benefits expense. Bancorporation does not presently offer any postretirement benefits other than pensions.

     FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY


Note 14 -- Commitments, Contingencies and Financial Instruments With Off-Balance Sheet Risk (Dollars in thousands)

     Bancorporation does not hold any derivative financial instruments. Financial instruments with off-balance sheet risk include commitments to extend credit, standby letters of credit and commitments on mortgage loans held for resale (See Notes 16). Generally, the Bancorporation charges a fee to the customer to extend these commitments as part of its normal banking activities. These fees are initially deferred and included in loans in the Consolidated Balance Sheet. Ultimately, such fees are recorded as an adjustment of yield over the related loan's life or, if the commitment expires unexercised, recognized in income upon expiration of the commitment.

    A summary of the significant financial instruments with off-balance sheet risk is as follows:

                                                Contract Amount at December 31,
                                                        1996       1995
    Commitments to extend credit.................    $268,476   $243,948
    Letters of credit and financial guarantees...       1,988      1,437
                                                     --------   --------

                 Total...........................    $270,464   $245,385
                                                     ========   ========

    Commitments to extend credit are agreements to lend to a borrower as long as there are no violations of any conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitments do not necessarily represent future cash requirements. Bancorporation evaluates each borrower's credit worthiness on a case-by-case basis using the same credit policies for on-balance sheet financial instruments. The amount of collateral obtained, if deemed necessary upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income producing property.

    Letters of credit and financial guarantees are conditional commitments issued by the Bancorporation to guarantee the performance of a borrower to a third party. The evaluations of credit worthiness, consideration of need for collateral, and credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to borrowers.

    Most of the Bancorporation's business activity is with customers located in South Carolina. A significant economic downturn in South Carolina could have a material adverse impact on the operations of Bancorporation. As of December 31, 1996, the Bancorporation had no other significant concentrations of credit risk in the loan portfolio.

    The Bancorporation is a defendant in litigation arising out of normal banking activities. In the opinion of management and the Bancorporation's counsel, the ultimate resolution of these matters will not have a material effect on the Bancorporation's financial position or results of operations.

     Substantially all furniture and equipment and most premises used to conduct operations are owned by the Bancorporation. Bancorporation leases (only under operating leases) certain premises, land upon which branch facilities are located, and land used for parking. The leases expire over the next 21 years, and most contain renewal options from 5 to 25 years. Certain leases provide for periodic rate negotiation or escalation. The leases generally provide for payment of property taxes, insurance and maintenance costs by the Bancorporation. Future minimum rental payments required under the Bancorporation's noncancellable leases are aggregated as follows:

                         1997...................................$   417
                         1998...................................    278
                         1999...................................    194
                         2000...................................    176
                         2001...................................    121
                         Later years ...........................     72
                                                                -------
                              Total.............................$ 1,258

Rental expense, including month-to-month leases, reported in noninterest expense was $404, $353 and $378 for the years ended December 31, 1996, 1995 and 1994, respectively. There are no contingent rentals, and the expense was offset by sublease rental income of $926, $700 and $570 for the years ended December 31, 1996, 1995, and 1994, respectively.

      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY

Note 15 - Related Party Transactions (Dollars in thousands)

    The Bancorporation has had, and expects to have in the future, Bancorporation transactions in the ordinary course of business with its directors, officers, principal stockholders and their associates on substantially the same terms (including interest rates and collateral on loans) as those prevailing for comparable transactions with others; however, subject to the completion of length of service requirements and credit approval, all employees (except executive officers) are eligible to receive reduced interest rates on extensions of credit. The transactions do not involve more than the normal risk of collectability.
    Aggregate balances and activity related to extensions of credit to officers, directors and their associates were as follows:

                                       1996             1995           1994
                                      -------        --------       -------
      Balance at beginning of year....$21,047        $20,198         $18,968
      New loans and additions.........  9,629         10,232          22,239
      Payments and other deductions...(14,115)        (9,383)        (21,009)
                                      --------       --------        --------
      Balance at end of year..........$16,561        $21,047         $20,198
                                      =======        =======         =======


    During 1996, the Bancorporation renewed a contract with First Citizens Bank & Trust Company, Raleigh, North Carolina for the purpose of outsourcing data processing services to include items processing, deposits, loans, general ledger and statement rendering functions. Total expenses incurred under this contract totaled $5,757, $5,511 and $4,473 for the years ended December 31, 1996, 1995 and 1994, respectively. The current contract expires December 31, 1997. Bancorporation has a correspondent banking relationship with First-Citizens Bank & Trust Company, which also acts as an investment custodian. Fees paid for this service were minimal for 1996, 1995 and 1994.


Note 16 - Disclosure of Fair Value of Financial Instruments (Dollars in thousands)

    SFAS No. 107, "Disclosure About Fair Value of Financial Instruments" extends existing fair value disclosure practices for some instruments by requiring entities to disclose the fair value of financial instruments, both assets and liabilities, recognized and not recognized in the statement of financial position.
    For Bancorporation approximately 95% of its assets and liabilities are considered financial instruments as defined in SFAS No. 107. Many of Bancorporation's financial instruments, however, lack an available trading market as characterized by a willing buyer and willing seller engaging in an exchange transaction. It is not the intent of Bancorporation to liquidate and therefore realize the difference between market value and carrying value and even if it were, there is no assurance that the estimated market values could be realized. Therefore, significant estimates and present value calculations were used by Bancorporation for the purposes of this disclosure. Such estimates involve judgments as to economic conditions, risk characteristics and future expected loss experience of various financial instruments and other factors that cannot be determined with precision. Thus the information presented is not particularly relevant to predicting Bancorporation's future earnings or cash flow.
    Following is a description of the methods and assumptions used to estimate the fair value of each class of Bancorporation's financial instruments:

Cash and short-term investments:
    The carrying value is a reasonable estimation of fair value.

Investment securities:
    Fair value is based upon quoted market prices, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans:
    For certain homogeneous categories of loans such as residential mortgages, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value for other types of loans is estimated by discounting the expected future cash flows using the Bancorporation's current interest rates at which loans would be made to borrowers with similar credit risk. The fair value of nonaccruing loans was estimated by discounting expected future cash flows utilizing risk-free rates of returns, adjusted for credit risk and servicing cost commensurate with a portfolio of nonaccruing loans.

      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY

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

                                                   December 31, 1996      December 31, 1995
                                               -----------------------  -----------------------
                                                            Estimated                Estimated
                                                 Carrying     Fair        Carrying     Fair
                                                  Amount       Value      Amount        Value

Financial assets:
    Cash and federal funds sold................$   103,844 $  103,844  $   88,892 $    88,892
    Interest-bearing deposits in financial          11,300     12,603      12,675      14,839
institutions...................................
    Investment securities......................    485,451    499,751     464,981     469,975
    Loans......................................  1,269,779  1,421,021   1,114,259   1,255,338

Financial liabilities:
    Deposits...................................  1,661,072  1,754,946   1,495,939   1,556,236
    Federal funds purchased and securities
      sold under agreements to repurchase......    132,891    132,891     118,507     118,507
    Term loan..................................     10,000     10,752      11,700      13,424



      FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY



Note 17 - Capital Matters (Dollars in thousands)

    Bancorporation is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on Bancorporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Bancorporation must meet specific capital guidelines that involve quantitative measures of Bancorporation's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Bancorporation's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.
    Quantitative measures established by regulation to ensure capital adequacy require Bancorporation to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. Management believes, as of December 31, 1996, that Bancorporation meets all capital adequacy requirements to which it is subject.
    To be categorized as well capitalized Bancorporation must maintain minimum Total risk-based and Tier I risk-based as set forth in the table. There are no conditions or events subsequent to December 31, 1996, that changes the institution's category.


                                                                                      To Be Well
                                                                                   Captialized Under
                                                                For Capital        Prompt Corrective
                                              Actual          Adequacy Purposes    Action Provisions
                                         Amount      Ratio   Amount       Ratio    Amount    Ratio

As of December 31, 1996
Total capital to risk weighted assets
    Bancorporation                       $126,846   10.39%   $97,656   > 8.00%   $122,070    >10.00%
                                                                       -                     -
    Bank                                  126,881   10.52     96,461   > 8.00%    120,576    >10.00%
                                                                       -                     -
Tier I capital to risk weighted assets
    Bancorporation                        108,606   8.90      48,828   > 4.00%     73,242     >6.00%
                                                                       -                      -
    Bank                                  111,705   9.26      48,230   > 4.00%     72,346     >6.00%
                                                                       -                      -
Tier I capital to average assets
    Bancorporation                        108,606   6.02      72,199   > 4.00%     90,248     >5.00%
                                                                       -                      -
    Bank                                  111,705   6.19      72,126   > 4.00%     90,157     >5.00%
                                                                       -                      -

As of December 31, 1995
Total capital to risk weighted assets
    Bancorporation                       $110,573   10.35%   $85,507   > 8.00%   $106,884    >10.00%
                                                                       -                     -
    Bank                                  111,761   10.47     85,384   > 8.00%    106,731    >10.00%
                                                                       -                     -
Tier I capital to risk weighted assets
    Bancorporation                         92,116   8.62      42,753   > 4.00%     64,130     >6.00%
                                                                       -                      -
    Bank                                   98,323   9.21      42,692   > 4.00%     64,038     >6.00%
                                                                       -                      -
Tier I capital to average assets
    Bancorporation                         92,116   5.64      65,292   > 4.00%     81,615     >5.00%
                                                                       -                      -
    Bank                                   98,323   6.04      65,160   > 4.00%     81,451     >5.00%
                                                                       -                      -

     FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY


Note 18 -- Bancorporation (Parent Company only) Information (Dollars in thousands)

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

BALANCE SHEET DATA
                                                            December 31,
                                                     1996            1995
Assets:
    Cash...........................................$  1,177      $    1,454
    Investment in the Bank......................... 128,907         112,360
    Other assets...................................  17,776          13,338
                                                   ----------      --------
       Total assets................................$147,860        $127,152
                                                   ========        ========

Liabilities and Stockholders' Equity:
    Term loan......................................$ 10,000       $  11,700
    Other liabilities..............................   5,221           3,366
    Stockholders' equity........................... 132,639         112,086
                                                    --------       --------
       Total Liabilities and Stockholders' Equity..$147,860        $127,152
                                                   ========        ========

INCOME STATEMENT DATA


                                                                                 Year Ended December 31,
                                                                            1996         1995          1994

Income:
    Dividend income from the Bank........................................$  2,249      $  6,201       $2,183
    Other................................................................   1,036           296          360
                                                                           ------        ------       ------
                                                                            3,285         6,497        2,543
                                                                           ------        ------       ------
Expenses:
    Interest.............................................................     859           997        1,022
    Other................................................................      22            29           17
                                                                           ------        ------       ------
                                                                              881         1,026        1,039
                                                                           ------        ------       ------
    Income before undistributed earnings of the Bank  and income taxes...   2,404         5,471        1,504
    Equity in undistributed earnings of the Bank.........................  16,549         6,751        8,008
                                                                           ------        ------       ------
Income before income taxes...............................................  18,953        12,222        9,512
Applicable income tax benefit............................................       1           336          337
                                                                         --------     ---------       ------
Net Income...............................................................$ 18,954      $ 12,558       $9,849
                                                                         ========      ========       ======


     FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY


CASH FLOWS DATA




                                                                                1996           1995           1994
                                                                         -------------  -------------   -----------

Cash Flows From Operating Activities:                                      $18,954         $12,558         $9,849
    Net income.........................................................
    Adjustments to reconcile net income to net cash  provided by operating activities:
          Equity in undistributed earnings of the Bank.................    (16,549)         (6,751)        (8,008)
          Decrease (increase) in other assets..........................        318             (28)            82
          Increase (decrease)/increase in other liabilities............        190             (16)           (55)
                                                                          --------       ----------   ------------

          Net Cash Provided By Operating Activities....................      2,913           5,763          1,868

Cash Flows From Financing Activities:
         Repayments of term loan.......................................    (1,700)        (1,700)         (1,000)
         Purchase of stock.............................................    (1,319)        (3,882)           (150)
         Cash dividends paid...........................................      (171)          (171)           (171)
                                                                         ----------     ----------      ----------
         Net Cash Provided By Financing Activities.....................    (3,190)        (5,753)         (1,321)
                                                                         ---------      ---------       ---------
Increase (decrease) in cash............................................      (277)            10             547
Cash at beginning of year..............................................     1,454          1,444             897
                                                                         --------        -------         --------
Cash at end of year....................................................   $ 1,177        $ 1,454          $1,444
                                                                           =======        =======         ======

Supplemental disclosure of cash flow information:
    Interest paid......................................................   $   888       $  1,018          $1,024
                                                                          ========       ========         ======


Note 19 -- Subsequent Event (Dollars in thousands)

Bancorporation has entered into an agreement to purchase five branch locations from two financial institutions in 1997. Deposits to be transferred to the bank in connection with these acquisitions approximates $103,900 and Bancorporation will acquire loans of $3,900. The premium associated with the acquisition approximates $8,800. The acquisitions are subject to regulatory approval and are expected to take place in the first and second quarters of 1997.

DIRECTORS, OFFICERS AND ADVISORY BOARDS

FIRST CITIZENS BANCORPORATION BOARD OF DIRECTORS

(Directors of First Citizens Bank
are identical to those of First Citizens
Bancorporation)

Jim Apple* **
President
First Citizens Bank and Trust Company of  South Carolina
President,
First Citizens Bancorporation of South Carolina, Inc., Columbia

Richard W. Blackmon* **
Owner
Richard Blackmon Construction Company, Lancaster

George H. Broadrick***
Retired, Charlotte, NC

Thomas E. Brogdon
Consultant,
First Citizens Bank and Trust Company of  South Carolina, Lancaster

Laurens W. Floyd***
President
Dillon Provision Company, Inc., Dillon

William E. Hancock, III
President
Hancock Buick Company, Columbia

Robert B. Haynes
Vice President and Secretary
C. W. Haynes and Company, Inc., Columbia

Wycliffe E. Haynes
Vice President
C. W. Haynes and Company, Inc., Columbia

Lewis M. Henderson
Tourville, Simpson, Henderson, CPAs

Carmen P. Holding
Atlanta, GA

Frank B. Holding* **
Executive Vice Chairman,
First Citizens Bank and Trust Company, Smithfield, NC
Executive Vice Chairman,
First Citizens BancShares, Inc.
Vice Chairman,
First  Citizens Bank and Trust Company of South Carolina
Vice  Chairman,
First Citizens Bancorporation of South Carolina, Inc.

Dan H. Jordan
Farmer, Nichols

E. Hite Miller, Sr.* **
Chairman
First Citizens Bank and Trust Company of South Carolina
Chairman
First Citizens Bancorporation of South Carolina, Inc., Columbia

N. Welch Morrisette, Jr.
Retired, Columbia

E. Perry Palmer
President
E. P. Palmer Corporation
Palmer Memorial Chapel, Columbia

William E. Sellars*
President
C. W. Haynes and  Company, Inc., Columbia

Henry F. Sherrill*
Attorney-at-Law, Columbia

Jack A. Stanley***
Retired, Lake View


DIRECTORS OF WATEREE LIFE INSURANCE COMPANY

Jay C. Case
President, Wateree Life Insurance Company
Wateree Life Insurance Company
Executive Vice President/Controller
First Citizens Bank and Trust Company of South Carolina
Treasurer and Chief Financial Officer
First Citizens Bancorporation of South Carolina, Inc,

Frank B. Holding
Vice Chairman
First Citizens Bank and Trust Company of South Carolina

C. W. Jones
Senior Vice President
First Citizens Bank and Trust Company of South Carolina

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

Jim B. Apple
President

Jay C. Case
Executive Vice President/Controller

Charles S. McLaurin, III
Executive Vice President/Retail Banking

William K. Brumbach, Jr.
Senior Vice President/Trust Director

Charles D. Cook
Senior Vice President/Commercial Lending Director

Ed L. Prosser
Senior Vice President/Consumer Lending Director

Janis B. Summers
Senior Vice President/First Citizens Mortgage Group

Mike E. Toole
Audit and Security Services Director

E. W. Wells
Senior Vice President/Secretary


GROUP EXECUTIVES

David Barnett
Senior Vice President

Bernard L. Duke
Senior Vice President

Jerry M. Williams
Senior Vice President


RETAIL BANKING EXECUTIVES

Charles S. McLaurin, III
Executive Vice President

FIRST CITIZENS BANCORPORATION EXECUTIVE OFFICERS

E. Hite Miller, Sr.
Chairman/Chief Executive Officer

Frank B. Holding
Vice Chairman

Jim B. Apple
President/Chief Operating Officer

Jay C. Case
Treasurer/Chief Financial Officer

E. W. Wells
Secretary

Marlene H. Gause
Assistant Secretary

Linda C. Kidd
Assistant Treasurer

Carol W. Stevens
Assistant Secretary


DEPARTMENT HEADS

Auditing
Mike E. Toole
Audit and Security Services Director

Central Operations
J. Ronald Black
Senior Vice President/Central Operations Director

Commercial Loan
Charles D. Cook
Senior Vice President/Commercial Lending Director

Community Banking
James A. Bennett
Senior Vice President/Community Banking Director

Compliance
K. Gail Askins
Senior Vice President/Compliance

Consumer Loan
Ed L. Prosser
Senior Vice President/Consumer Lending Director

Controller
Jay C. Case
Executive Vice President/Controller

Human Resources
Carnie P. Hipp, Jr.
Senior Vice President/Human Resources Director

Marketing
Jan C. Burt
Senior Vice President/Marketing Director

Executive Projects
Laura W. Messer
Senior Vice President/Executive Projects/Analysis

Trust
William K. Brumbach, Jr.
Senior Vice President/Trust Director


Advisory Board Members

Aiken
Thomas L. Hallman, Assistant to Chancelor
University of South Carolina, Aiken
Richard Heath, President/General Manager, Satcher Motors
Douglas E. Henderson, Vice President
First Citizens Bank and Trust Company of South Carolina
William C. Jackson, President, Jackson Petroleum
Arthur W. Rich, Attorney-at-Law
Holly J. Woltz, Veterinarian

Anderson
John B. Buice, Jr., Vice President
First Citizens Bank and Trust Company of South Carolina
A. Joe Dean, Jr., Dermatologist, Anderson Skin and Cancer Clinic
G. Smith File, President, Stringer Oil Co.
President, Smitty's Exxon
Patrick B. Harris,  S. C. Representative
Ted Wayne Horsley, CEO/President, The Harwell Sports
Thomas P. Hughes, Agent, Mass. Mutual Insurance
William H. Moorhead, Attorney-at-Law
Jones,Spitz, Moorhead, Baird and Hermeston
Susan M. Tuten, CPA

Barnwell
Thomas M. Boulware, Attorney-at-Law
Brown, Jefferies, and Boulware
Bobby G. Creech, Owner of Staffore's Department Store
Robert C. Harris, Retired Owner
Barnwell People Sentinel Newspaper
Claudia W. Peeples, Executive Director, Barnwell County United Way
Terry E. Richardson, Jr., Attorney-at-Law
Ness, Motley, Loadholt, Richardson & Poole
Norman E. Weare, Executive Director, Barnwell County Developmental Commission John J. Sanders, Vice President, First Citizens Bank and Trust Company of South Carolina
Charles L. Webb, President, Webb Concrete Company


Beech Island
J. E. Brannon, Retired
R. Austin Brown, Jr., President/Owner
Georgia Carolina Heating & Air Conditioning
Joan L. Kight, Agent, State Farm Insurance Co.
Steven M. Phillips, Vice President, First Citizens Bank and Trust Company of South Carolina
Belton E. Weeks, III, Attorney-at-Law, Associate  Municipal Judge

Bishopville
John C. Bell, Jr. Retired
Grady Allen Brown
S. C. House of  Representatives

Owner, Town and Country Barber Shop;
Owner, Grady and Sons Furniture
Ennis R. Bryant, Principal, Bishopville High School
C. Ronald Payne, Owner, Payne and Kennedy,Inc.
James R. Segars, Jr., Attorney-at-Law, Stuckey, Fata and Segars
Bruce C. Snipes, Vice President, First Citizens Bank and Trust Company of South Carolina
Robert D. Walden, Retired
R,. Travis Windham, Owner, Windham Insurance Agency

Boiling Springs
Maureen Bujak, Operator, Boiling Springs Cruise Vacation
Penny S. Guinn, Assistant Vice President, First Citizens Bank and Trust Company of South Carolina
Leonard F. Holden, Owner & Operator,Boiling Springs TV & Appliance
Dr. Buddy Jennings, Superintendent, School District 2
Edith Martin, Michelin Plant
Martha Rost, Operator, Boiling Springs Tax & Payroll Service

Charleston
Joseph E. Koval, President, Wulbern-Koval Company, Inc.
Robert C. Lane, President, Lane Enterprises
Dwight L Moody, Jr., Vice President, First Citizens Bank and Trust Company of South Carolina
A. M. Quattlebaum, President, Carolina Trade Zone
B. Owen Ravenel, Jr., D.D.S.
Morris D. Rosen, Attorney-at-Law
T. D. Sanders, Retired
John A. Stuhr, President
J. Henry Stuhr, Inc.
Gwendolyn Todd-Jones, M.D., Owner, Low Country Pediatrics and Adolescents Colonel G. Kenneth Webb, Retired

Cheraw
Ida Mae Burch, Councilwoman,Chesterfield County Council
Co-Owner, Cheraw Packing Plant, Inc.
James C. Crawford, Jr., President, B. C. Moore and Sons, Inc.
M. B. Godbold, Jr., CLU, Jefferson Pilot Life Insurance Co.
C. Anthony Harris, Jr., Attorney-at-Law
C. H. McBride, Retired
Brian J. Mickleberry, Vice President, First Citizens Bank and Trust Company of South Carolina
Edwin W. Robeson, Bennett Motor Company
Dan L. Tillman, Jr., President, Dan L. Tillman and Sons Insurance Agency

Chester
Frank R. Armstrong, Retired
C. Larry Haynes, Vice President. First Citizens Bank and Trust Company of South Carolina
William C. Keels, Attorney, Strickland, Kells and Simms
William L.D. Marion, Attorney, Gaston Gaston and Marion, PA
Brenda T. McBrayer, Assistant Vice President, First Citizens Bank and Trust Company of South Carolina
Donald B. Murray, Owner, Murray Lumber Company
Lewis R. Ryan, Jr., President, United Contractors, Inc
John D. Sherer, DMD
Halsted M. Stone, MD
Royce N. Whitesides, Owner, One Hour Martinizing
Walter R. Whitman, Owner, MCON Construction Co., Inc.
Arthur D. Underwood, Retired

Chesterfield
Thomas M. Gaskin, Vice President, First Citizens Bank and Trust Company of South Carolina
William E. Hough Owner, Hough Insurance Agency

Emsley A. Laney, Jr., Retired
Harold P. McLain, Retired
John F. McLeod, Jr., Retired
Elizabeth M. Rivers, Owner, J. C. Rivers Farms,  Inc.
T. F. Sowell, Retired
Johnnie S. Thurman, Retired
C. S. Watson, Owner, Watson Brothers

Clemson
James L. Bowers, Personnel Director , Maxfli Golf
Deborah Dubose, Clemson University, Alumni Association
Gaston Gage, Jr., Owner , Gage Realty Company and Palmetto Appraisal Services William B. Harley, Vice President, First Citizens Bank and Trust Company of South Carolina
Kenneth R. Kelley, Owner, Kelley's Gulf Service
Randall M. Newton, Attorney-at-Law
Lewis H. Patterson, State Farm Agent
H. Mitchell Reynolds, Textile Consultant Revman, Revman Industries
John E. Ross, Dentist
Catherine J. Smith, Retired
James N. Workman, President, Trehel Corporation

Clio
A. M. Calhoun, Farmer-Merchant
Lila S. McColl, Jr., Farmer
Derry W. McCormick, Vice President ,First Citizens Bank and Trust Company of South Carolina
Charles A.  Thomas, Postmaster, US Postal  Service, Clio

Columbia
Donald F. Barton, President, Barton-Cureton, Inc.
Robert T. Bone, Jr., Vice President, First Citizens Bank and Trust Company of South Carolina
Marvin Brownstein, Owner, Brownstein Investments
Georgia T. Cooper, General Manager, The Palmetto Club
Richard Davis, Consultant
B. L. Duke, Senior Vice President, First Citizens Bank and Trust Company of South Carolina
Walter G. Edwards, Jr., M. D., Columbia Nephrology Association
Frank A. Floyd, Chairman, Intermark Management Corporation
Robert H. Lovvorn, Jr., CLU, Chartered Financial Consultant
George M. Lusk, Senior Assistant Controller, General, State of South Carolina Russell A. McCoy, Jr., Consultant, State Development Board
Sterling Sharpe, ESPN
Ann Ready Smith
Bart J. Witherspoon, Jr., M.D., Pitts Medical  Associates, P, A.

Conway
William F. Brown, Jr., Retired
Vivian Chestnut, Conway City Council
William F. Davis, General Manager, Pee Dee Farms Corporation and Conway Shopping Center
Robert M. Floyd, Jr. President
Robert Floyd and Associates Insurance
John C. Griggs, Jr., Vice President, First Citizens Bank and Trust Company of South Carolina
Charles A. Hinson, Sales and Marketing, Waccamaw Land & Timber Company
Ronald R. Ingle, President
Coastal Carolina University
L. Morgan Martin, Attorney-at-Law
Dennis L. Smith, Farmer and Owner, Lands Inn
Ralph Stroman, Attorney-at-Law
Hubert C. Watson, Owner, Garden City Furniture Company
George L. Williams, Sr. Retired

Cowpens

Paul Dean Abbott, Sr., AAA Fruit Markets
Abbott Farms, Abbott Sign Company
Edward N. Brigman, Sr., Brigman Realty Co.
Betty R. Eaker, Robb's Department Store
Charles C. Grant, Pine Ridge Farms and Grant Textiles
Joseph L. Ponder, Joe Ponder's Used Cars, Inc.
Woodrow W Potter, Potter and Son Mercantile Co.

Darlington
Marion Didney Belk, President, Belk Funeral Home, Inc.
Lois G. Davis, Consultant
William L. Fleming, President/CEO, Marlboro Electric Cooperative
John K. Kimbrough, Employee Relations, Representative, Wellman, Inc.
John H. Martin, III, Vice President, First Citizens Bank and Trust Company of South Carolina
John M. Milling, Attorney-at-Law, Milling Law Firm, P.A.

Dillon
Horace Arrnette, President, The Arnette Company
Laurens Floyd, President, Dillon Provision Company, Inc.
Dr. Kenneth Huggins, Veterinarian and Owner, Dillon Animal Hospital
Marion H. "Son" Kinon, Retired Circuit Judge, SC House Representatives Fitzgerald Lytch, Owner and Operator, Lytch Sign Service
Charles S. McLaurin, III, Executive Vice President, First Citizens Bank and Trust Company of South Carolina
Suzanne Bell McLaurin, Owner, G. H. Bell & Son Jewelers
John M. Parham, Jr. D.D.S.

Eastover
Lloyd Douglas, Owner, Richland Supply
Edna W. Scott, Owner, Scott's Bar-B-Que
Robert G. Woods, Assistant Vice President. First Citizens Bank and Trust Company of South Carolina

Elgin
Sara B. Emanuel, Retired
Francis E. James, Kershaw County Magistrate
Andrew T. Moak, Owner, Hammy's Bar-B-Que
Alex B. Robinson, Retired
Roger L. Ross, President and Owner, Ross Trucking Company, Inc.
John W. Wells, Attorney-at-Law

Florence
D. Leroy Bailey, Jr., Vice President, First Citizens Bank and Trust Company of South Carolina
David V. Barr, Vice President, Florence/Darlington, Florence/Darlington Tech

Elting L. "Ted" Chapman, III, Vice President, Renaissance Construction, Inc. Joseph M. Commander, III, Administrator, Commander Nursing Center
Munford G. Fuller, Senior Architect/Consultant, F. W. Architects, Inc. William T. Jarrell, President, Jarrell Oil Company, Inc.
James N. Maurer, President, WYNN AM/FM Radio Station
M. Glenn Odom, Attorney-at-Law
Clyde T. Padgett, Jr., D.D.S., Padgett and Allen
J. Howard Stokes, Jr., Ophthalmologist, Stokes Regional Eye Center

Georgetown
Cephis Anderson, Owner, Anderson Furniture Company
Landy W. Avant, Jr., President Georgetown Auto, Georgetown Auto Parts, Inc. Owner, Landy's Cleaners
Clayton M. Bull, Manager of Gas Operations, South Carolina Electric and Gas Company
Peter L.M. Divenere, Owner, DiVenere Home Center
Wendell E. Hinson, Part Owner, Apache Family Campground
Roy C. Jacobs, Jr., President, R. C. Jacobs Plumbing Heating and Air
Conditioning

John A. Joseph, Jr., Dentist
Robert R. Martin, Jr., Vice President, First Citizens Bank and Trust Company of South Carolina
Gregory Smith, Owner, Dunes Realty of Litchfield

Great Falls
Evelyn M. Dantzler, Retired
John P. Davis, Vice President, First Citizens Bank and Trust Company of South Carolina
W. Ralph Garris, Director of Development, USC
W. D. Jordan, Retired
Henry S. Montgomery, Retired
Daniel C. Peach, Jr., President, Peach Furniture Company
T. Michael Stevenson, Owner, Stevenson-Weir Oil Company
Lawrence E. Stroud, Cattle Farmer

Greenville
L. W. Brummer, Business Management, Consultant
Nathaniel E. Cain, President, Carolina Air Care
E. D. Dixon, Minister
Robert Frantz, President, Frantz-Harder and Associates, Inc.
Edward E. Garvin, Executive Vice President, South Carolina Steel Corporation William H. Orders, Chairman, Orders Distributing Co., Inc.
Ralph A. Price, President, Eastern Business  Forms, Inc.
Stanley Sedran, President and Treasurer, Sedran  Furs, Inc.

Irmo
H. Parker Evatt, Director of Operations, Private Correctional Assistance Center David M. Herndon, Retired
J. A. Leitner, Retired
C. Robert Moseley, President, Irmo Insurance Agency, Inc.

Johnston/Ridge Spring
Harry S. Bell, President, SC Farm Bureau Foundation
E. Phillips Boatwright, Retired
James D. Davis,  Ridge Spring-Monetta High School
R. Wendell Derrick, Partner & Manager, Derrick Equipment, Inc
Anne Eidson Dukes, Teacher, Wardlaw Academy
Lewis F. Holmes, Peach Farmer, Lewis F. Holmes Farms
G. William Rauton, Jr., Cattle & Soy Bean Farmer
James H. Satcher, Jr., Peach Farmer & Auto, Dealer, Jim Satcher Motors
John C. Timmerman, Vice President, First Citizens Bank and Trust Company of South Carolina
Maynard S. Watson, Retired
Larry Yonce, President, J.W. Yonce & Sons

Kershaw
Johnnie W. Connell, Retired
Walter D. Goodman, Retired
Robert S. Hegler, D.D.S.
John R. Howell, Jr., D.D.S.
Carl F. Phillips, Owner, The Phillips Agency
Jack W. Robinson, President, Mineral Mining Corporation
Edgar R. Taylor, Owner and Pharmacist, H. T. Drugs, Inc.
Nancy L. Taylor, Assistant Vice President, First Citizens Bank and Trust Company of South Carolina

Lake View
Larry K. Abraham, Retired Sgt. Major US Army, Owner, River Auto Parts
William F. Bullock, Farmer
John C. Rogers, President and Owner, Lake View Farm Center and Lake View Home and Garden Center
Jimmy L. Smith, President, Carpostan Industries, Inc.
J. A. Stanley, Secretary and Treasurer, Carpostan Industries, Inc
Ann S. Wallace, President, Wallace-Green Oil and Gas Company

Lancaster
Charles R. Bailey, Jr., President, Slaughter Machinery Co., Inc.
Richard W. Blackmon, Owner, Blackmon Construction Company
T. E. Brogdon, Consultant, First Citizens Bank and Trust Company of South
Carolina
H. Allen Cauthen, Jr., Consultant, Southern  Energy, Inc.
Troy Elmore,  Manager, Lancaster County  Natural Gas Co.
Don T. Gardner, Vice President, First Citizens Bank and Trust Company of South Carolina
William L. Harper, Retired
Francis M. Hough, Retired
L. H. Rowell, Retired
R. Lewis Surls, Jr., Retired
Jerry M. Williams, Senior Vice President, First Citizens Bank and Trust Company of South Carolina
Michael G. Williams, Partner, First Palmetto Company

Landrum
James B. Cantrell, Retired
A. B. Chesnutt, Chesnutt Insulation Associates
H. Lloyd Howard, Attorney-at-Law
John F. Lawrence, Editor, Landrum News Leader
E. Hite Miller, Jr., Vice President, First Citizens Bank and Trust Company of South Carolina
John L. Petty, Petty Funeral Home
Robert E. Walker, Landrum Insurance Agency
Paul D. Walters, Dentist
R. Bradford Whitney, M.D., Whitney, Smith & Epstein, MD's PC

Lexington
Carolyn Brooks, Owner, Harman-Bennett Company
James W. Johns, James Johns & Associates
J. Thomas Ledbetter, Manager, Pirelli Cable Corporation
Jim McFarland, Builder, Associated Realty
William E. Payne, Jr., Agent, Allstate Insurance Company
Byron D. Sistare, Sr., Appraiser, Sistare Appraisal Services
Phillip M. Spangler, Four Corners Art & Framing

Lugoff
Charles B. Baxley, Attorney-at-Law
Jean M. Larkin, Owner, Frogden Farms
C. Harold Varn, Jr., Dentist
J. Mack Wiletts, President, Town and Country
Russell E. Wright, C.P.A., Owner, Russell E.  Wright, C.P.A

Lyman
Rita Allison, SC House of Representative
Special Program Coordinator, Springs Industries
Robert N. Fogel, Owner, Bob's Upstate Locksmiths
William J. Groce, Consultant, Town of Lyman
James C. Lindey, Owner, Lindey Insurance Agency
Willie Murphy, Sr., Senior Development, Technician, Cryovac
Terry K. Phillips, Vice President, First Citizens Bank and Trust Company of South Carolina
George E. Wasson, President, American Food Systems

Marion
Cheryl Allread, Assistant Superintendent for Instruction, Marion School District One
James A. Blake, Retired Superintendent, Marion School District One Richard M. Lane, Vice President, First Citizens Bank and Trust Company of South Carolina
William H. Seals, Jr., Attorney, Seal Law Firm, PA
Warren H. Wells, Owner, MI Professional Management

Myrtle Beach

Mary E. Basden, Vice President, Burroughs & Chapin Co., Inc.
John D. Brown, Jr., Vice President, First Citizens Bank and Trust Company of South Carolina
Robert M. Grissom, Mayor, City of Myrtle Beach
Samuel H. Killman,III, Chief of Police, City of Myrtle Beach
Thomas A. Whitaker, M.D., Ophthalmologist
Crain E. Woods, Councilman, City of Myrtle Beach

Nichols
Gerald M. Bane, Assistant Vice President, First Citizens Bank and Trust Company of South Carolina
James A. Battle, Jr., Vice President and Treasurer, J. R. Battle and Company James M. Devers, Jr., President, Nichols Farm Supply, Inc.
D. H. Jordan, Retired Farmer
Randy Lovett, Tobacco Farmer, Big L Ware house

North Charleston
Alvie R. Evans, President, Evans Development Corp.
G. Phillip Murphy, Real Estate Developer/ Owner, Phil-Jo Construction Company and G. Phillip Murphy Realty
James A. Rock, President, Byroc Insulation Supply, Inc.

Pacolet
B. Rodgers Berry, Owner, R&R Farms
Catherine G. Dunnaway, Assistant Vice President, First Citizens Bank and Trust Company of South Carolina
John Earl Hogan, Retired
Joanne G. Jumper, College Professor, Anderson College
Lanny F. Littlejohn, President, Littlejohn Lumber Company
Louise Rochester, Post Mistress, Pacolet Mills Post Office
Otis Smith, Sr., Milliken-Pacolet Mills Plant

Pageland
Thomas F. Agerton, Owner, Pageland Auto Parts
Billy C. Blakeney, M.D., Physician
C. Hamilton Hutto, Vice President, First Citizens Bank and Trust Company of South Carolina
Perry L. Mungo, President, P. F. And Perry L. Mungo, Inc.
Roddy W. Outen, President, Jefferson Barns, Inc.
Henry David Pigg, III, Owner, Pigg and Catoe Farm
Ogden Sutton, President, Sutton Funeral Home, Inc.
Carl M. Trucker, III, President, C. M. Tucker Lumber Company

Rock Hill
Winston Kelly, District Manager, Catawba Area of Duke Power Co.
Judy Pinner, President, Preferred Billing and Management Service
Neal Powell, Orthopaedic Surgeon , Rock Hill Orthopaedic Clinic, PA

Salem
Joseph J. Antonette, Retired
Lawrence J. Bloomer, Manager, Keowee Division,, Keowee Division Crescent Land and Timber
Judy Hines, Owner, Talk of the Town Beauty Salon

Saluda
Ted L. Coleman, Farmer, Big Creek Hill Farms
Lester F. Hembel, Retired
Fred M. Parkman, President, Parlman's  Pharmacy, Inc.
Ralph N. Riley, Owner, Riley Family Practice Associates. P.A.
William H. Rushton, Jr., Vice President, First Citizens Bank and Trust Company of South Carolina
C. David Sawyer, Jr., Family Court Judge
J. Claude Wheeler, Jr., Dairy and Beef Cattle, Farmer
P. S. White, Jr., Attorney-at-Law

Sharon
William B. Arthur, Vice President, First Citizens Bank and Trust Company of South Carolina

James Charles Bankhead, Jr., Retired
John I. Chason, Retired
Phillip D. Faulkner, Assistant Vice President, First Citizens Bank and Trusts Company of South Carolina
Jay Gorley, President/Owner, Northwestern, Inc.
W. Park Thomson, Retired
W. L. Whitesides, Jr., Whitesides Company
William S. Wilkerson, III, President, John L. Gaddy Enterprises, Inc.

Spartanburg
Wallace W. Brawley, Consultant, First Citizens Bank and Trust Company of South Carolina
Howard B. Carlisle, III, Chairman of the Board, Printpak Industries, Inc. Marvin Dupre Cole, Residential Builder and Realtor, Imperial Developers
J. Howard Henderson, President, Copac, Inc.
Roland Jones, Attorney-at-Law, Ward Law Firm
Matz Lischerong, Founder and President, Primaknit, Inc. and Litex International Pamela R. McCulley, Artist
Gaines H. Mason, Jr., Vice President, First Citizens Bank and Trust Company of South Carolina
W. C. (Cliff) Neal, Reeves Brothers, Inc.
M. R. Price, Secretary/Treasurer,. Price's Store for Men
Charles A. Spann, Sr., Development Specialist, City Spartanburg
Joe R. Utley, M. D., Foothills Cardiothoracic
Bruce B. White, President, Fiber and Yarn Associates

St. George
Thomas O. Berry, Jr., Attorney-at-Law
Jerome S. Bilton, President, Jim Bilton Ford
James L. Hodges, Pharmacist, Cash Discount Drugs

Richard J. Rhode, Surveyor and Owner, Rhodes Land Surveying
D. Carl Walters, Jr., Vice President, First Citizens Bank and Trust Company of South Carolina
Thomas J. Wamer, Funeral Director, Bryant Funeral Home

Summmerville
Gary H. Bargmann, President, First Title and Abstract Company
Peter M. Bristow, Vice President, First Citizens Bank and Trust Company of South Carolina
William C. Collins, Editor & Publisher, Summerville Journal Scene
Todd Davenport, Stockbroker, Edward D. Jones Agency
William M. Reeves, Jr., Headmaster, Pinewood  Preparatory School
P. Frank Smith, Retired
Milton Thomas, Commercial Broker, Prudential Carolina Realty

Trenton
Avory Bland, Owner, Bland Funeral Horne
E. Hite Miller, Sr., Chairman, First Citizens Bank and Trust Company of South Carolina
Grace H. Satcher, Assistant Vice President, First Citizens Bank and Trust Company of South Carolina
Julius M. Vann, Retired

West Columbia
Dr. R. B. Antley, Optometrist and Partner, Eye Associates of Cayce-West Columbia Steven C. Cogburn, Jr., President and Owner, Cogburn's Restaurant
Bobby T. Howard, President, Cleghorn Group, Inc.
J. Doyle Pinholster, Vice President, First Citizens Bank and Trust Company of South Carolina
Russell B. Shealy, President Russell B. Shealy, Russell B. Shealy and Assoc., Dr. Walter P. Witherspoon, Jr., Orthodontist

Westminster
Sammy W. Dickson, Manager of Finance, Blue Ridge, Blue Ridge Electric
Cooperative
Jerry L. Smith, Pharmacist
James M. Stone, Poultry/Agriculture Producer

Whitmire
Dr. R. L. Bledsoe, Dentist
W. Houghson Green, Jr., Manager, First Citizens Bank and Trust Company of South Carolina
 Tony A. Henderson, Supervisor, Cone Mills
Cheryl Nichols, Nichols Tire Company
Rev. Dolphus Rayford, Minister
John F. Roche, Jr., Pharmacist, Roche Pharmacy

Williston
Freddie Houston, Sr., Supervisor, Owens Corning
Thomas R., Jackson, Retired Former President, Anderson Oil Company
Q. A. Kennedy, III, Retired
Thomas R. Rivers, Owner, Rivers Pharmacy

Woodruff
William W. Baxley, Vice President, First Citizens Bank and Trust Company of South Carolina
Dr. James Coker, Woodruff Eye Clinic
James M. Gibert, President, Gibert Co., Inc. (Gibert Realty Co.,)
Dr. J. Elwyn James, Physician/Surgeon, James Wilmot Clinic
Perry C. Ouzts, Retired
G. Curtis Walker, B. J. Workman Memorial Hospital

York
William B. Arthur, Vice President, First Citizens Bank and Trust Company of South Carolina
Manning E. Biggers, President and Owner, Faith Realty Company, Inc.
Charles Bradford, Attorney-at-Law, Bradford and Bradford, PA
Dr. Thomas G. Dickson, Veterinarian
Dr. Gregory Greiner, Dentist
William M. Miller, President, Miller Insurance Services

COMMUNITIES SERVED

Aiken
Douglas E. Henderson
Vice President/City Executive

Anderson
John B. Buice, Jr.
Vice President/Area Executive

Ballentine
Richard Pascal, Jr.
Assistant Vice President/Manager

Barnwell
John J. Sanders
Vice President/Area Executive

Beech Island
Carol L. Albion
Branch Officer/Branch Manager

Belevedere
Steven M. Phillips
Vice President/City Executive

Bennettsville
Ernest Vereen
Vice President/City Executive

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

Chester
C. Larry Haynes
Vice President/City Executive

Chesterfield
Thomas M. Gaskin
Vice President/City Executive

Clemson
William B. Harley, Jr.
Vice President/City Executive

Clio
Derry W. McCormick
Vice President/City Executive

Columbia
Bernard L. Duke
Senior Vice President/Group Executive

Conway
John C. Griggs, Jr.
Vice President/City Executive

Cowpens
Linda Porter
Branch Manager

Darlington
John H. Martin, III
Vice President/City Executive

Dillon
Charles S. McLaurin, III
Executive Vice President/Retail Banking Executive

Eastover
Robert G. Woods
Assistant Vice President/Manager

Elgin
J. Michael Stinnett
Branch Officer/Manager

Forest Acres
G. Eddie Wingard
Vice President/Commercial Lender

Fort Mill
David Macaulay
Vice President/City Executive

Florence
D. Leroy Bailey, Jr.
Vice President/Area Executive

Georgetown
Robert R. Martin, Jr.
Vice President/City Executive

Great Falls
John P. Davis
Vice President/Branch Manager

Greenville
Don Kiser
Vice President/City Executive

Greenwood
C. Sidney Abney
Vice President/City Executive

Hickory Grove
No Officer in Charge

Irmo
Lisa A. Moseley
Assistant Vice President/Manager

Jackson
L. Walker Padgett, Jr.
Vice President/Manager

Joanna
Wanda M. Prater
Branch Officer/Supervisor

Johnston
John C. Timmerman
Vice President/City Executive

Kershaw
Nancy L. Taylor
Assistant Vice President/City Executive

Lake View
Edna Miller
Assistant Vice President/Manager

Lancaster
Don T. Gardner
Vice President/City Executive

Landrum
E. Hite Miller, Jr.
Vice President/Manager

Lexington
Stan Dawsey
Vice President/City Executive

Liberty
Y. Floyd Cousins
Assistant Vice President/Manager

Lugoff
No Officer in Charge

Lyman
Terry K. Phillips
Vice President/Manager

Marion
Richard M. Lane
Vice President/City Executive

Maudin
Ted G. Sanders
Vice President/Manager

Moncks Corner
Dorothy C. Gatlin
Vice President/City Executive

Mount Pleasant
Andrew B. Thomas
Branch Officer/Manager

Myrtle Beach
John D. Brown
Vice President/City Executive

New Ellenton
Shevonie Mealer
Branch Officer/Manager

Nichols
Gerald M. Bane
Assistant Vice President/City Executive

North

Betty H. Williamson
Branch Officer/Manager

North Charleston
Willard S. Hewitt
Vice President/Branch Coordinator

Pacolet
Catherine G. Dunnaway
Branch Officer/Manager

Pageland
C. Hamilton Hutto
Vice President/City Executive

Pawleys Island
Raymond O. Yonkers
Assistant Vice President/Manager

Richburg/Lewisville
Russell L. Workman
Assistant Vice President/Branch Manager

Ridge Spring
Donna J. Wise
Assistant Vice President/Supervisor

Rock Hill
Dennis J. Stuber
Vice President/Area Executive

Salem
No Officer In Charge

Saluda
William H. Rushton, Jr.
Vice President/City Executive

Sharon
Phillip D. Faulkner
Assistant Vice President/Manager

Six Mile
No Officer in Charge

Socastee
Charles S. Page
Assistant Vice President/Branch Manager

South of the Border
Catherine Baxley
Branch Officer/Branch Supervisor

Spartanburg
Gaines H. Mason, Jr.
Vice President/City Executive

Summerville
Peter M. Bristow
Vice President/City Executive

St. George
D. Carl Walters, Jr.
Vice President/City Executive

Trenton
No Officer In Charge
Ware Shoals
Dave Estes
Branch Manager

West Columbia
J. Doyle Pinholster
Vice President/Manager

Westminister
Susan B. Sanders
Consumer Lending Officer/Manager

Whitmire
W. Hughson Green, Jr.
Consumer Lending Officer/Manager

Williston
Frank Mizell
Vice President/City Executive

Woodruff
William W. Baxley
Vice President/Manager

York
William B. Arthur
Vice President/City Executive