Form 10-K, Exhibit 13
period 1997-12-31
FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA INC
filed 1998-03-13
CIK 708848

FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

Nature of Business
     First Citizens Bancorporation of South Carolina, Inc. ("Bancorporation"), is a one-bank holding company headquartered in Columbia, South Carolina, with assets of $2.25 billion at December 31, 1997. Its wholly-owned subsidiary is First-Citizens Bank and Trust Company of South Carolina ("Bank"), which provides a broad range of banking services through 130 offices in 84 communities throughout the state. The Bank's subsidiary is Wateree Life Insurance Company of South Carolina, a credit life insurance company.

     Throughout this report, "Bancorporation" refers to First Citizens Bancorporation of South Carolina, Inc., and its wholly-owned subsidiary, First-Citizens Bank and Trust Company of South Carolina. The "Bank" refers only to First-Citizens Bank and Trust Company of South Carolina. "First Citizens Bank" is used in marketing the Bank.


 First Citizens Bancorporation of South Carolina, Inc.
 P. O. Box 29
 1230 Main Street
 Columbia, South Carolina 29202


Annual Meeting
     The Annual Meeting of Stockholders of First Citizens Bancorporation of South Carolina, Inc. will be held at 2:30 p.m. on Wednesday, April 22, 1998 at 1314 Park Street, Columbia, South Carolina.


Contents

 Market and Dividend Information Regarding Common and Preferred Stock     IFC
 Financial Highlights ................................................     1
 To Our Stockholders .................................................     2
 Management's Discussion and Analysis ................................     3
 Report of Management ................................................    19
 Report of Independent Accountants ...................................    19
 Consolidated Financial Statements ...................................    20
 Official Organization Section .......................................    36

Market and Dividend Information
Regarding Common and Preferred Stock
     There is a limited over-the-counter market for Bancorporation's voting common stock. The stock is not listed on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"). Quotations are published in South Carolina newspapers circulated in Bancorporation's major metropolitan markets and may be obtained through securities brokers having offices in South Carolina. Local broker-dealers, Interstate/Johnson Lane and Scott & Stringfellow, effect agency transactions in Bancorporation's voting common stock from time to time.
     There is no trading market for any class of Bancorporation's preferred stock or for its non-voting common stock. All trading activity for those classes of Bancorporation's stock is in privately negotiated transactions.
     The following ranges of high and low bid prices for Bancorporation's voting common stock were supplied by one of the broker-dealers making a market in such security. The prices represent quotations between broker-dealers, which do not include markups, markdowns or commissions, and may not represent actual transactions.



                                  1997                      1996
                        ------------------------- -------------------------
                            High          Low           High          Low
                        ------------ ------------   ------------ ------------
  1st quarter .........  $  201.00    $  180.00      $  123.00    $  115.00
  2nd quarter .........     222.00       201.00         136.00       123.00
  3rd quarter .........     246.00       222.00         152.00       136.00
  4th quarter .........     335.00       246.00         180.00       152.00

     The approximate numbers of record holders of Bancorporation's voting common stock and non-voting common stock at December 31, 1997 were 1,124 and 4, respectively.
     Holders of the voting and non-voting common stock of Bancorporation are entitled to such dividends as may be declared from time to time by the Board of Directors from funds legally available. However, Bancorporation has adopted a policy of paying no cash dividends on its voting and non-voting common stock. This policy reflects the desire of the Board of Directors to maintain Bancorporation risk-based capital ratios through the retention of earnings. Certain regulatory requirements restrict the payment of dividends and extensions of credit from banking subsidiaries to bank holding companies. As Bancorporation has a policy of paying no cash dividends on common stock, these restrictions have not historically affected Bancorporation's ability to meet its obligations. Additional restrictions relating to capital requirements and dividends are discussed on page 14 of "Management's Discussion and Analysis" and in Note 12 of "Notes to Consolidated Financial Statements."


THIS ANNUAL REPORT HAS NOT BEEN REVIEWED OR CONFIRMED FOR ACCURACY OR RELEVANCE
                  BY THE FEDERAL DEPOSIT INSURANCE CORPORATION

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

Financial Highlights
(Dollars in thousands - except per share data)


                                                                                  Change
                                                                                  in One
                                                   1997             1996         Year (%)
                                              --------------   --------------   ---------
For The Year:
 Net income                                     $   21,770       $   18,954        14.86
 Net income per common share                         23.24            20.02        16.08
 Preferred dividends paid                              171              171           -
Financial Ratios:
 Net interest margin                                  4.54%            4.62%
 Return on average assets                             1.05             1.04
 Return on average stockholders' equity              15.02            15.52
 Reserve for loan losses to year-end loans            1.83             1.85
 Reserve for loan losses to year-end
   nonperforming loans (coverage ratio)             956.98           770.44
 Net loan losses to average loans                      .12              .19
 Equity to assets at year-end                         7.04             6.81
At Year-end:
 Assets                                         $2,250,477       $1,947,699        15.55
 Earning assets                                  2,036,446        1,766,530        15.28
 Loans                                           1,428,437        1,269,779        12.49
 Core deposits                                   1,745,084        1,539,415        13.36
 Deposits                                        1,879,420        1,661,072        13.15
 Stockholders' equity                              158,418          132,641        19.43
Averages:
 Assets                                         $2,082,086       $1,831,195        13.70
 Earning assets                                  1,918,921        1,691,031        13.48
 Investment securities                             538,086          470,617        14.34
 Loans                                           1,343,256        1,191,431        12.74
 Deposits                                        1,751,791        1,570,015        11.58
 Interest-bearing liabilities                    1,627,301        1,440,619        12.96
 Stockholders' equity                              144,961          122,110        18.71
Risk-Based Capital Ratios:
 Tier 1                                               9.13%            8.90%
 Total                                              10.49            10.39
Number of (At Year-end):
 Common shares outstanding                         929,222          929,222           -
 Weighted Average common shares outstanding        929,222          938,320       (0.97)
 Preferred shares outstanding                       68,132           68,132           -
 Banking offices                                       130              123         5.69
 ATMs                                                  118              104        13.46
 Full-time equivalent employees                      1,074            1,009         6.44
Book Value per Common Share:                     $  166.95        $  139.21         19.93

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

To Our Stockholders:

     Once again, we are pleased to report a year of market expansion and earnings growth for 1997.

     During the year, First Citizens Bank expanded into five new communities through the acquisition of operating branches in Sumter, Abbeville, Laurens, Jonesville and Beaufort, while the purchase of another operating branch in Chester bolstered the bank's growing presence in the northern central part of the state.

     Continued investment in branch locations resulted in the opening of de novo facilities in Anderson, Powdersville and Greenwood. Consolidation of branches with overlapping market areas in Boiling Springs, Bishopville and New Ellenton led to new offices for those communities.

     In addition, we made a meaningful investment in the business district of Ridge Spring by completely renovating our bank building which has served as an architectural landmark in that community for over seventy-nine years.

     Net income for 1997 was $21.7 million, up 14.86% from $18.9 million reported in 1996. This improvement was due primarily to a $227.9 million increase in average earning assets for 1997, as well as to our continued emphasis upon maximizing noninterest income and controlling noninterest expense.

     Deposits increased by 13.15% to $1.879 billion, while loans grew by 12.49% to $1.428 billion. Our loan growth reflected our ongoing strategy to serve the credit needs of our consumer, professional and small business markets. Net loan losses to average loans improved to .12%, versus .19% for 1996, while the loan loss reserve, as a percentage of gross loans outstanding, was 1.83%, as compared to 1.85% for 1996.

     We invite you to review the section entitled "Management's Discussion and Analysis" for additional information on our financial performance.

     We took a major step in October 1997 to expand our service delivery system by introducing PC Banking, our "real time" personal computer banking product for consumers.

     Our Small Business Banking initiative became functional during 1997 with the introduction of a streamlined loan approval unit and redesigned products for small business customers. These programs leverage the service capability of our branch lenders to address the needs of small businesses.

     Similarly, our Financial Services Division was reorganized during 1997 to provide more competitive treasury management services to corporate and municipal customers.

     In 1998, we will continue an intense effort started in 1997 to prepare all of our automated systems for the year 2000 date problem. Beyond the significant internal resources and attention applied to this project, we have engaged an outside party to provide additional planning, coordination and review of this critical undertaking.

     To maintain the strong momentum of our sales culture during 1998, we will support our bankers' selling effectiveness with more training and a new automated branch information system.

     Without a material downturn in the economy, the year 1998 will present opportunities for continuing our growth and profitability trends. Our long-term commitment to asset quality remains intact, and we will maintain our record of appropriately meeting the financial needs of our customers.

     We particularly appreciate the efforts and flexibility of our employees. They seize the challenge of succeeding in a highly competitive marketplace.

     We also recognize the support of our customers, stockholders, directors and advisory board members as we deliver personal service and relationship banking to the people of South Carolina.



/s/E. Hite Miller, Sr.                  /s/ Jim B. Apple

E. Hite Miller, Sr.                     Jim B. Apple

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

Management's Discussion and Analysis

INTRODUCTION

     First Citizens Bancorporation of South Carolina, Inc. ("Bancorporation"), is a one-bank holding company headquartered in Columbia, South Carolina. Bancorporation's wholly-owned subsidiary, First-Citizens Bank and Trust Company of South Carolina ("Bank"), provides commercial banking and related financial products and services throughout South Carolina.
     The following discussion and analysis should be read in conjunction with the financial information and the consolidated financial statements of Bancorporation (including the notes thereto) contained elsewhere in this document. To the extent that any statement below (or elsewhere in this document) is not a statement of historical fact and could be considered a forward-looking statement, actual results could differ materially from those in the forward-looking statement.
     The Bank's deposits are insured by the Federal Deposit Insurance Corporation ("FDIC") to the maximum of one hundred thousand dollars for each depositor. The FDIC and the South Carolina State Board of Financial Institutions have regulatory responsibilities for the Bank. Bancorporation is subject to regulation as a bank holding company by the Board of Governors of the Federal Reserve System and its voting common stock is registered with the Securities and Exchange Commission.
     Management's Discussion and Analysis should be read in conjunction with the consolidated financial statements and the supplementary financial data beginning on page 20. Reference should also be made to the accompanying detailed historical information presented elsewhere in this report. All dollar amounts in tables and schedules, except per share amounts, throughout this report are stated in thousands. Average balances are average daily balances.



[Bar Graph appears here with the following plot points]

                            RETURN ON AVERAGE ASSETS
                                   (Percent)

1993      1994      1995      1996      1997
 .88       .63       .76       1.04      1.05


[Bar Graph appears here with the following plot points]

                     RETURN ON AVERAGE STOCKHOLDER'S EQUITY
                                   (Percent)

1993      1994      1995      1996      1997
16.57     10.69     12.04     15.52     15.02



[Bar Graph appears here with the following plot points]

                          BOOK VALUE PER COMMON SHARE
                                   (Dollars)

1993      1994      1995      1996      1997
85.62     100.41    115.32    139.21    166.95

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

Table 1: Five-Year Summary of Selected Financial Data (Dollars in thousands - except per share data)



                                                                                                                     Five-Year
                                                                                                                     Compound
                                               1997          1996          1995          1994           1993      Growth Rate (%)
                                          ------------- ------------- ------------- -------------- ------------- ----------------
Summary of Operations:
 Interest income ........................  $  151,137    $  134,217    $  118,015     $   99,769    $  100,139           7.67
 Interest expense .......................      65,474        57,552        53,527         40,821        38,426           6.73
                                           ----------    ----------    ----------     ----------    ----------
 Net interest income ....................      85,663        76,665        64,488         58,948        61,713           8.43
 Provision for loan losses ..............       4,241         4,574         2,686          2,558         3,927            .38
                                           ----------    ----------    ----------     ----------    ----------
 Net interest income after provision
   for loan losses ......................      81,422        72,091        61,802         56,390        57,786           8.97
                                           ----------    ----------    ----------     ----------    ----------
 Service charges and fees ...............      24,730        21,465        19,704         18,667        18,724           6.48
 Investment securities gains ............          51           792             -              -             -        (47.93)
                                           ----------    ----------    ----------     ----------    ----------
 Total noninterest income ...............      24,781        22,257        19,704         18,667        18,724           5.02
                                           ----------    ----------    ----------     ----------    ----------
 Salaries and employee benefits .........      32,752        28,697        28,298         27,638        26,542           5.79
 Other expense ..........................      39,906        36,376        33,873         32,601        30,899           6.02
                                           ----------    ----------    ----------     ----------    ----------
 Total noninterest expense ..............      72,658        65,073        62,171         60,239        57,441           5.92
                                           ----------    ----------    ----------     ----------    ----------
 Income before income taxes and
   cumulative effect of a change in
   accounting principle .................      33,545        29,275        19,335         14,818        19,069          13.40
 Applicable income taxes ................      11,775        10,321         6,777          4,969         6,286          15.27
                                           ----------    ----------    ----------     ----------    ----------
 Income before cumulative effect of
   a change in accounting principle .....      21,770        18,954        12,558          9,849        12,783          12.46
 Cumulative effect on prior years (to
   12/31/92) of changing to a
   different method of accounting for
   income taxes .........................           -             -             -              -           221             -
                                           ----------    ----------    ----------     ----------    ----------
 Net income .............................  $   21,770    $   18,954    $   12,558     $    9,849    $   13,004          12.46
                                           ==========    ==========    ==========     ==========    ==========

Earnings per common share:
 Income before cumulative effect of
   a change in accounting principle .....  $   23.24     $   20.02     $   13.13      $   10.24     $   13.34           13.01
 Cumulative effect on prior years (to
   12/31/92) of changing to a
   different method of accounting for
   income taxes .........................           -             -             -              -          .23              -
                                           ----------    ----------    ----------     ----------    ----------
 Net income .............................  $   23.24     $   20.02     $   13.13      $   10.24     $   13.57           13.01
                                           =========     =========     =========      =========     =========

 Book value per common share ............  $  166.95     $  139.21     $  115.32      $  100.41     $   85.62           18.30
                                           =========     =========     =========      =========     =========

 Weighted average common shares
   outstanding ..........................    929,222       938,320       943,533        944,799       945,533        (  .36)
                                             =======       =======       =======        =======       =======

Ratios (averages):
 Loans to deposits ......................       76.68%        75.89%        70.60%         65.73%        63.45%
 Net loan losses to loans ...............        .12           .19           .11            .15           .30
 Net interest margin ....................       4.54          4.62          4.38           4.27          4.75
 Stockholders' equity to:
   Total assets .........................       6.96          6.67          6.31           5.94          5.33
   Deposits .............................       8.28          7.78          7.25           6.71          5.99
 Return on assets .......................       1.05          1.04           .76            .63           .88
 Return on stockholders' equity .........      15.02         15.52         12.04          10.69         16.57
Selected Average Balances:
 Assets .................................  $2,082,086    $1,831,195    $1,652,266     $1,551,997    $1,472,592           8.68
 Earning assets .........................   1,918,921     1,691,031     1,508,486      1,414,375     1,331,670           9.12
 Investment securities ..................     538,086       470,617       471,425        485,745       474,136           4.15
 Loans ..................................   1,343,256     1,191,431     1,014,818        902,889       831,335          11.25
 Deposits ...............................   1,751,791     1,570,015     1,437,442      1,373,612     1,310,207           7.42
 Stockholders' equity ...................     144,961       122,110       104,245         92,161        78,469          17.38

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

NET INTEREST INCOME (Dollars in thousands)


     Net interest income represents the principal source of earnings for Bancorporation. Net interest income is the amount by which interest income exceeds interest expense. Taxable equivalent net interest income totaled $87,087, in 1997 compared with $78,119 in 1996. The growth in net interest income in 1997 was the result of growth in average earning assets due to acquisitions and promotional activities. The yield on average earning assets also benefited from a continuing shift in the mix of earning assets from securities to higher yields on commercial and consumer loans. Loan yields were 8.84% versus 5.87% blended yields for all other earning assets.
     The weighted average yield on average interest-earning assets in 1997 was 7.95%, 7 basis points lower than in 1996. Income on average interest-earning assets increased $16,890 or 12.45%.
     The weighted average rate on average interest-bearing liabilities in 1997 was 4.02%, 3 basis points higher than in 1996. Interest on interest-bearing liabilities increased $7,922 or 13.76%.
     Net interest income to average earning assets (net interest margin) is a primary measure used in evaluating the effectiveness of the management of earning assets and liabilities funding. The net interest margin decreased 8 basis points to 4.54% in 1997 from 4.62% in 1996.



[Graph appears here with the following plot points]

                                 AVERAGE LOANS
                              (Dollars in Millions)


1993      1994      1995      1996      1997
831       903       1,015     1,191     1,343


[Graph appears here with the following plot points]

                             AVERAGE EARNING ASSETS
                             (Dollars in millions)

1993      1994      1995      1996      1997
1,332     1,414     1,508     1,691     1,919


[Graph appears here with the following plot points]

                                AVERAGE DEPOSITS
                             (Dollars in millions)


1993      1994      1995      1996      1997
1,310     1,374     1,437     1,570     1,752



[Graph appears here with the following plot points]

                                 AVERAGE ASSETS
                             (Dollars in millions)


1993      1994      1995      1996      1997
1,473     1,552     1,652     1,831     2,082

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

Table 2: Comparative Average Balance Sheets (Dollars in thousands)



                                                                       Year Ended December 31,
                               -----------------------------------------------------------------------
                                              1997                                1996
                               ----------------------------------- -----------------------------------
                                  Average     Interest    Average     Average     Interest    Average
                                  Balance     Rev/Exp*   Rate (%)     Balance     Rev/Exp*   Rate (%)
                               ------------- ---------- ---------- ------------- ---------- ----------
Interest-earning assets:
Loans** ...................... $1,343,256    $118,779       8.84   $1,191,431    $104,685       8.79
Taxable investment
 securities ..................    502,412      28,588       5.69      431,751      26,095       6.04
Non-taxable investment
 Securities ..................     35,674       3,061       8.58       38,866       3,202       8.24
Federal funds sold ...........     28,167       1,503       5.34       17,147         895       5.22
Other earning assets .........      9,412         630       6.69       11,836         794       6.71
                               ----------    --------              ----------    --------
 Total interest-earning
   assets ....................  1,918,921     152,561       7.95    1,691,031     135,671       8.02
                               ----------    --------              ----------    --------
Noninterest-earning
 assets:
Cash and due from banks            81,052                              67,395
Premises and equipment             54,155                              47,858
Other, less reserve for
 loan losses .................     27,958                              24,911
                               ----------                          ----------
 Total noninterest-earning
   assets ....................    163,165                             140,164
                               ----------                          ----------
TOTAL ASSETS ................. $2,082,086                          $1,831,195
                               ==========                          ==========

Interest-bearing
 liabilities:
Deposits ..................... $1,456,862    $ 56,844       3.90   $1,315,306    $ 51,170       3.89
Federal funds purchased
 and securities sold
 under agreements to
 repurchase ..................    159,275       7,762       4.87      114,619       5,523       4.82
Long-term debt ...............     11,164         868       7.77       10,694         859       8.03
                               ----------    --------              ----------    --------
 Total interest-bearing
   liabilities ...............  1,627,301      65,474       4.02    1,440,619      57,552       3.99
                               ----------    --------       ----   ----------    --------       ----
Net interest spread ..........                              3.93                                4.03
                                                            ====                                ====

Noninterest-bearing
 liabilities:
Demand deposits ..............    294,929                             254,709
Other liabilities ............     14,895                              13,757
                               ----------                          ----------
 Total noninterest-bearing
   liabilities ...............    309,824                             268,466
                               ----------                          ----------
Stockholders' equity .........    144,961                             122,110
                               ----------                          ----------
TOTAL LIABILITIES
 AND STOCKHOLDERS'
 EQUITY ...................... $2,082,086                          $1,831,195
                               ==========                          ==========

Net interest income ..........               $ 87,087                            $ 78,119
                                             ========                            ========

Interest income to
 earning assets ..............                              7.95                                8.02
Interest expense to
 earning assets ..............                              3.41                                3.40
                                                            ----                                ----
Net interest income to
 earning assets ..............                              4.54                                4.62
                                                            ====                                ====




                                    Year Ended December 31,
                               ----------------------------------
                                              1995
                               ----------------------------------
                                  Average     Interest   Average
                                  Balance     Rev/Exp*   Rate (%)
                               ------------- ---------- ---------
Interest-earning assets:
Loans** ...................... $1,014,818    $ 91,011       8.97
Taxable investment
 securities ..................    433,695      24,110       5.56
Non-taxable investment
 Securities ..................     37,730       3,097       8.21
Federal funds sold ...........      9,009         520       5.77
Other earning assets .........     13,234         885       6.69
                               ----------    --------
 Total interest-earning
   assets ....................  1,508,486     119,623       7.93
                               ----------    --------
Noninterest-earning
 assets:
Cash and due from banks            78,579
Premises and equipment             42,028
Other, less reserve for
 loan losses .................     23,173
                               ----------
 Total noninterest-earning
   assets ....................    143,780
                               ----------
TOTAL ASSETS ................. $1,652,266
                               ==========

Interest-bearing
 liabilities:
Deposits ..................... $1,210,281    $ 48,026       3.97
Federal funds purchased
 and securities sold
 under agreements to
 repurchase ..................     82,649       4,504       5.45
Long-term debt ...............     12,417         997       8.03
                               ----------    --------
 Total interest-bearing
   liabilities ...............  1,305,347      53,527       4.10
                               ----------    --------       ----
Net interest spread ..........                              3.83
                                                            ====

Noninterest-bearing
 liabilities:
Demand deposits ..............    227,161
Other liabilities ............     15,513
                               ----------
 Total noninterest-bearing
   liabilities ...............    242,674
                               ----------
Stockholders' equity .........    104,245
                               ----------
TOTAL LIABILITIES
 AND STOCKHOLDERS'
 EQUITY ...................... $1,652,266
                               ==========

Net interest income ..........               $ 66,096
                                             ========

Interest income to
 earning assets ..............                              7.93
Interest expense to
 earning assets ..............                              3.55
                                                            ----
Net interest income to
 earning assets ..............                              4.38
                                                            ====


* Interest income includes a taxable equivalent adjustment using the incremental statutory federal income tax rate as applicable.
** Nonaccrual loans are included in the average loan balances. Income on such loans is generally recognized on a cash basis.

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

Table 3: Taxable Equivalent Rate/Volume Variance Analysis (Dollars in thousands)


                                                                    1997 Compared to 1996
                                                                       Change Due To**
                                    1997        1996       1995         Rate       Volume
                                ----------- ----------- ---------- ------------- ----------
Interest Income*
Loans .........................  $118,779    $104,685    $ 91,011    $    673     $13,421
Investment securities:
 Taxable ......................    28,588      26,095      24,110      (1,528)      4,021
 Non-taxable ..................     3,061       3,202       3,097         133        (274)
                                 --------    --------    --------    --------     -------
 Total investment
  securities ..................    31,649      29,297      27,207      (1,395)      3,747
Other earning assets ..........       630         794         885            (2)     (162)
Federal funds sold and
 securities purchased
 under agreements to
 resell .......................     1,503         895         520          20         588
                                 --------    --------    --------    ----------   -------
 Total earning assets .........   152,561     135,671     119,623        (704)     17,594
                                 --------    --------    --------    ----------   -------
Interest Expense
 NOW accounts .................     7,847       6,999       7,362         (70)        918
 Market rate accounts .........     9,234       8,224       8,139         539         471
 Other accounts ...............       443         481         501           5         (43)
 Certificates of deposit in
 excess of $100
 thousand .....................     6,791       5,938       5,302         (25)        878
 Other certificates of
 deposit ......................    32,529      29,528      26,722        (376)      3,377
                                 --------    --------    --------    ----------   -------
 Total deposits ...............    56,844      51,170      48,026          73       5,601
Federal funds purchased
 and securities sold under
 agreements to
 repurchase ...................     7,762       5,523       4,504          64       2,175
Long-term debt ................       868         859         997         (28)         37
                                 --------    --------    --------    ----------   -------
 Total interest-bearing
  liabilities .................    65,474      57,552      53,527         109       7,813
                                 --------    --------    --------    ----------   -------
Net interest income ...........  $ 87,087    $ 78,119    $ 66,096    $   (813)    $ 9,781
                                 ========    ========    ========    ========     =======




                                1997 Compared
                                    to 1996             1996 Compared to 1995
                                                    Change Due To**
                                 Net Increase                              Net Increase
                                  (Decrease)       Rate         Volume      (Decrease)
                                -------------- ------------ ------------- -------------
Interest Income*
Loans .........................    $14,094       $ (1,844)     $15,518       $13,674
Investment securities:
 Taxable ......................      2,493          2,102        (117)         1,985
 Non-taxable ..................       (141)            11          94            105
                                   -------       --------      -------       -------
 Total investment
  securities ..................      2,352          2,113         (23)         2,090
Other earning assets ..........       (164)             3         (94)           (91)
Federal funds sold and
 securities purchased
 under agreements to
 resell .......................        608            (50)        425            375
                                   -------       --------      -------       -------
 Total earning assets .........     16,890            222      15,826         16,048
                                   -------       --------      -------       -------
Interest Expense
 NOW accounts .................        848           (818)        455           (363)
 Market rate accounts .........      1,010            (14)         99             85
 Other accounts ...............        (38)           (16)           (4)         (20)
 Certificates of deposit in
 excess of $100
 thousand .....................        853           (275)        911            636
 Other certificates of
 deposit ......................      3,001           (459)      3,265          2,806
                                   -------       --------      --------      -------
 Total deposits ...............      5,674         (1,582)      4,726          3,144
Federal funds purchased
 and securities sold under
 agreements to
 repurchase ...................      2,239           (521)      1,540          1,019
Long-term debt ................          9              -        (138)          (138)
                                   -------       --------      --------      -------
 Total interest-bearing
  liabilities .................      7,922         (2,103)      6,128          4,025
                                   -------       --------      --------      -------
Net interest income ...........    $ 8,968       $  2,325      $ 9,698       $12,023
                                   =======       ========      =======       =======

*Interest income includes a taxable equivalent adjustment using the incremental statutory federal income tax rate as applicable.
** Rate-volume changes have been allocated to each category based on the percentage of each to the total change.

INVESTMENT SECURITIES (Dollars in thousands)


     As of December 31, 1997, the investment portfolio totaled $588,409, compared to $485,451 as of December 31, 1996. Bancorporation continues to invest primarily in short-term U.S. Government obligations, thereby minimizing credit, interest rate and liquidity risk. The portfolio was comprised of 88.84% and 87.84% of U.S. Government obligations at December 31, 1997 and 1996, respectively. The remainder of the investment portfolio primarily consists of municipal notes and bonds.
     Average investment securities as a percent of average earning assets increased from 27.83% as of December 31, 1996 to 28.04% as of December 31, 1997 with substantially all the increase occurring in investments in U. S. Government obligations. Investment securities remain the second largest component of interest-earning assets.
     The weighted average maturity of U.S. Government obligations held in the portfolio was 12.0 months at December 31, 1997, as compared to 11.8 months at December 31, 1996. At year-end, the market value of the held-to-maturity portfolio was $1,801 above book value, consisting of unrealized gains of $1,845 and unrealized losses of $44.
     Investments in debt securities are classified as held-to-maturity and reported at cost adjusted for amortization and accretion of premiums and discounts, respectively. Equity securities are classified as available-for-sale and reported at fair value with the change in unrealized gains and losses, net of tax, included in stockholders' equity. For the year ended December 31, 1997, Bancorporation recorded a $13,203 increase in stockholders' equity ($20,313, net of tax effect of $7,110) on equity securities classified as available-for-sale and carried at estimated fair value. The equity securities classified as available-for-sale are principally comprised of 167,600 shares of Class A and 45,900 shares of Class B common stock of First Citizens BancShares, Inc., Raleigh, North Carolina. These two issues accounted for 69.04% of the total dollar amount of equity securities.

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

Table 4: Investment Securities Analysis (Dollars in thousands)



                                                         1997                          1996                    1995
                                         ------------------------------------ ----------------------- -----------------------
                                                                    Taxable
                                             Book       Market    Equivalent       Book       Market        Book       Market
                                            Value       Value      Yield*(%)      Value       Value        Value       Value
                                         ----------- ----------- ------------  ----------- -----------  ----------- -----------
U. S. Government obligations:
 Within one year .......................  $259,201    $259,532        5.83      $228,451    $228,837     $210,875    $212,199
 One to five years .....................   263,514     264,546        5.98       197,985     198,255      196,198     198,726
                                          --------    --------                  --------    --------     --------    --------
 Total .................................   522,715     524,078        5.91       426,436     427,092      407,073     410,925
State and political subdivisions:
 Within one year .......................     4,854       4,866        7.20         4,087       4,092        4,445       4,454
 One to five years .....................     7,876       7,981        7.73        11,233      11,395       13,927      14,131
 Five to ten years .....................    11,896      12,166        8.83        14,889      15,195       21,249      21,755
 Over ten years ........................     8,038       8,079        9.98         9,535       9,601        3,131       3,555
                                          --------    --------                  --------    --------     --------    --------
 Total .................................    32,664      33,092        8.61        39,744      40,283       42,752      43,895
Other securities:
 Within one year .......................       145         143        6.36           100         100            -           -
 One to five years .....................       411         407        6.72           746         737          918         924
 Five to ten years .....................        50          48        9.15            69          68          195         194
 Over ten years ........................       511         529        5.49           703         714          858         852
                                          --------    --------                  --------    --------     --------    --------
 Total .................................     1,117       1,127        6.22         1,618       1,619        1,971       1,970
                                          --------    --------                  --------    --------     --------    --------
Total interest-earning investments .....   556,496     558,297        6.06       467,798     468,994      451,796     456,790
Stock and other investments ............    31,913      31,913                    17,653      17,653       13,185      13,185
                                          --------    --------                  --------    --------     --------    --------
 Total portfolio .......................  $588,409    $590,210        6.06      $485,451    $486,647     $464,981    $469,975
                                          ========    ========                  ========    ========     ========    ========


*Taxable equivalent yield was calculated using the incremental statutory federal income tax rate as applicable.

LOANS (Dollars in thousands)


     Loans comprise the major portion of earning assets of Bancorporation, with average loans accounting for 70.00% and 70.46% of average earning assets as of December 31, 1997 and 1996, respectively. Gross loans increased $158,658 or 12.49% to $1,428,437 as of December 31, 1997, from $1,269,779 as of December 31,
1996. Of the total increase, $11,707 represented loans obtained in acquisitions. The remaining loan growth of $146,951 represents an internal growth rate for loans of 11.57% for 1997. Demand for all loan types was strong in 1997. Most of the increase in loans was attributable to an increase in loans secured by 1-4 family residential properties, which increased $61,968 or 11.16%, followed by commercial real estate loans, which increased $35,720 or 15.08% in 1997. The portfolio mix did not change significantly in 1997 and no major change is expected in 1998. Bancorporation desires to make business loans for productive purposes where the business has adequate capital and management expertise to succeed. Consumer loans are granted for many purposes, provided that underwriting criteria are met. The ability and willingness of the borrower to repay debt are primary factors in granting credit. Repayment ability is established by review of past and future cash flow coverage for businesses or debt-to-income ratio for consumers. The willingness of the borrower to repay debt is reviewed through trade credit for businesses and credit bureau reports and other traditional methods for consumers. Collateral guarantees, loan-to-value ratios, and terms of loans, are based on industry and/or regulatory standards depending on loan purpose and the composition of collateral provided.

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

Table 5: Distribution of Loans (Dollars in thousands)



                                                   December 31,
                                  -----------------------------------------------
                                           1997                    1996
                                  ----------------------- -----------------------
                                                   % of                    % of
                                                  Total                   Total
                                     Balance      Loans      Balance      Loans
                                  ------------- --------- ------------- ---------
Type of Loan:
Real estate loans:
 Construction and land
 development ....................  $   23,837       1.67   $   18,228       1.44
 Secured by 1-4 family
 residential properties .........     617,117      43.20      555,149      43.72
 Commercial .....................     272,520      19.08      236,800      18.65
Loans for purchasing and
 carrying securities ............         817        .06          681        .05
Loans to farmers ................       7,917        .55        6,806        .54
Commercial and Industrial
 loans ..........................     128,584       9.00      102,404       8.06
Loans to individuals for
 household, family and
 other personal
 expenditures ...................     356,612      24.97      337,589      26.59
Other loans, all
 attributable to domestic
 operations .....................      21,033       1.47       12,122        .95
                                   ----------     ------   ----------     ------
 Total ..........................  $1,428,437     100.00   $1,269,779     100.00
                                   ==========     ======   ==========     ======




                                                              December 31,
                                  --------------------------------------------------------------------
                                           1995                    1994                  1993
                                  ----------------------- ---------------------- ---------------------
                                                   % of                  % of                   % of
                                                  Total                  Total                 Total
                                     Balance      Loans     Balance      Loans     Balance     Loans
                                  ------------- --------- ----------- ---------- ----------- ---------
Type of Loan:
Real estate loans:
 Construction and land
 development ....................  $   16,334       1.47   $  7,888         .84   $ 18,952       2.15
 Secured by 1-4 family
 residential properties .........     459,283      41.22    388,997       41.51    345,624      39.23
 Commercial .....................     200,088      17.96    173,690       18.54    163,690      18.58
Loans for purchasing and
 carrying securities ............         614        .06        484         .05        469        .05
Loans to farmers ................       6,338        .57      5,843         .62      5,271        .60
Commercial and Industrial
 loans ..........................      92,641       8.31     84,900        9.06     86,039       9.77
Loans to individuals for
 household, family and
 other personal
 expenditures ...................     332,817      29.86    269,693       28.79    253,874      28.82
Other loans, all
 attributable to domestic
 operations .....................       6,144        .55      5,530         .59      7,084        .80
                                   ----------     ------   --------      ------   --------     ------
 Total ..........................  $1,114,259     100.00   $937,025      100.00   $881,003     100.00
                                   ==========     ======   ========      ======   ========     ======


Table 6: Maturities and Rate Sensitivity of Selected Loans - December 31, 1997
                                        (Dollars in thousands)



                                                                                       Over 1         Over
                                                                          1 Year       through         5
                                                             Total       or less       5 Years       Years
                                                         ------------- ----------- -------------- -----------
Type of Loan:
 Construction and land development .....................  $   23,837    $ 19,018    $     4,819    $      -
 Commercial, financial and agricultural ................     430,871     109,849        243,223      77,799
 Real estate, individual and other .....................     973,729     107,959        792,958      72,812
                                                          ----------    --------    -----------    --------
 Total .................................................  $1,428,437    $236,826    $ 1,041,000    $150,611
                                                          ==========    ========    ===========    ========

Rate Sensitivity for Selected Loans (over one year):
 Predetermined rate ....................................  $  953,112                $   849,735    $103,377
 Floating or adjustable rate ...........................     238,499                    191,265      47,234
                                                          ----------                -----------    --------
 Total .................................................  $1,191,611                $ 1,041,000    $150,611
                                                          ==========                ===========    ========


             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

PROVISION AND RESERVE FOR LOAN LOSSES (Dollars in thousands)


     The provision for loan losses totaled $4,241 for the year ended December 31, 1997, exceeding net charge-offs of $1,589. The provision decreased by $333 or 7.28% from the provision for the year ended December 31, 1996.
     Bancorporation manages credit risk through a variety of methods including credit scoring, loan type parameters and underwriting. In addition, credit management is centralized using a standardized system of controls and subjecting the portfolio to detailed credit reviews by individuals independent of the lending function. In establishing an appropriate level of reserve, the financial condition of the individual borrower is assessed and a determination of the value and adequacy of the underlying collateral and loss and delinquency trends are considered. Management of Bancorporation believes that the reserve for loan losses of $26,135 provides adequate coverage against potential loss exposure as of December 31, 1997, although no assurance can be given that the ongoing evaluation of the portfolio in light of economic conditions will not warrant additional provision. Improved conditions within Bancorporation's loan and commitments portfolio, including reduced delinquencies and continued economic improvement, led to a reduction in the reserve to 1.83% of gross loans from 1.85% as of December 31, 1997 and 1996, respectively. Coverage ratios of nonperforming loans were 956.98% for 1997 and 770.44% for 1996.
     Net charge-offs for the year ended December 31, 1997, totaled $1,589, or .12% of average loans, a decrease of $655 from $2,244, or .19% of average loans in 1996. Recoveries represented 51.72% of gross loans charged off versus 33.09% for the year ended December 31, 1996.
     Bancorporation maintains the reserve for loan losses to absorb possible losses inherent in the loan portfolio. The reserve consists of three elements:
(i) reserves established on specific loans, (ii) reserves based on historical loan loss experience, and (iii) reserves based on economic conditions in Bancorporation's individual markets. The specific reserve element is based on a regular analysis of all loans and commitments over a fixed dollar amount where the internal credit rating is at or below a predetermined classification. The historical loan loss element represents a projection of future credit losses as determined by estimates and analyses that examine loss experience and trends in the portfolio. The general economic condition element is determined by management and is based on knowledge of specific economic and individual markets served and how those markets might affect the collectibility of loans and the marketability of loan collateral. Bancorporation is committed to early recognition of possible loan problems and to maintaining an adequate loan loss reserve.

Table 7: Reserve for Loan Losses (Dollars in thousands)



                                                 1997       1996       1995       1994       1993
                                              ---------- ---------- ---------- ---------- ----------
Beginning loan loss reserve .................  $23,483    $21,153    $19,249    $18,061    $16,589
Charge-offs:
 Commercial, financial and agricultural .....       64        186         35          -          -
 Real estate - mortgage .....................      563        506        421        607      1,587
 Commercial loans to individuals ............      621      1,002        462        362        356
 Installment loans to individuals ...........    2,037      1,660      1,036      1,181      1,259
 All other loans ............................        6          -          -          -          -
                                               -------    -------    -------    -------    -------
 Total charge-offs ..........................    3,291      3,354      1,954      2,150      3,202
Recoveries:
 Commercial, financial and agricultural .....       37         20          -         10          5
 Real estate - mortgage .....................      920        498        294        265        238
 Commercial loans to individuals ............      347        239        190        167        195
 Installment loans to individuals ...........      398        353        391        338        309
                                               -------    -------    -------    -------    -------
 Total recoveries ...........................    1,702      1,110        875        780        747
                                               -------    -------    -------    -------    -------
 Total net charge-offs ......................    1,589      2,244      1,079      1,370      2,455
Provision for loan losses ...................    4,241      4,574      2,686      2,558      3,927
Reserves related to acquisitions ............        -          -        297          -          -
                                               -------    -------    -------    -------    -------
Ending loan loss reserve ....................  $26,135    $23,483    $21,153    $19,249    $18,061
                                               =======    =======    =======    =======    =======


             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

Table 8: Allocation of Reserve for Loan Losses (Dollars in thousands)



                                                          December 31,
                                   -------------------------------------------------------------
                                          1997                1996                 1995
                                   ------------------- ------------------- ---------------------
                                                % of                % of                  % of
                                               Loans               Loans                 Loans
                                                 to                  to                    to
                                               Total               Total                 Total
                                    Reserve    Loans    Reserve    Loans     Reserve     Loans
                                   --------- --------- --------- --------- ----------- ---------
Real estate-construction .........  $   100      1.67   $   100      1.44   $    100       1.47
Real estate-mortgage .............    8,402     62.28     7,255     62.37      7,508      59.18
Installment loans to Individuals      6,595     24.97     2,579     26.59      2,562      29.86
Commercial, financial and
 agricultural ....................    2,124     11.08     1,814      9.60      1,581       9.49
Unallocated ......................    8,914        -     11,735        -       9,402         -
                                    -------    ------   -------    ------   --------     ------
 Total ...........................  $26,135    100.00   $23,483    100.00   $ 21,153     100.00
                                    =======    ======   =======    ======   ========     ======




                                                   December 31,
                                   --------------------------------------------
                                            1994                  1993
                                   ---------------------- ---------------------
                                                  % of                   % of
                                                  Loans                 Loans
                                                   to                     to
                                                  Total                 Total
                                     Reserve      Loans     Reserve     Loans
                                   ----------- ---------- ----------- ---------
Real estate-construction .........  $     16         .84   $      9       2.15
Real estate-mortgage .............     3,719       60.05      5,096      57.81
Installment loans to Individuals       1,792       28.79      1,855      28.82
Commercial, financial and
 agricultural ....................     1,015       10.32      1,257      11.22
Unallocated ......................    12,707          -       9,844         -
                                    --------      ------   --------     ------
 Total ...........................  $ 19,249      100.00   $ 18,061     100.00
                                    ========      ======   ========     ======


Table 9: Analysis of Asset Quality (Dollars in thousands)



                                             1997                 1996                 1995
                                     -------------------- -------------------- --------------------
                                                  % of                 % of                 % of
                                                  Total                Total                Total
                                      Balance     Loans    Balance     Loans    Balance     Loans
                                     --------- ---------- --------- ---------- --------- ----------
Risk Elements:
Nonaccrual loans ...................  $2,653         .19   $2,920         .23   $3,323         .30
Restructured loans .................      78         .01      128         .01      569         .05
                                      ------      ------   ------      ------   ------      ------
 Total nonperforming loans .........   2,731         .20    3,048         .24    3,892         .35
Loans past due 90 days .............   1,497         .10    2,261         .18    1,747         .16
                                      ------      ------   ------      ------   ------      ------
 Total .............................  $4,228         .30   $5,309         .42   $5,639         .51
                                      ======         ===   ======         ===   ======         ===

Nonperforming Assets:
Commercial, financial and
 agricultural ......................  $  463         .03   $  559         .04   $  951         .09
Consumer ...........................      26         .00       83         .01       38         .00
Real estate ........................   2,242         .16    2,406         .19    2,903         .26
                                      ------      ------   ------      ------   ------      ------
 Total nonperforming loans .........   2,731         .19    3,048         .24    3,892         .35
Other real estate owned ............     572         .04      518         .04      473         .04
                                      ------      ------   ------      ------   ------      ------
 Total .............................  $3,303         .23   $3,566         .28   $4,365         .39
                                      ======         ===   ======         ===   ======         ===

Asset Quality Ratios:
Reserve to year-end loans ..........               1.83%                1.85%                1.90%
Net chargeoffs to average
 loans .............................                .12                  .19                  .11
Coverage ratio .....................             956.98               770.44               543.50



                                             1994                 1993
                                     -------------------- --------------------
                                                  % of                 % of
                                                  Total                Total
                                      Balance     Loans    Balance     Loans
                                     --------- ---------- --------- ----------
Risk Elements:
Nonaccrual loans ...................  $2,865         .31   $2,323         .26
Restructured loans .................   1,323         .14    2,094         .24
                                      ------      ------   ------      ------
 Total nonperforming loans .........   4,188         .45    4,417         .50
Loans past due 90 days .............     827         .09    1,016         .12
                                      ------      ------   ------      ------
 Total .............................  $5,015         .54   $5,433         .62
                                      ======         ===   ======         ===

Nonperforming Assets:
Commercial, financial and
 agricultural ......................  $  238         .03   $  305         .03
Consumer ...........................     106         .01       85         .01
Real estate ........................   3,844         .41    4,027         .46
                                      ------      ------   ------      ------
 Total nonperforming loans .........   4,188         .45    4,417         .50
Other real estate owned ............     270         .03      410         .05
                                      ------      ------   ------      ------
 Total .............................  $4,458         .48   $4,827         .55
                                      ======         ===   ======         ===

Asset Quality Ratios:
Reserve to year-end loans ..........               2.05%                2.05%
Net chargeoffs to average
 loans .............................                .15                  .30
Coverage ratio .....................             459.62               408.90

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

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

FUNDING SOURCES (Dollars in thousands)


     Bancorporation's primary source of funds is its deposit base. Average deposits increased 11.58% to $1,751,791 as of December 31, 1997 from $1,570,015 as of December 31, 1996. As of December 31, 1997, deposits increased $218,348 or 13.15%. Acquisitions during 1997 accounted for $102,934 or 47.14% of deposit growth.
     Core deposits financed loan and investment activity. Core deposits are defined as noninterest-bearing demand, savings, NOW, money market accounts and certificates of deposit under one hundred thousand dollars. As of December 31, 1997, $1,745,084 or 92.85% of total deposits of $1,879,420 were considered core deposits. As of December 31, 1996, $1,539,415 or 92.68% of total deposits of $1,661,072 were considered core deposits.
     Purchased funds, which consist of large time deposits and short-term borrowings, are another source of funds. As of December 31, 1997, large time deposits increased $12,679 or 10.42% to $134,336 as compared to $121,657 as of December 31, 1996. Short-term borrowings, which consist of federal funds purchased and securities sold under agreements to repurchase, averaged $159,276 in 1997 compared to $114,619 in 1996, an increase of 38.96%.

Table 10: Time Deposits of $100 Thousand and Over (Dollars in thousands)



                                  December 31,
                                          -------------------------------------------
                                               1997          1996           1995
                                          ------------- -------------- --------------
3 months or less ........................   $  74,785     $   66,274     $   65,576
Over 3 months through 6 months ..........      22,330         22,741         17,113
Over 6 months through 12 months .........      22,628         24,642         12,456
Over 12 months ..........................      14,593          8,000          9,868
                                            ---------     ----------     ----------
 Total ..................................   $ 134,336     $  121,657     $  105,013
                                            =========     ==========     ==========

Percent of Total Deposits ...............        7.15%          7.32%          7.02%

Table 11: Deposit Analysis (Dollars in thousands)



                                                                     Year ended December 31,
                                           ---------------------------------------------------------------------------
                                                     1997                     1996                    1995
                                           ------------------------ ------------------------ -----------------------
                                              Average      Average      Average      Average      Average     Average
                                              Balance     Rate (%)      Balance     Rate (%)      Balance     Rate (%)
                                           ------------- ----------  ------------- ----------  ------------- ---------
Demand deposits ..........................  $  294,929         -      $  254,709         -      $  226,267         -
NOW accounts .............................     412,241       1.90        364,023       1.92        340,342       2.16
Market rate savings ......................     281,386       3.28        267,027       3.08        263,819       3.09
Regular and premium savings ..............      17,438       2.54         19,133       2.51         19,287       2.60
Time deposits of $100 Thousand & over ....     127,452       5.33        110,979       5.35         93,953       5.64
Other time deposits ......................     618,345       5.26        554,144       5.33        492,880       5.42
                                            ----------                ----------                ----------
 Total ...................................  $1,751,791                $1,570,015                $1,436,548
                                            ==========                ==========                ==========


Table 12: Federal Funds Purchased and Securities Sold Under Agreements to
       Repurchase Analysis (Dollars in thousands)



                                                               1997                   1996                   1995
                                                      ---------------------- ---------------------- ----------------------
                                                         Amount    Rate (%)      Amount    Rate (%)      Amount     Rate (%)
                                                      ----------- ----------  ----------- ----------  ------------ ---------
At Year-end*:
 Federal funds purchased ............................         -         -              -        -      $  20,600       6.13
 Securities sold under agreements to repurchase .....  $184,168       5.04     $ 132,891      4.67        97,907       4.66
                                                       --------                ---------               ---------
 Total ..............................................  $184,168       5.04     $ 132,891      4.67     $ 118,507       4.91
                                                       ========                =========               =========

Average for the Year:
 Federal funds purchased ............................  $  1,192       6.02     $   1,482      5.37     $   3,835       6.22
 Securities sold under agreements to repurchase .....   158,084       4.86       113,137      4.81        78,814       5.41
                                                       --------                ---------               ---------
 Total ..............................................  $159,276       4.87     $ 114,619      4.82     $  82,649       5.45
                                                       ========                =========               =========       ====

Maximum Month-end Balance:
 Federal funds purchased ............................  $ 17,300                $   7,300               $  20,600
 Securities sold under agreements to repurchase .....   184,168                  139,030                  97,907

*The interest rate shown is the weighted average rate at year-end and differs from the average rate during the year.

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

NONINTEREST INCOME (Dollars in thousands)


     Total noninterest income increased 11.34% to $24,781 for the year ended December 31, 1997, compared to $22,257 for the year ended December 31, 1996. Growth in the current year was primarily due to an increase in service charges on deposit accounts as the result of growth in the number of deposit accounts, the repricing of charges and an increased emphasis on collecting service fees. In addition, gain on sale of securities decreased $741 to $51 in 1997 as compared to $792 for 1996.

Table 13: Noninterest Income (Dollars in thousands)



                                                                        Year Ended December 31,
                                                   ------------------------------------------------------------------
                                                                   %                      %                     %
                                                                Change                 Change                 Change
                                                      1997       97/96       1996       96/95       1995      95/94
                                                   ---------- ----------  ---------- ----------  ---------- ---------
Service charges on deposit accounts ..............  $14,426       19.09    $12,114       13.62    $10,662       2.47
Commission and fees from fiduciary activities ....    1,298       35.49        958       20.96        792     (4.12)
Fees for other customer services .................    2,149     ( 7.77)      2,330     ( 0.85)      2,350       3.94
Mortgage servicing ...............................    2,186        8.27      2,019        2.28      1,974      16.12
Bankcard discount ................................    2,789       19.49      2,334       13.74      2,052      14.57
Insurance premiums earned ........................    1,474       31.02      1,125     ( 4.82)      1,182      29.61
Gain on sale of securities .......................       51     (93.56)        792      100.00          -         -
Other.............................................      408     (30.26)        585     (15.46)        692     (2.23)
                                                    -------                -------                -------
 Total ...........................................  $24,781       11.34    $22,257       12.96    $19,704       5.56
                                                    =======                =======                =======


NONINTEREST EXPENSE (Dollars in thousands)


     Total noninterest expense for the year ended December 31, 1997 increased $7,585 or 11.66% to $72,658, as compared to an increase of $2,902 or 4.67% to $65,073 for the year ended December 31, 1996. Most of the increase is attributable to an increase in goodwill amortization related to new branch acquisitions and a related increase in salaries and employee benefits.

Table 14: Noninterest Expense (Dollars in thousands)



                                                              Year Ended December 31,
                                        --------------------------------------------------------------------
                                                        %                      %                      %
                                                     Change                 Change                  Change
                                           1997       97/96       1996       96/95       1995       95/94
                                        ---------- ----------  ---------- ----------  ---------- -----------
Salaries and employee benefits ........  $32,752       14.13    $28,697        1.41    $28,298         2.39
Net occupancy expense of premises .....    4,684       15.65      4,050       13.16      3,579         7.16
Furniture and equipment expense .......    4,580       21.26      3,777     ( 1.59)      3,838      (19.99)
Stationery and supplies ...............    1,464        4.13      1,406       19.56      1,176         5.47
FDIC insurance assessments ............      200     (77.01)        870     (50.11)      1,744      (42.25)
Telephone .............................    1,479        7.80      1,372        8.89      1,260      ( 3.52)
Amortization of intangibles ...........    8,650       20.61      7,172       26.33      5,677        37.52
Bankcard processing fees ..............    2,823       20.80      2,337       14.28      2,045        11.20
Data processing fees ..................    5,690        7.97      5,270       15.60      4,559         5.02
Other..................................   10,336        2.11     10,122        1.27      9,995        14.69
                                         -------                -------                -------
 Total ................................  $72,658       11.66    $65,073        4.67    $62,171         3.21
                                         =======                =======                =======


INTANGIBLE ASSETS (Dollars in thousands)


     As of December 31, 1997, intangible assets totaled $20,527, representing a $1,081 net increase over $19,446 as of December 31, 1996. Amortization expense related to intangible assets was $8,650 or 20.61% higher than $7,172 for the year ended December 31, 1996. The increase was due to goodwill amortization expense associated with additional acquisitions during 1997 and a full year's amortization for acquisitions made in 1996.

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

Table 15: Intangible Assets (Dollars in thousands)



                                                                December 31,
                                -----------------------------------------------------------------------------
                                           1997                      1996                    1995
                                -------------------------- ------------------------ -----------------------
                                  Balance    Amortization    Balance   Amortization    Balance   Amortization
                                ----------- --------------  --------- --------------  --------- -------------
Intangible Assets:
Goodwill ......................  $ 17,813       $6,181       $14,926      $4,143       $ 9,801      $2,423
Deposit based premium .........       596        1,681         2,277       1,957         4,234       1,960
Mortgage servicing rights .....     2,118          788         2,243       1,072         2,675       1,294
                                 --------       ------       -------      ------       -------      ------
 Total ........................  $ 20,527       $8,650       $19,446      $7,172       $16,710      $5,677
                                 ========       ======       =======      ======       =======      ======


CAPITAL ADEQUACY

     The Federal Reserve Board and the Federal Deposit Insurance Corporation have issued risk-based capital guidelines for United States banking corporations. The objective of these efforts is to provide a uniform capital measurement that is more sensitive to variations in risk profiles of banking corporations.
     Regulatory agencies define capital as Tier I (consisting of stockholders' equity less ineligible intangible assets) and Tier II (consisting of the allowable portion of the reserve for loan losses and certain long-term debt). Capital adequacy is measured by comparing both capital levels to Bancorporation's risk-adjusted assets and off-balance sheet items. Regulatory requirements presently specify that Tier I capital should exclude the market appreciation or depreciation of securities available-for-sale arising from valuation adjustments. In addition to these capital ratios, regulatory agencies have established a Tier I leverage ratio which measures Tier I capital to average assets less ineligible intangible assets.
     Regulatory guidelines require a minimum of total capital to risk-adjusted assets ratio of 8 percent with at least 50 percent consisting of tangible common stockholders' equity and a minimum Tier I leverage ratio of 3 percent. Banks which meet or exceed a Tier I ratio of 6 percent, a total capital ratio of 10 percent and a Tier I leverage ratio of 5 percent are considered well-capitalized by regulatory standards.
     Bancorporation's Tier 1 capital ratio at year-end was 9.13% compared to 8.90% in 1996. The total risk-based capital ratio was 10.49% compared to 10.39% in 1996. Both of these measures compare favorably with the regulatory minimums of 4.00% for Tier 1 and 8.00% for total risk-based capital. Based on the guidelines above, Bancorporation was well-capitalized. Refer to Note 17 "Capital Matters" for further analysis of risk-based requirements.

Table 16: Capital Adequacy (Dollars in thousands-except per share data)



                                                                     December 31,
                                        -----------------------------------------------------------------------
                                             1997           1996           1995          1994          1993
                                        -------------  -------------  -------------  ------------  ------------
 Total Stockholders' Equity:
 Year-end .............................   $ 158,418      $ 132,641      $ 112,086     $  98,025      $ 84,237
 Average ..............................     144,961        122,110        104,245        92,161        78,469
 Book value per common share ..........      166.95         139.21         115.32        100.41         85.62
 Tier 1 capital ratio .................        9.13%          8.90%          8.62%         8.95%         8.49%
 Total risk-based capital ratio .......       10.49          10.39          10.35         11.04         10.85

 Internal Capital Generation:
 Return on average equity .............       15.02%         15.52%         12.04%        10.69%        16.57%
 Earnings retention rate ..............       99.21          99.10          98.64         98.26         98.67
 Internal capital generation rate*.....       14.90          15.38          11.88         10.50         16.35

* Return on Average Equity x Earnings Retention Rate = Internal Capital Generation Rate

INCOME TAXES (Dollars in thousands)


     Applicable income taxes increased $1,454 or 14.09% for the year. Income taxes computed at the statutory rate are reduced primarily by the interest earned on state and municipal debt securities and obligations (which are exempt from Federal taxes) which results in substantial interest savings for local governments and their constituents.

LIQUIDITY (Dollars in thousands)


     The role of Bancorporation's Asset/Liability Management Committee ("ALCO") is to monitor Bancorporation's liquidity position, exposure to interest rate risk and pricing policies. Liquidity involves the ability to meet cash flow requirements which arise primarily from withdrawal of deposits, extensions of credit, payment of operating expenses and repayment of purchased funds. Funds are provided primarily through earnings from operations, expansion of the deposit base, borrowing in the money market, the maturity of investment assets and repayment of loans.
     Bancorporation has historically maintained strong liquidity through increases in core deposits and investment maturities. Core deposits were $1,745,084, or 92.85% of total deposits, slightly up from $1,539,415 or 92.68%
as of December 31, 1996. The

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

weighted average maturity of U.S. Government obligations, which make up 88.84% of the investment portfolio as of December 31, 1997, remains relatively short at
12.0 months.
     The FDIC has standard guidelines as to what it considers adequate liquidity in a Bank's portfolio. The liquidity ratio (net cash and short-term and marketable assets as a percentage of net deposits and short-term liabilities) is used as the measure with a desired range of 20.00% to 25.00%. Bancorporation's liquidity ratio at year-end was 22.80%. Bancorporation is currently reviewing its ability to raise additional capital for general corporate purposes or future acquisitions.

MARKET RISK MANAGEMENT (Dollars in thousands)


     Management of interest rate risk involves maintaining an appropriate balance between interest-sensitive assets and interest-sensitive liabilities (interest rate sensitivity gap) and reducing Bancorporation's risk of major changes in net interest income in periods of rapidly changing interest rates. A negative gap (interest-sensitive liabilities greater than interest-sensitive assets) in periods when interest rates are declining will tend to increase net interest income. Conversely, a negative gap in periods when interest rates are rising will tend to reduce net interest income. The net cumulative gap position reflects Bancorporation's sensitivity to interest rate changes over time. This calculation is a static measure and is not a prediction of net interest income. Gap analysis is the simplest representation of Bancorporation's interest rate sensitivity. It cannot reveal the impact of factors such as administered rates (e.g., the prime lending rate), pricing strategies on its consumer and business deposits, and changes in the balance sheet mix.
     The objective of the asset/liability management process is to manage and control the sensitivity of Bancorporation's income to changes in market interest rates. This process is under the direction of the ALCO, comprised of senior bank executives and one outside director. The Committee seeks to maximize earnings while ensuring that the risks to those earnings from adverse movements in interest rates are kept within specified limits deemed acceptable by Bancorporation. Accordingly, the Committee conducts comprehensive simulations of net interest income under a variety of market interest rate scenarios. These simulations provide the Committee with an estimate of earnings at risk given changes in interest rates. While the Committee sees the opportunities and benefits of utilizing derivative financial instruments such as, primarily interest rate swaps, caps and floors, to improve the gap, the Committee has elected not to use such instruments given the risk inherent in such instruments.
     As indicated in the interest rate sensitivity table below, the twelve-month cumulative gap, representing the total net assets and liabilities that are projected to reprice over the next twelve months, was liability sensitive in the amount of $270.0 million at December 31, 1997. However, this negative position remained within the acceptable parameters, of plus or minus 20% at 360 days, as listed in Bancorporation's Statement of Funds Policy. This Statement is guided by asset quality, liquidity and earnings, and describes Bancorporation's policy with respect to sources and uses of funds, dividends and limitations on interbank liabilities. The responsibility for funds management resides with the Chief Financial Officer with overall guidance provided by the Chairman and President. Management continues to seek ways to balance the gap position and reduce exposure to interest rate fluctuations. Closely monitoring the volume of new fixed rate commercial loans and promotion of our home equity line product have produced positive results in this effort and management will continue to pursue these alternatives in 1998.

Table 17: Interest-Sensitivity Analysis as of December 31, 1997 (Dollars in thousands)



                                                 1-30        31-90         91-180       181-365        Non-Rate
                                                 Days         Days          Days          Days      Sensitive and
                                              Sensitive    Sensitive     Sensitive     Sensitive    Over One Year      Total
                                             ----------- ------------- ------------- ------------- --------------- -------------
Earning Assets:
Loans ......................................  $393,146    $   44,095    $   64,573    $  111,087      $  815,536    $1,428,437
Investment securities ......................    61,994        47,636        67,396       129,834         281,549       588,409
Temporary investments ......................     7,700             -             -             -               -         7,700
                                              --------    ----------    ----------    ----------      ----------    ----------
 Total earning assets ......................   462,840        91,731       131,969       240,921       1,097,085     2,024,546
                                               =======        ======       =======       =======       =========     =========

Interest-Bearing Liabilities:
Savings and core time deposits .............   146,156       157,049       267,001       321,511         506,433     1,398,150
Time deposits of $100 thousand and over.....     4,178        70,607        22,330        22,628          14,593       134,336
Short-term debt ............................   184,168             -             -             -               -       184,168
Long-term debt .............................         -             -           625         1,250          12,608        14,483
                                              --------    ----------    ----------    ----------      ----------    ----------
 Total interest-bearing liabilities ........   334,502       227,656       289,956       345,389         533,634     1,731,137
Other sources - net ........................         -             -             -             -         293,409       293,409
                                              --------    ----------    ----------    ----------      ----------    ----------
Total sources - net ........................  $334,502    $  227,656    $  289,956    $  345,389      $  827,043    $2,024,546
                                              ========    ==========    ==========    ==========      ==========    ==========

Interest-sensitivity gap ...................   128,338      (135,925)     (157,987)     (104,468)        270,042             -
Cumulative interest-sensitive gap ..........  $128,338    $   (7,587)   $ (165,574)   $ (270,042)              -             -
                                              ========    ==========    ==========    ==========


     In January 1997, the Securities and Exchange Commission adopted new rules that require more comprehensive disclosures of accounting policies for derivatives as well as enhanced quantitative and qualitative disclosures of market risk for derivatives and other financial instruments. The market risk disclosures must be presented for most financial instruments, which must be classified into two portfolios: financial instruments entered into for trading purposes and all other financial instruments (non-trading purposes). Bancorporation holds no derivative financial instruments and does not maintain a trading portfolio.

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

     Table 18 summarizes the expected maturities and weighted average effective yields and interest rates associated with Bancorporation's financial instruments. Cash and cash equivalents, federal funds sold, federal funds purchased and securities sold under agreements to repurchase are excluded from Table 18 as their respective carrying values approximate fair values. These financial instruments generally expose Bancorporation to insignificant market risk as they have either no stated maturities or an average maturity of less than 30 days and carry interest rates that approximate market. For further information on the fair value of financial instruments, see Note 16 to the consolidated financial statements.

Table 18: Market Risk Disclosure (Dollars in thousands)



                                                                                                                      Estimated
                                                                                                                     Fair Value
                                       1998           1999         2000         2001         2002      Thereafter   Year-end 1997
                                  -------------- ------------- ------------ ------------ ------------ ------------ --------------
Investment securities:
 Fixed rate amount ..............   $  296,113     $ 265,406     $  2,030     $  2,394     $  1,971     $ 20,495     $  595,744
 Weighted average yield .........         5.86%         5.99%        7.36%        8.16%        7.68%        9.20%             -
Interest-bearing deposits
 in financial institutions:
 Variable rate amount ...........   $    2,500     $   2,500     $  2,700            -            -            -     $    7,857
 Weighted average yield .........         6.55%         6.55%        6.55%           -            -            -              -
Loans:
 Fixed rate amount ..............   $  347,337     $ 205,194     $211,728     $195,157     $156,740     $126,738     $1,342,315
 Weighted average yield .........         8.72%         8.40%        8.29%        8.23%        8.26%        8.62%             -
 Variable rate amount ...........   $   74,083     $  20,830     $ 15,705     $ 14,170     $  9,822     $ 50,933     $  190,456
 Weighted average yield .........         9.04%         9.33%        9.21%        9.18%        9.21%        8.12%             -
Deposits:
 Fixed rate amount ..............   $1,011,703     $ 111,070     $107,544     $ 99,534     $ 97,863     $451,706     $1,944,571
 Weighted average rate ..........         4.44%         3.07%        3.00%        2.83%        2.78%        2.19%             -
Long-term debt:
 Variable rate amount ...........   $    2,500     $   2,500     $  9,483            -            -            -     $   16,095
 Weighted average rate ..........         8.15%         8.15%        6.99%           -            -            -              -

EARNINGS AND BALANCE SHEET ANALYSIS - 1996 COMPARED TO 1995 (Dollars in thousands)


     Net income was $18,954 for the year ended December 31, 1996, up 50.93% from $12,558 earned for the year ended December 31, 1995. Earnings per share was $20.02 compared to $13.13 in 1995. Return on average assets was 1.04% in 1996 compared to .76% for 1995.
     Net interest income was $76,665 for the year ended December 31, 1996 increasing 18.88% from $64,488 for the year ended December 31, 1995. The net interest margin increased for the year ended December 31, 1996 to 4.62% from 4.38% for the year ended December 31, 1995. The increase in net interest income was due to the increase in net interest margin coupled with greater growth in average earning assets of 12.10% compared to growth in average interest-bearing liabilities of 10.36%
     The provision for loan losses was $4,574 in 1996 compared to the 1995 provision of $2,686. The reserve for loan losses totaled $23,483, equaling 1.85% of gross loans and 770.44% of nonperforming loans compared to 1.90% and 543.50% as of December 31, 1995.
     Average loans increased 17.40% to $1,191,431 as of December 31, 1996 up from $1,014,818 as of December 31, 1995. The majority of growth occurred in the consumer loan portfolio, mostly in one-to-four family residential loans. Investment securities averaged $470,617 as of December 31, 1996 decreasing by $808 or .17% as of December 31, 1995. Average temporary investments in federal funds increased to $17,147 as of December 31, 1996 from $9,009 as of December 31, 1995 and represented 1.01% and .60% of average earning assets in 1996 and 1995, respectively.
     Total deposits averaged $1,570,015 as of December 31, 1996, an increase of $132,573 or 9.22% as of December 31, 1995. Core deposits increased $148,489 or 10.68% to $1,539,415 as of December 31, 1996. The majority of the growth occurred in demand deposits, NOW accounts and certificates of deposits.
     Noninterest income increased 12.96% to $22,257 for the year ended December 31, 1996 compared to $19,704 for the year ended December 31, 1995. Most of the increase in noninterest income was due to an increase in service charges on deposit accounts as the result of growth in the number of deposit accounts and the repricing of charges, along with an increase in net securities transactions of $792. Noninterest expense for the year ended December 31, 1996 amounted to $65,073 representing a 4.67% increase over the year ended December 31, 1995. Intangible assets totaled $19,446 in 1996 which represents a $2,736 increase from $16,710 as of December 31, 1995.
     The average leverage capital ratio was 6.02% as of December 31, 1996, up from 5.64% as of December 31, 1995. Total equity capital equaled 6.81% of total assets as of December 31, 1996 compared to 6.40% as of December 31, 1995.

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

ACCOUNTING AND REGULATORY MATTERS

     In June 1996, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement, which is effective for transactions on or after January 1, 1997, establishes a new framework for accounting for transfers, sales and servicing of financial assets and extinguishments of liabilities. Effective January 1, 1997, Bancorporation adopted SFAS No. 125. Bancorporation now recognizes each of the components of the financial instruments it controls, derecognizes the components of the assets it has surrendered control over, and derecognizes liabilities which it has paid or which have been legally released. The effects of adopting SFAS No. 125 are not material to the consolidated financial statements.
     In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share", which establishes standards for computing and presenting earnings per share ("EPS") by replacing the presentation of primary EPS with a presentation of basic EPS. In addition SFAS No. 128 requires dual presentation of basic and diluted EPS on the face on the income statement and requires a reconciliation of the numerator and denominator of the diluted EPS calculation. Bancorporation has adopted SFAS No. 128 as of December 31, 1997 and it has had no effect on the current or prior periods presented.
     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income", which requires that changes in the amounts of comprehensive income items, currently reported as separate components of equity, be shown in a financial statement, displayed as prominently as other financial statements. The most common components of other comprehensive income include foreign currency translation adjustments, minimum pension liability adjustments and/or unrealized gains and losses on available-for-sale securities. SFAS No. 130 does not require a specific format for the new financial statement, but does require that an amount representing total comprehensive income be reported.
Bancorporation plans to adopt SFAS No. 130 in 1998.
     In June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information", which establishes new standards for business segment reporting. Requirements of SFAS No. 131 include reporting of
(a) financial and descriptive information about reportable operating segments,
(b) a measure of segment profit or loss, certain specific revenue and expense items and segment assets with reconciliations of such amounts to Bancorporation's financial statements and (c) information regarding revenues derived from Bancorporation's products and services, information about major customers and information related to geographic areas. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997 and thus will be adopted by Bancorporation in 1998.
     In February 1998, the FASB issued SFAS No. 132 "Employers' Disclosures about Pensions and Other Postretirement Benefits", an amendment of SFAS Nos. 87, 88 and 106. SFAS No. 132 revises employers' disclosures about pensions and other postretirement benefit plans. It does not change the measurement or recognition of those plans. The statement is effective for fiscal years beginning after December 15, 1997 and will be adopted by Bancorporation in 1998. The effects of adoption are not expected to be material.

YEAR 2000 (Dollars in thousands)


     Bancorporation has recognized the challenges posed by the Year 2000 issues and has completed preliminary work to inventory computer systems, software and equipment containing embedded microchips and performed a risk assessment. Bancorporation has hired an outside consultant to further identify, test and evaluate all systems, service providers and vendors to assure Year 2000 compliance. Bancorporation has established a task force to work with the consultant in reviewing non-mainframe systems and equipment, project planning, risk management and contingency planning. The Year 2000 budget for 1998 is $535. An equal amount or more is expected in 1999, when all testing is scheduled to be completed.

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

SELECTED UNAUDITED QUARTERLY FINANCIAL DATA (Dollars in thousands - except per share data)



                                               First Quarter                         Second Quarter
                                   -------------------------------------- -------------------------------------
                                       1997         1996         1995           1997        1996         1995
                                   ------------ ------------ ------------   ----------- ------------ ------------
 Interest income and fees ........  $  35,292    $  32,198    $  26,965      $  37,097   $  32,686    $  28,762
 Interest expense ................    (15,321)     (14,246)     (12,297)       (15,998)    (13,925)     (13,316)
                                    ---------    ---------    ---------      ---------   ---------    ---------
 Net interest income .............     19,971       17,952       14,668         21,099      18,761       15,446
 Provision for loan losses .......       (997)      (1,020)        (404)        (1,403)     (1,290)      (1,467)
 Noninterest income ..............      5,601        4,872        4,790          5,909       5,270        4,912
 Noninterest expense .............    (17,097)     (15,212)     (15,818)       (18,025)    (15,702)     (15,680)
                                    ---------    ---------    ---------      ---------   ---------    ---------
 Income before income taxes ......      7,478        6,592        3,236          7,580       7,039        3,211
 Applicable income taxes .........     (2,670)      (2,432)      (1,087)        (2,686)     (2,387)      (1,063)
                                    ---------    ---------    ---------      ---------   ---------    ---------
 Net income ......................  $   4,808    $   4,160    $   2,149      $   4,894   $   4,652    $   2,148
                                    =========    =========    =========      =========   =========    =========

 Net income per common share .....  $    5.13    $    4.38    $    2.23      $    5.22   $    4.90    $    2.23
                                    =========    =========    =========      =========   =========    =========


                                               Third Quarter                         Fourth Quarter
                                   ------------------------------------- --------------------------------------
                                       1997        1996         1995           1997         1996         1995
                                   ----------- ------------ ------------   ------------ ------------ ------------
 Interest income and fees ........  $  38,877   $  34,389    $  30,186      $  39,871    $  34,944    $  31,416
 Interest expense ................    (16,829)    (14,574)     (13,782)       (17,326)     (14,807)     (14,132)
                                    ---------   ---------    ---------      ---------    ---------    ---------
 Net interest income .............     22,048      19,815       16,404         22,545       20,137       17,284
 Provision for loan losses .......       (448)     (1,513)      (1,316)        (1,393)        (751)         501
 Noninterest income ..............      6,424       5,571        5,186          6,847        6,544        5,502
 Noninterest expense .............    (18,280)    (17,167)     (15,354)       (19,256)     (16,992)     (15,319)
                                    ---------   ---------    ---------      ---------    ---------    ---------
 Income before income taxes ......      9,744       6,706        4,920          8,743        8,938        7,968
 Applicable income taxes .........     (3,409)     (2,354)      (1,704)        (3,010)      (3,148)      (2,923)
                                    ---------   ---------    ---------      ---------    ---------    ---------
 Net income ......................  $   6,335   $   4,352    $   3,216      $   5,733    $   5,790    $   5,045
                                    =========   =========    =========      =========    =========    =========

 Net income per common share .....  $    6.77   $    4.59    $    3.37      $    6.12    $    6.15    $    5.30
                                    =========   =========    =========      =========    =========    =========


             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

Report of Management
     The consolidated financial statements of First Citizens Bancorporation of South Carolina, Inc. and other financial information presented in the annual report were prepared by management which is responsible for the integrity of the information presented. The statements have been prepared in conformity with generally accepted accounting principles appropriate in the circumstances and include amounts that are based on management's best estimates and judgments.
     Bancorporation's independent accountants, Price Waterhouse LLP, are engaged to provide an objective, independent review as to the fairness of reported operating results and financial condition. They have an understanding of Bancorporation's accounting and financial controls and conduct such tests and related procedures as they deem appropriate to arrive at an opinion on the fairness of the financial statements. Their opinion is included as a part of this annual report. Management has made available to Price Waterhouse LLP all Bancorporation's financial records and related data, as well as the minutes of stockholders' and directors' meetings. Management believes that its representations made to Price Waterhouse LLP during the audit were valid and appropriate.
     Bancorporation maintains accounting and control systems which management believes provide reasonable assurance that financial records are adequate and can be relied upon to permit the preparation of financial statements in conformity with generally accepted accounting principles and that assets are protected from unauthorized use or disposition. Management recognizes the limitations inherent in any system of internal control, as the cost of controls should not exceed the benefits derived. Management believes Bancorporation's system provides an appropriate balance and is adequate to accomplish the objectives discussed herein.
     In order to monitor compliance with its system of controls, Bancorporation maintains an internal audit program that assesses the effectiveness of internal controls and recommends possible improvements thereto. Management has considered the internal auditors' and Price Waterhouse LLP's recommendations concerning Bancorporation's system of internal control and has taken actions that are believed to respond appropriately to these recommendations.
     The Audit Committee of the Board of Directors meets regularly with management, the internal auditors and the independent accountants to review audit scopes, audit reports, and fee arrangements of the independent accountants. Both internal auditors and independent accountants have access to the Audit Committee without any management present in the discussions. Independent accountants are recommended by the Audit Committee for selection by the Board of Directors.
     The management of Bancorporation is committed to a philosophy of high ethical standards in the conduct of its business. Written policies covering conflicts of interest, community affairs, and other subjects are formulated in a Code of Conduct, which is uniformly applicable to all officers and employees of Bancorporation.



Report of Independent Accountants

[Price Waterhouse LLP Logo appears here]



TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

     In our opinion, the accompanying consolidated statement of condition and the related consolidated statements of income, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of First Citizens Bancorporation of South Carolina, Inc. and its subsidiary at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Bancorporation's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



PRICE WATERHOUSE LLP

/s/ Price Waterhouse LLP

Columbia, South Carolina
January 12, 1998

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

Consolidated Statement of Condition
(Dollars in thousands-except par value)


                                                                                                  December 31,
                                                                                           ---------------------------
                                                                                                1997          1996
                                                                                           ------------- -------------
Assets
Cash and due from banks (Note 2) .........................................................  $  126,276    $  103,844
                                                                                            ----------    ----------
Interest-bearing deposits in financial institutions ......................................       7,700        11,300
Investment securities (Note 3):
 Held-to-maturity, at amortized cost (fair value of $558,297 in 1997 and $468,994 in           556,496       467,798
  1996)
 Available-for-sale, at fair value (amortized cost of $11,600 in 1997 and $3,769 in 1996)       31,913        17,653
                                                                                            ----------    ----------
 Total investment securities .............................................................     588,409       485,451
Federal funds sold .......................................................................      11,900             -
Gross loans (Note 4) .....................................................................   1,428,437     1,269,779
 Less: Reserve for loan losses (Note 5) ..................................................     (26,135)      (23,483)
                                                                                            ----------    ----------
Net loans ................................................................................   1,402,302     1,246,296
Premises and equipment (Note 6) ..........................................................      59,788        50,487
Other real estate owned ..................................................................         572           518
Interest receivable ......................................................................      14,561        13,022
Intangible assets (Note 7) ...............................................................      20,527        19,446
Other assets .............................................................................      18,442        17,335
                                                                                            ----------    ----------
  Total Assets ...........................................................................  $2,250,477    $1,947,699
                                                                                            ==========    ==========

Liabilities and Stockholders' Equity
Deposits (Note 8):
 Demand ..................................................................................  $  346,934    $  283,590
 Time and savings ........................................................................   1,532,486     1,377,482
                                                                                            ----------    ----------
Total deposits ...........................................................................   1,879,420     1,661,072
Securities sold under agreements to repurchase ...........................................     184,168       132,891
Long-term debt (Note 11) .................................................................      14,483        10,000
Other liabilities ........................................................................      13,988        11,095
                                                                                            ----------    ----------
  Total Liabilities ......................................................................   2,092,059     1,815,058
                                                                                            ----------    ----------
Commitments and contingencies (Note 14)
Stockholders' Equity (Note 12):
 Preferred stock .........................................................................       3,282         3,282
 Non-voting common stock - $5.00 par value, authorized 1,000,000; issued and outstanding
1997  and 1996 - 36,409 ..................................................................         182           182
 Voting common stock - $5.00 par value, authorized 2,000,000; issued and outstanding 1997
and 1996 - 892,813 .......................................................................       4,464         4,464
 Surplus .................................................................................      55,000        55,000
 Undivided profits .......................................................................      82,287        60,688
 Unrealized gain on investment securities available-for-sale, net of taxes ...............      13,203         9,025
                                                                                            ----------    ----------
  Total Stockholders' Equity .............................................................     158,418       132,641
                                                                                            ----------    ----------
  Total Liabilities and Stockholders' Equity .............................................  $2,250,477    $1,947,699
                                                                                            ==========    ==========


The accompanying notes are an integral part of these financial statements.

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

Consolidated Statement of Income
(Dollars in thousands-except per share data)


                                                                   Year Ended December 31,
                                                           ----------------------------------------
                                                                1997          1996         1995
                                                           ------------- ------------- ------------
Interest income:
 Interest and fees on loans ..............................   $ 118,427     $ 104,351    $  90,486
 Interest on investment securities:
 Taxable .................................................      28,575        26,080       24,093
 Non-taxable .............................................       1,990         2,082        2,013
 Interest-bearing deposits in financial institutions .....         642           809          903
 Federal funds sold.......................................       1,503           895          520
                                                             ---------     ---------    ---------
                                                               151,137       134,217      118,015
Interest expense:
 Deposits (Note 8) .......................................      56,844        51,170       48,026
 Short-term borrowings ...................................       7,762         5,523        4,504
 Long-term debt (Note 11) ................................         868           859          997
                                                             ---------     ---------    ---------
                                                                65,474        57,552       53,527
Net interest income ......................................      85,663        76,665       64,488
Provision for loan losses (Note 5) .......................       4,241         4,574        2,686
                                                             ---------     ---------    ---------
Net interest income after provision for loan losses ......      81,422        72,091       61,802
Noninterest income:
 Service charges on deposit accounts .....................      14,426        12,114       10,662
 Commission and fees from fiduciary activities ...........       1,298           958          792
 Fees for other customer services ........................       2,149         2,330        2,350
 Mortgage servicing ......................................       2,186         2,019        1,974
 Bankcard discount and fees ..............................       2,789         2,334        2,052
 Insurance premiums earned ...............................       1,474         1,125        1,182
 Gain on sale of investment securities ...................          51           792            -
 Other ...................................................         408           585          692
                                                             ---------     ---------    ---------
                                                                24,781        22,257       19,704
Noninterest expense:
 Salaries and employee benefits (Note 13) ................      32,752        28,697       28,298
 Net occupancy expense of premises (Note 6) ..............       4,684         4,050        3,579
 Furniture and equipment expense (Note 6) ................       4,580         3,777        3,838
 Stationery and supplies .................................       1,464         1,406        1,176
 FDIC insurance assessments ..............................         200           870        1,744
 Telephone ...............................................       1,479         1,372        1,260
 Amortization of intangibles (Note 7) ....................       8,650         7,172        5,677
 Bankcard processing fees ................................       2,823         2,337        2,045
 Data processing fees ....................................       5,690         5,270        4,559
 Other ...................................................      10,336        10,122        9,995
                                                             ---------     ---------    ---------
                                                                72,658        65,073       62,171
Income before income taxes ...............................      33,545        29,275       19,335
Applicable income tax expense (Note 9) ...................      11,775        10,321        6,777
                                                             ---------     ---------    ---------
Net income ...............................................   $  21,770     $  18,954    $  12,558
                                                             =========     =========    =========

Net income per common share - Basic (Note 1) .............   $   23.24     $   20.02    $   13.13
                                                             =========     =========    =========

Weighted average common shares outstanding ...............     929,222       938,320      943,533
                                                               =======       =======      =======


The accompanying notes are an integral part of these financial statements.

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

Consolidated Statement of Changes in Stockholders' Equity (Dollars in thousands)


                                                          Non-                                   Unrealized     Total
                                                         Voting   Voting                           Gain On      Stock-
                                             Preferred   Common   Common             Undivided   Investment    holders'
                                               Stock      Stock    Stock   Surplus    Profits    Securities     Equity
                                            ----------- -------- -------- --------- ----------- ------------ -----------
Balance at December 31, 1994 ..............    $3,282    $ 254    $4,464   $55,000   $ 30,765      $ 4,260    $ 98,025
Net income ................................                                            12,558                   12,558
Preferred stock dividends .................                                              (171)                    (171)
Change in unrealized gain on investment
 securities available-for-sale, net of tax                                                           1,674       1,674
                                                                                                   -------    --------
Balance at December 31, 1995 ..............     3,282      254     4,464    55,000     43,152        5,934     112,086
Net income ................................                                            18,954                   18,954
Preferred stock dividends .................                                              (171)                    (171)
Reacquired non-voting common stock ........                (72)                        (1,247)                  (1,319)
Change in unrealized gain on investment
 securities available-for-sale, net of tax                                                           3,091       3,091
                                                                                                   -------    --------
Balance at December 31, 1996 ..............     3,282      182     4,464    55,000     60,688        9,025     132,641
Net income ................................                                            21,770                   21,770
Preferred stock dividends .................                                              (171)                    (171)
Change in unrealized gain on investment
 securities available-for-sale, net of tax                                                           4,178       4,178
                                                                                                   -------    --------
Balance at December 31, 1997 ..............    $3,282    $ 182    $4,464   $55,000   $ 82,287      $13,203    $158,418
                                               ======    =====    ======   =======   ========      =======    ========


The accompanying notes are an integral part of these financial statements.

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

Consolidated Statement of Cash Flows
(Dollars in thousands)

                                                                                               Year Ended December 31,
                                                                                        --------------------------------------
                                                                                            1997         1996         1995
                                                                                        ------------ ------------ ------------
Cash Flows From Operating Activities:
 Net income ...........................................................................  $   21,770   $   18,954   $   12,558
 Adjustments to reconcile net income to net cash provided by operating activities:
 Provision for loan losses ............................................................       4,241        4,574        2,686
 Depreciation and amortization ........................................................      13,289       10,843        9,389
 Accretion of investment securities ...................................................         (94)        (228)        (393)
 Deferred income tax benefit ..........................................................      (1,706)      (2,025)      (1,827)
 Gains on sales of premises and equipment .............................................           -         (126)        (202)
 Decrease (increase) in interest income receivable ....................................          36        1,203       (1,959)
 Decrease in accrued interest payable .................................................         (69)        (502)      (2,162)
 Origination of mortgage loans held-for-resale ........................................     (74,178)     (65,199)     (51,193)
 Proceeds from sales of mortgage loans held-for-resale ................................      79,142       60,650       51,075
 Gains on sales of mortgage loans held-for-resale .....................................        (219)        (174)        (470)
 Gains on sale of securities ..........................................................         (51)        (792)           -
 Increase in other assets .............................................................      (3,195)        (515)      (2,325)
 Increase (decrease) in other liabilities .............................................       1,385       (1,845)          48
                                                                                         ----------   ----------   ----------
 Net Cash Provided By Operating Activities ............................................      40,351       24,818       15,225

Cash Flows From Investing Activities:
 Net increase in loans ................................................................    (153,256)    (130,565)    (165,110)
 Proceeds from maturities of investment securities, held-to-maturity ..................     248,963       47,200      255,581
 Purchases of investment securities, held-to-maturity .................................    (337,516)     (62,975)    (226,690)
 Proceeds from sale of securities, available-for-sale .................................           -        1,048            -
 Purchases of investment securities, available-for-sale ...............................      (7,863)           -            -
 Net decrease in interest-bearing deposits ............................................       3,600        1,375        1,275
 Federal funds sold ...................................................................     (11,900)           -            -
 Proceeds from sales of premises and equipment ........................................       1,135          970          528
 Purchases of premises and equipment ..................................................     (14,011)     (10,044)      (6,202)
 (Increase) decrease in other real estate owned .......................................         (54)         (45)         267
 Increase in intangible assets ........................................................        (663)        (446)      (4,887)
 Purchase of institutions, net of cash acquired .......................................      82,788       65,326         (628)
                                                                                         ----------   ----------   ----------
 Net Cash Used By Investing Activities ................................................    (188,777)     (88,156)    (145,866)

Cash Flows From Financing Activities:
 Net increase in deposits .............................................................     115,269       67,096       88,999
 Increase in federal funds purchased and securities sold under agreements to
 repurchase ...........................................................................      51,277       14,384       42,591
 Increase in long-term debt ...........................................................       6,983            -            -
 Payments on long-term debt ...........................................................      (2,500)      (1,700)      (1,700)
 Cash dividends paid ..................................................................        (171)        (171)        (171)
 Reacquired common stock ..............................................................           -       (1,319)           -
                                                                                         ----------   ----------   ----------
 Net Cash Provided By Financing Activities ............................................     170,858       78,290      129,719

Increase (decrease) in cash and due from banks ........................................      22,432       14,952         (922)
Cash and due from banks at beginning of year ..........................................     103,844       88,892       89,814
                                                                                         ----------   ----------   ----------
Cash and due from banks at end of year ................................................  $  126,276   $  103,844   $   88,892
                                                                                         ==========   ==========   ==========
Supplemental disclosures of cash flow information:
 Interest paid ........................................................................  $   64,090   $   57,302   $   51,366
                                                                                         ==========   ==========   ==========
 Income taxes paid ....................................................................  $   13,599   $   12,640   $    8,793
                                                                                         ==========   ==========   ==========

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



Notes To Consolidated Financial Statements
--------------------------------------------------------------------------------
Note 1 - Summary of Significant Accounting Policies (Dollars in thousands) Nature of Operations:
     First Citizens Bancorporation of South Carolina, Inc. is a bank holding company whose principal subsidiary is First-Citizens Bank and Trust Company of South Carolina ("First Citizens"). First Citizens is chartered under the laws of South Carolina to engage in general banking business. Founded in 1964, First Citizens offers a complete array of services in commercial banking through its 130 offices in 84 communities in South Carolina. First Citizens provides a full range of financial services including accepting deposits, corporate cash management, discount brokerage, IRA plans, trust services and secured and unsecured loans. Trust services provide estate planning, estate and trust administration, IRA trust and personal investment, pension and profit sharing accounts. First Citizens originates and services mortgage loans and provides financing for small businesses.
     The accounting and reporting policies of First Citizens Bancorporation of South Carolina, Inc. and its subsidiary, First-Citizens Bank and Trust Company of South Carolina, reflect industry practices and conform to generally accepted accounting principles in all material respects.

Reclassification:
     Certain amounts in prior years have been reclassified to conform to the 1997 presentation.

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

Significant Estimates:
     In preparing the consolidated financial statements, management is required to make estimates based on available information which can affect the reported amounts of assets and liabilities as of the balance sheet date and revenues and expenses for the related periods. Because of the inherent uncertainties associated with any estimation process and due to possible future changes in market and economic conditions, it is possible that actual future results could differ significantly from the amounts reflected in the consolidated financial statements.

Acquisitions:
     Six branch locations were acquired throughout the year from other financial institutions. Bancorporation acquired deposits of $102,934, loans of $11,707 and goodwill of $9,068 in connection with acquisitions in 1997. In 1996, seven branch locations were acquired from other financial institutions. Deposits of $97,701, loans of $22,352 and goodwill of $9,268 were transferred to Bancorporation in connection with these acquisitions.

Investment Securities:
     Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities", requires that equity securities and debt securities, unless they are intended to be held to maturity, with readily determinable market values be carried at fair value. Bancorporation defines held-to-maturity securities as debt securities, which management has the positive intent and ability to hold to maturity. Held-to-maturity securities are stated at cost, adjusted for amortization of premiums and accretion of discounts. Available-for-sale securities are defined as equity securities and debt securities not classified as trading securities or held-to-maturity securities. Available-for-sale securities are recorded at fair value with unrealized holding gains and losses, net of deferred taxes, reported as a separate component of stockholders' equity. Bancorporation determines the appropriate classification of debt securities at the time of purchase. The cost of securities is based on the specific identification method.

Loans and Reserve for Loan Losses:
     SFAS No. 114, "Accounting by Creditors for Impairment of a Loan", requires loans to be measured for impairment when it is probable that all amounts, including principal and interest, will not be collected in accordance with the contractual terms of the loan agreement. It generally requires impairment to be measured on the basis of discounted expected cash flows. Bancorporation defines impaired loans as nonaccrual loans.
     Loans are recorded at their principal amount outstanding. Interest is accrued and recognized in operating income based upon the principal amount outstanding. Loan origination fees and direct loan origination costs are deferred and amortized over the estimated lives of the related loans as an adjustment to yield. Unamortized net deferred loan origination costs included in loans at December 31, 1997 and 1996 were $303 and $406, respectively.
     In many lending transactions, collateral is obtained to provide an additional measure of security. Generally, the cash flow and earnings power of the borrower represent the primary source of repayment and collateral is considered as an additional safeguard on an acceptable risk. The need for collateral is determined on a case-by-case basis after considering the current and prospective credit worthiness of the borrower, terms of the lending transaction and economic conditions.
     The accrual of interest is generally discontinued, except for installment and credit card loans, when substantial doubt exists as to the collectability of principal and interest or when a loan is 90 days past due as to interest or principal. Generally, accrual of income on installment and credit card loans is discontinued and the loans are charged off after a delinquency of 120 days for unsecured loans and 180 days for secured loans and credit card loans.

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

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

Mortgage Banking Activities:
     Mortgage loans held for sale are stated at the lower of aggregate cost or market, net of discounts and deferred loan fees and are included in net loans in the Consolidated Statement of Condition. Nonrefundable deferred origination fees and costs and discount points collected at loan closing, net of commitment fees paid, are deferred and recognized at the time of sale of the mortgage loans. Gain or loss on sales of mortgage loans is recognized based upon the difference between the selling price and the carrying amount of the mortgage loans sold. Other fees earned during the loan origination process are also included in net gain or loss on sales of mortgage loans.
     Capitalized Mortgage Servicing Rights ("MSRs") are included in intangible assets in the Consolidated Statement of Condition and are amortized based on a method which approximates the proportion of current net servicing revenues to the total estimated net servicing revenues expected to be recognized over the average estimated remaining lives of the underlying loans. Capitalized MSRs are assessed for impairment based on their fair values.
     In June 1996, FASB issued SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement became effective for transactions on or after January 1, 1997 establishing a new framework for accounting for transfers, sales and servicing of financial assets and extinguishments of liabilities. The statement required an entity to recognize each of the components of the financial instruments it controls, derecognize the components of the assets it has surrendered control over and derecognize liabilities which it has paid or been legally released from. The affect of adopting SFAS No. 125 was not material to the consolidated financial statements.

Premises and Equipment:
     Bank premises and equipment are reported at cost less accumulated depreciation. Depreciation is included in noninterest expense over the estimated useful lives of the assets (generally five to twenty five years for buildings and improvements, and three to seven years for furniture and equipment). Leasehold improvements are capitalized and amortized to noninterest expense over the terms of the leases or the estimated useful lives of the improvements, whichever is shorter. Depreciation and amortization are calculated using straight-line and accelerated methods. Maintenance, repairs and minor improvements are included in noninterest expense as incurred. Major improvements are capitalized. Gains or losses upon retirement or other dispositions are included in the results of operations.

Other Real Estate Owned:
     Other real estate owned consists of real property acquired through foreclosure or deed-in-lieu of foreclosure and is carried at the lower of (1) the recorded amount of the loan for which the foreclosed property previously served as collateral, or (2) the current fair value of the property, minus estimated selling costs.
     Subsequent to foreclosure, gains or losses on the sales or the periodic revaluation of other real estate owned are credited or charged to expense. Net costs of maintaining and operating foreclosed properties are expensed as incurred.

Intangible Assets:
     Goodwill and deposit based premiums are recorded when Bancorporation consummates branch acquisitions, based on the difference between the purchase price and the fair value of the assets acquired. Goodwill and deposit based premium amounts are amortized over the expected lives of the related assets using the straight-line method of amortization.

Securities Sold Under Agreements to Repurchase:
     Securities sold under agreements to repurchase represent overnight borrowings with the Bank's customers and are secured by investment securities. The average rate on these borrowings was 4.86%, 4.81% and 5.41% for 1997, 1996 and 1995, respectively.

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

Pension Plan:
     The Bank provides a noncontributory defined benefit pension plan covering substantially all Bank employees. Costs of the plan are funded annually on an actuarial basis to provide the trust fund with assets sufficient to meet the obligation of future benefits to be paid to the plan members. The annual contribution is sufficient to fund the normal plan costs on a current basis and to fund the initial past service liability over forty years.

Earnings Per Share:
     Earnings per share are computed by dividing net income less preferred dividends by the weighted average number of voting and non-voting common shares outstanding. Bancorporation adopted SFAS No. 128, "Earnings Per Share", which establishes standards for computing and presenting earnings per share ("EPS") by replacing the presentation of primary EPS with a presentation of basic EPS. As Bancorporation has no dilutive securities, there is no difference between diluted and basic EPS.

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

--------------------------------------------------------------------------------
Note 2 - Cash and Due From Banks (Dollars in thousands)

     The Bank is required to maintain reserve balances with the Federal Reserve, or in vault cash. As of December 31, 1997, the average required reserve balance was $29,559. Of this amount, $26,243 was met by vault cash and $3,316 was held with the Federal Reserve. Also, at December 31, 1997, approximately $7,170 in cash and due from bank balances was restricted in use as a compensating balance with another financial institution.
--------------------------------------------------------------------------------
Note 3 - Investment Securities (Dollars in thousands)

     Securities with an aggregate par value totaling $383,140 as of December 31, 1997 were pledged to secure public funds deposits, securities sold under agreements to repurchase, and for other purposes as required by law.



                                                                  Gross        Gross     Estimated
                                                   Amortized   Unrealized   Unrealized     Fair
                                                      Cost        Gains       Losses       Value
                                                  ----------- ------------ ------------ ----------
Held-to-Maturity At December 31, 1997:
 U. S. Government obligations:
 Within 1 year ..................................  $259,201      $   363      $ (32)     $259,532
 After 1 year but within 5 years ................   263,514        1,032          -       264,546
                                                   --------      -------      ------     --------
 Total ..........................................   522,715        1,395        (32)      524,078
 State and political subdivisions:
 Within 1 year ..................................     4,854           12          -         4,866
 After 1 year but within 5 years ................     7,876          105          -         7,981
 After 5 years but within 10 years ..............    11,896          274           (4)     12,166
 After 10 years .................................     8,038           41          -         8,079
                                                   --------      -------      -------    --------
 Total ..........................................    32,664          432           (4)     33,092
 Other securities:
 Within 1 year ..................................       145            -           (2)        143
 After 1 year but within 5 years ................       411            -           (4)        407
 After 5 years but within 10 years ..............        50            -           (2)         48
 After 10 years .................................       511           18          -           529
                                                   --------      -------      -------    --------
 Total ..........................................     1,117           18           (8)      1,127
                                                   --------      -------      --------   --------
  Total Held-to-Maturity At December 31, 1997 ...  $556,496      $ 1,845      $ (44)     $558,297
                                                   ========      =======      =======    ========
Available-for-Sale at December 31, 1997:
Marketable equity securities ....................  $ 11,600      $20,313      $   -      $ 31,913
                                                   --------      -------      -------    --------
  Total Available-for-Sale At December 31, 1997 .  $ 11,600      $20,313      $   -      $ 31,913
                                                   ========      =======      =======    ========
Held-to-Maturity at December 31, 1996:
 U. S. Government obligations:
 Within 1 year ..................................  $228,451      $   473      $ (87)     $228,837
 After 1 year but within 5 years ................   197,985          541       (271)      198,255
                                                   --------      -------      -------    --------
 Total ..........................................   426,436        1,014       (358)      427,092
 State and political subdivisions:
 Within 1 year ..................................     4,087            5          -         4,092
 After 1 year but within 5 years ................    11,233          162          -        11,395
 After 5 years but within 10 years ..............    14,889          306          -        15,195
 After 10 years .................................     9,535           68           (2)      9,601
                                                   --------      -------      --------   --------
 Total ..........................................    39,744          541           (2)     40,283
 Other securities:
 Within 1 year ..................................       100            -          -           100
 After 1 year but within 5 years ................       746            -           (9)        737
 After 5 years but within 10 years ..............        69            -           (1)         68
 After 10 years .................................       703           14           (3)        714
                                                   --------      -------      --------   --------
 Total ..........................................     1,618           14        (13)        1,619
                                                   --------      -------      -------    --------
  Total Held-to-Maturity at December 31, 1996 ...  $467,798      $ 1,569      $(373)     $468,994
                                                   ========      =======      =======    ========
Available-for-Sale at December 31, 1996:
Marketable equity securities ....................  $  3,769      $13,884      $   -      $ 17,653
                                                   --------      -------      -------    --------
  Total Available-for-Sale at December 31, 1996 .  $  3,769      $13,884      $   -      $ 17,653
                                                   ========      =======      =======    ========

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

--------------------------------------------------------------------------------
Note 4 - Loans (Dollars in thousands)

     Gross loans are composed of the following:



                                                              December 31,
                                                      ---------------------------
                                                           1997          1996
                                                      ------------- -------------
         Real estate - construction .................  $   23,837    $   18,228
         Real estate - mortgage .....................     889,637       791,949
         Installment loans to individuals ...........     356,612       337,589
         Commercial, financial and agricultural .....     158,351       122,013
                                                       ----------    ----------
          Total .....................................  $1,428,437    $1,269,779
                                                       ==========    ==========

--------------------------------------------------------------------------------
Note 5 - Reserve For Loan Losses (Dollars in thousands)

     At December 31, 1997 and 1996, loans that were considered to be impaired under SFAS No. 114 totaled $5,228 and $5,309, respectively.
     Activity in the reserve for loan losses is summarized as follows:


                                                               December 31,
                                                     --------------------------------
                                                        1997       1996       1995
                                                     ---------- ---------- ----------
Balance at beginning of year .......................  $ 23,483   $ 21,153   $ 19,249
Loans charged off ..................................    (3,291)    (3,354)    (1,954)
Recoveries on loans previously charged off .........     1,702      1,110        875
Provision for loan losses ..........................     4,241      4,574      2,686
Reserves related to acquisitions ...................         -          -        297
                                                      --------   --------   --------
Balance at end of year .............................  $ 26,135   $ 23,483   $ 21,153
                                                      ========   ========   ========

--------------------------------------------------------------------------------
Note 6 - Premises and Equipment (Dollars in thousands)

     Premises and equipment are summarized as follows:


                                                                 December 31,
                                                           -------------------------
                                                               1997         1996
                                                           ------------ ------------
         Land ............................................  $  17,978    $  13,862
         Buildings and improvements ......................     41,312       37,182
         Furniture and equipment .........................     27,574       24,907
         Leasehold improvements ..........................      1,109          724
         Construction in progress ........................      8,541        7,155
                                                            ---------    ---------
          Total ..........................................     96,514       83,830
         Less: Accumulated depreciation and amortization .    (36,726)     (33,343)
                                                            ---------    ---------
          Total premises and equipment ...................  $  59,788    $  50,487
                                                            =========    =========

     Expenses related to depreciation and amortization of $4,577 in 1997, $3,666 in 1996 and $3,712 in 1995 are included in noninterest expense.

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

--------------------------------------------------------------------------------
Note 7 - Intangible Assets (Dollars in thousands)

     Intangible assets include the following:


                                                    Deposit   Mortgage
                                                     Based    Servicing
                                        Goodwill   Premiums    Rights      Total
                                       ---------- ---------- ---------- ----------
Balance at December 31, 1995 .........  $  9,801   $  4,234   $  2,675   $ 16,710
 Additions ...........................     9,268          -        640      9,908
 Amortization ........................    (4,143)    (1,957)    (1,072)    (7,172)
                                        --------   --------   --------   --------
Balance at December 31, 1996 .........    14,926      2,277      2,243     19,446
                                        --------   --------   --------   --------
 Additions ...........................     9,068          -        663      9,731
 Amortization ........................    (6,181)    (1,681)      (788)    (8,650)
                                        --------   --------   --------   --------
Balance at December 31, 1997 .........  $ 17,813   $    596   $  2,118   $ 20,527
                                        ========   ========   ========   ========

--------------------------------------------------------------------------------
Note 8 - Deposits (Dollars in thousands)

     Deposits and related interest expense are summarized as follows:


                                                                 Deposits                 Interest Expense
                                                               December 31,            Year Ended December 31,
                                                        --------------------------- -----------------------------
                                                             1997          1996        1997      1996      1995
                                                        ------------- ------------- --------- --------- ---------
Demand ................................................  $  346,934    $  283,590          -         -         -
Savings:
 NOW accounts .........................................     453,291       388,673    $ 7,847   $ 6,999   $ 7,362
 Market Rate accounts .................................     281,679       268,070      9,234     8,224     8,139
 Other ................................................      16,239        18,125        443       481       501
Time:
 Certificates of deposit in excess of $100 thousand....     134,336       121,657      6,791     5,938     5,302
 Other certificates of deposit ........................     646,941       580,957     32,529    29,528    26,722
                                                         ----------    ----------    -------   -------   -------
 Total ................................................  $1,879,420    $1,661,072    $56,844   $51,170   $48,026
                                                         ==========    ==========    =======   =======   =======

--------------------------------------------------------------------------------
Note 9 - Income Tax Expense (Dollars in thousands)

     The components of consolidated income tax expense are as follows:


                                         Year Ended December 31,
                                    ---------------------------------
                                       1997       1996        1995
                                    ---------- ---------- -----------
Taxes currently payable:
 Federal ..........................  $ 12,570   $ 11,546   $  8,065
 State ............................       911        800        539
                                     --------   --------   --------
                                       13,481     12,346      8,604
Deferred income taxes:
 Federal ..........................    (1,835)    (2,121)    (1,904)
 State ............................       129         96         77
                                     --------   --------   --------
                                       (1,706)    (2,025)    (1,827)
                                     --------   --------   --------
 Total Income Tax Expense .........  $ 11,775   $ 10,321   $  6,777
                                     ========   ========   ========

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

     The significant components of Bancorporation's deferred tax liabilities and assets recorded pursuant to SFAS No. 109, and included in "Other assets" in the Consolidated Statement of Condition, are as follows:


                                                                                December 31,
                                                                        -----------------------------
                                                                           1997      1996      1995
                                                                        --------- --------- ---------
Deferred tax liabilities:
 Tax depreciation over book ...........................................  $   534   $   366   $  309
 Interest income, accretion recorded for book, not tax until realized .      202       156      171
 Deferred loan fees and costs .........................................      106       142      325
 Pension costs for tax greater than book ..............................    1,461     1,132      853
 Prepaid FDIC insurance premium .......................................       47        37       46
 Mark-to-market of equity securities ..................................    7,110     4,858    2,075
 Other, net ...........................................................      399       334      247
                                                                         -------   -------   ------
 Total deferred tax liabilities .......................................    9,859     7,025    4,026
Deferred tax assets:
 Allowance for loan losses ............................................    9,124     8,157    7,285
 Tax net operating loss carryforwards .................................      431       589      723
 Employee severance and retirement benefits ...........................      133       215      365
 Book amortization over tax ...........................................    4,101     2,697    1,236
 Other, net ...........................................................      504       347      253
                                                                         -------   -------   ------
 Gross deferred tax assets ............................................   14,293    12,005    9,862
 Less deferred tax asset valuation allowance ..........................        -         -     (135)
                                                                         -------   -------   ------
 Total deferred tax assets ............................................   14,293    12,005    9,727
                                                                         -------   -------   ------
 Net deferred tax asset ...............................................  $ 4,434   $ 4,980   $5,701
                                                                         =======   =======   ======

     Total income tax expense differs from the amount of income tax determined by applying the U. S. statutory federal income tax rate (35%) to pretax income as a result of the following differences:


                                                            Year Ended December 31,
                                                        -------------------------------
                                                           1997       1996       1995
                                                        ---------- ---------- ---------
Tax expense at statutory rate .........................  $11,741    $10,246    $6,767
Increase (decrease) in taxes resulting from:
 Non-taxable interest on investments ..................     (819)      (832)     (925)
 State income taxes, net of federal income tax benefit       676        896       616
 Other, net ...........................................      177         11       319
                                                         -------    -------    ------
                                                         $11,775    $10,321    $6,777
                                                         =======    =======    ======

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

--------------------------------------------------------------------------------
Note 10 - Mortgage Servicing Activity (Dollars in thousands)

     Bancorporation's mortgage servicing portfolio approximated $634,876 and $575,100 at December 31, 1997 and 1996, respectively. Fiduciary funds of approximately $4,800 and $6,400 at December 31, 1997 and 1996, respectively, are segregated in trust accounts on deposit with Bancorporation. Loans serviced for unrelated third parties are not included in the accompanying consolidated financial statements.
     Bancorporation has issued mortgage-backed securities guaranteed by GNMA under the provisions of the National Housing Act. The issuance of these securities, and the simultaneous placement of the related mortgages in trust, have been accounted for as sales of the related mortgages. The outstanding balances of the securities and the related mortgages held in trust, $12,300 and $15,200 at December 31, 1997 and 1996, respectively, are not considered to be assets or liabilities of Bancorporation and, accordingly, are not included in the consolidated financial statements.

--------------------------------------------------------------------------------
Note 11 - Long-Term Debt (Dollars in thousands)

     The outstanding balance of the term loan was $7,500 and $10,000 at December 31, 1997 and 1996, respectively. The term loan agreement is with an unrelated financial institution and provides an interest rate indexed to prime with a floor of 7.25% and a ceiling of 12.00%, provided Bancorporation complies with the provisions and covenants of the term loan agreement. At December 31, 1997, Bancorporation was in compliance with such provisions and covenants and the rate on the term loan was 8.15%. As described in Note 2, Bancorporation maintains a compensating balance with another financial institution related to this loan.
     A committed unsecured revolving line of credit was established in 1997 with an unrelated financial institution and provides an interest rate indexed to the London Interbank Offered Rate ("LIBOR") plus 70 basis points. This line of credit contains certain restrictive covenants including limits on indebtedness, encumbrances, dividends and minimum net worth. Bancorporation was in compliance with the covenants at December 31, 1997. The line of credit outstanding at December 31, 1997 was $6,983. The line of credit expires and is payable on August 14, 2000.
     Principal maturities of the term loan and line of credit for years subsequent to December 31, 1997 are as follows:


  1998 ...........  $ 2,500
  1999 ...........    2,500
  2000 ...........    9,483
                    -------
  Total ..........  $14,483
                    =======

--------------------------------------------------------------------------------
Note 12 - Stockholders' Equity (Dollars in thousands, except per share data)

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

                     Par or Stated Value
           ----------------------------------------                                           Cash
                         Total at December 31,          Authorized and Outstanding          Dividend
                         ---------------------        ------------------------------    Per Share 1997
Series      Share      1997       1996       1995       1997       1996       1995      1996 and 1995
--------   -------   --------   --------   --------   --------   --------   --------   ---------------
    A       $ 50      $  415     $  415     $  415      8,305      8,305      8,305        $  2.50
    B         50         590        590        590     11,810     11,810     11,810           2.50
    C         20         136        136        136      6,794      6,794      6,794           2.00
    E        200         105        105        105        525        525        525          10.00
    F         50       1,612      1,612      1,612     32,221     32,221     32,221           2.50
    G         50         424        424        424      8,477      8,477      8,477           2.50
                      ------     ------     ------
                      $3,282     $3,282     $3,282
                      ======     ======     ======

     The Bank must obtain written approval from the South Carolina Board of Financial Institutions prior to payment of dividends. Bancorporation's dividends may be restricted by the requirements of the term loan agreement described in
Note 11 which requires that the Bank maintain a regulatory leverage capital ratio of 4.00%. At December 31, 1997, the Bank's leverage capital ratio was 6.28%.

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

--------------------------------------------------------------------------------
Note 13 - Employee Benefits (Dollars in thousands)

     The Bank has a noncontributory defined benefit pension plan which covers substantially all of its employees. Retirement benefits under the plan are based on an employee's length of service and highest average annual compensation for five consecutive years during the last ten years of employment. Contributions to the plan are based upon the projected unit credit actuarial funding method and are limited to the amounts that are currently deductible for tax reporting purposes.
     The following table sets forth the plan's status at December 31:


                                                                             1997          1996
                                                                        ------------- -------------
Actuarial present value of benefit obligations:
 Accumulated benefit obligations, including vested benefits ...........   $  18,213     $  16,775
                                                                          =========     =========
Projected benefit obligation for service rendered to date .............   $ (23,298)    $ (21,459)
Plan assets at fair value, primarily U. S. Government obligations .....      27,575        22,731
                                                                          ---------     ---------
Projected benefit obligation in excess of plan assets .................       4,277         1,272
 Unrecognized prior service cost ......................................       1,019         1,220
 Unrecognized net (gain) loss .........................................      (2,025)          173
                                                                          ---------     ---------
Pension asset recorded in Consolidated Statement of Condition .........   $   3,271     $   2,665
                                                                          =========     =========

     The following table sets forth the components of pension expense recognized in Bancorporation's consolidated financial statements:


                                              1997          1996          1995
                                          -----------   -----------   -----------
Service costs .........................    $  1,038      $    989      $  1,058
Interest costs ........................       1,651         1,512         1,471
Return on plan assets .................      (3,873)       (2,067)       (2,318)
Net amortization and deferral .........       2,050           571         1,165
                                           --------      --------      --------
 Net pension expense ..................    $    866      $  1,005      $  1,376
                                           ========      ========      ========

     The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.75% for December 31, 1997 and 1996, respectively. The rate of increase in future compensation used was 5.00% for December 31, 1997 and 1996, respectively. The related expected long-term rate of return on plan assets was 8.50% for 1997 and 1996.
     The Bank has a contributory savings plan covering full-time employees who elect to participate. The Bank matches 100% of the employees' contribution of up to 3% of compensation and 50% of the employees' contribution of 4% to 6% of compensation. The matching funds contributed by the Bank are 100% vested immediately. Matching contributions provided by the Bank were $900 in 1997, $795 in 1996 and $742 in 1995 and are included in salaries and employee benefits expense. Bancorporation does not presently offer any postretirement benefits other than pensions.

--------------------------------------------------------------------------------
Note 14 - Commitments, Contingencies and Financial Instruments With Off-Balance Sheet Risk (Dollars in thousands)

     Bancorporation does not hold any derivative financial instruments. Financial instruments with off-balance sheet risk include commitments to extend credit, standby letters of credit and commitments on mortgage loans held-for-resale (See Note 16). Generally, Bancorporation charges a fee to the customer to extend these commitments as part of its normal banking activities. These fees are initially deferred and included in loans in the Consolidated Statement of Condition. Ultimately, such fees are recorded as an adjustment of yield over the related loan's life or, if the commitment expires unexercised, recognized in income upon expiration of the commitment.
     A summary of the significant financial instruments with off-balance sheet risk is as follows:


                                                            Contract Amount at
                                                               December 31,
                                                          -----------------------
                                                              1997        1996
                                                          ----------- -----------
         Commitments to extend credit ...................  $284,718    $268,476
         Letters of credit and financial guarantees .....     2,503       1,988
                                                           --------    --------
          Total .........................................  $287,221    $270,464
                                                           ========    ========

     Commitments to extend credit are agreements to lend to a borrower as long as there are no violations of any conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitments do not necessarily represent future cash requirements. Bancorporation evaluates each borrower's credit worthiness on a case-by-case basis using the same credit policies for on-balance sheet financial instruments. The amount of collateral obtained, if deemed necessary upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, and income producing property.
     Letters of credit and financial guarantees are conditional commitments issued by Bancorporation to guarantee the performance of a borrower to a third party. The evaluations of credit worthiness, consideration of need for collateral, and credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to borrowers.

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

     Most of Bancorporation's business activity is with customers located in South Carolina. A significant economic downturn in South Carolina could have a material adverse impact on the operations of Bancorporation. As of December 31, 1997, Bancorporation had no other significant concentrations of credit risk in the loan portfolio.
     Bancorporation is a defendant in litigation arising out of normal banking activities. In the opinion of management and Bancorporation's counsel, the ultimate resolution of these matters will not have a material effect on Bancorporation's financial position or results of operations.
     Substantially all furniture and equipment and most premises used to conduct operations are owned by Bancorporation. Bancorporation leases (only under operating leases) certain premises, land upon which branch facilities are located, and land used for parking. The leases expire over the next 21 years, and most contain renewal options from 5 to 25 years. Certain leases provide for periodic rate negotiation or escalation. The leases generally provide for payment of property taxes, insurance and maintenance costs by Bancorporation. Future minimum rental payments required under Bancorporation's noncancellable leases are aggregated as follows:


1998 .........................  $  453
1999 .........................     399
2000 .........................     357
2001 .........................     231
2002 .........................     153
Later years ..................     251
                                ------
  Total ......................  $1,844
                                ======

     Rental expense, including month-to-month leases, reported in noninterest expense was $528, $404 and $353 for the years ended December 31, 1997, 1996 and 1995, respectively. There are no contingent rentals, and the expense was offset by sublease rental income of $850, $926 and $700 for the years ended December 31, 1997, 1996 and 1995, respectively.

--------------------------------------------------------------------------------
Note 15 - Related Party Transactions (Dollars in thousands)

     Bancorporation has had, and expects to have in the future, transactions in the ordinary course of business with its directors, officers, principal stockholders and their associates on substantially the same terms (including interest rates and collateral on loans) as those prevailing for comparable transactions with others. However, subject to the completion of length of service requirements and credit approval, all employees (except executive officers) are eligible to receive reduced interest rates on extensions of credit. These transactions do not involve more than the normal risk of collectability.
     Aggregate balances and activity related to extensions of credit to officers, directors, principal stockholders and their associates were as follows:

                                                    1997
                                                 ---------
         Balance at beginning of year ..........  $5,875
         New loans and additions ...............     555
         Payments and other deductions .........    (490)
                                                  ------
         Balance at end of year ................  $5,940
                                                  ======

     During 1996, Bancorporation renewed a contract with First-Citizens Bank & Trust Company, Raleigh, North Carolina for the purpose of out-sourcing data processing services to include items processing, deposits, loans, general ledger statement rendering, postage reimbursement and other miscellaneous functions. Total expenses incurred under this contract totaled $6,306, $5,757 and $5,511 for the years ended December 31, 1997, 1996 and 1995, respectively. The current contract expires December 31, 1997 and another contract will be negotiated in early 1998. Bancorporation has a correspondent banking relationship with First-Citizens Bank & Trust Company, Raleigh, North Carolina, which also acts as an investment custodian. Fees paid for this service were minimal for 1997, 1996 and 1995.

--------------------------------------------------------------------------------
Note 16 - Disclosure of Fair Value of Financial Instruments (Dollars in thousands)

     SFAS No. 107, "Disclosure About Fair Value of Financial Instruments" extends existing fair value disclosure practices for some instruments by requiring entities to disclose the fair value of financial instruments, both assets and liabilities, recognized and not recognized in the balance sheet.
     For Bancorporation, approximately 95% of its assets and liabilities are considered financial instruments, as defined in SFAS No. 107. Many of Bancorporation's financial instruments, however, lack an available trading market as characterized by a willing buyer and willing seller engaging in an exchange transaction. It is not the intent of Bancorporation to liquidate and therefore realize the difference between market value and carrying value and, even if it were, there is no assurance that the estimated market values could be realized. Therefore, significant estimates and present value calculations were used by Bancorporation for the purposes of this disclosure. Such estimates involve judgments as to economic conditions, risk characteristics and future expected loss experience of various financial instruments and other factors that cannot be determined with precision. Thus the information presented is not particularly relevant to predicting Bancorporation's future earnings or cash flow.
     Following is a description of the methods and assumptions used to estimate the fair value of each class of Bancorporation's financial instruments:

Cash and short-term investments:
     The carrying value is a reasonable estimation of fair value.

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

Investment securities:
     Fair value is based upon quoted market prices, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans:
     For certain homogeneous categories of loans such as residential mortgages, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value for other types of loans is estimated by discounting the expected future cash flows using Bancorporation's current interest rates at which loans would be made to borrowers with similar credit risk. The fair value of nonaccruing loans was estimated by discounting expected future cash flows utilizing rates of returns, adjusted for credit risk and servicing cost commensurate with a portfolio of nonaccruing loans.

Deposits:
     The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

Federal funds purchased and securities sold under agreements to repurchase: The carrying value is a reasonable estimation of fair value.

Long-term debt:
     Rates currently available to Bancorporation for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

Commitments to extend credit and standby letters of credit:
     The fair value of commitments and letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them with the counterparties at the reporting date.
     SFAS No. 107 requires entities to disclose the fair value of off-balance sheet financial instruments for which it is practical to estimate fair value. The fair values of commitments to extend credit and standby letters of credit are generally based upon fees charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. The estimated fair value of the Bank's off-balance sheet commitments is nominal since the committed rates approximate current rates offered for commitments with similar rate and maturity characteristics and since the estimated credit risk associated with such commitments is not significant.
     The carrying amounts and estimated fair values of Bancorporation's financial instruments are as follows:


                                                                     December 31, 1997         December 31, 1996
                                                                 ------------------------- -------------------------
                                                                                Estimated                 Estimated
                                                                   Carrying       Fair       Carrying       Fair
                                                                    Amount        Value       Amount        Value
                                                                 ------------ ------------ ------------ ------------
Financial assets:
 Cash and federal funds sold ...................................  $  138,176   $  138,176   $  103,844   $  103,844
 Interest-bearing deposits in financial institutions ...........       7,700        7,857       11,300       12,603
 Investment securities .........................................     588,409      595,744      485,451      499,751
 Loans .........................................................   1,428,437    1,532,771    1,269,779    1,421,021

Financial liabilities:
 Deposits ......................................................   1,879,420    1,944,571    1,661,072    1,754,946
 Federal funds purchased and securities sold under agreements to
 repurchase ....................................................     184,168      184,168      132,891      132,891
 Long-term debt ................................................      14,483       16,095       10,000       10,752

--------------------------------------------------------------------------------
Note 17 - Capital Matters (Dollars in thousands)

     Bancorporation is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on Bancorporation's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Bancorporation must meet specific capital guidelines that involve quantitative measures of Bancorporation's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Bancorporation's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.
     Quantitative measures established by regulation to ensure capital adequacy require Bancorporation to maintain minimum amounts and ratios of Total and Tier I capital to risk weighted assets, and of Tier I capital to average assets. Management believes, as of December 31, 1997, that Bancorporation meets all capital adequacy requirements to which it is subject.
     To be categorized as well-capitalized, Bancorporation must maintain minimum Total risk-based and Tier I risk-based ratios as set forth in the following table. There are no conditions or events subsequent to December 31, 1997, that would change Bancorporation's category.

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.


                                                                                             To Be Well
                                                                                         Capitalized Under
                                                                     For Capital         Prompt Corrective
                                               Actual             Adequacy Purposes      Action Provisions
                                       ----------------------- ----------------------- ----------------------
                                          Amount    Ratio (%)     Amount    Ratio (%)     Amount    Ratio (%)
                                       ----------- ----------- ----------- ----------- ----------- ----------
As of December 31, 1997:
Total capital to risk weighted assets
 Bancorporation ......................  $146,453       10.49    $111,665   > 8.00       $139,581      >10.00
                                                                           -                          -
 Bank ................................   145,855       10.65     109,605   > 8.00        137,006      >10.00
                                                                           -                          -
Tier I capital to risk weighted assets
 Bancorporation ......................   127,398        9.13      55,833   > 4.00         83,749       >6.00
                                                                           -                          -
 Bank ................................   128,618        9.39      54,802   > 4.00         82,204       >6.00
                                                                           -                          -
Tier I capital to average assets
 Bancorporation ......................   127,398        6.21      86,568   > 4.00        108,210       >5.00
                                                                           -                          -
 Bank ................................   128,618        6.28      85,600   > 4.00        107,000       >5.00
                                                                           -                          -
As of December 31, 1996:
Total capital to risk weighted assets
 Bancorporation ......................  $126,846       10.39    $ 97,656   > 8.00       $122,070      >10.00
                                                                           -                          -
 Bank ................................   126,881       10.52      96,461   > 8.00        120,576      >10.00
                                                                           -                          -
Tier I capital to risk weighted assets
 Bancorporation ......................   108,606        8.90      48,828   > 4.00         73,242       >6.00
                                                                           -                          -
 Bank ................................   111,705        9.26      48,230   > 4.00         72,346       >6.00
                                                                           -                          -
Tier I capital to average assets
 Bancorporation ......................   108,606        6.02      72,199   > 4.00         90,248       >5.00
                                                                           -                          -
 Bank ................................   111,705        6.19      72,126   > 4.00         90,157       >5.00
                                                                           -                          -

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

--------------------------------------------------------------------------------
Note 18 - Bancorporation (Parent Company only) Information (Dollars in thousands)

     Bancorporation's principal asset is its investment in its wholly-owned subsidiary, the Bank, and its principal source of income is dividends from the Bank. The approval of the South Carolina State Board of Financial Institutions is required for any dividends declared by a state bank.
     Bancorporation's condensed balance sheet and the related condensed statements of income and of cash flows are as follows:

BALANCE SHEET DATA

                                                            December 31,
                                                      -----------------------
                                                          1997        1996
                                                      ----------- -----------
Assets:
 Cash ...............................................  $  1,063    $  1,177
 Investment in the Bank .............................   147,026     128,907
 Other assets .......................................    32,020      17,776
                                                       --------    --------
 Total Assets .......................................  $180,109    $147,860
                                                       ========    ========
Liabilities and Stockholders' Equity:
 Long-term debt .....................................  $ 14,482    $ 10,000
 Other liabilities ..................................     7,209       5,221
 Stockholders' equity ...............................   158,418     132,639
                                                       --------    --------
 Total Liabilities and Stockholders' Equity .........  $180,109    $147,860
                                                       ========    ========

INCOME STATEMENT DATA

                                                                                        Year Ended December 31,
                                                                                 -------------------------------------
                                                                                     1997         1996         1995
                                                                                 ------------ ------------ -----------
Income:
 Dividend income from the Bank .................................................   $  3,963     $2,249       $ 6,201
 Other .........................................................................        341      1,036           296
                                                                                   --------     ------       -------
                                                                                      4,304      3,285         6,497
Expenses:
 Interest ......................................................................        868        859           997
 Other .........................................................................         79         22            29
                                                                                   --------     ------       -------
                                                                                        947        881         1,026
                                                                                   --------     ------       -------
 Income before equity in undistributed earnings of the Bank and income taxes ...      3,357      2,404         5,471
 Equity in undistributed earnings of the Bank ..................................     18,120     16,549         6,751
                                                                                   --------     ------       -------
Income before income taxes .....................................................     21,477     18,953        12,222
Applicable income tax benefit ..................................................       (293)        (1)         (336)
                                                                                   --------     ---------    -------
Net income .....................................................................   $ 21,770     $18,954      $12,558
                                                                                   ========     ========     =======

CASH FLOWS DATA



                                                                1997         1996        1995
                                                            ------------ ------------ ----------
Cash Flows From Operating Activities:
 Net income ...............................................  $  21,770    $  18,954    $ 12,558
 Adjustments to reconcile net income to net
 cash used in (provided by) operating activities:
  Equity in undistributed earnings of the Bank ............    (18,120)     (16,549)     (6,751)
  Decrease (increase) in other assets .....................     (7,815)         318         (28)
  Increase (decrease) in other liabilities ................       (261)         190         (16)
                                                             ---------    ---------    --------
  Net Cash Used In (Provided By) Operating Activities .....     (4,426)       2,913       5,763
Cash Flows From Financing Activities:
  Repayments of term loan .................................     (2,500)      (1,700)     (1,700)
  Purchase of stock .......................................          0       (1,319)     (3,882)
  Cash dividends paid .....................................       (171)        (171)       (171)
  Increase in long-term debt ..............................      6,983            -           -
                                                             ---------    ---------    --------
  Net Cash Used In (Provided By) Financing Activities .....      4,312       (3,190)     (5,753)
                                                             ---------    ---------    --------
Increase (decrease) in cash ...............................       (114)        (277)         10
Cash at beginning of year .................................      1,177        1,454       1,444
                                                             ---------    ---------    --------
Cash at end of year .......................................  $   1,063    $   1,177    $  1,454
                                                             =========    =========    ========
Supplemental disclosure of cash flow information:
 Interest paid ............................................  $     851    $     888    $  1,018
                                                             =========    =========    ========

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

First Citizens
Bancorporation
Board of Directors
(Directors of First Citizens Bank
are identical to those of First Citizens
Bancorporation)

Jim Apple* **
President
First Citizens Bancorporation of South Carolina, Inc.
President
First Citizens Bank and Trust Company of
        South Carolina, Columbia

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

Thomas E. Brogdon
Consultant
First Citizens Bank and Trust Company of
        South Carolina, Lancaster

Laurens W. Floyd***
President
Dillon Provision Company, Inc., Dillon

William E. Hancock, III
President
Hancock Buick Company, Columbia

Robert B. Haynes
Vice President and Secretary
C. W. Haynes and Company, Inc., Columbia

Wycliffe E. Haynes
Vice President and Treasurer
C. W. Haynes and Company, Inc., Columbia

Lewis M. Henderson***
Tourville, Simpson and Henderson, CPAs,
        Columbia

Carmen P. Holding
Atlanta, GA

Frank B. Holding* **
Vice Chairman
First Citizens Bancorporation of South Carolina, Inc.
Vice Chairman
First Citizens Bank and Trust Company of
        South Carolina
Executive Vice Chairman
First Citizens BancShares, Inc.
Executive Vice Chairman
First Citizens Bank and Trust Company,
        Smithfield, NC

Dan H. Jordan
Farmer, Nichols

E. Hite Miller, Sr.* **
Chairman
First Citizens Bancorporation of South Carolina, Inc.
Chairman
First Citizens Bank and Trust Company of
        South Carolina, Columbia

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

First Citizens Bancorporation
Executive Officers
E. Hite Miller, Sr.
Chairman/Chief Executive Officer

Frank B. Holding
Vice Chairman

Jim B. Apple
President/Chief Operating Officer

Jay C. Case
Treasurer/Chief Financial Officer

E. W. Wells
Secretary





Directors of Wateree
Life Insurance Company
Jay C. Case
President
Wateree Life Insurance Company
Treasurer and Chief Financial Officer
First Citizens Bancorporation of South Carolina, Inc.
Executive Vice President and Controller
First Citizens Bank and Trust Company of South Carolina

Frank B. Holding
Vice Chairman
First Citizens Bank and Trust Company of South Carolina

C. W. Jones
Senior Vice President
First Citizens Bank and Trust Company of South Carolina

Linda C. Kidd
Vice President
First Citizens Bank and Trust Company of South Carolina

William E. Sellars
President
C. W. Haynes and Company, Inc.





Officers of Wateree Life
Insurance Company
Jay C. Case
President

Ed L. Prosser
Vice President

Linda C. Kidd
Vice President/Treasurer

Carol W. Stevens
Secretary


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

Janis B. Summers
Senior Vice President/Mortgage Lending Director

Mike E. Toole
Audit and Security Services Director

E. W. Wells
Senior Vice President/Secretary


DEPARTMENT HEADS AND
GROUP EXECUTIVES
Auditing
Mike E. Toole
Audit and Security Services Director

Central Operations
J. Ronald Black
Senior Vice President/Central Operations Director

Commercial Loan
Charles D. Cook
Senior Vice President/Commercial Lending Director

Commercial Credit Review
Richard O. Westfall
Senior Vice President/Credit Review Director

Community Banking
James A. Bennett
Senior Vice President/Community Banking Director

Compliance
K. Gail Askins-Cole
Senior Vice President/Compliance Director

Consumer Loan
Ed L. Prosser
Senior Vice President/Consumer Lending Director

Controller
Jay C. Case
Executive Vice President/Controller
Corporate Secretary
E. W. Wells
Senior Vice President/Corporate Secretary

Executive Projects
Laura W. Messer
Senior Vice President/Executive Projects/Analysis

Financial Services
James R. Stevens
Senior Vice President/Financial Services Director

Group Executives
David Barnett
Senior Vice President

Bernard L. Duke
Senior Vice President

Jerry M. Williams
Senior Vice President

Human Resources
Carnie P. Hipp, Jr.
Senior Vice President/Human Resources Director

Marketing
Jan C. Burt
Senior Vice President/Marketing Director

Mortgage Group
Janis B. Summers
Senior Vice President/Mortgage Lending Director

Retail Banking Executive
Charles S. McLaurin, III
Executive Vice President/Retail Banking Executive

Trust
William K. Brumbach, Jr.
Senior Vice President/Trust Director

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

Advisory Board
Members
Abbeville
Paul L. Agnee
      Attorney-at-Law
S. M. Beaty, III, Owner
      Beaty Oil Company
Dr. Bobby L. Crosby, Director
      Abbeville Career Center
Steve A. Jackson, Director
      Harris Funeral Home
John A. McAllister, Owner
      McAllister and Son Furniture
Dr. Heidi E. Rodillo, Cardiologist
Robert M. Speer, Vice President
      Flexible Technologies, Inc.
James A. Timmerman, III, Vice President
      First Citizens Bank and Trust Company
      of South Carolina

Aiken
James Gallman, Sr., Director
      Aiken/Barnwell Regional Head Start
Thomas L. Hallman, Assistant to Chancellor
      University of South Carolina, Aiken
Richard Heath, President
      Satcher Motors Company
Joe E. Lewis, Vice President
      First Citizens Bank and Trust Company
      of South Carolina
William C. Jackson, III, President
      Jackson Petroleum Company, Inc.
Arthur W. Rich, Attorney-at-Law
Holly H. Woltz, Veterinarian

Anderson
John B. Buice, Jr., Vice President
      First Citizens Bank and Trust Company
      of South Carolina
A. Joe Dean, Jr., Dermatologist
      Anderson Skin and Cancer Clinic
Patrick B. Harris, Retired
Thomas P. Hughes, Agent
      Mass. Mutual Insurance
William H. Moorhead, Attorney-at-Law
      Jones, Spitz, Moorhead, and Baird, PA
Dr. William V. Tomlinson, Doctor of Oncology
Susan M. Tuten, CPA

Barnwell
Thomas M. Boulware, Attorney-at-Law
      Brown, Jefferies, and Boulware
Bobby G. Creech, Owner
      Staffore's Department Store
Robert C. Harris, Retired Owner
      Barnwell People Sentinel Newspaper
Claudia W. Peeples, Executive Director
      Barnwell County United Way
Terry E. Richardson, Jr., Attorney-at-Law
      Ness, Motley, Loadholt, Richardson
      & Poole
Norman E. Weare, Executive Director
      Barnwell County Developmental
      Commission
John J. Sanders, Vice President
      First Citizens Bank and Trust Company
      of South Carolina

Beech Island
J. E. Brannon, Retired
R. Austin Brown, Jr., President/Owner
      Georgia Carolina Heating & Air
      Conditioning
Joan L. Kight, Agent
      State Farm Insurance Co.
Steven M. Phillips, Vice President
      First Citizens Bank and Trust Company
      of South Carolina
Belton E. Weeks, III, Attorney-at-Law
      Associate Municipal Judge

Bishopville
John C. Bell, Jr. Retired
Grady Allen Brown
      SC House of Representatives
      Owner
      Town and Country Barber Shop
      Grady and Sons Furniture
Ennis R. Bryant, Principal
      Bishopville High School
C. Ronald Payne, Owner
      Payne and Kennedy, Inc.
James R. Segars, Jr., Attorney-at-Law
      Stuckey, Fata and Segars
Bruce C. Snipes, Assistant Vice President
      First Citizens Bank and Trust Company
      of South Carolina
Robert D. Walden, Retired
R. Travis Windham, Owner
      Windham Insurance Agency

Boiling Springs
Penny S. Guinn, Assistant Vice President
      First Citizens Bank and Trust Company
      of South Carolina
Leonard F. Holden, Owner & Operator
      Boiling Springs TV & Appliance
Dr. Buddy Jennings, Superintendent
      School District 2
Edith Martin, Retired
Martha Rost, Operator
      Boiling Springs Tax & Payroll Service

Charleston
Joseph E. Koval, President
      Wulbern-Koval Company, Inc.
Robert C. Lane, President
      Lane Enterprises
Dwight L Moody, Jr., Vice President
      First Citizens Bank and Trust Company
      of South Carolina
Thomas P. Nolen, Vice President
      First Citizens Bank and Trust Company
      of South Carolina
A. M. Quattlebaum, President
      Carolina Trade Zone
Dr. B. Owen Ravenel, Jr., DDS
Morris D. Rosen, Attorney-at-Law
T. D. Sanders, Retired
John A. Stuhr, President
      J. Henry Stuhr, Inc.
Dr. Gwendolyn Todd-Jones, MD, Owner
      Low Country Pediatrics and Adolescents
Colonel G. Kenneth Webb, Retired

Cheraw
Ida Mae Burch, Councilwoman
      Chesterfield County Council
      Co-Owner
      Cheraw Packing Plant, Inc.
James C. Crawford, Jr., President
      B. C.Moore and Sons, Inc.
M. B. Godbold, Jr., CLU, LUTCF
      Jefferson Pilot Life Insurance Co.
C. Anthony Harris, Jr., Attorney-at-Law
      Harris, McLeod
      SC House of Representative
C. H. McBride, Retired
Brian J. Mickleberry, Vice President
      First Citizens Bank and Trust Company
      of South Carolina
Edwin W. Robeson, Bennett Motor Company  Dan L. Tillman, Jr., President
      Dan L. Tillman and Sons Insurance
      Agency

Chester
Frank R. Armstrong, Retired
C. Larry Haynes, Vice President
      First Citizens Bank and Trust Company
      of South Carolina
William C. Keels, Attorney
      Strickland & Keels PA
      Brenda T. McBrayer, Assistant Vice President
      First Citizens Bank and Trust Company
      of South Carolina
Lewis R. Ryan, Jr., Chairman
      United Contractors, Inc.
Dr. John D. Sherer, DMD
Arthur D. Underwood, Owner
      Underwood and Son Plumbing
Royce N. Whitesides, Owner
      One Hour Martinizing
Walter R. Whitman, Owner
      MCON Construction Co., Inc.

Chesterfield
William E. Hough, Owner
      Hough Insurance Agency
Emsley A. Laney, Jr., Retired
Harold P. McLain, Retired
John F. McLeod, Jr., Retired
Elizabeth M. Rivers, Owner
      J. C. Rivers Farms, Inc.
T. F. Sowell, Retired
Johnnie S. Thurman, Retired
C. S. Watson, Owner
      Watson Brothers

Clemson
James L. Bowers, Personnel Director
      Maxfli Golf
Gaston Gage, Jr., Owner
      Gage Realty Company
      Palmetto Appraisal Services
William B. Harley, Vice President
      First Citizens Bank and Trust Company
      of South Carolina
Kenneth R. Kelley, Owner
      Kelley's Gulf Service
Randall M. Newton, Attorney-at-Law
Lewis H. Patterson, State Farm Agent
H. Mitchell Reynolds, Textile Consultant Revman
      Revman Industries
Dr. John E. Ross, DDS
Catherine J. Smith, Retired
William S. Ware, Jr., President
      Ware Properties
James N. Workman, President
      Trehel Corporation

Clio
A. M. Calhoun, Retired
Lila S. McColl, Jr., Retired
Derry W. McCormick, Vice President
      First Citizens Bank and Trust Company
      of South Carolina
Charles A. Thomas, Postmaster
      US Postal Service, Clio

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

Columbia
Donald F. Barton, President
      Barton-Cureton, Inc.
Robert T. Bone, Jr., Vice President
      First Citizens Bank and Trust Company
      of South Carolina
Marvin M. Brownstein, Owner
      Brownstein Investments
Georgia T. Cooper, General Manager
      The Palmetto Club
Richard Davis, Consultant
B. L. Duke, Senior Vice President
      First Citizens Bank and Trust Company
      of South Carolina
Dr. Walter G. Edwards, Jr., MD
      Columbia Nephrology Association
Frank A. Floyd, Chairman
      Intermark Management Corporation
Robert H. Lovvorn, Jr., CLU
      Chartered Financial Consultant
George M. Lusk, Senior Assistant Controller
      General, State of South Carolina
Russell A. McCoy, Jr., Consultant
      State Development Board
Sterling Sharpe, ESPN
Ann Ready Smith, Volunteer
Dr. Bart J. Witherspoon, Jr., MD
      Pitts Medical Associates, PA

Conway
William F. Brown, Jr., Retired
Vivian Chestnut, Conway City Council
William F. Davis, General Manager
      Pee Dee Farms Corporation
      Conway Shopping Center
Robert M. Floyd, Jr., President
      Robert Floyd and Associates Insurance
John C. Griggs, Jr., Vice President
      First Citizens Bank and Trust Company
      of South Carolina
Charles A. Hinson, Sales and Marketing
      Waccamaw Land & Timber Company
Ronald R. Ingle, President
      Coastal Carolina University
L. Morgan Martin, Attorney-at-Law
Dennis L. Smith, Farmer and Owner
      Lands Inn
Ralph Stroman, Attorney-at-Law
Hubert C. Watson, Owner
      Garden City Furniture Company
George L. Williams, Sr., Retired

Cowpens
Paul Dean Abbott, Sr., AAA Fruit Markets
      Abbott Farms, Abbott Sign Company
Edward N. Brigman, Sr., Brigman Realty Co.
Charles C. Grant
      Grant Textile
Joseph L. Ponder, Joe Ponder's Used
      Cars, Inc.
Woodrow W. Potter
      Potter and Son Mercantile Co.

Darlington
Marion Sidney Belk, President
      Belk Funeral Home, Inc.
Lois G. Davis, Retired
William L. Fleming, President/CEO
      Marlboro Electric Cooperative
John H. Martin, III, Vice President
      First Citizens Bank and Trust Company
      of South Carolina
John M. Milling, Attorney-at-Law
      Milling Law Firm, PA

Dillon
Horace Arnette, President
      The Arnette Company
Laurens Floyd, President
      Dillon Provision Company, Inc.
Dr. Kenneth Huggins, Veterinarian and Owner
      Dillon Animal Hospital
Marion H. "Son" Kinon, Retired Circuit Judge
      SC House Representatives
Fitzgerald Lytch, Owner and Operator
      Lytch Sign Service
Charles S. McLaurin, III, Executive Vice President
      First Citizens Bank and Trust Company
      of South Carolina
Suzanne Bell McLaurin, Owner
      G. H. Bell & Son Jewelers
Dr. John M. Parham, Jr. DDS

Eastover
Lloyd Douglas, Owner
      Richland Supply
Edna W. Scott, Owner
      Scott's Bar-B-Que
Robert G. Woods, Assistant Vice President
      First Citizens Bank and Trust Company
      of South Carolina

Elgin
Sara B. Emanuel, Retired
Francis E. James, Kershaw County Magistrate
Andrew T. Moak, Owner
      Hammy's Bar-B-Que
Alex B. Robinson, Retired
Roger L. Ross, President and Owner
      Ross Trucking Company, Inc.
John W. Wells, Attorney-at-Law

Florence
D. Leroy Bailey, Jr., Vice President
      First Citizens Bank and Trust Company
      of South Carolina
David V. Barr, Vice President
      Florence/Darlington Tech
Joseph M. Commander, III, Administrator
      Commander Nursing Center
Kenneth W. Jackson, Real Estate Broker
      Re-Max Professionals
William T. Jarrell, President
      Jarrell Oil Company, Inc.
James N. Maurer, President
      WYNN AM/FM Radio Station
M. Glenn Odom, Attorney-at-Law
Dr. Clyde T. Padgett, Jr., DDS
      Padgett and Allen
Dr. J. Howard Stokes, Jr., Ophthalmologist
      Stokes Regional Eye Center

Fort Mill
Martin Bouler, Telephone Technician
      Fort Mill Telephone Company
Wendy Havnaer, Director
      Leroy Springs Recreational Complex
Ron Lordo, Vice President
      Springs Industries
David J. Macaulay, Vice President
      First Citizens Bank and Trust Company
      of South Carolina
Al Steele, Real Estate Development
Tom Thomasson, Business Office Manager
      Fort Mill Telephone Company

Georgetown
Cephis Anderson, Owner
      Anderson Furniture Company
      Landy W. Avant, Jr., President Georgetown Auto
      Georgetown Auto Parts, Inc.
      Owner
      Landy's Cleaners
Clayton M. Bull, Manager of Gas Operations
      South Carolina Electric and Gas
      Company
Peter L.M. DiVenere, Owner
      DiVenere Home Center
Wendell E. Hinson, Part Owner
      Apache Family Campground
Roy C. Jacobs, Jr., President
      R. C. Jacobs Plumbing Heating and Air
      Conditioning
John A. Joseph, Jr., Dentist
Robert R. Martin, Jr., Vice President
      First Citizens Bank and Trust Company
      of South Carolina
Gregory Smith, Owner
      Dunes Realty of Litchfield

Great Falls
Evelyn M. Dantzler, Retired
John (Jack) P. Davis, Vice President
      First Citizens Bank and Trust Company
      of South Carolina
W. Ralph Garris, Director of Development
      USC
W. D. Jordan, Retired
Henry S. Montgomery, Retired
Daniel C. Peach, Jr., President
      Peach Furniture Company
T. Michael Stevenson, Owner
      Stevenson-Weir Oil Company
Lawrence E. Stroud, Cattle Farmer

Greenville
L. W. Brummer, Business Management
      Consultant
Nathaniel E. Cain, President
      Carolina Air Care
E. D. Dixon, Retired
Robert Frantz, President
      Frantz-Harder and Associates, Inc.
Edward E. Garvin, Executive Vice President
      South Carolina Steel Corporation
Frank P. Hammond, Jr., Principal
      Hammond Tarelton Properties
Donald L. Kiser, Vice President
      First Citizens Bank and Trust Company
      of South Carolina
William H. Orders, Chairman
      Orders Distributing Co., Inc.
Joseph M. Pazdan, Principal
      Pazdan Smith Group Architects
Ralph A. Price, President
      Eastern Business Forms, Inc.
Alan M. Robinson, Partner
      Cherry Bekaert and Holland, LLP
Stanley Sedran, President and Treasurer
      Sedran Furs, Inc.

Greenwood
C. Sidney Abney, Vice President
      First Citizens Bank and Trust Company
      of South Carolina
Len Bornemann, Executive Director
      Greenwood Area Chamber of Commerce
Ruple Harley, Jr., Harley Funeral Home
George E. Jones, President
      J & W Taxi Cab Company

Irmo
H. Parker Evatt, Director of Operations
      Private Correctional Assistance Center
David M. Herndon, Retired
James C. Holcombe, Vice President
      First Citizens Bank and Trust Company
      of South Carolina
J. A. Leitner, Retired
C. Robert Moseley, President
      Irmo Insurance Agency, Inc.

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

Johnston/Ridge Spring
Harry S. Bell, Retired, President
      SC Farm Bureau Foundation
E. Phillips Boatwright, Retired
James D. Davis, Partner
      Davis Funeral Home
      Assistant Principal
      Ridge Spring-Monetta High School
R. Wendell Derrick, Partner & Manager
      Derrick Equipment, Inc
Anne Eidson Dukes, Retired
Lewis F. Holmes, Peach Farmer
      Lewis F. Holmes Farms
G. William Rauton, Jr., Cattle & Soy Bean Farmer
James H. Satcher, Jr., Auto Dealer
      Jim Satcher Motors
John C. Timmerman, Vice President
      First Citizens Bank and Trust Company
      of South Carolina
Maynard S. Watson, Retired
Larry Yonce, President
      J.W. Yonce & Sons

Kershaw
Johnnie W. Connell, Retired
Walter D. Goodman, Retired
Dr. Robert S. Hegler, DDS
Dr. John R. Howell, Jr., DDS
Carl F. Phillips, Owner
      The Phillips Agency
Jack W. Robinson, President
      Mineral Mining Corporation
Edgar R. Taylor, Retired
Nancy L. Taylor, Assistant Vice President
      First Citizens Bank and Trust Company
      of South Carolina

Lake View
Larry K. Abraham, Retired Sgt. Major
      US Army
      Supervisor, Dillon County Jail
William F. Bullock, Farmer
John C. Rogers, President and Owner
      Lake View Farm Center
      Lake View Home and Garden Center
Jimmy L. Smith, President
      Carpostan Industries, Inc.
J. A. Stanley, Secretary and Treasurer
      Carpostan Industries, Inc
Ann S. Wallace, President
      Wallace-Green Oil and Gas Company

Lancaster
Charles R. Bailey, Jr., President
      Slaughter Machinery Co., Inc.
Richard W. Blackmon, Owner
      Blackmon Construction Company
T. E. Brogdon, Consultant
      First Citizens Bank and Trust Company
      of South Carolina
H. Allen Cauthen, Jr., Consultant
      Southern Energy, Inc.
Troy Elmore, Manager
      Lancaster County Natural Gas Co.
Don T. Gardner, Vice President
      First Citizens Bank and Trust Company
      of South Carolina
William L. Harper, Retired
Francis M. Hough, Retired
L. H. Rowell, Retired
R. Lewis Surls, Jr., Retired
Jerry M. Williams, Senior Vice President
      First Citizens Bank and Trust Company
      of South Carolina
Michael G. Williams, Partner-Owner
      Mike Willimas Builders

Landrum
James B. Cantrell, Retired
A. B. Chesnutt, Chesnutt Insulation Associates
H. Lloyd Howard, Attorney-at-Law
John F. Lawrence, Editor
      Landurm News Leader
E. Hite Miller, Jr., Vice President
      First Citizens Bank and Trust Company
      of South Carolina
John L. Petty, Petty Funeral Home
Robert E. Walker, SC House of Representative
      Landrum Insurance Agency
Paul D. Walters, Dentist
Dr. R. Bradford Whitney, MD
      Whitney, Smith & Epstein, MD's PC

Lexington
Carolyn Brooks, Owner
      Harman-Bennett Company
Stanford W. Dawsey, Vice President
      First Citizens Bank and Trust Company
      of South Carolina
James W. Johns
      James Johns & Associates
J. Thomas Ledbetter, Senior Director
      Pirelli Cable Corporation
James B. McFarland, Builder
      Associated Realty
William E. Payne, Jr., Agent
      Allstate Insurance Company
Byron D. Sistare, Sr., Appraiser
      Sistare Appraisal Services
Phillip M. Spangler, Owner
      Four Corners Art & Framing

Lugoff
Charles B. Baxley, Attorney-at-Law
William E. Gore, Jr., Vice President
      First Citizens Bank and Trust Company
      of South Carolina
Jean M. Larkin, Owner
      Frogden Farms
C. Harold Varn, Jr., Dentist
J. Mack Willetts, President
      Town and Country
Russell E. Wright, CPA, Owner.
      Russell E. Wright, CPA

Lyman
Rita N. Allison, SC House of Representative
      Special Program Coordinator
      Springs Industries
Robert N. Fogel, Mayor
      Town of Lyman
Tony G. Gillespie, Sales Representative
      Wolf Gordon, Inc.
William J. Groce, Consultant
      Town of Lyman
Willie Murphy, Sr., Senior Development
      Technician
      Cryovac
Simone N. Pace, Sales Director
      Mary Kay Cosmetics
Terry K. Phillips, Vice President
      First Citizens Bank and Trust Company
      of South Carolina

Marion
Cheryl Allread, Assistant Superintendent
      Marion School District One
James A. Blake, Retired
      Marion School District One
Gaynell G. Dingle, Owner
      Gaynell Dingle, CPA
Thomas E. Fuller, Executive Director
      Marion County Medical Center
Richard M. Lane, Vice President
      First Citizens Bank and Trust Company
      of South Carolina
Joseph W. Lear, Plant Manager
      Sara Lee Hosiery
Warren H. Wells, Owner
      MI Professional Management

Myrtle Beach
Martin A. Bellamy
      Broker-in-Charge/Residential Projects
      Manager
      Burroughs & Chapin Co., Inc.
John D. Brown, Jr., Vice President
      First Citizens Bank and Trust Company
      of South Carolina
Robert M. Grissom, Consultant
      Coastal Carolina University
Ralph G. Lewis, President/Broker-in-Charge
      Century 21-Seacoast Realty, Inc.
P. Wayne Mumford, Attorney/Partner
      McCutchen, Mumford and Vaught, PA
Barry R. Sivery, Controller/Senior Financial Officer
      Burroughs & Chapin Company, Inc.
Clifford H. Tall, Attorney
      Law Offices of Clifford Tall
Dr. Thomas A. Whitaker, MD, Ophthalmologist/
      Partner
      Eastern Carolina Regional Eye Center
Crain E. Woods, Councilman
      City of Myrtle Beach

Nichols
Gerald M. Bane, Assistant Vice President
      First Citizens Bank and Trust Company
      of South Carolina
James A. Battle, Jr., Vice President and Treasurer
      J. R. Battle and Company
James M. Devers, Jr., President
      Nichols Farm Supply, Inc.
James M. Devers, III, Vice President
      Nichols Farm Supply, Inc.
      President
      D & R Sunny Mart Convenience Store
      Owner
      D & D Car Washes & Laundromat
D. H. Jordan, Retired Farmer
Randy F. Lovett, Tobacco Farmer
      Big L Warehouse

North Charleston
Alvie R. Evans, President
      Evans Development Corp.
G. Phillip Murphy, Real Estate Developer/Owner
       Phil-Jo Construction Company
      G. Phillip Murphy Realty
James A. Rock, President
      Byroc Insulation Supply, Inc.

Pacolet
B. Rodgers Berry, Owner
      R&R Farms
Catherine G. Dunnaway, Assistant Vice President
      First Citizens Bank and Trust Company
      of South Carolina
John Earl Hogan, Retired
Joanne G. Jumper, College Professor
      Anderson College
Lanny F. Littlejohn, Sr. President
      Littlejohn Lumber & Building Supplies,
      Inc.
Louise Rochester, Post Mistress
      Pacolet Mills Post Office
Otis Smith, Sr., Retired

Pageland
Thomas F. Agerton, Owner
      Pageland Auto Parts
Dr. Billy C. Blakeney, MD, Physician
C. Hamilton Hutto, Vice President
      First Citizens Bank and Trust Company
      of South Carolina
Perry L. Mungo, President
      P. F. And Perry L. Mungo, Inc.
Roddy W. Outen, President
      Jefferson Barns, Inc.
Henry David Pigg, III, Owner
      Pigg and Catoe Farm
Ogden C. Sutton, President
      Sutton Funeral Home, Inc.
Carl M. Trucker, III, President
      C. M. Tucker Lumber Company

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

Rock Hill
Winston R. Kelley, District Manager
      Catawba Area of Duke Power Co.
Judy A. Pinner, President
      Preferred Billing and Management Service
Dr. E. Neal Powell, MD
      Rock Hill Orthopaedic Clinic, PA
J. Gary Simrill, Consultant
      Arrow Moving and Storage, Inc.
      SC House of Representative
Dennis J. Stuber, Vice President
      First Citizens Bank and Trust Company
      of South Carolina
Joseph T. Williams, III, Vice President
      Williams Motors

Salem
Joseph J. Antonette, Retired
Lawrence J. Bloomer, Manager
       Keowee Division Crescent Land and Timber
Judy Hines, Owner
      Talk of the Town Beauty Salon

Saluda
Ted L. Coleman, Farmer
      Big Creek Hill Farms
Lester F. Hembel, Retired
Fred M. Parkman, President
      Parkman's Pharmacy, Inc.
Ralph N. Riley, Owner
      Riley Family Practice Associates, PA
William H. Rushton, Jr., Vice President
First Citizens Bank and Trust Company
      of South Carolina
C. David Sawyer, Jr., Family Court Judge
J. Claude Wheeler, Jr., Dairy and Beef Cattle
      Farmer
P. S. White, Jr., Attorney-at-Law

Sharon
William B. Arthur, Vice President
      First Citizens Bank and Trust Company
      of South Carolina
James Charles Bankhead, Jr., Retired
John I. Chason, Retired
Phillip D. Faulkner, Assistant Vice President
      First Citizens Bank and Trust Company
      of South Carolina
Jay Gorley, President/Owner
      Northwestern, Inc.
W. Park Thomson, Retired
W. L. Whitesides, Jr., Whitesides Company
William S. Wilkerson, III, President
      John L. Gaddy Enterprises, Inc.

Spartanburg
Wallace W. Brawley, Consultant
      First Citizens Bank and Trust Company
      of South Carolina
Howard B. Carlisle, III, Chairman of the Board
      Printpak Industries, Inc.
Marvin Dupre Cole, Residential Builder and
      Realtor
      Imperial Developers
J. Howard Henderson, President
      Copac, Inc.
Roland Jones, Attorney-at-Law
      Ward Law Firm
Matz Lischerong, Founder and President
      Primaknit, Inc. and Litex International
Pamela R. McCulley, Artist
Gaines H. Mason, Jr., Vice President
      First Citizens Bank and Trust Company
      of South Carolina
W. C. (Cliff) Neal, Vice President
      Stevco Knit Fabrics Company
M. R. Price, Secretary/Treasurer
      Price's Store for Men
Charles A. Spann, Sr., Retired
Dr. Joe R. Utley, M. D., Foothills Cardiothoracic
Bruce B. White, President
      Fiber and Yarn Associates

St. George
Thomas O. Berry, Jr., Attorney-at-Law
Jerome S. Bilton, President
      Jim Bilton Ford
James L. Hodges, Pharmacist
      Cash Discount Drugs
Richard J. Rhode, Surveyor and Owner
      Rhodes Land Surveying
D. Carl Walters, Jr., Vice President
      First Citizens Bank and Trust Company
      of South Carolina
Thomas J. Wamer, Funeral Director
      Bryant Funeral Home

Summerville
William C. Collins, Editor & Publisher
      Summerville Journal Scene
Todd M. Davenport, Stockbroker
      Edward D. Jones Agency
Peggy O. McDaniel, Assistant Vice President
      First Citizens Bank and Trust Company
      of South Carolina
William M. Reeves, Jr., Headmaster
      Pinewood Preparatory School
Michaele Rogers, Doris Dean Realty
R. Blanton Rosebrock, Vice President
      First Citizens Bank and Trust Company
      of South Carolina
Steve M. Sabback, Branch Manager
      First Citizens Bank and Trust Company
      of South Carolina
P. Frank Smith, Retired
R. Milton Thomas, III, Commercial Broker
      Prudential Carolina Realty
Diane F. Wilson, People Places and Quilts

Trenton
E. Hite Miller, Sr., Chairman
      First Citizens Bank and Trust Company
      of South Carolina
Grace H. Satcher, Assistant Vice President
      First Citizens Bank and Trust Company
      of South Carolina
Julius M. Vann, Retired

West Columbia
Dr. R. B. Antley, Optometrist and Partner
      Eye Associates of Cayce-West Columbia
Steven C. Cogburn, Jr., President and Owner
      Cogburn's Restaurant
Kirk P. Robinson, Branch Officer
      First Citizens Bank and Trust Company
      of South Carolina
Russell B. Shealy, President Russell B. Shealy
      Russell B. Shealy and Assoc.
Dr. Walter P. Witherspoon, Jr., Orthodontist

Westminster
Sammy W. Dickson, Manager of Finance
      Blue Ridge Electric Cooperative
Jerry L. Smith, Pharmacist
James M. Stone, Poultry/Agriculture Producer

Whitmire
Dr. R. L. Bledsoe, Dentist
Tony A. Henderson, Management
      Cone Mills
Janie A. Lusk, Branch Officer/Branch Manager
      First Citizens Bank and Trust Company
      of South Carolina
Cheryl Nichols, Nichols Tire Company
Rev. Dolphus Rayford, Minister
John F. Roche, Jr., Pharmacist
      Roche Pharmacy

Williston
A. D. Gantt, Retired Physician
Freddie Houston, Sr., Supervisor
      Owens Corning
Thomas R. Jackson, Retired Former President
      Anderson Oil Company
Q. A. Kennedy, III, Retired
Lonnie E. McAlister, Owner
      Faye's Jewelry
Frank M. Mizell, Vice President
      First Citizens Bank and Trust Company
      of South Carolina
Thomas R. Rivers, Mayor of Williston
      Owner
      Rivers Pharmacy
Jessie M. Schumpert, Mayor of Elko

Woodruff
William W. Baxley, Vice President
      First Citizens Bank and Trust Company
      of South Carolina
Dr. James M. Coker, Woodruff Eye Clinic
James M. Gibert, President
      Gibert Co., Inc. (Gibert Realty Co.)
Dr. J. Elwyn James, Physician/Surgeon
      James Wilmot Clinic
W. Rallie Liston, Principal
      Woodruff High School
Perry C. Ouzts, Retired
G. Curtis Walker
      B. J. Workman Memorial Hospital
Rand Wilson, Owner
      Rand Wilson Insurance Agency

York
William B. Arthur, Vice President
      First Citizens Bank and Trust Company
      of South Carolina
Manning E. Biggers, President and Owner
      Faith Realty Company, Inc.
Charles Bradford, Attorney-at-Law
      Bradford and Bradford, PA
Dr. Thomas G. Dickson, Veterinarian
Dr. Gregory Greiner, Dentist
William M. Miller, President
      Miller Insurance Services
William Perkins, Pharmacist
      Eckerd Drugs
Ronald Wylie, Self-Employed
      Health-Aid, Inc.

Communities Served
Abbeville
James A. Timmerman, III
Vice President/City Executive

Aiken
Joe E. Lewis
Vice President/City Executive

Anderson
John B. Buice, Jr.
Vice President/Area Executive

Ballentine
Richard Pascal, Jr.
Assistant Vice President/Manager

Barnwell
John J. Sanders
Vice President/Area Executive

Beaufort
Douglas E. Henderson
Vice President/City Executive

Beech Island
Carol L. Albion
Branch Officer/Supervisor

Belvedere
Steven M. Phillips
Vice President/City Executive

Bennettsville
Laurie M. Norton
Manager

Bishopville
Bruce C. Snipes
Assistant Vice President/City Executive

Boiling Springs
Penny S. Guinn
Assistant Vice President/Manager

Calhoun Falls
Donald M. Rochelle
Assistant Vice President/Manager

Cayce
C. Brian McLane, Sr.
Assistant Vice President/Manager

Central
Jo Lynn McFadden
Assistant Vice President/Manager

Charleston
Dwight L Moody, Jr.
Vice President/Area Executive

Cheraw
Brian J. Mickleberry
Vice President/City Executive

Chester
C. Larry Haynes
Vice President/City Executive

Chesterfield
No Officer in Charge

Clemson
William B. Harley, Jr.
Vice President/City Executive

Clio
Derry W. McCormick
Vice President/City Executive

Columbia
Bernard L. Duke
Senior Vice President/Group Executive

Conway
John C. Griggs, Jr.
Vice President/City Executive

Cowpens
Linda D. Porter
Manager

Darlington
John H. Martin, III
Vice President/City Executive

Dillon
Charles S. McLaurin, III
Executive Vice President/
Retail Banking Executive

Eastover
Robert G. Woods
Assistant Vice President/Manager

Elgin
No Officer in Charge

Forest Acres
G. Eddie Wingard
Vice President/Commercial Lender

Fort Mill
David Macaulay
Vice President/City Executive

Florence
D. Leroy Bailey, Jr.
Vice President/Area Executive

Georgetown
Robert R. Martin, Jr.
Vice President/City Executive

Great Falls
John P. Davis
Vice President/Manager

Greenville
Donald L. Kiser
Vice President/City Executive

Greenwood
C. Sidney Abney
Vice President/City Executive

Hickory Grove
No Officer in Charge

Irmo
Lisa A. Moseley
Assistant Vice President/Manager

Jackson
L. Walker Padgett, Jr.
Vice President/Manager

Joanna
Wanda M. Prater
Branch Officer/Supervisor

Johnston
John C. Timmerman
Vice President/City Executive

Jonesville
Patricia V. Morrison
Manager

Kershaw
Nancy L. Taylor
Assistant Vice President/City Executive

Lake View
Edna R. Miller
Assistant Vice President/Manager

Lancaster
Don T. Gardner
Vice President/City Executive

Landrum
John W. Killough
Vice President/Manager

Laurens
Melanie Young
Assistant Manager

Lexington
Stanford W. Dawsey
Vice President/City Executive

Liberty
Y. Floyd Cousins
Assistant Vice President/Manager

Lugoff
William E. Gore, Jr.
Vice President/Manager

Lyman
Terry K. Phillips
Vice President/Manager

Marion
Richard M. Lane
Vice President/City Executive

Mauldin
Ted G. Sanders
Vice President/Manager

Moncks Corner
Dorothy C. Gatlin
Vice President/City Executive

Mount Pleasant
Andrew B. Thomas
Branch Officer/Commercial/Consumer Lender

Myrtle Beach
John D. Brown
Vice President/City Executive

New Ellenton
Dorothy E. Creech
Manager

Nichols
Gerald M. Bane
Vice President/City Executive

North
Betty H. Williamson
Branch Officer/Manager

North Charleston
Willard S. Hewitt
Vice President/Branch Coordinator

Pacolet
Catherine G. Dunnaway
Assistant Vice President/Manager

Pageland
C. Hamilton Hutto
Vice President/City Executive

Pawleys Island
Raymond O. Yonkers
Vice President/Manager

Powdersville
Celia M. Thompson
Vice President/Manager

Richburg/Lewisville
Russell L. Workman
Assistant Vice President/Manager

Ridge Spring
Donna J. Wise
Assistant Vice President/Supervisor

Rock Hill
Dennis J. Stuber
Vice President/Area Executive

Salem
No Officer in Charge

Saluda
William H. Rushton, Jr.
Vice President/City Executive

Sharon
Phillip D. Faulkner
Assistant Vice President/Manager

Six Mile
No Officer in Charge

Socastee
Charles S. Page
Assistant Vice President/Manager

South of the Border
Catherine B. Baxley
Branch Officer/Supervisor

Spartanburg
Gaines H. Mason, Jr.
Vice President/City Executive

Summerville
R. Blan Rosebrock
Vice President/City Executive

Sumter
Richard M. Knowlton, Jr.
Vice President/City Executive

St. George
D. Carl Walters, Jr.
Vice President/City Executive

Tega Cay
Christina L. Hines
Manager

Trenton
No Officer in Charge

Ware Shoals
David A. Estes
Assistant Vice President/Manager

West Columbia
Kirk P. Robinson
Branch Officer/Manager

Westminister
Paul A. Busey
Branch Officer/Manager

Whitmire
Janie A. Lusk
Branch Officer/Manager

Williston
Frank M. Mizell
Vice President/City Executive

Woodruff
William W. Baxley
Vice President/Manager

York
William B. Arthur
Vice President/City Executive