Form 10-K, Exhibit 13
period 1998-12-31
FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA INC
filed 1999-03-29
CIK 708848

FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

NATURE OF BUSINESS

     First Citizens Bancorporation of South Carolina, Inc. ("Bancorporation"), is a one-bank holding company headquartered in Columbia, South Carolina, with assets of $2.48 billion as of December 31, 1998. Its primary subsidiary is First-Citizens Bank and Trust Company of South Carolina ("Bank"), which provides a broad range of banking services through 132 offices in 88 communities throughout the state. The Bank's subsidiary is Wateree Life Insurance Company of South Carolina, a credit life insurance company. "First Citizens Bank" is used in marketing the Bank.

 First Citizens Bancorporation of South Carolina, Inc.
 P. O. Box 29
 1230 Main Street
 Columbia, South Carolina 29202


ANNUAL MEETING

     The Annual Meeting of Stockholders of First Citizens Bancorporation of South Carolina, Inc. will be held at 2:30 p.m. on Wednesday, April 28, 1999 on the third floor of the First Citizens Banking Center, at 1314 Park Street, Columbia, South Carolina.


CONTENTS

Market and Dividend Information Regarding Common and Preferred Stock   IFC
Financial Highlights ................................................   1
To Our Stockholders .................................................   2
Management's Discussion and Analysis ................................   3
Report of Management ................................................  20
Report of Independent Accountants ...................................  20
Consolidated Financial Statements ...................................  21
Official Organization Section .......................................  40

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

                                  1998                      1997
                        ------------------------- -------------------------
                            High          Low           High          Low
                        ------------ ------------   ------------ ------------
  1st quarter .........  $  350.00    $  290.00      $  201.00    $  180.00
  2nd quarter .........     375.00       350.00         222.00       201.00
  3rd quarter .........     380.00       375.00         246.00       222.00
  4th quarter .........     380.00       350.00         335.00       246.00

     The approximate numbers of record holders of Bancorporation's voting common stock and non-voting common stock as of December 31, 1998 were 1,082 and 4, respectively.

     Holders of the voting and non-voting common stock of Bancorporation are entitled to such dividends as may be declared from time to time by the Board of Directors from funds legally available. However, Bancorporation has adopted a policy of paying no cash dividends on its voting and non-voting common stock. This policy reflects the desire of the Board of Directors to maintain Bancorporation's risk-based capital ratios through the retention of earnings. Certain regulatory requirements restrict the payment of dividends and extensions of credit from banking subsidiaries to bank holding companies. As Bancorporation has a policy of paying no cash dividends on its common stock, these restrictions have not historically affected Bancorporation's ability to meet its obligations. Additional restrictions relating to capital requirements and dividends are discussed on page 14 of "Management's Discussion and Analysis" and in Note 12 of "Notes to Consolidated Financial Statements."


THIS ANNUAL REPORT HAS NOT BEEN REVIEWED OR CONFIRMED FOR ACCURACY OR RELEVANCE

                  BY THE FEDERAL DEPOSIT INSURANCE CORPORATION

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

FINANCIAL HIGHLIGHTS
(Dollars in thousands - except per share data)

                                                                                  Percent
                                                   1998             1997          Change
                                              --------------   --------------   ----------
For The Year:
 Net income                                     $   23,618       $   21,770          8.49
 Net income per common share                        25.30            23.24           8.86
 Preferred dividends paid                              171              171            -
Financial Ratios:
 Net interest margin                                  4.36%            4.54%
 Return on average assets                            1.01             1.05
 Return on average stockholders' equity             13.94            15.02
 Reserve for loan losses to year-end loans           1.80             1.83
 Reserve for loan losses to year-end
 nonperforming loans (coverage ratio)            1,259.16           956.98
 Net loan losses to average loans                     .14              .12
 Equity to assets at year-end                        7.01             7.04
At Year-end:
 Assets                                         $2,483,768       $2,250,477         10.37
 Earning assets                                  2,260,897        2,036,446         11.02
 Loans                                           1,573,069        1,428,437         10.13
 Core deposits                                   1,898,545        1,745,084          8.79
 Deposits                                        2,037,487        1,879,420          8.41
 Stockholders' equity                              174,175          158,418          9.95
Averages:
 Assets                                         $2,332,634       $2,082,086         12.03
 Earning assets                                  2,148,348        1,918,921         11.96
 Investment securities                             599,704          538,086         11.45
 Loans                                           1,495,930        1,343,256         11.37
 Deposits                                        1,909,183        1,751,791          8.98
 Interest-bearing liabilities                    1,815,346        1,627,301         11.56
 Stockholders' equity                              169,422          144,961         16.87
Risk-Based Capital Ratios:
 Tier 1                                              13.01%            9.13%
 Total                                              14.27            10.49
Number of (At Year-end):
 Common shares outstanding                         921,684          929,222        (0.81)
 Weighted average common shares outstanding        926,744          929,222        (0.27)
 Preferred shares outstanding                       68,132           68,132            -
 Banking offices                                       132              130          1.54
 ATMs                                                  127              118          7.63
 Full-time equivalent employees                      1,147            1,074          6.80
Book Value per Common Share:                    $  185.41        $  166.95          11.06

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

TO OUR STOCKHOLDERS:

     We are pleased to report that First Citizens Bank continued to enjoy a period of market expansion and earnings growth during 1998.

     While First Citizens Bank entered four additional markets during 1998 - Tega Cay in York County, Hanahan and Hollywood in Charleston County and Prosperity in Newberry County - our pattern of consolidating branches and relocating into upgraded facilities also continued. From Boiling Springs in Spartanburg County to our new branch (featured on this year's cover) in Lancaster, our new buildings reflect our ongoing commitment to our customers and communities.

     Net income for 1998 was $23.6 million, up 8.49% from $21.8 million in 1997. This increase primarily was due to a $229.4 million increase in average earning assets for 1998, as well as to our continued emphasis upon maximizing noninterest income and controlling noninterest expense.

     Deposits increased by 8.41% to $2.037 billion, while loans grew by 10.13% to $1.573 billion. Our loan growth has been part of a concerted effort on the part of our lenders to meet customer borrowing needs while maintaining First Citizens Bank's traditionally high credit standards. Net chargeoffs as a percentage of loans were .14%, which is comparable to last year's favorable percentage of .12%.

     We continued our thrust into the professional and executive banking market in 1998 with additional hires in Charleston, Greenville and Columbia. In addition, we bolstered our capability to provide corporate and municipal treasury management services with additional staffing and new products.

     Another major initiative we began in 1998 involved the development of a bankwide customer service awareness and enhancement initiative known internally as CUSTOMERS FIRST. This program includes a mechanism for regular feedback to our employees as they offer and provide services to customers and prospects. We also continued our sales culture development in 1998 with training, coaching and constant reinforcement of a supportive selling approach.

     Recognizing the importance of diverse income sources, we experienced healthy revenue gains in areas such as trust services, credit life sales and our mortgage operation. Additionally, plans were finalized in 1998 for offering retail investment services to bank customers through an alliance with a third-party provider.

     As we look to the new millennium, we anticipate with realistic excitement the opportunities and challenges of banking in the Year 2000 and the years beyond. We have worked diligently for over a year to address the Year 2000 ("Y2K") data processing issues and interdependencies which support our operations to ensure that our customers' money is safe in First Citizens Bank. Please refer to page 17 in "Management's Discussion and Analysis" in this Annual Report for more information on our Y2K readiness efforts and feel free to contact us if you have any questions or concerns.

     None of our accomplishments would have been possible in 1998 without the efforts and flexibility of our most valued resource - our employees. They have continually risen to the challenge of succeeding in an intensely competitive marketplace. We are mindful that the trust, confidence and support of our customers, stockholders, directors and advisory board members enable First Citizens to deliver personal service and relationship banking to the people of South Carolina.


/s/ E. Hite Miller, Sr.                                 /s/ Jim B. Apple
-------------------------                               ----------------------
E. Hite Miller, Sr.                                     Jim B. Apple
Chairman                                                President

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

     The following discussion and analysis should be read in conjunction with the financial information and the consolidated financial statements of Bancorporation (including the notes thereto) contained in this document. To the extent that any statement in this Management's Discussion and Analysis is not a statement of historical fact and could be considered a forward-looking statement, actual results could differ materially from those in the forward-looking statement.

     The Bank's deposits are insured by the Federal Deposit Insurance Corporation ("FDIC") to extent permitted by law. The FDIC and the South Carolina State Board of Financial Institutions have regulatory responsibilities for the Bank. Bancorporation is subject to regulation as a bank holding company by the Board of Governors of the Federal Reserve System and its voting common stock is registered with the Securities and Exchange Commission.

     Reference should also be made to the accompanying detailed historical information presented elsewhere in this report. Average balances are average daily balances.

[TABLES APPEAR HERE]

           RETURN ON AVERAGE ASSETS
                  (PERCENT)

1994      1995      1996      1997      1998
----      ----      ----      ----      ----

 .63       .76       1.04      1.05      1.01


   RETURN ON AVERAGE STOCKHOLDER'S EQUITY
                  (PERCENT)

1994      1995      1996      1997      1998
----      ----      ----      ----      ----

10.69     12.04     15.52     15.02     13.94


         BOOK VALUE PER COMMON SHARE
                  (DOLLARS)

1994      1995      1996      1997      1998
----      ----      ----      ----      ----

100.41    115.32    139.21    166.95    185.41

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

Table 1: Five-Year Summary of Selected Financial Data (Dollars in thousands - except for per share data)

                                                                                                                    Five-Year
                                                                                                                    Compound
                                              1998          1997          1996          1995          1994       Growth Rate (%)
                                         ------------- ------------- ------------- ------------- -------------- ----------------
Summary of Operations:
 Interest income .......................  $  165,371    $  151,137    $  134,217    $  118,015     $   99,769          10.55
 Interest expense ......................      73,032        65,474        57,552        53,527         40,821          13.70
                                          ----------    ----------    ----------    ----------     ----------
 Net interest income ...................      92,339        85,663        76,665        64,488         58,948           8.39
 Provision for loan losses .............       4,303         4,241         4,574         2,686          2,558           1.85
                                          ----------    ----------    ----------    ----------     ----------
 Net interest income after provision
 for loan losses .......................      88,036        81,422        72,091        61,802         56,390           8.78
                                          ----------    ----------    ----------    ----------     ----------
 Service charges and fees ..............      28,871        24,730        21,465        19,704         18,667           9.05
 Investment securities gains ...........          36            51           792             -              -
                                          ----------    ----------    ----------    ----------     ----------
 Total noninterest income ..............      28,907        24,781        22,257        19,704         18,667           9.07
                                          ----------    ----------    ----------    ----------     ----------
 Salaries and employee benefits ........      36,674        32,752        28,697        28,298         27,638           6.68
 Other expense .........................      43,935        39,906        36,376        33,873         32,601           7.29
                                          ----------    ----------    ----------    ----------     ----------
 Total noninterest expense .............      80,609        72,658        65,073        62,171         60,239           7.01
                                          ----------    ----------    ----------    ----------     ----------
 Income before income taxes ............      36,334        33,545        29,275        19,335         14,818          13.76
 Applicable income taxes ...............      12,716        11,775        10,321         6,777          4,969          15.13
                                          ----------    ----------    ----------    ----------     ----------
 Net income ............................  $   23,618    $   21,770    $   18,954    $   12,558     $    9,849          13.06
                                          ==========    ==========    ==========    ==========     ==========
 Net income per common share ...........  $   25.30     $   23.24     $   20.02     $   13.13      $   10.24           13.27
 Book value per common share ...........  $  185.41     $  166.95     $  139.21     $  115.32      $  100.41           16.71
 Weighted average common shares
 outstanding ...........................     926,744       929,222       938,320       943,533        944,799           (.40)
Ratios (averages):
 Loans to deposits .....................       78.35%        76.68%        75.89%        70.60%         65.73%
 Net loan losses to loans ..............        .14           .12           .19           .11            .15
 Net interest margin ...................       4.36          4.54          4.62          4.38           4.27
 Stockholders' equity to:
 Total assets ..........................       7.26          6.96          6.67          6.31           5.94
 Deposits ..............................       8.87          8.28          7.78          7.25           6.71
 Common stockholders' equity to
 total assets ..........................       7.12          6.80          6.49          6.11           5.73
 Return on assets ......................       1.01          1.05          1.04           .76            .63
 Return on stockholders' equity ........      13.94         15.02         15.52         12.04          10.69
 Return on common stockholders'
 equity ................................      14.22         15.37         15.95         12.44          11.08
Selected Average Balances:
 Assets ................................  $2,332,634    $2,082,086    $1,831,195    $1,652,266     $1,551,997           9.64
 Earning assets ........................   2,148,348     1,918,921     1,691,031     1,508,486      1,414,375          10.04
 Investment securities .................     599,704       538,086       470,617       471,425        485,745           4.81
 Loans .................................   1,495,930     1,343,256     1,191,431     1,014,818        902,889          12.47
 Deposits ..............................   1,909,183     1,751,791     1,570,015     1,437,442      1,373,612           7.82
 Stockholders' equity ..................     169,422       144,961       122,110       104,245         92,161          16.64

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

NET INTEREST INCOME (Dollars in thousands)


     Net interest income represents the principal source of earnings for Bancorporation. Net interest income is the amount by which interest income exceeds interest expense. Taxable equivalent net interest income totaled $93,698 in 1998 compared with $87,087 in 1997. The growth in net interest income in 1998 was principally the result of growth in average earning assets due to acquisitions and promotional activities. The yield on average earning assets benefited from a continuing shift in the mix of earning assets from securities to higher yielding commercial and consumer loans. Loan yields were 8.69% versus 5.64% blended yields for all other earning assets.
     The weighted average rate on average interest-earning assets in 1998 was 7.76%, 19 basis points lower than in 1997. Income on average interest-earning assets increased $14,169 or 9.29%.
     The weighted average rate on average interest-bearing liabilities in 1998 remained constant at 4.02%. Interest on interest-bearing liabilities increased $7,558 or 11.54%.
     Net interest income to average earning assets (net interest margin) is a primary measure used in evaluating the effectiveness of the management of earning assets and liabilities funding. The net interest margin decreased 18 basis points to 4.36% in 1998 from 4.54% in 1997.

[TABLES APPEAR HERE]

                AVERAGE LOANS
            (DOLLARS IN MILLIONS)

1994      1995      1996      1997      1998
----      ----      ----      ----      ----

903       1,015     1,191     1,343     1,496


           AVERAGE EARNINGS ASSETS
            (DOLLARS IN MILLIONS)

1994      1995      1996      1997      1998
----      ----      ----      ----      ----

1,414     1,508     1,691     1,919     2,148


              AVERAGE DEPOSITS
            (DOLLARS IN MILLIONS)

1994      1995      1996      1997      1998
----      ----      ----      ----      ----

1,374     1,437     1,570     1,752     1,909


                AVERAGE ASSETS
            (DOLLARS IN MILLIONS)

1994      1995      1996      1997      1998
----      ----      ----      ----      ----

1,552     1,652     1,831     2,082     2,333

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

Table 2: Comparative Average Balance Sheets (Dollars in thousands)

                                                     Year Ended December 31,
                             -----------------------------------------------------------------------
                                            1998                                1997
                             ----------------------------------- -----------------------------------
                                Average     Interest    Average     Average     Interest    Average
                                Balance     Rev/Exp*   Rate (%)     Balance     Rev/Exp*   Rate (%)
                             ------------- ---------- ---------- ------------- ---------- ----------
Interest-earning assets:
Loans** .................... $1,495,930    $129,930       8.69   $1,343,256    $118,779       8.84
Taxable investment
 securities ................    572,155      31,599       5.52      502,412      28,588       5.69
Non-taxable investment
 securities ................     27,549       2,410       8.75       35,674       3,061       8.58
Federal funds sold .........     49,064       2,551       5.20       28,167       1,503       5.34
Other earning assets .......      3,650         240       6.58        9,412         630       6.69
                             ----------    --------              ----------    --------
 Total interest-earning
  assets ...................  2,148,348     166,730       7.76    1,918,921     152,561       7.95
                             ----------    --------              ----------    --------
Noninterest-earning
 assets:
Cash and due from banks          88,473                              81,052
Premises and equipment .....     69,776                              54,155
Other, less reserve for
 loan losses ...............     26,037                              27,958
                             ----------                          ----------
 Total noninterest-
  earning assets ...........    184,286                             163,165
                             ----------                          ----------
TOTAL ASSETS ............... $2,332,634                          $2,082,086
                             ==========                          ==========
Interest-bearing
 liabilities:
Deposits ................... $1,577,717    $ 60,257       3.82   $1,456,862    $ 56,844       3.90
Short-term borrowings ......    193,699       9,199       4.75      159,275       7,762       4.87
Long-term debt .............     43,930       3,576       8.14       11,164         868       7.77
                             ----------    --------       ----   ----------    --------       ----
 Total interest-bearing
  liabilities ..............  1,815,346      73,032       4.02    1,627,301      65,474       4.02
                             ----------    --------       ----   ----------    --------       ----
Net interest spread ........                              3.74                                3.93
                                                          ====                                ====
Noninterest-bearing
 liabilities:
Demand deposits ............    331,466                             294,929
Other liabilities ..........     16,400                              14,895
                             ----------                          ----------
 Total noninterest-
  bearing liabilities ......    347,866                             309,824
Stockholders' equity .......    169,422                             144,961
                             ----------                          ----------
TOTAL LIABILITIES AND
 STOCKHOLDERS'
 EQUITY .................... $2,332,634                          $2,082,086
                             ==========                          ==========
Net interest income ........               $ 93,698                            $ 87,087
                                           ========                            ========
Interest income to
 earning assets ............                              7.76                                7.95
Interest expense to
 earning assets ............                              3.40                                3.41
                                                          ----                                ----
Net interest income to
 earning assets ............                              4.36                                4.54
                                                          ====                                ====



                                  Year Ended December 31,
                             ----------------------------------
                                            1996
                             ----------------------------------
                                Average     Interest   Average
                                Balance     Rev/Exp*   Rate (%)
                             ------------- ---------- ---------
Interest-earning assets:
Loans** .................... $1,191,431    $104,685       8.79
Taxable investment
 securities ................    431,751      26,095       6.04
Non-taxable investment
 securities ................     38,866       3,202       8.24
Federal funds sold .........     17,147         895       5.22
Other earning assets .......     11,836         794       6.71
                             ----------    --------
 Total interest-earning
  assets ...................  1,691,031     135,671       8.02
                             ----------    --------
Noninterest-earning
 assets:
Cash and due from banks          67,395
Premises and equipment .....     47,858
Other, less reserve for
 loan losses ...............     24,911
                             ----------
 Total noninterest-
  earning assets ...........    140,164
                             ----------
TOTAL ASSETS ............... $1,831,195
                             ==========
Interest-bearing
 liabilities:
Deposits ................... $1,315,306    $ 51,170       3.89
Short-term borrowings ......    114,619       5,523       4.82
Long-term debt .............     10,694         859       8.03
                             ----------    --------       ----
 Total interest-bearing
  liabilities ..............  1,440,619      57,552       3.99
                             ----------    --------       ----
Net interest spread ........                              4.03
                                                          ====
Noninterest-bearing
 liabilities:
Demand deposits ............    254,709
Other liabilities ..........     13,757
                             ----------
 Total noninterest-
  bearing liabilities ......    268,466
Stockholders' equity .......    122,110
                             ----------
TOTAL LIABILITIES AND
 STOCKHOLDERS'
 EQUITY .................... $1,831,195
                             ==========
Net interest income ........               $ 78,119
                                           ========
Interest income to
 earning assets ............                              8.02
Interest expense to
 earning assets ............                              3.40
                                                          ----
Net interest income to
 earning assets ............                              4.62
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

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

Table 3: Taxable Equivalent Rate/Volume Variance Analysis (Dollars in thousands)

                                                                    1998 Compared to 1997
                                                                   ------------------------
                                                                       **Change Due To
                                                                   ------------------------
                                   1998        1997        1996         Rate       Volume
                               ----------- ----------- ----------- ------------- ----------
Interest Income*
Loans ........................  $129,930    $118,779    $104,685     $  (1,551)   $13,267
Investment securities:
 Taxable .....................    31,599      28,588      26,095          (839)     3,850
 Non-taxable .................     2,410       3,061       3,202            60       (711)
                                --------    --------    --------     ---------    -------
 Total investment
  securities .................    34,009      31,649      29,297          (779)     3,139
Other earning assets .........       240         630         794           (11)      (379)
Federal funds sold and
 securities purchased
 under agreements to
 resell ......................     2,551       1,503         895           (39)     1,087
                                --------    --------    --------     ---------    -------
 Total earning assets ........   166,730     152,561     135,671        (2,380)    17,114
                                --------    --------    --------     ---------    -------
Interest Expense
 NOW accounts ................     8,871       7,847       6,999          (159)     1,183
 Market rate accounts ........     9,981       9,234       8,224           195        552
 Other accounts ..............       467         443         481            58        (34)
 Time deposits in excess
 of $100 thousand ............     7,154       6,791       5,938           (79)       442
 Other time deposits .........    33,784      32,529      29,528          (495)     1,750
                                --------    --------    --------     ---------    -------
 Total deposits ..............    60,257      56,844      51,170          (480)     3,893
Short-term borrowings ........     9,199       7,762       5,523          (198)     1,635
Long-term debt ...............     3,576         868         859            41      2,667
                                --------    --------    --------     ---------    -------
 Total interest-bearing
 liabilities .................    73,032      65,474      57,552          (637)     8,195
                                --------    --------    --------     ---------    -------
Net interest income ..........  $ 93,698    $ 87,087    $ 78,119     $  (1,743)   $ 8,919
                                ========    ========    ========     =========    =======



                               1998 Compared
                                   to 1997            1997 Compared to 1996
                               -------------- --------------------------------------
                                                  **Change Due To
                                Net Increase  ------------------------  Net Increase
                                 (Decrease)        Rate       Volume     (Decrease)
                               -------------- ------------- ---------- -------------
Interest Income*
Loans ........................    $ 11,716      $    673     $13,421     $ 14,094
Investment securities:
 Taxable .....................       3,011        (1,528)      4,021        2,493
 Non-taxable .................        (651)          133        (274)        (141)
                                  --------      --------     -------     --------
 Total investment
  securities .................       2,360        (1,395)      3,747        2,352
Other earning assets .........        (390)             (2)     (162)        (164)
Federal funds sold and
 securities purchased
 under agreements to
 resell ......................       1,048            20         588          608
                                  --------      ----------   -------     --------
 Total earning assets ........      14,734          (704)     17,594       16,890
                                  --------      ----------   -------     --------
Interest Expense
 NOW accounts ................       1,024           (70)        918          848
 Market rate accounts ........         747           539         471        1,010
 Other accounts ..............          24             5         (43)         (38)
 Time deposits in excess
 of $100 thousand ............         363           (25)        878          853
 Other time deposits .........       1,255          (376)      3,377        3,001
                                  --------      ----------   -------     --------
 Total deposits ..............       3,413            73       5,601        5,674
Short-term borrowings ........       1,437            64       2,175        2,239
Long-term debt ...............       2,708           (28)         37            9
                                  --------      ----------   -------     --------
 Total interest-bearing
 liabilities .................       7,558           109       7,813        7,922
                                  --------      ----------   -------     --------
Net interest income ..........    $  7,176      $   (813)    $ 9,781     $  8,968
                                  ========      ========     =======     ========

* Interest income includes a taxable equivalent adjustment using the incremental statutory federal income tax rate as applicable.
** Rate-volume changes have been allocated to each category based on the percentage of each to the total change.

INVESTMENT SECURITIES (Dollars in thousands)


     As of December 31, 1998, the investment portfolio totaled $623,828, compared to $588,409 as of December 31, 1997. Bancorporation continues to invest primarily in short-term U.S. Government obligations, thereby minimizing credit, interest rate and liquidity risk. The portfolio was comprised of 90.74% and 88.84% of U.S. Government obligations as of December 31, 1998 and 1997, respectively. The remainder of the investment portfolio principally consists of municipal notes, bonds and equity securities.

     Average investment securities as a percentage of average earning assets decreased from 28.04% as of December 31, 1997 to 27.91% as of December 31, 1998 with substantially all the decrease occurring in investments in U.S. Government obligations. Investment securities remain the second largest component of interest-earning assets.

     The weighted average maturity of U.S. Government obligations held in the portfolio was 10.6 months as of December 31, 1998, compared to 12.0 months as of December 31, 1997. At year-end, the market value of the held-to-maturity portfolio was $3,183 above book value, consisting of unrealized gains of $3,226 and unrealized losses of $43.

     Investments in debt securities are classified as held-to-maturity and reported at cost adjusted for amortization and accretion of premiums and discounts, respectively. Equity securities are classified as available-for-sale and reported at fair value with the change in unrealized gains and losses, net of tax, in accumulated other comprehensive income included as a component of stockholders' equity. For the year ended December 31, 1998, Bancorporation recorded a $8,397 increase in stockholders' equity ($12,918, net of tax effect of $4,521) on equity securities classified as available-for-sale. The equity securities principally consist of 167,600 shares of Class A and 45,900 shares of Class B common stock of First Citizens BancShares, Inc., Raleigh, North Carolina, 219,500 shares of common stock of First Spartan Financial Corporation and 231,000 shares of common stock of Heritage Bancorp, Inc. These four issues account for 93.67% of the dollar amount of equity securities.

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

Table 4: Investment Securities Analysis (Dollars in thousands)

                                                         1998                          1997                    1996
                                         ------------------------------------ ----------------------- -----------------------
                                                                    Taxable
                                             Book       Market    Equivalent       Book       Market       Book       Market
                                            Value       Value     Yield* (%)      Value       Value       Value       Value
                                         ----------- ----------- ------------  ----------- ----------- ----------- -----------
U. S. Government obligations:
 Within one year .......................  $298,688    $300,485        5.93      $259,201    $259,532    $228,451    $228,837
 One to five years .....................   267,404     268,459        5.00       263,514     264,546     197,985     198,255
                                          --------    --------                  --------    --------    --------    --------
 Total .................................   566,092     568,944        5.49       522,715     524,078     426,436     427,092
States and political subdivisions:
 Within one year .......................     1,793       1,798        6.80         4,854       4,866       4,087       4,092
 One to five years .....................    10,173      10,252        7.67         7,876       7,981      11,233      11,395
 Five to ten years .....................     5,474       5,679        9.21        11,896      12,166      14,889      15,195
 Over ten years ........................     7,123       7,145        9.83         8,038       8,079       9,535       9,601
                                          --------    --------                  --------    --------    --------    --------
 Total .................................    24,563      24,874        8.57        32,664      33,092      39,744      40,283
Other securities:
 Within one year .......................         -           -          -            145         143         100         100
 One to five years .....................       260         259        6.74           411         407         746         737
 Five to ten years .....................        50          50        9.15            50          48          69          68
 Over ten years ........................       321         342        5.43           511         529         703         714
                                          --------    --------                  --------    --------    --------    --------
 Total .................................       631         651        6.27         1,117       1,127       1,618       1,619
                                          --------    --------                  --------    --------    --------    --------
Total interest-earning investments .....   591,286     594,469        5.62       556,496     558,297     467,798     468,994
Stock and other investments ............    32,542      32,542          -         31,913      31,913      17,653      17,653
                                          --------    --------                  --------    --------    --------    --------
 Total portfolio .......................  $623,828    $627,011        5.62      $588,409    $590,210    $485,451    $486,647
                                          ========    ========                  ========    ========    ========    ========

* Taxable equivalent yield was calculated using the incremental statutory federal income tax rate as applicable.

LOANS (Dollars in thousands)


     Loans comprise the major portion of earning assets of Bancorporation, with average loans accounting for 69.63% and 70.00% of average earning assets as of December 31, 1998 and 1997, respectively. Gross loans increased $144,632 or 10.13% to $1,573,069 as of December 31, 1998, from $1,428,437 as of December
31, 1997. Of the total increase, $42 represents loans obtained in acquisitions. The remaining loan growth of $144,590 represents an internal growth rate for loans of 10.12%. Most of the increase in loans was attributable to an increase in loans secured by 1-4 family residential properties, which increased $103,770 or 16.82%, followed by commercial real estate loans, which increased $25,398 or 9.32%. The portfolio mix did not change significantly in 1998 and no major change is expected in 1999. Bancorporation desires to make business loans for productive purposes where the business has adequate capital and management expertise to succeed. Consumer loans are granted for many purposes, provided that underwriting criteria are met. The ability and willingness of the borrower to repay debt are primary factors in granting credit. Repayment ability is established by review of past and future cash flow coverage for businesses or debt-to-income ratio for consumers. The willingness of the borrower to repay debt is reviewed through trade credit for businesses and credit bureau reports and other traditional methods for consumers. Collateral guarantees, loan-to-value ratios and loan terms, are based on industry and/or regulatory standards depending on loan purpose and the composition of collateral provided.

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

Table 5: Distribution of Loans (Dollars in thousands)

                                                   December 31,
                                  -----------------------------------------------
                                           1998                    1997
                                  ----------------------- -----------------------
                                                   % of                    % of
                                                  Total                   Total
                                     Balance      Loans      Balance      Loans
                                  ------------- --------- ------------- ---------
Type of Loan:
Real estate loans:
Construction and land
 development .................... $   38,138        2.42  $   23,837        1.67
Secured by 1-4 family
 residential properties .........    720,887       45.83     617,117       43.20
Commercial ......................    297,918       18.94     272,520       19.08
Loans for purchasing and
 carrying securities ............        643         .04         817         .06
Loans to farmers ................      8,984         .57       7,917         .55
Commercial and Industrial
 loans ..........................    140,541        8.93     128,584        9.00
Loans to individuals for
 household, family and
 other personal
 expenditures ...................    337,051       21.43     356,612       24.97
Other loans, all
 attributable to domestic
 operations .....................     28,907        1.84      21,033        1.47
                                  ----------      ------  ----------      ------
 Total .......................... $1,573,069      100.00  $1,428,437      100.00
                                  ==========      ======  ==========      ======



                                                               December 31,
                                  ----------------------------------------------------------------------
                                           1996                    1995                    1994
                                  ----------------------- ----------------------- ----------------------
                                                   % of                    % of                  % of
                                                  Total                   Total                  Total
                                     Balance      Loans      Balance      Loans     Balance      Loans
                                  ------------- --------- ------------- --------- ----------- ----------
Type of Loan:
Real estate loans:
Construction and land
 development .................... $   18,228        1.44  $   16,334        1.47  $  7,888          .84
Secured by 1-4 family
 residential properties .........    555,149       43.72     459,283       41.22   388,997        41.51
Commercial ......................    236,800       18.65     200,088       17.96   173,690        18.54
Loans for purchasing and
 carrying securities ............        681         .05         614         .06       484          .05
Loans to farmers ................      6,806         .54       6,338         .57     5,843          .62
Commercial and Industrial
 loans ..........................    102,404        8.06      92,641        8.31    84,900         9.06
Loans to individuals for
 household, family and
 other personal
 expenditures ...................    337,589       26.59     332,817       29.86   269,693        28.79
Other loans, all
 attributable to domestic
 operations .....................     12,122         .95       6,144         .55     5,530          .59
                                  ----------      ------  ----------      ------  --------       ------
 Total .......................... $1,269,779      100.00  $1,114,259      100.00  $937,025       100.00
                                  ==========      ======  ==========      ======  ========       ======

Table 6: Maturities and Rate Sensitivity of Loans - December 31, 1998 (Dollars in thousands)

                                                                             Over 1        Over
                                                                1 Year      through         5
                                                    Total      or less      5 Years       Years
                                                ------------ ----------- ------------- -----------
Type of Loan:
 Construction and land development ............  $   38,138   $ 24,931    $   13,207    $      -
 Commercial, financial and agricultural .......     476,993    108,050       283,227      85,716
 Real estate, individual and other ............   1,057,938    117,029       856,351      84,558
                                                 ----------   --------    ----------    --------
 Total ........................................  $1,573,069   $250,010    $1,152,785    $170,274
                                                 ==========   ========    ==========    ========
Rate Sensitivity for Loans (over one year):
 Predetermined rate ...........................  $1,068,367               $  932,866    $135,501
 Floating or adjustable rate ..................     254,692                  219,919      34,773
                                                 ----------               ----------    --------
 Total ........................................  $1,323,059               $1,152,785    $170,274
                                                 ==========               ==========    ========

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

PROVISION AND RESERVE FOR LOAN LOSSES (Dollars in thousands)


     The provision for loan losses totaled $4,303 for the year ended December 31, 1998, exceeding net chargeoffs of $2,132. The provision increased by $62 or 1.46% from the provision for the year ended December 31, 1997.

     Bancorporation manages credit risk through a variety of methods including credit scoring, establishing loan type parameters and underwriting. In addition, credit management is centralized using a standardized system of controls and subjecting the portfolio to detailed credit reviews by individuals independent of the lending function. In establishing an appropriate level of reserve, the financial condition of the individual borrower is assessed and a determination of the value and adequacy of the underlying collateral and loss and delinquency trends are considered. Management believes that the reserve for loan losses of $28,306 provides adequate coverage against potential loss exposure as of December 31, 1998, although no assurance can be given that the on-going evaluation of the portfolio in light of economic conditions will not warrant additional provision. Improved conditions within Bancorporation's loan and commitments portfolio, including reduced delinquencies and continued economic improvement, led to a reduction in the reserve to 1.80% of gross loans from 1.83% as of December 31, 1998 and 1997, respectively. Coverage ratios of nonperforming loans were 1,259.16% for 1998 and 956.98% for 1997.

     Net charge-offs for the year ended December 31, 1998, totaled $2,132, or .14% of average loans, an increase of $543 from $1,589, or .12% of average loans in 1997. Recoveries represented 44.90% of gross loans charged off versus 51.72% for the year ended December 31, 1997.

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

Table 7: Reserve for Loan Losses (Dollars in thousands)

                                                 1998       1997       1996       1995       1994
                                              ---------- ---------- ---------- ---------- ----------
Beginning loan loss reserve .................  $26,135    $23,483    $21,153    $19,249    $18,061
Charge-offs:
 Commercial, financial and agricultural .....      302         64        186         35          -
 Real estate ................................      698        563        506        421        607
 Commercial loans to individuals ............      778        621      1,002        462        362
 Installment loans to individuals ...........    2,078      2,037      1,660      1,036      1,181
 All other loans ............................       13          6          -          -          -
                                               -------    -------    -------    -------    -------
 Total charge-offs ..........................    3,869      3,291      3,354      1,954      2,150
Recoveries:
 Commercial, financial and agricultural .....        8         37         20          -         10
 Real estate ................................      621        920        498        294        265
 Commercial loans to individuals ............      720        347        239        190        167
 Installment loans to individuals ...........      388        398        353        391        338
                                               -------    -------    -------    -------    -------
 Total recoveries ...........................    1,737      1,702      1,110        875        780
                                               -------    -------    -------    -------    -------
 Total net charge-offs ......................    2,132      1,589      2,244      1,079      1,370
Provision for loan losses ...................    4,303      4,241      4,574      2,686      2,558
Reserves related to acquisitions ............        -          -          -        297          -
                                               -------    -------    -------    -------    -------
Ending loan loss reserve ....................  $28,306    $26,135    $23,483    $21,153    $19,249
                                               =======    =======    =======    =======    =======

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

Table 8: Allocation of Reserve for Loan Losses (Dollars in thousands)

                                                          December 31,
                                   -----------------------------------------------------------
                                          1998                1997                1996
                                   ------------------- ------------------- -------------------
                                                % of                % of                % of
                                               Loans               Loans               Loans
                                                 to                  to                  to
                                               Total               Total               Total
                                    Reserve    Loans    Reserve    Loans    Reserve    Loans
                                   --------- --------- --------- --------- --------- ---------
Real estate-construction .........  $   100      2.42   $   100      1.67   $   100      1.44
Real estate-mortgage .............    8,426     64.77     8,402     62.28     7,255     62.37
Installment loans to
individuals ......................    7,617     21.43     6,595     24.97     2,579     26.59
Commercial, financial and
 agricultural ....................    2,131     11.38     2,124     11.08     1,814      9.60
Unallocated ......................   10,032        -      8,914        -     11,735        -
                                    -------    ------   -------    ------   -------    ------
 Total ...........................  $28,306    100.00   $26,135    100.00   $23,483    100.00
                                    =======    ======   =======    ======   =======    ======



                                                 December 31,
                                   ----------------------------------------
                                          1995                 1994
                                   ------------------- --------------------
                                                % of                % of
                                               Loans                Loans
                                                 to                  to
                                               Total                Total
                                    Reserve    Loans    Reserve     Loans
                                   --------- --------- --------- ----------
Real estate-construction .........  $   100      1.47   $    16        .84
Real estate-mortgage .............    7,508     59.18     3,719      60.05
Installment loans to
individuals ......................    2,562     29.86     1,792      28.79
Commercial, financial and
 agricultural ....................    1,581      9.49     1,015      10.32
Unallocated ......................    9,402        -     12,707         -
                                    -------    ------   -------     ------
 Total ...........................  $21,153    100.00   $19,249     100.00
                                    =======    ======   =======     ======

Table 9: Analysis of Asset Quality (Dollars in thousands)

                                              1998                  1997
                                     ---------------------- --------------------
                                                   % of                  % of
                                                   Total                 Total
                                      Balance      Loans     Balance     Loans
                                     --------- ------------ --------- ----------
Risk Elements:
Nonaccrual loans ...................  $2,248           .14   $2,653         .19
Restructured loans .................       0           .00       78         .01
                                      ------      --------   ------      ------
 Total nonperforming loans .........   2,248           .14    2,731         .20
Loans past due 90 days .............   1,522           .10    1,497         .10
                                      ------      --------   ------      ------
 Total .............................  $3,770           .24   $4,228         .30
                                      ======      ========   ======      ======
Nonperforming Assets:
Commercial, financial and
 agricultural ......................  $  391           .02   $  463         .03
Consumer ...........................      85           .01       26         .00
Real estate ........................   1,772           .11    2,242         .16
                                      ------      --------   ------      ------
 Total nonperforming loans .........   2,248           .14    2,731         .19
Other real estate owned ............     402           .03      572         .04
                                      ------      --------   ------      ------
 Total .............................  $2,650           .17   $3,303         .23
                                      ======      ========   ======      ======
Asset Quality Ratios:
Reserve to year-end loans ..........                 1.80%                1.83%
Net chargeoffs to average
 loans .............................                  .14                  .12
Coverage ratio .....................             1,259.16               956.98



                                             1996                 1995                 1994
                                     -------------------- -------------------- --------------------
                                                  % of                 % of                 % of
                                                  Total                Total                Total
                                      Balance     Loans    Balance     Loans    Balance     Loans
                                     --------- ---------- --------- ---------- --------- ----------
Risk Elements:
Nonaccrual loans ...................  $2,920         .23   $3,323         .30   $2,865         .31
Restructured loans .................     128         .01      569         .05    1,323         .14
                                      ------      ------   ------      ------   ------      ------
 Total nonperforming loans .........   3,048         .24    3,892         .35    4,188         .45
Loans past due 90 days .............   2,261         .18    1,747         .16      827         .09
                                      ------      ------   ------      ------   ------      ------
 Total .............................  $5,309         .42   $5,639         .51   $5,015         .54
                                      ======      ======   ======      ======   ======      ======
Nonperforming Assets:
Commercial, financial and
 agricultural ......................  $  559         .04   $  951         .09   $  238         .03
Consumer ...........................      83         .01       38         .00      106         .01
Real estate ........................   2,406         .19    2,903         .26    3,844         .41
                                      ------      ------   ------      ------   ------      ------
 Total nonperforming loans .........   3,048         .24    3,892         .35    4,188         .45
Other real estate owned ............     518         .04      473         .04      270         .03
                                      ------      ------   ------      ------   ------      ------
 Total .............................  $3,566         .28   $4,365         .39   $4,458         .48
                                      ======      ======   ======      ======   ======      ======
Asset Quality Ratios:
Reserve to year-end loans ..........               1.85%                1.90%                2.05%
Net chargeoffs to average
 loans .............................                .19                  .11                  .15
Coverage ratio .....................             770.44               543.50               459.62

     Any loans classified by the Bank or regulatory examiners as loss, doubtful, substandard or special mention that have not been disclosed hereunder or under the "Loans" or "Asset Quality" narrative discussions do not (1) represent or result from trends or uncertainties that management expects will materially impact future operating results, liquidity or capital resources, or
(2) represent material credits as to which management is aware of any information that causes serious doubt as to the ability of such borrowers to comply with the loan repayment terms.

     Interest income related to nonaccrual and restructured loans that would have been recognized if such loans were current in accordance with their original contractual terms did not differ materially from the amounts actually recognized.

     Based upon an ongoing assessment of risk elements in the portfolio and factors affecting credit quality, it is management's opinion that there are currently no significant unidentified potential problem credits. However, factors affecting a borrower's repayment ability may vary due to changing economic conditions and other factors that may affect loan quality.

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

FUNDING SOURCES (Dollars in thousands)


     Bancorporation's primary source of funds is its deposit base. Average deposits increased 8.98% to $1,909,183 as of December 31, 1998 from $1,751,791 as of December 31, 1997. As of December 31, 1998, deposits increased $158,067 to $2,037,487 or 8.41%. Acquisitions during 1998 accounted for $23,774 or 15.04% of deposit growth.

     Core deposits financed loan and investment activity. Core deposits are defined as demand deposits, savings, NOW, money market accounts and time deposits under one hundred thousand dollars. As of December 31, 1998, $1,898,545 or 93.18% of total deposits of $2,037,487 were considered core deposits. As of December 31, 1997, $1,745,084 or 92.85% of total deposits of $1,879,420 were considered core deposits.

     Purchased funds, which consist of large time deposits and short-term borrowings, are another source of funds. As of December 31, 1998, large time deposits increased $4,606 or 3.43% to $138,942 as compared to $134,336 as of December 31, 1997. Short-term borrowings, which consist primarily of federal funds purchased and securities sold under agreements to repurchase, averaged $192,654 in 1998 compared to $159,275 in 1997, an increase of 20.97%.

Table 10: Time Deposits of $100 Thousand and Over (Dollars in thousands)

                                                        December 31,
                                          -----------------------------------------
                                               1998          1997          1996
                                          ------------- ------------- -------------
3 months or less ........................   $  57,792     $  74,785     $  66,274
Over 3 months through 6 months ..........      41,244        22,330        22,741
Over 6 months through 12 months .........      27,979        22,628        24,642
Over 12 months ..........................      11,927        14,593         8,000
                                            ---------     ---------     ---------
 Total ..................................   $ 138,942     $ 134,336     $ 121,657
                                            =========     =========     =========
Percent of Total Deposits ...............        6.82%         7.15%         7.32%

Table 11: Deposit Analysis (Dollars in thousands)

                                                                         December 31,
                                          ---------------------------------------------------------------------------
                                                    1998                     1997                    1996
                                          ------------------------ ------------------------ -----------------------
                                             Average      Average      Average      Average      Average     Average
                                             Balance     Rate (%)      Balance     Rate (%)      Balance     Rate (%)
                                          ------------- ----------  ------------- ----------  ------------- ---------
Demand deposits .........................  $  331,466         -      $  294,929         -      $  254,709         -
NOW accounts ............................     475,669       1.86        412,241       1.90        364,023       1.92
Market rate savings .....................     297,847       3.35        281,386       3.28        267,027       3.08
Regular and premium savings .............      16,240       2.88         17,438       2.54         19,133       2.51
Time deposits of $100 thousand & over ...     135,845       5.27        127,452       5.33        110,979       5.35
Other time deposits .....................     652,116       5.18        618,345       5.26        554,144       5.33
                                           ----------                ----------                ----------
 Total ..................................  $1,909,183                $1,751,791                $1,570,015
                                           ==========                ==========                ==========

Table 12: Federal Funds Purchased and Securities Sold Under Agreements to
       Repurchase Analysis (Dollars in thousands)

                                                               1998                   1997                  1996
                                                      ---------------------- ---------------------- ---------------------
                                                         Amount    Rate (%)      Amount    Rate (%)      Amount    Rate (%)
                                                      ----------- ----------  ----------- ----------  ----------- ---------
At year-end:
 Securities sold under agreements to repurchase .....  $204,702   4.39         $184,168   5.04         $132,891       4.67
Average for the year:
 Federal funds purchased ............................  $  2,934   5.97         $  1,192   6.02         $  1,482       5.37
 Securities sold under agreements to repurchase .....   189,720   4.73          158,083   4.86          113,137       4.81
                                                       --------                --------                --------
 Total ..............................................  $192,654   4.75         $159,275   4.87         $114,619       4.82
                                                       ========                ========                ========
Maximum month-end balance:
 Federal funds purchased ............................  $  4,400                $ 17,300                $  7,300
 Securities sold under agreements to repurchase .....   236,278                 184,168                 139,030

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

NONINTEREST INCOME (Dollars in thousands)


     Total noninterest income increased 16.65% to $28,907 for the year ended December 31, 1998, compared to $24,781 for the year ended December 31, 1997. Growth in the current year was primarily due to an increase in service charges on deposit accounts as the result of growth in the number of deposit accounts, the repricing of charges and an increased emphasis on collecting service fees.

Table 13: Noninterest Income (Dollars in thousands)

                                                                         Year Ended December 31,
                                                   -------------------------------------------------------------------
                                                                   %                      %                      %
                                                                Change                 Change                 Change
                                                      1998       98/97       1997       97/96       1996       96/95
                                                   ---------- ----------  ---------- ----------  ---------- ----------
Service charges on deposit accounts ..............  $16,371       13.48    $14,426       19.09    $12,114       13.62
Commission and fees from fiduciary activities ....    1,531       17.95      1,298       35.49        958       20.96
Fees for other customer services .................    2,219        3.26      2,149     ( 7.77)      2,330     (  .85)
Mortgage servicing ...............................    2,211        1.14      2,186        8.27      2,019        2.28
Bankcard discount ................................    3,240       16.17      2,789       19.49      2,334       13.74
Insurance premiums earned ........................    1,879       27.48      1,474       31.02      1,125     ( 4.82)
Gain on sale of securities .......................       36     (29.41)         51     (93.56)        792      100.00
Other ............................................    1,420      248.04        408     (30.26)        585     (15.46)
                                                    -------                -------                -------
 Total ...........................................  $28,907       16.65    $24,781       11.34    $22,257       12.96
                                                    =======                =======                =======

NONINTEREST EXPENSE (Dollars in thousands)


     Total noninterest expense for the year ended December 31, 1998 increased $7,951 or 10.94% to $80,609, as compared to an increase of $7,585 or 11.66% to $72,658 for the year ended December 31, 1997. Most of the increase is attributable to an increase in salaries and employee benefits, depreciation on new buildings and equipment and other expenses, offset by a $1,764 decrease in amortization of intangibles.

Table 14: Noninterest Expense (Dollars in thousands)

                                                              Year Ended December 31,
                                         ------------------------------------------------------------------
                                                         %                      %                     %
                                                      Change                 Change                 Change
                                            1998       98/97       1997       97/96       1996      96/95
                                         ---------- ----------  ---------- ----------  ---------- ---------
Salaries and employee benefits ........   $36,674       11.97    $32,752       14.13    $28,697       1.41
Net occupancy expense of premises .....     5,443       16.20      4,684       15.65      4,050      13.16
Furniture and equipment expense .......     5,594       22.14      4,580       21.26      3,777     (1.59)
Stationery and supplies ...............     1,434     ( 2.05)      1,464        4.13      1,406      19.56
Telephone .............................     1,729       16.90      1,479        7.80      1,372       8.89
Amortization of intangibles ...........     6,886     (20.39)      8,650       20.61      7,172      26.33
Bankcard processing fees ..............     3,698       31.00      2,823       20.80      2,337      14.28
Data processing fees ..................     6,540       14.94      5,690        7.97      5,270      15.60
Other .................................    12,611       19.69     10,536      (4.15)     10,992     (6.36)
                                          -------                -------                -------
 Total ................................   $80,609       10.94    $72,658       11.66    $65,073       4.67
                                          =======                =======                =======

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

INTANGIBLE ASSETS (Dollars in thousands)


     As of December 31, 1998, intangible assets totaled $17,167, representing a $3,360 net decrease from $20,527 as of December 31, 1997. Amortization expense related to intangible assets was $6,886 or 20.39% lower than $8,650 for the year ended December 31, 1997. The decrease was due to prior acquisitions being fully amortized and only one month's amortization on the acquisition in 1998 which occurred in December.

Table 15: Intangible Assets (Dollars in thousands)

                                                                 December 31,
                                ------------------------------------------------------------------------------
                                          1998                      1997                      1996
                                ------------------------- ------------------------- ------------------------
                                 Balance    Amortization    Balance    Amortization    Balance    Amortization
                                 -----      -----           -----      -----           -----      -----
Intangible Assets:
Goodwill ......................  $ 14,519   $      5,808    $ 17,813   $      6,181    $ 14,926  $      4,143
Deposit based premium .........         0            596         596          1,681       2,277         1,957
Mortgage servicing rights .....     2,648            482       2,118            788       2,243         1,072
                                 --------   ------------    --------   ------------    --------  ------------
 Total ........................  $ 17,167   $      6,886    $ 20,527   $      8,650    $ 19,446  $      7,172
                                 ========   ============    ========   ============    ========  ============

CAPITAL ADEQUACY

     The Federal Reserve Board and the Federal Deposit Insurance Corporation have issued risk-based capital guidelines for United States banking corporations. The objective of these guidelines is to provide a uniform capital measurement that is more sensitive to variations in risk profiles of banking corporations.

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

     Bancorporation's Tier 1 capital ratio at year-end was 13.01% compared to 9.13% in 1997. The total risk-based capital ratio was 14.27% compared to 10.49% in 1997. Both of these measures exceed the regulatory minimums of 4.00% for Tier 1 and 8.00% for total risk-based capital. Based on the guidelines above, Bancorporation is well-capitalized. Refer to Note 17 "Capital Matters" for further analysis of risk-based requirements.

Table 16: Capital Adequacy (Dollars in thousands-except per share data)

                                                                       December 31,
                                         ------------------------------------------------------------------------
                                              1998           1997           1996           1995          1994
                                         -------------  -------------  -------------  -------------  ------------
 Total Stockholders' Equity:
 Year-end ..............................   $ 174,175      $ 158,418      $ 132,641      $ 112,086     $  98,025
 Average ...............................     169,422        144,961        122,110        104,245        92,161
 Book value per common share ...........      185.41         166.95         139.21         115.32        100.41
 Tier 1 capital ratio ..................       13.01%          9.13%          8.90%          8.62%         8.95%
 Total risk-based capital ratio ........       14.27          10.49          10.39          10.35         11.04
 Internal Capital Generation:
 Return on average equity ..............       13.94%         15.02%         15.52%         12.04%        10.69%
 Earnings retention rate ...............       99.28          99.21          99.10          98.64         98.26
 Dividend payout ratio .................         .72            .79            .90           1.36          1.74
 Internal capital generation rate* .....       13.84          14.90          15.38          11.88         10.50

* Return on Average Equity x Earnings Retention Rate = Internal Capital Generation Rate

INCOME TAXES (Dollars in thousands)


     Applicable income taxes increased $941 or 7.99% for the year. Income taxes computed at the statutory rate are reduced primarily by the interest earned on state and municipal debt securities and obligations (which are exempt from Federal taxes) which results in substantial interest savings for local governments and their constituents.

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

     Bancorporation has historically maintained strong liquidity through increases in core deposits and investment maturities. Core deposits were $1,898,545, or 93.18% of total deposits, slightly up from $1,745,084 or 92.85%
as of December 31, 1997. The weighted average maturity of U.S. Government obligations, which make up 90.74% of the investment portfolio as of December 31, 1998, remains relatively short at 10.6 months.

     The FDIC has standard guidelines as to what it considers adequate liquidity in a bank's portfolio. The liquidity ratio (net cash and short-term and marketable assets as a percentage of net deposits and short-term liabilities) is used as the measure with a desired range of 20.00 to 25.00%. Bancorporation's liquidity ratio at year-end was 23.54%.

INTEREST RATE RISK (Dollars in thousands)


     Management of interest rate risk involves maintaining an appropriate balance between interest-sensitive assets and interest-sensitive liabilities (interest rate sensitivity gap) and reducing Bancorporation's risk of major changes in net interest income in periods of rapidly changing interest rates. A negative gap (interest-sensitive liabilities greater than interest-sensitive assets) in periods when interest rates are declining will tend to increase net interest income. Conversely, a negative gap in periods when interest rates are rising will tend to reduce net interest income. The net cumulative gap position reflects Bancorporation's sensitivity to interest rate changes over time. This calculation is a static measure and is not a prediction of net interest income. Gap analysis is the simplest representation of Bancorporation's interest rate sensitivity. It does not reveal the impact of factors such as administered rates (e.g., the prime lending rate), pricing strategies on its consumer and business deposits and changes in the balance sheet mix.

     The objective of the asset/liability management process is to manage and control the sensitivity of Bancorporation's income to changes in market interest rates. This process is under the direction of the ALCO, comprised of senior bank executives. The ALCO seeks to maximize earnings while ensuring that the risks to those earnings from adverse movements in interest rates are kept within specified limits deemed acceptable by Bancorporation. Accordingly, the ALCO conducts comprehensive simulations of net interest income under a variety of market interest rate scenarios. These simulations provide the ALCO with an estimate of earnings at risk given changes in interest rates. While the ALCO sees the opportunities and benefits of utilizing derivative financial instruments such as, primarily interest rate swaps, caps and floors, to improve the gap, it has elected not to use such instruments given the risk inherent in such instruments.

     As indicated in the interest rate sensitivity table below, the twelve-month cumulative gap, representing the total net assets and liabilities that are projected to reprice over the next twelve months, was liability sensitive in the amount of $168.8 million at December 31, 1998 However, this negative position remained within the acceptable parameters, of plus or minus 20% at 365 days, as listed in Bancorporation's Statement of Funds Policy. This Statement is guided by asset quality, liquidity and earnings, and describes Bancorporation's policy with respect to sources and uses of funds, dividends and limitations on interbank liabilities. The responsibility for funds management resides with the Chief Financial Officer with overall guidance provided by the Chairman and President. Management continues to seek ways to balance the gap position and reduce exposure to interest rate fluctuations. Closely monitoring the volume of new fixed rate commercial loans and promotion of our home equity line product have produced positive results in this effort and management will continue to pursue these alternatives in 1999.

Table 17: Interest-Sensitivity Analysis as of December 31, 1998 (Dollars in thousands)

                                                  1-30        31-90         91-180       181-365        Non-Rate
                                                  Days         Days          Days          Days      Sensitive and
                                               Sensitive    Sensitive     Sensitive     Sensitive    Over One Year      Total
                                              ----------- ------------- ------------- ------------- --------------- -------------
Earning Assets:
Loans .......................................  $413,549    $   51,956    $   70,127    $  113,361      $  924,076    $1,573,069
Investment securities .......................    65,229        51,714        69,757       156,155         280,973       623,828
                                               --------    ----------    ----------    ----------      ----------    ----------
 Total earning assets .......................  $478,778    $  103,670    $  139,884    $  269,516      $1,205,049    $2,196,897
Interest-Bearing Liabilities:
Savings and core time deposits ..............  $124,611    $  179,703    $  237,519    $  287,073      $  715,400    $1,544,306
Time deposits of $100 thousand and over .....    43,507        30,984        24,545        27,979          11,927       138,942
Short-term debt .............................   204,702             -             -             -               -       204,702
Long-term debt ..............................         -             -             -             -          50,000        50,000
                                               --------    ----------    ----------    ----------      ----------    ----------
 Total interest-bearing liabilities .........   372,820       210,687       262,064       315,052         777,327     1,937,950
Other sources - net .........................         -             -             -             -         258,947       258,947
                                               --------    ----------    ----------    ----------      ----------    ----------
Total sources - net .........................  $372,820    $  210,687    $  262,064    $  315,052      $1,036,274    $2,196,897
Interest-sensitivity gap ....................   105,958      (107,017)     (122,180)      (45,536)     $  168,775             -
                                               --------    ----------    ----------    ----------
Cumulative interest-sensitive gap ...........  $105,958    $   (1,059)   $ (123,239)   $ (168,775)              -             -
                                               ========    ==========    ==========    ==========

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

MARKET RATE RISK

     In January 1997, the Securities and Exchange Commission adopted new rules that require more comprehensive disclosures of accounting policies for derivatives as well as enhanced quantitative and qualitative disclosures of market risk for derivatives and other financial instruments. The market risk disclosures must be presented for most financial instruments, classified into two portfolios: financial instruments entered into for trading purposes and all other financial instruments (non-trading purposes). Bancorporation holds no derivative financial instruments and does not maintain a trading portfolio.

     Table 18 summarizes the expected maturities and weighted average effective yields and rates associated with Bancorporation's financial instruments. Cash and cash equivalents, federal funds sold, federal funds purchased and securities sold under agreements to repurchase are excluded from Table 18 as their respective carrying values approximate their fair values. These financial instruments generally expose Bancorporation to insignificant market risk as they have either no stated maturities or an average maturity of less than 30 days and carry interest rates that approximate market rates. For further information on the estimated fair value of financial instruments, see Note 16 to the consolidated financial statements.

Table 18: Market Risk Disclosure (Dollars in thousands)

                                       1999          2000          2001
                                  ------------- ------------- --------------
Investment securities:
 Fixed rate amount ..............   $ 333,023     $ 269,215     $    1,955
 Weighted average yield .........        5.94%         5.01%         6.75  %
Loans:
 Fixed rate amount ..............   $ 378,664     $ 238,901     $  226.276
 Weighted average yield .........        8.41%         8.07%         7.99  %
 Variable rate amount ...........   $  69,444     $  17,343     $   15,338
 Weighted average yield .........        8.25%         8.53%         8.40  %
Deposits:
 Fixed rate amount ..............   $ 956,200     $ 187,919     $  187,210
 Weighted average rate ..........        4.42%         2.96%         2.95  %
Long-term debt:
 Variable rate amount ...........           -             -              -
 Weighted average rate ..........           -             -              -



                                                                            Estimated
                                                                           Fair Value
                                      2002         2003      Thereafter   Year-end 1998
                                  ------------ ------------ ------------ --------------
Investment securities:
 Fixed rate amount ..............   $  1,750     $  4,917     $ 12,968     $  639,643
 Weighted average yield .........       6.74%        7.50%        9.45%             -
Loans:
 Fixed rate amount ..............   $187,110     $217,198     $160,308     $1,538,040
 Weighted average yield .........       7.92%        7.72%        7.92%             -
 Variable rate amount ...........   $ 12,218     $ 10,673     $ 39,596     $  166,442
 Weighted average yield .........       8.24%        8.21%        7.52%             -
Deposits:
 Fixed rate amount ..............   $176,916     $174,913     $354,329     $2,078,293
 Weighted average rate ..........       2.82%        2.79%        5.20%             -
Long-term debt:
 Variable rate amount ...........          -            -     $ 50,000     $   73,210
 Weighted average rate ..........          -            -         8.25%             -

EARNINGS AND BALANCE SHEET ANALYSIS - 1997 COMPARED TO 1996 (Dollars in thousands)


     Net income was $21,770 for the year ended December 31, 1997, up 14.86% from $18,954 earned for the year ended December 31, 1996. Earnings per share was $23.24 compared to $20.02 in 1996. Return on average assets was 1.05% in 1997 compared to 1.04% for 1996.

     Net interest income was $85,663 for the year ended December 31, 1997 increasing 11.74% from $76,665 for the year ended December 31, 1996. The net interest margin decreased for the year ended December 31, 1997 to 4.54% from 4.62% for the year ended December 31, 1996. Despite a decrease in net interest margin, net interest income increased as a result of growth in average earning assets due to acquisitions and promotional activities.

     The provision for loan losses was $4,241 and $4,574 for the year ended December 31, 1997 and 1996, respectively. Reserve for loan losses totaled $26,135 or 1.83% of gross loans and 956.98% of nonperforming loans compared to 1.85% of gross loans and 770.44% of nonperforming loans at December 31, 1996.

     Average loans increased 12.74% to $1,243,256 as of December 31, 1997 up from $1,191,431 as of December 31, 1996. The majority of growth occurred in one-to-four family residential loans. Investment securities averaged $538,086 as of December 31, 1997 decreasing by $67,469 or 17.34% compared to December 31, 1996. Average temporary investments in federal funds increased to $28,167 at December 31, 1997 from $17,147 as of December 31, 1996 and represented 1.47% and 1.01% of average earning assets in 1997 and 1996, respectively.

     Total deposits averaged $1,751,791 as of December 31, 1997, an increase of $181,776 or 11.58% compared to December 31, 1996. Core deposits increased $205,669 or 13.36% to $1,745,084 as of December 31, 1997. The majority of the growth occurred in Market Rate savings, NOW accounts and time deposits.

     Noninterest income increased 11.34% to $24,781 for the year ended December 31, 1997 compared to $22,257 for the year ended December 31, 1996. The increase in noninterest income was primarily due to an increase in service charges on deposits and the repricing of charges, and an increase emphasis on collecting service fees. Noninterest expense for the year ended December 31, 1997 was $72,658 representing a 11.66% increase from December 31, 1996. Intangible assets totaled $20,527 in 1997 which represents a $1,081 increase from $19,446 at December 31, 1996.

     The average leverage capital ratio was 5.71% at December 31, 1997, up from 5.54% as of December 31, 1996. Total equity capital equaled 7.04% of total assets at December 31, 1997 compared to 6.81% as of December 31, 1996.

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

ACCOUNTING AND REGULATORY MATTERS (Dollars in thousands)


     In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income", which requires that changes in the amounts of comprehensive income items, currently reported as separate components of equity, be shown in a financial statement, displayed as prominently as other financial statements. The most common components of other comprehensive income include foreign currency translation adjustments, minimum pension liability adjustments and/or unrealized gains and losses on available-for-sale securities. SFAS No. 130 does not require a specific format for the new financial statement, but does require that an amount representing total comprehensive income be reported. Bancorporation adopted SFAS No. 130 in 1998, and it has had no material effect on current or prior periods presented.

     In June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information", which establishes new standards for segment reporting. SFAS No. 131 requires reporting of certain information about operating segments in complete sets of financial statements of the enterprise and in condensed financials statements of interim periods issued to shareholders. It also requires that public enterprises report certain information about their products and services, the geographic areas in which they operate and their major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997 and was adopted by Bancorporation in 1998. Disclosures regarding the business segments are included in "Notes to Consolidated Financial Statements" (Note 1).

     In February 1998, the FASB issued SFAS No. 132 "Employers Disclosures about Pensions and Other Postretirement Benefits", an amendment of SFAS Nos. 87, 88 and 106. SFAS No. 132 revises employers' disclosures about pensions and other postretirement benefit plans. It does not change the measurement or recognition of those plans. SFAS No. 132 is effective for fiscal years beginning after December 15, 1997 and has been adopted by Bancorporation in 1998. The effects of adoption are not material.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. Although Bancorporation does not have derivative instruments, management, as of January 1, 1999, has elected to transfer the U.S. Government obligations portion of its held-to-maturity securities into the available-for-sale category, which is allowed as a provision in SFAS No. 133. The total to be transferred to the available-for-sale category will be $568,944 with an adjustment to stockholders' equity for $1,854, net of tax effect of $998.

     In October 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage Backed Securities Retained After the Securitization of Mortgages Held for Sales by a Mortgage Banking Enterprise." SFAS No. 134 requires that after an entity that is engaged in mortgage banking activities has securitized mortgage loans that are held-for-sale, it must classify the resulting mortgage-backed securities or other retained interests based on its ability and intent to sell or hold those investments. The statement is effective for fiscal years beginning after December 15, 1998, and Bancorporation plans to adopt SFAS No. 134 in 1999.

YEAR 2000 (Dollars in thousands)


     General - The Year 2000 ("Y2K") issue confronting Bancorporation and its suppliers, customers, customers' suppliers and competitors centers on the inability of computer systems to recognize the year 2000. Many existing computer programs and systems originally were programmed with six digit dates that provided only two digits to identify the calendar year in the date field. With the impending new millennium, these programs and computers may recognize "00" as the year 1900 rather than the year 2000. Problems may also arise from other sources as well, such as the use of special codes and conventions in software that make use of the date field.

     Financial institution regulators recently have increased their focus upon Y2K compliance issues and have issued guidance concerning the responsibilities of senior management and directors. The Federal Financial Institutions Examination Council ("FFIEC") has issued several interagency statements on Y2K Project Management Awareness. These statements require financial institutions to, among other things, examine the Y2K implications of their reliance on vendors with respect to data exchange and the potential impact of the Y2K issue on their customers, suppliers and borrowers. These statements also require each federally regulated financial institution to survey its exposure, measure its risk and prepare a plan to address the Y2K issue. In addition, the federal banking regulators have issued safety and soundness guidelines to be followed by insured depository institutions, such as the Bank, to assure resolution of any Y2K problems. The federal banking regulators have asserted that Y2K testing and certification is a key safety and soundness issue in conjunction with regulatory exams and, thus, that an institution's failure to address appropriately the Y2K issue could result in supervisory action, including the reduction of the institution's supervisory ratings, the denial of applications for approval of mergers or acquisitions, or the imposition of civil money penalties.

     Risks - Like most financial service providers, Bancorporation and its operations may be significantly affected by the Y2K issue due to its dependence on information technology and date-sensitive data. Computer hardware, software and other equipment, both within and outside Bancorporation's direct control, and third parties with whom Bancorporation electronically or operationally interfaces (including, without limitation its customers and third party vendors) are likely to be affected. If computer systems are not modified to identify the year 2000, many computer applications could fail or create erroneous results. As a result, many calculations which rely on date field information, such as interest payments or due dates and other operating functions, could generate results which are significantly misstated, and Bancorporation could experience an inability to process transactions, prepare statements or engage in similar normal business activities. Likewise, under certain circumstances, a failure to adequately address the Y2K issue could adversely affect the viability of Bancorporation's suppliers and creditors and the creditworthiness of its borrowers. If not adequately addressed, the Y2K issue could result in a significant adverse impact on Bancorporation's operations and, in turn, its financial condition and results of operations.

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

     Costs - Bancorporation is determined to use all resources required to resolve any significant Y2K issues. Bancorporation's estimated aggregate expenses associated with Y2K matters are $3,000. This includes costs directly related to solving Y2K problems, such as modifying software and hiring Y2K consultants. The Y2K budget for 1998 was increased to $1,151 from $535 in the third quarter of 1998. The remaining Y2K budget through the year 2000 is $1,849. Expenses for the year ended December 31, 1998 were $880. Bancorporation is expensing all costs associated with required system changes as those costs are incurred and such costs are being funded through operating cash flows.

     Awareness - During March 1997, Bancorporation developed its plan to address the Y2K issue. Bancorporation hired consultants to direct Y2K compliance efforts. A Y2K Program Office ("PMO") consisting of in-house personnel is responsible for leading the overall Y2K process. The PMO is supported by the Executive Steering Committee ("Committee"), a group of senior managers within the organization that is chaired by the Chief Financial Officer. Both the PMO and the Committee meet monthly to review Y2K progress. A substantial portion of Bancorporation's data processing functions are performed by First Citizens Bank & Trust Company, Raleigh, North Carolina ("FCBNC") on its mainframe systems and/or systems supported by FCBNC. The PMO meets bi-monthly with FCBNC to monitor the status of their compliance efforts. Quarterly progress reports are made to Bancorporation's Board of Directors on the overall Y2K Program progress.

     Assessment - During the assessment phase of Bancorporation's Y2K plan, all systems were categorized as mainframe systems or non-mainframe systems, and as information technology ("IT") systems or non-IT systems. Further, each system was assigned to one of the following priority groups:

     1. Mission Critical - Significantly impacts external customers, regulatory reporting, or solvency.

     2. Operationally Dependent - Impacts the amount of time, effort or type of equipment used to accomplish the task.

     3. Supporting Function - Assists in service delivery.

     A general plan for dealing with each system was developed and responsibilities for each system were assigned to the appropriate personnel. This phase has been completed.

     Remediation - For each system, a determination was made as to whether a system modification, upgrade or replacement was necessary to achieve Y2K compliance, or whether the system was already Y2K compliant. For IT mainframe systems, FCBNC has remediated all applicable software.

     For IT non-mainframe systems, FCBSC's outside consultant is responsible for coordinating remediation with Bancorporation's staff, which, in most cases, entails the installation of upgrades provided by outside vendors. Of 90 non-mainframe systems, 54 have been remediated and tested as of December 31, 1998.

     Non-IT systems are more difficult to analyze for Y2K compliance and are dependent on vendor feedback to determine what will be necessary to achieve Y2K compliance. Bancorporation has mailed 101 environmental letters, involving heating, air conditioning, utilities, etc, to vendors with respect to its mission critical non-IT systems, which responses were due by December 31, 1998. 64 have replied that they are compliant and the remaining 37 responded that they would be compliant by June 1999. Bancorporation's Steering Committee will determine in the first quarter of 1999 the action to take on the operationally dependent and supporting non-IT systems.

     Confirmation - To prove that the new, modified or updated systems are Y2K compliant, testing is performed in an isolated environment to ensure that all date sensitive data is accurately processed. Bancorporation, in conjunction with FCBNC, is testing all systems with a minimum of three dates of December 31, 1999, January 3, 2000 and February 29, 2000. Additional dates are tested, if needed, to complete testing of each system.

     There are 34 mainframe applications to be tested. As of December 31, 1998, 25 have been tested. The remaining 9 are in process of being tested. Bancorporation has completed 58% of its testing on all applications, including 60% of Mission Critical applications, as of December 31, 1998. Testing on all remaining applications is due to be completed in the first half of 1999.

     During early 1998, Bancorporation identified commercial credit customers whose existing aggregate borrowings from the Bank exceeded $300. Discussions have been held with each borrowing customer to assess the customer's plan for and progress toward addressing the Y2K issue. Each customer was weighted as a high, medium or low risk based on the results of the discussions. These ratings were based on the customer's preparedness, vulnerability and plans for Y2K systems. Customers rated in the medium to high risk categories will be followed up and monitored on a periodic basis. Based on these discussions, Bancorporation's management does not believe that the impact of the Y2K issue on its commercial loan portfolio will be material. Consumer customers are not being monitored for Y2K as most of the loans are secured with collateral and losses, should they occur, are not expected to be material.

     An analysis has been performed to determine the readiness of the Bank's large deposit base customers (over $500), as related to Y2K issues. A letter and questionnaire were developed and mailed to customers on June 15, 1998, to be completed and returned by June 30, 1998. Out of 143 customers, 65, or 45%, responded. An overall review of the responses indicates awareness of the Y2K issue and that actions are being implemented to address those issues. While customers profess their readiness, they are still subject to the availability and readiness of vendors and suppliers. A review of large deposit base customers is being performed as of December 31, 1998 and compared to the June information. Bancorporation's Committee will make a determination in the first half of 1999 whether further action is needed.

     Bancorporation has reviewed its liquidity needs in terms of being able to respond to deposit base erosion as a result of Y2K concerns. Lines of credit have been established at other financial institutions to provide a potential source of funds and authority has been received from the Executive Committee of Bancorporation's Board of Directors to use the Federal Reserve Discount window as a source of funds, if needed.

     Contingency Plans - As of December 31, 1998, contingency plans for operational functions have been established to insure continued operation in critical areas. Bancorporation is currently tying individual contingency plans to the core business processes to determine minimum requirements to provide our customers with adequate service. Crisis management contingency plans for uncontrollable functions, such as phone, water and electrical services, are 90% complete as of December 31, 1998. Completion is pending on outside vendor testing dates and responses concerning the vendors' contingency plans.

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

SELECTED UNAUDITED QUARTERLY FINANCIAL DATA (Dollars in thousands - except per share data)

                                              First Quarter                          Second Quarter
                                  -------------------------------------- --------------------------------------
                                      1998         1997         1996           1998         1997         1996
                                  ------------ ------------ ------------   ------------ ------------ ------------
Interest income and fees ........  $  40,002    $  35,292    $  32,198      $  41,463    $  37,097    $  32,686
Interest expense ................    (17,529)     (15,321)     (14,246)       (18,541)     (15,998)     (13,925)
                                   ---------    ---------    ---------      ---------    ---------    ---------
Net interest income .............     22,473       19,971       17,952         22,922       21,099       18,761
Provision for loan losses .......       (281)        (997)      (1,020)        (2,001)      (1,403)      (1,290)
Noninterest income ..............      6,642        5,601        4,872          7,275        5,909        5,270
Noninterest expense .............    (19,091)     (17,097)     (15,212)       (19,567)     (18,025)     (15,702)
                                   ---------    ---------    ---------      ---------    ---------    ---------
Income before income taxes ......      9,743        7,478        6,592          8,629        7,580        7,039
Applicable income taxes .........     (3,424)      (2,670)      (2,432)        (2,965)      (2,686)      (2,387)
                                   ---------    ---------    ---------      ---------    ---------    ---------
Net income ......................  $   6,319    $   4,808    $   4,160      $   5,664    $   4,894    $   4,652
                                   =========    =========    =========      =========    =========    =========
Net income per common share .....  $    6.80    $    5.13    $    4.38      $    6.01    $    5.22    $    4.90

                                              Third Quarter                          Fourth Quarter
                                  -------------------------------------- --------------------------------------
                                      1998         1997         1996           1998         1997         1996
                                  ------------ ------------ ------------   ------------ ------------ ------------
Interest income and fees ........  $  41,806    $  38,877    $  34,389      $  42,100    $  39,871    $  34,944
Interest expense ................    (18,626)     (16,829)     (14,574)       (18,336)     (17,326)     (14,807)
                                   ---------    ---------    ---------      ---------    ---------    ---------
Net interest income .............     23,180       22,048       19,815         23,764       22,545       20,137
Provision for loan losses .......     (1,432)        (448)      (1,513)          (589)      (1,393)        (751)
Noninterest income ..............      7,334        6,424        5,571          7,656        6,847        6,544
Noninterest expense .............    (20,297)     (18,280)     (17,167)       (21,654)     (19,256)     (16,992)
                                   ---------    ---------    ---------      ---------    ---------    ---------
Income before income taxes ......      8,785        9,744        6,706          9,177        8,743        8,938
Applicable income taxes .........     (2,999)      (3,409)      (2,354)        (3,328)      (3,010)      (3,148)
                                   ---------    ---------    ---------      ---------    ---------    ---------
Net income ......................  $   5,786    $   6,335    $   4,352      $   5,849    $   5,733    $   5,790
                                   =========    =========    =========      =========    =========    =========
Net income per common share .....  $    6.20    $    6.77    $    4.59      $    6.29    $    6.12    $    6.15

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

REPORT OF MANAGEMENT

     The consolidated financial statements of First Citizens Bancorporation of South Carolina, Inc. and other financial information presented in the annual report were prepared by management which is responsible for the integrity of the information presented. The consolidated statements have been prepared in conformity with generally accepted accounting principles and include amounts that are based on management's best estimates and judgments.

     Bancorporation's independent accountants, PricewaterhouseCoopers LLP, are engaged to provide an objective, independent review as to the fairness of reported operating results and financial condition. They have an understanding of Bancorporation's accounting and financial controls and conduct such tests and related procedures as they deem appropriate to arrive at an opinion on the fairness of the consolidated financial statements. Their opinion is included in this annual report. Management has made available to PricewaterhouseCoopers LLP all Bancorporation's financial records and related data, as well as the minutes of stockholders' and directors' meetings. Management believes that its representations made to PricewaterhouseCoopers LLP during the audit were valid and appropriate.

     Bancorporation maintains accounting and control systems which it believes provide reasonable assurance that financial records are adequate and can be relied upon to permit the preparation of consolidated financial statements in conformity with generally accepted accounting principles and that assets are protected from unauthorized use or disposition. Management recognizes the limitations inherent in any system of internal control, as the cost of controls should not exceed the benefits derived. Management believes Bancorporation's system provides an appropriate balance and is adequate to accomplish the objectives discussed herein. In order to monitor compliance with its system of internal controls, Bancorporation maintains an internal audit program that assesses the effectiveness of internal controls and recommends possible improvements thereto. Management has considered the internal auditors' and PricewaterhouseCoopers LLP's recommendations concerning Bancorporation's system of internal controls and has taken actions that are believed to respond appropriately to these recommendations.

     The Audit Committee of the Board of Directors meets regularly with management, the internal auditors and the independent accountants to review audit scopes, audit reports, and fee arrangements. Both the internal auditors and independent accountants have access to the Audit Committee without any management present in the discussions. Independent accountants are recommended by the Audit Committee for selection by the Board of Directors.

     The management of Bancorporation is committed to a philosophy of high ethical standards in the conduct of its business. Written policies covering conflicts of interest, community affairs and other subjects are formulated in a Code of Conduct, which is uniformly applicable to all officers and employees of Bancorporation.



REPORT OF INDEPENDENT ACCOUNTANTS

PRICEWATERHOUSECOOPERS [LOGO]

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS
OF FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

     In our opinion, the accompanying consolidated statements of condition and the related consolidated statements of income, of changes in stockholders' equity and comprehensive income and of cash flows present fairly, in all material respects, the financial position of First Citizens Bancorporation of South Carolina, Inc. and its subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Bancorporation's management; our responsibility is to express an opinion on these financial statements base on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



PricewaterhouseCoopers LLP

/s/ PRICEWATERHOUSECOOPERS LLP

Columbia, South Carolina
January 25, 1999

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

CONSOLIDATED STATEMENTS OF CONDITION
(Dollars in thousands-except par value)

                                                                                                  December 31,
                                                                                           ---------------------------
                                                                                                1998          1997
                                                                                           ------------- -------------
Assets
Cash and due from banks (Note 2) .........................................................  $  115,795    $  126,276
Interest-bearing deposits in financial institutions ......................................           -         7,700
Investment securities (Note 3):
 Held-to-maturity, at amortized cost (fair value of $594,469 in 1998 and $558,297 in           591,286       556,496
  1997)
 Available-for-sale, at fair value .......................................................      32,542        31,913
                                                                                            ----------    ----------
  Total investment securities ............................................................     623,828       588,409
Federal funds sold .......................................................................      64,000        11,900
Gross loans (Note 4) .....................................................................   1,573,069     1,428,437
 Less: Reserve for loan losses (Note 5) ..................................................     (28,306)      (26,135)
                                                                                            ----------    ----------
Net loans ................................................................................   1,544,763     1,402,302
Premises and equipment (Note 6) ..........................................................      79,146        59,788
Other real estate owned ..................................................................         402           572
Interest receivable ......................................................................      14,854        14,561
Intangible assets (Note 7) ...............................................................      17,167        20,527
Other assets .............................................................................      23,813        18,442
                                                                                            ----------    ----------
 Total Assets ............................................................................  $2,483,768    $2,250,477
                                                                                            ==========    ==========
Liabilities
Deposits (Note 8):
 Demand ..................................................................................  $  354,239    $  346,934
 Time and savings ........................................................................   1,683,248     1,532,486
                                                                                            ----------    ----------
Total deposits ...........................................................................   2,037,487     1,879,420
Securities sold under agreements to repurchase ...........................................     204,702       184,168
Long-term debt (Note 11) .................................................................      50,000        14,483
Other liabilities ........................................................................      17,404        13,988
                                                                                            ----------    ----------
 Total Liabilities .......................................................................   2,309,593     2,092,059
                                                                                            ----------    ----------
Commitments and contingencies (Note 14)
Stockholders' Equity (Note 12)
 Preferred stock .........................................................................       3,282         3,282
 Non-voting common stock - $5.00 par value, authorized 1,000,000; issued and outstanding
  1998 and 1997 - 36,409 .................................................................         182           182
 Voting common stock-$5.00 par value, authorized 2,000,000; issued and outstanding
  1998 - 885,275 and 1997 - 892,813 ......................................................       4,426         4,464
 Surplus .................................................................................      55,000        55,000
 Undivided profits .......................................................................     102,888        82,287
 Accumulated other comprehensive income, net of taxes ....................................       8,397        13,203
                                                                                            ----------    ----------
  Total Stockholders' Equity .............................................................     174,175       158,418
                                                                                            ----------    ----------
  Total Liabilities and Stockholders' Equity .............................................  $2,483,768    $2,250,477
                                                                                            ==========    ==========

The accompanying notes are an integral part of these consolidated financial statements.

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

Consolidated Statements of Income
(Dollars in thousands-except per share data)

                                                                        Year Ended December 31,
                                                               -----------------------------------------
                                                                    1998          1997          1996
                                                               ------------- ------------- -------------
Interest income
 Interest and fees on loans ..................................   $ 129,415     $ 118,427     $ 104,351
 Interest on investment securities:
   Taxable ...................................................      31,583        28,575        26,080
   Non-taxable ...............................................       1,567         1,990         2,082
 Interest-bearing deposits in financial institutions .........         255           642           809
 Federal funds sold ..........................................       2,551         1,503           895
                                                                 ---------     ---------     ---------
                                                                   165,371       151,137       134,217
Interest expense
 Deposits (Note 8) ...........................................      60,257        56,844        51,170
 Short-term borrowings .......................................       9,199         7,762         5,523
 Long-term debt (Note 11) ....................................       3,576           868           859
                                                                 ---------     ---------     ---------
                                                                    73,032        65,474        57,552
Net interest income ..........................................      92,339        85,663        76,665
Provision for loan losses (Note 5) ...........................       4,303         4,241         4,574
                                                                 ---------     ---------     ---------
Net interest income after provision for loan losses ..........      88,036        81,422        72,091
Noninterest income
 Service charges on deposit accounts .........................      16,371        14,426        12,114
 Commission and fees from fiduciary activities ...............       1,531         1,298           958
 Fees for other customer services ............................       2,219         2,149         2,330
 Mortgage servicing ..........................................       2,211         2,186         2,019
 Bankcard discount and fees ..................................       3,240         2,789         2,334
 Insurance premiums earned ...................................       1,879         1,474         1,125
 Gain on sale of investment securities .......................          36            51           792
 Other .......................................................       1,420           408           585
                                                                 ---------     ---------     ---------
                                                                    28,907        24,781        22,257
Noninterest expense
 Salaries and employee benefits (Note 13) ....................      36,674        32,752        28,697
 Net occupancy expense (Note 6) ..............................       5,443         4,684         4,050
 Furniture and equipment expense (Note 6) ....................       5,594         4,580         3,777
 Stationery and supplies .....................................       1,434         1,464         1,406
 Telephone ...................................................       1,729         1,479         1,372
 Amortization of intangibles (Note 7) ........................       6,886         8,650         7,172
 Bankcard processing fees ....................................       3,698         2,823         2,337
 Data processing fees ........................................       6,540         5,690         5,270
 Other .......................................................      12,611        10,536        10,992
                                                                 ---------     ---------     ---------
                                                                    80,609        72,658        65,073
Income before income taxes ...................................      36,334        33,545        29,275
Income tax expense (Note 9) ..................................      12,716        11,775        10,321
                                                                 ---------     ---------     ---------
Net income ...................................................   $  23,618     $  21,770     $  18,954
                                                                 =========     =========     =========
Net income per common share - basic and diluted (Note 1) .....   $   25.30     $   23.24     $   20.02
Weighted average common shares outstanding ...................     926,744       929,222       938,320

The accompanying notes are an integral part of these consolidated financial statements.

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

Consolidated Statements of Changes in Stockholders' Equity and Comprehensive Income
(Dollars in thousands)

                                                   Non-                                      Accumulated      Total
                                                  Voting    Voting                              Other         Stock-
                                      Preferred   Common    Common              Undivided   Comprehensive    holders'
                                        Stock      Stock     Stock    Surplus    Profits    Income (Loss)     Equity
                                     ----------- -------- ---------- --------- ----------- --------------- -----------
Balance at December 31, 1995 .......    $3,282    $ 254     $4,464    $55,000   $ 43,152      $  5,934      $112,086
Comprehensive Income:
Net income .........................                                              18,954
Change in unrealized gain on
 investment securities available-
 for-sale, net of taxes of $1,944...                                                             3,091
Total comprehensive income .........                                                                          22,045
Reacquired non-voting common
 stock .............................                (72)                          (1,247)                     (1,319)
Preferred stock dividends ..........                                                (171)                       (171)
                                        -------- --------  --------   --------   --------      --------      --------
Balance at December 31, 1996 .......     3,282      182      4,464     55,000     60,688         9,025       132,641
Comprehensive Income:
Net income .........................                                              21,770
Change in unrealized gain on
 investment securities available-
 for-sale, net of taxes of $2,250 ..                                                             4,178
Total comprehensive income .........                                                                          25,948
Preferred stock dividends ..........                                                (171)                       (171)
                                         -------- --------  --------   --------   --------      --------      --------
Balance at December 31, 1997 .......     3,282      182      4,464     55,000     82,287        13,203       158,418
Comprehensive Income:
Net income .........................                                              23,618
Change in unrealized gain on
 investment securities available-
 for-sale, net of benefit of $2,588.                                                            (4,806)
Total comprehensive income .........                                                                          18,812
Reacquired voting common stock .....                           (38)               (2,846)                     (2,884)
Preferred stock dividends ..........                                                (171)                       (171)
                                       -------- --------  --------   --------   --------      --------      --------
Balance at December 31, 1998 .......    $3,282    $ 182     $4,426    $55,000   $102,888      $  8,397      $174,175
                                        ======    =====     ======    =======   ========      ========      ========

The accompanying notes are an integral part of these consolidated financial statements.

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

Consolidated Statements of Cash Flows
(Dollars in thousands)

                                                                                               Year Ended December 31,
                                                                                       ---------------------------------------
                                                                                            1998         1997         1996
                                                                                       ------------- ------------ ------------
Cash Flows From Operating Activities:
 Net income ..........................................................................  $   23,618    $   21,770   $   18,954
 Adjustments to reconcile net income to net cash provided by operating activities:
  Provision for loan losses ..........................................................       4,303         4,241        4,574
  Depreciation and amortization ......................................................      12,853        13,289       10,843
  Amortization (accretion) of investment securities ..................................         241           (94)        (228)
  Deferred income tax benefit ........................................................      (3,107)       (1,706)      (2,025)
  Gains on sales of premises and equipment ...........................................         (19)            -         (126)
  (Increase) decrease in interest income receivable ..................................      (1,868)           36        1,203
  Decrease in accrued interest payable ...............................................        (164)          (69)        (502)
  Origination of mortgage loans held-for-resale ......................................    (158,710)      (74,178)     (65,199)
  Proceeds from sales of mortgage loans held-for-resale ..............................     151,082        79,142       60,650
  Gains on sales of mortgage loans held-for-resale ...................................        (448)         (219)        (174)
  Gain on sale of securities .........................................................         (36)          (51)        (792)
  Decrease (increase) in other assets ................................................       2,250        (3,195)        (515)
  Increase (decrease) in other liabilities ...........................................       3,580         1,385       (1,845)
                                                                                        ----------    ----------   ----------
  Net Cash Provided By Operating Activities ..........................................      33,575        40,351       24,818
Cash Flows From Investing Activities:
 Net increase in loans ...............................................................    (138,646)     (153,256)    (130,565)
 Proceeds from maturities of investment securities, held-to-maturity .................     120,501       248,963       47,200
 Purchases of investment securities, held-to-maturity ................................    (155,496)     (337,516)     (62,975)
 Proceeds from sale of securities, available-for-sale ................................           -             -        1,048
 Purchases of securities, available-for-sale .........................................      (8,066)       (7,863)           -
 Net decrease in interest-bearing deposits in financial institutions .................       7,700         3,600        1,375
 Federal funds sold ..................................................................     (52,100)      (11,900)           -
 Proceeds from sales of premises and equipment .......................................       2,382         1,135          970
 Purchases of premises and equipment .................................................     (27,350)      (14,011)     (10,044)
 Decrease (increase) in other real estate owned ......................................         170           (54)         (45)
 Increase in intangible assets .......................................................      (1,089)         (663)        (446)
 Purchase of institutions, net of cash acquired ......................................      20,675        82,788       65,326
                                                                                        ----------    ----------   ----------
  Net Cash Used By Investing Activities ..............................................    (231,319)     (188,777)     (88,156)
Cash Flows From Financing Activities:
 Net increase in deposits ............................................................     134,267       115,269       67,096
 Increase in federal funds purchased and securities sold under agreements to
  repurchase .........................................................................      20,534        51,277       14,384
 Net increase in other short term borrowing ..........................................       2,000             -            -
 Net increase in long term borrowing .................................................      50,000         6,983            -
 Principal repayments on long-term borrowing .........................................     (16,483)       (2,500)      (1,700)
 Cash dividends paid .................................................................        (171)         (171)        (171)
 Reacquired common stock .............................................................      (2,884)            -       (1,319)
                                                                                        ----------    ----------   ----------
  Net Cash Provided By Financing Activities ..........................................     187,263       170,858       78,290
(Decrease) increase in cash and due from banks .......................................     (10,481)       22,432       14,952
Cash and due from banks at beginning of year .........................................     126,276       103,844       88,892
                                                                                        ----------    ----------   ----------
Cash and due from banks at end of year ...............................................  $  115,795    $  126,276   $  103,844
                                                                                        ==========    ==========   ==========
Supplemental disclosures of cash flow information:
 Interest paid .......................................................................  $   72,868    $   64,090   $   57,302
 Income taxes paid ...................................................................  $   16,042    $   13,599   $   12,640

The accompanying notes are an integral part of these consolidated financial statements.

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARY
                              ("Bancorporation")
       FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. ("Parent") FIRST-CITIZENS BANK AND TRUST COMPANY OF SOUTH CAROLINA AND SUBSIDIARY ("Bank")



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Nature of Operations:

     First Citizens Bancorporation of South Carolina, Inc. is a one bank holding company whose principal subsidiary is First-Citizens Bank and Trust Company of South Carolina ("Bank"). First Citizens Bank is chartered under the laws of South Carolina to engage in general banking business. First Citizens Bank offers a complete array of services in commercial banking through its 132 offices in 88 communities in South Carolina. First Citizens Bank provides a full range of financial services including accepting deposits, corporate cash management, discount brokerage, IRA plans, trust services and secured and unsecured loans. Trust services include estate planning, estate and trust administration, IRA trust and personal investment, pension and profit sharing accounts. First Citizens Bank originates and services mortgage loans and provides financing for small businesses.

     The accounting and reporting policies of First Citizens Bancorporation of South Carolina, Inc. and its primary subsidiary, First-Citizens Bank and Trust Company of South Carolina, reflect industry practices and conform to generally accepted accounting principles in all material respects.

Note 1 - Summary of Significant Accounting Policies (Dollars in thousands)


Principles of Consolidation and Basis of Presentation:

     The consolidated financial statements include the accounts of First Citizens Bancorporation of South Carolina, Inc., its wholly-owned subsidiaries, First-Citizens Bank and Trust Company of South Carolina (and its wholly-owned subsidiary, Wateree Life Insurance Company) and FCB/SC Capital Trust I,(collectively "Bancorporation"). All significant intercompany accounts and transactions have been eliminated.

     Assets held by the Bank in trust or in other fiduciary capacities are not assets of the Bank and are not included in the accompanying consolidated financial statements. Certain amounts in prior years have been reclassified to conform to the 1998 presentation.

Significant Estimates:

     In preparing the consolidated financial statements, management is required to make estimates based on available information which can affect the reported amounts of assets and liabilities as of the balance sheet date and revenues and expenses for the related periods. Because of the inherent uncertainties associated with any estimation process and due to possible future changes in market and economic conditions, it is possible that actual future results could differ from the amounts reflected in the consolidated financial statements.

Acquisitions:

     Two branch locations were acquired during the year from another South Carolina financial institution. The Bank acquired deposits of $23,774, loans of $42 and goodwill of $2,519 in connection with this acquisition in 1998. In 1997, six branch locations were acquired from other financial institutions. Deposits of $102,934, loans of $11,707 and goodwill of $9,068 were recorded by the Bank in connection with these acquisitions.

Investment Securities:

     Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities", requires that debt and equity securities with readily determinable market values be carried at fair value unless they are intended to be held to maturity. Bancorporation defines held-to-maturity securities as debt securities, which management has the positive intent and ability to hold to maturitity. Held-to-maturity securities are stated at cost, adjusted for amortization of premiums and accretion of discounts. Trading securities are recorded at market value. Unrealized gains and losses on trading securities are included in earnings. Available-for-sale securities are defined as equity securities and debt securities not classified as trading securities or held-to-maturity securities. Available-for-sale securities are recorded at fair value with unrealized holding gains and losses, net of deferred taxes and reported as a separate component of shareholders' equity as accumulated other comprehensive income. Bancorporation determines the appropriate classification of debt securities at the time of purchase. The cost of securities is based on the specific identification method.

Loans and Reserve for Loan Losses:

     SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," requires loans to be measured for impairment when it is probable that all amounts, including principal and interest, will not be collected in accordance with the contractual terms of the loan agreement. It generally requires impairment to be measured on the basis of discounted expected cash flows. It is Bancorporation's policy to apply the provisions of SFAS No. 114 to all nonaccrual loans on a loan by loan basis.

     Loans are recorded at their principal amount outstanding. Interest is accrued and recognized in operating income based upon the principal amount outstanding. Loan origination fees and direct loan origination costs are deferred and amortized over the estimated lives of the related loans as an adjustment to yield. Unamortized net deferred loan costs included in loans at December 31, 1998 and 1997 were $182 and $303, respectively.

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

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

     The accrual of interest is generally discontinued, except for installment and credit card loans, when substantial doubt exists as to the collectibility of principal and interest or when a loan is 90 days past due as to interest or principal. Generally, accrual of income on installment and credit card loans is discontinued and the loans are charged off after a delinquency of 120 days for unsecured loans and 180 days for secured loans and credit card loans.

     Loans, or the portion thereof considered uncollectable, are charged to the reserve for loan losses. The reserve for loan losses is maintained at a level which is considered adequate to provide for losses inherent in the loan portfolio based upon management's evaluation of known and inherent risk characteristics, the fair value of underlying collateral, recent loan loss experience, current economic conditions and other pertinent factors. A provision for loan losses is charged to operations based on management's periodic evaluation of these risks.

Mortgage Banking Activities:

     Mortgage loans held-for-resale are stated at the lower of aggregate cost or market, net of discounts and deferred loan fees and are included in Net loans in the Consolidated Statements of Condition. Nonrefundable deferred origination fees and costs and discount points collected at loan closing, net of commitment fees paid, are deferred and recognized at the time of sale of the mortgage loans. Gain or loss on sales of mortgage loans is recognized based upon the difference between the selling price and the carrying amount of the mortgage loans sold. Other fees earned during the loan origination process are also included in net gain or loss on sales of mortgage loans.

     Mortgage Servicing Rights ("MSRs") are included in Intangible assets in the Consolidated Statements of Condition and are amortized based on a method which approximates the proportion of current net servicing income to the total estimated net servicing income expected to be recognized over the average estimated remaining lives of the underlying loans. Capitalized MSRs are assessed for impairment based on their fair values.

     SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", requires an entity, after a transfer of financial assets, to recognize the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognize liabilities when extinguished. The statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The effect of adopting SFAS No. 125 was not material to the consolidated financial statements.

Premises and Equipment:

     Bank premises and equipment are reported at cost less accumulated depreciation. Depreciation is included in noninterest expense over the estimated useful lives of the assets (generally five to twenty-five years for buildings and improvements, and three to seven years for furniture and equipment). Leasehold improvements are capitalized and amortized to noninterest expense over the terms of the leases or the estimated useful lives of the improvements, whichever is shorter. Depreciation and amortization are calculated using straight-line and accelerated methods. Maintenance, repairs and minor improvements are included in noninterest expense as incurred. Major improvements are capitalized. Gains or losses upon retirement or other dispositions are included in the results of operations.

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

Intangible Assets:

     Goodwill is recorded when Bancorporation consummates branch acquisitions, based on the difference between the purchase price and the fair value of the assets acquired. Goodwill is amortized over the 5 year life of the related assets using the straight-line method of amortization.

Securities Sold Under Agreements to Repurchase:

     Securities sold under agreements to repurchase represent overnight borrowings with the Bank's customers and are secured by investment securities. The average rate on these borrowings was 4.73%, 4.86% and 4.81% for 1998, 1997 and 1996, respectively.

Income Taxes:

     When income and expenses are recognized in different periods for financial and tax reporting purposes and for purposes of computing income taxes currently payable, deferred taxes are provided on such temporary differences. Bancorporation recognizes deferred tax assets and liabilities for the expected future tax consequences of the temporary differences between the carrying amounts and tax basis of assets and liabilities. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled.

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

Statement of Cash Flows:

     For purposes of the Consolidated Statements of Cash Flows, Bancorporation has defined cash on hand and amounts due from banks as cash and cash equivalents.

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

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

Segment Reporting

     During the year ended December 31, 1998, Bancorporation adopted SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information". SFAS No. 131 requires that public entities report certain information about operating segments in their annual financial statements and in condensed financial statements of interim periods issued to shareholders. It also requires that public entities disclose information about products and services provided by significant segments, geographic areas and major customers, differences between the measurements used in reporting segment information and those used in the entity's general-purpose financial statements, and changes in the measurement of segments amounts from period to period.

     Operating segments are components of an entity about which separate financial information is available and is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and performance. Bancorporation has determined that its one operating segment is providing general commercial financial services to customers located in South Carolina. The various products are those generally offered by community banks and the allocation of resources is based on the overall performance of the institution, versus the individual branches or products.

     There are no differences between the measurements used in reporting segment information and those used the Bancorporation's general-purpose financial statements, and the measurement of segment amounts has not changed for 1998 from prior years.

--------------------------------------------------------------------------------

Note 2 - Cash and Due From Banks (Dollars in thousands)

     The Bank is required to maintain reserve balances with the Federal Reserve, or in vault cash. As of December 31, 1998, the average required reserve balance was $32,471 compared to $29,559 as of December 31, 1997. Of this amount, $30,016 and $26,243 was met by vault cash and $2,455 and $3,316 was held with the Federal Reserve at December 31, 1998 and 1997, respectively. Also, approximately $7,995 and $7,170, as of December 31, 1998 and 1997, respectively, in cash and due from bank balances was restricted in use as a compensating balance with other financial institutions.

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

--------------------------------------------------------------------------------
Note 3 - Investment Securities (Dollars in thousands)

     Securities with an aggregate par value totaling $406,221 as of December 31, 1998 were pledged to secure public fund deposits, securities sold under agreements to repurchase, and for other purposes as required by law.

                                                                     Gross         Gross
                                                      Amortized   Unrealized    Unrealized      Market
                                                         Cost        Gains        Losses         Value
                                                     ----------- ------------ -------------- ------------
Held-To-Maturity as of December 31, 1998:
 U. S. Government obligations:
 Within 1 year .....................................  $298,688     $  1,797      $     -      $ 300,485
 After 1 year but within 5 years ...................   267,404        1,093          (38)       268,459
                                                      --------     --------      -------      ---------
  Total ............................................   566,092        2,890          (38)       568,944
 State and political subdivisions:
 Within 1 year .....................................     1,793            6             (1)       1,798
 After 1 year but within 5 years ...................    10,173           79            -         10,252
 After 5 years but within 10 years .................     5,474          205            -          5,679
 After 10 years ....................................     7,123           22            -          7,145
                                                      --------     --------      ---------    ---------
  Total ............................................    24,563          312             (1)      24,874
 Other securities:
 Within 1 year .....................................         -            -            -              -
 After 1 year but within 5 years ...................       260            3             (4)         259
 After 5 years but within 10 years .................        50            -            -             50
 After 10 years ....................................       321           21            -            342
                                                      --------     --------      ---------    ---------
  Total ............................................       631           24             (4)         651
                                                      --------     --------      ----------   ---------
  Total Held-To-Maturity as of December 31, 1998 ...  $591,286     $  3,226      $   (43)     $ 594,469
                                                      ========     ========      =======      =========
Available-for-Sale as of December 31, 1998:
Marketable equity securities .......................  $ 19,624     $ 15,019      $(2,101)     $  32,542
                                                      --------     --------      ---------    ---------
  Total Available-for-Sale as of December 31, 1998 .  $ 19,624     $ 15,019      $(2,101)     $  32,542
                                                      ========     ========      =======      =========
Held-To-Maturity as of December 31, 1997:
 U. S. Government obligations:
 Within 1 year .....................................  $259,201     $    363      $   (32)     $ 259,532
 After 1 year but within 5 years ...................   263,514        1,032            -        264,546
                                                      --------     --------      ---------    ---------
  Total ............................................   522,715        1,395          (32)       524,078
 State and political subdivisions:
 Within 1 year .....................................     4,854           12            -          4,866
 After 1 year but within 5 years ...................     7,876          105            -          7,981
 After 5 years but within 10 years .................    11,896          274             (4)      12,166
 After 10 years ....................................     8,038           41            -          8,079
                                                      --------     --------      ---------    ---------
  Total ............................................    32,664          432             (4)      33,092
 Other securities:
 Within 1 year .....................................       145            -             (2)         143
 After 1 year but within 5 years ...................       411            -             (4)         407
 After 5 years but within 10 years .................        50            -             (2)          48
 After 10 years ....................................       511           18            -            529
                                                      --------     --------      ---------    ---------
  Total ............................................     1,117           18             (8)       1,127
                                                      --------     --------      ----------   ---------
  Total Held-To-Maturity as of December 31, 1997 ...  $556,496     $  1,845      $   (44)     $ 558,297
                                                      ========     ========      =======      =========
Available-for-Sale as of December 31, 1997:
Marketable equity securities .......................  $ 11,600     $ 20,313      $     -      $  31,913
                                                      --------     --------      ---------    ---------
  Total Available-for-Sale as of December 31, 1997 .  $ 11,600     $ 20,313      $     -      $  31,913
                                                      ========     ========      =======      =========

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

--------------------------------------------------------------------------------
Note 4 - Loans (Dollars in thousands)

     Gross loans are composed of the following:

                                                             December 31,
                                                      --------------------------
                                                          1998          1997
                                                      ------------ -------------
         Real estate - construction .................  $   38,138   $   23,837
         Real estate - mortgage .....................   1,018,805      889,637
         Installment loans to individuals ...........     337,051      356,612
         Commercial, financial and agricultural .....     179,075      158,351
                                                       ----------   ----------
          Total .....................................  $1,573,069   $1,428,437
                                                       ==========   ==========

     Interest income, which would have been recorded pursuant to the original terms of loans restructured and received on a cash basis, was minimal. Loans totaling $0, $78, and $128 as of December 31, 1998, 1997 and 1996,
respectively, which have been restructured at market rates and have been returned to accrual status, are not included in the nonperfoming loan total.
The average investment in impaired loans for the years ending December 31, 1998 and 1997 was $3,001 and $3,305, respectively.
--------------------------------------------------------------------------------
Note 5 - Reserve For Loan Losses (Dollars in thousands)

     As of December 31, 1998 and 1997 loans that were considered to be impaired under SFAS No. 114 totaled $3,770 and $4,228, respectively. Activity in the reserve for loan losses is summarized as follows:

                                                                 December 31,
                                                     ------------------------------------
                                                         1998         1997        1996
                                                     ------------ ------------ ----------
Balance at beginning of year .......................   $ 26,135     $ 23,483    $ 21,153
Loans charged off ..................................     (3,869)      (3,291)     (3,354)
Recoveries on loans previously charged off .........      1,737        1,702       1,110
Provision for loan losses ..........................      4,303        4,241       4,574
                                                       --------     --------    --------
Balance at end of year .............................   $ 28,306     $ 26,135    $ 23,483
                                                       ========     ========    ========

--------------------------------------------------------------------------------
Note 6 - Premises and Equipment (Dollars in thousands)

     Premises and equipment are summarized as follows:

                                                                    December 31,
                                                              -------------------------
                                                                  1998         1997
                                                              ------------ ------------
        Land ................................................  $  18,879    $  17,978
        Buildings and improvements ..........................     45,884       41,312
        Furniture and equipment .............................     36,670       27,574
        Leasehold improvements ..............................      1,127        1,109
        Construction in progress ............................     20,773        8,541
                                                               ---------    ---------
        Total ...............................................    123,333       96,514
        Less: Accumulated depreciation and amortization .....    (44,187)     (36,726)
                                                               ---------    ---------
        Total premises and equipment ........................  $  79,146    $  59,788
                                                               =========    =========

     Expenses related to depreciation and amortization were $5,967, $4,577, and $3,666 for the year ended December 31, 1998, 1997 and 1996, respectively, and are included in noninterest expense.

     Substantially all furniture and equipment and most premises used to conduct operations are owned by Bancorporation. Bancorporation leases (only under operating leases) certain premises, land upon which branch facilities are located, and land used for parking. The leases expire over the next 25 years, and most contain renewal options from 1 to 25 years. Certain leases provide for periodic rate negotiation or escalation. The leases generally provide for payment of property taxes, insurance and maintenance costs by Bancorporation. Future minimum rental payments required under Bancorporation's noncancellable leases are aggregated as follows:

  1999 ................  $  554
  2000 ................     515
  2001 ................     406
  2002 ................     321
  2003 ................     222
  Later years .........     117
                         ------
  Total ...............  $2,135
                         ======

     Rental expense, including month-to-month leases, reported in noninterest expense was $654, $528 and $404 for the years ended December 31, 1998, 1997 and 1996, respectively. There are no contingent rentals, and the expense was offset by sublease rental income of $1,050, $850 and $926 for the years ended December 31, 1998, 1997 and 1996, respectively.

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

--------------------------------------------------------------------------------
Note 7 - Intangible Assets (Dollars in thousands)

     Intangible assets include the following:

                                                      Deposit   Mortgage
                                                       Based    Servicing
                                         Goodwill    Premiums    Rights      Total
                                       ------------ ---------- ---------- -----------
Balance at December 31, 1996 .........   $ 14,926    $  2,277   $ 2,243    $ 19,446
 Additions ...........................      9,068           -       663       9,731
 Amortization ........................     (6,181)     (1,681)     (788)     (8,650)
                                         --------    --------   -------    --------
Balance at December 31, 1997 .........     17,813         596     2,118      20,527
 Additions ...........................      2,514           -     1,012       3,526
 Amortization ........................     (5,808)       (596)     (482)     (6,886)
                                         --------    --------   -------    --------
Balance at December 31, 1998 .........   $ 14,519    $      -   $ 2,648    $ 17,167
                                         ========    =======    =======    ========

--------------------------------------------------------------------------------
Note 8 - Deposits (Dollars in thousands)

     Deposits and related interest expense are summarized as follows:

                                                    Deposits                   Interest Expense
                                                  December 31,             Year Ended December 31,
                                           --------------------------- --------------------------------
                                                1998          1997        1998       1997       1996
                                           ------------- ------------- ---------- ---------- ----------
Demand ...................................  $  354,239    $  346,934          -          -           -
Savings:
 NOW accounts ............................     551,122       453,291    $ 8,871    $ 7,847    $  6,999
 Market Rate accounts ....................     302,145       281,679      9,981      9,234       8,224
 Other ...................................      15,855        16,239        467        443         481
Time:
 Time deposits in excess of $100 thousand      138,942       134,336      7,154      6,791       5,938
 Other time deposits .....................     675,184       646,941     33,784     32,529      29,528
                                            ----------    ----------    -------    -------    --------
 Total ...................................  $2,037,487    $1,879,420    $60,257    $56,844    $ 51,170
                                            ==========    ==========    =======    =======    ========

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

--------------------------------------------------------------------------------
Note 9 - Income Taxes (Dollars in thousands)

     The components of consolidated income tax expense are as follows:

                                         Year Ended December 31,
                                     --------------------------------
                                        1998       1997       1996
                                     ---------- ---------- ----------
 Taxes currently payable:
  Federal ..........................  $ 14,685   $ 12,570   $ 11,546
  State ............................     1,138        911        800
                                      --------   --------   --------
                                        15,823     13,481     12,346
 Deferred income taxes:
  Federal ..........................    (3,137)    (1,835)    (2,121)
  State ............................        30        129         96
                                      --------   --------   --------
                                        (3,107)    (1,706)    (2,025)
                                      --------   --------   --------
  Total Income Tax Expense .........  $ 12,716   $ 11,775   $ 10,321
                                      ========   ========   ========

     The significant components of Bancorporation's deferred tax liabilities and assets recorded pursuant to SFAS No. 109, and included in Other assets in the Consolidated Statements of Condition, are as follows:

                                                                                  December 31,
                                                                         -------------------------------
                                                                            1998       1997       1996
                                                                         ---------- ---------- ---------
Deferred tax liabilities:
 Tax depreciation over book ............................................  $     -    $   534    $   366
 Interest income, accretion recorded for book not taxed until realized .      280        202        156
 Deferred loan fees and costs ..........................................       68        106        142
 Pension costs for tax greater than book ...............................    1,790      1,461      1,132
 Prepaid FDIC insurance premium ........................................       70         47         37
 Mark-to-market of equity securities ...................................    4,521      7,110      4,858
 Other, net ............................................................      632        399        334
                                                                          -------    -------    -------
 Total deferred tax liabilities ........................................    7,361      9,859      7,025
Deferred tax assets:
 Tax depreciation under book ...........................................      571          -          -
 Allowance for loan losses .............................................    9,907      9,124      8,157
 Tax net operating loss carryforwards ..................................      353        431        589
 Employee severance and retirement benefits ............................      318        133        215
 Book amortization over tax ............................................    5,580      4,101      2,697
 Other, net ............................................................      762        504        347
                                                                          -------    -------    -------
 Total deferred tax assets .............................................   17,491     14,293     12,005
                                                                          -------    -------    -------
 Net deferred tax assets ...............................................  $10,130    $ 4,434    $ 4,980
                                                                          =======    =======    =======

     Bancorporation has no valuation allowance for deferred tax assets based on management's belief that it is more likely than not that the deferred tax assets will be realized. Total income tax expense differs from the amount of income tax determined by applying the U. S. statutory federal income tax rate (35%) for all years presented to pretax income as a result of the following differences:

                                                             Year Ended December 31,
                                                         --------------------------------
                                                            1998       1997       1996
                                                         ---------- ---------- ----------
 Tax expense at statutory rate .........................  $12,717    $11,741    $10,246
 Increase (decrease) in taxes resulting from:
  Non-taxable interest on investments ..................     (783)      (819)      (832)
  State income taxes, net of federal income tax benefit       759        676        896
  Other, net ...........................................       23        177         11
                                                          -------    -------    -------
                                                          $12,716    $11,775    $10,321
                                                          =======    =======    =======

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

--------------------------------------------------------------------------------
Note 10 - Mortgage Servicing Activity (Dollars in thousands)

     Bancorporation's mortgage servicing portfolio approximated $644,894 and $634,876 as of December 31, 1998 and 1997, respectively. Fiduciary funds of approximately $8,650 and $8,600 at December 31, 1998 and 1997, respectively, are segregated in trust accounts on deposit with Bancorporation. Loans serviced for unrelated third parties are not included in the accompanying consolidated financial statements.

     Bancorporation has issued mortgage-backed securities guaranteed by GNMA under the provisions of the National Housing Act. The issuance of these securities, and the simultaneous placement of the related mortgages in trust, have been accounted for as sales of the related mortgages. The outstanding balances of the securities and the related mortgages held in trust of $9,700 and $12,300 as of December 31, 1998 and 1997, respectively, are not considered to be assets or liabilities of Bancorporation and, accordingly, are not included in the consolidated financial statements.
--------------------------------------------------------------------------------
Note 11 - Long-Term Debt (Dollars in thousands)

     Components of long-term debt as of December 31, were as follows:

                                                         1998       1997
                                                      ---------- ---------
  Term loan .........................................        -    $7,500
  Revolving line of credit ..........................        -     6,983
  Guaranteed Preferred Beneficial Interests in
  Bancorporation's Junior Subordinated Deferrable
  Interest Debenture 8.25%, due March 15, 2028 ......  $50,000         -

     The outstanding balance of the term loan was $0 and $7,500 as of December 31, 1998 and 1997, respectively. The term loan agreement was with an unrelated financial institution and provided an interest rate indexed to prime with a floor of 7.25% and a ceiling of 12.00%.

     A committed unsecured revolving line of credit was established in 1997 with an unrelated financial institution and provides an interest rate indexed to the London Interbank Offered Rate ("LIBOR") plus 70 basis points. This line of credit contains certain restrictive covenants including limits on indebtedness, encumbrances, dividends and minimum net worth. Bancorporation was in compliance with the covenants at December 31, 1998. The line of credit outstanding was not in use as of December 31, 1998 and the balance as of December 31, 1997 was $6,983. The line of credit expires on August 14, 2000.

     FCB/SC Capital Trust I, a statutory business trust ("Trust") created by Bancorporation, had outstanding at December 31, 1998, $50,000 (par value $50,000) of 8.25% Capital Securities which will mature on March 15, 2028 ("Capital Securities"). The principal assets of the Trust are $51,547 of Bancorporation's 8.25% Junior Subordinated Deferrable Interest Debentures which will mature on March 15, 2028 ("Subordinated Debentures"). Additionally, the Trust has issued $1,547 of Common Securities ("Common Securities") to Bancorporation.

     The Capital Securities and the Common Securities may be included in Tier 1 capital for regulatory capital adequacy determination purposes. The obligations of Bancorporation with respect to the issuance of the Capital Securities and the Common Securities constitute a full and unconditional guarantee by Bancorporation of the Trust's obligations with respect to the Capital Securities and Common Securities. Subject to certain exceptions and limitations, Bancorporation may elect from time to time to defer subordinated debenture interest payments, which would result in a deferral of distribution payments on the related Capital Securities or Common Securities.

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

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

Redeemable Preferred Stock

                     Par or Stated Value                                                    Cash
           ---------------------------------------                                        Dividend
                             December 31,              Authorized and Outstanding
                    ------------------------------   ------------------------------
             Per                                                                       Per Share 1998
Series      Share     1998       1997       1996       1998       1997       1996      1997 and 1996
--------   ------   --------   --------   --------   --------   --------   --------   ---------------
    A       $ 50     $  415     $  415     $  415      8,305      8,305      8,305        $  2.50
    B         50        590        590        590     11,810     11,810     11,810           2.50
    C         20        136        136        136      6,794      6,794      6,794           2.00
    E        200        105        105        105        525        525        525          10.00
    F         50      1,612      1,612      1,612     32,221     32,221     32,221           2.50
    G         50        424        424        424      8,477      8,477      8,477           2.50
                     ------     ------     ------
                     $3,282     $3,282     $3,282
                     ======     ======     ======

     The Bank must obtain written approval from the South Carolina State Board of Financial Institutions prior to payment of dividends. Bancorporation's dividends may be restricted by the requirements of the long-term debt agreements described in Note 11 which requires that the Bank maintain a regulatory leverage capital ratio of 4.00%. As of December 31, 1998, the Bank's leverage capital ratio was 7.00%.

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

--------------------------------------------------------------------------------
Note 13 - Employee Benefits (Dollars in thousands)

     The Bank has a noncontributory defined benefit pension plan ("Plan") which covers substantially all of its employees. Retirement benefits under the plan are based on an employee's length of service and highest average annual compensation for five consecutive years during the last ten years of employment. Contributions to the plan are based upon the projected unit credit actuarial funding method and are limited to the amounts that are currently deductible for tax reporting purposes.

     The following table sets forth the plan's status:

                                                        Year Ended December
                                                                31,
                                                       ---------------------
                                                          1998       1997
                                                       ---------- ----------
  Change in benefit obligation
  Benefit obligation at beginning of year ............  $ 23,298   $ 21,459
  Service cost .......................................     1,270      1,038
  Interest cost ......................................     1,823      1,651
  Actuarial loss (gain) ..............................     5,104       (164)
  Benefits paid ......................................    (1,197)      (686)
                                                        --------   --------
  Benefit obligation at end of year ..................    30,298     23,298
                                                        ========   ========

  Change in plan assets
  Fair value of plan assets at beginning of year .....    27,575     22,916
                                                        --------   --------
  Actual return on plan assets .......................     2,557      3,873
  Employer contribution ..............................     1,807      1,471
  Benefit payments ...................................    (1,197)      (685)
                                                        --------   --------
  Fair value of plan assets at end of year ...........    30,742     27,575
                                                        ========   ========
  Funded status ......................................       444      4,277
  Unrecognized prior service cost ....................       817      1,019
  Unrecognized (gain) loss ...........................     2,949     (2,025)
                                                        --------   --------
  Net amount recognized ..............................  $  4,210   $  3,271
                                                        ========   ========
  Weighted-averge assumptions as of December 31,
  Discount rate for expense ..........................      7.25%      7.75%
  Discount rate for year end disclosure ..............      6.75%      7.25%
  Expected return on plan assets .....................      8.50%      8.50%
  Rate of compensation increase ......................      5.00%      5.00%

     The Bank has a contributory savings plan covering full-time employees who elect to participate. The Bank matches 100% of the employees' contribution of up to 3% of compensation and 50% of the employees' contribution of 4% to 6% of compensation. The matching funds contributed by the Bank are 100% vested immediately. Matching contributions provided by the Bank were $904 in 1998, $900 in 1997 and $795 in 1996 and are included in salaries and employee benefits expense.

     Effective January 1, 1998, Bancorporation approved a supplemental retirement plan ("SR Plan") for certain members of management. Benefits under the SR Plan are based on a percentage of the participant's 1998 salary and will be paid evenly over a ten-year period after retirement. The present value of the payments at retirement was determined using a discount rate of 7%, and the present value of the obligation at retirement totals $3,219.

     According to the SR Plan, if a participant dies before retirement, death benefits will be paid to the participant's estate for a ten-year period. In the event of death following retirement but before the ten-year period payout is complete, the beneficiary will receive the remaining payments due at the same monthly rate. If employment is terminated, Bancorporation has no obligation under the SR Plan. Bancorporation has the right to terminate the SR Plan at any time.

     Costs for the year ended December 31, 1998 totaled $410 and is included in Salaries and Employee Benefits in the Consolidated Statements of Income.

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

--------------------------------------------------------------------------------
Note 14 - Commitments, Contingencies and Financial Instruments With Off-Balance Sheet Risk (Dollars in thousands)

     Bancorporation does not hold any derivative financial instruments. Financial instruments with off-balance sheet risk include commitments to extend credit, standby letters of credit and commitments on mortgage loans held for resale (See Note 16). Generally, Bancorporation charges a fee to the customer to extend these commitments as part of its normal banking activities. These fees are initially deferred and included in loans in the Consolidated Statements of Condition. Ultimately, such fees are recorded as an adjustment of yield over the related life of the loan or, if the commitment expires unexercised, recognized in income upon expiration of the commitment.

     A summary of the significant financial instruments with off-balance sheet risk is as follows:

                                               Contract Amount as of
                                                   December 31,
                                              -----------------------
                                                  1998        1997
                                              ----------- -----------
  Commitments to extend credit                 $349,472   $284,718
  Letters of credit and financial guarantees      2,252      2,503
                                               --------   --------
    Total                                      $351,724   $287,221
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

     Letters of credit and financial guarantees are conditional commitments issued by Bancorporation to guarantee the performance of a borrower to a third party. The evaluations of credit worthiness, consideration of need for collateral, and credit risk involved in issuing letters of credit are essentially the same as that involved in extending loans to borrowers.

     Most of Bancorporation's business activity is with customers located in South Carolina. A significant economic downturn in South Carolina could have a material adverse impact on the operations of Bancorporation. As of December 31, 1998, Bancorporation had no other significant concentrations of credit risk in the loan portfolio.

     Bancorporation is a defendant in litigation arising out of normal banking activities. In the opinion of management and Bancorporation's counsel, the ultimate resolution of these matters will not have a material effect on Bancorporation's financial condition or results of operations.

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

     Aggregate balances and activity for the year ended December 31, 1998, related to extensions of credit to officers, directors and their associates were as follows:

         Balance at beginning of year ..........  $5,940
         New loans and additions ...............     546
         Payments and other deductions .........    (699)
                                                  ------
         Balance at end of year ................  $5,787
                                                  ======

     During 1996, Bancorporation renewed a contract with First-Citizens Bank & Trust Company, Raleigh, North Carolina for the purpose of outsourcing data processing and other services to include item processing, deposits, loans, general ledger and statement rendering functions. Total expenses incurred under this contract totaled $7,031, $6,306 and $5,757 for the years ended December 31, 1998, 1997 and 1996, respectively. The current contract expires December 31, 1999 and another contract will be negotiated in early 2000. Bancorporation also has a correspondent banking relationship with First-Citizens Bank & Trust Company, Raleigh, North Carolina, which also acts as an investment custodian. Fees paid for this service were minimal for 1998, 1997 and 1996.

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

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

     For Bancorporation approximately 95% of its assets and liabilities are considered financial instruments, as defined in SFAS No. 107. Many of Bancorporation's financial instruments, however, lack an available trading market as characterized by a willing buyer and willing seller engaging in an exchange transaction. It is not the intent of Bancorporation to liquidate and therefore realize the difference between market value and carrying value and, even if it were, there is no assurance that the estimated market values could be realized. Therefore, significant estimates and present value calculations were used by Bancorporation for the purposes of this disclosure. Such estimates involve judgments as to economic conditions, risk characteristics and future expected loss experience of various financial instruments and other factors that cannot be determined with precision. Thus the information presented is not particularly relevant to predicting Bancorporation's future earnings or cash flow.

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

Loans:

     For certain homogeneous categories of loans such as residential mortgages, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value for other types of loans is estimated by discounting the expected future cash flows using Bancorporation's current interest rates at which loans would be made to borrowers with similar credit risk. The fair value of nonaccrual loans was estimated by discounting expected future cash flows utilizing rates of returns, adjusted for credit risk and servicing cost commensurate with a portfolio of nonaccrual loans.

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

     The carrying amounts and estimated fair values of Bancorporation's financial instruments are as follows:

                                                                     December 31, 1998         December 31, 1997
                                                                 ------------------------- -------------------------
                                                                                Estimated                 Estimated
                                                                   Carrying       Fair       Carrying       Fair
                                                                    Amount        Value       Amount        Value
                                                                 ------------ ------------ ------------ ------------
Financial assets:
 Cash and federal funds sold ...................................  $  179,795   $  179,795   $  138,176   $  138,176
 Interest-bearing deposits in financial Institutions ...........           -            -        7,700        7,857
 Investment securities .........................................     623,828      639,643      588,409      595,744
 Loans .........................................................   1,573,069    1,704,482    1,428,437    1,532,771
Financial liabilities:
 Deposits ......................................................   2,037,487    2,078,293    1,879,415    1,944,571
 Federal funds purchased and securities sold under agreements to
 repurchase ....................................................     204,702      204,702      184,168      184,167
 Long-term debt ................................................      50,000       73,210       14,483       16,095

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

--------------------------------------------------------------------------------
Note 17 - Capital Matters (Dollars in thousands)

     Bancorporation is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on Bancorporation's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Bancorporation must meet specific capital guidelines that involve quantitative measures of Bancorporation's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Bancorporation's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require Bancorporation to maintain minimum amounts and ratios of Total and Tier I capital to risk weighted assets, and of Tier I capital to average assets. Management believes, as of December 31, 1998, that Bancorporation meets all capital adequacy requirements to which it is subject.

     To be categorized as well-capitalized, Bancorporation must maintain minimum Total risk-based and Tier I risk-based ratios as set forth in the table below. There are no conditions or events subsequent to December 31, 1998, that would change the amounts and ratio's presented below.

                                                                                             To Be Well
                                                                                         Capitalized Under
                                                                     For Capital         Prompt Corrective
                                               Actual             Adequacy Purposes      Action Provisions
                                       ----------------------- ----------------------- ----------------------
                                          Amount    Ratio (%)     Amount    Ratio (%)     Amount    Ratio (%)
                                       ----------- ----------- ----------- ----------- ----------- ----------
As of December 31, 1998
Total capital to risk weighted assets
 Bancorporation ......................  $220,709       14.27    $123,769      =>8.00     $154,711      =>10.00
 Bank ................................   179,172       11.76     121,891      =>8.00      152,364      =>10.00
Tier I capital to risk weighted assets
 Bancorporation ......................   201,259       13.01      61,884      =>4.00       92,826       =>6.00
 Bank ................................   160,012       10.50      60,945      =>4.00       91,418       =>6.00
Tier I capital to average assets
 Bancorporation ......................   201,259        8.71      95,517      =>4.00      119,396       =>5.00
 Bank ................................   160,012        7.00      94,340      =>4.00      117,925       =>5.00
As of December 31, 1997
Total capital to risk weighted assets
 Bancorporation ......................  $146,453       10.49    $111,665      =>8.00     $139,581      =>10.00
 Bank ................................   145,855       10.65     109,605      =>8.00      137,006      =>10.00
Tier I capital to risk weighted assets
 Bancorporation ......................   127,398        9.13      55,833      =>4.00       83,749       =>6.00
 Bank ................................   128,618        9.39      54,802      =>4.00       82,204       =>6.00
Tier I capital to average assets
 Bancorporation ......................   127,398        6.21      86,568      =>4.00      108,210       =>5.00
 Bank ................................   128,618        6.28      85,600      =>4.00      107,000       =>5.00

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

     Bancorporation's condensed balance sheets and the related condensed statements of income and of cash flows are as follows:

BALANCE SHEET DATA

                                                            December 31,
                                                      ------------------------
                                                          1998        1997
                                                      ----------- ------------
Assets:
 Cash ...............................................  $  21,747   $   1,063
 Investment in the Bank .............................    176,142     147,026
 Other assets .......................................     33,567      32,020
                                                       ---------   ---------
 Total Assets .......................................  $ 231,456   $ 180,109
                                                       =========   =========
Liabilities and Stockholders' Equity:
 Long term debt .....................................  $  51,547   $  14,482
 Other liabilities ..................................      5,734       7,209
 Stockholders' equity ...............................    174,175     158,418
                                                       ---------   ---------
 Total Liabilities and Stockholders' Equity .........  $ 231,456   $ 180,109
                                                       =========   =========

INCOME STATEMENT DATA

                                                                                        Year Ended December 31,
                                                                                ---------------------------------------
                                                                                    1998         1997          1996
                                                                                ------------ ------------ -------------
Income:
 Dividend income from the Bank ................................................   $  2,594     $  3,963      $ 2,249
 Other ........................................................................      1,332          341       1,036
                                                                                  --------     --------      -------
                                                                                     3,926        4,304       3,285
Expenses:
 Interest .....................................................................        389          868         859
 Other ........................................................................      3,453           79          22
                                                                                  --------     --------      -------
                                                                                     3,842          947         881
 Income before equity in undistributed earnings of the Bank and income taxes ..         84        3,357       2,404
 Equity in undistributed earnings of the subsidiaries and associated companies      22,567       18,120      16,549
                                                                                  --------     --------      -------
Income before income taxes ....................................................     22,651       21,477      18,953
Applicable income tax benefit .................................................       (967)        (293)           (1)
                                                                                  --------     --------      ---------
Net Income ....................................................................   $ 23,618     $ 21,770      $18,954
                                                                                  ========     ========      =======

CASH FLOWS DATA

                                                                                             Year Ended December 31,
                                                                                      --------------------------------------
                                                                                          1998         1997         1996
                                                                                      ------------ ------------ ------------
Cash Flows From Operating Activities:
 Net income .........................................................................  $  23,618    $  21,770    $  18,954
 Adjustments to reconcile net income to netcash provided by operating activities:
  Equity in undistributed earnings of the Bank ......................................    (22,567)     (18,120)     (16,549)
  Decrease (increase) in other assets ...............................................       (846)      (7,815)         318
  Increase (decrease) in other liabilities ..........................................      1,023         (261)         190
                                                                                       ---------    ---------    ---------
  Net Cash (Used in) Provided By Operating Activities ...............................      1,228       (4,426)       2,913
Cash Flows From Investing Activities:
  Purchases of held-to-maturity and available-for-sale securities ...................     (8,007)           -            -
  Payments for investments in and advances to subsidiaries ..........................     (6,547)           -            -
                                                                                       ---------    ---------    ---------
  Net Cash (Used in) Provided by Investing Activities ...............................    (14,554)           -            -
Cash Flows From Financing Activities:
  Proceeds from advances from subsidiaries ..........................................     51,547            -            -
  Repayments of long-term debt ......................................................    (14,483)      (2,500)      (1,700)
  Purchase of stock .................................................................     (2,883)           -       (1,319)
  Cash dividends paid ...............................................................       (171)        (171)        (171)
  Net increase in long-term debt ....................................................          -        6,983            -
                                                                                       ---------    ---------    ---------
  Net Cash Provided By (Used in) Financing Activities ...............................     34,010        4,312       (3,190)
                                                                                       ---------    ---------    ---------
Increase (decrease) in cash .........................................................     20,684         (114)        (277)
Cash at beginning of year ...........................................................      1,063        1,177        1,454
                                                                                       ---------    ---------    ---------
Cash at end of year .................................................................  $  21,747    $   1,063    $   1,177
                                                                                       =========    =========    =========
Supplemental disclosure of cash flows information:
 Interest paid ......................................................................  $   2,510    $     851    $     888

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

--------------------------------------------------------------------------------
Note 19 - Subsequent Events (Unaudited)

     On February 25, 1999, Bancorporation entered into a definitive agreement to acquire The Exchange Bank of South Carolina ("Exchange") for $15 million with no less than 50% and no more than 60% consisting of stock and the remaining consisting of notes and cash in exchange for all of the outstanding shares of Exchange common stock. The acquisition is expected to be accounted for as a purchase of Exchange and is subject to shareholder and regulatory approvals. The transaction is expected to be completed in the fourth quarter of 1999. After the acquisition, Exchange will be a wholly-owned subsidiary of Bancorporation.

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

FIRST CITIZENS
BANCORPORATION
BOARD OF DIRECTORS
(Directors of First Citizens Bank
are identical to those of First Citizens
Bancorporation)

Jim B. Apple* **
President and Chief Executive Officer
First Citizens Bancorporation of South Carolina, Inc.
President and Chief Executive Officer
First Citizens Bank and Trust Company of
        South Carolina
        Columbia

Richard W. Blackmon* **
Owner
Richard Blackmon Construction Company,
        Lancaster

George H. Broadrick***
Retired, Charlotte, NC

Laurens W. Floyd***
Chairman and Chief Executive Officer
Dillon Provision Company, Inc., Dillon

William E. Hancock, III
President
Hancock Buick Company, Columbia

Robert B. Haynes
Chairman of the Board, Vice President and Secretary
C. W. Haynes and Company,
Inc., Columbia

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

Dan H. Jordan
Farmer, Nichols

E. Hite Miller, Sr.* **
Chairman
First Citizens Bancorporation
        of South Carolina, Inc.
Chairman
First Citizens Bank and Trust Company of
        South Carolina
        Columbia

N. Welch Morrisette, Jr.
Retired, Columbia

E. Perry Palmer
President
E. P. Palmer Corporation
Palmer Memorial Chapel, Columbia

William E. Sellars*
President
C. W. Haynes and Company, Inc., Columbia

Henry F. Sherrill*
Attorney-at-Law, Columbia



  * Member of the Executive Committee, First Citizens Bancoraporation and First Citizens Bank
 ** Member of the Investment Committee, First Citizens Bank
*** Member of the Audit Committee, First Citizens Bancorporation and First
      Citizens Bank

FIRST CITIZENS BANCORPORATION
EXECUTIVE OFFICERS
E. Hite Miller, Sr.
Chairman

Frank B. Holding
Vice Chairman

Jim B. Apple
President/Chief Executive Officer

Jay C. Case
Executive Vice President/Treasurer/Chief Financial Officer

E. W. Wells
Secretary





DIRECTORS OF WATEREE
LIFE INSURANCE COMPANY
Jay C. Case
President
Wateree Life Insurance Company
Executive Vice President/Treasurer/Chief Financial Officer
First Citizens Bancorporation of South Carolina, Inc.
Executive Vice President/Controller/Chief Financial Officer
First Citizens Bank and Trust Company of South Carolina

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

Ed L. Prosser
Vice President

Linda C. Kidd
Vice President/Treasurer

Carol W. Stevens
Secretary



ORGANIZATION OF FIRST CITIZENS BANK
EXECUTIVE OFFICERS
E. Hite Miller, Sr.
Chairman

Frank B. Holding
Vice Chairman

Jim B. Apple
President/Chief Executive Officer

David G. Barnett
Senior Vice President/Retail Banking

Peter M. Bristow
Senior Vice President/Retail Banking

Jay C. Case
Executive Vice President/Controller/Chief Financial Officer

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

Ed L. Prosser
Senior Vice President/Consumer Lending Director

Janis B. Summers
Senior Vice President/First Citizens Mortgage Group

Mike E. Toole
Audit and Security Services Director

E. W. Wells
Senior Vice President/Secretary

DEPARTMENT HEADS AND
GROUP EXECUTIVES
Accounting
Jerue B. Hallman, III
Senior Vice President

Auditing
Mike E. Toole
Audit and Security Services Director

Business Banking
J. Richard Spencer
Senior Vice President

Central Operations
J. Ronald Black
Senior Vice President

Commercial Credit Review
Richard O. Westfall
Senior Vice President

Commercial Loan
Charles D. Cook
Senior Vice President

Community Banking/Professional Banking
James A. Bennett
Senior Vice President

Compliance
K. Gail Askins-Cole
Senior Vice President

Consumer Loan
Ed L. Prosser
Senior Vice President

Controller
Jay C. Case
Executive Vice President

Corporate Secretary/Corporate Communications
E. W. Wells
Senior Vice President

Executive Projects
Laura W. Messer
Senior Vice President

Financial Services
James R. Stevens
Senior Vice President

Group Executive
Jerry M. Williams
Senior Vice President

Human Resources
Carnie P. Hipp, Jr.
Senior Vice President

Marketing
Jan C. Burt
Senior Vice President

Mortgage Group
Janis B. Summers
Senior Vice President

Retail Banking Division
David G. Barnett
Senior Vice President

Peter M. Bristow
Senior Vice President

Charles S. McLaurin, III
Executive Vice President

Trust
William K. Brumbach, Jr.
Senior Vice President

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

COMMUNITIES SERVED
Abbeville
James A. Timmerman, III
Vice President/City Executive
Aiken
Joe E. Lewis
Vice President/City Executive
Anderson
John B. Buice, Jr.
Vice President/Area Executive
Ballentine
Richard Pascal, Jr.
Assistant Vice President/Manager
Barnwell
John J. Sanders
Vice President/Area Executive
Beaufort
Douglas E. Henderson
Vice President/City Executive
Beech Island
Carol L. Albion
Branch Officer/Supervisor
Belvedere
Steven M. Phillips
Vice President/City Executive
Bennettsville
Phillips M. Wilkins
Vice President/City Executive
Bishopville
Bruce C. Snipes
Assistant Vice President/City Executive
Boiling Springs
Penny S. Guinn
Assistant Vice President/Manager
Calhoun Falls
Donald M. Rochelle
Assistant Vice President/Manager
Cayce
C. Brian McLane, Sr.
Assistant Vice President/Manager
Central
Yancy F. Cousins
Assistant Vice President/Manager
Charleston
Dwight L Moody, Jr.
Vice President/City Executive
Cheraw
Brian J. Mickleberry
Vice President/City Executive
Chester
John M. Bozard
Assistant Vice President/City Executive
Chesterfield
J. Michael Caskey
Vice President/City Executive
Clemson
William B. Harley, Jr.
Vice President/City Executive
Clio
Derry W. McCormick
Vice President/City Executive
Columbia
Kevin C. Fernald
Vice President/Area Executive
Conway
John C. Griggs, Jr.
Vice President/City Executive
Cowpens
Linda D. Porter
Branch Officer/ Manager
Darlington
John H. Martin, III
Vice President/City Executive
Dillon
Stephen S. Jacobs
Vice President/City Executive
Eastover
Robert G. Woods
Assistant Vice President/Manager
Elgin
Adelia A. Owens
Branch Officer/ Manager
Forest Acres
G. Eddie Wingard
Vice President/Commercial Lender
Fort Mill
Dennis J. Stuber
Vice President/Area Executive
Florence
D. Leroy Bailey, Jr.
Vice President/Area Executive
Georgetown
Robert R. Martin, Jr.
Vice President/City Executive
Great Falls
John P. Davis
Vice President/Manager
Greenville
Donald L. Kiser
Vice President/City Executive
Greenwood
C. Sidney Abney
Vice President/City Executive
Hanahan
Tanya K. Rudman
Branch Officer/Lender/Business Development
Hickory Grove
Phillip D. Faulkner
Assistant Vice President/Manager
Hollywood
Rebecca D. Beylotte
Branch Manager
Irmo
Lisa A. Moseley
Assistant Vice President/Manager
Jackson
L. Walker Padgett, Jr
Vice President/Manager
Joanna
Wanda M. Prater
Branch Officer/Supervisor
Johnston
John C. Timmerman
Vice President/City Executive
Jonesville
Patricia V. Morrison
Branch Officer/ Manager
Kershaw
Nancy L. Taylor
Assistant Vice President/City Executive
Lake View
Edna R. Miller
Assistant Vice President/Manager
Lancaster
Don T. Gardner
Vice President/City Executive
Landrum
John W. Killough
Vice President/Manager
Laurens
Melanie P. Young
Branch Officer/Assistant Manager
Lexington
Stanford W. Dawsey
Vice President/City Executive
Liberty
Margaret A. Holder
Consumer Banking Officer/Consumer Lender
Lugoff
William E. Gore, Jr.
Vice President/Manager
Lyman
Terry K. Phillips
Vice President/Manager
Marion
Richard M. Lane
Vice President/City Executive
Mauldin
Ted G. Sanders
Vice President/Branch Manager
Moncks Corner
Dorothy C. Gatlin
Vice President/City Executive
Mount Pleasant
John L. Tobin, Jr.
Branch Officer/Lender/Business Development
Myrtle Beach
John D. Brown
Vice President/City Executive
New Ellenton
Dorothy E. Creech
Assistant Vice President/Manager
Nichols
Gerald M. Bane
Vice President/City Executive
North
Betty H. Williamson
Branch Officer/Manager
Pacolet
Catherine G. Dunnaway
Assistant Vice President/Manager
Pageland
C. Hamilton Hutto
Vice President/City Executive
Pawleys Island
Robert R. Martin, Jr.
Vice President/City Executive
Powdersville
Celia M. Thompson
Vice President/Manager
Prosperity
Judy F. Boozer
Branch Officer/ Manager
Richburg/Lewisville
Russell L. Workman
Assistant Vice President/Manager
Ridge Spring
Donna J. Wise
Assistant Vice President/Supervisor
Rock Hill
Dennis J. Stuber
Vice President/Area Executive
Salem
Betty J. Barker
Branch Supervisor
Saluda
William H. Rushton, Jr.
Vice President/City Executive
Sharon
Phillip D. Faulkner
Assistant Vice President/Manager
Six Mile
Amy J. White
Branch Supervisor
Socastee
Charles S. Page
Assistant Vice President/Manager
South of the Border
Catherine B. Baxley
Branch Officer/Supervisor
Spartanburg
Gaines H. Mason, Jr.
Vice President/City Executive
Summerville
R. Blan Rosebrock
Vice President/City Executive
Sumter
Richard M. Knowlton, Jr.
Vice President/City Executive
St. George
D. Carl Walters, Jr.
Vice President/City Executive
Tega Cay
Christina L. Hines
Branch Officer/Manager
Trenton
John C. Timmerman
Vice President/City Executive
Ware Shoals
David A. Estes, Jr.
Vice President/Manager
West Columbia
Rhonda P. Boatwright
Branch Manager
Westminister
Paul A. Busey
Branch Officer/Manager
Whitmire
Janie A. Lusk
Branch Officer/Manager
Williston
Frank M. Mizell
Vice President/City Executive
Woodruff
William W. Baxley
Vice President/Manager
York
William B. Arthur
Vice President/City Executive