Form 10-K, Exhibit 13
period 1999-12-31
FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA INC
filed 2000-03-27
CIK 708848

     FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARIES

                               1999 ANNUAL REPORT

Nature of Business

  First Citizens Bancorporation of South Carolina, Inc. ("Bancorporation"), is a two-bank holding company headquartered in Columbia, South Carolina, with assets of $2.73 billion at December 31, 1999. Its primary subsidiaries are First-Citizens Bank and Trust Company of South Carolina ("Bank") and The Exchange Bank of South Carolina ("Exchange"). The Bank provides a broad range of banking services through 133 offices in 90 communities throughout the state, and Exchange provides banking services through four offices in Williamsburg and Georgetown Counties. The Bank's subsidiary is Wateree Life Insurance Company of South Carolina, a credit life insurance company. "First Citizens Bank" is used in marketing the Bank.

First Citizens Bancorporation of South Carolina, Inc.
P. O. Box 29
1230 Main Street
Columbia, South Carolina 29202

Annual Meeting

  The Annual Meeting of Stockholders of Bancorporation will be held at 2:30 p.m. on Wednesday, April 26, 2000, at 1314 Park Street, Columbia, South Carolina.

Contents

Market and Dividend Information Regarding Common and Preferred Stock........   1
Financial Highlights........................................................   3
To Our Stockholders.........................................................   4
Management's Discussion and Analysis........................................   5
Report of Management........................................................  26
Report of Independent Accountants...........................................  27
Consolidated Financial Statements...........................................  28
Official Organization Section...............................................  51

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

  The following ranges of high and low bid prices for Bancorporation's voting common stock were supplied by one of the broker-dealers making a market in the stock. The prices represent quotations between broker-dealers, which do not include markups, markdowns or commissions, and may not represent actual transactions.

                                                      1999            1998
                                                 --------------- ---------------
                                                  High     Low    High     Low
                                                 ------- ------- ------- -------
   1st quarter.................................. $370.00 $250.00 $350.00 $290.00
   2nd quarter..................................  305.00  275.00  375.00  350.00
   3rd quarter..................................  295.00  290.00  380.00  375.00
   4th quarter..................................  292.00  275.00  380.00  350.00

The approximate numbers of record holders of Bancorporation's voting common stock and non-voting common stock at December 31, 1999 were 1,140 and 4, respectively.

  Holders of the voting and non-voting common stock of Bancorporation are entitled to such dividends as may be declared from time to time by the Board of Directors from funds legally available. However, Bancorporation has adopted a policy of paying no cash dividends on its voting and non-voting common stock. This policy reflects the desire of the Board of Directors to maintain Bancorporation's risk-based capital ratios through the retention of earnings. Certain regulatory requirements restrict the payment of dividends and extensions of credit from banking subsidiaries to bank holding companies. As Bancorporation has a policy of paying no cash dividends on its common stock, these restrictions have not historically affected Bancorporation's ability to meet its obligations. Additional restrictions relating to capital requirements and dividends are discussed on page 19 of "Management's Discussion and Analysis" and in Note 13 of "Notes to Consolidated Financial Statements."

TO OUR STOCKHOLDERS:
--------------------------------------------------------------------------------

FINANCIAL HIGHLIGHTS

                                                                       Percent
                                                    1999       1998    Change
                                                 ---------- ---------- -------
Earnings (Dollars in thousands):
 Net income..................................... $   24,646 $   23,618   4.35%
 Net income per common share....................      26.35      25.30   4.15
 Book value per common share....................     208.77     185.41  12.60
 Preferred dividends paid.......................        171        171    --

Year-End Balances (Dollars in thousands):
 Total assets................................... $2,726,585 $2,483,768   9.78%
 Investment securities..........................    562,992    623,828  (9.75)
 Loans..........................................  1,854,520  1,573,069  17.89
 Deposits.......................................  2,222,033  2,037,487   9.06
 Stockholders' equity...........................    200,073    174,175  14.87

Average Balances (Dollars in thousands):
 Total assets................................... $2,606,572 $2,332,634  11.74%
 Investment securities..........................    635,210    599,704   5.92
 Loans..........................................  1,691,597  1,495,930  13.08
 Deposits.......................................  2,097,678  1,909,183   9.87
 Stockholders' equity...........................    187,826    169,422  10.86

Financial Ratios:
 Return on average assets.......................        .95       1.01  (5.94)%
 Return on average stockholders' equity.........      13.12      13.94  (5.88)
 Average stockholders' equity to average total
  assets at year-end............................       7.21       7.26   (.69)

Share Data (year-end):
 Common shares outstanding......................    942,614    921,684   2.27%
 Weighted average common shares outstanding.....    928,792    926,744   0.22
 Preferred shares outstanding...................     68,132     68,132    --

TO OUR STOCKHOLDERS:

  The year 1999 brought continuing market expansion and growth for our company.

  We invested in five new offices in the growing communities of Irmo, Lexington, North Myrtle Beach, Simpsonville and Mt. Pleasant. We consolidated two offices in Columbia and one office in Anderson, to reduce overlapping coverage in our markets.

  Loans grew 17.89% to $1.85 billion, while deposits grew 9.06% to $2.22 billion. Total assets grew 9.78% to $2.72 billion. This growth was the result of our sales success and the acquisition of The Exchange Bank of South Carolina which had $85,228 in deposits and $62,122 in loans at the time of acquisition. With the strength in our balance sheet in 1999, we enjoyed a quality asset mix, solid sources of funds, an adequate allowance for loan losses and a strong capital base.

  Our operations continue to post strong results. Net income increased 4.35% to $24.6 million, representing an increase in net income per common share from $25.30 in 1998 to $26.35 in 1999. The improvement in net income was primarily due to an increase in average interest earning assets from $2.14 billion in 1998 to $2.38 billion in 1999. Additionally, we emphasize the generation of non-interest income and the control of non-interest expense during the year.

  During 1999 we continued our sales culture development. We recognize the need to develop fee-based income as we compete in today's financial services market. In addition to our trust, credit life and mortgage services, we added investment officers throughout the state. As a result, we are able to offer our customers investment products in branches of First Citizens and Exchange Bank.

  The Y2K project consumed significant resources during 1999. Our project team worked diligently to address potential data processing and customer service issues. As a result of their hard work and vigorous commitment to the project, Y2K was a non-event for our customers.

  During 1999, we developed a three-year strategic plan that focuses on a high level of customer service, market segmentation, human resources and technology. These strategies are designed to align our banking team behind high quality service and products, allow our employee associates to handle responsibilities that best suit their skills, attract and retain employees in alignment with our business model, and provide technology that will allow us to compete with non-banks in the areas of cost, reliability, and speed of delivery.

  Our exceptional group of employee associates provides us with the capability to implement our strategies. Our position in our markets, our products and our substantial strengths would be impossible without them. In addition, the support and encouragement of you, our shareholders, will continue to strengthen our franchise and allow us to take advantage of future opportunities.

_________________________________         _____________________________________
E. Hite Miller, Sr.                       Jim B. Apple
Chairman                                  President

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The discussion and other data presented below analyze major factors and trends regarding the financial condition and results of operations of First Citizens Bancorporation of South Carolina, Inc. ("Bancorporation") and its principal subsidiaries, First Citizens Bank and Trust Company of South Carolina ("Bank"), and The Exchange Bank of South Carolina ("Exchange"). Bancorporation is a two-bank holding company headquartered in Columbia, South Carolina. The Bank provides commercial banking and related financial products and services throughout South Carolina. Exchange provides banking services principally in Williamsburg and Georgetown counties in South Carolina.

  On August 20, 1999, Bancorporation acquired Exchange to form a two-bank holding company. The transaction was accounted for under the purchase method of accounting.

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

  The Bank's deposits are insured by the Federal Deposit Insurance Corporation ("FDIC") to the extent permitted by law. The FDIC and the South Carolina State Board of Financial Institutions have regulatory responsibilities for the Bank and Exchange. Bancorporation is subject to regulation as a bank holding company by the Board of Governors of the Federal Reserve System and its voting common stock is registered with the Securities and Exchange Commission.

  Reference should also be made to the accompanying detailed historical information presented elsewhere in this report.

                             RESULTS OF OPERATIONS

Summary (Dollars in thousands)

  Net income for the year ended December 31, 1999, totaled $24,646, or $26.35 per common share. Net income for 1998 was $23,618, or $25.30 per common share.

  The primary factors affecting the increase in net income were a $7,219 or 7.82% increase in net interest income, and a $4,020 or 13.91% increase in noninterest income. These favorable changes were partially offset by a $1,243 or 28.89% increase in the provision for loan losses, an $8,739 or 10.84% increase in noninterest expense, and a $229 or 1.80% increase in the provision for income taxes.

  The increase in earnings from 1997 to 1998 was primarily due to a $6,676 or 7.79% increase in net interest income, and a $4,126 or 16.65% increase in noninterest income. These favorable changes were partially offset by a $7,951 or 10.94% increase in noninterest expense and a $941 or 7.99% increase in the provision for income taxes.

  Return on average stockholders' equity and average assets are key measures of earnings performance. Return on average stockholders' equity for 1999 was 13.12% compared to 13.94% in 1998, and 15.02% in 1997. Return on average assets for 1999 was .95% compared to 1.01% in 1998, and 1.05% in 1997.

  Table 1 provides a summary of the statements of income, financial condition and selected ratios for the last five years. A more detailed analysis of each component of Bancorporation's net income is included under the appropriate captions which follow.

                         TABLE 1: SUMMARY OF OPERATIONS
               (Dollars in thousands--except for per share data)

                                                                                       Five Year
                                                                                       Compound
                             1999        1998        1997        1996        1995     Growth Rate
                          ----------  ----------  ----------  ----------  ----------  -----------
Income Statement Data:
Interest income.........  $  175,414  $  165,371  $  151,137  $  134,217  $  118,015     11.95%
Interest expense........      75,856      73,032      65,474      57,552      53,527     13.19
                          ----------  ----------  ----------  ----------  ----------
Net interest income.....      99,558      92,339      85,663      76,665      64,488     11.05
Provision for loan
 losses.................       5,546       4,303       4,241       4,574       2,686     16.74
                          ----------  ----------  ----------  ----------  ----------
Net interest income
 after provision for
 loan losses............      94,012      88,036      81,422      72,091      61,802     10.76
                          ----------  ----------  ----------  ----------  ----------
Service charges and
 fees...................      32,919      28,871      24,730      21,465      19,704     12.01
Investment securities
 gains..................           8          36          51         792         --
                          ----------  ----------  ----------  ----------  ----------
Total noninterest
 income.................      32,927      28,907      24,781      22,257      19,704     12.02
                          ----------  ----------  ----------  ----------  ----------
Salaries and employee
 benefits...............      41,396      36,674      32,752      28,697      28,298      8.42
Other expense...........      47,952      43,935      39,906      36,376      33,873      8.02
                          ----------  ----------  ----------  ----------  ----------
Total noninterest
 expense................      89,348      80,609      72,658      65,073      62,171      8.20
                          ----------  ----------  ----------  ----------  ----------
Income before income
 taxes..................      37,591      36,334      33,545      29,275      19,335     20.46
Income tax expense......      12,945      12,716      11,775      10,321       6,777     21.11
                          ----------  ----------  ----------  ----------  ----------
Net income..............  $   24,646  $   23,618  $   21,770  $   18,954  $   12,558     20.14
                          ==========  ==========  ==========  ==========  ==========
Net income per common
 share..................  $    26.35  $    25.30  $    23.24  $    20.02  $    13.13     20.81
                          ==========  ==========  ==========  ==========  ==========
Book value per common
 share..................  $   208.77  $   185.41  $   166.95  $   139.21  $   115.32     15.77
                          ==========  ==========  ==========  ==========  ==========
Weighted average common
 shares outstanding.....     928,792     926,744     929,222     938,320     943,533      (.34)
                          ==========  ==========  ==========  ==========  ==========


Selected Ratios:
Return on average
 assets.................         .95%       1.01%       1.05%       1.04%        .76%
Return on average
 stockholders' equity...       13.12       13.94       15.02       15.52       12.04
Return on average common
 stockholders' equity...       13.36       14.22       15.37       15.95       12.44
Net yield on average
 interest-earning assets
 (tax equivalent).......        4.23        4.36        4.54        4.62        4.35
Average loans to average
 deposits...............       80.64       78.35       76.68       75.89       70.60
Net loan losses to
 average loans..........         .12         .14         .12         .19         .11
Nonperforming loans to
 total loans............         .16         .14         .19         .24         .35
Allowance for loan
 losses to total loans..        1.78        1.80        1.83        1.85        1.90
Allowance for loan
 losses to nonperforming
 loans..................    1,092.87    1,259.16      956.98      770.44      543.50
Average stockholders'
 equity to average total
 assets.................        7.21        7.26        6.96        6.67        6.31
Common stockholders'
 equity to total
 assets.................        7.08        7.12        6.80        6.49        6.11
Total risk-based capital
 ratio..................       13.79       14.27       10.49       10.39       10.35
Tier 1 risk-based
 capital ratio..........       12.47       13.01        9.13        8.90        8.62
Tier 1 leverage ratio...        8.49        8.43        6.21        6.02        5.64

Selected average
 balances:
Total assets............  $2,606,572  $2,332,634  $2,082,086  $1,831,195  $1,652,266     10.93%
Interest-earning
 assets.................   2,387,059   2,148,348   1,918,921   1,691,031   1,508,486     11.03
Investment securities...     635,210     599,704     538,086     470,617     471,425      5.51
Loans...................   1,691,597   1,495,930   1,343,256   1,191,431   1,014,818     13.38
Deposits................   2,097,608   1,909,183   1,751,791   1,570,015   1,437,442      8.84
Noninterest-bearing
 deposits...............     374,992     331,466     294,929     259,709     227,161     11.70
Interest-bearing
 deposits...............   1,722,686   1,577,717   1,456,862   1,315,306   1,210,281      7.32
Interest-bearing
 liabilities............   2,029,000   1,815,346   1,627,301   1,440,619   1,305,347      9.22
Stockholders' equity....     187,826     169,422     144,961     122,110     104,245     15.30

Net interest income (Dollars in thousands)

  Net interest income represents the principal source of earnings for Bancorporation. Net interest income is the amount by which interest income exceeds interest expense and is the primary measure used to evaluate the efficiency of management of interest-earning assets and interest-bearing liabilities.

  Table 2 compares average balance sheet items and analyzes net interest income on a tax equivalent basis for the years ended December 31, 1999, 1998 and 1997.

                  TABLE 2: COMPARATIVE AVERAGE BALANCE SHEETS
                            (Dollars in thousands)

                                                         Year Ended December 31,
                          --------------------------------------------------------------------------------------
                                      1999                         1998                         1997
                          ---------------------------- ---------------------------- ----------------------------
                           Average    Interest  Yield/  Average    Interest  Yield/  Average    Interest  Yield/
                           Balance   Inc/Exp(1)  Rate   Balance   Inc/Exp(1)  Rate   Balance   Inc/Exp(1)  Rate
                          ---------- ---------- ------ ---------- ---------- ------ ---------- ---------- ------
Interest-earning assets:
Loans(2)................  $1,691,597  $140,729   8.32% $1,495,930  $129,930   8.69% $1,343,256  $118,779   8.84%
Investment securities:
 Taxable................     609,456    30,917   5.07     572,155    31,599   5.52     502,412    28,588   5.69
 Non-taxable............      25,754     2,190   8.50      27,549     2,410   8.75      35,674     3,061   8.58
Federal funds sold......      60,252     2,953   4.90      49,064     2,551   5.20      28,167     1,503   5.34
Other earning assets....         --        --     --        3,650       240   6.58       9,412       630   6.69
                          ----------  --------   ----  ----------  --------   ----  ----------  --------   ----
 Total interest-earning
  assets................   2,387,059   176,789   7.41   2,148,348   166,730   7.76   1,918,921   152,561   7.95
                          ----------  --------         ----------  --------         ----------  --------
Noninterest-earning
 assets:
Cash and due from
 banks..................     110,369                       88,473                       81,052
Premises and equipment..      81,751                       69,776                       54,155
Other, less allowance
 for loan losses........      27,393                       26,037                       27,958
Total noninterest-
 earning assets.........     219,513                      184,286                      163,165
                          ----------                   ----------                   ----------
Total assets............  $2,606,572                   $2,332,634                   $2,082,086
                          ==========                   ==========                   ==========
Interest-bearing
 liabilities:
Deposits................  $1,722,686  $ 59,825   3.47  $1,577,717  $ 60,257   3.82  $1,456,862  $ 56,844   3.90
Short-term borrowings...     255,960    11,882   4.64     193,699     9,199   4.75     159,275     7,762   4.87
Long-term debt..........      50,354     4,149   8.24      43,930     3,576   8.14      11,164       868   7.77
                          ----------  --------   ----  ----------  --------   ----  ----------  --------   ----
Total interest-bearing
 liabilities............   2,029,000    75,856   3.74   1,815,346    73,032   4.02   1,627,301    65,474   4.02
                          ----------  --------   ----  ----------  --------   ----  ----------  --------   ----
Net interest spread.....                         3.67%                        3.74%                        3.93%
                                                 ====                         ====                         ====
Noninterest-bearing
 liabilities:
Demand deposits.........     374,992                      331,466                      294,929
Other liabilities.......      14,754                       16,400                       14,895
                          ----------                   ----------                   ----------
 Total noninterest-
  bearing liabilities...     389,746                      347,866                      309,824
Stockholders' equity....     187,826                      169,422                      144,961
                          ----------                   ----------                   ----------
Total liabilities and
 stockholders' equity...  $2,606,572                   $2,332,634                   $2,082,086
                          ==========                   ==========                   ==========
Net interest income.....              $100,933                     $ 93,698                     $ 87,087
                                      ========                     ========                     ========
Interest income to
 earning assets.........                         7.41%                        7.76%                        7.95%
Interest expense to
 earnings assets........                         3.18                         3.40                         3.41
                                                 ====                         ====                         ====
Net interest income to
 earning assets.........                         4.23%                        4.36%                        4.54%
                                                 ====                         ====                         ====

--------
(1) Non-taxable interest income has been adjusted to a taxable equivalent rate using the federal income tax rate of 35%.
(2) Nonaccrual loans are included in the average loan balances. Income on such loans is generally recognized on a cash basis.

  Net interest income on a tax equivalent basis increased $7,235 or 7.72% from $93,698 in 1998 to $100,933 in 1999. The increase was primarily attributable to the increased volume of earnings assets, since net interest margin decreased from 4.36% in 1998 to 4.23% in 1999.

  Interest income on a tax equivalent basis increased $10,059 or 6.03% in 1999 primarily due to the increased volume of earning assets. Average earning assets increased 11.11% to $2,387,059 or 91.58% of average assets in 1999, compared with $2,148,348 or 92.10% in 1998. The two primary types of earning assets are loans and investment securities. The yield on earning assets decreased by 35 basis points from 7.76% in 1998 to 7.41% in 1999. The primary reasons for the decrease in yield during the period were strong competition for quality loans, the effect of increased interest rates on loans and investments which were not being fully realized during 1999, and a less favorable mix of earning assets (particularly the mix of investment securities and federal funds sold) to maintain adequate liquidity for Y2K purposes. Average loans were 70.86% and 69.63% of average earning assets in 1999 and 1998, respectively. The yield on loans decreased 37 basis points from 8.69% in 1998 to 8.32% in 1999 largely due to competitive market factors and lower interest rates prevailing in the market for 1998 and much of 1999. The yield on investment securities decreased 45 basis points from 5.52% to 5.07% primarily due to investment purchases during the declining rate environments of 1997, 1998 and early 1999.

  Interest expense increased $2,824 or 3.87% in 1999 primarily due to an increase in the volume of average interest-bearing liabilities from $1,815,346 in 1998 to $2,029,000 or 11.77% in 1999. Average interest-bearing deposits increased $144,969 or 9.19% attributable primarily to a 16.78% increase in the average balance of NOW accounts, a 7.10% increase in the average balance of market rate saving accounts and a 5.69% increase in average time deposits. The average rate paid on interest-bearing liabilities decreased to 3.74% in 1999 compared to 4.02% in 1998 due to a decline in interest rates paid and a more favorable mix of deposits. In 1999, average demand deposits and NOW accounts composed 44.36% of total average deposits, compared to 42.28% in 1998.

  The net interest margin, computed by dividing net interest income by average earning assets, reflects the impact of noninterest-bearing funds on net interest income. Average non-interest-bearing liabilities increased $41,880, or 12.04% in 1999 to 16.33% of average earning assets, from 15.43% in 1998. Table 3 shows the impact of balance sheet changes which occurred during 1999 and 1998, and the changes in yields and rates.

  Net interest income on a tax equivalent basis for 1998 increased $6,611 or 7.59% from 1997. The increase was primarily attributable to an increase in the volume of interest-earning assets which was offset by a decrease in net interest margin. The net interest margin decreased 18 basis points from 4.54% in 1997 to 4.36% in 1998. Average earning assets increased 11.96% to $2,148,348, or 92.10% of average total assets in 1998, compared to $1,918,921 or 92.16% in 1997. Interest expense increased $7,558 or 11.54% in 1998 primarily due to a $188,045, or 11.56% increase in interest-bearing liabilities.

           TABLE 3: TAXABLE EQUIVALENT RATE/VOLUME VARIANCE ANALYSIS
                            (Dollars in thousands)

                                                        1999 compared to 1998          1998 compared to 1997
                                                    ------------------------------ ------------------------------
                                                     Change Due To(1)               Change Due To(1)      Net
                                                    ------------------  Net Income ------------------   Increase
                           1999     1998     1997   Yield/Rate Volume   (Decrease) Yield/Rate Volume   (Decrease)
                         -------- -------- -------- ---------- -------  ---------- ---------- -------  ----------
Interest income(2):
Loans(3)................ $140,729 $129,930 $118,779  $ (5,480) $16,279   $10,799    $(1,551)  $13,267   $11,716
Investment securities:
 Taxable................   30,917   31,599   28,588    (2,573)   1,891      (682)      (839)    3,850     3,011
 Non-taxable............    2,190    2,410    3,061       (67)    (153)     (220)        60      (711)     (651)
                         -------- -------- --------  --------  -------   -------    -------   -------   -------
 Total investment
  securities............   33,107   34,009   31,649    (2,640)   1,738      (902)      (779)    3,139     2,360
Other earning assets....      --       240      630       --      (240)     (240)       (11)     (379)     (390)
Federal funds sold and
 securities purchased
 under agreements to
 resell.................    2,953    2,551    1,503      (146)     548       402        (39)    1,087     1,048
                         -------- -------- --------  --------  -------   -------    -------   -------   -------
Total interest-earning
 assets................. $176,789 $166,730 $152,561  $ (8,266) $18,325   $10,059    $(2,380)  $17,114   $14,734
                         -------- -------- --------  --------  -------   -------    -------   -------   -------
Interest expense:
 NOW accounts........... $  9,536 $  8,871 $  7,847  $   (705) $ 1,370   $   665    $  (159)  $ 1,183   $ 1,024
 Market rate savings....   10,076    9,981    9,234      (573)     668        95        195       552       747
 Other accounts.........      372      467      443       (75)     (20)      (95)        58       (34)       24
 Time deposits in excess
  of $100 thousand......    6,353    7,154    6,791      (771)     (30)     (801)       (79)      442       363
 Other time deposits....   33,488   33,784   32,529    (2,481)   2,185      (296)      (495)    1,750     1,255
                         -------- -------- --------  --------  -------   -------    -------   -------   -------
 Total deposits......... $ 59,825 $ 60,257 $ 56,844  $ (4,605) $ 4,173   $  (432)   $  (480)  $ 3,893   $ 3,413
Short-term borrowings...   11,882    9,199    7,762      (206)   2,889     2,683       (198)    1,635     1,437
Long-term debt..........    4,149    3,576      868        44      529       573         41     2,667     2,708
                         -------- -------- --------  --------  -------   -------    -------   -------   -------
Total interest-bearing
 liabilities............ $ 75,856 $ 73,032 $ 65,474  $ (4,767) $ 7,591   $ 2,824    $  (637)  $ 8,195     7,558
                         -------- -------- --------  --------  -------   -------    -------   -------   -------
Net interest income..... $100,933 $ 93,698 $ 87,087  $ (3,499) $10,734   $ 7,235    $(1,743)  $ 8,919   $ 7,176
                         ======== ======== ========  ========  =======   =======    =======   =======   =======

--------
(1) Yield/rate-volume changes have been allocated to each category based on the percentage of each to the total change.
(2) Non-taxable interest income has been adjusted to a taxable equivalent rate using the federal income tax rate of 35%.
(3) Balances of nonaccrual loans and related cash basis income have been included for computational purposes.

Noninterest income (Dollars in thousands)

  Noninterest income for Bancorporation primarily consists of service charges on deposit accounts, credit card processing fees, trust fees, mortgage servicing fees and fees generated from other bank-related activities. Table 4 provides a comparison for the various components of noninterest income for the years ended December 31, 1999, 1998 and 1997.

                          TABLE 4: NONINTEREST INCOME
                            (Dollars in thousands)

                                               Year Ended December 31,
                                       ----------------------------------------
                                               Percent         Percent
                                        1999   Change   1998   Change    1997
                                       ------- ------- ------- -------  -------
Service charges on deposit accounts..  $18,998  16.05% $16,371  13.48%  $14,426
Commission and fees from fiduciary
 activities..........................    2,022  32.07    1,531  17.95     1,298
Fees for other customer services.....    2,301   3.70    2,219   3.26     2,149
Mortgage servicing...................    2,193   (.81)   2,211   1.14     2,186
Bankcard discount....................    4,052  25.06    3,240  16.17     2,789
Insurance premiums earned............    1,815  (3.41)   1,879  27.48     1,474
Other................................    1,546   6.18    1,456 217.21       459
                                       -------  -----  ------- ------   -------
 Total...............................  $32,927  13.91% $28,907  16.65%  $24,781
                                       =======  =====  ======= ======   =======

  The 13.91% increase in noninterest income in 1999 compared to 1998 is primarily attributed to increases in service charges, bankcard processing fees and trust fees comprising 65%, 20% and 12% of the total increase in noninterest income, respectively. Exchange earned $78 in noninterest income from the date of acquisition through December 31, 1999.

  The increase in service charges is attributable to strong deposit growth, repricing of service charges and a continued emphasis on collections. Average deposits increased 9.9% in 1999 compared to 1998. Bankcard discount represents fees charged for processing merchant credit card sales. The increase in bankcard discount is due to increased merchant activity in 1999 compared to 1998. Trust fees increased in 1999 due to growth in the number and volume of trust accounts.

  The 16.65% increase in noninterest income from 1997 to 1998 was primarily due to an increase in service charges on deposit accounts as a result of growth in the number of deposit accounts, the repricing of charges and an increased emphasis on collection of service charges.

Noninterest expense (Dollars in thousands)

  Noninterest expense for Bancorporation primarily consists of salaries and employee benefits, net occupancy expense, furniture and equipment expense, data processing fees and amortization of intangibles. Table 5 provides a comparison of the various components of noninterest expense for the years ended December 31, 1999, 1998 and 1997.

                         TABLE 5: NONINTEREST EXPENSE
                            (Dollars in thousands)

                                              Year Ended December 31,
                                      -----------------------------------------
                                              Percent          Percent
                                       1999   Change    1998   Change    1997
                                      ------- -------  ------- -------  -------
Salaries and employee benefits....... $41,396  12.88%  $36,674  11.97%  $32,752
Net occupancy expense of premises....   6,074  11.59     5,443  16.20     4,684
Furniture and equipment expense......   6,884  23.06     5,594  22.14     4,580
Amortization of intangibles..........   5,423 (21.25)    6,886 (20.39)    8,650
Bankcard processing fees.............   4,374  18.28     3,698  31.00     2,823
Data processing fees.................   7,084   8.32     6,540  14.94     5,690
Professional services................   2,263  37.15     1,650  75.35       941
Other................................  15,850  12.22    14,124  12.65    12,538
                                      ------- ------   ------- ------   -------
 Total............................... $89,348  10.84%  $80,609  10.94%  $72,658
                                      ======= ======   ======= ======   =======

  The 10.84% increase in noninterest expense in 1999 compared to 1998 is primarily attributable to increases in salary and employee benefits expense net occupancy expense and furniture and equipment expense. Exchange contributed $592 of noninterest expense from the date of acquisition through December 31, 1999. Together these increases represent approximately 76% of the total increase of $8,739 from 1998 to 1999. These increases are partially offset by the 21.25% decrease in amortization of intangibles. Other categories increased due to the on-going growth realized by Bancorporation.

  Salaries and employee benefits increased 12.88% primarily due to an investment in new personnel in 1999 and the addition of Exchange staff from August 20, 1999 to December 31, 1999. Full time equivalent employees were 1,176 and 1,147 at December 31, 1999 and 1998, respectively, an increase in the workforce of 6.19%. Merit increases, performance bonuses (primarily related to Y2K) and increased contributions to fund Bancorporation's benefit plans also contributed to the increase.

  Net occupancy expense and furniture and equipment expense increased 35.65% in 1999 compared to 1998 largely due to higher depreciation, increased maintenance expense and the addition of Exchange from August 20, 1999 to December 31, 1999. These increases were expected as the level of assets placed in service continues to increase.

  The decline in amortization of intangibles in 1999 compared to 1998 is due to a runoff of goodwill recorded in previous periods. The average balance of goodwill for the years ended December 31, 1999 and 1998, was $14,676 and $15,030, respectively.

  The 10.94% increase in noninterest expense from 1997 to 1998 was primarily due to increased salaries and employee benefits, expense, net occupancy expense and furniture and equipment expense. Salary and employee benefits expense, increased primarily due to the increased number of employees and merit increases. Net occupancy expense and furniture and equipment expense increased primarily due to investments made to expand and maintain existing facilities and the quality of assets placed into service. Other expense categories increased due to the on-going growth realized by Bancorporation.

Income taxes (Dollars in thousands)

  Total income tax expense included in the Consolidated Statements of Income was $12,945, $12,716 and $11,775 for the years ended December 31, 1999, 1998 and 1997, respectively. The effective tax rate in those years was 34.1%, 34.9% and 35.1%, respectively.

  Income taxes computed at the statutory rate are reduced primarily by the interest earned on state and municipal debt securities and obligations (which are exempt from federal taxes) and other items permanently included in or excluded from taxable income. Interest on these items fluctuates from year to year causing the change in the effective tax rate.

                              FINANCIAL CONDITION

Investment securities (Dollars in thousands)

  As of December 31, 1999, the investment portfolio totaled $562,992, compared to $623,828 as of December 31, 1998. The decrease in the investment portfolio was due to a shift from investment securities to federal funds sold to provide for Y2K liquidity. Bancorporation continues to invest primarily in short-term U.S. Government obligations, thereby minimizing credit, interest rate and liquidity risk. The portfolio was comprised of 90.30% and 90.74% U.S. Government obligations at December 31, 1999 and 1998, respectively. The remainder of the investment portfolio principally consists of municipal notes, bonds and equity securities.

  Average investment securities as a percentage of average earning assets decreased from 27.91% as of December 31, 1998, to 26.61% as of December 31, 1999, with substantially all the decrease occurring in investments in U. S. Government obligations. The decrease in the percentage of investment securities was due to loan demand and the reinvestment of some maturing securities in federal funds sold to provide liquidity for Y2K. Investment securities remain the second largest component of interest-earning assets.

  The weighted average maturity of U.S. Government obligations held in the portfolio was 12.4 months at December 31, 1999, compared to 10.6 months at December 31, 1998. The weighted average maturity of State and Political obligations held in the portfolio was 66.8 months at December 31, 1999, compared to 78 months at December 31, 1998. The weighted average maturity of Other Securities obligations held in the portfolio was 162.4 months at December 31, 1999, compared to 168.7 months at December 31, 1998. The amortized cost and estimated fair value of debt securities at December 31, 1999 and 1998 are shown in Table 6.

  Investment securities available-for-sale are held for expected liquidity requirements, capital planning and asset/liability management. Such securities, recorded at fair value, were $522,326 or 92.78% of the total investment portfolio at December 31, 1999, compared with $32,542 or 5.22% at December 31, 1998. The unrealized gain on investment securities available-for-sale, net of tax, was $3,669 and $8,397 at December 31, 1999 and 1998, respectively. The increase of available-for-sale securities as a percentage of the total investment portfolio is due to the transfer of a majority of the treasury portfolio from held-to-maturity to available-for-sale through the adoption of Statement of Financial Accounting Standards No. 133.

  Investment securities held-to-maturity recorded at amortized cost totaled $40,666, or 7.22% of the total investment portfolio at December 31, 1999, compared to $591,286, or 94.78% at December 31, 1998. The amortized cost of such securities exceeded their estimated fair value by $211, or .52% at December 31, 1999. The estimated fair values of such securities exceeded their amortized cost by $3,183, or .54% at December 31, 1998.

                        TABLE 6: INVESTMENT SECURITIES
                            (Dollars in thousands)

                                       1999                     1998                1997
                          ------------------------------ ------------------- -------------------
                                    Estimated  Taxable             Estimated           Estimated
                          Amortized   Fair    Equivalent Amortized   Fair    Amortized   Fair
                            Cost      Value     Yield*     Cost      Value     Cost      Value
                          --------- --------- ---------- --------- --------- --------- ---------
Held-to-Maturity:
U. S. government
 obligations:
 Within one year........  $  1,750  $  1,751     5.99%   $298,688  $300,485  $259,201  $259,532
 One to five years......     8,497     8,311     5.28     267,404   268,459   263,514   264,546
 Five to ten years......       500       468     6.81         --        --        --        --
                          --------  --------    -----    --------  --------  --------  --------
  Total.................    10,747    10,530     5.46     566,092   568,944   522,715   524,078
                          --------  --------    -----    --------  --------  --------  --------
Obligations of states
 and political
 subdivisions:
 Within one year........     2,513     2,519     7.47       1,793     1,798     4,854     4,866
 One to five years......    13,048    13,089     7.66      10,173    10,252     7,876     7,981
 Five to ten years......     8,925     8,875     8.04       5,474     5,679    11,896    12,166
 Over ten years.........     5,022     5,023    10.78       7,123     7,145     8,038     8,079
                          --------  --------    -----    --------  --------  --------  --------
  Total.................    29,508    29,506     8.29      24,563    24,874    32,664    33,092
                          --------  --------    -----    --------  --------  --------  --------
Other securities:
 Within one year........       120       121     6.31         --        --        145       143
 One to five years......        29        24     8.32         260       259       411       407
 Five to ten years......        50        45     9.15          50        50        50        48
 Over ten years.........       212       229     5.43         321       342       511       529
                          --------  --------    -----    --------  --------  --------  --------
  Total.................       411       419     6.34         631       651     1,117     1,127
                          --------  --------    -----    --------  --------  --------  --------
Total Held-to-Maturity..    40,666    40,455     7.52     591,286   594,469   556,496   558,297
                          ========  ========    =====    ========  ========  ========  ========
Available-for-Sale:
U. S. government
 obligations:
 Within one year........   265,845   265,845     5.01         --        --        --        --
 One to five years......   231,562   231,562     5.55         --        --        --        --
                          --------  --------    -----    --------  --------  --------  --------
  Total.................   497,407   497,407     5.26         --        --        --        --
                          --------  --------    -----    --------  --------  --------  --------
Obligations of states
 and political
 subdivisions:
Five to ten years.......         5         5    10.75         --        --        --        --
                          --------  --------    -----    --------  --------  --------  --------
Marketable equity
 securities.............    24,914    24,914       NM      32,542    32,542    31,913    31,913
                          --------  --------    -----    --------  --------  --------  --------
Total Available-for-
 Sale...................   522,326   522,326     5.27      32,542    32,542    31,913    31,913
                          ========  ========    =====    ========  ========  ========  ========
 Total portfolio........  $562,992  $562,781     5.74    $623,828  $627,011  $588,409  $590,210
                          ========  ========    =====    ========  ========  ========  ========

--------
*Taxable equivalent yield was calculated using the incremental statutory federal income tax rate of 35%.
NM--Not meaningful

Loans (Dollars in thousands)

  Loans comprise the largest portion of earning assets of Bancorporation, with average loans accounting for 70.87% and 69.63% of average earning assets as of December 31, 1999 and 1998, respectively. Gross loans increased $281,451 or 17.89% to $1,854,520 as of December 31, 1999, from $1,573,069 as of December
31, 1998. Of the total increase, $63,242 represented loans obtained in acquisitions. The remaining loan growth of $218,209 represents an internal growth rate for loans of 13.87%. Most of the increase in loans was attributable to an increase in loans secured by 1-4 family residential properties, which increased $97,920 or 13.58%, followed by loans to individuals for household, family and other personal expenditures, which increased $80,653 or 23.93%. The composition of the loan portfolio at December 31 for the last five years is presented in Table 7. Bancorporation desires to make business loans for productive purposes where the business has adequate capital and management expertise to succeed. Consumer loans are granted for many purposes, provided that underwriting criteria are met. The ability and willingness of the borrower to repay debt are primary factors considered in granting credit. Repayment ability is established by review of past and future cash flow coverage for businesses and debt-to-income ratio for consumers. The willingness of the borrower to repay debt is reviewed through trade credit for businesses and credit bureau reports and other traditional methods for consumers. Collateral guarantees, loan-to-value ratios and loan terms are based on industry and/or regulatory standards depending on loan purpose and the composition of collateral provided.

                      TABLE 7: LOAN PORTFOLIO COMPOSITION
                            (Dollars in thousands)

                                                               December 31,
                         ---------------------------------------------------------------------------------------------
                               1999               1998               1997               1996               1995
                         -----------------  -----------------  -----------------  -----------------  -----------------
                                     % of               % of               % of               % of               % of
                           Amount   Gross     Amount   Gross     Amount   Gross     Amount   Gross     Amount   Gross
                         ---------- ------  ---------- ------  ---------- ------  ---------- ------  ---------- ------
Real estate--
 construction..........  $   49,254   2.66% $   38,138   2.42% $   23,837   1.67% $   18,228   1.44% $   16,334   1.47%
Real estate--mortgage..     818,807  44.15     720,887  45.83     617,117  43.20     555,149  43.72     459,283  41.22
Real estate--
 commercial............     345,116  18.61     297,918  18.94     272,520  19.08     236,800  18.65     200,088  17.96
Loans for purchasing
 and carrying
 securities............       1,283    .47         643    .04         817    .06         681    .05         614    .06
Loans to farmers.......       8,643    .07       8,984    .57       7,917    .55       6,806    .54       6,338    .57
Commercial and
 industrial loans......     174,556   9.41     140,541   8.93     128,584   9.00     102,404   8.06      92,641   8.31
Loans to individuals
 for household, family
 and other personal
 expenditures..........     417,603  22.52     337,051  21.43     356,612  24.97     337,589  26.59     332,817  29.86
Other loans............      39,258   2.11      28,907   1.84      21,033   1.47      12,122    .95       6,144    .55
                         ---------- ------  ---------- ------  ---------- ------  ---------- ------  ---------- ------
Total loans............  $1,854,520 100.00% $1,573,069 100.00% $1,428,437 100.00% $1,269,779 100.00% $1,114,259 100.00%
                         ========== ======  ========== ======  ========== ======  ========== ======  ========== ======

       TABLE 8: SELECTED LOAN MATURITIES AND INTEREST RATE SENSITIVITY--
                               DECEMBER 31, 1999
                            (Dollars in thousands)

                                                             Over 1
                                                   1 year  through 5   Over 5
                                         Total    or less    years     years
                                       ---------- -------- ---------- --------
Type of Loan:
 Construction and land development.... $   49,254 $ 36,982 $   12,272 $    --
 Commercial, financial and
  agricultural........................    568,856  135,909    339,760   93,187
 Real estate, individual and other....  1,236,410  143,950    962,997  129,463
                                       ---------- -------- ---------- --------
  Total............................... $1,854,520 $316,841 $1,315,029 $222,650
                                       ========== ======== ========== ========
Rate Sensitivity for Loans (over one
 year):
 Predetermined interest rates......... $1,246,580          $1,054,443 $192,137
 Floating or adjustable interest
  rates...............................    291,099             260,586   30,513
                                       ----------          ---------- --------
  Total............................... $1,537,679          $1,315,029 $222,650
                                       ==========          ========== ========

Allowance for loan losses (Dollars in thousands)

  An analysis of activity in the allowance for loan losses as of December 31 for the past five years is presented in Table 9. The allowance for loan losses is managed and maintained through charges to the provision for loan losses. Loan charge-offs and recoveries are charged or credited directly to the allowance for loan losses.

  It is the policy of Bancorporation to maintain an allowance for loan losses which is adequate to absorb probable losses inherent in the loan portfolio. Management believes that the provision taken in 1999 was appropriate to provide an allowance for loan losses which considers the past experience of charge-offs, the level of past due and nonaccrual loans, the size and mix of the loan portfolio, credit classifications and general economic conditions in Bancorporation's market areas.

                      TABLE 9: ALLOWANCE FOR LOAN LOSSES
                            (Dollars in thousands)

                                         1999    1998    1997    1996    1995
                                        ------- ------- ------- ------- -------
Beginning allowance for loan losses.... $28,306 $26,135 $23,483 $21,153 $19,249
Charge-offs:
 Commercial, financial and
  agricultural.........................     689   1,080     685   1,188     497
 Real estate--mortgage.................     398     698     563     506     421
 Installment loans to individuals......   2,288   2,078   2,037   1,660   1,036
 All other loans.......................       8      13       6     --      --
                                        ------- ------- ------- ------- -------
  Total charge-offs....................   3,383   3,869   3,291   3,354   1,954
                                        ------- ------- ------- ------- -------
Recoveries:
 Commercial, financial and
  agricultural.........................     170     728     384     259     190
 Real estate--mortgage.................     538     621     920     498     294
 Installment loans to individuals......     675     388     398     353     391
 All other loans.......................       7     --      --      --      --
                                        ------- ------- ------- ------- -------
  Total recoveries.....................   1,390   1,737   1,702   1,110     875
                                        ------- ------- ------- ------- -------
Total net charge-offs..................   1,993   2,132   1,589   2,244   1,079
Provision for loan losses..............   5,546   4,303   4,241   4,574   2,686
Reserves related to acquisitions.......   1,113     --      --      --      297
                                        ------- ------- ------- ------- -------
Ending allowance for loan losses....... $32,972 $28,306 $26,135 $23,483 $21,153
                                        ======= ======= ======= ======= =======

  Bancorporation manages credit risk through a variety of methods including credit scoring, establishing loan type parameters and underwriting standards. In addition, credit management is centralized using a standardized system of controls which subjects the portfolio to detailed credit reviews by individuals independent of the lending function.

  In light of the improved conditions in the loan portfolio (decline in delinquencies and charge-offs), the allowance for loan losses as a percent of gross loans was reduced to 1.78% at December 31, 1999, from 1.80% at December 31, 1998.

  Net charge-offs for the year ended December 31, 1999, totaled $1,993, or .12% of average loans, a decrease of $139 from $2,132, or .14% of average loans in 1998. Recoveries represented 41.09% of gross charge-offs for the year ended December 31, 1999, versus 44.90% for the year ended December 31, 1998.

  The increase in the provision for loan losses during 1999 was primarily attributable to loan growth during the year. The provision for loan losses was made to reflect potential losses inherent in the loan portfolio and was not attributable to individual loans for which management believed specific accruals were necessary at December 31, 1999. The increase in the provision for loan losses in 1998 primarily due to loan growth. Loan growth in 1998 was 10.13% compared to 14.0% (adjusted for Exchange acquisition) in 1999.

  In 1999, Bancorporation implemented an allowance analysis under which a range of potential losses inherent in the loan portfolio was established. The range was established by estimating the allowance for loan losses under several different methods including peer analysis, historical loss analysis, collateral stratification, industry stratification, industry standards and geographic stratification. In determining the relevance of the range, qualitative factors such as micro and macro economic conditions and trends in portfolio composition were considered. At December 31, 1999, Bancorporation's allowance for loan losses of $32,972 fell within the range indicated by the methods listed above. The new analysis did not significantly effect the level of the allowance for loan losses or the provision for loan losses.

  Table 10 presents an allocation of the allowance for loan losses by different loan categories. As noted in the preceding paragraph, Bancorporation adopted a new methodology for estimating the allowance for loan losses in 1999. As a result of this methodology, the allocation of the allowance to the different loan categories was changed. The allocation is based on a number of qualitative factors (e.g. perceived level of risk associated with the related industry, collateral, geography and economic conditions), and the amounts presented are not necessarily indicative of actual amounts which will be charged to any particular category. The total allowance is available to absorb potential losses in any category of loans. Prior year allocations were not restated from prior years.

               TABLE 10: ALLOCATION OF ALLOWANCE FOR LOAN LOSSES
                            (Dollars in thousands)

                                                          December 31,
                         -----------------------------------------------------------------------------------
                              1999             1998             1997             1996             1995
                         ---------------  ---------------  ---------------  ---------------  ---------------
                                 Percent          Percent          Percent          Percent          Percent
                                   of               of               of               of               of
                         Amount   Loans   Amount   Loans   Amount   Loans   Amount   Loans   Amount   Loans
                         ------- -------  ------- -------  ------- -------  ------- -------  ------- -------
Real estate--
 construction........... $   837   2.66%  $   100   2.42%  $   100   1.67%  $   100   1.44%  $   100    1.47%
Real estate--mortgage...  14,222  62.76     8,426  64.77     8,402  62.28     7,255  62.37     7,508   59.18
Installment loans to
 individuals............   5,571  12.06     7,617  21.43     6,595  24.97     2,579  26.59     2,562   29.86
Commercial, financial
 and agricultural.......  10,526  22.52     2,131  11.38     2,124  11.08     1,814   9.60     1,581    9.49
Unallocated.............   1,816    --     10,032    --      8,914    --     11,735   --       9,402     --
                         ------- ------   ------- ------   ------- ------   ------- ------   ------- -------
 Total.................. $32,972 100.00%  $28,306 100.00%  $26,135 100.00%  $23,483 100.00%  $21,153 100 .00%
                         ======= ======   ======= ======   ======= ======   ======= ======   ======= =======

                      TABLE 11: ANALYSIS OF ASSET QUALITY
                            (Dollars in thousands)

                              1999             1998            1997           1996           1995
                         ---------------  ---------------  -------------  -------------  -------------
                                  % of             % of            % of           % of           % of
                                 Total            Total           Total          Total          Total
                         Amount  Loans    Amount  Loans    Amount Loans   Amount Loans   Amount Loans
                         ------ --------  ------ --------  ------ ------  ------ ------  ------ ------
Nonperforming assets:
Nonaccrual loans........ $3,017      .16% $2,248      .14% $2,653    .18% $2,920    .23% $3,323    .30%
Restructured loans......    --       --      --       --       78    .01     128    .01     569    .05
                         ------ --------  ------ --------  ------ ------  ------ ------  ------ ------
 Total nonperforming
  loans.................  3,017      .16   2,248      .14   2,731    .19   3,048    .24   3,892    .35
Other real estate
 owned..................    151      .01     402      .03     572    .04     518    .04     473    .04
                         ------ --------  ------ --------  ------ ------  ------ ------  ------ ------
 Total nonperforming
  assets................ $3,168      .17  $2,650      .17  $3,303    .23  $3,566    .28  $4,365    .39
                         ====== ========  ====== ========  ====== ======  ====== ======  ====== ======
Accruing loans 90 days
 past due............... $2,330      .13  $1,522      .10  $1,497    .10  $2,261    .18  $1,747    .16
                         ====== ========  ====== ========  ====== ======  ====== ======  ====== ======
Nonperforming assets by
 type:
Commercial, financial
 and agricultural....... $  982      .05  $  391      .02  $  463    .03  $  559    .04  $  951    .09
Consumer................     19      .00      85      .01      26    .00      83    .01      38    .00
Real estate.............  2,016      .11   1,772      .11   2,242    .16   2,406    .19   2,903    .26
                         ------ --------  ------ --------  ------ ------  ------ ------  ------ ------
 Total nonperforming
  loans.................  3,017      .16   2,248      .14   2,731    .19   3,048    .24   3,892    .35
Other real estate
 owned..................    151      .01     402      .03     572    .04     518    .04     473    .04
                         ------ --------  ------ --------  ------ ------  ------ ------  ------ ------
 Total.................. $3,168      .17% $2,650      .17% $3,303    .23% $3,566    .28% $4,365    .39%
                         ====== ========  ====== ========  ====== ======  ====== ======  ====== ======
Asset quality ratios:
Allowance to year-end
 loans..................            1.78%            1.80%          1.83%          1.85%          1.90%
Net chargeoffs to
 average loans..........             .12              .14            .12            .19            .11
Coverage ratio..........        1,092.87         1,259.16         956.98         770.44         543.50

  Any loans classified by the Bank or regulatory examiners as loss, doubtful, substandard, or special mention that have not been disclosed hereunder or under the "Loans" or "Asset Quality" narrative discussions do not (1) represent or result from trends or uncertainties that management expects will materially impact future operating results, liquidity, or capital resources, or (2) represent material credits as to which management is aware of any information that causes serious doubt as to the ability of such borrowers to comply with the loan repayment terms.

  Interest income related to nonaccrual and restructured loans that would have been recognized if such loans were current in accordance with their original contractual terms did not differ materially from the amounts actually recognized.

  Based upon an ongoing assessment of risk elements in the portfolio and factors affecting credit quality, it is management's opinion that there are currently no significant unidentified potential credit problems. However, factors affecting a borrower's repayment ability may vary due to changing economic conditions and other factors that may affect loan quality.

Intangible assets (Dollars in thousands)

  As of December 31, 1999, intangible assets totaled $19,256, representing a $2,089 net increase from $17,167 as of December 31, 1998. The primary reason for the increase in 1999 was due to recording goodwill of $6,096 upon the acquisition of Exchange. Amortization expense related to intangible assets was $5,423 or 21.25% lower than $6,886 for the year ended December 31, 1998. The decrease was due to the runoff of goodwill recorded in previous periods.

                          TABLE 12: INTANGIBLE ASSETS
                            (Dollars in thousands)

                                                  December 31,
                         --------------------------------------------------------------
                                 1999                 1998                 1997
                         -------------------- -------------------- --------------------
                         Balance Amortization Balance Amortization Balance Amortization
                         ------- ------------ ------- ------------ ------- ------------
Goodwill................ $16,541    $4,698    $14,519    $5,808    $17,813    $6,181
Deposit based premium...     --        --         --        596        596     1,681
Mortgage servicing
 rights.................   2,715       725      2,648       482      2,118       788
                         -------    ------    -------    ------    -------    ------
 Total.................. $19,256    $5,423    $17,167    $6,886    $20,527    $8,650
                         =======    ======    =======    ======    =======    ======

Funding sources (Dollars in thousands)

  Bancorporation's primary source of funds is its deposit base. Average deposits increased 9.87% to $2,097,678 as of December 31, 1999, from $1,909,183 as of December 31, 1998. As of December 31, 1999, total deposits increased $184,546 to $2,222,033, or 9.06%. Acquisitions during 1999 accounted for $90,794 or 49.20% of deposit growth.

  Core deposits financed loan and investment activity. Core deposits are defined as demand deposits, savings, NOW, money market accounts and certificates of deposit under $100 thousand. As of December 31, 1999, $2,081,842 or 93.69% of total deposits of $2,222,033 were considered core deposits. As of December 31, 1998, $1,898,545 or 93.18% of total deposits of $2,037,487 were considered core deposits.

  Purchased funds, which consist of large time deposits and short-term borrowings, are another source of funds. As of December 31, 1999, large time deposits increased $1,249 or .90% to $140,191 as compared to $138,942 as of December 31, 1998. Short-term borrowings, which consist primarily of federal funds purchased and securities sold under agreements to repurchase, averaged $252,867 in 1999 compared to $192,654 in 1998, an increase of 31.25%.

  On March 24, 1998, Bancorporation, through FCB/SC Capital Trust I, issued $50,000 of 8.25% capital securities due on March 15, 2028. The balance of the securities can be prepaid, subject to possible regulatory approval, in whole or part at any time on or after March 15, 2008. The capital securities qualify for inclusion in Tier I capital for regulatory capital adequacy purposes.

  Tables 13, 14 and 15 provide additional information regarding major funding sources.

               TABLE 13: TIME DEPOSITS OF $100 THOUSAND AND OVER
                             (Dollars in thousands)

                                                          December 31,
                                                   ----------------------------
                                                     1999      1998      1997
                                                   --------  --------  --------
3 months or less.................................. $ 22,553  $ 57,792  $ 74,785
Over 3 months through 6 months....................   55,326    41,244    22,330
Over 6 months through 12 months...................   52,181    27,979    22,628
Over 12 months....................................   10,131    11,927    14,593
                                                   --------  --------  --------
 Total............................................ $140,191  $138,942  $134,336
                                                   ========  ========  ========
Percent of total deposits.........................     6.31%     6.82%     7.15%

                           TABLE 14: DEPOSIT ANALYSIS
                             (Dollars in thousands)

                                         Year Ended December 31,
                         --------------------------------------------------------
                                1999               1998               1997
                         ------------------ ------------------ ------------------
                          Average   Average  Average   Average  Average   Average
                          balance    rate    balance    rate    balance    rate
                         ---------- ------- ---------- ------- ---------- -------
Demand deposits......... $  374,991   --    $  331,466   --    $  294,929   --
NOW accounts............    555,479  1.72%     475,669  1.86%     412,241  1.90%
Market rate savings.....    318,980  3.16      297,847  3.35      281,386  3.28
Regular and premium
 savings................     15,395  2.42       16,240  2.88       17,438  2.54
Time deposits of $100
 thousand and over......    135,203  4.70      135,845  5.27      127,452  5.33
Other time deposits.....    697,630  4.80      652,116  5.18      618,345  5.26
                         ----------         ----------         ----------
 Total.................. $2,097,678         $1,909,183         $1,751,791
                         ==========         ==========         ==========

   TABLE 15: FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER AGREEMENTS TO
                              REPURCHASE ANALYSIS
                             (Dollars in thousands)

                                       1999           1998           1997
                                   -------------  -------------  -------------
                                    Amount  Rate   Amount  Rate   Amount  Rate
                                   -------- ----  -------- ----  -------- ----
At year-end*:
 Securities sold under agreements
  to repurchase................... $230,904 5.05% $204,702 4.39% $184,168 5.04%
                                   ========       ========       ========
Average for the year:
 Federal funds purchased.......... $  2,032 5.59  $  2,934 5.97  $  1,192 6.02
 Securities sold under agreements
  to repurchase...................  250,835 4.63   189,720 4.73   158,083 4.86
                                   --------       --------       --------
  Total........................... $252,867 4.64% $192,654 4.75% $159,275 4.87%
                                   ========       ========       ========
 Federal funds purchased.......... $ 11,700       $  4,400       $ 17,300
 Securities sold under agreements
  to repurchase...................  283,220        236,278        184,168

--------
* There were no federal funds purchased at year-end in any of the reported years.

Capital resources (Dollars in thousands)

  The Federal Reserve Board and the Federal Deposit Insurance Corporation have issued risk-based capital guidelines for United States banking corporations. The objective of these guidelines is to provide a uniform capital measurement that is more sensitive to variations in risk profiles of banking corporations.

  Regulatory agencies define capital as Tier I, consisting of stockholders' equity less ineligible intangible assets, and Tier II, consisting of Tier I capital plus the allowable portion of the allowance for loan losses and certain long-term debt. Capital adequacy is measured by comparing both capital levels to Bancorporation's risk-adjusted assets and off-balance sheet items. Regulatory requirements presently specify that Tier I capital should exclude the market appreciation or depreciation of securities available-for-sale arising from valuation adjustments. In addition to these capital ratios, regulatory agencies have established a Tier I leverage ratio which measures Tier I capital to average assets less ineligible intangible assets.

  Regulatory guidelines require a minimum of total capital to risk-adjusted assets ratio of 8 percent, with at least 50 percent consisting of tangible common stockholders' equity and a minimum Tier I leverage ratio of 3 percent. Banks which meet or exceed a Tier I ratio of 6 percent, a total capital ratio of 10 percent and a Tier I leverage ratio of 5 percent are considered well-capitalized by regulatory standards.

  Bancorporation maintains a strong level of capital as a margin of safety for its depositors and stockholders, as well as to provide for future growth. At December 31, 1999, stockholders' equity was $200,073 versus $174,175 at December 31, 1998, an increase of 14.8%.

  Bancorporation's Tier 1 capital ratio at December 31, 1999, was 12.47%, compared to 13.01% at December 31, 1998. The total risk-based capital ratio was 13.79% compared to 14.27%. Both of these measures exceed the regulatory minimums of 4.00% for Tier 1 and 8.00% for total risk-based capital. Based on the guidelines above, Bancorporation is well-capitalized. Refer to Note 18 "Capital Matters" in the Notes to the Consolidated Financial Statements for further analysis of risk-based requirements.

                          TABLE 16: CAPITAL ADEQUACY
                 (Dollars in thousands--except per share data)

                                              December 31,
                              ------------------------------------------------
                                1999      1998      1997      1996      1995
                              --------  --------  --------  --------  --------
Stockholders' equity:
Year-end....................  $200,023  $174,175  $158,418  $132,641  $112,086
Average.....................   187,826   169,422   144,961   122,110   104,245
Book value per common
 share......................    208.77    185.41    166.95    139.21    115.32

Average stockholders' equity
 to:
Average assets..............      7.21%     7.26%     6.96%     6.67%     6.31%
Average deposits............      8.95      8.87      8.28      7.78      7.25
Average loans...............     11.10     11.33     10.79     10.25     10.27

Risk-based capital ratios:
Tier 1 capital ratio........     12.47%    13.01%     9.13%     8.90%     8.62%
Total risk-based capital
 ratio......................     13.79     14.27     10.49     10.39     10.35
Tier 1 leverage ratio.......      8.49      8.43      6.21      6.02      5.64

Internal capital generation:
Return on average equity....     13.12%    13.94%    15.02%    15.52%    12.04%
Earnings retention rate.....     99.31     99.28     99.21     99.10     98.64
Dividend payout ratio.......       .69       .72       .79       .90      1.36
Internal capital generation
 rate*......................     13.03     13.84     14.90     15.38     11.88

--------
*Return on average equity X Earnings retention rate

                          ASSET/LIABILITY MANAGEMENT

  The role of Bancorporation's Asset/Liability Management Committee ("ALCO") is to monitor Bancorporation's liquidity position and exposure to interest rate risk and pricing policies. Asset/liability management is the process by which Bancorporation monitors and attempts to control the mix and maturities of its assets and liabilities in order to maximize net interest income. The functions of asset/liability management are to ensure adequate liquidity and to maintain an appropriate balance between interest-sensitive assets and liabilities.

Liquidity (Dollars in thousands)

  Liquidity involves the ability to meet cash flow requirements which arise primarily from withdrawal of deposits, extensions of credit, payment of operating expenses and repayment of purchased funds. Funds are provided primarily through earnings from operations, expansion of the deposit base, borrowing funds in the money market, the maturity of investment assets and repayment of loans.

  Bancorporation has historically maintained strong liquidity through increases in core deposits and management of investment maturities. Core deposits were $2,081,842, or 93.69% of total deposits as of December 31, 1999, up from $1,898,545, or 93.18% of total deposits as of December 31, 1998. The weighted average maturity of U.S. Government obligations, which make up 90.30% of the investment portfolio as of December 31, 1999, was 12.4 months, compared to 10.6 months at December 31, 1998.

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

  The objective of the asset/liability management process is to manage and control the sensitivity of Bancorporation's income to changes in market interest rates. This process is under the direction of the ALCO, which is comprised of senior bank executives. The ALCO seeks to maximize earnings while ensuring that the risks to those earnings from adverse movements in interest rates are kept within specified limits deemed acceptable by Bancorporation. Accordingly, the ALCO conducts comprehensive simulations of net interest income under a variety of market interest rate scenarios. These simulations provide the ALCO with an estimate of earnings at risk given changes in interest rates. While the ALCO sees the opportunities and benefits of utilizing derivative financial instruments such as interest rate swaps, caps and floors to improve net interest income, the ALCO has elected not to use such instruments given their inherent risk.

  As indicated in Table 17, the twelve-month cumulative gap, representing the total net assets and liabilities that are projected to reprice over the next twelve months, was liability sensitive in the amount of $229.7 million at December 31, 1999. However, this negative position remained within the acceptable parameters of plus or minus 20% at 360 days, as listed in Bancorporation's Statement of Funds Policy. This Statement is guided by asset quality, liquidity and earnings, and describes Bancorporation's policy with respect to sources and uses of funds, dividends and limitations on interbank liabilities. The responsibility for funds management resides with the Chief Financial Officer, with overall guidance provided by the Chairman and President. Management continues to seek ways to balance the gap position and reduce exposure to interest rate fluctuations.

     TABLE 17: INTEREST RATE-SENSITIVITY ANALYSIS AS OF DECEMBER 31, 1999
                            (Dollars in thousands)

                             0-3        4-6        7-12        Total        Over one
                           months     months      months       within        year or
                          sensitive  sensitive   sensitive    one year    non-sensitive   Total
                          ---------  ---------   ---------   ----------   ------------- ----------
Interest-earning assets:
 Loans..................  $540,336   $  70,556   $ 147,600   $  758,492    $1,096,028   $1,854,520
 Investment securities..    75,366      64,471     155,043      294,880       268,112      562,992
                          --------   ---------   ---------   ----------    ----------   ----------
  Total interest-earning
   assets...............  $615,702   $ 135,027   $ 302,643   $1,053,372    $1,364,140   $2,417,512
                          ========   =========   =========   ==========    ==========   ==========
Interest-bearing
 liabilities:
 Savings and core time
  deposits..............  $259,814   $ 262,008   $ 400,259   $  922,081    $  762,980   $1,685,061
 Time deposits of $100
  thousand and over.....    37,398      40,454      52,208      130,060        10,131      140,191
 Short-term debt........   230,903         --          --       230,903           --       230,903
 Long-term debt.........       --          --          --           --         50,693       50,693
                          --------   ---------   ---------   ----------    ----------   ----------
  Total interest-bearing
   liabilities..........   528,115     302,462     452,467    1,283,044       823,804    2,106,848
 Other sources--net.....       --          --          --           --        310,664      310,664
                          --------   ---------   ---------   ----------    ----------   ----------
 Total sources--net.....  $528,115   $ 302,462   $ 452,467   $1,283,044    $1,134,468   $2,417,512
                          ========   =========   =========   ==========    ==========   ==========
 Percent of total
  interest-earning
  assets................      3.62%      (6.93)%     (6.20)%      (9.50)%        9.50%
 Interest-sensitivity
  gap...................    87,587    (167,435)   (149,824)    (229,672)   $  229,672          --
                          --------   ---------   ---------   ----------    ----------
 Cumulative interest-
  sensitive gap.........  $ 87,587   $ (79,848)  $(229,672)         --            --           --
                          ========   =========   =========
 Percent of total
  interest-earning
  assets................      3.62%      (3.30)%     (9.50)%

                               MARKET RATE RISK

  In January 1997, the Securities and Exchange Commission adopted new rules that require more comprehensive disclosures of accounting policies for derivatives as well as enhanced quantitative and qualitative disclosures of market risk. The market risk disclosures must be presented for most financial instruments, which must be classified into two portfolios: financial instruments entered into for trading purposes and all other financial instruments (non-trading purposes). Bancorporation holds no derivative financial instruments and does not maintain a trading portfolio.

  Table 18 summarizes the expected maturities and weighted average effective yields and interest rates associated with Bancorporation's financial instruments. Cash and cash equivalents, federal funds sold, federal funds purchased and securities sold under agreements to repurchase are excluded from Table 18 as their respective carrying values approximate their fair values. These financial instruments generally expose Bancorporation to insignificant market risk as they have either no stated maturities, or an average maturity of less than 30 days and carry interest rates that approximate market rates. For further information on the fair value of financial instruments, see Note 17 to the consolidated financial statements.

                       TABLE 18: MARKET RISK DISCLOSURE
                            (Dollars in thousands)

                                             Expected Maturities                           Estimated
                          --------------------------------------------------------------  Fair Value
                             2000       2001      2002      2003      2004    Thereafter Year-end 1999
                          ----------  --------  --------  --------  --------  ---------- -------------
Investment securities:
 Fixed rate amount....... $  295,142  $234,739  $  4,055  $  9,617  $  4,725   $ 14,714   $  544,452
 Weighted average yield..       5.03%     5.55%     6.28%     6.75      6.57%      8.89%         --
Loans:
 Fixed rate amount....... $  424,025  $251,093  $225,749  $261,367  $185,200   $119,938   $1,466,009
 Weighted average yield..       7.90%     7.86%     7.80%     7.67%     7.78%      7.72%         --
 Variable rate amount.... $   99,222  $ 46,794  $ 37,608  $ 31,034  $ 29,672   $142,818   $  378,681
 Weighted average yield..       8.55%     8.52%     8.38%     8.36%     8.38%      7.72%         --
Deposits:
 Fixed rate amount....... $1,050,825  $202,322  $195,492  $188,760  $186,537   $396,781   $2,220,560
 Weighted average rate...       4.18%     2.72%     2.65%     2.56%     2.53%       --           --
Long-term debt:
 Fixed rate amount.......        --        --        --        --        --    $ 50,963   $   50,323
 Weighted average rate...        --        --        --        --        --        8.24%         --

           ACCOUNTING AND REGULATORY MATTERS (Dollars in thousands)

  In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income", which requires that changes in the amounts of comprehensive income items, currently reported as separate components of equity, be shown in a financial statement, displayed as prominently as other financial statements. The most common components of other comprehensive income include foreign currency translation adjustments, minimum pension liability adjustments, and/or unrealized gains and losses on available-for-sale securities. SFAS No. 130 does not require a specific format for the financial statement, but does require that an amount representing total comprehensive income be reported. Bancorporation adopted SFAS No. 130 in 1998.

  In June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information", which establishes new standards for segment reporting. SFAS No. 131 requires reporting of certain information about operating segments in complete sets of financial statements of the enterprise and in condensed financials statements of interim periods issued to shareholders. It also requires that public enterprises report certain information about their products and services, including the geographic areas in which they operate and their major customers. SFAS No. 131 was effective for fiscal years beginning after December 15, 1997, and was adopted by Bancorporation in 1998. Disclosures regarding business segments are included in Note 1 in the "Notes to the Consolidated Financial Statements".

  In February 1998, the FASB issued SFAS No. 132, "Employers Disclosures about Pensions and Other Postretirement Benefits", an amendment of SFAS Nos. 87, 88 and 106. SFAS No. 132 revises employers' disclosures about pensions and other postretirement benefit plans. It does not change the measurement or recognition of the amounts of those plans. SFAS No. 132 was effective for fiscal years beginning after December 15, 1997, and was adopted by Bancorporation in 1998. Disclosures regarding employee benefits are included in Note 14 in the "Notes to the Consolidated Financial Statements".

  In October 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage Backed Securities Retained After the Securitization of Mortgages Held for Sale by a Mortgage Banking Enterprise". SFAS No. 134 requires that after an entity that is engaged in mortgage banking activities has securitized mortgage loans that are held-for-sale, it must classify the resulting mortgage-backed securities or other retained interests based on its ability and intent to sell or hold those investments. The Statement was effective for fiscal years beginning after December 15, 1998. Bancorporation adopted SFAS No. 134 in 1999 but has yet to see any effect, as Bancorporation did not retain interests in mortgage loans sold in other than mortgage servicing rights.

 In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133 an amendment of FASB Statement No. 133". SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", was issued in June 1998. It establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at fair value. Changes in the fair value of derivatives are recorded each period in current earnings, or other comprehensive income depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. SFAS No. 133, as issued, is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999, with early adoption encouraged. SFAS No. 137 amended SFAS No. 133 by delaying the effective date to all fiscal quarters of all fiscal years beginning after June 15, 2000. The FASB continues to encourage early adoption of SFAS No. 133.

  Bancorporation adopted SFAS No. 133 effective January 1, 1999. Accordingly, although Bancorporation does not have derivative instruments, management, as of January 1, 1999, elected to transfer the U.S. Government obligation portion of its held-to-maturity securities into the available-for-sale category, as permitted by SFAS No. 133. The total transferred to the available-for-sale category was $568,944, with an adjustment to stockholders' equity of $1,854, net of tax effect of $998.

                       YEAR 2000 (Dollars in thousands)

  The Year 2000 ("Y2K") issue which confronted Bancorporation and its suppliers, customers, customers' suppliers and competitors centered on the inability of computer systems to recognize the year 2000. Many existing computer programs and systems originally were programmed with six digit dates that provided only two digits to identify the calendar year in the date field. The concern was that these programs and computers would recognize "00" as the year 1900 rather than the year 2000.

  During March 1997, Bancorporation developed its plan to address the Y2K issue. Bancorporation hired consultants to direct Y2K compliance efforts. A Y2K Project Management Office ("PMO") consisting of in-house personnel was responsible for leading the overall Y2K process supported by the Executive Steering Committee ("Committee"), a group of senior managers within the organization that was chaired by the Chief Financial Officer. Both the PMO and the Committee met monthly to review Y2K progress. A substantial portion of Bancorporation's data processing functions are performed by First-Citizens Bank & Trust Company, Raleigh, North Carolina ("FCBNC") on its mainframe systems and/or systems supported by FCBNC. The PMO met bi-monthly with FCBNC to monitor the status of its compliance efforts. Monthly progress reports were made to the Executive Committee and quarterly progress reports were made to Bancorporation's Board of Directors on the overall Y2K program progress.

  For IT non-mainframe systems, Bancorporation's outside consultant was responsible for coordinating remediation with Bancorporation's staff, which, in most cases, entailed the installation of upgrades provided by outside vendors. Non-IT systems were more difficult to analyze for Y2K compliance and were dependent on vendor feedback to determine what was necessary to achieve Y2K compliance. To prove that the new, modified, or updated systems were Y2K compliant, testing was performed in an isolated environment to ensure that all date sensitive data was accurately processed.

  The Y2K problems experienced by Bancorporation were minor and did not cause major disruptions to its operations or its customers. Bancorporation will continue to monitor potential Y2K problems.

  Bancorporation's estimated aggregate expenses associated with Y2K matters are $3,000 and expenses incurred through December 31, 1999, were $2,798. These costs included expenses directly related to solving Y2K problems, such as modifying software and hiring Y2K consultants. Bancorporation expensed all costs associated with required system changes as those costs were incurred. Costs were funded through operations.

                  SELECTED UNAUDITED QUARTERLY FINANCIAL DATA
                 (Dollars in thousands--except per share data)

                               First Quarter                 Second Quarter
                         ----------------------------  ----------------------------
                           1999      1998      1997      1999      1998      1997
                         --------  --------  --------  --------  --------  --------
Interest income and
 fees................... $ 41,884  $ 40,002  $ 35,292  $ 42,817  $ 41,463  $ 37,097
Interest expense........  (18,428)  (17,529)  (15,321)  (18,190)  (18,541)  (15,998)
                         --------  --------  --------  --------  --------  --------
Net interest income.....   23,456    22,473    19,971    24,627    22,922    21,099
Provision for loan
 losses.................     (663)     (281)     (997)   (1,817)   (2,001)   (1,403)
Noninterest income......    7,509     6,642     5,601     7,929     7,275     5,909
Noninterest expense.....  (21,913)  (19,091)  (17,097)  (21,462)  (19,567)  (18,025)
                         --------  --------  --------  --------  --------  --------
Income before income
 taxes..................    8,389     9,743     7,478     9,277     8,629     7,580
Income tax expense......   (2,924)   (3,424)   (2,670)   (3,214)   (2,965)   (2,686)
                         --------  --------  --------  --------  --------  --------
Net income.............. $  5,465  $  6,319  $  4,808  $  6,063  $  5,664  $  4,894
                         ========  ========  ========  ========  ========  ========
Net income per common
 share.................. $   5.89  $   6.80  $   5.13  $   6.55  $   6.01  $   5.22
                         ========  ========  ========  ========  ========  ========

                               Third Quarter                 Fourth Quarter
                         ----------------------------  ----------------------------
                           1999      1998      1997      1999      1998      1997
                         --------  --------  --------  --------  --------  --------
Interest income and
 fees................... $ 44,302  $ 41,806  $ 38,877  $ 46,411  $ 42,100  $ 39,871
Interest expense........  (18,888)  (18,626)  (16,829)  (20,350)  (18,336)  (17,326)
                         --------  --------  --------  --------  --------  --------
Net interest income.....   25,414    23,180    22,048    26,061    23,764    22,545
Provision for loan
 losses.................   (1,630)   (1,432)     (448)   (1,436)     (589)   (1,393)
Noninterest income......    8,519     7,334     6,424     8,970     7,656     6,847
Noninterest expense.....  (22,175)  (20,297)  (18,280)  (23,798)  (21,654)  (19,256)
                         --------  --------  --------  --------  --------  --------
Income before income
 taxes..................   10,128     8,785     9,744     9,797     9,177     8,743
Income tax expense......   (3,505)   (2,999)   (3,409)   (3,302)   (3,328)   (3,010)
                         --------  --------  --------  --------  --------  --------
Net income.............. $  6,623  $  5,786  $  6,335  $  6,495  $  5,849  $  5,733
                         ========  ========  ========  ========  ========  ========
Net income per common
 share.................. $   7.07  $   6.20  $   6.77  $   6.84  $   6.29  $   6.12
                         ========  ========  ========  ========  ========  ========

Report of Management

  The consolidated financial statements of First Citizens Bancorporation of South Carolina, Inc. ("Bancorporation") and other financial information presented in the annual report were prepared by management which is responsible for the integrity of the information. The Consolidated Financial Statements have been prepared in conformity with generally accepted accounting principles and include amounts that are based on management's best estimates and judgments.

  Bancorporation's independent accountants, PricewaterhouseCoopers LLP, are engaged to provide an objective, independent review as to the fairness of reported operating results and financial condition. They have an understanding of Bancorporation's accounting and financial controls and conduct such tests and related procedures as they deem appropriate to arrive at an opinion on the fairness of the consolidated financial statements. Their opinion is included in this Annual Report. Management has made available to PricewaterhouseCoopers LLP all of Bancorporation's financial records and related data, as well as the minutes of stockholders' and directors' meetings. Management believes that its representations made to PricewaterhouseCoopers LLP during the audit were valid and appropriate.

  Bancorporation maintains accounting and control systems which it believes provide reasonable assurance that financial records are adequate and can be relied upon to permit the preparation of consolidated financial statements in conformity with generally accepted accounting principles and that assets are protected from unauthorized use or disposition. Management recognizes the limitations inherent in any system of internal control, as the cost of controls should not exceed the benefits derived. Management believes Bancorporation's system of internal control provides an appropriate balance and is adequate to accomplish the objectives discussed herein.

  In order to monitor compliance with its system of internal controls, Bancorporation maintains an internal audit program that assesses the effectiveness of internal controls and recommends possible improvements thereto. Management has considered the internal auditors' and PricewaterhouseCoopers LLP's recommendations concerning Bancorporation's system of internal control and has taken actions that are believed to respond appropriately to these recommendations.

  The Audit Committee of the Board of Directors meets regularly with management, the internal auditors, and the independent accountants to review audit scopes, audit reports, and fee arrangements. Both the internal auditors and independent accountants have access to the Audit Committee without any management present in the discussions. Independent accountants are recommended by the Audit Committee for selection by the Board of Directors.

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

Report of Independent Accountants

                                    [LOGO]

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS
OF FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

  In our opinion, the accompanying consolidated statements of condition and the related consolidated statements of income, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of First Citizens Bancorporation of South Carolina, Inc. and its subsidiaries ("Bancorporation") at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of Bancorporation's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

[SIGNATURE]
Columbia, South Carolina
January 25, 2000

                      CONSOLIDATED STATEMENTS OF CONDITION
                    (Dollars in thousands--except par value)

                                                            December 31,
                                                        ----------------------
                                                           1999        1998
                                                        ----------  ----------
ASSETS
 Cash and due from banks............................... $  151,897  $  115,795
 Federal funds sold....................................     37,400      64,000
 Investment securities:
  Held-to-maturity, at amortized cost (fair value of
   $40,455 in 1999 and $594,469 in 1998)...............     40,666     591,286
  Available-for-sale, at fair value....................    522,326      32,542
                                                        ----------  ----------
  Total investment securities..........................    562,992     623,828
                                                        ----------  ----------
 Gross loans...........................................  1,854,520   1,573,069
  Less: Allowance for loan losses......................    (32,972)    (28,306)
                                                        ----------  ----------
 Net loans.............................................  1,821,548   1,544,763
                                                        ----------  ----------
 Premises and equipment................................     84,395      79,146
 Interest receivable...................................     15,135      14,854
 Intangible assets.....................................     19,256      17,167
 Other assets..........................................     33,962      24,215
                                                        ----------  ----------
 Total assets.......................................... $2,726,585  $2,483,768
                                                        ==========  ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities

 Deposits:
  Demand................................................. $  396,781 $  354,239
  Time and savings.......................................  1,825,252  1,683,248
                                                          ---------- ----------
 Total deposits..........................................  2,222,033  2,037,487
 Securities sold under agreements to repurchase..........    230,904    204,702
 Long-term debt..........................................     50,963     50,000
 Other liabilities.......................................     22,612     17,404
                                                          ---------- ----------
 Total liabilities.......................................  2,526,512  2,309,593
                                                          ---------- ----------


Stockholders' Equity

 Preferred stock.........................................      3,282      3,282
 Non-voting common stock--$5.00 par value, authorized
  1,000,000; issued and outstanding in 1999 and 1998--
  36,409.................................................        182        182
 Voting common stock--$5.00 par value, authorized
  2,000,000; issued and outstanding in 1999--906,205 and
  1998--885,275..........................................      4,531      4,426
 Surplus.................................................     65,081     55,000
 Undivided profits.......................................    123,328    102,888
 Accumulated other comprehensive income, net of taxes....      3,669      8,397
                                                          ---------- ----------
 Total stockholders' equity..............................    200,073    174,175
                                                          ---------- ----------
 Commitments and contingencies (Note 15)
 Total liabilities and stockholders' equity.............. $2,726,585 $2,483,768
                                                          ========== ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                       CONSOLIDATED STATEMENTS OF INCOME
                 (Dollars in thousands--except per share data)

                                                     Year ended December 31,
                                                    --------------------------
                                                      1999     1998     1997
                                                    -------- -------- --------
Interest income:
 Interest and fees on loans........................ $140,120 $129,415 $118,427
 Interest on investment securities:
  Taxable..........................................   30,918   31,583   28,575
  Non-taxable......................................    1,423    1,567    1,990
 Interest-bearing deposits in financial
  institutions.....................................      --       255      642
 Federal funds sold................................    2,953    2,551    1,503
                                                    -------- -------- --------
Total interest income..............................  175,414  165,371  151,137
                                                    -------- -------- --------
Interest expense:
 Interest on deposits..............................   59,825   60,257   56,844
 Interest on short-term borrowings.................   11,882    9,199    7,762
 Interest on long-term debt........................    4,149    3,576      868
                                                    -------- -------- --------
Total interest expense.............................   75,856   73,032   65,474
                                                    -------- -------- --------
Net interest income................................   99,558   92,339   85,663
Provision for loan losses..........................    5,546    4,303    4,241
                                                    -------- -------- --------
Net interest income after provision for loan
 losses............................................   94,012   88,036   81,422
                                                    -------- -------- --------
Noninterest income:
 Service charges on deposits.......................   18,998   16,371   14,426
 Commissions and fees from fiduciary activities....    2,022    1,531    1,298
 Fees for other customer services..................    2,301    2,219    2,149
 Mortgage servicing................................    2,193    2,211    2,186
 Bankcard discount and fees........................    4,052    3,240    2,789
 Insurance premiums earned.........................    1,815    1,879    1,474
 Gain on sale of investment securities.............        8       36       51
 Other.............................................    1,538    1,420      408
                                                    -------- -------- --------
Total noninterest income...........................   32,927   28,907   24,781
                                                    -------- -------- --------
Noninterest expense:
 Salaries and employee benefits....................   41,396   36,674   32,752
 Net occupancy expense.............................    6,074    5,443    4,684
 Furniture and equipment expense...................    6,884    5,594    4,580
 Amortization of intangibles.......................    5,423    6,886    8,650
 Bankcard processing fees..........................    4,374    3,698    2,823
 Data processing fees..............................    7,084    6,540    5,690
 Professional services.............................    2,263    1,650      941
 Other.............................................   15,850   14,124   12,538
                                                    -------- -------- --------
Total noninterest expense..........................   89,348   80,609   72,658
                                                    -------- -------- --------
Income before income taxes.........................   37,591   36,334   33,545
Income tax expense.................................   12,945   12,716   11,775
                                                    -------- -------- --------
Net income......................................... $ 24,646 $ 23,618 $ 21,770
                                                    ======== ======== ========
Net income per common share--basic and diluted..... $  26.35 $  25.30 $  23.24
                                                    ======== ======== ========
Weighted average common shares outstanding--basic
 and diluted.......................................  928,792  926,744  929,222
                                                    ======== ======== ========

  The accompanying notes are an integral part of these consolidated financial statements.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                            AND COMPREHENSIVE INCOME
                             (Dollars in thousands)

                                     Non-                              Accumulated
                                    Voting Voting                         Other         Total
                          Preferred Common Common          Undivided  Comprehensive Stockholders'
                            Stock   Stock  Stock   Surplus  Profits   Income (Loss)    Equity
                          --------- ------ ------  ------- ---------  ------------- -------------
Balance at December 31,
 1996...................   $3,282    $182  $4,464  $55,000 $ 60,688      $9,025       $132,641
Comprehensive income:
Net income..............                                     21,770
Change in unrealized
 gain on investment
 securities available-
 for-sale, net of taxes
 of $2,250..............                                                  4,178
Total comprehensive
 income.................                                                                25,948
Preferred stock
 dividends..............                                       (171)                      (171)
                           ------    ----  ------  ------- --------      ------       --------
Balance at December 31,
 1997...................    3,282     182   4,464   55,000   82,287      13,203        158,418
Comprehensive income:
Net income..............                                     23,618
Change in unrealized
 gain on investment
 securities available-
 for-sale, net of
 benefit of $2,588......                                                 (4,806)
Total comprehensive
 income.................                                                                18,812
Reacquired voting common
 stock..................                      (38)           (2,846)                    (2,884)
Preferred stock
 dividends..............                                       (171)                      (171)
                           ------    ----  ------  ------- --------      ------       --------
Balance at December 31,
 1998...................    3,282     182   4,426   55,000  102,888       8,397        174,175
Comprehensive income:
Net income..............                                     24,646
Change in unrealized
 gain on investment
 securities available-
 for-sale, net of
 benefit of $2,542......                                                 (4,728)
Total comprehensive
 income.................                                                                19,918
Stock issued in
 acquisition............                      171   10,081                              10,252
Reacquired voting common
 stock..................                      (66)           (4,035)                    (4,101)
Preferred stock
 dividends..............                                       (171)                      (171)
                           ------    ----  ------  ------- --------      ------       --------
Balance at December 31,
 1999...................   $3,282    $182  $4,531  $65,081 $123,328      $3,669       $200,073
                           ======    ====  ======  ======= ========      ======       ========

  The accompanying notes are an integral part of these consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)

                                                   Year Ended December 31,
                                                -------------------------------
                                                  1999       1998       1997
                                                ---------  ---------  ---------
Cash flows from operating activities:
 Net income...................................  $  24,646  $  23,618  $  21,770
 Adjustments to reconcile net income to net
  cash provided by operating activities:
 Provision for loan losses....................      5,546      4,303      4,241
 Depreciation and amortization................     13,159     12,853     13,289
 Amortization (accretion) of investment
  securities..................................        662        241        (94)
 Deferred income tax benefit..................     (2,435)    (3,107)    (1,706)
 Gains on sales of premises and equipment.....       (261)       (19)       --
 Decrease (increase) in interest receivable...        649     (1,868)        36
 Increase (decrease) in interest payable......      1,606       (164)       (69)
 Origination of mortgage loans held-for-sale..   (141,118)  (158,710)   (74,178)
 Proceeds from sales of mortgage loans held-
  for-sale....................................    149,860    151,082     79,142
 Gains on sales of mortgage loans held-for-
  sale........................................       (667)      (448)      (219)
 Gain on call or sale of investment
  securities..................................         (8)       (36)       (51)
 (Increase) decrease in other assets..........     (4,247)     2,250     (3,195)
 Increase in other liabilities................      2,973      3,580      1,385
                                                ---------  ---------  ---------
Net cash provided by operating activities.....     50,365     33,575     40,351
Cash flows from investing activities:
 Net increase in loans........................   (228,276)  (138,646)  (153,256)
 Calls, maturities and prepayments of
  investment securities held-to-maturity......    400,946    120,501    248,963
 Purchases of investment securities held-to-
  maturity....................................   (332,083)  (155,496)  (337,516)
 Calls, maturities and prepayments of
  investment securities available-for-sale....      7,684        --         --
 Purchases of securities available-for-sale...     (1,060)    (8,066)    (7,863)
 Net decrease in bank balances................        --       7,700      3,600
 Decrease (increase) in federal funds sold....     29,900    (52,100)   (11,900)
 Proceeds from sales of premises and
  equipment...................................      4,373      2,382      1,135
 Purchases of premises and equipment..........    (15,685)   (27,350)   (14,011)
 Decrease (increase) in other real estate
  owned.......................................        327        170        (54)
 Increase in intangible assets................     (1,098)    (1,089)      (663)
 Purchase of institutions, net of cash
  acquired....................................      5,045     20,675     82,788
                                                ---------  ---------  ---------
Net cash used in investing activities.........   (129,927)  (231,319)  (188,777)
Cash flows from financing activities:
 Net increase in deposits.....................     93,734    134,267    115,269
 Increase in federal funds purchased and
  securities sold under agreements to
  repurchase..................................     26,202     20,534     51,277
 Net increase in short-term borrowing.........        --       2,000        --
 Net increase in long-term borrowing..........        --      50,000      6,983
 Principal repayments on long-term borrowing..        --     (16,483)    (2,500)
 Cash dividends paid..........................       (171)      (171)      (171)
 Cash paid to reacquire common stock..........     (4,101)    (2,884)       --
                                                ---------  ---------  ---------
Net cash provided by financing activities.....    115,664    187,263    170,858
Net increase (decrease) in cash and due from
 banks........................................     36,102    (10,481)    22,432
Cash at beginning of year.....................    115,795    126,276    103,844
                                                ---------  ---------  ---------
Cash at end of year...........................  $ 151,897  $ 115,795  $ 126,276
                                                =========  =========  =========
Supplemental disclosures of cash flow
 information:
 Interest paid................................  $  77,251  $  72,868  $  64,090
                                                =========  =========  =========
 Income taxes paid............................  $  17,316  $  16,042  $  13,599
                                                =========  =========  =========

Supplemental disclosure of non-cash financing activities:
Additional stock and subordinated notes were issued for the stock of Exchange for $10,252 and $963, respectively.

  The accompanying notes are an integral part of these consolidated financial statements.

    FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARIES
                              ("Bancorporation")
       FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. ("Parent") FIRST-CITIZENS BANK AND TRUST COMPANY OF SOUTH CAROLINA AND SUBSIDIARIES
                                   ("Bank")
               THE EXCHANGE BANK OF SOUTH CAROLINA ("Exchange")

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Nature of Operations:

  First Citizens Bancorporation of South Carolina, Inc. ("Bancorporation") is a two-bank holding company whose principal subsidiaries are First-Citizens Bank and Trust Company of South Carolina ("First Citizens" or the "Bank") and The Exchange Bank of South Carolina ("Exchange"). First Citizens is chartered under the laws of South Carolina to engage in general banking business.

  Founded in 1964, First Citizens offers a complete array of services in commercial banking through its 133 offices in 90 communities in South Carolina. The Bank provides a full range of financial services including accepting deposits, corporate cash management, discount brokerage, IRA plans, trust services and secured and unsecured loans. Trust services provide estate planning, estate and trust administration, IRA trust and personal investment and pension and profit sharing administration. The Bank originates and services mortgage loans and provides financing for small businesses.

  Founded in 1932, Exchange is a community-oriented financial institution which offers a variety of financial services through its four branches in Williamsburg and Georgetown counties in South Carolina. Exchange provides many traditional commercial and consumer banking services with its principal activities in taking demand and time deposits and making secured and unsecured loans.

  The accounting and reporting policies of Bancorporation conform to generally accepted accounting principles in all material respects.

Note 1--Summary of significant accounting policies (Dollars in thousands)

Principles of consolidation and basis of presentation:

  The consolidated financial statements include the accounts of First Citizens Bancorporation of South Carolina, Inc., its wholly-owned subsidiaries, First-Citizens Bank and Trust Company of South Carolina (and its wholly-owned subsidiary, Wateree Enterprises, Inc.), Exchange and FCB/SC Capital Trust I, (collectively "Bancorporation"). On August 20, 1999, Bancorporation acquired Exchange. The transaction was accounted for as a purchase. The consolidated financial statements include the results of operations of Exchange from August 20, 1999 to December 31, 1999. All significant intercompany accounts and transactions have been eliminated.

  Assets held by the Bank in trust or in other fiduciary capacities are not assets of the Bank and are not included in the accompanying consolidated financial statements. Certain amounts in prior years have been reclassified to conform to the 1999 presentation.

Use of estimates:

  In preparing the consolidated financial statements, management is required to make estimates based on available information which can affect the reported amounts of assets and liabilities as of the balance sheet date and revenues and expenses for the related periods. Due to the inherent uncertainties associated with any estimation process and due to possible future changes in market and economic conditions, it is possible that actual future results could differ from the amounts reflected in the consolidated financial statements.

Acquisitions:

  Accounting Principles Board ("APB") Opinion 16 requires that business combinations be accounted for either as a purchase or a pooling of interests. Bancorporation accounts for its acquisitions using the purchase method of accounting. The purchase method accounts for a business combination as the acquisition of one company by another. When applying purchase accounting to its acquisitions, Bancorporation records at its cost the acquired assets less the liabilities assumed. The difference between the cost of the acquired company and the sum of the fair values of the tangible and identifiable intangible assets less liabilities assumed is recorded as goodwill. The reported income of Bancorporation includes the operations of the acquired company after acquisition.

Investment securities:

  Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities", requires that debt and equity securities with readily determinable market values be carried at fair value unless they are intended to be held-to-maturity. Bancorporation defines held-to-maturity securities as debt securities, which management has the positive intent and ability to hold to maturity. Held-to-maturity securities are stated at cost, adjusted for amortization of premiums and accretion of discounts. Available-for-sale securities are defined as equity securities and debt securities not classified as trading or held-to-maturity. Available-for-sale securities are recorded at fair value with unrealized holding gains and losses, net of deferred taxes reported as a separate component of stockholders' equity as accumulated other comprehensive income. Bancorporation determines the appropriate classification of debt securities at the time of purchase. The cost of securities is based on the specific identification method.

Loans and allowance for loan losses:

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

  In many lending transactions, collateral is obtained to provide an additional measure of security. Generally, the cash flow and earning power of the borrower represent the primary source of repayment and collateral is considered as an additional safeguard on an acceptable risk. The need for collateral is determined on a case-by-case basis after considering the current and prospective credit-worthiness of the borrower, terms of the lending transaction and economic conditions.

  The accrual of interest is generally discontinued, except for installment and credit card loans, when substantial doubt exists as to the collectibility of principal and interest or when a loan is 90 days past due as to interest or principal. Generally, accrual of income on installment and credit card loans is discontinued and the loans are charged-off after a delinquency of 120 days for unsecured loans and 180 days for secured loans and credit card loans.

  Loans, or the portion thereof considered uncollectible, are charged to the allowance for loan losses. The allowance for loan losses is maintained at a level which is considered adequate to provide for losses inherent in the loan portfolio based upon management's evaluation of known and inherent risk characteristics, the fair value of underlying collateral, recent loan loss experience, current economic conditions and other pertinent factors. A provision for loan losses is charged to operations based on management's periodic evaluation of these risks.

Mortgage banking activities:

  Mortgage loans held-for-sale are stated at the lower of aggregate cost or market, net of discounts and deferred loan fees, and are included in net loans in the Consolidated Statements of Condition. Nonrefundable deferred origination fees and costs and discount points collected at loan closing, net of commitment fees paid, are deferred and recognized at the time of sale of the mortgage loans. Gain or loss on sales of mortgage loans is recognized based upon the difference between the selling price and the carrying amount of the mortgage loans sold. Other fees earned during the loan origination process are also included in net gain or loss on sales of mortgage loans.

  Mortgage servicing rights ("MSRs") are included in intangible assets in the Consolidated Balance Sheets and are amortized based on a method which approximates the proportion of current net servicing income to the total estimated net servicing income expected to be recognized over the average estimated remaining lives of the underlying loans. Capitalized MSRs are assessed for impairment based on their fair values.

  SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", requires an entity, after a transfer of financial assets, to recognize the financial and servicing assets it controls and the liabilities it has incurred, derecognize financial assets when control has been surrendered, and derecognize liabilities when control has been extinguished. The Statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. MSRs are recorded in accordance with SFAS. No. 125.

Premises and equipment:

  Bank premises and equipment are reported at cost less accumulated depreciation. Depreciation is included in noninterest expense over the estimated useful lives of the assets (generally five to thirty-nine years for buildings and improvements, and three to ten years for furniture and equipment). Leasehold improvements are capitalized and amortized to noninterest expense over the terms of the leases or the estimated useful lives of the improvements, whichever is shorter. Depreciation and amortization are calculated using straight-line and accelerated methods. Maintenance, repairs and minor improvements are included in noninterest expense as incurred. Major improvements are capitalized. Gains or losses upon retirement or other dispositions are included in the results of operations.

Other real estate owned:

  Other real estate owned consists of real property acquired through foreclosure and is carried at the lower of (1) the recorded amount of the loan for which the foreclosed property previously served as collateral, or (2) the current fair value of the property, minus estimated selling costs. Subsequent to foreclosure, gains or losses on the sales or the periodic revaluation of other real estate owned are credited or charged to expense. Net costs of maintaining and operating foreclosed properties are expensed as incurred.

Intangible assets:

  Goodwill is recorded when Bancorporation consummates branch acquisitions, based on the difference between the purchase price and the fair value of the assets acquired and liabilities assumed. Goodwill is generally amortized over a five to fifteen year life using the straight-line method of amortization.

Securities sold under agreements to repurchase:

  Securities sold under agreements to repurchase represent overnight borrowings with the Bank's customers and are secured by investment securities.

Income taxes:

  Bancorporation recognizes deferred tax assets and liabilities for the expected future tax consequences of the temporary differences between the carrying amounts and tax basis of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled.

Statement of cash flows:

  For purposes of the Consolidated Statements of Cash Flows, Bancorporation has defined cash on hand and amounts due from banks as cash and cash equivalents.

Earnings per share:

  Earnings per share are computed by dividing net income less preferred dividends by the weighted average number of voting and non-voting common shares outstanding. Bancorporation adopted SFAS No. 128, "Earnings Per Share", which establishes standards for computing and presenting earnings per share ("EPS") by replacing the presentation of primary EPS with a presentation of basic EPS. As Bancorporation has no dilutive securities, there is no difference between basic and diluted EPS.

Segment information:

  During the year ended December 31, 1998, Bancorporation adopted SFAS No. 131 "Disclosure About Segments of an Enterprise and Related Information". SFAS No. 131 requires that public entities report certain information about operating segments in their annual financial statements and in condensed financial statements of interim periods issued to shareholders. It also requires that public entities disclose information about products and services provided by significant segments, geographic areas and major customers, differences between the measurements used in reporting segment information and those used in the entity's general-purpose financial statements, and changes in the measurement of segment amounts from period to period.

  Operating segments are components of an entity about which separate financial information is available and is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and performance. Bancorporation has determined that its one operating segment is providing general commercial and retail financial services to customers located in South Carolina. The various products are those generally offered by community banks and the allocation of resources is based on the overall performance of the institution, versus the individual branches or products.

  There are no differences between the measurements used in reporting segment information and those used in the Bancorporation's general-purpose financial statements. The measurement of segment amounts did not change during 1999.

Note 2--Acquisitions (Dollars in thousands)

  A branch location was acquired during 1999 from another South Carolina financial institution. Bancorporation acquired deposits of $6,043, loans of $1,120 and goodwill of $506 in connection with this acquisition. In 1998, two branch locations were acquired from other financial institutions. Deposits of $23,774, loans of $42 and goodwill of $2,519 were recorded by Bancorporation in connection with the acquisitions.

  On August 20, 1999, Bancorporation acquired The Exchange Bank of South Carolina ("Exchange"), a banking corporation located in Kingstree, South Carolina. The total cost of the acquisition, recorded as a purchase, was $15,750. The breakdown of the purchase price is as follows:

      Cash............................................................. $ 4,535
      5 year Bancorporation notes @ 7.50%..............................      90
      10 year Bancorporation notes @ 7.75%.............................     873
      Bancorporation stock--34,174 shares..............................  10,252
                                                                        -------
        Total consideration............................................ $15,750
                                                                        =======

  Goodwill associated with this acquisition of $6,096 will be amortized on a straight-line basis over 15 years. There are no contingent payments, options or commitments specified in the acquisition agreement.

  The following pro forma consolidated financial data gives effect to the August 20, 1999 acquisition of Exchange Bank as if it had been consummated on January 1, 1998.

                                                                  Unaudited
                                                              For the Year Ended
                                                                 December 31,
                                                              -------------------
                                                                1999      1998
                                                              --------- ---------
      Net interest income....................................   101,346   96,367
      Other income...........................................    33,462   29,451
      Net income.............................................    25,311   24,444
      Basic and diluted earnings per share...................     26.46    25.26

Note 3--Cash and due from banks (Dollars in thousands)

  The Bank is required to maintain reserve balances with the Federal Reserve, or in vault cash. As of December 31, 1999, the average required reserve balance was $35,825, compared to $32,471 as of December 31, 1998. Of this amount, $32,507 and $30,016 was met by vault cash and $3,318 and $2,455 was held with the Federal Reserve at December 31, 1999 and 1998, respectively. As of December 31, 1999 and 1998 approximately $7,795 and $7,995, respectively, in cash and due from bank balances was restricted in use as a compensating balance with other financial institutions.

Note 4--Investment securities (Dollars in thousands)

  The amortized cost and the estimated fair value of investment securities held-to-maturity and available-for-sale and their respective contractual maturities at December 31, 1999 and 1998 are presented below. Actual maturities may differ from contractual maturities or maturities shown below because borrowers have the right to prepay obligations with or without prepayment penalties.

                                                  Gross      Gross    Estimated
                                      Amortized Unrealized Unrealized   Fair
                                        Cost      Gains      Losses     Value
                                      --------- ---------- ---------- ---------
Held-to-Maturity at December 31,
 1999:
 U. S. Government obligations:
  Within 1 year......................  $ 1,750     $  1       $--      $ 1,751
  After 1 year, but within 5 years...    8,497      --         186       8,311
  After 5 years, but within 10
   years.............................      500      --          32         468
                                       -------     ----       ----     -------
    Total............................   10,747        1        218      10,530
 State and political subdivisions:
  Within 1 year......................    2,513        6        --        2,519
  After 1 year, but within 5 years...   13,048       56         15      13,089
  After 5 years, but within 10
   years.............................    8,925       59        109       8,875
  After 10 years.....................    5,022        1        --        5,023
                                       -------     ----       ----     -------
    Total............................   29,508      122        124      29,506
 Other securities:
  Within 1 year......................      120        1        --          121
  After 1 year, but within 5 years...       29      --           5          24
  After 5 years, but within 10
   years.............................       50      --           5          45
  After 10 years.....................      212       17        --          229
                                       -------     ----       ----     -------
    Total............................      411       18         10         419
                                       -------     ----       ----     -------
    Total Held-to-Maturity at
     December 31, 1999...............  $40,666     $141       $352     $40,455
                                       =======     ====       ====     =======

                                                  Gross      Gross    Estimated
                                      Amortized Unrealized Unrealized   Fair
                                        Cost      Gains      Losses     Value
                                      --------- ---------- ---------- ---------
Available-for-Sale at December 31,
 1999:
 U. S. Government obligations:
  Within 1 year...................... $267,388   $    20     $1,563   $265,845
  After 1 year, but within 5 years...  233,441         2      1,881    231,562
                                      --------   -------     ------   --------
    Total............................  500,829        22      3,444    497,407
 State and political subdivisions:
  After 5 years, but within 10
   years.............................        5       --         --           5
  Marketable equity securities....... $ 15,844   $11,532     $2,462   $ 24,914
                                      --------   -------     ------   --------
    Total Available-for-Sale At
     December 31, 1999............... $516,678   $11,554     $5,906   $522,326
                                      ========   =======     ======   ========
Held-to-Maturity at December 31,
 1998:
 U. S. Government obligations:
  Within 1 year...................... $298,688   $ 1,797     $  --    $300,485
  After 1 year, but within 5 years...  267,404     1,093         38    268,459
                                      --------   -------     ------   --------
    Total............................  566,092     2,890         38    568,944
 State and political subdivisions:
  Within 1 year......................    1,793         6          1      1,798
  After 1 year, but within 5 years...   10,173        79        --      10,252
  After 5 years, but within 10
   years.............................    5,474       205        --       5,679
  After 10 years.....................    7,123        22        --       7,145
                                      --------   -------     ------   --------
    Total............................   24,563       312          1     24,874
 Other securities:
  Within 1 year......................      --        --         --         --
  After 1 year, but within 5 years...      260         3          4        259
  After 5 years, but within 10
   years.............................       50       --         --          50
  After 10 years.....................      321        21        --         342
                                      --------   -------     ------   --------
    Total............................      631        24          4        651
                                      --------   -------     ------   --------
    Total Held-to-Maturity at
     December 31, 1998............... $591,286   $ 3,226     $   43   $594,469
                                      ========   =======     ======   ========
Available-for-Sale at December 31,
 1998:
 Marketable equity securities........ $ 19,624   $15,019     $2,101   $ 32,542
                                      --------   -------     ------   --------
    Total Available-for-Sale at
     December 31, 1998............... $ 19,624   $15,019     $2,101   $ 32,542
                                      ========   =======     ======   ========

  Investment securities with an amortized cost of $481,765 and $406,221 at December 31, 1999 and 1998, respectively, were pledged to secure public deposits as collateral for securities sold under agreements to repurchase, and for other purposes as required by law.

  In 1999, Bancorporation transferred held-to-maturity securities with an amortized cost of $568,944, to available-for-sale with an adjustment to stockholders' equity of $1,854, net of tax effect of $998 in accordance with SFAS No. 133.

Note 5--Loans (Dollars in thousands)

  Gross loans are composed of the following:

                                                              December 31,
                                                          ---------------------
                                                             1999       1998
                                                          ---------- ----------
      Real estate--construction.......................... $   49,254 $   38,138
      Real estate--mortgage..............................  1,163,923  1,018,805
      Installment loans to individuals...................    417,603    337,051
      Commercial, financial and agricultural.............    223,740    179,075
                                                          ---------- ----------
        Total............................................ $1,854,520 $1,573,069
                                                          ========== ==========

Note 6--Allowance for loan losses (Dollars in thousands)

  Activity in the allowance for loan losses is summarized as follows:

                                                          December 31,
                                                     -------------------------
                                                      1999     1998     1997
                                                     -------  -------  -------
      Balance at beginning of year.................. $28,306  $26,135  $23,483
      Loans charged-off.............................  (3,383)  (3,869)  (3,291)
      Recoveries on loans previously charged-off....   1,390    1,737    1,702
      Provision for loan losses.....................   5,546    4,303    4,241
      Addition related to acquisition...............   1,113      --       --
                                                     -------  -------  -------
      Balance at end of year........................ $32,972  $28,306  $26,135
                                                     =======  =======  =======

  Impaired loans are loans for which it is probable that all amounts, including principal and interest, will not be collected in accordance with the contractual terms of the loan agreement. Loans that were considered impaired under SFAS No. 114 at December 31, 1999 and 1998 held by Bancorporation, are summarized below:

                                                                  December 31,
                                                                  -------------
                                                                   1999   1998
                                                                  ------ ------
      Nonaccrual loans........................................... $3,017 $2,248
      Other real estate owned....................................    151    402
                                                                  ------ ------
      Total nonperforming assets................................. $3,168 $2,650
                                                                  ====== ======
      Loans past due 90 days or more............................. $2,330 $1,522
      Average investment in impaired loans....................... $2,938 $3,001

  At December 31, 1999 and 1998, Bancorporation did not have any loans for which terms had been modified in troubled debt restructurings. Interest income, which would have been recorded pursuant to the original terms of nonaccrual loans, was minimal.

Note 7--Premises and equipment (Dollars in thousands)

  Premises and equipment are summarized as follows:

                                                               December 31,
                                                             ------------------
                                                               1999      1998
                                                             --------  --------
      Land.................................................. $ 24,987  $ 18,879
      Buildings and improvements............................   58,884    45,884
      Furniture and equipment...............................   44,161    36,670
      Leasehold improvements................................    1,105     1,127
      Construction in progress..............................    8,453    20,773
                                                             --------  --------
        Total...............................................  137,590   123,333
      Less: Accumulated depreciation and amortization.......  (53,195)  (44,187)
                                                             --------  --------
        Net premises and equipment.......................... $ 84,395  $ 79,146
                                                             ========  ========

  Provisions for depreciation and amortization included in noninterest expense were $7,736, $5,967 and $4,577 for the years ended December 31, 1999, 1998 and 1997, respectively.

  Bancorporation has entered into various noncancellable operating leases for land and buildings used in its operations. The leases expire over the next 25 years, and most contain renewal options from 1 to 25 years. Certain leases provide for periodic rate negotiation or escalation. The leases generally provide for payment of property taxes, insurance and maintenance costs by Bancorporation. Rental expense, including month-to-month leases, reported in noninterest expense was $697, $654 and $528 for the years ended December 31, 1999, 1998 and 1997, respectively. There are no contingent rentals, and the expense was offset by sublease rental income of $1,138, $1,050 and $850 for the years ended December 31, 1999, 1998 and 1997, respectively.

  At December 31, 1999, future minimum rental commitments under noncancellable operating leases that have a remaining life in excess of one year are summarized as follows:

      2000.............................................................. $  556
      2001..............................................................    439
      2002..............................................................    351
      2003..............................................................    251
      2004..............................................................     91
      2005 and thereafter...............................................     58
                                                                         ------
        Total minimum obligation........................................ $1,746
                                                                         ======

Note 8--Intangible assets (Dollars in thousands)

  Intangible assets are comprised of the following:

                                                    Deposit- Mortgage
                                                     Based   Servicing
                                          Goodwill  Premiums  Rights    Total
                                          --------  -------- --------- -------
      Balance at December 31, 1996....... $14,926    $2,277   $2,243   $19,446
                                          -------    ------   ------   -------
       Additions.........................   9,068       --       663     9,731
       Amortizations.....................  (6,181)   (1,681)    (788)   (8,650)
                                          -------    ------   ------   -------
      Balance at December 31, 1997....... $17,813    $  596   $2,118   $20,527
                                          -------    ------   ------   -------
       Additions.........................   2,514       --     1,012     3,526
       Amortization......................  (5,808)     (596)    (482)   (6,886)
                                          -------    ------   ------   -------
      Balance at December 31, 1998....... $14,519    $  --    $2,648   $17,167
                                          -------    ------   ------   -------
       Additions.........................   6,720       --       792     7,512
       Amortization......................  (4,698)      --      (725)   (5,423)
                                          -------    ------   ------   -------
      Balance at December 31, 1999....... $16,541    $  --    $2,715   $19,256
                                          =======    ======   ======   =======

Note 9--Deposits (Dollars in thousands)

  Deposits and related interest expense are summarized as follows:

                                        Deposits           Interest Expense
                                      December 31,      Year Ended December 31,
                                  --------------------- -----------------------
                                     1999       1998     1999    1998    1997
                                  ---------- ---------- ------- ------- -------
Demand........................... $  396,781 $  354,239     --      --      --
Savings:
 NOW accounts....................    581,026    551,122 $ 9,536 $ 8,871 $ 7,847
 Market Rate accounts............    303,178    302,145  10,076   9,981   9,234
 Other...........................     14,114     15,855     372     467     443
Time:
 Certificates of deposit of $100
  thousand or greater............    140,191    138,942   6,353   7,154   6,791
 Other certificates of deposit...    786,743    675,184  33,488  33,784  32,529
                                  ---------- ---------- ------- ------- -------
  Total.......................... $2,222,033 $2,037,487 $59,825 $60,257 $56,844
                                  ========== ========== ======= ======= =======

Note 10--Income taxes (Dollars in thousands)

  The components of consolidated income tax expense (benefit) are as follows:

                                                     Year Ended December 31,
                                                     --------------------------
                                                       1999     1998     1997
                                                     --------  -------  -------
Taxes currently payable:
 Federal............................................ $ 14,311  $14,685  $12,570
 State..............................................    1,069    1,138      911
                                                     --------  -------  -------
                                                       15,380   15,823   13,481
                                                     --------  -------  -------
Deferred income taxes:
 Federal............................................   (2,435)  (3,137)  (1,835)
 State..............................................      --        30      129
                                                     --------  -------  -------
                                                      (2,435)   (3,107)  (1,706)
                                                     --------  -------  -------
Total income tax expense............................ $ 12,945  $12,716  $11,775
                                                     ========  =======  =======

  The significant components of Bancorporation's deferred tax liabilities and assets recorded pursuant to SFAS No. 109 and included in "Other Assets" in the Consolidated Balance Sheets are as follows:

                                                           1999    1998    1997
                                                          ------- ------- ------
Deferred tax liabilities:
 Tax depreciation over book.............................. $   --  $   --  $  534
 Deferred loan fees and costs............................     929     700    568
 Accretion...............................................     293     280    202
 Pension costs...........................................   2,055   1,790  1,460
 Mark-to-market of available-for-sale securities.........   1,870   4,521  7,109
 Other, net..............................................     200      70     48
                                                          ------- ------- ------
  Total deferred tax liabilities.........................   5,347   7,361  9,921
                                                          ------- ------- ------
Deferred tax assets:
 Book depreciation over tax..............................   1,107     571    --
 Allowance for loan losses...............................  11,380   9,907  9,124
 Net operating loss carryforwards........................     275     353    431
 Employee benefits.......................................     921     348    195
 Amortization............................................   6,047   5,580  4,101
 Other, net..............................................     833     732    504
                                                          ------- ------- ------
 Total deferred tax assets...............................  20,563  17,491 14,355
                                                          ------- ------- ------
 Net deferred tax asset.................................. $15,216 $10,130 $4,434
                                                          ======= ======= ======

  Bancorporation has no valuation allowance for deferred tax assets based on management's belief that it is more likely than not that the deferred tax assets will be realized. Total income tax expense differs from the amount of income tax determined by applying the U. S. statutory federal income tax rate of 35% to pretax income as a result of the following differences:

                                                     Year Ended December 31,
                                                     -------------------------
                                                      1999     1998     1997
                                                     -------  -------  -------
Tax expense at statutory rate....................... $13,157  $12,717  $11,741
Increase (decrease) in taxes resulting from:
 Non-taxable interest on investments................    (894)    (783)    (819)
 State income taxes, net of federal income tax
  benefit...........................................     695      759      676
 Other, net.........................................     (13)      23      177
                                                     -------  -------  -------
                                                     $12,945  $12,716  $11,775
                                                     =======  =======  =======

Note 11--Mortgage servicing activity (Dollars in thousands)

  Bancorporation's mortgage servicing portfolio approximated $663,682 and $644,894 at December 31, 1999 and 1998, respectively. Loans serviced for unrelated third parties are not included in the accompanying consolidated financial statements.

  Bancorporation has issued mortgage-backed securities guaranteed by GNMA under the provisions of the National Housing Act. The issuance of these securities, and the simultaneous placement of the related mortgages in trust, have been accounted for as sales of the related mortgages. The outstanding balances of the securities and the related mortgages held in trust of, $7,906 and $9,700 at December 31, 1999 and 1998, respectively, are not considered to be assets or liabilities of the Bancorporation and, accordingly, are not included in the consolidated financial statements.

Note 12--Long-term debt (Dollars in thousands, except par value)

  Components of long-term debt as of December 31, were as follows:

                                                                  1999    1998
                                                                 ------- -------
   Guaranteed Preferred Beneficial Interest in Bancorporation's
    Junior Subordinated Deferrable Interest Debenture 8.25%,
    due March 15, 2028.........................................  $50,000 $50,000

   Subordinated notes payable:
    7.50% maturing August 20, 2004.............................       90     --
    7.75% maturing August 20, 2009.............................      873     --

  A committed unsecured revolving line of credit was established in 1997 with an unrelated financial institution which provides an interest rate indexed to the London Interbank Offered Rate ("LIBOR") plus 70 basis points. This line of credit contains certain restrictive covenants including limits on indebtedness, encumbrances, dividends and minimum net worth. Bancorporation was in compliance with the covenants at December 31, 1999. The line of credit was not in use as of December 31, 1999 and 1998, respectively. The line of credit expires on August 14, 2000.

  FCB/SC Capital Trust I, a statutory business trust (the "Trust") created by Bancorporation, had outstanding at December 31, 1999, $50,000 (par value $50,000) of 8.25% Capital Securities which will mature on March 15, 2028 (the "Capital Securities"). The principal assets of the Trust are $51,547 of Bancorporation's 8.25% Junior Subordinated Deferrable Interest Debentures which will mature on March 15, 2028. The balance of the securities can be prepaid, subject to possible regulatory approval, in whole or part at any time on or after March 15, 2008. Additionally, the Trust has issued $1,547 of Common Securities to Bancorporation.

  The Capital Securities and the Common Securities may be included in Tier 1 capital for regulatory capital adequacy purposes. The obligations of Bancorporation with respect to the issuance of the Capital Securities and the Common Securities constitute a full and unconditional guarantee by Bancorporation of the Trust's obligations with respect to the Capital Securities and Common Securities. Subject to certain exceptions and limitations, Bancorporation may elect from time to time to defer subordinated debenture interest payments, which would result in a deferral of distribution payments on the related Capital Securities or Common Securities.

Note 13--Stockholders' equity (Dollars in thousands, except par value and per share data)

  Each share of voting common and preferred stock is entitled to one vote on all matters on which stockholders vote. In certain cases, South Carolina law provides for class voting of shares and for voting rights for non-voting shares. Dividend rights of each series of preferred stock are cumulative, and upon liquidation, each preferred stockholder is entitled to payment of par value for each share owned before any distribution to holders of common stock.

  Each series of preferred stock may be redeemed by Bancorporation (all or any part thereof), at its option, at par or stated value. Par value, number of shares authorized and outstanding and dividends paid for each series of redeemable preferred stock at December 31, 1999, 1998 and 1997 follows:

                                          Authorized                                       Cash
                       Per                    and                                        Dividend
      Series          Share               Outstanding               Amount               Per Share
      ------          -----               -----------               ------               ---------
       A              $ 50                   8,305                  $  415                $ 2.50
       B                50                  11,810                     590                  2.50
       C                20                   6,794                     136                  2.00
       E               200                     525                     105                 10.00
       F                50                  32,221                   1,612                  2.50
       G                50                   8,477                     424                  2.50
                                                                    ------
                                                                    $3,282
                                                                    ======

  The Bank must obtain written approval from the South Carolina State Board of Financial Institutions prior to payment of dividends. Bancorporation's dividends may be restricted by the requirements of the term loan agreement described in Note 12 which requires that the Bank maintain a regulatory leverage capital ratio of 4.00%. At December 31, 1999, the Bank's leverage capital ratio was 8.49%.

Note 14--Employee benefits (Dollars in thousands)

  The Bank has a noncontributory defined benefit pension plan ("the plan") which covers substantially all of its employees. Retirement benefits under the plan are based on an employee's length of service and highest average annual compensation for five consecutive years during the last ten years of employment. Contributions to the plan are based upon the projected unit credit actuarial funding method and are limited to the amounts that are currently deductible for tax reporting purposes.

  The following table sets forth the plan's status:

                                                           At and for the
                                                       Year Ended December 31,
                                                       ------------------------
                                                          1999         1998
                                                       -----------  -----------
Change in benefit obligation:
Benefit obligation at beginning of year............... $    30,298  $    23,298
Service cost..........................................       1,595        1,270
Interest cost.........................................       2,074        1,823
Actuarial (gain) loss.................................      (4,982)       5,104
Acquisition...........................................       2,133          --
Benefits paid.........................................        (893)      (1,197)
                                                       -----------  -----------
Benefit obligation at end of year.....................      30,225       30,298

Change in plan assets:
Fair value of plan assets at beginning of year........      30,742       27,575
Actual return on plan assets..........................         414        2,557
Employer contribution.................................       2,828        1,807
Acquisition...........................................       2,012          --
Benefits paid.........................................        (893)      (1,197)
                                                       -----------  -----------
Fair value of plan assets at end of year..............      35,103       30,742

                                                       -----------  -----------

Funded status.........................................       4,878          444
Unrecognized prior service cost.......................         632          817
Unrecognized loss.....................................         361        2,949
                                                       -----------  -----------
Net amount recognized................................. $     5,871  $     4,210
                                                       ===========  ===========

Weighted-average assumptions as of December 31:
Discount rate.........................................        7.75%        6.75%
Expected return on plan assets........................        8.50%        8.50%
Rate of compensation increase.........................        4.00%        5.00%

  The following table details the components of pension expense recognized in Bancorporation's Consolidated Statements of Income:

                                                       1999     1998     1997
                                                      -------  -------  -------
Service costs........................................   1,595  $ 1,270  $ 1,038
Interest costs.......................................   2,074    1,823    1,651
Expected return on plan assets.......................  (2,808)  (2,426)  (3,873)
Amortization of prior service cost...................     185      201      201
Recognized net actuarial loss........................     --       --     1,849
                                                      -------  -------  -------
Net pension expense.................................. $ 1,046  $   868  $   866
                                                      =======  =======  =======

  The Bank has a contributory savings plan covering full-time employees who elect to participate. The Bank matches 100% of the employees' contribution of up to 3% of compensation and 50% of the employees' contribution of 4% to 6% of compensation. The matching funds contributed by the Bank are 100% vested immediately. Matching contributions provided by the Bank were $1,035 in 1999, $904 in 1998, and $900 in 1997, and are included in salaries and employee benefits expense in the Consolidated Statements of Income.

  Exchange has a contributory savings plan covering full-time employees who can elect to participate, after 31 days of employment. After the employee has met 1,000 hours and one year of employment, Exchange matches 100% of the employees' contribution of up to 3% of compensation and 50% of the employees' contribution of 4% to 6% of compensation. The matching funds contributed by Exchange are 100% vested immediately. Matching contributions provided by Exchange since acquisition by Bancorporation were $19 in 1999, and are included in salaries and employee benefits expense in the Consolidated Statements of Income.

  Effective January 1, 1998, Bancorporation approved a supplemental retirement plan (the "Plan") for certain members of management. Benefits under the Plan are based on a percentage of the participants' 1998 salary and will be paid evenly over a ten-year period after retirement. The present value of the payments at retirement was determined using a discount rate of 7%, and the present value of the obligation at retirement totaled $3,044 at December 31, 1999.

  According to the Plan, if a participant dies before retirement, death benefits will be paid to the participant's estate for a ten-year period. In the event of death following retirement, but before the ten-year period payout is complete, the beneficiary will receive the remaining payments due at the same monthly rate. If employment is terminated, Bancorporation has no obligation under the Plan. Bancorporation has the right to terminate the plan at any time.

  Costs recognized under the Plan during the year ended December 31, 1999 and December 31, 1998 totaled $300 and $410, respectively, and are included in salaries and employee benefits in the Consolidated Statements of Income.

Note 15--Commitments, contingencies and financial instruments with off-balance sheet risk (Dollars in thousands)

  Bancorporation does not hold any derivative financial instruments. Financial instruments with off-balance sheet risk include commitments to extend credit, standby letters of credit and commitments on mortgage loans held-for-sale (See
Note 17). Generally, Bancorporation charges a fee to the customer to extend these commitments as part of its normal banking activities. These fees are initially deferred and included in loans in the Consolidated Statements of Condition. Ultimately, such fees are recorded as an adjustment to yield over the related life of the loan or, if the commitment expires unexercised, recognized in income upon expiration of the commitment.

A summary of the significant financial instruments with off-balance sheet risk is as follows:

                                                               Contract Amount
                                                               at December 31,
                                                              -----------------
                                                                1999     1998
                                                              -------- --------
      Commitments to extend credit........................... $417,853 $349,472
      Letters of credit and financial guarantees.............    4,032    2,252
                                                              -------- --------
       Total................................................. $421,885 $351,724
                                                              ======== ========

  Commitments to extend credit are agreements to lend to a borrower as long as there are no violations of any conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitments do not necessarily represent future cash requirements. Bancorporation evaluates each borrower's credit worthiness on a case-by-case basis using the same credit policies used for on-balance sheet financial instruments. The amount of collateral obtained, if deemed necessary upon extension of credit, is based on management's credit evaluation of the borrower. The type of collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, and income producing property.

  Letters of credit and financial guarantees are conditional commitments issued by Bancorporation to guarantee the performance of a borrower to a third party. The evaluations of credit worthiness, consideration of need for collateral, and credit risk involved in issuing letters of credit are essentially the same as that involved in extending loans to borrowers.

  Most of Bancorporation's business activity is with customers located in South Carolina. A significant economic downturn in South Carolina could have a material adverse impact on the operations of Bancorporation. As of December 31, 1999, Bancorporation had no significant concentrations of credit risk in the loan portfolio.

  Bancorporation is a defendant in litigation arising out of normal banking activities. In the opinion of management and Bancorporation's counsel, the ultimate resolution of these matters will not have a material effect on Bancorporation's financial condition or results of operations.

Note 16--Related party transactions (Dollars in thousands)

  Bancorporation has, and expects to have in the future, transactions in the ordinary course of business with its directors, officers, principal stockholders and their associates on substantially the same terms (including interest rates and collateral on loans) as those prevailing for comparable transactions with others. However, subject to the completion of length of service requirements and credit approval, all employees (except executive officers) are eligible to receive reduced interest rates on extensions of credit. The transactions do not involve more than the normal risk of collectibility.

  Aggregate balances and activity related to extensions of credit to officers, directors and their associates were as follows:

                                                                    December 31,
                                                                        1999
                                                                    ------------
      Balance at beginning of year.................................   $ 5,787
      New loans and additions......................................       598
      Payments and other deductions................................    (2,821)
                                                                      -------
      Balance at end of year.......................................   $ 3,564
                                                                      =======

  During 1996, Bancorporation renewed a contract with First-Citizens Bank & Trust Company, Raleigh, North Carolina ("FCBNC") for the purpose of outsourcing data processing and other services to include item processing, deposits, loans, general ledger and statement rendering functions. Total expenses incurred under this contract totaled $6,174, $5,775 and $4,959 for the years ended December 31, 1999, 1998 and 1997, respectively. The current contract expired December 31, 1999 and another contract will be negotiated in early 2000. Bancorporation also has a correspondent banking relationship with FCBNC, which also acts as investment custodian. Fees paid for this service were minimal for 1999, 1998 and 1997.

Note 17--Disclosure of fair value of financial instruments (Dollars in thousands)

  SFAS No. 107, "Disclosure About Fair Value of Financial Instruments" extends existing fair value disclosure practices for some instruments by requiring entities to disclose the fair value of financial instruments, both assets and liabilities, recognized and not recognized in the Statement of Condition.

  For Bancorporation, approximately 95% of its assets and liabilities are considered financial instruments, as defined by SFAS No. 107. Many of Bancorporation's financial instruments, however, lack an available trading market as characterized by a willing buyer and willing seller engaging in an exchange transaction. It is not the intent of Bancorporation to liquidate, and therefore realize the difference between market value and carrying value, and even if it were, there is no assurance that the estimated market values could be realized. Therefore, significant estimates and present value calculations were used by Bancorporation for the purpose of this disclosure. Such estimates involve judgments as to economic conditions, risk characteristics, and future expected loss experience of various financial instruments and other factors that cannot be determined with precision. Thus, the information presented is not particularly relevant to predicting Bancorporation's future earnings or cash flow.

  Following is a description of the methods and assumptions used to estimate the fair value for each class of Bancorporation's financial instruments:

 Cash and short-term investments:

  The carrying value is a reasonable estimate of fair value.

 Investment securities:

  Fair value is based upon quoted market prices, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

 Loans:

  For certain homogenous categories of loans such as residential mortgages, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value for other types of loans is estimated by discounting the expected future cash flows using Bancorporation's current interest rates at which loans would be made to borrowers with similar credit risk. The fair value of nonaccrual loans was estimated by discounting expected future cash flows utilizing rates of returns, adjusted for credit risk and servicing cost commensurate with a portfolio of nonaccrual loans.

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

  SFAS No. 107 requires entities to disclose the fair value of off-balance-sheet financial instruments for which it is practical to estimate fair value. The fair values of commitments to extend credit and standby letters of credit are generally based upon fees charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. The estimated fair value of Bancorporation's off-balance sheet commitments is nominal since the committed rates approximate current rates offered for commitments with similar rate and maturity characteristics and since the estimated credit risk associated with such commitments is not significant.

  The carrying amounts and estimated fair values of Bancorporation's financial instruments are as follows:

                                      December 31, 1999     December 31, 1998
                                    --------------------- ---------------------
                                     Carrying  Estimated   Carrying  Estimated
                                      Amount   Fair Value   Amount   Fair Value
                                    ---------- ---------- ---------- ----------
Financial assets:
 Cash and federal funds sold....... $  189,297 $  189,297 $  179,795 $  179,795
 Investment securities.............    562,992    562,781    623,828    627,011
 Loans.............................  1,854,520  1,844,690  1,573,069  1,704,482

Financial liabilities:
 Deposits..........................  2,222,033  2,220,560  2,037,487  2,078,293
 Federal funds purchased and
  securities sold under agreements
  to repurchase....................    230,904    230,499    204,702    204,702
 Long-term debt....................     50,963     50,323     50,000     73,210

Note 18--Capital matters (Dollars in thousands)

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

  Quantitative measures established by regulation to ensure capital adequacy require Bancorporation to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. Management believes, as of December 31, 1999, that Bancorporation meets all capital adequacy requirements to which it is subject.

  To be categorized as well-capitalized, Bancorporation must maintain minimum Total risk-based and Tier I risk-based ratios as set forth in the table below. There are no conditions or events subsequent to December 31, 1999 that management believes have changed either Bancorporations', the Bank's or Exchange's capital classification amounts.

                                                                 To Be Well
                                                                Capitalized
                                                                Under Prompt
                                                                 Corrective
                                              For Capital          Action
                               Actual      Adequacy Purposes     Provisions
                           --------------  ------------------- --------------
                            Amount  Ratio    Amount    Ratio    Amount  Ratio
                           -------- -----  ---------- -------- -------- -----
As of December 31, 1999:
Total capital to risk-
 weighted assets:
 Bancorporation........... $254,676 13.79% $  147,450   8.00%  $184,312 10.00%
 Bank.....................  212,292 12.07     140,748   8.00    175,934 10.00
 Exchange.................   10,330 16.64       4,967   8.00      6,209 10.00
Tier I capital to risk-
 weighted assets:
 Bancorporation...........  229,863 12.47      73,725   4.00    110,587  6.00
 Bank.....................  190,178 10.81      70,374   4.00    105,561  6.00
 Exchange.................    9,550 15.38       2,484   4.00      3,725  6.00
Tier I capital to average
 assets:
 Bancorporation...........  229,863  8.49     108,352   4.00    135,440  5.00
 Bank.....................  190,178  7.33     103,766   4.00    129,707  5.00
 Exchange.................    9,550  9.89       3,863   4.00      4,829  5.00

As of December 31, 1998:
Total capital to risk-
 weighted assets:
 Bancorporation........... $220,709 14.27% $  123,769   8.00%  $154,711 10.00%
 Bank.....................  179,172 11.76     121,891   8.00    152,364 10.00
Tier I capital to risk-
 weighted assets:
 Bancorporation...........  201,259 13.01      61,884   4.00     92,826  6.00
 Bank.....................  160,012 10.50      60,945   4.00     91,418  6.00
Tier I capital to average
 assets:
 Bancorporation...........  201,259  8.71      95,517   4.00    119,396  5.00
 Bank.....................  160,012  7.00      94,340   4.00    117,925  5.00

Note 19--Bancorporation (Parent Company only) information (Dollars in thousands)

  Bancorporation's principal asset is its investment in its wholly-owned subsidiaries, the Bank and Exchange, and its principal source of income is dividends from the Bank. The approval of the South Carolina State Board of Financial Institutions is required for any dividends declared by a state bank.

  Bancorporation's condensed balance sheets and the related condensed statements of income and of cash flows are presented below:

                              BALANCE SHEET DATA

                                                                December 31,
                                                              -----------------
                                                                1999     1998
                                                              -------- --------
Assets:
 Cash........................................................ $ 15,558 $ 21,747
 Investment in the Bank......................................  215,737  176,142
 Other assets................................................   25,827   33,567
                                                              -------- --------
Total assets................................................. $257,122 $231,456
                                                              ======== ========
Liabilities and stockholders' equity:
 Long term debt.............................................. $ 51,547 $ 51,547
 Other liabilities...........................................    5,502    5,734
 Stockholders' equity........................................  200,073  174,175
                                                              -------- --------
Total liabilities and stockholders' equity................... $257,122 $231,456
                                                              ======== ========

                             INCOME STATEMENT DATA

                                                     Year Ended December 31,
                                                     -------------------------
                                                      1999     1998     1997
                                                     -------  -------  -------
Income:
 Dividend income from the Bank...................... $   --   $ 2,594  $ 3,963
 Other..............................................   1,339    1,332      341
                                                     -------  -------  -------
Total income........................................   1,339    3,926    4,304
                                                     -------  -------  -------
Expenses:
 Interest...........................................   4,278    3,673      868
 Other..............................................     170      169       79
                                                     -------  -------  -------
Total expense.......................................   4,448    3,842      947
                                                     -------  -------  -------
 (Loss) income before equity in undistributed
  earnings subsidiaries and income taxes............  (3,109)      84     3,357
 Equity in undistributed earnings of the
  subsidiaries and associated companies.............  26,535   22,567   18,120
                                                     -------  -------  -------
Income before income taxes..........................  23,426   22,651   21,477
Applicable income tax benefit.......................  (1,218)    (967)    (293)
                                                     -------  -------  -------
Net income.......................................... $24,644  $23,618  $21,770
                                                     =======  =======  =======

                                CASH FLOWS DATA

                                                       For the Year Ended
                                                          December 31,
                                                   ----------------------------
                                                     1999      1998      1997
                                                   --------  --------  --------
Cash Flows From Operating Activities:
 Net income......................................  $ 24,644  $ 23,618  $ 21,770
 Adjustments to reconcile net income to net cash
  provided by operating activities:
  Equity in undistributed earnings of the Bank...   (26,535)  (22,567)  (18,120)
  Decrease (increase) in other assets............        96      (846)   (7,815)
  Increase (decrease) in other liabilities.......       154     1,023      (261)
  Other, net.....................................     8,133       --        --
                                                   --------  --------  --------
  Net cash provided by (used in) operating
   activities....................................     6,492     1,228    (4,426)

Cash Flows From Investing Activities:
 Purchases of held-to-maturity and available-for-
  sale securities................................       --     (8,007)      --
 Sales and maturities held-to-maturity and
  available-for-sale securities..................     3,794       --        --
 Payments for investments in and advances to
  subsidiaries...................................   (12,203)   (6,547)      --
                                                   --------  --------  --------
 Net cash (used in) provided by Investing
  Activities.....................................    (8,409)  (14,554)      --

Cash Flows From Financing Activities:
 Proceeds from advances from subsidiaries........       --     51,547       --
 Repayments of term loan.........................       --    (14,483)   (2,500)
 Purchase of stock...............................    (4,101)   (2,883)      --
 Cash dividends paid.............................      (171)     (171)     (171)
 Net increase in long-term borrowing.............       --        --      6,983
                                                   --------  --------  --------
 Net cash (used in) provided by financing
  activities.....................................    (4,272)   34,010     4,312
                                                   --------  --------  --------
Net (decrease) increase in cash..................    (6,189)   20,684      (114)
Cash at beginning of year........................    21,747     1,063     1,177
                                                   --------  --------  --------
Cash at end of year..............................  $ 15,558  $ 21,747  $  1,063
                                                   ========  ========  ========

Supplemental disclosure of cash flow information:
 Interest paid...................................  $  4,125  $  2,510  $    851

Supplemental disclosure of non-cash financing activities:

  Additional stock and subordinated notes were issued for the stock of Exchange for $10,252 and $963, respectively.

                FIRST CITIZENS BANCORPORATION BOARD OF DIRECTORS
   (Directors of First Citizens Bank are identical to those of First Citizens
                                Bancorporation)
Jim B. Apple* **
President and Chief Executive Officer
First Citizens Bancorporation of South Carolina, Inc.
First-Citizens Bank and Trust Company of South Carolina, Columbia

Richard W. Blackmon* **
Owner
Richard Blackmon Construction Company, Lancaster

Peter M. Bristow*
Executive Vice President and Chief Operating Officer
First Citizens Bancorporation of South Carolina, Inc.
First-Citizens Bank and Trust Company of South Carolina, Columbia

George H. Broadrick***
Retired, Charlotte, NC

Walter C. Cottingham, DVM
Cottingham Veterinary Hospital

Jack M. Edwards
President & Treasurer
Edwards Insurance Agency, Inc.

William E. Hancock, III
President
Hancock Buick Company, Columbia

Robert B. Haynes
Vice President and Secretary
C. W. Haynes and Company, Inc., Columbia

Wycliffe E. Haynes
Vice President and Treasurer
C. W. Haynes and Company, Inc., Columbia

Lewis M. Henderson***
Henderson and Associates, Columbia

Carmen P. Holding
Raleigh, NC

Frank B. Holding* **
Vice Chairman
First Citizens Bancorporation of South Carolina, Inc.
First-Citizens Bank and Trust Company of South Carolina
Executive Vice Chairman
First Citizens BancShares, Inc.
First Citizens Bank and Trust Company, Smithfield, NC

Dan H. Jordan
Farmer, Nichols

E. Hite Miller, Sr.* **
Chairman
First Citizens Bancorporation of South Carolina, Inc.
First-Citizens Bank and Trust Company of South Carolina, Columbia

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

FIRST CITIZENS BANCORPORATION EXECUTIVE OFFICERS

E. Hite Miller, Sr.
Chairman

Frank B. Holding
Vice Chairman

Jim B. Apple
President/Chief Executive Officer

Peter M. Bristow
Executive Vice President/Chief Operating Officer

Jay C. Case
Executive Vice President/Chief Financial Officer

Craig L. Nix
Senior Vice President/Treasurer

E. W. Wells
Secretary