Form 10-K, Exhibit 13
period 2000-12-31
FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA INC
filed 2001-03-23
CIK 708848

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.
                                AND SUBSIDIARIES

                               2000 ANNUAL REPORT

Nature of Business

   First Citizens Bancorporation of South Carolina, Inc. ("Bancorporation"), is a two-bank financial holding company headquartered in Columbia, South Carolina, with assets of $3.24 billion at December 31, 2000. Its primary subsidiaries are First-Citizens Bank and Trust Company of South Carolina ("Bank") and The Exchange Bank of South Carolina ("Exchange"). The Bank provides a broad range of banking services through 143 offices in 93 communities throughout the state, and Exchange provides banking services through four branches in Williamsburg and Georgetown Counties. The Bank's subsidiary is Wateree Life Insurance Company of South Carolina, a credit life insurance company. "First Citizens Bank" is used in marketing the Bank.

First Citizens Bancorporation of South Carolina, Inc.
P. O. Box 29
1230 Main Street
Columbia, South Carolina 29202

Annual Meeting

   The Annual Meeting of Stockholders of Bancorporation will be held at 2:30 p.m. on Wednesday, April 25, 2001 at 1314 Park Street, Columbia, South Carolina.

Contents

Market and Dividend Information Regarding Common and Preferred Stock........   1
Financial Highlights........................................................   3
To Our Stockholders.........................................................   4
Management's Discussion and Analysis........................................   5
Report of Management........................................................  27
Report of Independent Accountants...........................................  28
Consolidated Financial Statements...........................................  29
Official Organization Section...............................................  51

Market and Dividend Information Regarding Common and Preferred Stock

   There is a limited over-the-counter market for Bancorporation's voting common stock. The stock is not listed on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"). Quotations are published in South Carolina newspapers circulated in Bancorporation's major metropolitan markets and may be obtained through securities brokers having offices in South Carolina. Local broker-dealers, IJL, Wachovia and Scott & Stringfellow, effect agency transactions in Bancorporation's voting common stock from time to time.

   There is no trading market for any class of Bancorporation's preferred stock or its non-voting common stock. All trading activity for those classes of Bancorporation's stock is in privately negotiated transactions.

   The following ranges of high and low bid prices for Bancorporation's voting common stock were supplied by one of the broker-dealers making a market in the stock. The prices represent quotations between broker-dealers, which do not include markups, markdowns or commissions, and may not represent actual transactions.

                                          2000                             1999
                            -------------------------------- --------------------------------
                             High     Low    Close  Dividend  High     Low    Close  Dividend
                            ------- ------- ------- -------- ------- ------- ------- --------
   1st quarter............. $270.00 $220.00 $227.00   $--    $370.00 $250.00 $270.00   $--
   2nd quarter.............  255.00  205.00  215.00   0.25    305.00  275.00  300.00    --
   3rd quarter.............  255.00  200.00  229.50   0.25    295.00  290.00  290.00    --
   4th quarter.............  260.00  226.00  245.00   0.25    292.00  275.00  277.00    --

   The approximate numbers of record holders of Bancorporation's voting common stock and non-voting common stock at December 31, 2000 were 1,074 and 4, respectively.

   Holders of the voting and non-voting common stock of Bancorporation are entitled to such dividends as may be declared from time to time by the Board of Directors from funds legally available. Bancorporation's Board of Directors approved a $.25 quarterly dividend on its voting common stock for the last three quarters of 2000. Certain regulatory requirements restrict the payment of dividends and extensions of credit from banking subsidiaries to bank holding companies. These restrictions have not historically affected Bancorporation's ability to meet its obligations. Restrictions relating to capital requirements and dividends are discussed on page 20 of "Management's Discussion and Analysis" and in Note 13 of "Notes to Consolidated Financial Statements."

TO OUR STOCKHOLDERS:
--------------------------------------------------------------------------------

FINANCIAL HIGHLIGHTS

                                                                        Percent
                                                     2000       1999    Change
                                                  ---------- ---------- -------
Earnings (Dollars in thousands):
 Net income...................................... $   27,589 $   24,646  11.94%
 Net income per common share.....................      29.56      26.35  12.18
 Book value per common share.....................     246.17     208.77  17.91
 Preferred dividends paid........................        169        171  (1.17)
 Common dividends paid...........................        675        --     --

Year-End Balances (Dollars in thousands):
 Total assets.................................... $3,240,510 $2,726,585  18.85%
 Investment securities...........................    740,519    562,992  31.53
 Loans...........................................  2,081,871  1,854,520  12.26
 Deposits........................................  2,555,229  2,222,033  15.00
 Stockholders' equity............................    233,693    200,073  16.80

Average Balances (Dollars in thousands):
 Total assets.................................... $2,929,158 $2,605,572  12.42%
 Investment securities...........................    680,042    635,128   7.07
 Loans...........................................  1,960,547  1,690,504  15.97
 Deposits........................................  2,308,705  2,097,678  10.06
 Stockholders' equity............................    213,105    187,744  13.51

Financial Ratios:
 Return on average assets........................        .94        .95
 Return on average stockholders' equity..........      12.95      13.13
 Average stockholders' equity to average total
  assets at year-end.............................       7.28       7.21

Share Data (year-end):
 Common shares outstanding.......................    936,288    942,614
 Weighted average common shares outstanding......    927,717    928,792
 Preferred shares outstanding....................     66,450     68,132

TO OUR STOCKHOLDERS:

   First Citizens Bancorporation achieved outstanding financial results in the year 2000 while growing and expanding our franchise.

   Our operations continued to show impressive results. Net income increased 11.94% to $27.6 million, representing an increase in net income per share from $26.35 in 1999 compared to $29.56 in 2000. The improvement in net income was primarily due to an increase in average interest-earning assets from $2.38 billion in 1999 to $2.68 billion in 2000.

   Loans grew 12.26% to $2.08 billion, while deposits grew 15.00% to $2.56 billion. Total assets grew 18.85% to $3.24 billion. This growth was the result of the continued success of our sales culture and our acquisitions.

   We continued to seek new opportunities for growth by acquiring 11 offices in communities throughout South Carolina. Our initial acquisition of the year resulted in the consolidation of two offices in Johnston followed by three additional offices in Lake City, Coward and Summerton. In December, seven additional new offices were opened in Anderson, Hartsville, Orangeburg, Spartanburg, Walhalla, Williamston, and Winnsboro through our final acquisition of 2000. Newly constructed offices were also opened in Fort Mill and Lady's Island.

   Our success continues to flow from adherence to the three-year strategic plan developed last year. The objectives of this plan focus on providing a high level of customer service, greater market segmentation, human resources development and technology improvements. For each of these objectives, significant accomplishments were made during 2000.

   We continued the evolution of our sales culture with a strong focus on the reorganization of our Retail and Commercial divisions. We implemented the Branch Renaissance initiative, which will continually focus on aligning the entire bank behind a customer-centric culture that empowers our associates with the freedom and responsibility to provide urgent delivery of quality service.

   A comprehensive study was conducted to assess our overall compensation plan. Job descriptions were evaluated and pay grade ranges were adjusted to bring our associates' compensation in line with regional and industry averages. Our 2001 employee benefits program was enhanced with a more competitive medical plan. These changes reflect our philosophy in that we treat our associates as the critical links to customers and as the drivers of our success.

   We introduced Online Banking for our retail customers to provide real time account access to pay bills, order checks, transfer funds, and view check images. We also established the E-Commerce division to address the growing demands for technological solutions to consumer and business banking needs.

   We believe that First Citizens Bank is a unique company because of our strong corporate culture, our long-term philosophy, and the commitment level of our most valuable asset--our associates. Looking ahead, we remain enthusiastic about the opportunities for First Citizens and our ability to meet the financial needs of individuals, businesses, and municipalities in South Carolina. Thank you for your continued support.

/s/ JIM B. APPLE
Jim B. Apple
President and Chief Executive
 Officer

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The discussion and other data presented below analyze major factors and trends regarding the financial condition and results of operations of First Citizens Bancorporation of South Carolina, Inc. ("Bancorporation") and its principal subsidiaries, First Citizens Bank and Trust Company of South Carolina (the "Bank"), and The Exchange Bank of South Carolina ("Exchange"). Bancorporation is a two-bank financial holding company headquartered in Columbia, South Carolina. The Bank provides commercial banking and related financial products and services throughout South Carolina. Exchange provides banking services principally in Williamsburg and Georgetown counties in South Carolina.

   On August 20, 1999, Bancorporation acquired Exchange to form a two-bank financial holding company. The transaction was accounted for under the purchase method of accounting.

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

   The Bank's deposits are insured by the Federal Deposit Insurance Corporation ("FDIC") to the extent permitted by law. The FDIC and the South Carolina State Board of Financial Institutions have regulatory responsibilities for the Bank and Exchange. Bancorporation is subject to regulation as a financial holding company by the Board of Governors of the Federal Reserve System and its voting common stock is registered with the Securities and Exchange Commission.

   Reference should also be made to the accompanying detailed historical information presented elsewhere in this report.

                             RESULTS OF OPERATIONS

Summary (Dollars in thousands)

   Net income for the year ended December 31, 2000, totaled $27,589, or $29.56 per common share. Net income for 1999 was $24,646, or $26.35 per common share.

   The primary factors affecting the increase in net income were a $11,771 or 11.82% increase in net interest income, and a $4,963 or 15.07% increase in noninterest income. These favorable changes were partially offset by a $2,077 or 37.45% increase in the provision for loan losses, a $10,206 or 11.42% increase in noninterest expense, and a $1,508 or 11.65% increase in the provision for income taxes.

   The increase in earnings from 1998 to 1999 was primarily due to a $7,219 or 7.82% increase in net interest income, and a $4,020 or 13.91% increase in noninterest income. These favorable changes were partially offset by an $8,739 or 10.84% increase in noninterest expense.

   Return on average stockholders' equity and average assets are key measures of earnings performance. Return on average stockholders' equity for 2000 was 12.95% compared to 13.13% in 1999, and 13.94% in 1998. Return on average assets for 2000 was .94% compared to .95% in 1999, and 1.01% in 1998.

   Table 1 provides a summary of the consolidated statements of income, financial condition and selected ratios for the last five years. A more detailed analysis of each component of Bancorporation's net income is included under the appropriate captions which follow.

                         TABLE 1: SUMMARY OF OPERATIONS
               (Dollars in thousands--except for per share data)

                                                                                       Five Year
                                                                                       Compound
                             2000        1999        1998        1997        1996     Growth Rate
                          ----------  ----------  ----------  ----------  ----------  -----------
Income Statement Data:
Interest income.........  $  209,820  $  175,414  $  165,371  $  151,137  $  134,217     12.20%
Interest expense........      98,491      75,856      73,032      65,474      57,552     12.97
                          ----------  ----------  ----------  ----------  ----------
Net interest income.....     111,329      99,558      92,339      85,663      76,665     11.54
Provision for loan
 losses.................       7,623       5,546       4,303       4,241       4,574     23.20
                          ----------  ----------  ----------  ----------  ----------
Net interest income
 after provision for
 loan losses............     103,706      94,012      88,036      81,422      72,091     10.91
                          ----------  ----------  ----------  ----------  ----------
Service charges and
 fees...................      37,859      32,919      28,871      24,730      21,465     13.95
Investment securities
 gains..................          31           8          36          51         792
                          ----------  ----------  ----------  ----------  ----------
Total noninterest
 income.................      37,890      32,927      28,907      24,781      22,257     13.97
                          ----------  ----------  ----------  ----------  ----------
Salaries and employee
 benefits...............      46,601      41,396      36,674      32,752      28,697     10.49
Other expense...........      52,953      47,952      43,935      39,906      36,376      9.35
                          ----------  ----------  ----------  ----------  ----------
Total noninterest
 expense................      99,554      89,348      80,609      72,658      65,073      9.87
                          ----------  ----------  ----------  ----------  ----------
Income before income
 taxes..................      42,042      37,591      36,334      33,545      29,275     16.81
Income tax expense......      14,453      12,945      12,716      11,775      10,321     16.35
                          ----------  ----------  ----------  ----------  ----------
Net income..............  $   27,589  $   24,646  $   23,618  $   21,770  $   18,954     17.05
                          ==========  ==========  ==========  ==========  ==========
Net income per common
 share..................  $    29.56  $    26.35  $    25.30  $    23.24  $    20.02     17.62
                          ==========  ==========  ==========  ==========  ==========
Book value per common
 share..................  $   246.17  $   208.77  $   185.41  $   166.95  $   139.21     16.38
                          ==========  ==========  ==========  ==========  ==========
Weighted average common
 shares outstanding.....     927,717     928,792     926,744     929,222     938,320      (.34)
                          ==========  ==========  ==========  ==========  ==========

Selected Ratios:
Return on average
 assets.................         .94%        .95%       1.01%       1.05%       1.04%
Return on average
 stockholders' equity...       12.95       13.13       13.94       15.02       15.52
Return on average common
 stockholders' equity...       13.14       13.36       14.22       15.37       15.95
Yield on average
 interest-earning assets
 (tax equivalent).......        4.20        4.23        4.36        4.54        4.62
Average loans to average
 deposits...............       84.92       80.59       78.35       76.68       75.89
Net loan losses to
 average loans..........         .21         .12         .14         .12         .19
Nonperforming loans to
 total loans............         .27         .18         .14         .19         .24
Allowance for loan
 losses to total loans..        1.78        1.78        1.80        1.83        1.85
Allowance for loan
 losses to nonperforming
 loans..................      699.72    1,092.87    1,259.16      956.98      770.44
Average stockholders'
 equity to average total
 assets.................        7.28        7.21        7.26        6.96        6.67
Common stockholders'
 equity to total
 assets.................        6.48        6.77        7.12        6.80        6.49
Total risk-based capital
 ratio..................       12.09       13.79       14.27       10.49       10.39
Tier 1 risk-based
 capital ratio..........       10.53       12.47       13.01        9.13        8.90
Tier 1 leverage ratio...        7.46        8.49        8.43        6.21        6.02

Selected average
 balances:
Total assets............  $2,929,158  $2,605,572  $2,332,634  $2,082,086  $1,831,195     12.13%
Interest-earning
 assets.................   2,683,993   2,385,884   2,148,348   1,918,921   1,691,031     12.21
Investment securities...     680,042     635,128     599,704     538,086     470,617      7.60
Loans...................   1,960,547   1,690,504   1,495,930   1,343,256   1,191,431     14.08
Deposits................   2,308,705   2,097,678   1,909,183   1,751,791   1,570,015      9.94
Noninterest-bearing
 deposits...............     420,016     374,992     331,466     294,929     259,709     13.08
Interest-bearing
 deposits...............   1,888,689   1,722,686   1,577,717   1,456,862   1,315,306      9.31
Interest-bearing
 liabilities............   2,271,342   2,029,000   1,815,346   1,627,301   1,440,619     11.71
Stockholders' equity....     213,105     187,744     169,422     144,961     122,110     15.37

Net interest income (Dollars in thousands)

   Net interest income represents the principal source of earnings for Bancorporation. Net interest income is the amount by which interest income exceeds interest expense and is the primary measure used to evaluate the management of interest-earning assets and interest-bearing liabilities.

   Table 2 compares consolidated average balance sheet items and analyzes net interest income on a tax equivalent basis for the years ended December 31, 2000, 1999 and 1998.

           TABLE 2: COMPARATIVE AVERAGE CONSOLIDATED BALANCE SHEETS
                            (Dollars in thousands)

                                                As of and For the Year Ended December 31,
                          --------------------------------------------------------------------------------------
                                      2000                         1999                         1998
                          ---------------------------- ---------------------------- ----------------------------
                           Average    Interest  Yield/  Average    Interest  Yield/  Average    Interest  Yield/
                           Balance   Inc/Exp(1)  Rate   Balance   Inc/Exp(1)  Rate   Balance   Inc/Exp(1)  Rate
                          ---------- ---------- ------ ---------- ---------- ------ ---------- ---------- ------
Interest-earning assets:
Loans(2)................  $1,960,547  $169,352   8.64% $1,690,504  $140,729   8.32% $1,495,930  $129,930   8.69%
Investment securities:
 Taxable................     653,901    37,052   5.67     609,374    30,918   5.07     572,155    31,599   5.52
 Non-taxable............      26,141     2,168   8.29      25,754     2,190   8.50      27,549     2,410   8.75
 Federal funds sold.....      43,404     2,692   6.20      60,252     2,953   4.90      49,064     2,551   5.20
 Other earning assets...         --        --     --          --        --     --        3,650       240   6.58
                          ----------  --------   ----  ----------  --------   ----  ----------  --------   ----
 Total interest-earning
  assets................   2,683,993   211,264   7.87%  2,385,884   176,790   7.41%  2,148,348   166,730   7.76%
                          ----------  --------         ----------  --------         ----------  --------
Noninterest-earning
 assets:
Cash and due from
 banks..................     114,517                      110,369                       88,473
Premises and equipment..      86,984                       81,751                       69,776
Other, less allowance
 for loan losses........      43,664                       27,568                       26,037
                          ----------                   ----------                   ----------
 Total noninterest-
  earning assets........     245,165                      219,688                      184,286
                          ----------                   ----------                   ----------
Total assets............  $2,929,158                   $2,605,572                   $2,332,634
                          ==========                   ==========                   ==========
Interest-bearing
 liabilities:
Deposits................  $1,888,689  $ 74,972   3.97  $1,722,686  $ 59,825   3.47  $1,577,717  $ 60,257   3.82
Short-term borrowings...     331,690    19,320   5.82     255,960    11,882   4.64     193,699     9,199   4.75
Long-term debt..........      50,963     4,199   8.24      50,354     4,149   8.24      43,930     3,576   8.14
                          ----------  --------   ----  ----------  --------   ----  ----------  --------   ----
 Total interest-bearing
  liabilities...........   2,271,342    98,491   4.34   2,029,000    75,856   3.74   1,815,346    73,032   4.02
                          ----------  --------   ----  ----------  --------   ----  ----------  --------   ----
Net interest spread.....                         3.53%                        3.67%                        3.74%
                                                 ====                         ====                         ====
Noninterest-bearing
 liabilities:
Demand deposits.........     420,016                      374,992                      331,466
Other liabilities.......      24,695                       13,836                       16,400
                          ----------                   ----------                   ----------
 Total noninterest-
  bearing liabilities...     444,711                      388,828                      347,866
Stockholders' equity....     213,105                      187,744                      169,422
                          ----------                   ----------                   ----------
Total liabilities and
 stockholders' equity...  $2,929,158                   $2,605,572                   $2,332,634
                          ==========                   ==========                   ==========
Net interest income.....              $112,773                     $100,934                     $ 93,698
                                      ========                     ========                     ========
Interest income to
 average earning
 assets.................                         7.87%                        7.41%                        7.76%
Interest expense to
 average earning
 assets.................                         3.67                         3.18                         3.40
                                                 ====                         ====                         ====
Net interest income to
 average earning
 assets.................                         4.20%                        4.23%                        4.36%
                                                 ====                         ====                         ====

--------
(1) Non-taxable interest income has been adjusted to a taxable equivalent rate by using the federal income tax rate of 35%.
(2) Nonaccrual loans are included in the average loan balances. Income on such loans is generally recognized on a cash basis.

   Net interest income on a tax equivalent basis increased $11,839 or 11.73% from $100,934 in 1999 to $112,773 in 2000. The increase was primarily attributable to the increased volume of average earning assets, since the net interest margin to average earning assets decreased from 4.23% in 1999 to 4.20% in 2000. Interest income on a tax equivalent basis increased $34,474 or 19.50% in 2000 primarily due to the increased volume of average earning assets. Average earning assets increased 12.49% to $2,683,993 or 91.63% of average assets in 2000, compared with $2,385,884 or 91.57% of average assets in 1999. Interest expense increased $22,635 or 29.84% in 2000 primarily due to an 11.94% increase in the volume of average interest-bearing liabilities from $2,029,000 in 1999 to $2,271,342 in 2000.

   The net interest margin, computed by dividing net interest income by average earning assets, reflects the impact of noninterest-bearing funds on net interest income. The net interest margin decreased from 4.23% in 1999 to 4.20% in 2000. The decrease was due to a decrease in the net interest spread, calculated as the difference between the yield on average interest-earning assets and the rate paid on interest-bearing liabilities. The net interest spread decreased from 3.67% in 1999 to 3.53% in 2000. The decrease in the net interest spread was offset by improvement in the net interest position to average interest-earning assets.

   The net interest position is the difference between average interest-earning assets and average interest- bearing liabilities. When expressed as a dollar amount, it represents the amount of average interest earning assets funded at a 0% cost of funds. When expressed as a percentage, it represents the percent of average interest- earning assets funded at a 0% cost of funds.

   The net interest position to average interest-earning assets improved from 14.96% in 1999 to 15.37% in 2000. This resulted in an increase in the gain from the net interest position (calculated by multiplying the cost of average interest-bearing liabilities by the net interest position to average interest-earning assets) from .56% in 1999 to .67% in 2000. This .11% improvement offset the .14% decline in the net interest spread, resulting in a .03% decline in the net interest margin.

   The net interest spread declined by .14% due to an increase in the cost of average interest-bearing liabilities from 3.74% in 1999 to 4.34% in 2000. The
 .60% increase in the cost of average interest-bearing liabilities was offset by a .46% increase in the yield on earning assets. The yield on earning assets increased from 7.41% in 1999 to 7.87% in 2000.

   The yield on average interest-earning assets increased due to the following factors: (1) increase in the yield on average loans of .32%, from 8.32% in 1999 to 8.64% in 2000 (2) increase in the mix of average loans to average interest-earning assets from 70.85% in 1999 to 73.04% in 2000 (replaced lower yielding investment securities and federal funds sold as a percent of average interest-earning assets) and (3) increase in the yields on average investment securities and federal funds sold. The two most significant contributors to the increase in the yield on loans were increases in yields on home equity and mortgage loans.

   The cost of average interest-bearing liabilities increased due to the following factors: (1) increase in the rate paid on average interest-bearing deposits of 50 basis points, from 3.47% in 1999 to 3.97% in 2000; partially offset by a decline in the mix of average interest-bearing deposits to average interest-bearing liabilities from 84.90% in 1999 to 83.15% in 2000 (2) increase in the rate paid on short-term borrowings (primarily repurchase agreements) of 1.19%, from 4.64% in 1999 to 5.83% in 2000 (3) increase in the mix of average short-term borrowings to average interest-bearing liabilities from 12.62% in 1999 to 14.60% in 2000 (replaced lower rates on interest-bearing deposits with higher rates on short-term borrowings as a percent of interest-bearing liabilities).

   The increase in rates paid on interest-bearing deposits was primarily due to increase in rates paid on CDs. Increases on rates paid on CDs were in response to competitive factors. Short-term borrowings are mostly comprised of repurchase agreements tied to a floating index. The index increased during a majority of 2000, causing the rate paid on average short-term borrowings to increase. Table 3 shows the impact of balance sheet changes which occurred during 2000 and 1999, and the changes in yields and rates.

   Net interest income on a tax equivalent basis for 1999 increased $7,236 or 7.72% from 1998. The increase was primarily attributable to an increase in the volume of interest-earning assets which was offset by a decrease in net interest margin. The net interest margin decreased 13 basis points from 4.36% in 1998 to 4.23% in 1999. Average earning assets increased 11.06% to $2,385,884 or 91.57% of average total assets in 1999, compared with $2,148,348 or 92.10% in 1998. Interest expense increased $2,824 or 3.87% in 1999 primarily due to a $213,654 or 11.77% increase in interest-bearing liabilities.

           TABLE 3: TAXABLE EQUIVALENT RATE/VOLUME VARIANCE ANALYSIS
                            (Dollars in thousands)

                                                      2000 compared to 1999       1999 compared to 1998
                                                    --------------------------- ----------------------------
                                                      Change Due                  Change Due
                                                        To(1)                        To(1)
                                                    ---------------     Net     ----------------     Net
                                                    Yield/            Increase  Yield/             Increase
                           2000     1999     1998    Rate   Volume   (Decrease)  Rate    Volume   (Decrease)
                         -------- -------- -------- ------  -------  ---------- -------  -------  ----------
Interest income(2):
Loans(3)................ $169,352 $140,729 $129,930 $5,291  $23,332   $28,623   $(5,480) $16,279   $10,799
Investment securities:
 Taxable................   37,052   30,918   31,599  3,612    2,522     6,134    (2,573)   1,892      (681)
 Non-taxable............    2,168    2,190    2,410    (54)      32       (22)      (67)    (153)     (220)
                         -------- -------- -------- ------  -------   -------   -------  -------   -------
 Total investment
  securities............   39,220   33,108   34,009  3,558    2,554     6,112    (2,640)   1,739      (901)
Other earning assets....      --       --       240    --       --        --        --      (240)     (240)
Federal funds sold......    2,692    2,953    2,551    784   (1,045)     (261)     (146)     548       402
                         -------- -------- -------- ------  -------   -------   -------  -------   -------
Total interest-earning
 assets................. $211,264 $176,790 $166,730 $9,633  $24,841   $34,474   $(8,266) $18,326   $10,060
                         -------- -------- -------- ------  -------   -------   -------  -------   -------
Interest expense:
 NOW accounts........... $  9,924 $  9,536 $  8,871 $ (145) $   533   $   388   $  (705) $ 1,370   $   665
 Market rate savings....    9,331   10,076    9,981   (273)    (472)     (745)     (573)     668        95
 Other accounts.........      305      372      467    (33)     (34)      (67)      (75)     (20)      (95)
 Time deposits in excess
  of $100 thousand......    9,348    6,353    7,154  1,774    1,221     2,995      (771)     (30)     (801)
 Other time deposits....   46,064   33,488   33,784  5,292    7,284    12,576    (2,481)   2,185      (296)
                         -------- -------- -------- ------  -------   -------   -------  -------   -------
 Total deposits......... $ 74,972 $ 59,825 $ 60,257 $6,615  $ 8,532   $15,147   $(4,605) $ 4,173   $  (432)
Short-term borrowings...   19,320   11,882    9,199  3,024    4,414     7,438      (206)   2,889     2,683
Long-term debt..........    4,199    4,149    3,576    --        50        50        44      529       573
                         -------- -------- -------- ------  -------   -------   -------  -------   -------
Total interest-bearing
 liabilities............ $ 98,491 $ 75,856 $ 73,032 $9,639  $12,996   $22,635   $(4,767) $ 7,591   $ 2,824
                         -------- -------- -------- ------  -------   -------   -------  -------   -------
Net interest income..... $112,773 $100,934 $ 93,698 $   (6) $11,845   $11,839   $(3,499) $10,735   $ 7,236
                         ======== ======== ======== ======  =======   =======   =======  =======   =======

--------
(1) Rate-volume changes have been allocated to each category based on the percentage of each to the total change.
(2) Non-taxable interest income has been adjusted to a taxable equivalent rate using the federal income tax rate of 35%.
(3) Balances of nonaccrual loans and related cash basis income have been included for computational purposes.

Noninterest income (Dollars in thousands)

   Noninterest income for Bancorporation primarily consists of service charges on deposit accounts, credit card processing fees, trust fees, mortgage servicing fees and fees generated from other bank-related activities. Table 4 provides a comparison for the various components of noninterest income for the years ended December 31, 2000, 1999 and 1998.

                          TABLE 4: NONINTEREST INCOME
                            (Dollars in thousands)

                                               Year Ended December 31,
                                       ---------------------------------------
                                               Percent         Percent
                                        2000   Change   1999   Change   1998
                                       ------- ------- ------- ------- -------
Service charges on deposit accounts... $21,661  14.02% $18,998  16.05% $16,371
Commission and fees from fiduciary
 activities...........................   2,585  27.84    2,022  32.07    1,531
Fees for other customer services......   2,388   3.78    2,301   3.70    2,219
Mortgage servicing....................   2,225   1.46    2,193   (.81)   2,211
Bankcard..............................   4,748  17.18    4,052  25.06    3,240
Insurance premiums earned.............   2,047  12.78    1,815  (3.41)   1,879
Other.................................   2,236  44.63    1,546   6.18    1,456
                                       -------  -----  -------  -----  -------
 Total................................ $37,890  15.07% $32,927  13.91% $28,907
                                       =======  =====  =======  =====  =======

   The 15.07% increase in noninterest income in 2000 compared to 1999 is primarily attributed to increases in service charges, bankcard processing fees and trust fees comprising 54%, 14% and 11% of the total increase in noninterest income, respectively. As a percent of average total assets these sources of noninterest income were .74%, .16% and .09%, respectively in 2000, compared to .73%, .16% and .08%, respectively in 1999. Additionally, Exchange contributed $737 in noninterest income in 2000, compared to $78 in 1999.

   The increase in service charges is attributable to strong deposit growth. Average deposits increased 10.06% in 2000 over 1999. Bankcard income represents fees charged for processing merchant credit card sales. The increase in bankcard discount is due to increased merchant activity in 2000 compared to 1999. Trust fees increased in 2000 due to growth in the number and volume of trust accounts.

   The 13.91% increase in noninterest income in 1999 compared to 1998 is primarily attributed to increases in service charges, bankcard processing fees and trust fees comprising 65%, 20% and 12% of the total increase in noninterest income, respectively. Exchange earned $78 in noninterest income from the date of acquisition through December 31, 1999.

Noninterest expense (Dollars in thousands)

   Noninterest expense for Bancorporation primarily consists of salaries and employee benefits, net occupancy expense, furniture and equipment expense, data processing fees and amortization of intangibles. Table 5 provides a comparison of the various components of noninterest expense for the years ended December 31, 2000, 1999 and 1998.

                         TABLE 5: NONINTEREST EXPENSE
                            (Dollars in thousands)

                                               Year Ended December 31,
                                       ----------------------------------------
                                               Percent         Percent
                                        2000   Change   1999   Change    1998
                                       ------- ------- ------- -------  -------
Salaries and employee benefits........ $46,601  12.57% $41,396  12.88%  $36,674
Net occupancy expense.................   6,496   6.95%   6,074  11.59     5,443
Furniture and equipment expense.......   6,642  (3.52)   6,884  23.06     5,594
Amortization of intangibles...........   6,649  22.61    5,423 (21.25)    6,886
Bankcard processing fees..............   4,853  10.95    4,374  18.28     3,698
Data processing fees..................   8,007  13.03    7,084   8.32     6,540
Professional services.................   2,070  (8.53)   2,263  37.15     1,650
Other.................................  18,236  15.05   15,850  12.22    14,124
                                       -------  -----  ------- ------   -------
 Total................................ $99,554  11.42% $89,348  10.84%  $80,609
                                       =======  =====  ======= ======   =======

   The 11.42% increase in noninterest expense in 2000 compared to 1999 is primarily attributable to increases in salary and employee benefits expense, amortization of intangibles, data processing fees and other expense. Together these increases represent approximately 95% of the total increase of $10,206 from 1999 to 2000. These increases are partially offset by the 8.53% decrease in professional services. In 2000, noninterest expense to average total assets was 3.40% compared to 3.43% in 1999.

   Salaries and employee benefits increased 12.57% primarily due to an investment in new personnel in 2000 and the addition of several new branches in 2000. Full time equivalent employees were 1,375 and 1,176 at December 31, 2000 and 1999, respectively, an increase in the workforce of 16.92%. Merit increases and increased contributions to fund Bancorporation's benefit plans also contributed to the increase. Salaries and employee benefits as a percent of average assets remained constant in 2000 compared to 1999 at 1.59%.

   Amortization on intangibles increased 22.61% in 2000 compared to 1999. The increase during 2000 was due to increased goodwill amortization related to the 1999 acquisition of Exchange (3 months of amortization in 1999 compared to 12 months in 2000). Additionally, during 2000, 11 branches were purchased from other financial institutions increasing amortization expense in 2000 compared to 1999.

   The increase in data processing fees in 2000 compared to 1999 was due to on-going growth realized by Bancorporation. Data processing fees to average assets was .27% in 2000 and 1999. Other noninterest expense categories increased due to the on-going growth of Bancorporation.

   The 10.84% increase in noninterest expense from 1998 to 1999 was primarily due to increased salaries and employee benefits expense, net occupancy expense and furniture and fixtures expense. Salary and employee benefits increased primarily due to an investment in new personnel in 1999 and the addition of Exchange staff from August 20, 1999 to December 31, 1999. Net occupancy expense and furniture and equipment expense increased primarily due to higher depreciation, increased maintenance expense and the addition of Exchange from August 20, 1999 to December 31, 1999. Other expense categories increased due to the on-going growth realized by Bancorporation.

Income taxes (Dollars in thousands)

   Total income tax expense included in the Consolidated Statements of Income was $14,453, $12,945 and $12,716 for the years ended December 31, 2000, 1999 and 1998, respectively. The effective tax rates in those years were 34.4%, 34.4% and 35.0%, respectively.

   Income taxes computed at the statutory rate are reduced primarily by the interest earned on state and municipal debt securities and obligations (which are exempt from federal taxes) and other items permanently included or excluded from taxable income. Interest on these securities fluctuates from year to year causing the change in the effective tax rate.

FINANCIAL CONDITION

Investment securities (Dollars in thousands)

   As of December 31, 2000 the investment portfolio totaled $740,519, compared to $562,992 as of December 31, 1999. The increase in the investment portfolio was due to a shift from federal funds sold and cash to provide for Y2K liquidity at the end of 1999 to investment securities in 2000. Bancorporation continues to invest primarily in short-term U.S. Government obligations, thereby minimizing credit, interest rate and liquidity risk. The portfolio was comprised of 92.59% and 90.30% U.S. Government obligations at December 31, 2000 and 1999, respectively. The remainder of the investment portfolio principally consists of municipal notes, bonds and equity securities.

   Average investment securities as a percentage of average earning assets decreased from 26.62% as of December 31, 1999, to 25.34% as of December 31, 2000, with the decrease occurring primarily in investments in U. S. Government obligations. The decrease in the percentage of investment securities to earning assets was offset by an increase in loans to earning assets. Investment securities remain the second largest component of interest-earning assets.

   The weighted average maturity of U.S. Government obligations held in the portfolio was 11.4 months at December 31, 2000, as compared to 12.4 months at December 31, 1999. The weighted average maturity of State and Political obligations held in the portfolio was 52.7 months at December 31, 2000, as compared to 66.8 months at December 31, 1999. The amortized cost and estimated fair value of debt securities at December 31, 2000 and 1999, are shown in Table 6.

   Investment securities available-for-sale are held for expected liquidity requirements and asset/liability management. Such securities, recorded at fair value, were $707,000 or 95.47% of the total investment portfolio at December 31, 2000, compared with $522,326 or 92.78% at December 31, 1999. The unrealized gain on investment securities available-for-sale was $18,785 and $5,645 at December 31, 2000 and 1999, respectively. The increase in available-for-sale securities as a percentage of the total investment portfolio is due to the increase in U.S. Government obligations and the unrealized gain on investment securities available-for-sale.

   Investment securities held-to-maturity recorded at amortized cost totaled $33,519 or 4.53% of the total investment portfolio at December 31, 2000, compared to $40,666 or 7.22% at December 31, 1999. The estimated fair value of such securities exceeded their amortized cost by $119 or .36% at December 31 ,2000. The amortized cost of such securities exceeded their estimated fair value by $211 or .52% at December 31, 1999.

                         TABLE 6: INVESTMENT SECURITIES
                             (Dollars in thousands)

                                       2000                     1999                1998
                          ------------------------------ ------------------- -------------------
                                    Estimated  Taxable             Estimated           Estimated
                          Amortized   Fair    Equivalent Amortized   Fair    Amortized   Fair
                            Cost      Value     Yield*     Cost      Value     Cost      Value
                          --------- --------- ---------- --------- --------- --------- ---------
Held-To-Maturity:
U. S. government
 obligations:
 Within one year........  $  5,999  $  5,989     5.19%   $  1,750  $  1,751  $298,688  $300,485
 One to five years......     3,953     3,950     5.93       8,497     8,311   267,404   268,459
 Five to ten years......       500       492     6.81         500       468       --        --
                          --------  --------     ----    --------  --------  --------  --------
  Total.................    10,452    10,431     5.55      10,747    10,530   566,092   568,944
                          --------  --------     ----    --------  --------  --------  --------
Obligations of states
 and political
 subdivisions:
 Within one year........     2,921     2,928     6.17       2,513     2,519     1,793     1,798
 One to five years......    11,438    11,498     5.76      13,048    13,089    10,173    10,252
 Five to ten years......     3,755     3,820     6.33       8,925     8,875     5,474     5,679
 Over ten years.........     4,709     4,709     7.45       5,022     5,023     7,123     7,145
                          --------  --------     ----    --------  --------  --------  --------
  Total.................    22,823    22,955     6.25      29,508    29,506    24,563    24,874
                          --------  --------     ----    --------  --------  --------  --------
Other securities:
 Within one year........         5         1     8.66         120       121       --        --
 One to five years......         5         3     7.61          29        24       260       259
 Five to ten years......        50        48     5.95          50        45        50        50
 Over ten years.........       184       200     5.49         212       229       321       342
                          --------  --------     ----    --------  --------  --------  --------
  Total.................       244       252     5.69         411       419       631       651
                          --------  --------     ----    --------  --------  --------  --------
Total Held-To-Maturity..    33,519    33,638     6.03      40,666    40,455   591,286   594,469
                          ========  ========     ====    ========  ========  ========  ========
Available-For-Sale:
U. S. government
 obligations:
 Within one year........   332,693   333,293     5.70     267,388   265,845       --        --
 One to five years......   339,236   341,926     6.38     233,441   231,562       --        --
                          --------  --------     ----    --------  --------  --------  --------
  Total.................   671,929   675,219     6.04     500,829   497,407       --        --
                          --------  --------     ----    --------  --------  --------  --------
Obligations of states
 and political
 subdivisions:
 Five to ten years......       --        --       --            5         5       --        --
                          --------  --------     ----    --------  --------  --------  --------
Other securities:
 Five to ten years......       465       488     7.46         --        --        --        --
                          --------  --------     ----    --------  --------  --------  --------
Marketable equity
 securities.............    15,813    31,293       NM      15,844    24,914    19,624    32,542
                          --------  --------     ----    --------  --------  --------  --------
Total Available-For-
 Sale...................   688,207   707,000     6.03     516,678   522,326    19,624    32,542
                          ========  ========     ====    ========  ========  ========  ========
  Total portfolio.......  $721,726  $740,638     6.01    $557,344  $562,781  $610,910  $627,011
                          ========  ========     ====    ========  ========  ========  ========

--------
* Taxable equivalent yield was calculated using the incremental statutory federal income tax rate of 35%.
NM--Not meaningful

Loans (Dollars in thousands)

   Loans comprise the largest portion of earning assets of Bancorporation, with average loans accounting for 73.05% and 70.85% of average earning assets as of December 31, 2000 and 1999, respectively. Gross loans increased $227,351 or 12.26% to $2,081,871 as of December 31, 2000, from $1,854,520 as of
December 31, 1999. Of the total increase, $66,039 represented loans obtained in branch acquisitions. The remaining loan growth of $161,312 represents an internal growth rate for loans of 10.95%. Most of the increase in loans was attributable to an increase in loans secured by 1-4 family residential properties, which increased $77,601 or 9.48%, followed by loans to individuals for household, family and other personal expenditures, which increased $57,245 or 13.71%. The composition of the loan portfolio at December 31 for the last five years is presented in Table 7. Bancorporation desires to make business loans for productive purposes where the business has adequate capital and management expertise to succeed. Consumer loans are granted for many purposes, provided that underwriting criteria are met. The ability and willingness of the borrower to repay debt are the primary factors considered in granting credit. Repayment ability is established by review of past and future cash flow coverage for businesses and debt-to-income ratio for consumers. The willingness of the borrower to repay debt is reviewed through trade credit for businesses and credit bureau reports and other traditional methods for consumers. Collateral guarantees, loan-to-value ratios and loan terms are based on industry and/or regulatory standards depending on loan purpose and the composition of collateral provided.

                      TABLE 7: LOAN PORTFOLIO COMPOSITION
                            (Dollars in thousands)

                                                               December 31,
                         ---------------------------------------------------------------------------------------------
                               2000               1999               1998               1997               1996
                         -----------------  -----------------  -----------------  -----------------  -----------------
                                     % of               % of               % of               % of               % of
                           Amount   Gross     Amount   Gross     Amount   Gross     Amount   Gross     Amount   Gross
                         ---------- ------  ---------- ------  ---------- ------  ---------- ------  ---------- ------
Real estate--
 construction..........  $   44,910   2.16% $   49,254   2.66% $   38,138   2.42% $   23,837   1.67% $   18,228   1.44%
Real estate--mortgage..     896,408  43.06     818,807  44.15     720,887  45.83     617,117  43.20     555,149  43.72
Real estate--
 commercial............     409,563  19.67     345,116  18.61     297,918  18.94     272,520  19.08     236,800  18.65
Loans for purchasing
 and carrying
 securities............         309    .01       1,283    .07         643    .04         817    .06         681    .05
Loans to farmers.......      11,341    .54       8,643    .47       8,984    .57       7,917    .55       6,806    .54
Commercial and
 industrial loans......     196,041   9.42     174,556   9.41     140,541   8.93     128,584   9.00     102,404   8.06
Loans to individuals
 for household, family
 and other personal
 expenditures..........     474,848  22.81     417,603  22.52     337,051  21.43     356,612  24.97     337,589  26.59
Other loans............      48,451   2.33      39,258   2.11      28,907   1.84      21,033   1.47      12,122    .95
                         ---------- ------  ---------- ------  ---------- ------  ---------- ------  ---------- ------
Total loans............  $2,081,871 100.00% $1,854,520 100.00% $1,573,069 100.00% $1,428,437 100.00% $1,269,779 100.00%
                         ========== ======  ========== ======  ========== ======  ========== ======  ========== ======

                     TABLE 8: SELECTED LOAN MATURITIES AND
                 INTEREST RATE SENSITIVITY--DECEMBER 31, 2000
                            (Dollars in thousands)

                                                             Over 1
                                                   1 year  through 5   Over 5
                                         Total    or less    years     years
                                       ---------- -------- ---------- --------
Type of Loan:
 Construction and land development.... $   44,910 $ 33,409 $   11,501 $    --
 Commercial, financial and
  agricultural........................    665,705  164,053    416,476   85,176
 Real estate, individual and other....  1,371,256  191,260  1,036,858  143,138
                                       ---------- -------- ---------- --------
  Total............................... $2,081,871 $388,722 $1,464,835 $228,314
                                       ========== ======== ========== ========
Rate Sensitivity for Loans (over one
 year):
 Fixed interest rates................. $1,382,568          $1,180,178 $202,390
 Floating or adjustable interest
  rates...............................    310,581             284,657   25,924
                                       ----------          ---------- --------
  Total............................... $1,693,149          $1,464,835 $228,314
                                       ==========          ========== ========

Allowance for loan losses (Dollars in thousands)

   An analysis of activity in the allowance for loan losses as of December 31 for the past five years is presented in Table 9. The allowance for loan losses is maintained through charges to the provision for loan losses. Loan charge-offs and recoveries are charged or credited directly to the allowance for loan losses.

   It is the policy of Bancorporation to maintain an allowance for loan losses which is adequate to absorb probable losses inherent in the loan portfolio. Management believes that the provision taken in 2000 was appropriate to provide an allowance for loan losses which considers the past experience of charge-offs, the level of past due and nonaccrual loans, the size and mix of the loan portfolio, credit classifications and general economic conditions in Bancorporation's market areas.

                      TABLE 9: ALLOWANCE FOR LOAN LOSSES
                            (Dollars in thousands)

                                         2000    1999    1998    1997    1996
                                        ------- ------- ------- ------- -------
Beginning allowance for loan losses.... $32,972 $28,306 $26,135 $23,483 $21,153
Charge-offs:
 Commercial, financial and
  agricultural.........................   1,302     689   1,080     685   1,188
 Real estate--mortgage.................     967     398     698     563     506
 Installment loans to individuals......   3,239   2,288   2,078   2,037   1,660
 All other loans.......................      66       8      13       6     --
                                        ------- ------- ------- ------- -------
  Total charge-offs....................   5,574   3,383   3,869   3,291   3,354
                                        ------- ------- ------- ------- -------
Recoveries:
 Commercial, financial and
  agricultural.........................     240     170     728     384     259
 Real estate--mortgage.................     451     538     621     920     498
 Installment loans to individuals......     690     675     388     398     353
 All other loans.......................      30       7     --      --      --
                                        ------- ------- ------- ------- -------
  Total recoveries.....................   1,411   1,390   1,737   1,702   1,110
                                        ------- ------- ------- ------- -------
  Total net charge-offs................   4,163   1,993   2,132   1,589   2,244
Provision for loan losses..............   7,623   5,546   4,303   4,241   4,574
Reserves related to acquisitions.......     569   1,113     --      --      --
                                        ------- ------- ------- ------- -------
Ending allowance for loan losses....... $37,001 $32,972 $28,306 $26,135 $23,483
                                        ======= ======= ======= ======= =======

   Bancorporation manages credit risk through a variety of methods including credit scoring, establishing loan type parameters and underwriting standards. In addition, credit management is centralized using a standardized system of controls and subjecting the portfolio to detailed credit reviews by individuals independent of the lending function.

   The allowance for loan losses as a percent of gross loans at December 31, 2000 was consistent with December 31, 1999 at 1.78%.

   Net charge-offs for the year ended December 31, 2000, totaled $4,163, or .21% of average loans, an increase of $2,170 from $1,993 or .12% of average loans in 1999. Recoveries represented .07% of average loans for the year ended December 31, 2000, versus .08% for the year ended December 31, 1999.

   The increase in the provision for loan losses during 2000 was primarily attributable to loan growth during the year and to changes in the risk profile of the portfolio. The provision for loan losses was made to reflect potential losses inherent in the loan portfolio and was not attributable to individual loans for which management believed specific accruals were necessary at December 31, 2000.

   In 1999, Bancorporation implemented an allowance analysis under which a range of potential losses inherent in the loan portfolio was established. For its allowance methodology, Bancorporation establishes a range of potential loss by estimating the allowance under several different methods including peer analysis, historical loss analysis, collateral stratification, industry stratification, industry standards and geographic stratification. In determining the relevance of the range, qualitative factors such as micro and macro economic conditions and trends in portfolio composition were considered. At December 31, 2000, Bancorporation's allowance for loan losses of $37,001 fell within the range indicated by the methods listed above.

   Table 10 presents an allocation of the allowance for loan losses by different loan categories. The allocation is based on a number of qualitative factors (e.g., perceived level of risk associated with the related industry, collateral, geographic and economic conditions), and the amounts presented are not necessarily indicative of actual amounts which will be charged to any particular category. The total allowance is available to absorb potential losses in any category of loans.

               TABLE 10: ALLOCATION OF ALLOWANCE FOR LOAN LOSSES
                            (Dollars in thousands)

                                                          December 31,
                         -----------------------------------------------------------------------------------
                              2000             1999             1998             1997             1996
                         ---------------  ---------------  ---------------  ---------------  ---------------
                                 Percent          Percent          Percent          Percent          Percent
                                   of               of               of               of               of
                         Amount   loans   Amount   loans   Amount   loans   Amount   loans   Amount   loans
                         ------- -------  ------- -------  ------- -------  ------- -------  ------- -------
Real estate--
 construction........... $   746   2.16%  $   837   2.66%  $   100   2.42%  $   100   1.67%  $   100   1.44%
Real estate--mortgage...  21,679  62.73    14,222  62.76     8,426  64.77     8,402  62.28     7,255  62.37
Installment loans to
 individuals............   7,882  22.81    10,526  22.52     7,617  21.43     6,595  24.97     2,579  26.59
Commercial, financial
 and agricultural.......   4,252  12.30     5,571  12.06     2,131  11.38     2,124  11.08     1,814   9.60
Unallocated.............   2,442    --      1,816    --     10,032    --      8,914    --     11,735    --
                         ------- ------   ------- ------   ------- ------   ------- ------   ------- ------
 Total.................. $37,001 100.00%  $32,972 100.00%  $28,306 100.00%  $26,135 100.00%  $23,483 100.00%
                         ======= ======   ======= ======   ======= ======   ======= ======   ======= ======

                      TABLE 11: ANALYSIS OF ASSET QUALITY
                            (Dollars in thousands)

                              2000             1999              1998             1997            1996
                         --------------  ----------------  ----------------  --------------  --------------
                                  % of             % of              % of             % of            % of
                                 total            total             total            total           total
                         Amount  loans   Amount   loans    Amount   loans    Amount  loans   Amount  loans
                         ------- ------  ------- --------  ------- --------  ------- ------  ------- ------
Nonperforming assets:
Nonaccrual loans........ $ 5,288    .25  $ 3,017      .16  $ 2,248      .14  $ 2,653    .18  $ 2,920    .23
Restructured loans......     --     --       --       --       --       --        78    .01      128    .01
                         ------- ------  ------- --------  ------- --------  ------- ------  ------- ------
 Total nonperforming
  loans.................   5,288    .25    3,017      .16    2,248      .14    2,731    .19    3,048    .24
Other real estate
 owned..................     223    .01      151      .01      402      .03      572    .04      518    .04
                         ------- ------  ------- --------  ------- --------  ------- ------  ------- ------
 Total nonperforming
  assets................ $ 5,511    .26  $ 3,168      .17  $ 2,650      .17  $ 3,303    .23  $ 3,566    .28
                         ======= ======  ======= ========  ======= ========  ======= ======  ======= ======
Accruing loans 90 days
 past due............... $ 3,613    .17  $ 2,330      .13  $ 1,522      .10  $ 1,497    .10  $ 2,261    .18
                         ======= ======  ======= ========  ======= ========  ======= ======  ======= ======
Nonperforming assets by
 type:
Commercial, financial
 and agricultural....... $   867    .04  $   982      .05  $   391      .02  $   463    .03  $   559    .04
Consumer................      45    .00       19      .00       85      .01       26    .00       83    .01
Real estate.............   4,349    .21    2,016      .11    1,772      .11    2,242    .16    2,406    .19
Other...................      27    .00      --       --       --       --       --     --       --     --
                         ------- ------  ------- --------  ------- --------  ------- ------  ------- ------
 Total nonperforming
  loans.................   5,288    .25    3,017      .16    2,248      .14    2,731    .19    3,048    .24
Other real estate
 owned..................     223    .01      151      .01      402      .03      572    .04      518    .04
                         ------- ------  ------- --------  ------- --------  ------- ------  ------- ------
 Total.................. $ 5,511    .26  $ 3,168      .17  $ 2,650      .17  $ 3,303    .23  $ 3,566    .28
                         ======= ======  ======= ========  ======= ========  ======= ======  ======= ======
Asset quality ratios:
Reserve to year-end
 loans..................           1.78%             1.78%             1.80%           1.83%           1.85%
Net charge-offs to
 average loans..........            .21               .12               .14             .12             .19
Coverage ratio..........         699.72          1,092.87          1,259.16          956.98          770.44

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

Intangible assets (Dollars in thousands)

   As of December 31, 2000, intangible assets totaled $52,218, representing a $32,962 net increase from $19,256 as of December 31, 1999. The primary reason for the increase in 2000 was due to recording $38,771 in goodwill upon the acquisition of eleven branches from other financial institutions. For the year ended December 31, 2000, amortization expense related to intangible assets increased by $1,226 (or 22.61%).

                          TABLE 12: INTANGIBLE ASSETS
                            (Dollars in thousands)

                                                  December 31,
                         --------------------------------------------------------------
                                 2000                 1999                 1998
                         -------------------- -------------------- --------------------
                         Balance Amortization Balance Amortization Balance Amortization
                         ------- ------------ ------- ------------ ------- ------------
Goodwill................ $49,388    $5,925    $16,541    $4,698    $14,519    $5,808
Deposit based premium...     --        --         --        --         --        596
Mortgage servicing
 rights.................   2,830       724      2,715       725      2,648       482
                         -------    ------    -------    ------    -------    ------
 Total.................. $52,218    $6,649    $19,256    $5,423    $17,167    $6,886
                         =======    ======    =======    ======    =======    ======

Funding sources (Dollars in thousands)

   Bancorporation's primary source of funds is its deposit base. Average deposits increased 10.06% to $2,308,705 as of December 31, 2000, from $2,097,678 as of December 31, 1999. As of December 31, 2000, total deposits increased $333,196 to $2,555,229, or 15.00%. Acquisitions during 2000 accounted for $256,429 or 76.96% of deposit growth.

   Core deposits finance loan and investment activity. Core deposits are defined as demand deposits, savings, NOW, money market accounts and certificates of deposit under $100 thousand. As of December 31, 2000, $2,361,906 or 92.43% of total deposits of $2,555,229 were considered core deposits. As of December 31, 1999, $2,081,842 or 93.69% of total deposits of $2,222,033 were considered core deposits.

   Purchased funds, which consist of large time deposits and short-term borrowings, are another source of funds. As of December 31, 2000, large time deposits increased $53,132 or 37.90% to $193,323 compared to $140,191 as of December 31, 1999. Short-term borrowings, which consist primarily of federal funds purchased and securities sold under agreements to repurchase, averaged $331,690 in 2000 compared to $255,960 in 1999, an increase of 29.6%.

   On March 24, 1998, Bancorporation, through FCB/SC Capital Trust I issued $50,000 of 8.25% capital securities due on March 15, 2028. The balance of the securities can be prepaid, subject to possible regulatory approval, in whole or part at any time on or after March 15, 2008. The capital securities qualify for inclusion in Tier I capital for regulatory capital adequacy purposes.

   Tables 13, 14, 15 and 16 provide additional information regarding major funding sources and funding uses.

                      TABLE 13: SOURCES AND USES OF FUNDS
                             (Dollars in thousands)

                                                     December 31,
                                         --------------------------------------
                                                2000                1999
                                         ------------------  ------------------
                                          Average             Average
                                          Balance   Percent   Balance   Percent
                                         ---------- -------  ---------- -------
Composition of sources:
Demand deposits......................... $  420,016  14.34%  $  374,992  14.39%
NOW accounts............................    600,838  20.51      570,874  21.91
Money market accounts...................    303,637  10.37      318,980  12.24
Time deposits...........................    984,214  33.60      832,832  31.96
Short-term borrowings...................    331,690  11.33      255,960   9.82
Long-term borrowings....................        963    .03          354    .01
Trust preferred.........................     50,000   1.70       50,000   1.92
Other liabilities.......................     24,695    .84       13,836    .53
Stockholders' equity....................    213,105   7.28      187,744   7.22
                                         ---------- ------   ---------- ------
 Total sources.......................... $2,929,158 100.00%  $2,605,572 100.00%
                                         ========== ======   ========== ======
Composition of uses:
Loans................................... $1,960,547  66.93%  $1,690,504  64.88%
Investment securities...................    680,042  23.22      635,128  24.38
Other interest-earning assets...........     43,404   1.48       60,252   2.31
                                         ---------- ------   ---------- ------
 Total interest-earning assets..........  2,683,993  91.63    2,385,884  91.57
Noninterest-earning assets..............    245,165   8.37      219,688   8.43
                                         ---------- ------   ---------- ------
 Total uses............................. $2,929,158 100.00%  $2,605,572 100.00%
                                         ========== ======   ========== ======

               TABLE 14: TIME DEPOSITS OF $100 THOUSAND AND OVER
                             (Dollars in thousands)

                                                          December 31,
                                                   ----------------------------
                                                     2000      1999      1998
                                                   --------  --------  --------
3 months or less.................................. $ 72,412  $ 22,553  $ 57,792
Over 3 months through 6 months....................   35,809    55,326    41,244
Over 6 months through 12 months...................   36,365    52,181    27,979
Over 12 months....................................   48,737    10,131    11,927
                                                   --------  --------  --------
 Total............................................ $193,323  $140,191  $138,942
                                                   ========  ========  ========
Percent of total deposits.........................     7.57%     6.31%     6.82%

                          TABLE 15: DEPOSIT ANALYSIS
                            (Dollars in thousands)

                                         Year ended December 31,
                         --------------------------------------------------------
                                2000               1999               1998
                         ------------------ ------------------ ------------------
                          Average   Average  Average   Average  Average   Average
                          Balance    Rate    Balance    Rate    Balance    Rate
                         ---------- ------- ---------- ------- ---------- -------
Demand deposits......... $  420,016   --    $  374,991   --    $  331,466   --
NOW accounts............    586,998  1.69%     555,479  1.72%     475,669  1.86%
Market rate savings.....    303,637  3.07      318,980  3.16      297,847  3.35
Regular and premium
 savings................     13,840  2.20       15,395  2.42       16,240  2.88
Time deposits of $100
 thousand & over........    155,542  6.01      135,203  4.70      135,845  5.27
Other time deposits.....    828,672  5.56      697,630  4.80      652,116  5.18
                         ----------         ----------         ----------
Total................... $2,308,705         $2,097,678         $1,909,183
                         ==========         ==========         ==========

               TABLE 16: FEDERAL FUNDS PURCHASED AND SECURITIES
                 SOLD UNDER AGREEMENTS TO REPURCHASE ANALYSIS
                            (Dollars in thousands)

                                       2000           1999           1998
                                   -------------  -------------  -------------
                                    Amount  Rate   Amount  Rate   Amount  Rate
                                   -------- ----  -------- ----  -------- ----
At year-end*:
 Securities sold under agreements
  to repurchase................... $369,218 5.45% $230,904 5.05% $204,702 4.39%
                                   ========       ========       ========
Average for the year:
 Federal funds purchased.......... $  5,282 7.00  $  2,032 5.59  $  2,934 5.97
 Securities sold under agreements
  to repurchase...................  322,979 5.80   250,835 4.63   189,720 4.73
                                   --------       --------       --------
  Total........................... $328,261 5.83  $252,867 4.64  $192,654 4.75
                                   ========       ========       ========
Maximum month-end balance:
 Federal funds purchased.......... $ 33,000       $ 11,700       $  4,400
 Securities sold under agreements
  to repurchase...................  363,288        283,220        236,278

--------
*  There were no federal funds purchased at year-end in the reported years.

Capital resources (Dollars in thousands)

   The Federal Reserve Board and the Federal Deposit Insurance Corporation have issued risk-based capital guidelines for United States banking corporations. The objective of these guidelines is to provide a uniform capital measurement that is sensitive to variations in risk profiles of banking corporations.

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

   Bancorporation maintains a strong level of capital as a margin of safety for its depositors and stockholders, as well as to provide for future growth. At December 31, 2000, stockholders' equity was $233,693 versus $200,073 at December 31, 1999, an increase of 16.80%.

   Bancorporation's Tier 1 capital to risk weighted assets at year-end was 10.53% compared to 12.47% in 1999. The total risk-based capital ratio was 12.09% compared to 13.79% in 1999. Both of these measures exceed the regulatory minimums of 4.00% for Tier 1 and 8.00% for total risk-based capital. Based on the guidelines above, Bancorporation is well-capitalized. Refer to Note 18 "Capital Matters" in the Notes to the Consolidated Financial Statements for further analysis of risk-based requirements.

                          TABLE 17: CAPITAL ADEQUACY
                 (Dollars in thousands-except per share data)

                                              December 31,
                              ------------------------------------------------
                                2000      1999      1998      1997      1996
                              --------  --------  --------  --------  --------
Stockholders' equity:
Year-end....................  $233,693  $200,073  $174,175  $158,418  $132,641
Average.....................   213,105   187,744   169,422   144,961   122,110
Book value per common
 share......................    246.17    208.77    185.41    166.95    139.21

Average stockholders' equity
 to:
Average assets..............      7.28%     7.21%     7.26%     6.96%     6.67%
Average deposits............      9.23      8.95      8.87      8.28      7.78
Average loans...............     10.87     11.11     11.33     10.79     10.25

Risk-based capital ratios:
Tier 1 capital ratio........     10.53%    12.47%    13.01%     9.13%     8.90%
Total risk-based capital
 ratio......................     12.09     13.79     14.27     10.49     10.39
Tier 1 leverage ratio.......      7.46      8.49      8.43      6.21      6.02

Internal capital generation:
Return on average equity....     12.95%    13.13%    13.94%    15.02%    15.52%
Earnings retention rate.....     97.03     99.31     99.28     99.21     99.10
Dividend payout ratio.......      2.97       .69       .72       .79       .90
Internal capital generation
 rate*......................     12.57     13.03     13.84     14.90     15.38

--------
*  Return on Average Equity x Earnings Retention Rate

                          ASSET/LIABILITY MANAGEMENT

   The role of Bancorporation's Asset/Liability Management Committee ("ALCO") is to monitor Bancorporation's liquidity position and exposure to interest rate risk. Asset/liability management is the process by which Bancorporation monitors and attempts to control the mix and maturities of its assets and liabilities in order to maximize net interest income. The functions of asset/liability management are to ensure adequate liquidity and to maintain an appropriate balance between interest-sensitive assets and liabilities.

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

   Bancorporation has historically maintained strong liquidity through increases in core deposits and management of investment maturities. Core deposits were $2,361,906, or 92.43% of total deposits as of December 31, 2000, up from $2,081,842, or 93.69% of total deposits as of December 31, 1999. The weighted average maturity of U.S. Government obligations, which make up 92.59% of the investment portfolio as of December 31, 2000, was 11.4 months as compared to 12.4 months at December 31, 1999.

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

   The objective of the asset/liability management process is to manage and control the sensitivity of Bancorporation's income to changes in market interest rates. This process is under the direction of the ALCO, comprised of senior bank executives. The ALCO seeks to maximize earnings while ensuring that the risks to those earnings from adverse movements in interest rates are kept within specified limits deemed acceptable by Bancorporation. Accordingly, the ALCO conducts comprehensive simulations of net interest income under a variety of market interest rate scenarios. These simulations provide the ALCO with an estimate of earnings at risk given changes in interest rates. While the ALCO sees the opportunities and benefits of utilizing derivative financial instruments such as interest rate swaps and caps and floors to improve net interest income, the ALCO has elected not to use such instruments given their risk.

   As indicated in Table 18, the twelve-month cumulative gap, representing the total net assets and liabilities that are projected to reprice over the next twelve months, was liability sensitive in the amount of $583.9 million at December 31, 2000. However, this negative position remained within the acceptable parameters of plus or minus 20% at 360 days, as listed in Bancorporation's Statement of Funds Policy. This Statement is guided by asset quality, liquidity and earnings, and describes Bancorporation's policy with respect to sources and uses of funds, dividends and limitations on interbank liabilities. The responsibility for funds management resides with the Chief Financial Officer with overall guidance provided by the Chairman and President. Management continues to seek ways to balance the gap position and reduce exposure to interest rate fluctuations.

     TABLE 18: INTEREST RATE-SENSITIVITY ANALYSIS AS OF DECEMBER 31, 2000
                            (Dollars in thousands)

                             0-3         4-6        7-12        Total        Over One
                           Months      Months      Months       Within        Year or
                          Sensitive   Sensitive   Sensitive    One Year    Non-Sensitive   Total
                          ---------   ---------   ---------   ----------   ------------- ----------
Interest-earning assets:
 Loans..................  $515,559    $ 116,138   $ 194,493   $  826,190    $1,255,681   $2,081,871
 Federal funds sold.....    96,700          --          --        96,700           --    $   96,700
 Investment securities..   114,667       74,152     153,399      342,218       398,301      740,519
                          --------    ---------   ---------   ----------    ----------   ----------
  Total interest-earning
   assets...............  $726,926    $ 190,290   $ 347,892   $1,265,108    $1,653,982   $2,919,090
                          ========    =========   =========   ==========    ==========   ==========
Interest-bearing
 liabilities:
 Savings and core time
  deposits..............  $301,994    $ 288,160   $ 390,138   $  980,292    $  914,039   $1,894,331
 Time deposits of $100
  thousand and over.....    72,412       35,809      36,365      144,586        48,737      193,323
 Short-term debt........   369,218          --          --       369,218           --       369,218
 Long-term debt.........       --           --          --           --         50,963       50,963
                          --------    ---------   ---------   ----------    ----------   ----------
  Total interest-bearing
   liabilities..........   743,624      323,969     426,503    1,494,096     1,013,739    2,507,835
Other sources--net......       --           --          --           --        314,557      314,557
                          --------    ---------   ---------   ----------    ----------   ----------
Total sources--net......  $743,624    $ 323,969   $ 426,503   $1,494,096    $1,328,296   $2,822,392
                          ========    =========   =========   ==========    ==========   ==========
Percent of total
 interest-earning
 assets.................      (.57)%      (4.58)%     (2.69)%      (7.84)%       11.16%
Interest-sensitivity
 gap....................   (16,698)    (133,679)    (78,611)    (228,988)      325,686          --
                          --------    ---------   ---------   ----------    ----------
Cumulative interest-
 sensitive gap..........  $(16,698)   $(150,377)  $(228,988)         --            --           --
                          ========    =========   =========
Percent of total
 interest-earning
 assets.................      (.57)%      (5.15)%     (7.84)%

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

   Table 19 summarizes the expected maturities and weighted average effective yields and interest rates associated with Bancorporation's financial instruments. Cash and cash equivalents, federal funds sold, federal funds purchased and securities sold under agreements to repurchase are excluded from Table 19 as their respective carrying values approximate their fair values. These financial instruments generally expose Bancorporation to insignificant market risk as they have either no stated maturities or an average maturity of less than 30 days and carry interest rates that approximate market rates. For further information on the fair value of financial instruments, see Note 17 to the consolidated financial statements.

                        TABLE 19: MARKET RISK DISCLOSURE
                             (Dollars in thousands)

                                                                                                    Estimated
                                                 Expected Maturities                                Fair Value
                         -------------------------------------------------------------------------   Year-end
                            2001       2002      2003      2004      2005    Thereafter   Total        2000
                         ----------  --------  --------  --------  --------  ---------- ----------  ----------
Financial Assets:
Loans:
 Fixed rate:
 Book value............. $  505,017  $285,202  $322,864  $235,461  $189,981   $122,709  $1,661,234  $1,659,096
 Weighted average rate..       8.33%     8.09%     8.03%     8.10%     8.37%      7.97%       8.17%        --
 Variable rate:
 Book value............. $  117,177  $ 57,319  $ 38,560  $ 34,102  $ 26,204   $147,275  $  420,637  $  417,216
 Weighted average rate..       9.60%     9.75%     9.53%     9.47%     9.58%      8.81%        --          --
Securities held-to-
 maturity:
 Book value............. $    8,929  $  4,235  $  5,622  $  2,724  $  2,811   $  9,198  $   33,519  $   33,638
 Weighted average rate..       5.51%     5.77%     5.58%     5.87%     6.22%      7.07%       6.03%        --
Securities available-
 for-sale:
 Book value............. $  358,331  $300,829  $  3,498  $  1,984  $ 10,577   $ 31,781  $  707,000  $  707,000
 Weighted average rate..       5.79%     6.24%     6.29%     5.95%     7.27%      7.46%       6.03%        --
Financial Liabilities:
Deposits:
 Book value............. $1,125,209  $268,761  $267,051  $218,005  $209,048   $467,155  $2,555,229  $2,554,910
 Weighted average rate..       4.75%     3.33%     3.30%     2.80%     2.68%       --         3.97%        --
Long-term debt:
 Book value............. $      --   $    --   $    --   $    --   $    --    $ 50,963  $   50,963  $   50,265
 Weighted average rate..        --        --        --        --        --        8.24%       8.24%        --

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

   In June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information", which establishes new standards for segment reporting. SFAS No. 131 requires reporting of certain information about operating segments in complete sets of financial statements of the enterprise and in condensed financials statements of interim periods issued to shareholders. It also requires that public enterprises report certain information about their products and services, the geographic areas in which they operate and their major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997, and was adopted by Bancorporation in 1998.

   In February 1998, the FASB issued SFAS No. 132, "Employers Disclosures about Pensions and Other Postretirement Benefits", an amendment of SFAS Nos. 87, 88 and 106. SFAS No. 132 revises employers' disclosures about pensions and other postretirement benefit plans. It does not change the measurement or recognition of the amounts of those plans. SFAS No. 132 is effective for fiscal years beginning after December 15, 1997, and was adopted by Bancorporation in 1998.

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

   In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133 an amendment of FASB Statement No. 133". SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", was issued in June 1998. It establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. SFAS No. 133, as issued, is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999, with earlier adoption encouraged. SFAS No. 137 amended SFAS No. 133 by delaying the effective date to all fiscal quarters of all fiscal years beginning after June 15, 2000. The FASB continues to encourage early adoption of SFAS No. 133.

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

   In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This Statement replaces SFAS No. 125, "Accounting for Transfers and Servicing of Fianancial Assets and Extinguishments of Liabilities." It revises the standard for accounting for securitizations and other transfers of financial assets (including loan sales) and collateral and requires certain disclosures, but it carries over most of the provisions of SFAS No. 125 without reconsideration. Adoption of this Statement is not expected to have a material impact on the consolidated financial statements of Bancorporation. Bancorporation adopted this statement on January 1, 2001.

                  SELECTED UNAUDITED QUARTERLY FINANCIAL DATA
                 (Dollars in thousands--except per share data)

                               First Quarter                 Second Quarter
                         ----------------------------  ----------------------------
                           2000      1999      1998      2000      1999      1998
                         --------  --------  --------  --------  --------  --------
Interest income and
 fees................... $ 48,365  $ 41,884  $ 40,002  $ 52,232  $ 42,817  $ 41,463
Interest expense........  (22,191)  (18,428)  (17,529)  (24,126)  (18,190)  (18,541)
                         --------  --------  --------  --------  --------  --------
Net interest income.....   26,174    23,456    22,473    28,106    24,627    22,922
Provision for loan
 losses.................   (1,559)     (663)     (281)   (1,994)   (1,817)   (2,001)
Noninterest income......    8,426     7,509     6,642     9,462     7,929     7,275
Noninterest expense.....  (23,331)  (21,913)  (19,091)  (24,715)  (21,462)  (19,567)
                         --------  --------  --------  --------  --------  --------
Income before income
 taxes..................    9,710     8,389     9,743    10,859     9,277     8,629
Income tax expense......   (3,350)   (2,924)   (3,424)   (3,746)   (3,214)   (2,965)
                         --------  --------  --------  --------  --------  --------
Net income.............. $  6,360  $  5,465  $  6,319  $  7,113  $  6,063  $  5,664
                         ========  ========  ========  ========  ========  ========
Net income per common
 share.................. $   6.73  $   5.89  $   6.80  $   7.31  $   6.55  $   6.01
                         ========  ========  ========  ========  ========  ========

                               Third Quarter                 Fourth Quarter
                         ----------------------------  ----------------------------
                           2000      1999      1998      2000      1999      1998
                         --------  --------  --------  --------  --------  --------
Interest income and
 fees................... $ 53,626  $ 44,302  $ 41,806  $ 55,597  $ 46,411  $ 42,100
Interest expense........  (25,324)  (18,888)  (18,626)  (26,850)  (20,350)  (18,336)
                         --------  --------  --------  --------  --------  --------
Net interest income.....   28,302    25,414    23,180    28,747    26,061    23,764
Provision for loan
 losses.................   (1,477)   (1,630)   (1,432)   (2,593)   (1,436)     (589)
Noninterest income......   10,164     8,519     7,334     9,838     8,970     7,656
Noninterest expense.....  (25,574)  (22,175)  (20,297)  (25,934)  (23,798)  (21,654)
                         --------  --------  --------  --------  --------  --------
Income before income
 taxes..................   11,415    10,128     8,785    10,058     9,797     9,177
Income tax expense......   (3,936)   (3,505)   (2,999)   (3,421)   (3,302)   (3,328)
                         --------  --------  --------  --------  --------  --------
Net income.............. $  7,479  $  6,623  $  5,786  $  6,637  $  6,495  $  5,849
                         ========  ========  ========  ========  ========  ========
Net income per common
 share.................. $   7.94  $   7.07  $   6.20  $   7.09  $   6.84  $   6.29
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

   In order to monitor compliance with its system of internal control, Bancorporation maintains an internal audit program that assesses the effectiveness of internal control and recommends possible improvements thereto. Management has considered the internal auditors' and PricewaterhouseCoopers LLP's recommendations concerning Bancorporation's system of internal control and has taken actions that are believed to respond appropriately to these recommendations.

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

[LOGO PRICEWATERHOUSECOOPERS]

To the Board of Directors and Stockholders of First Citizens Bancorporation of South Carolina, Inc.

   In our opinion, the accompanying consolidated statements of condition and the related consolidated statements of income, of changes in stockholders' equity and comprehensive income and of cash flows present fairly, in all material respects, the financial position of First Citizens Bancorporation of South Carolina and its subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Bancorporation's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                        /s/ PricewaterhouseCoopers LLP

Columbia, South Carolina
January 24, 2001

                      CONSOLIDATED STATEMENTS OF CONDITION
                    (Dollars in thousands--except par value)

                                                            December 31,
                                                        ----------------------
                                                           2000        1999
                                                        ----------  ----------
ASSETS
 Cash and due from banks............................... $  156,425  $  151,897
 Federal funds sold....................................     96,700      37,400
 Investment securities:
  Held-to-maturity, at amortized cost (fair value of
   $33,638 in 2000 and $40,455 in 1999)................     33,519      40,666
  Available-for-sale, at fair value....................    707,000     522,326
                                                        ----------  ----------
  Total investment securities..........................    740,519     562,992
                                                        ----------  ----------
 Gross loans...........................................  2,081,871   1,854,520
  Less: Allowance for loan losses......................    (37,001)    (32,972)
                                                        ----------  ----------
 Net loans.............................................  2,044,870   1,821,548
                                                        ----------  ----------
 Premises and equipment, net...........................     93,278      84,395
 Interest receivable...................................     24,113      15,135
 Intangible assets.....................................     52,218      19,256
 Other assets..........................................     32,387      33,962
                                                        ----------  ----------
 Total assets.......................................... $3,240,510  $2,726,585
                                                        ==========  ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
 Deposits:
  Demand............................................... $  467,155  $  396,781
  Time and savings.....................................  2,088,074   1,825,252
                                                        ----------  ----------
 Total deposits........................................  2,555,229   2,222,033
 Securities sold under agreements to repurchase........    369,218     230,904
 Long-term debt........................................     50,963      50,963
 Other liabilities.....................................     31,407      22,612
                                                        ----------  ----------
 Total liabilities.....................................  3,006,817   2,526,512
                                                        ==========  ==========

 Commitments and contingencies (Note 15)...............        --          --

Stockholders' Equity
 Preferred stock.......................................      3,219       3,282
 Non-voting common stock--$5.00 par value, authorized
  1,000,000; issued and outstanding 2000 and 1999--
  36,409...............................................        182         182
 Voting common stock--$5.00 par value, authorized
  2,000,000; issued and outstanding 2000--899,879 and
  1999--906,205........................................      4,499       4,531
 Surplus...............................................     65,081      65,081
 Undivided profits.....................................    148,502     123,328
 Accumulated other comprehensive income, net of taxes..     12,210       3,669
                                                        ----------  ----------
 Total stockholders' equity............................    233,693     200,073
                                                        ----------  ----------
 Total liabilities and stockholders' equity............ $3,240,510  $2,726,585
                                                        ==========  ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                       CONSOLIDATED STATEMENTS OF INCOME
                 (Dollars in thousands--except per share data)

                                                     Year ended December 31,
                                                    --------------------------
                                                      2000     1999     1998
                                                    -------- -------- --------
Interest income:
 Interest and fees on loans........................ $168,667 $140,120 $129,415
 Interest on investment securities:
  Taxable..........................................   37,052   30,918   31,583
  Non-taxable......................................    1,409    1,423    1,567
 Interest-bearing deposits in financial
  institutions.....................................      --       --       255
 Federal funds sold................................    2,692    2,953    2,551
                                                    -------- -------- --------
Total interest income..............................  209,820  175,414  165,371
                                                    -------- -------- --------
Interest expense:
 Interest on deposits..............................   74,972   59,825   60,257
 Interest on short-term borrowings.................   19,320   11,882    9,199
 Interest on long-term debt........................    4,199    4,149    3,576
                                                    -------- -------- --------
Total interest expense.............................   98,491   75,856   73,032
                                                    -------- -------- --------
Net interest income................................  111,329   99,558   92,339
Provision for loan losses..........................    7,623    5,546    4,303
                                                    -------- -------- --------
Net interest income after provision for loan
 losses............................................  103,706   94,012   88,036
                                                    -------- -------- --------
Noninterest income:
 Service charges on deposits.......................   21,661   18,998   16,371
 Commissions and fees from fiduciary activities....    2,585    2,022    1,531
 Fees for other customer services..................    2,388    2,301    2,219
 Mortgage servicing................................    2,225    2,193    2,211
 Bankcard fees.....................................    4,748    4,052    3,240
 Insurance premiums earned.........................    2,047    1,815    1,879
 Gain on sale of investment securities.............       31        8       36
 Other.............................................    2,205    1,538    1,420
                                                    -------- -------- --------
Total noninterest income...........................   37,890   32,927   28,907
                                                    -------- -------- --------
Noninterest expense:
 Salaries and employee benefits....................   46,601   41,396   36,674
 Net occupancy expense.............................    6,496    6,074    5,443
 Furniture and equipment expense...................    6,642    6,884    5,594
 Amortization of intangibles.......................    6,649    5,423    6,886
 Bankcard processing fees..........................    4,853    4,374    3,698
 Data processing fees..............................    8,007    7,084    6,540
 Professional services.............................    2,070    2,263    1,650
 Other.............................................   18,236   15,850   14,124
                                                    -------- -------- --------
Total noninterest expense..........................   99,554   89,348   80,609
                                                    -------- -------- --------
Income before income taxes.........................   42,042   37,591   36,334
Income tax expense.................................   14,453   12,945   12,716
                                                    -------- -------- --------
Net income......................................... $ 27,589 $ 24,646 $ 23,618
                                                    ======== ======== ========
Net income per common share--basic and diluted..... $  29.56 $  26.35 $  25.30
                                                    ======== ======== ========
Weighted average common shares outstanding--basic
 and diluted.......................................  927,717  928,792  926,744
                                                    ======== ======== ========

  The accompanying notes are an integral part of these consolidated financial statements.

  CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY AND COMPREHENSIVE
                                     INCOME
                             (Dollars in thousands)

                                     Non-                              Accumulated   Total
                                    Voting Voting                         Other      Stock-
                          Preferred Common Common          Undivided  Comprehensive holders'
                            Stock   Stock  Stock   Surplus  Profits   Income(Loss)   Equity
                          --------- ------ ------  ------- ---------  ------------- --------
Balance at December 31,
 1997...................   $3,282    $182  $4,464  $55,000 $ 82,287      $13,203    $158,418
Comprehensive income:
Net income..............                                     23,618
Change in unrealized
 gain on investment
 securities available-
 for-sale, net of
 benefit of $2,588......                                                  (4,806)
Total comprehensive
 income.................                                                              18,812
Reacquired voting common
 stock..................                      (38)           (2,846)                  (2,884)
Preferred stock
 dividends..............                                       (171)                    (171)
                           ------    ----  ------  ------- --------      -------    --------
Balance at December 31,
 1998...................    3,282     182   4,426   55,000  102,888        8,397     174,175
Comprehensive income:
Net income..............                                     24,646
Change in unrealized
 gain on investment
 securities available-
 for-sale, net of
 benefit of $2,542......                                                  (4,728)
Total comprehensive
 income.................                                                              19,918
Stock issued in
 acquisition............                      171   10,081                            10,252
Reacquired voting common
 stock..................                      (66)           (4,035)                  (4,101)
Preferred stock
 dividends..............                                       (171)                    (171)
                           ------    ----  ------  ------- --------      -------    --------
Balance at December 31,
 1999...................    3,282     182   4,531   65,081  123,328        3,669     200,073
Comprehensive income:
Net income..............                                     27,589
Change in unrealized
 gain on investment
 securities available-
 for-sale, net of taxes
 of $4,599..............                                                   8,541
Total comprehensive
 income.................                                                              36,130
Reacquired preferred
 stock..................      (63)                              (10)                     (73)
Reacquired voting common
 stock..................                      (32)           (1,561)                  (1,593)
Common stock
 dividends..............                                       (675)                    (675)
Preferred stock
 dividends..............                                       (169)                    (169)
                           ------    ----  ------  ------- --------      -------    --------
Balance at December 31,
 2000...................   $3,219    $182  $4,499  $65,081 $148,502      $12,210    $233,693
                           ======    ====  ======  ======= ========      =======    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)

                                                  Year Ended December 31,
                                               -------------------------------
                                                 2000       1999       1998
                                               ---------  ---------  ---------
Cash flows from operating activities:
Net income.................................... $  27,589  $  24,646  $  23,618
Adjustments to reconcile net income to net
 cash provided by operating activities:
 Provision for loan losses....................     7,623      5,546      4,303
 Depreciation and amortization................    14,510     13,159     12,853
 (Accretion) amortization of investment
  securities..................................    (1,666)       662        241
 Deferred income tax benefit..................    (2,051)    (2,435)    (3,107)
 Gains on sales of premises and equipment.....       (91)      (261)       (19)
 (Increase) decrease in interest receivable...    (8,978)       649     (1,868)
 Increase (decrease) in interest payable......     5,672      1,606       (164)
 Origination of mortgage loans held-for-sale..  (113,187)  (141,118)  (158,710)
 Proceeds from sales of mortgage loans held-
  for-sale....................................   110,528    149,860    151,082
 Gains on sales of mortgage loans held-for-
  sale........................................      (857)      (667)      (448)
 Gain on call or sale of investment
  securities..................................       (31)        (8)       (36)
 (Increase) decrease in other assets..........      (893)    (4,247)     2,250
 Increase in other liabilities................     3,113      2,973      3,580
                                               ---------  ---------  ---------
Net cash provided by operating activities.....    41,281     50,365     33,575
Cash flows from investing activities:
 Net increase in loans........................  (161,390)  (228,276)  (138,646)
 Calls, maturities and prepayments of
  investment securities held-to-maturity......     9,049    400,946    120,501
 Purchases of investment securities held-to-
  maturity....................................      (205)  (332,083)  (155,496)
 Calls, maturities and prepayments of
  investment securities available-for-sale....   282,085      7,684        --
 Purchases of securities available-for-sale...  (453,619)    (1,060)    (8,066)
 Net decrease in bank balances................       --         --       7,700
 Proceeds from sales of premises and
  equipment...................................       121      4,373      2,382
 Purchases of premises and equipment..........   (11,409)   (15,685)   (27,350)
 (Increase) decrease in other real estate
  owned.......................................       (72)       327        170
 Increase in intangible assets................      (840)    (1,098)    (1,089)
 Purchase of institutions, net of cash
  acquired....................................   146,256      8,345     20,675
                                               ---------  ---------  ---------
Net cash used by investing activities.........  (190,024)  (156,527)  (179,219)
Cash flows from financing activities:
 Net increase in deposits.....................    76,767     93,734    134,267
 Increase in federal funds purchased and
  securities sold under agreements to
  repurchase..................................   138,314     26,202     20,534
 Net increase in short-term borrowing.........       --         --       2,000
 Net increase in long-term borrowing..........       --         --      50,000
 Principal repayments on long-term borrowing..       --         --     (16,483)
 Cash dividends paid..........................      (844)      (171)      (171)
 Cash paid to reacquire preferred stock.......       (73)       --         --
 Cash paid to reacquire common stock..........    (1,593)    (4,101)    (2,884)
                                               ---------  ---------  ---------
Net cash provided by financing activities.....   212,571    115,664    187,263
Net increase in cash and due from banks.......    63,828      9,502     41,619
Cash and cash equivalents due from banks at
 beginning of year............................   189,297    179,795    138,176
                                               ---------  ---------  ---------
Cash and cash equivalents due from banks at
 end of year.................................. $ 253,125  $ 189,297  $ 179,795
                                               =========  =========  =========
Supplemental disclosures of cash flow
 information:
 Interest paid................................ $  92,690  $  77,251  $  72,868
                                               =========  =========  =========
 Income taxes paid............................ $  14,949  $  17,316  $  16,042
                                               =========  =========  =========

  The accompanying notes are an integral part of these consolidated financial statements.

    FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARIES
                              ("Bancorporation")
       FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. ("Parent") FIRST-CITIZENS BANK AND TRUST COMPANY OF SOUTH CAROLINA AND SUBSIDIARY
                                   ("Bank")
               THE EXCHANGE BANK OF SOUTH CAROLINA ("Exchange")

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Nature of Operations:

   First Citizens Bancorporation of South Carolina, Inc. ("Bancorporation") is a two-bank financial holding company whose principal subsidiaries are First-Citizens Bank and Trust Company of South Carolina ("First Citizens" or "the Bank") and The Exchange Bank of South Carolina ("Exchange"). First Citizens is chartered under the laws of South Carolina to engage in general banking business.

   Founded in 1964, First Citizens offers a complete array of services in commercial and retail banking through 143 offices in 93 communities in South Carolina. The Bank provides a full range of financial services including accepting deposits, corporate cash management, discount brokerage, IRA plans, trust services and secured and unsecured loans. Trust services provide estate planning, estate and trust administration, IRA trust and personal investment, and pension and profit sharing administration. The Bank also originates and services mortgage loans and provides financing for small businesses.

   Founded in 1932, Exchange is a community-oriented financial institution which offers a variety of financial services through its four branches in Williamsburg and Georgetown counties in South Carolina. Exchange provides many traditional commercial and consumer banking services with its principal activities taking demand and time deposits and making secured and unsecured loans.

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

   Assets held by the Bank in trust or in other fiduciary capacities are not assets of the Bank and are not included in the accompanying consolidated financial statements. Certain amounts in prior years have been reclassified to conform to the 2000 presentation.

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

Acquisitions:

   Bancorporation accounts for its acquisitions using the purchase method of accounting. When applying purchase accounting to its acquisitions, Bancorporation records at its cost the acquired assets less the liabilities assumed. The difference between the cost of acquired company and the sum of the fair values of the tangible and identifiable intangible assets less liabilities assumed is recorded as goodwill. The reported income of Bancorporation includes the operations of the acquired company after acquisition.

Investment securities:

   Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities", requires that debt and equity securities with readily determinable market values be carried at fair value unless they are intended to be held to maturity. Bancorporation defines held-to-maturity securities as debt securities, which management has the positive intent and ability to hold to maturitity. Held-to-maturity securities are stated at cost, adjusted for amortization of premiums and accretion of discounts. Available-for-sale securities are defined as equity securities and debt securities not classified as trading securities or held-to-maturity securities. Available-for-sale securities are recorded at fair value with unrealized holding gains and losses, net of deferred taxes, and are reported as a separate component of shareholders' equity as accumulated other comprehensive income net of taxes. Bancorporation determines the appropriate classification of debt securities at the time of purchase. The cost of securities is based on the specific identification method.

Loans and the allowance for loan losses:

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

   The accrual of interest is generally discontinued, except for installment and credit card loans, when substantial doubt exists as to the collectibility of principal and interest or when the loan is 90 days past due as to interest or principal. Generally, accrual of income on installment and credit card loans is discontinued and the loans are charged off after a delinquency of 120 days for unsecured loans and 180 days for secured loans and credit card loans.

   All, or portions of, loans considered uncollectable are charged to the allowance for loan losses. The allowance for loan losses is maintained at a level which is considered adequate to provide for losses inherent in the loan portfolio based upon management's evaluation of known and inherent risk characteristics, the fair value of underlying collateral, recent loan loss experience, current economic conditions and other pertinent factors. A provision for loan losses is charged to operations based on management's periodic evaluation of these risks.

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

   Mortgage Servicing Rights ("MSRs") are included in intangible assets in the Consolidated Balance Sheets and are amortized based on a method which approximates the proportion of current net servicing income to the total estimated net servicing income expected to be recognized over the average estimated remaining lives of the underlying loans. Capitalized MSRs are assessed for impairment based on their fair values. The amount capitalized is determined by allocating the carrying amount between the loans and MSRs based on their relative fair values.

   SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", requires an entity, after a transfer of financial assets, to recognize the financial and servicing assets it controls and the liabilities it has incurred, derecognize financial assets when control has been surrendered, and derecognized liabilities when control has been extinguished. The Statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowing. MSRs are recorded in accordance with SFAS. No. 125.

Premises and equipment:

   Bank premises and equipment are reported at cost less accumulated depreciation. Depreciation is included in noninterest expense over the estimated useful lives of the assets (generally five to thirty-nine years for buildings and improvements, and three to ten years for furniture and equipment). Leasehold improvements are capitalized and amortized to noninterest expense over the terms of the leases or the estimated useful lives of the improvements, whichever is shorter. Depreciation and amortization are calculated using straight-line methods. Maintenance, repairs and minor improvements are included in noninterest expense as incurred. Major improvements are capitalized. Gains or losses upon retirement or other dispositions are included in the results of operations.

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

Intangible assets:

   Goodwill is recorded when Bancorporation consummates branch acquisitions, based on the difference between the purchase price and the fair value of the net assets acquired. Goodwill is generally amortized over a five to fifteen year life using the straight-line method of amortization.

Securities sold under agreements to repurchase:

   Securities sold under agreements to repurchase represent overnight borrowings with the Bank's customers and are secured by investment securities.

Income taxes:

   Bancorporation recognizes deferred tax assets and liabilities for the expected future tax consequences of the temporary differences between the carrying amounts and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled.

Statement of cash flows:

   For purposes of the Consolidated Statements of Cash Flows, Bancorporation has defined cash on hand amounts due from banks, and federal funds sold as cash and cash equivalents.

Earnings per share:

   Earnings per share ("EPS") are computed by dividing net income less preferred dividends by the weighted average number of voting and non-voting common shares outstanding. Bancorporation adopted SFAS No. 128, "Earnings Per Share", which establishes standards for computing and presenting EPS by replacing the presentation of primary EPS with a presentation of basic EPS. As Bancorporation has no dilutive securities, there is no difference between diluted and basic EPS.

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

   Operating segments are components of an entity about which separate financial information is available and is evaluated regularly by the chief operating decision maker in deciding how to allocate resources in evaluating performance. Bancorporation has determined that its one operating segment is providing general financial services to customers located in South Carolina. The various products are those generally offered by community banks and the allocation of resources is based on the overall performance of the institution, versus individual branches or products.

Note 2--Acquisitions (Dollars in thousands)

   Eleven branch locations were acquired in three separate transactions during 2000 from other South Carolina financial institutions. Bancorporation acquired deposits of $256,429, loans of $66,039 and goodwill of $38,771 in connection with these acquisitions. In 1999, a branch location was acquired from another South Carolina financial institution. Deposits of $6,043, loans of $1,120 and goodwill of $506 were recorded by Bancorporation in connection with the acquisition. These acquisitions were accounted for by the purchase method of accounting.

Note 3--Cash and due from banks (Dollars in thousands)

   The Bank is required to maintain reserve balances in vault cash or with the Federal Reserve. As of December 31, 2000, the average required reserve balance was $35,318, compared to $35,825 as of December 31, 1999. Of this amount, $30,702 and $32,507 was met by vault cash and $4,616 and $3,318 was held with the Federal Reserve at December 31, 2000 and 1999, respectively. As of December 31, 2000 and 1999 approximately $6,595 and $7,795, respectively, in cash and due from bank balances was restricted in use as compensating balances with other financial institutions.

Note 4--Investment securities (Dollars in thousands)

   The amortized cost and the estimated fair value of investment securities held-to-maturity and available-for-sale and their respective contractual maturities at December 31, 2000 and 1999 are presented below. Actual maturities may differ from contractual maturities or maturities shown below because borrowers have the right to prepay obligations with or without prepayment penalties.

                                                    Gross      Gross
                                        Amortized Unrealized Unrealized  Market
                                          Cost      Gains      Losses    Value
                                        --------- ---------- ---------- --------
Held-To-Maturity At December 31, 2000:
 U. S. Government obligations:
  Within 1 year.......................  $  5,999   $   --      $   10   $  5,989
  After 1 year, but within 5 years....     3,953        23         26      3,950
  After 5 years, but within 10 years..       500       --           8        492
                                        --------   -------     ------   --------
    Total.............................    10,452        23         44     10,431
 State and political subdivisions:
  Within 1 year.......................     2,921         7        --       2,928
  After 1 year, but within 5 years....    11,438        69          9     11,498
  After 5 years, but within 10 years..     3,755        70          5      3,820
  After 10 years......................     4,709       --         --       4,709
                                        --------   -------     ------   --------
    Total.............................    22,823       146         14     22,955
 Other securities:
  Within 1 year.......................         5       --           4          1
  After 1 year, but within 5 years....         5       --           2          3
  After 5 years, but within 10 years..        50       --           2         48
  After 10 years......................       184        16        --         200
                                        --------   -------     ------   --------
    Total.............................       244        16          8        252
                                        --------   -------     ------   --------
    Total Held-To-Maturity At December
     31, 2000.........................  $ 33,519   $   185     $   66   $ 33,638
                                        ========   =======     ======   ========
Available-for-Sale at December 31,
 2000:
 U. S. Government obligations:
  Within 1 year.......................  $332,693   $   795     $  195   $333,293
  After 1 year, but within 5 years....   339,236     2,737         47    341,926
                                        --------   -------     ------   --------
    Total.............................   671,929     3,532        242    675,219
 Other securities:
  After 5 years, but within 10 years..       465        23        --         488
  Marketable equity securities........  $ 15,813   $16,606     $1,126   $ 31,293
                                        --------   -------     ------   --------
    Total Available-for-Sale At
     December 31, 2000................  $688,207   $20,161     $1,368   $707,000
                                        ========   =======     ======   ========
Held-To-Maturity At December 31, 1999:
 U. S. Government obligations:
  Within 1 year.......................  $  1,750   $     1     $  --    $  1,751
  After 1 year, but within 5 years....     8,497       --         186      8,311
  After 5 years, but within 10 years..       500       --          32        468
                                        --------   -------     ------   --------
    Total.............................    10,747         1        218     10,530
 State and political subdivisions:
  Within 1 year.......................     2,513         6        --       2,519
  After 1 year, but within 5 years....    13,048        56         15     13,089
  After 5 years, but within 10 years..     8,925        59        109      8,875
  After 10 years......................     5,022         1        --       5,023
                                        --------   -------     ------   --------
    Total.............................    29,508       122        124     29,506
 Other securities:
  Within 1 year.......................       120         1        --         121
  After 1 year, but within 5 years....        29       --           5         24
  After 5 years, but within 10 years..        50       --           5         45
  After 10 years......................       212        17        --         229
                                        --------   -------     ------   --------
    Total.............................       411        18         10        419
                                        --------   -------     ------   --------
    Total Held-To-Maturity At December
     31, 1999.........................  $ 40,666   $   141     $  352   $ 40,455
                                        ========   =======     ======   ========
Available-for-Sale at December 31,
 1999:
 U. S. Government obligations:
  Within 1 year.......................  $267,388   $    20     $1,563   $265,845
  After 1 year, but within 5 years....   233,441         2      1,881    231,562
                                        --------   -------     ------   --------
    Total.............................   500,829        22      3,444    497,407
State and political subdivisions:
After 5 years, but within 10 years....         5       --         --           5
  Marketable equity securities........  $ 15,844   $11,532     $2,462   $ 24,914
                                        --------   -------     ------   --------
    Total Available-for-Sale At
     December 31, 1999................  $516,678   $11,554     $5,906   $522,326
                                        ========   =======     ======   ========

   Investment securities with an amortized cost of $579,551 and $481,765 at December 31, 2000 and 1999, respectively, were pledged to secure public deposits as collateral for securities sold under agreements to repurchase, and for other purposes as required by law.

   The components of other comprehensive income or loss are summarized below for the years ended December 31:

                          Before    2000 Tax  After   Before    1999 Tax   After   Before   1998 Tax   After
                            Tax    (Expense)   Tax      Tax    (Expense)    Tax      Tax    (Expense)   Tax
                          Amount   or Benefit Amount  Amount   or Benefit Amount   Amount    Benefit  Amount
                          -------  ---------- ------  -------  ---------- -------  -------  --------- -------
Unrealized gains
 (losses) arising during
 period.................  $13,148   $(4,602)  $8,546  $(7,262)   $2,543   $(4,719) $(7,394)  $2,588   $(4,806)
Less: reclassification
 adjustment for gains
 realized in net
 income.................       (8)        3       (5)      (8)       (1)       (9)     --       --        --
                          -------   -------   ------  -------    ------   -------  -------   ------   -------
Other comprehensive
 income.................  $13,140   $(4,599)  $8,541  $(7,270)   $2,542   $(4,728) $(7,394)  $2,588   $(4,806)
                          =======   =======   ======  =======    ======   =======  =======   ======   =======

Note 5--Loans (Dollars in thousands)

   Gross loans are composed of the following:

                                                            As of December 31
                                                          ---------------------
                                                             2000       1999
                                                          ---------- ----------
     Real estate--construction........................... $   44,910 $   49,254
     Real estate--mortgage...............................  1,305,971  1,163,923
     Installment loans to individuals....................    474,848    417,603
     Commercial, financial and agricultural..............    256,142    223,740
                                                          ---------- ----------
         Total........................................... $2,081,871 $1,854,520
                                                          ========== ==========

Note 6--Allowance for loan losses (Dollars in thousands)

   Activity in the allowance for loan losses is summarized as follows:

                                                        As of December 31,
                                                      -------------------------
                                                       2000     1999     1998
                                                      -------  -------  -------
     Balance at beginning of year.................... $32,972  $28,306  $26,135
     Loans charged-off...............................  (5,574)  (3,383)  (3,869)
     Recoveries on loans previously charged-off......   1,411    1,390    1,737
     Provision for loan losses.......................   7,623    5,546    4,303
     Addition related to acquisition.................     569    1,113      --
                                                      -------  -------  -------
     Balance at end of year.......................... $37,001  $32,972  $28,306
                                                      =======  =======  =======

   Impaired loans are loans for which it is probable that all amounts, including principal and interest, will not be collected in accordance with the contractural terms of the loan agreement. Loans that were considered impaired under SFAS No. 114 at December 31, 2000 and 1999 held by Bancorporation, are summarized below:

                                                                  December 31,
                                                                  -------------
                                                                   2000   1999
                                                                  ------ ------
     Nonaccrual loans............................................ $5,288 $3,017
     Other real estate owned.....................................    223    151
                                                                  ------ ------
     Total nonperforming assets.................................. $5,511 $3,168
                                                                  ====== ======
     Loans past due 90 days or more.............................. $3,613 $2,330
     Average investment in impaired loans........................ $4,272 $2,938

   At December 31, 2000 and 1999, Bancorporation did not have any loans for which terms had been modified in troubled debt restructurings. Interest income, which would have been recorded pursuant to the original terms of nonaccrual loans was minimal.

Note 7--Premises and equipment (Dollars in thousands)

   Premises and equipment are summarized as follows:

                                                              As of December
                                                                    31,
                                                             ------------------
                                                               2000      1999
                                                             --------  --------
     Land................................................... $ 31,339  $ 24,987
     Buildings and improvements.............................   65,200    58,884
     Furniture and equipment................................   60,601    44,161
     Leasehold improvements.................................    1,434     1,105
     Construction in progress...............................    8,431     8,453
                                                             --------  --------
         Total..............................................  167,005   137,590
     Less: Accumulated depreciation and amortization........  (73,727)  (53,195)
                                                             --------  --------
         Total premises and equipment....................... $ 93,278  $ 84,395
                                                             ========  ========

   Provisions for depreciation included in noninterest expense were $7,861, $7,736 and $5,967 for the year ended December 31, 2000, 1999 and 1998, respectively, and are included in noninterest expense.

   Bancorporation has entered into various noncancellable operating leases for land and buildings used in its operations. The leases expire over the next 25 years, and most contain renewal options from 1 to 25 years. Certain leases provide for periodic rate negotiation or escalation. The leases generally provide for payment of property taxes, insurance and maintenance costs by Bancorporation. Rental expense, including month-to-month leases, reported in noninterest expense was $761, $697, and $654 for the years ended December 31, 2000, 1999, 1998, respectively. There are no contingent rentals, and the expense was offset by sublease rental income of $1,266, $1,138, and $1,050 for the years ended December 31, 2000, 1999, and 1998, respectively.

   At December 31, 2000 future minimum rental commitments under noncancellable operating leases that have a remaining life in excess of one year are summarized as follows:

     2001............................................................... $  686
     2002...............................................................    642
     2003...............................................................    460
     2004...............................................................    191
     2005...............................................................     88
     2005 and thereafter................................................    108
                                                                         ------
         Total minimum obligation....................................... $2,175
                                                                         ======

Note 8--Intangible assets (Dollars in thousands)

   Intangible assets include the following:

                                                     Deposit  Mortgage
                                                      Based   Servicing
                                           Goodwill  Premiums  Rights    Total
                                           --------  -------- --------- -------
     Balance at December 31, 1998......... $14,519     $--     $2,648   $17,167
                                           -------     ----    ------   -------
       Additions..........................   6,720      --        792     7,512
       Amortization.......................  (4,698)     --       (725)   (5,423)
                                           -------     ----    ------   -------
     Balance at December 31, 1999......... $16,541     $--     $2,715   $19,256
                                           =======     ====    ======   =======
       Additions..........................  38,771      --        840    39,611
       Amortization.......................  (5,924)     --       (725)   (6,649)
                                           -------     ----    ------   -------
     Balance at December 31, 2000......... $49,388     $--     $2,830   $52,218
                                           =======     ====    ======   =======

Note 9--Deposits (Dollars in thousands)

   Deposits and related interest expense are summarized as follows:

                                        Deposits           Interest Expense
                                      December 31,      Year Ended December 31,
                                  --------------------- -----------------------
                                     2000       1999     2000    1999    1998
                                  ---------- ---------- ------- ------- -------
Demand........................... $  467,155 $  396,781 $   --  $   --  $   --
Savings:
 NOW accounts....................    655,217    581,026   9,924   9,536   8,871
 Market Rate accounts............    300,166    303,178   9,331  10,076   9,981
 Other...........................     12,892     14,114     305     372     467
Time:
 Certificates of deposit in
  excess of $100 thousand........    193,323    140,191   9,348   6,353   7,154
 Other certificates of deposit...    926,476    786,743  46,064  33,488  33,784
                                  ---------- ---------- ------- ------- -------
  Total.......................... $2,555,229 $2,222,033 $74,972 $59,825 $60,257
                                  ========== ========== ======= ======= =======

Note 10--Income taxes (Dollars in thousands)

   The components of consolidated income tax expense (benefit) are as follows:

                                                        For the Year Ended
                                                           December 31,
                                                      -------------------------
                                                       2000     1999     1998
                                                      -------  -------  -------
Taxes currently payable:
 Federal............................................. $15,265  $14,311  $14,685
 State...............................................   1,239    1,069    1,138
                                                      -------  -------  -------
                                                       16,504   15,380   15,823
                                                      -------  -------  -------
Deferred income taxes:
 Federal.............................................  (2,051)  (2,435)  (3,137)
 State...............................................     --       --        30
                                                      -------  -------  -------
                                                       (2,051)  (2,435)  (3,107)
                                                      -------  -------  -------
Total Income Tax Expense............................. $14,453  $12,945  $12,716
                                                      =======  =======  =======

   The significant components of Bancorporation's deferred tax liabilities and assets recorded pursuant to SFAS No. 109, and included in "Other assets" in the Consolidated Balance Sheets, are as follows:

                                                          As of December 31,
                                                        -----------------------
                                                         2000    1999    1998
                                                        ------- ------- -------
Deferred tax liabilities:
 Deferred loan fees and costs.......................... $   209 $   929 $   700
 Accretion.............................................     382     293     280
 Pension costs.........................................   2,417   2,055   1,790
 Mark-to-market of equity securities...................   6,576   1,870   4,521
 Other, net............................................     725     200      70
                                                        ------- ------- -------
  Total deferred tax liabilities.......................  10,309   5,347   7,361
Deferred tax assets:
 Book depreciation over tax............................     543   1,107     571
 Allowance for loan losses.............................  12,923  11,380   9,907
 Net operating loss carryforwards......................     197     275     353
 Employee benefits.....................................     908     921     348
 Amortization..........................................   7,160   6,047   5,580
 Other, net............................................   1,139     833     732
                                                        ------- ------- -------
 Total deferred tax assets.............................  22,870  20,563  17,491
                                                        ------- ------- -------
 Net deferred tax asset................................ $12,561 $15,216 $10,130
                                                        ======= ======= =======

   Bancorporation has no valuation allowance for deferred tax assets based on management's belief that it is more likely than not that the deferred tax assets will be realized. Total income tax expense differs from the amount of income tax determined by applying the U.S. statutory federal income tax rate (35%) to pretax income as a result of the following differences:

                                                       For the Year Ended
                                                          December 31,
                                                     -------------------------
                                                      2000     1999     1998
                                                     -------  -------  -------
Tax expense at statutory rate....................... $14,715  $13,157  $12,717
Increase (decrease) in taxes resulting from:
 Non-taxable interest on investments................    (942)    (894)    (783)
 State income taxes, net of federal income tax
  benefit...........................................     805      695      759
 Other, net.........................................    (125)     (13)      23
                                                     -------  -------  -------
                                                     $14,453  $12,945  $12,716
                                                     =======  =======  =======

Note 11--Mortgage servicing activity (Dollars in thousands)

   Bancorporation's mortgage servicing portfolio approximated $688,799 and $663,682 at December 31, 2000 and 1999, respectively. Loans serviced for unrelated third parties are not included in the accompanying consolidated financial statements.

   Bancorporation has issued mortgage-backed securities guaranteed by GNMA under the provisions of the National Housing Act. The issuance of these securities, and the simultaneous placement of the related mortgages in trust, have been accounted for as sales of the related mortgages. The outstanding balances of the securities and the related mortgages held in trust of, $6,717 and $7,906 at December 31, 2000 and 1999, respectively, are not considered to be assets or liabilities of the Bancorporation and, accordingly, are not included in the consolidated financial statements.

Note 12--Long-term debt (Dollars in thousands, except par value)

   Components of long-term debt as of December 31 were as follows:

                                                                 2000    1999
                                                                ------- -------
   Guaranteed Preferred Beneficial Interest in
    Bancorporation's Junior Subordinated Deferrable
    Interest Debenture 8.25%, due March 15, 2028............... $50,000 $50,000
   Subordinated notes payable:
    7.50% maturing August 20, 2004.............................      90      90
    7.75% maturing August 20, 2009.............................     873     873

   A committed unsecured revolving line of credit was re-established in 2000 with an unrelated financial institution and provides an interest rate indexed to the London Interbank Offered Rate ("LIBOR") plus 70 basis points. This line of credit contains certain restrictive covenants including limits on indebtedness, encumbrances, dividends and minimum net worth. Bancorporation was in compliance with the covenants at December 31, 2000 and 1999, respectively. The line of credit outstanding was not in use as of December 31, 2000 and 1999, respectively. The line of credit expires on December 19, 2003.

   FCB/SC Capital Trust I, a statutory business trust (the "Trust") created by Bancorporation, had outstanding at December 31, 2000, $50,000 (par value $50,000) of 8.25% Capital Securities which will mature on March 15, 2028 (the "Capital Securities"). The principal assets of the Trust are $51,547 of Bancorporation's 8.25% Junior Subordinated Deferrable Interest Debentures which will mature on March 15, 2028. The balance of the securities can be prepaid, subject to possible regulatory approval, in whole or part at any time on or after March 15, 2008. Additionally, the Trust has issued $1,547 of Common Securities to Bancorporation.

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

Note 13--Stockholders' equity (Dollars in thousands, except per share data)

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

   Each series of preferred stock may be redeemed by Bancorporation (all or any part thereof), at its option, at par or stated value. Par value, number of shares authorized and outstanding and dividends paid for each series of redeemable preferred stock at December 31, 2000, 1999 ,1998 follows:

                    Authorized             Authorized             Cash
             Par  And Outstanding        and Outstanding        Dividend
   Series   Share      2000       Amount  1999 and 1998  Amount Per Share
   ------   ----- --------------- ------ --------------- ------ ---------
   A        $ 50       8,305      $  415      8,305      $  415  $ 2.50
   B          50      11,810         591     11,810         590    2.50
   C          20       6,062         121      6,794         136    2.00
   E         200         525         105        525         105   10.00
   F          50      31,565       1,578     32,221       1,612    2.50
   G          50       8,183         409      8,477         424    2.50
                                  ------                 ------
                                  $3,219                 $3,282
                                  ======                 ======

   The Bank must obtain written approval from the South Carolina State Board of Financial Institutions prior to payment of dividends. Bancorporation's dividends may be restricted by the requirements of the term loan agreement described in Note 12 which requires that the Bank maintain a regulatory leverage capital ratio of 4.00%. At December 31, 2000, the Bank's leverage capital ratio was 6.66%.

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

   The following table sets forth the plan's status at:

                                                                December 31,
                                                               ----------------
                                                                2000     1999
                                                               -------  -------
Change in benefit obligation
Benefit obligation at beginning of year....................... $30,225  $30,298
Service cost..................................................   1,282    1,595
Interest cost.................................................   2,216    2,074
Actuarial loss/(gain).........................................  (1,137)  (4,982)
Acquisition...................................................     --     2,133
Benefits paid.................................................  (1,301)    (893)
                                                               -------  -------
Benefit obligation at end of year.............................  31,285   30,225

Change in plan assets
Fair value of plan assets at beginning of year................  35,103   30,742
Actual return on plan assets..................................   3,647      414
Employer contribution.........................................   1,697    2,828
Acquisition...................................................     --     2,011
Benefits paid.................................................  (1,301)    (893)
                                                               -------  -------
Fair value of plan assets at end of year......................  39,146   35,102
                                                               -------  -------

Funded status.................................................   7,861    4,878
Unrecognized prior service cost...............................     449      632
Unrecognized (gain)/loss......................................  (1,412)     361
                                                               -------  -------
Net amount recognized......................................... $ 6,898  $ 5,871
                                                               =======  =======

Weighted-average assumptions:
Discount rate.................................................    7.75%    7.75%
Return on plan assets.........................................    8.50%    8.50%
Rate of compensation increase.................................    4.00%    4.00%

   The following table details the components of pension expense recognized in Bancorporation's Consolidated Statements of Income:

                                                       2000     1999     1998
                                                      -------  -------  -------
Service costs........................................ $ 1,282  $ 1,595  $ 1,270
Interest costs.......................................   2,216    2,074    1,823
Expected return on plan assets.......................  (3,011)  (2,808)  (2,426)
Amortization of prior service cost...................     183      185      201
Recognized net actuarial loss........................     --       --       --
                                                      -------  -------  -------
Net pension expense.................................. $   670  $ 1,046  $   868
                                                      =======  =======  =======

   The Bank has a contributory savings plan covering full-time employees who elect to participate. The Bank matches 100% of the employees' contribution of up to 3% of compensation and 50% of the employees' contribution of 4% to 6% of compensation. The matching funds contributed by the Bank are immediately 100% vested. Matching contributions provided by the Bank were $1,150 in 2000, $1,035 in 1999 and $904 in 1998 and are included in salaries and employee benefits expense in the Consolidated Statements of Income.

   Exchange has a contributory savings plan covering full-time employees who can elect to participate after 31 days employment. After the employee has met 1,000 hours and one year of employment, Exchange matches 100% of the employees' contribution of up to 3% of compensation and 50% of the employees' contribution of 4% to 6% of compensation. The matching funds contributed by Exchange are immediately 100% vested. Matching contributions provided by Exchange were $51 in 2000 and $19 in 1999 and are included in salaries and employee benefits expense in the Consolidated Statements of Income.

   Effective January 1, 1998, Bancorporation approved a supplemental retirement plan (the "Plan") for certain members of management. Benefits under the Plan are based on a percentage of the participant's 1998 salary and will be paid evenly over a ten-year period after retirement. The present value of the payments at retirement was determined using a discount rate of 7%, and the present value of the obligation at retirement totals $3,326.

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

   Costs recognized under the Plan during the year ended December 31, 2000, 1999 and 1998 totaled $522, $300, and $410, respectively, and are included in salaries and employee benefits expense in the Consolidated Statements of Income.

Note 15--Commitments, contingencies and financial instruments with off-balance sheet risk (Dollars in thousands)

   Bancorporation does not hold any derivative financial instruments. Financial instruments with off-balance sheet risk include commitments to extend credit, standby letters of credit and commitments on mortgage loans held for resale (See Note 11). Generally, Bancorporation charges a fee to the customer to extend these commitments as part of its normal banking activities. These fees are initially deferred and included in loans in the Consolidated Statements of Condition. Ultimately, such fees are recorded as an adjustment to yield over the related life of the loan or, if the commitment expires unexercised, recognized in income upon expiration of the commitment.

   A summary of the significant financial instruments with off-balance sheet risk is as follows:

                                                               Contract Amount
                                                               at December 31,
                                                              -----------------
                                                                2000     1999
                                                              -------- --------
     Commitments to extend credit............................ $461,701 $417,853
     Letters of credit and financial guarantees..............    4,299    4,032
                                                              -------- --------
      Total.................................................. $466,000 $421,885
                                                              ======== ========

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

   Most of Bancorporation's business activity is with customers located in South Carolina. A significant economic downturn in South Carolina could have a material adverse impact on the operations of Bancorporation. As of December 31, 2000, Bancorporation had no other significant concentrations of credit risk in the loan portfolio.


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

   Aggregate balances and activity related to extensions of credit to officers, directors and their associates were as follows:

                                                                    December 31,
                                                                        2000
                                                                    ------------
     Balance at beginning of year..................................    $3,564
     New loans and additions.......................................     1,959
     Payments and other deductions.................................      (431)
                                                                       ------
     Balance at end of year........................................    $5,092
                                                                       ======

   Bancorporation has a contract with First-Citizens Bank & Trust Company, Raleigh, North Carolina ("FCBNC") for the purpose of outsourcing data processing and other services to include item processing, deposits, loans, general ledger and statement rendering functions. Total expenses incurred under this contract totaled $8,007, $6,174 and $5,775 for the years ended December 31, 2000, 1999 and 1998, respectively. The contract expired December 31, 2000 and was renewed on January 1, 2001. Bancorporation also has a correspondent banking relationship with FCBNC which also acts as an investment custodian. Fees paid for this service were minimal for 2000, 1999 and 1998.

Note 17--Disclosure of fair value of financial instruments (Dollars in thousands)

   SFAS No. 107, "Disclosure About Fair Value of Financial Instruments" extends existing fair value disclosure practices for some instruments by requiring entities to disclose the fair value of financial instruments, both assets and liabilities, recognized and not recognized in the Consolidated Statements of Condition.

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

   The carrying amounts and estimated fair values of Bancorporation's financial instruments are as follows:

                                      December 31, 2000     December 31, 1999
                                    --------------------- ---------------------
                                     Carrying  Estimated   Carrying  Estimated
                                      Amount   Fair Value   Amount   Fair Value
                                    ---------- ---------- ---------- ----------
Financial assets:
 Cash and federal funds sold....... $  253,125 $  253,125 $  189,297 $  189,297
 Investment securities.............    740,519    740,638    562,992    562,781
 Loans.............................  2,081,871  2,076,312  1,854,520  1,844,690

Financial liabilities:
 Deposits..........................  2,555,229  2,554,910  2,222,033  2,220,560
 Federal funds purchased and
  securities sold under agreements
  to repurchase....................    369,218    368,689    230,904    230,499
 Long-term debt....................     50,963     50,265     50,963     50,323

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

   Quantitative measures established by regulation to ensure capital adequacy require Bancorporation to maintain minimum amounts and ratios of Total and Tier I capital to risk weighted assets, and of Tier I capital to average assets. Management believes, as of December 31, 2000, that Bancorporation meets all capital adequacy requirements to which it is subject.

   To be categorized as well-capitalized, Bancorporation must maintain minimum Total risk-based and Tier I risk-based ratios as set forth in the table below. There are no conditions or events subsequent to December 31, 2000, that management believes would change the capital amounts and ratios presented below for Bancorporation, Bank or Exchange.

                                                                    To Be Well
                                                                Captialized Under
                                                For Capital     Prompt Corrective
                                Actual       Adequacy Purposes  Action Provisions
                          ------------------ ------------------ ------------------
                           Amount  Ratio (%)  Amount  Ratio (%)  Amount  Ratio (%)
                          -------- --------- -------- --------- -------- ---------
As of December 31, 2000:
Total capital to risk
 weighted assets:
 Bancorporation.........  $255,245   12.09%  $168,547   8.00%   $210,684   10.00%
 Bank...................   215,137   10.72    160,498   8.00     200,623   10.00
 Exchange...............    11,746   17.57      5,359   8.00       6,699   10.00
Tier I capital to risk
 weighted assets:
 Bancorporation.........   221,812   10.53     84,273   4.00     126,410    6.00
 Bank...................   189,926    9.47     80,249   4.00     120,374    6.00
 Exchange...............    10,905   16.31      2,680   4.00       4,019    6.00
Tier I capital to
 average assets:
 Bancorporation.........   221,812    7.46    118,914   4.00     148,643    5.00
 Bank...................   189,926    6.66    114,121   4.00     142,651    5.00
 Exchange...............    10,905   11.11      3,926   4.00       4,908    5.00
As of December 31, 1999:
Total capital to risk
 weighted assets:
 Bancorporation.........  $254,676   13.79%  $147,450   8.00%   $184,312   10.00%
 Bank...................   212,292   12.07    140,748   8.00     175,934   10.00
 Exchange...............    10,330   16.64      4,967   8.00       6,209   10.00
Tier I capital to risk
 weighted assets:
 Bancorporation.........   229,863   12.47     73,725   4.00     110,587    6.00
 Bank...................   190,178   10.81     70,374   4.00     105,561    6.00
 Exchange...............     9,550   15.38      2,484   4.00       3,725    6.00
Tier I capital to
 average assets:
 Bancorporation.........   229,863    8.49    108,352   4.00     135,440    5.00
 Bank...................   190,178    7.33    103,766   4.00     129,707    5.00
 Exchange...............     9,550    9.89      3,863   4.00       4,829    5.00

Note 19--Bancorporation (Parent Company information only) (Dollars in thousands)

   Bancorporation's principal asset is its investments in its wholly-owned subsidiaries, the Bank and Exchange, and its principal source of income is dividends from the Bank. The approval of the South Carolina State Board of Financial Institutions is required for any dividends declared by a state bank.

   Bancorporation's condensed balance sheets and the related condensed statements of income and of cash flows are as follows:

                               BALANCE SHEET DATA

                                                                December 31,
                                                              -----------------
                                                                2000     1999
                                                              -------- --------
Assets:
 Cash........................................................ $  5,592 $ 15,558
 Investment in the Bank......................................  254,146  215,737
 Other assets................................................   33,473   25,827
                                                              -------- --------
 Total assets................................................ $293,211 $257,122
                                                              ======== ========
Liabilities and Stockholders' Equity:
 Long term debt.............................................. $ 51,547 $ 51,547
 Other liabilities...........................................    7,971    5,502
 Stockholders' equity........................................  233,693  200,073
                                                              -------- --------
 Total liabilities and stockholders' equity.................. $293,211 $257,122
                                                              ======== ========

                             INCOME STATEMENT DATA

                                                     Year Ended December 31,
                                                     -------------------------
                                                      2000     1999     1998
                                                     -------  -------  -------
Income:
 Dividend income from the Bank...................... $   --   $   --   $ 2,594
 Other..............................................   1,032    1,339    1,332
                                                     -------  -------  -------
                                                       1,032    1,339    3,926
Expense:
 Interest...........................................      75    4,278    3,673
 Other..............................................   4,530      170      169
                                                     -------  -------  -------
                                                       4,605    4,448    3,842
 (Loss) income before equity in undistributed
  earnings subsidiaries and income taxes............  (3,573)  (3,109)      84
 Equity in undistributed earnings of the
  subsidiaries and associated companies.............  29,934   26,537   22,567
                                                     -------  -------  -------
Income before income taxes..........................  26,361   23,428   22,651
Applicable income tax benefit.......................  (1,228)  (1,218)    (967)
                                                     -------  -------  -------
Net Income.......................................... $27,589  $24,646  $23,618
                                                     =======  =======  =======

                                CASH FLOWS DATA

                                                       For the Year Ended
                                                          December 31,
                                                   ----------------------------
                                                     2000      1999      1998
                                                   --------  --------  --------
Cash Flows From Operating Activities:
 Net income......................................  $ 27,589  $ 24,646  $ 23,618
 Adjustments to reconcile net income to net cash
  provided by operating activities:
  Equity in undistributed earnings of the Bank...   (29,934)  (26,537)  (22,567)
  Decrease (increase) in other assets............        43        96      (846)
  (Decrease) increase in other liabilities.......    (1,096)      154     1,023
  Other, net.....................................     2,242     8,133       --
                                                   --------  --------  --------
  Net cash (used in) provided by operating
   activities....................................    (1,156)    6,492     1,228

Cash Flows From Investing Activities:
 Purchases of held-to-maturity and available-for-
  sale securities................................      (115)      --     (8,007)
 Sales and maturities held-to-maturity and
  available-for-sale securities..................       114     3,794       --
 Payments for investments in subsidiaries........    (6,299)  (12,203)   (6,547)
                                                   --------  --------  --------
 Net cash used in investing activities...........    (6,300)   (8,409)  (14,554)

Cash Flows From Financing Activities:
 Proceeds from advances from subsidiaries........       --        --     51,547
 Repayments of term loan.........................       --        --    (14,483)
 Purchase of stock...............................    (1,666)   (4,101)   (2,883)
 Cash dividends paid.............................      (844)     (171)     (171)
                                                   --------  --------  --------
 Net cash (used in) provided by financing
  activities.....................................    (2,510)   (4,272)   34,010
                                                   --------  --------  --------
Net (decrease) increase in cash..................    (9,966)   (6,189)   20,684
Cash at beginning of year........................    15,558    21,747     1,063
                                                   --------  --------  --------
Cash at end of year..............................  $  5,592  $ 15,558  $ 21,747
                                                   ========  ========  ========

Supplemental disclosure of cash flow information:
 Interest paid...................................  $  4,199  $  4,125  $  2,510
                                                   ========  ========  ========

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

Richard W. Blackmon* **
Owner
Richard Blackmon Construction Company, Lancaster

Peter M. Bristow*
Executive Vice President and Chief Operating Officer
First Citizens Bancorporation of South Carolina, Inc.
First-Citizens Bank and Trust Company of South Carolina
Columbia

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

Carmen H. Ames
San Francisco, CA

Frank B. Holding* **
Vice Chairman
First Citizens Bancorporation of South Carolina, Inc.
First-Citizens Bank and Trust Company of South Carolina
Executive Vice Chairman
First Citizens BancShares, Inc.
First Citizens Bank and Trust Company, Smithfield, NC

Dan H. Jordan
Farmer, Nichols

E. Hite Miller, Sr., * **
Chairman
First Citizens Bancorporation of South Carolina, Inc.
First-Citizens Bank and Trust Company of South Carolina
Columbia

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

Craig L. Nix
Senior Vice President/Treasurer/Controller

E. W. Wells
Secretary