Form 10-K, Exhibit 13
period 2001-12-31
FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA INC
filed 2002-03-27
CIK 708848

                                                                      Exhibit 13

             FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.
                                AND SUBSIDIARIES

                               2001 ANNUAL REPORT

Nature of Business

   First Citizens Bancorporation of South Carolina, Inc. ("Bancorporation"), is a two-bank financial holding company headquartered in Columbia, South Carolina, with assets of $3.57 billion at December 31, 2001. Its primary subsidiaries are First-Citizens Bank and Trust Company of South Carolina ("Bank") and The Exchange Bank of South Carolina, Inc. ("Exchange"). The Bank provides a broad range of banking services through 145 offices in 94 communities throughout the state, and Exchange provides banking services through four branches in Williamsburg and Georgetown counties. The Bank's subsidiary is Wateree Life Insurance Company of South Carolina, a credit life insurance company. "First Citizens Bank" is used in marketing the Bank.

First Citizens Bancorporation of South Carolina, Inc.
P. O. Box 29
1230 Main Street
Columbia, South Carolina 29202

Annual Meeting

   The Annual Meeting of Stockholders of Bancorporation will be held at 2:30 p.m. on Wednesday, April 24, 2002 at 1314 Park Street, Columbia, South Carolina.

Contents

   Market and Dividend Information Regarding Common and Preferred Stock    1
   Financial Highlights................................................    3
   To Our Stockholders.................................................    4
   Management's Discussion and Analysis................................    5
   Report of Management................................................   27
   Report of Independent Accountants...................................   28
   Consolidated Financial Statements...................................   29
   Official Organization Section.......................................   51

Market and Dividend Information Regarding Common and Preferred Stock

   There is a limited over-the-counter market for Bancorporation's voting common stock. The stock is not listed on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"). Quotations are published in South Carolina newspapers circulated in Bancorporation's major metropolitan markets and may be obtained through securities brokers having offices in South Carolina. Local broker-dealers effect agency transactions in Bancorporation's voting common stock from time to time.

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

                           2001                             2000
             -------------------------------- --------------------------------
              High     Low    Close  Dividend  High     Low    Close  Dividend
             ------- ------- ------- -------- ------- ------- ------- --------
 1st quarter $280.00 $275.00 $278.00  $0.25   $270.00 $220.00 $227.00  $  --
 2nd quarter  280.00  280.00  280.00   0.25    255.00  205.00  215.00   0.25
 3rd quarter  285.00  285.00  285.00   0.25    255.00  200.00  229.50   0.25
 4th quarter  285.00  285.00  285.00   0.25    260.00  226.00  245.00   0.25

   The approximate number of record holders of Bancorporation's voting common stock and non-voting common stock at December 31, 2001 were 1,031 and 4, respectively.

   Holders of the voting and non-voting common stock of Bancorporation are entitled to such dividends as may be declared from time to time by the Board of Directors from funds legally available. Bancorporation's Board of Directors approved a $.25 quarterly dividend on its voting common stock for all four quarters of 2001. Bancorporation was able to maintain its risk-based capital ratios through the retention of earnings, adjusted for the aforementioned dividends. Certain regulatory requirements restrict the payment of dividends and extensions of credit from banking subsidiaries to bank holding companies. These restrictions have not historically affected Bancorporation's ability to meet its obligations. Restrictions relating to capital requirements and dividends are discussed on page 20 of "Management's Discussion and Analysis" and in Note 12 of "Notes to Consolidated Financial Statements."

TO OUR STOCKHOLDERS:
--------------------------------------------------------------------------------

FINANCIAL HIGHLIGHTS

                                                                                           Percent
                                                                        2001       2000    Change
                                                                     ---------- ---------- -------
Earnings (dollars in thousands):
   Net income....................................................... $   33,876 $   27,589  22.79%
   Net income per common share......................................      36.11      29.56  22.16
   Book value per common share......................................     289.12     246.17  17.45
   Preferred dividends paid.........................................        166        169  (1.78)
   Common dividends paid............................................        898        675  33.04

Year-end Balances (dollars in thousands):
   Total assets..................................................... $3,574,680 $3,240,510  10.31
   Investment securities............................................    899,755    740,519  21.50
   Loans............................................................  2,262,283  2,081,871   8.67
   Deposits.........................................................  3,014,954  2,555,229  17.99
   Stockholders' equity.............................................    270,915    233,693  15.93

Average balances (dollars in thousands):
   Total assets..................................................... $3,459,909 $2,929,158  18.12
   Investment securities............................................    819,334    680,042  20.48
   Loans............................................................  2,160,604  1,960,547  10.21
   Deposits.........................................................  2,875,976  2,308,705  24.57
   Stockholders' equity.............................................    255,836    213,105  20.05

Financial ratios:
   Return on average assets.........................................        .98        .94   4.26
   Return on average stockholders' equity...........................      13.24      12.95   2.24
   Average stockholders' equity to average total assets at year-end.       7.39       7.28   1.51

Share data (year-end):
   Common shares outstanding........................................    925,949    936,288  (1.10)
   Weighted average common shares outstanding.......................    933,480    927,717    .62
   Preferred shares outstanding.....................................     66,132     66,450   (.48)

TO OUR SHAREHOLDERS:

   We are pleased to report that First Citizens Bancorporation achieved outstanding financial results in the year 2001. While doing so, we were able to grow and expand our franchise.

   Net income increased 23% to $33.9 million, representing an increase in net income per share from $29.56 in 2000 to $36.11 in 2001. The improvement in net income was primarily due to strong earning asset growth fueled by growth in deposits.

   Loans grew 9% to $2.26 billion, while deposits grew 18% to $3.01 billion or 10% after adjusting for an accounting reclassification. Total assets grew 10% to $3.57 billion. This growth stemmed from the continued success of our sales culture.

   Our strategy of statewide expansion continued via new acquisitions and new construction. We acquired four offices in the South Carolina communities of Bennettsville, Liberty, Lugoff, and McColl. De novo offices were opened in Blythewood, Georgetown, and Hilton Head. Our York office was relocated, and our three Dillon offices were consolidated into a new facility.

   Our three-year strategic plan, implemented in the year 2000, continues to provide a course by which we can gauge our progress. The objectives of this plan focus on providing a high level of customer service, greater market segmentation, human resources development, and technology improvements. We made significant strides in 2001 toward meeting each of these objectives.

   The evolution of our sales culture continued as a company-wide strategic alignment effort gained momentum focusing the entire company in one direction: toward the customer. In 2001, a leadership development program for department heads and several customer service training programs for associates in operations and support services strengthened our commitment to the customer.

   Enhancements to our leadership team represented another accomplishment this year. The reorganization of responsibilities for our geographic division executives allowed our sales environment to prosper while still maintaining our goal of product segmentation. The addition of a chief information officer gives more focused leadership to our Operational Services and Support Group.

   Planning for two major initiatives--ProfitVision and our new point of contact system--was completed this year. Both of these systems will foster better customer service. Both of these projects will provide more information about our customers so that we can effectively manage our relationships with them. It is our goal to provide urgent delivery of personal and competent customer service in our branches, and these projects support that vision in tomorrow's banking environment.

   We believe that First Citizens Bancorporation is a unique company because of our distinct corporate culture, built around a long-term perspective benefiting our customers, communities, employee associates, and shareholders. As we look to the future, we remain enthusiastic about opportunities for the continued growth and success of First Citizens. Thank you for your support.

/s/ Jim B. Apple
Jim B. Apple
Chairman and Chief Executive Officer

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The discussion and other data presented below analyze major factors and trends regarding the financial condition and results of operations of First Citizens Bancorporation of South Carolina, Inc. ("Bancorporation") and its principal subsidiaries, First-Citizens Bank and Trust Company of South Carolina (the "Bank") and The Exchange Bank of South Carolina, Inc. ("Exchange"). Bancorporation is a two-bank financial holding company headquartered in Columbia, South Carolina. The Bank provides commercial banking and related financial products and services throughout South Carolina. Exchange provides banking services principally in Williamsburg and Georgetown counties in South Carolina.

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

                             RESULTS OF OPERATIONS

Summary (Dollars in thousands)

   Net income for the year ended December 31, 2001, totaled $33,876, or $36.11 per common share. Net income for 2000 was $27,589, or $29.56 per common share.

   The primary factors affecting the increase in net income were a $19,924 or 17.90% increase in net interest income, and a $12,605 or 33.27% increase in noninterest income. These favorable changes were partially offset by a $976 or 12.80% increase in the provision for loan losses, a $23,593 or 23.70% increase in noninterest expense, and a $1,673 or 11.58% increase in the provision for income taxes.

   The increase in earnings from 1999 to 2000 was primarily due to a $11,771 or 11.82% increase in net interest income, and a $4,963 or 15.07% increase in noninterest income. These favorable changes were partially offset by an $10,206 or 11.42% increase in noninterest expense.

   Return on average stockholders' equity and average assets are key measures of earnings performance. Return on average stockholders' equity was 13.24%, 12.95% and 13.13% in 2001, 2000, and 1999, respectively. Return on average assets was .98%, .94%, and .95% in 2001, 2000 and 1999, respectively.

   Table 1 provides a summary of the statements of income, financial condition and selected ratios for the last five years. A more detailed analysis of each component of Bancorporation's net income is included under the appropriate captions which follow.

                        TABLE 1:  SUMMARY OF OPERATIONS
               (Dollars in thousands--except for per share data)

                                                                                                                       Five Year
                                                                                                                       Compound
                                                             2001        2000        1999        1998        1997     Growth Rate
                                                          ----------  ----------  ----------  ----------  ----------  -----------
Income statement data:
Interest income.......................................... $  232,161  $  209,820  $  175,414  $  165,371  $  151,137     11.58%
Interest expense.........................................    100,908      98,491      75,856      73,032      65,474     11.89
                                                          ----------  ----------  ----------  ----------  ----------
Net interest income......................................    131,253     111,329      99,558      92,339      85,663     11.35
Provision for loan losses................................      8,599       7,623       5,546       4,303       4,241     13.46
                                                          ----------  ----------  ----------  ----------  ----------
Net interest income after provision for loan losses......    122,654     103,706      94,012      88,036      81,422     11.21
                                                          ----------  ----------  ----------  ----------  ----------
Service charges and fees.................................     45,548      37,859      32,919      28,871      24,730     16.24
Investment securities gains..............................      4,947          31           8          36          51
                                                          ----------  ----------  ----------  ----------  ----------
Total noninterest income.................................     50,495      37,890      32,927      28,907      24,781     17.80
                                                          ----------  ----------  ----------  ----------  ----------
Salaries and employee benefits...........................     54,804      46,601      41,396      36,674      32,752     13.81
Other expense............................................     68,343      52,953      47,952      43,935      39,906     13.44
                                                          ----------  ----------  ----------  ----------  ----------
Total noninterest expense................................    123,147      99,554      89,348      80,609      72,658     13.61
                                                          ----------  ----------  ----------  ----------  ----------
Income before income taxes...............................     50,002      42,042      37,591      36,334      33,545     11.30
Income tax expense.......................................     16,126      14,453      12,945      12,716      11,775      9.34
                                                          ----------  ----------  ----------  ----------  ----------
Net income............................................... $   33,876  $   27,589  $   24,646  $   23,618  $   21,770     12.32
                                                          ==========  ==========  ==========  ==========  ==========
Net income per common share.............................. $    36.11  $    29.56  $    26.35  $    25.30  $    23.24     12.52
                                                          ==========  ==========  ==========  ==========  ==========
Book value per common share.............................. $   289.12  $   246.17  $   208.77  $   185.41  $   166.95     15.74
                                                          ==========  ==========  ==========  ==========  ==========
Weighted average common shares Outstanding...............    933,480     927,717     928,792     926,744     929,222      (.10)
                                                          ==========  ==========  ==========  ==========  ==========
Selected ratios:
Return on average assets.................................        .98%        .94%        .95%       1.01%       1.05%
Return on average stockholders' equity...................      13.24       12.95       13.13       13.94       15.02
Return on average common stockholders' equity............      13.41       13.14       13.36       14.22       15.37
Yield on average interest-earning assets (tax equivalent)       4.19        4.20        4.23        4.36        4.54
Average loans to average deposits........................      75.13       84.92       80.59       78.35       76.68
Net loan losses to average loans.........................        .25         .21         .12         .14         .12
Nonperforming loans to total loans.......................        .23         .25         .16         .14         .19
Allowance for loan losses to total loans.................       1.78        1.78        1.78        1.80        1.83
Allowance for loan losses to nonperforming loans.........     783.55      699.72    1,092.87    1,259.16      956.98
Average stockholders' equity to average total assets.....       7.39        7.28        7.21        7.26        6.96
Common stockholders' equity to total assets..............       7.07        6.48        6.77        7.12        6.80
Total risk-based capital ratio...........................      12.59       12.09       13.79       14.27       10.49
Tier 1 risk-based capital ratio..........................      11.33       10.53       12.47       13.01        9.13
Tier 1 leverage ratio....................................       7.34        7.46        8.49        8.43        6.21
Dividends per common share............................... $     1.00  $     0.75  $       --  $       --  $       --
Selected average balances:
Total assets............................................. $3,459,909  $2,929,158  $2,605,572  $2,332,634  $2,082,086     13.57%
Interest-earning assets..................................  3,166,389   2,683,993   2,385,884   2,148,348   1,918,921     13.37
Investment securities....................................    819,334     680,042     635,128     599,704     538,086     11.73
Loans....................................................  2,160,604   1,960,547   1,690,504   1,495,930   1,343,256     12.64
Deposits.................................................  2,875,976   2,308,705   2,097,678   1,909,183   1,751,791     12.87
Noninterest-bearing deposits.............................    477,592     420,016     374,992     331,466     294,929     12.96
Interest-bearing deposits................................  2,398,384   1,888,689   1,722,686   1,577,717   1,456,862     12.77
Interest-bearing liabilities.............................  2,695,037   2,271,342   2,029,000   1,815,346   1,627,301     13.35
Stockholders' equity.....................................    255,836     213,105     187,744     169,422     144,961     15.94
Selected year-end actual balances:
Total assets............................................. $3,574,680  $3,240,510  $2,726,585  $2,483,768  $2,250,477
Interest-earnings assets.................................  3,259,938   2,919,090   2,454,912   2,260,897   2,036,446
Investment securities....................................    899,755     740,519     562,992     623,828     588,409
Loans....................................................  2,262,283   2,081,871   1,854,520   1,573,069   1,428,437
Deposits.................................................  3,014,954   2,555,229   2,222,033   2,037,487   1,879,420
Noninterest-bearing deposits.............................    507,930     467,155     396,781     354,239     346,934
Interest-bearing deposits................................  2,507,024   2,088,074   1,825,252   1,683,248   1,532,486
Interest-bearing liabilities.............................  2,772,010   2,508,255   2,107,119   1,937,950   1,731,137
Stockholders' equity.....................................    270,915     233,693     200,073     174,175     158,418

Net interest income (Dollars in thousands)

   Net interest income represents the principal source of earnings for Bancorporation. Net interest income is the amount by which interest income exceeds interest expense and is the primary measure used to evaluate the efficiency of management of interest-earning assets and interest-bearing liabilities.

   Table 2 compares average balance sheet items and analyzes net interest income on a tax equivalent basis for the years ended December 31, 2001, 2000 and 1999.

                 TABLE 2:  COMPARATIVE AVERAGE BALANCE SHEETS
                            (Dollars in thousands)

                                                                        Year Ended December 31,
                                         -------------------------------------------------------------------------------------
                                                     2001                         2000                         1999
                                         ---------------------------  ---------------------------  ---------------------------
                                          Average    Interest  Yield/  Average    Interest  Yield/  Average    Interest  Yield/
                                          Balance   Inc/Exp(1)  Rate   Balance   Inc/Exp(1)  Rate   Balance   Inc/Exp(1)  Rate
                                         ---------- ---------- ------ ---------- ---------- ------ ---------- ---------- ------
Interest-earning assets:
Loans (2)............................... $2,160,604  $181,761   8.41% $1,960,547  $169,352   8.64% $1,690,504  $140,729   8.32%
Investment securities:
  Taxable...............................    800,854    42,425   5.30     653,901    37,052   5.67     609,374    30,918   5.07
  Non-taxable...........................     18,480     1,483   8.02      26,141     2,168   8.29      25,754     2,190   8.50
  Federal funds sold....................    186,451     7,768   4.17      43,404     2,692   6.20      60,252     2,953   4.90
  Other earning assets..................         --        --     --          --        --     --          --        --     --
                                         ----------  --------   ----  ----------  --------   ----  ----------  --------   ----
  Total interest-earning assets.........  3,166,389   233,437   7.37   2,683,993   211,264   7.87   2,385,884   176,790   7.41
                                         ----------  --------         ----------  --------         ----------  --------
Noninterest-earning assets:
Cash and due from banks.................    135,224                      114,517                      110,369
Premises and equipment..................     96,335                       86,984                       81,751
Other, less allowance for loan losses...     61,961                       43,664                       27,568
                                         ----------                   ----------                   ----------
  Total noninterest-earning Assets......    293,520                      245,165                      219,688
                                         ----------                   ----------                   ----------
Total assets............................ $3,459,909                   $2,929,158                   $2,605,572
                                         ==========                   ==========                   ==========
Interest-bearing liabilities:
Deposits................................ $2,398,384  $ 88,169   3.68  $1,888,689  $ 74,972   3.97  $1,722,686  $ 59,825   3.47
Short-term borrowings...................    245,690     8,540   3.48     331,690    19,320   5.82     255,960    11,882   4.64
Long-term debt..........................     50,963     4,199   8.24      50,963     4,199   8.24      50,354     4,149   8.24
                                         ----------  --------   ----  ----------  --------   ----  ----------  --------   ----
  Total interest-bearing liabilities....  2,695,037   100,908   3.74   2,271,342    98,491   4.34   2,029,000    75,856   3.74
                                         ----------  --------   ----  ----------  --------   ----  ----------  --------   ----
Net interest spread.....................                        3.63%                        3.53%                        3.67%
                                                                ====                         ====                         ====
Noninterest-bearing liabilities:
Demand deposits.........................    477,592                      420,016                      374,992
Other liabilities.......................     31,444                       24,695                       13,836
                                         ----------                   ----------                   ----------
  Total noninterest-bearing liabilities.    509,036                      444,711                      388,828
Stockholders' equity....................    255,836                      213,105                      187,744
                                         ----------                   ----------                   ----------
Total liabilities and stockholders'
 equity................................. $3,459,909                   $2,929,158                   $2,605,572
                                         ==========                   ==========                   ==========
Net interest income.....................             $132,529                     $112,773                     $100,934
                                                     ========                     ========                     ========
Interest income to average earning
 assets.................................                        7.37%                        7.87%                        7.41%
Interest expense to average earning
 assets.................................                        3.19                         3.67                         3.18
                                                                ====                         ====                         ====
Net interest income to average earning
 assets.................................                        4.19%                        4.20%                        4.23%
                                                                ====                         ====                         ====

--------
(1) Non-taxable interest income has been adjusted to a taxable equivalent rate using the federal income tax rate of 35%.
(2) Nonaccrual loans are included in the average loan balances. Income on such loans is generally recognized on a cash basis.

   Net interest income on a tax equivalent basis increased $19,756 or 17.52% from $112,773 in 2000 to $132,529 in 2001. The increase was primarily attributable to the increased volume of average earning assets, since the net interest margin to average earning assets decreased from 4.20% in 2000 to 4.19% in 2001. Interest income on a tax equivalent basis increased $22,173 or 10.50% in 2001 primarily due to the increased volume of average earning assets. Average earning assets increased 17.97% to $3,166,389 or 91.52% of average assets in 2001, compared with $2,683,993 or 91.63% of average assets in 2000. Interest expense increased $2,417 or 2.45% in 2001 primarily due to an 18.65% increase in the volume of average interest-bearing liabilities from $2,271,342 in 2000 to $2,695,037 in 2001.

   The net interest position to average interest earning assets declined from 15.37% in 2000 to 14.89% in 2001. This resulted in a decrease in the gain from the net interest position (calculated by multiplying the cost of average interest bearing liabilities by the net interest position to average interest earning assets) from .67% in 2000 to .56% in 2001. This .11% decline offset the ..10% increase in the net interest spread, resulting in a .01% decline in the net interest margin.

   The net interest position is the difference between average interest earning assets and average interest bearing liabilities. When expressed as a dollar amount, it represents the amount of average interest earning assets funded at a 0% cost of funds. When expressed as a percentage, it represents the percent of average interest earning assets funded at a 0% cost of funds.

   The net interest spread increased by .10% due to a decrease in the cost of average interest bearing liabilities from 4.34% in 2000 to 3.74% in 2001, or ..60%. The .60% decrease in the cost of average interest bearing liabilities was offset by a .50% decrease in the yield on earning assets. The yield on earning assets decreased from 7.87% in 2000 to 7.37% in 2001.

   The yield on average interest earning assets decreased due to the following factors: (1) decrease in the yield on average loans of .23%, from 8.64% in 2000 to 8.41% in 2001, (2) decrease in the mix of average loans to average interest earning assets from 73.04% in 2000 to 68.24% in 2001 (primarily attributable to deposit growth exceeding loan growth), and (3) decrease in the yields on average investment securities and federal funds sold. The most significant factor to the decrease in the yield on earning assets was the declining rate environment experienced in 2001

   The cost of average interest bearing liabilities decreased due to the following factors: (1) decrease in the rate paid on average interest bearing deposits of 29 basis points, from 3.97% in 2000 to 3.68% in 2001; partially offset by an increase in the mix of average interest bearing deposits to average interest bearing liabilities from 83.15% in 2000 to 88.99% in 2001, and
(2) decrease in the rate paid on short-term borrowings (primarily repurchase agreements) from 5.82% in 2000 to 3.48% in 2001.

   Decreases in rates paid on interest bearing deposits were in response to the overall declining interest rate environment. Short-term borrowings are mostly comprised of repurchase agreements tied to a floating index. The index decreased during a majority of 2001, causing the rate paid on average short-term borrowings to decrease. Table 3 shows the impact of balance sheet changes which occurred during 2001 and 2000, and the changes in yields and rates.

   Net interest income on a tax equivalent basis for 2000 increased $11,839 or 11.73% from 1999. The increase was primarily attributable to an increase in the volume of interest-earning assets which was offset by a decrease in net interest margin. The net interest margin decreased 3 basis points from 4.23% in 1999 to 4.20% in 2000. Average earning assets increased 12.49% to $2,683,993 or 91.63% of average total assets in 2000, compared with $2,385,884 or 91.57% in 1999. Interest expense increased $22,635 or 29.84% in 2000 primarily due to an $242,342 or 11.94% increase in interest-bearing liabilities.

    TABLE 3:  TAXABLE EQUIVALENT RATE/VOLUME VARIANCE ANALYSIS (Dollars in
                                  thousands)

                                                                  2001 compared to 2000        2000 compared to 1999
                                                              ----------------------------  --------------------------
                                                               Change due to(1)             Change due to(1)
                                                              -----------------     Net     ---------------     Net
                                                               Yield/             Increase  Yield/            Increase
                                     2001     2000     1999     Rate    Volume   (Decrease)  Rate   Volume   (Decrease)
                                   -------- -------- -------- --------  -------  ---------- ------  -------  ----------
Interest income (2):
Loans (3)......................... $181,761 $169,352 $140,729 $ (4,416) $16,825   $ 12,409  $5,291  $23,332   $28,623
Investment securities:
  Taxable.........................   42,425   37,052   30,918   (2,416)   7,789      5,373   3,612    2,522     6,134
  Non-taxable.....................    1,483    2,168    2,190      (71)    (614)      (685)    (54)      32       (22)
                                   -------- -------- -------- --------  -------   --------  ------  -------   -------
  Total investment securities.....   43,908   39,220   33,108   (2,487)   7,175      4,688   3,558    2,554     6,112
Other earning assets..............       --       --       --       --       --         --      --       --        --
Federal funds sold................    7,768    2,692    2,953     (889)   5,965      5,076     784   (1,045)     (261)
                                   -------- -------- -------- --------  -------   --------  ------  -------   -------
Total interest-earning assets..... $233,437 $211,264 $176,790 $ (7,792) $29,965   $ 22,173  $9,633  $24,841   $34,474
                                   -------- -------- -------- --------  -------   --------  ------  -------   -------
Interest expense:
  NOW accounts.................... $ 16,559 $  9,924 $  9,536 $  1,286  $ 5,350   $  6,636  $ (145) $   533   $   388
  Market rate savings.............    6,900    9,331   10,076   (2,518)      87     (2,431)   (273)    (472)     (745)
  Other accounts..................      223      305      372      (64)     (18)       (82)    (33)     (34)      (67)
  Time deposits in excess of
   $100 thousand..................    9,173    9,348    6,353   (2,990)   2,814       (176)  1,774    1,221     2,995
  Other time deposits.............   55,314   46,064   33,488      398    8,852      9,250   5,292    7,284    12,576
                                   -------- -------- -------- --------  -------   --------  ------  -------   -------
  Total deposits.................. $ 88,169 $ 74,972 $ 59,825 $ (3,888) $17,085   $ 13,197  $6,615  $ 8,532   $15,147
Short-term borrowings.............    8,540   19,320   11,882   (7,787)  (2,993)   (10,780)  3,024    4,414     7,438
Long-term debt....................    4,199    4,199    4,149       --       --         --      --       50        50
                                   -------- -------- -------- --------  -------   --------  ------  -------   -------
Total interest-bearing liabilities $100,908 $ 98,491 $ 75,856 $(11,675) $14,092   $  2,417  $9,639  $12,996   $22,635
                                   -------- -------- -------- --------  -------   --------  ------  -------   -------
Net interest income............... $132,529 $112,773 $100,934 $  3,883  $15,873   $ 19,756  $   (6) $11,845   $11,839
                                   ======== ======== ======== ========  =======   ========  ======  =======   =======

--------
(1) Rate-volume changes have been allocated to each category based on the percentage of each to the total change.
(2) Non-taxable interest income has been adjusted to a taxable equivalent rate using the federal income tax rate of 35%.
(3) Balances of nonaccrual loans and related cash basis income have been included for computational purposes.

Noninterest income (Dollars in thousands)

   Noninterest income for Bancorporation primarily consists of service charges on deposit accounts, credit card processing fees, trust fees, mortgage servicing fees and fees generated from other bank-related activities. Table 4 provides a comparison for the various components of noninterest income for the years ended December 31, 2001, 2000 and 1999.

                         TABLE 4:  NONINTEREST INCOME
                            (Dollars in thousands)

                                                      Year Ended December 31,
                                              ----------------------------------------
                                                      Percent          Percent
                                               2001   Change    2000   Change   1999
                                              ------- -------  ------- ------- -------
Service charges on deposit accounts.......... $26,300   21.42% $21,661  14.02% $18,998
Commission and fees from fiduciary activities   2,782    7.62    2,585  27.84    2,022
Fees for other customer services.............   2,451    2.64    2,388   3.78    2,301
Mortgage servicing...........................   2,329    4.67    2,225   1.46    2,193
Bankcard.....................................   5,440   14.57    4,748  17.18    4,052
Insurance premiums earned....................   2,115    3.32    2,047  12.78    1,815
Gain on sale of investment securities........   4,947 15858.1       31 287.50        8
Other........................................   4,131   87.35    2,205  43.37    1,538
                                              ------- -------  ------- ------  -------
   Total..................................... $50,495   33.27% $37,890  15.07% $32,927
                                              ======= =======  ======= ======  =======

   The 33.27% increase in noninterest income in 2001 compared to 2000 is primarily attributed to increases in gains on the sale of investment securities and service charges on deposit accounts, comprising 39% and 37% of the total increase respectively.

   Service charges on deposit accounts increased due to strong core deposit growth during the year and due to the acquisition of seven and four branches from unrelated financial institutions in December 2000 and July 2001, respectively. These branches contributed to $1,085 of the $4,639 increase in service charges. Adjusted for these branches, service charges on deposit accounts were up 16.41%. Adjusted for the service charges on deposit accounts for the acquired branches and the gains on investment securities, noninterest income was up by $6,573 or 17.35%.

   The 15.07% increase in noninterest income in 2000 compared to 1999 is primarily attributed to increases in service charges, bankcard processing fees and trust fees comprising 54%, 14% and 11% of the total increase in noninterest income, respectively. Exchange contributed $737 in noninterest income in 2000, compared to $78 in 1999.

Noninterest expense (Dollars in thousands)

   Noninterest expense for Bancorporation primarily consists of salaries and employee benefits, net occupancy expense, furniture and equipment expense, data processing fees and amortization of intangibles. Table 5 provides a comparison of the various components of noninterest expense for the years ended December 31, 2001, 2000 and 1999.

                         TABLE 5:  NONINTEREST EXPENSE
                            (Dollars in thousands)

                                             Year Ended December 31,
                                     ----------------------------------------
                                              Percent         Percent
                                       2001   Change   2000   Change   1999
                                     -------- ------- ------- ------- -------
   Salaries and employee benefits... $ 54,804  17.60  $46,601  12.57%  41,396
   Net occupancy expense of premises    8,245  26.92    6,496   6.95    6,074
   Furniture and equipment expense..    6,248  (5.93)   6,642  (3.52)   6,884
   Amortization of intangibles......   10,560  58.82    6,649  22.61    5,423
   Bankcard processing fees.........    5,484  13.00    4,853  10.95    4,374
   Data processing fees.............    8,425   5.22    8,007  13.03    7,084
   Professional services............    2,064   (.29)   2,070  (8.53)   2,263
   Donations........................    4,497 464.24      797  87.09      426
   Other............................   22,820  30.86   17,439  13.06   15,424
                                     -------- ------  -------  -----  -------
      Total......................... $123,147  23.70% $99,554  11.42% $89,348
                                     ======== ======  =======  =====  =======

   The 23.70% increase in noninterest expense in 2001 compared to 2000 is primarily attributable to increases in net occupancy expense of premises, amortization of intangibles, donations and other expenses. Together these increases represent approximately 62.48% of the total increase of $23,593 from 2000 to 2001. The increases are the result of the on-going growth of Bancorporation and the aforementioned addition of 11 branches in late 2000 and 2001. Noninterest expense, excluding noninterest expense related to these branches (exclusion includes $4,022 in amortization), would have been $15,790, or an increase of 15.86%.

   The increase in donations in 2001 compared to 2000 is due to increased contributions made by Bancorporation in 2001 to First Citizens Foundation.

   The 11.42% increase in noninterest expense in 2000 compared to 1999 was primarily due to increases in salaries and employee benefit expense, amortization of intangibles, data processing fees and other expense. Salary and employee benefits increased primarily due to an investment in new personnel in 2000. Amortization on intangibles increased due to the acquisition of 11 branches during 2000. Data processing fees and other expense categories increased due to the on-going growth realized by Bancorporation.

Income taxes (Dollars in thousands)

   Total income tax expense included in the Consolidated Statements of Income was $16,126, $14,453 and $12,945 for the years ended December 31, 2001, 2000 and 1999, respectively. The effective tax rate in those years were 32.3%, 34.4% and 34.4%, respectively.

   Income taxes computed at the statutory rate are reduced primarily by the interest earned on state and municipal debt securities and obligations (which are exempt from federal taxes) and other items permanently included or excluded from taxable income.

FINANCIAL CONDITION

Investment securities (Dollars in thousands)

   As of December 31, 2001, the investment portfolio totaled $899,755, compared to $740,519 as of December 31, 2000. Bancorporation continues to invest primarily in short-term U.S. Government obligations, thereby minimizing credit, interest rate and liquidity risk. The portfolio was comprised of 95.13% and 92.59% U.S. Government obligations at December 31, 2001 and 2000, respectively. The remainder of the investment portfolio principally consists of municipal notes, bonds and equity securities.

   Average investment securities as a percentage of average earning assets increased from 25.34% as of December 31, 2000, to 25.88% as of December 31, 2001, with the increase occurring primarily in investments in U.S. Government obligations. Investment securities remain the second largest component of interest-earning assets.

   The weighted average maturity of U.S. Government obligations held in the portfolio was 15.6 months at December 31, 2001, as compared to 11.4 months at December 31, 2000. The weighted average maturity of State and Political obligations held in the portfolio was 31.6 months at December 31, 2001, as compared to 52.7 months at December 31, 2000. The amortized cost and estimated fair value of debt securities at December 31, 2001 and 2000, are shown in Table 6.

   Investment securities available-for-sale are held for expected liquidity requirements and asset/liability management. Such securities, recorded at fair value, were $876,446 or 97.41% of the total investment portfolio at December 31, 2001, compared with $707,000 or 95.47% at December 31, 2000. The unrealized gain on investment securities available-for-sale was $30,170 and $18,793 at December 31, 2001 and 2000, respectively. The increase in available-for-sale securities as a percentage of the total investment portfolio is due to the increase in U.S. Government obligations and the unrealized gain on investment securities available for sale.

   Investment securities held-to-maturity recorded at amortized cost totaled $23,309 or 2.59% of the total investment portfolio at December 31, 2001, compared to $33,519 or 4.53% at December 31, 2000. The estimated fair value of such securities exceeded their amortized cost by $420 or 1.8% at December 31, 2001. The estimated fair value of such securities exceeded their amortized cost by $119 or .36% at December 31, 2000.

                        TABLE 6:  INVESTMENT SECURITIES
                            (Dollars in thousands)

                                           2001                       2000                 1999
                              ------------------------------  -------------------- --------------------
                                                    Taxable
                              Amortized Estimated  Equivalent Amortized Estimated  Amortized Estimated
                                Cost    Fair Value   Yield*     Cost    Fair Value   Cost    Fair Value
                              --------- ---------- ---------- --------- ---------- --------- ----------
Held-To-Maturity:
U. S. government obligations:
 Within one year............. $  1,750   $  1,775     6.16%   $  5,999   $  5,989  $  1,750   $  1,751
 One to five years...........    6,200      6,327     4.54       3,953      3,950     8,497      8,311
 Five to ten years...........       --         --       --         500        492       500        468
                              --------   --------     ----    --------   --------  --------   --------
   Total.....................    7,950      8,102     4.90      10,452     10,431    10,747     10,530
                              --------   --------     ----    --------   --------  --------   --------
Obligations of states and
  political subdivisions:
 Within one year.............    2,405      2,418     4.53       2,921      2,928     2,513      2,519
 One to five years...........   10,550     10,771     4.92      11,438     11,498    13,048     13,089
 Five to ten years...........      609        635     5.13       3,755      3,820     8,925      8,875
 Over ten years..............       --         --       --       4,709      4,709     5,022      5,023
                              --------   --------     ----    --------   --------  --------   --------
   Total.....................   13,564     13,824     4.86      22,823     22,955    29,508     29,506
                              --------   --------     ----    --------   --------  --------   --------
Other securities:
 Within one year.............        2         --     7.61           5          1       120        121
 One to five years...........       50         49     5.95           5          3        29         24
 Five to ten years...........       --         --       --          50         48        50         45
 Over ten years..............    1,743      1,754     5.47         184        200       212        229
                              --------   --------     ----    --------   --------  --------   --------
   Total.....................    1,795      1,803     5.49         244        252       411        419
                              --------   --------     ----    --------   --------  --------   --------
Total Held-To-Maturity.......   23,309     23,729     4.92      33,519     33,638    40,666     40,455
                              ========   ========     ====    ========   ========  ========   ========
Available-for-Sale:
U. S. government obligations:
 Within one year.............  302,220    308,646     5.90     332,693    333,293   267,388    265,845
 One to five years...........  532,563    539,334     4.16     339,236    341,926   233,441    231,562
                              --------   --------     ----    --------   --------  --------   --------
   Total.....................  834,783    847,980     4.79     671,929    675,219   500,829    497,407
                              --------   --------     ----    --------   --------  --------   --------
Obligations of states and
  political subdivisions:
 Five to ten years...........       --         --       --          --         --         5          5
                              --------   --------     ----    --------   --------  --------   --------
 Other securities:
 Five to ten years...........    3,292      3,339     6.20         465        488        --         --
 Over ten years..............    2,428      2,417     6.19          --         --        --         --
                              --------   --------     ----    --------   --------  --------   --------
   Total.....................    5,720      5,756     6.20         465        488        --         --
                              --------   --------     ----    --------   --------  --------   --------
Marketable equity securities.    5,773     22,710       NM      15,813     31,293    15,844     24,914
                              --------   --------     ----    --------   --------  --------   --------
Total Available-For-Sale.....  846,276    876,446     4.76     688,207    707,000   516,678    522,326
                              ========   ========     ====    ========   ========  ========   ========
   Total portfolio........... $869,585   $900,175     4.76    $721,726   $740,638  $557,344   $562,781
                              ========   ========     ====    ========   ========  ========   ========

--------
* Taxable equivalent yield was calculated using the incremental statutory federal income tax rate of 35%.
NM--Not meaningful

Loans (Dollars in thousands)

   Loans comprise the largest portion of earning assets of Bancorporation, with average loans accounting for 68.24% and 73.05% of average earning assets as of December 31, 2001 and 2000, respectively. The decline in this percentage is due to average deposit growth exceeding average loan growth. This is due to an acquisition of seven branches in December 2000 and four branches in July 2001. See the Deposits section of the Management's Discussion and Analysis for details. Adjusted for these acquisitions, average loans grew by 8.03%.

   Bancorporation desires to make business loans for productive purposes where the business has adequate capital and management expertise to succeed. Consumer loans are granted for many purposes, provided that underwriting criteria are met. The ability and willingness of the borrower to repay debt are the primary factors considered in granting credit. Repayment ability is established by review of past and future cash flow coverage for businesses and debt-to-income ratio for consumers. The willingness of the borrower to repay debt is reviewed through trade credit for businesses and credit bureau reports and other traditional methods for consumers. Collateral guarantees, loan-to-value ratios and loan terms are based on industry and/or regulatory standards depending on loan purpose and the composition of collateral provided. Gross loans increased $180,412 or 8.67% to $2,262,283 as of December 31, 2001, from $2,081,871 as of
December 31, 2000. Most of the increase in loans was attributable to an increase in loans secured by 1-4 family residential properties, which increased $83,389 or 9.30%, followed by construction loans which increased $56,311 or 125.39%. The composition of the loan portfolio at December 31 for the last five years is presented in Table 7.

                     TABLE 7:  LOAN PORTFOLIO COMPOSITION
                            (Dollars in thousands)

                                                                       December 31,
                              ---------------------------------------------------------------------------------------------
                                     2001               2000               1999               1998               1997
                              -----------------  -----------------  -----------------  -----------------  -----------------
                                         % of               % of               % of               % of               % of
                                Amount   Gross     Amount   Gross     Amount   Gross     Amount   Gross     Amount   Gross
                              ---------- ------  ---------- ------  ---------- ------  ---------- ------  ---------- ------
Real estate--construction.... $  101,221   4.47% $   44,910   2.16% $   49,254   2.66% $   38,138   2.42% $   23,837   1.67%
Real estate--mortgage........    979,797  43.31     896,408  43.06     818,807  44.15     720,887  45.83     617,117  43.20
Real estate-commercial.......    408,143  18.04     409,563  19.67     345,116  18.61     297,918  18.94     272,520  19.08
Loans for purchasing and
 Carrying securities.........        716    .03         309    .01       1,283    .07         643    .04         817    .06
Loans to farmers.............      9,975    .44      11,341    .54       8,643    .47       8,984    .57       7,917    .55
Commercial and
 Industrial loans............    205,577   9.09     196,041   9.42     174,556   9.41     140,541   8.93     128,584   9.00
Loans to individuals for
 household, family and other
 personal expenditures.......    504,141  22.29     474,848  22.81     417,603  22.52     337,051  21.43     356,612  24.97
Other loans..................     52,713   2.33      48,451   2.33      39,258   2.11      28,907   1.84      21,033   1.47
                              ---------- ------  ---------- ------  ---------- ------  ---------- ------  ---------- ------
Total loans.................. $2,262,283 100.00% $2,081,871 100.00% $1,854,520 100.00% $1,573,069 100.00% $1,428,437 100.00%
                              ========== ======  ========== ======  ========== ======  ========== ======  ========== ======

TABLE 8:  SELECTED LOAN MATURITIES AND INTEREST RATE SENSITIVITY--DECEMBER 31,
                                     2001
                            (Dollars in thousands)

                                                                 Over 1     Over
                                                       1 year    through      5
                                              Total    or less   5 years    Years
                                            ---------- -------- ---------- --------
Type of Loan:
 Real estate-construction.................. $  101,221 $ 46,875 $   46,012 $  8,334
 Commercial, financial and agricultural....    677,124  182,121    428,077   66,926
 Real estate, individual and other.........  1,483,938  195,873  1,029,656  258,409
                                            ---------- -------- ---------- --------
   Total................................... $2,262,283 $424,869 $1,503,745 $333,669
                                            ========== ======== ========== ========
Rate Sensitivity for Loans (over one year):
 Fixed interest rates...................... $1,737,980          $1,427,427 $310,553
 Floating or adjustable interest rates.....     99,434              76,318   23,116
                                            ----------          ---------- --------
   Total................................... $1,837,414          $1,503,745 $333,669
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

   It is the policy of Bancorporation to maintain an allowance for loan losses which is adequate to absorb probable losses inherent in the loan portfolio. Management believes that the provision taken in 2001 was appropriate to provide an allowance for loan losses which considers the past experience of charge-offs, the level of past due and nonaccrual loans, the size and mix of the loan portfolio, credit classifications and general economic conditions in Bancorporation's market areas.

                      TABLE 9:  ALLOWANCE FOR LOAN LOSSES
                            (Dollars in thousands)

                                                   2001    2000    1999    1998    1997
                                                  ------- ------- ------- ------- -------
Beginning allowance for loan losses.............. $37,001 $32,972 $28,306 $26,135 $23,483
Charge-offs:
  Commercial, financial and agricultural.........   1,337   1,302     689   1,080     685
  Real estate--mortgage..........................     447     967     398     698     563
  Installment loans to individuals...............   4,052   3,239   2,288   2,078   2,037
  All other loans................................     804      66       8      13       6
                                                  ------- ------- ------- ------- -------
   Total charge-offs.............................   6,640   5,574   3,383   3,869   3,291
                                                  ------- ------- ------- ------- -------
Recoveries:
  Commercial, financial and agricultural.........     241     240     170     728     384
  Real estate--mortgage..........................     386     451     538     621     920
  Installment loans to individuals...............     671     690     675     388     398
  All other loans................................       1      30       7      --      --
                                                  ------- ------- ------- ------- -------
   Total recoveries..............................   1,299   1,411   1,390   1,737   1,702
                                                  ------- ------- ------- ------- -------
   Net charge-offs...............................   5,341   4,163   1,993   2,132   1,589
Provision for loan losses........................   8,599   7,623   5,546   4,303   4,241
Reserves related to acquisitions.................      --     569   1,113      --      --
                                                  ------- ------- ------- ------- -------
Ending allowance for loan losses................. $40,259 $37,001 $32,972 $28,306 $26,135
                                                  ======= ======= ======= ======= =======

   Bancorporation manages credit risk through a variety of methods including credit scoring, establishing loan type parameters and underwriting standards. In addition, credit management is centralized using a standardized system of controls and subjecting the portfolio to detailed credit reviews by individuals independent of the lending function.

   The allowance for loan losses as a percent of gross loans at December 31, 2001 was consistent with December 31, 2000 at 1.78%.

   Net charge-offs for the year ended December 31, 2001, totaled $5,341, or ..25% of average loans, an increase of $1,178 from $4,163 or .21% of average loans in 2000. Recoveries represented .06% of average loans for the year ended December 31, 2001, versus .07% for the year ended December 31, 2000.

   The increase in the provision for loan losses during 2001 was primarily attributable to loan growth during the year. The provision for loan losses was made to reflect potential losses inherent in the loan portfolio and was not attributable to individual loans for which management believed specific accruals were necessary at December 31, 2001.

   In its allowance methodology, Bancorporation considers a range of potential losses inherent in the loan portfolio. The range is established by estimating the allowance for loan losses under several different methods including peer analysis, historical loss analysis, collateral stratification, industry stratification, industry standards and geographic stratification. In determining the relevance of the range, qualitative factors such as micro and macro economic conditions and trends in portfolio composition are considered. At December 31, 2001, Bancorporation's allowance for loan losses of $40,259 fell within the range indicated by the methods listed above.

   Table 10 presents an allocation of the allowance for loan losses by different loan categories. Bancorporation adopted the methodology mentioned above for estimating the allowance for loan losses in 1999. As a result of this methodology, the allocation of the allowance to the different loan categories was changed. The allocation is based on a number of qualitative factors (e.g. perceived level of risk associated with the related industry, collateral, geographic and economic conditions), and the amounts presented are not necessarily indicative of actual amounts which will be charged to any particular category. The total allowance is available to absorb potential losses in any category of loans. Prior year allocations were not restated to conform to the allowance analysis adopted during 1999.

              TABLE 10:  ALLOCATION OF ALLOWANCE FOR LOAN LOSSES
                            (Dollars in thousands)

                                                                     December 31
                                 -----------------------------------------------------------------------------------
                                       2001             2000             1999             1998             1997
                                 ---------------  ---------------  ---------------  ---------------  ---------------
                                         Percent          Percent          Percent          Percent          Percent
                                 Amount  of loans Amount  of loans Amount  of loans Amount  of loans Amount  of loans
                                 ------- -------- ------- -------- ------- -------- ------- -------- ------- --------
Real estate--construction....... $ 1,687    4.48% $   746    2.16% $   837    2.66% $   100    2.42% $   100    1.67%
Real estate--mortgage...........  23,132   61.35   21,679   62.73   14,222   62.76    8,426   64.77    8,402   62.28
Installment loans to Individuals   8,402   22.28    7,882   22.81   10,526   22.52    7,617   21.43    6,595   24.97
Commercial, financial and
 agricultural...................   4,483   11.89    4,252   12.30    5,571   12.06    2,131   11.38    2,124   11.08
Unallocated.....................   2,555      --    2,442      --    1,816      --   10,032      --    8,914      --
                                 -------  ------  -------  ------  -------  ------  -------  ------  -------  ------
  Total......................... $40,259  100.00% $37,001  100.00% $32,972  100.00% $28,306  100.00% $26,135  100.00%
                                 =======  ======  =======  ======  =======  ======  =======  ======  =======  ======

                     TABLE 11:  ANALYSIS OF ASSET QUALITY
                            (Dollars in thousands)

                                     2001           2000            1999             1998            1997
                                -------------  -------------  ---------------  ---------------  -------------
                                       % of           % of            % of             % of            % of
                                       Total          Total           Total            Total           Total
                                Amount Loans   Amount Loans   Amount  Loans    Amount  Loans    Amount Loans
                                ------ ------  ------ ------  ------ --------  ------ --------  ------ ------
Nonperforming assets:
Nonaccrual loans............... $5,138    .23  $5,288    .25  $3,017      .16  $2,248      .14  $2,653    .18
Restructured loans.............     --     --      --     --      --       --      --       --      78    .01
                                ------ ------  ------ ------  ------ --------  ------ --------  ------ ------
  Total nonperforming loans....  5,138    .23   5,288    .25   3,017      .16   2,248      .14   2,731    .19
Other real estate owned........    720    .03     223    .01     151      .01     402      .03     572    .04
                                ------ ------  ------ ------  ------ --------  ------ --------  ------ ------
  Total nonperforming assets... $5,858    .26  $5,511    .26  $3,168      .17  $2,650      .17  $3,303    .23
                                ====== ======  ====== ======  ====== ========  ====== ========  ====== ======
Accruing loans 90 days past due $3,935    .17  $3,613    .17  $2,330      .13  $1,522      .10  $1,497    .10
                                ====== ======  ====== ======  ====== ========  ====== ========  ====== ======
Nonperforming assets by type:
Commercial, financial and
 agricultural.................. $1,388    .06  $  867    .04  $  982      .05  $  391      .02  $  463    .03
Consumer.......................    117    .01      45    .00      19      .00      85      .01      26    .00
Real estate....................  3,496    .15   4,349    .21   2,016      .11   1,772      .11   2,242    .16
Other..........................    137    .01      27     --      --       --      --       --      --     --
                                ------ ------  ------ ------  ------ --------  ------ --------  ------ ------
  Total nonperforming loans....  5,138    .23   5,288    .25   3,017      .16   2,248      .14   2,731    .19
Other real estate owned........    720    .03     223    .01     151      .01     402      .03     572    .04
                                ------ ------  ------ ------  ------ --------  ------ --------  ------ ------
  Total........................ $5,858    .26  $5,511    .26  $3,168      .17  $2,650      .17  $3,303    .23
                                ====== ======  ====== ======  ====== ========  ====== ========  ====== ======
Asset quality ratios:
Reserve to year-end loans......          1.78%          1.78%            1.78%            1.80%          1.83%
Net chargeoffs to average loans           .25            .21              .12              .14            .12
Coverage ratio.................        783.55         699.72         1,092.87         1,259.16         956.98

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

Intangible assets (Dollars in thousands)

   As of December 31, 2001, intangible assets totaled $48,110, representing a $4,108 net decrease from $52,218 as of December 31, 2000. For the year ended December 31, 2001 amortization expense related to intangible assets increased by $3,911 (or 58.82%).

   The increase in amortization was due to intangible assets related to the acquisition of seven branches in December 2000 and four branches in July 2001 where $30,360 and $3,786 was recorded as intangible assets, respectively.

Funding sources (Dollars in thousands)

   Bancorporation's primary source of funds is its deposit base. Average deposits increased 24.57% to $2,875,976 as of December 31, 2001, from $2,308,705 as of December 31, 2000. The increase in average deposits is due to three factors: (1) internal deposit growth, (2) the acquisition of seven and four branches in December 2000 and July 2001, respectively, where total deposits of $186,101 and $45,330 were acquired, and (3) the reclassification in February 2001 of $226,096 of securities sold under agreements to repurchase to deposits. As of December 31, 2001, total deposits increased $459,725 to $3,014,954, or 17.99%. Acquisitions during 2001 accounted for $45,330 or 9.86% of the deposit growth. Adjusted for acquisitions and the reclassification described above, deposits increased by 1%.

   Core deposits finance loan and investment activity. Core deposits are defined as demand deposits, savings, NOW, money market accounts and certificates of deposit under $100 thousand. As of December 31, 2001, $2,782,268 or 92.28% of total deposits of $3,014,954 were considered core deposits. As of December 31, 2000, $2,361,906 or 92.43% of total deposits of $2,555,229 were considered core deposits.

   Purchased funds, which consist of time deposits over $100 thousand and short-term borrowings, are another source of funds. As of December 31, 2001, time deposits over $100 thousand increased $39,363 or by 20.36% to $232,686 compared to $193,323 as of December 31, 2000. Short-term borrowings, which consist primarily of federal funds purchased and securities sold under agreements to repurchase, averaged $245,690 in 2001 compared to $331,690 in 2000, a decrease of 25.93%. Adjusted for the reclassification described above, securities sold under agreements to repurchase would have been $440,119, an increase of 19.20%.

   On March 24, 1998, Bancorporation, through FCB/SC Capital Trust I issued $50,000 of 8.25% capital securities due on March 15, 2028. The balance of the securities can be prepaid, subject to possible regulatory approval, in whole or part at any time on or after March 15, 2008. The capital securities qualify for inclusion in Tier I capital for regulatory capital adequacy purposes.

   Tables 12-15 provide additional information regarding major funding sources.

                     TABLE 12:  SOURCES AND USES OF FUNDS
                            (Dollars in thousands)

                                                    December 31,
                                        ------------------------------------
                                               2001               2000
                                        -----------------  -----------------
                                         Average            Average
                                         Balance   Percent  Balance   Percent
                                        ---------- ------- ---------- -------
Composition of sources:
Demand deposits........................ $  477,592  13.80% $  420,016  14.34%
NOW accounts...........................    879,931  25.43     600,838  20.51
Money Market accounts..................    307,516   8.89     303,637  10.37
Time deposits..........................  1,210,937  35.00     984,214  33.60
Short-term borrowings..................    245,690   7.10     331,690  11.33
Long-term borrowings...................        963    .03         963    .03
Trust preferred........................     50,000   1.45      50,000   1.70
Other liabilities......................     31,444    .91      24,695    .84
Stockholders' equity...................    255,836   7.39     213,105   7.28
                                        ---------- ------  ---------- ------
  Total sources........................ $3,459,909 100.00% $2,929,158 100.00%
                                        ========== ======  ========== ======
Composition of uses:
Loans.................................. $2,160,604  62.45% $1,960,547  66.93%
Investment securities..................    819,334  23.68     680,042  23.22
Other earning assets...................    186,451   5.39      43,404   1.48
                                        ---------- ------  ---------- ------
  Total interest-earning assets........  3,166,389  91.52   2,683,993  91.63
Noninterest-earning assets.............    293,520   8.48     245,165   8.37
                                        ---------- ------  ---------- ------
  Total uses........................... $3,459,909 100.00% $2,929,158 100.00%
                                        ========== ======  ========== ======

              TABLE 13:  TIME DEPOSITS OF $100 THOUSAND AND OVER
                            (Dollars in thousands)

                                                          December 31,
                                                  ----------------------------
                                                    2001      2000      1999
                                                  --------  --------  --------
3 months or less................................. $ 95,279  $ 72,412  $ 22,553
Over 3 months through 6 months...................   42,658    35,809    55,326
Over 6 months through 12 months..................   69,951    36,365    52,181
Over 12 months...................................   24,798    48,737    10,131
                                                  --------  --------  --------
  Total.......................................... $232,686  $193,323  $140,191
                                                  ========  ========  ========
Percent of total deposits........................     7.72%     7.57%     6.31%

                          TABLE 14:  DEPOSIT ANALYSIS
                            (Dollars in thousands)

                                                      Year ended December 31,
                                      -------------------------------------------------------
                                             2001               2000               1999
                                      -----------------  -----------------  -----------------
                                       Average   Average  Average   Average  Average   Average
                                       Balance    Rate    Balance    Rate    Balance    Rate
                                      ---------- ------- ---------- ------- ---------- -------
Demand deposits...................... $  477,592    --   $  420,016    --   $  374,991    --
NOW accounts.........................    867,140  1.91%     586,998  1.69%     555,479  1.72%
Market rate savings..................    307,516  2.24      303,637  3.07      318,980  3.16
Regular and premium savings..........     12,791  1.74       13,840  2.20       15,395  2.42
Time deposits of $100 thousand & over    224,385  4.09      155,542  6.01      135,203  4.70
Other time deposits..................    986,552  5.61      828,672  5.56      697,630  4.80
                                      ----------  ----   ----------  ----   ----------  ----
 Total............................... $2,875,976  3.68%  $2,308,705  3.97%  $2,097,678  3.47%
                                      ==========         ==========         ==========

  TABLE 15:  FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER AGREEMENTS TO
                              REPURCHASE ANALYSIS
                            (Dollars in thousands)

                                                      2001            2000           1999
                                                ---------------  -------------  -------------
                                                 Amount    Rate   Amount  Rate   Amount  Rate
                                                --------   ----  -------- ----  -------- ----
At year-end*:
 Securities sold under agreements to repurchase $214,023   1.46% $369,218 5.45% $230,904 5.05%
                                                ========         ========       ========
Average for the year:
 Federal funds purchased....................... $     --     NA  $  5,282 7.00  $  2,032 5.59
 Securities sold under agreements to repurchase  244,368   3.48   322,979 5.80   250,835 4.63
                                                --------         --------       --------
   Total....................................... $244,368   3.48  $328,261 5.83  $252,867 4.64
                                                ========         ========       ========
Maximum month-end balance:
 Federal funds purchased....................... $     --         $ 33,000       $ 11,700
 Securities sold under agreements to repurchase  494,733**        363,288        283,220

--------
*  There were no federal funds purchased at year end in the reported years.
** In February 2001, $226,096 of securities sold under agreements to repurchase were reclassified to deposits.

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

   Bancorporation maintains a strong level of capital as a margin of safety for its depositors and stockholders, as well as to provide for future growth. At December 31, 2001, stockholders' equity was $270,915 versus $233,693 at December 31, 2000, an increase of 15.93%.

   Bancorporation's Tier 1 capital ratio at year-end was 11.33% compared to 10.53% in 2000. The total risk-based capital ratio was 12.59% compared to 12.09% in 2000. Both of these measures exceed the regulatory minimums of 4.00% for Tier 1 and 8.00% for total risk-based capital. Based on the guidelines above, Bancorporation is well-capitalized. Refer to Note 17 "Capital Matters" in the Notes to the Consolidated Financial Statements for further analysis of risk-based requirements.

                          TABLE 16:  CAPITAL ADEQUACY
                 (Dollars in thousands--except per share data)

                                                     December 31,
                                   ------------------------------------------------
                                     2001      2000      1999      1998      1997
                                   --------  --------  --------  --------  --------
Stockholders' equity:
 Year-end......................... $270,915  $233,693  $200,073  $174,175  $158,418
 Average..........................  255,836   213,105   187,744   169,422   144,961
 Book value per common share......   289.12    246.17    208.77    185.41    166.95
Average stockholders' equity to:
 Average assets...................     7.39%     7.28%     7.21%     7.26%     6.96%
 Average deposits.................     8.90      9.23      8.95      8.87      8.28
 Average loans....................    11.84     10.87     11.11     11.33     10.79
Capital ratios:
 Tier 1 capital ratio.............    11.33%    10.53%    12.47%    13.01%     9.13%
 Total risk-based capital ratio...    12.59     12.09     13.79     14.27     10.49
 Tier 1 leverage ratio............     7.34      7.46      8.49      8.43      6.21
Internal capital generation:
 Return on average equity.........    13.24%    12.95%    13.13%    13.94%    15.02%
 Earnings retention rate..........    96.95     97.03     99.31     99.28     99.21
 Dividend payout ratio............     3.05      2.97       .69       .72       .79
 Internal capital generation rate*    12.84     12.57     13.03     13.84     14.90

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

   Bancorporation has historically maintained strong liquidity through increases in core deposits and management of investment maturities. Core deposits were $2,782,268, or 92.28% of total deposits as of December 31, 2001, up from $2,361,906, or 92.43% of total deposits as of December 31, 2000. The weighted average maturity of U.S. Government obligations, which make up 95.13% of the investment portfolio as of December 31, 2001, was 15.6 months as compared to 11.4 months at December 31, 2000.

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

   As indicated in Table 17, the twelve-month cumulative gap, representing the total net assets and liabilities that are projected to reprice over the next twelve months, was liability sensitive in the amount of $ 135.8 million at December 31, 2001. However, this negative position remained within the acceptable parameters of plus or minus 20% at 360 days, as listed in Bancorporation's Statement of Funds Policy. This Statement is guided by asset quality, liquidity and earnings, and describes Bancorporation's policy with respect to sources and uses of funds, dividends and limitations on interbank liabilities. The responsibility for funds management resides with the Chief Financial Officer with overall guidance provided by the Chairman and President. Management continues to seek ways to balance the gap position and reduce exposure to interest rate fluctuations.

     TABLE 17:  INTEREST RATE-SENSITIVITY ANALYSIS AS OF DECEMBER 31, 2001
                            (Dollars in thousands)

                                  0-3       4-6        7-12        Total
                                Months    Months      Months       Within      Over One
                               Sensitive Sensitive   Sensitive    One Year       Year       Total
                               --------- ---------   ---------   ----------   ----------  ----------
Interest-earning assets:
  Loans....................... $598,849  $ 137,551   $ 209,710   $  946,110   $1,316,173  $2,262,283
  Federal funds sold..........   97,900         --          --       97,900           --      97,900
  Investment securities.......  102,283    124,656     194,043      420,982      478,773     899,755
                               --------  ---------   ---------   ----------   ----------  ----------
   Total interest-earning
     assets................... $799,032  $ 262,207   $ 403,753   $1,464,992   $1,794,946  $3,259,938
                               ========  =========   =========   ==========   ==========  ==========
Interest-bearing liabilities:
  Savings and core time
   deposits................... $317,671  $ 321,463   $ 539,782   $1,178,916   $1,095,422  $2,274,338
  Time deposits of $100
   thousand and over..........   95,279     42,658      69,951      207,888       24,798     232,686
  Short-term debt.............  214,023         --          --      214,023           --     214,023
  Long-term debt..............       --         --          --           --       50,963      50,963
                               --------  ---------   ---------   ----------   ----------  ----------
   Total interest-bearing
     liabilities..............  626,973    364,121     609,733    1,600,827    1,171,183   2,772,010
                               ========  =========   =========   ==========   ==========  ==========
Percent of total
  interest-earning assets.....     5.28%     (3.13)%     (6.32)%      (4.17)%      19.13%
Interest-sensitivity gap......  172,059   (101,914)   (205,980)    (135,835)     623,763          --
                               --------  ---------   ---------   ----------   ----------
Cumulative interest-sensitive
  gap......................... $172,059  $  70,145   $(135,835)          --           --          --
                               ========  =========   =========
Percent of total
  interest-earning assets.....     5.28%      2.15%      (4.17)%

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

           TABLE 18:  MARKET RISK DISCLOSURE (Dollars in thousands)

                                                         Expected Maturities                               Estimated
                              -------------------------------------------------------------------------   Fair Value
                                 2002       2003      2004      2005      2006    Thereafter   Total     Year-end 2001
                              ----------  --------  --------  --------  --------  ---------- ----------  -------------
Financial Assets:
Loans
  Fixed Rate:
  Book value................. $  516,885  $322,708  $281,695  $219,215  $277,904   $135,070  $1,753,477   $1,804,666
  Weighted average effective
   yield.....................       8.13%     7.81%     7.67%     7.80%     7.49%      7.49%       7.80%          --
  Variable Rate:
  Book value................. $  144,782  $ 69,626  $ 45,845  $ 34,329  $ 39,961   $174,263  $  508,806   $  443,340
  Weighted average effective
   yield.....................       5.86%     6.42%     6.70%     6.89%     6.30%      7.16%         --           --
Securities held-to-maturity:
  Book value................. $    4,157  $  8,837  $  2,138  $  2,691  $  2,233   $  3,253  $   23,309   $   23,729
  Weighted average effective
   yield.....................       5.22%     4.59%     5.14%     4.57%     5.07%      7.07%       4.92%          --
Securities available-for-sale:
  Book value................. $  308,646  $443,275  $ 84,465  $ 11,594  $     --   $ 28,466  $  876,446   $  876,446
  Weighted average effective
   yield.....................       5.90%     3.91%     5.08%     7.12%      -- %      6.24%       4.76%          --
Financial Liabilities:
  NOW Accounts:
  Book value................. $  231,888  $180,371  $180,371  $180,371  $180,369   $     --  $  953,370   $  955,139
  Weighted average effective
   yield.....................       1.25%     1.25%     1.25%     1.25%     1.25%        --        1.25%          --
  Market rate savings:
  Book Value................. $  109,440  $ 50,811  $ 50,811  $ 50,811  $ 50,810   $     --  $  312,683   $  313,125
  Weighted average effective
   yield.....................       2.24%     2.24%     2.24%     2.24%     2.24%        --        2.24%          --
  Regular and premium savings:
  Book value................. $    4,404  $  2,044  $  2,044  $  2,044  $  2,045   $507,930  $  520,511   $  520,500
  Weighted average effective
   yield.....................       1.75%     1.75%     1.75%     1.75%     1.75%        --        1.75%          --
  Time deposits:
  Book value................. $1,041,556  $ 65,183  $ 48,584  $ 41,440  $ 31,627   $     --  $1,228,390   $1,238,462
  Weighted average effective
   yield.....................       5.33%     3.55%     3.86%     3.98%     3.98         --        3.98%          --
  Long-term debt:
  Book value................. $       --  $     --  $     --  $     --  $     --   $ 50,963  $   50,963   $   50,276
  Weighted average effective
   yield.....................         --        --        --        --        --       8.24%       8.24%          --

                       ACCOUNTING AND REGULATORY MATTERS
                            (Dollars in thousands)

   In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This statement replaces SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." It revises the standard for accounting for securitizations and other transfers of financial assets (including loan sales) and collateral and requires certain disclosures, but it carries over most of the provisions of SFAS No. 125 without reconsideration. Adoption of this statement did not have a material impact on the consolidated financial statements of Bancorporation. Bancorporation adopted this statement on January 1, 2001.

   In July 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, Business Combinations SFAS No. 141 and No. 142, Goodwill and Other Intangible Assets SFAS No. 142. SFAS 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. Under SFAS No. 142, goodwill and intangible assets with indefinite lives are no longer amortized but are reviewed annually (or more frequently if impairment indicators arise) for impairment. Separable intangible assets that are not deemed to have indefinites lives will continue to be amortized over their useful lives (but with no maximum life). The amortization provisions of SFAS No. 142 apply to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to July 1, 2001, Bancorporation is required to adopt SFAS No. 142 effective January 1, 2002. Bancorporation does not expect SFAS No. 142 to have a material affect.

   In June 2001. The FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations", which addresses the financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This Statement requires that obligations associated with the retirement of a tangible long-lived asset to be recorded as a liability initially measured at fair value. Upon initially recognizing a liability for an asset retirement obligation, an entity must capitalize the cost by recognizing an increase in the carrying amount of the related long-live asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The new Standard is effective for fiscal years beginning after June 15, 2002 and earlier application is encouraged. Bancorporation does not expect SFAS No. 143 to have a material impact on its consolidated financial statements.

   In August 2001, FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be disposed of. This Statement develops one accounting model (based on the model in SFAS No. 121) for long-lived assets that are to be disposed of by sale, as well as principal implementation issues. SFAS No. 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. That requirement eliminated APB 30's requirement that discontinued operations be measured at net realizable value, or that entities include under 'discontinued operations" in the financial statements amounts for operating losses that have not yet occurred. Additionally, SFAS No. 144 expands the scope of discontinued operations to include all components of an entity with operations that (1) can be distinguished from the rest of the entity and (2) will be eliminated from the ongoing operations of the entity in a disposal transaction. This Statement also amends ARB No. 51, Consolidated Financial Statements, to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. The provisions of this Statement are effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with early adoption encouraged. The provisions of this Statement generally are to be applied prospectively. Bancorporation does not expect SFAS No. 144 to have a material impact on its consolidated financial statements.

                  SELECTED UNAUDITED QUARTERLY FINANCIAL DATA
                 (Dollars in thousands--except per share data)

                                    First Quarter                Second Quarter
                            ----------------------------  ----------------------------
                              2001      2000      1999      2001      2000      1999
                            --------  --------  --------  --------  --------  --------
Interest income and fees... $ 58,538  $ 48,365  $ 41,884  $ 58,599  $ 52,232  $ 42,817
Interest expense...........  (28,905)  (22,191)  (18,428)  (27,137)  (24,126)  (18,190)
                            --------  --------  --------  --------  --------  --------
Net interest income........   29,633    26,174    23,456    31,462    28,106    24,627
Provision for loan losses..     (624)   (1,559)     (663)   (1,979)   (1,994)   (1,817)
Noninterest income.........   11,888     8,426     7,509    11,743     9,462     7,929
Noninterest expense........  (28,259)  (23,331)  (21,913)  (29,960)  (24,715)  (21,462)
                            --------  --------  --------  --------  --------  --------
Income before income taxes.   12,638     9,710     8,389    11,266    10,859     9,277
Income tax expense.........   (4,234)   (3,350)   (2,924)   (3,774)   (3,746)   (3,214)
                            --------  --------  --------  --------  --------  --------
Net income................. $  8,404  $  6,360  $  5,465  $  7,492  $  7,113  $  6,063
                            ========  ========  ========  ========  ========  ========
Net income per common share $   8.93  $   6.73  $   5.89  $   7.97  $   7.54  $   6.55
                            ========  ========  ========  ========  ========  ========

                                    Third Quarter                Fourth Quarter
                            ----------------------------  ----------------------------
                              2001      2000      1999      2001      2000      1999
                            --------  --------  --------  --------  --------  --------
Interest income and fees... $ 58,156  $ 53,626  $ 44,302  $ 56,868  $ 55,597  $ 46,411
Interest expense...........  (24,888)  (25,324)  (18,888)  (19,978)  (26,850)  (20,350)
                            --------  --------  --------  --------  --------  --------
Net interest income........   33,268    28,302    25,414    36,890    28,747    26,061
Provision for loan losses..   (2,583)   (1,477)   (1,630)   (3,414)   (2,593)   (1,436)
Noninterest income.........   12,428    10,164     8,519    14,436     9,838     8,970
Noninterest expense........  (30,786)  (25,574)  (22,175)  (34,143)  (25,934)  (23,798)
                            --------  --------  --------  --------  --------  --------
Income before income taxes.   12,327    11,415    10,128    13,769    10,058     9,797
Income tax expense.........   (3,791)   (3,936)   (3,505)   (4,327)   (3,421)   (3,302)
                            --------  --------  --------  --------  --------  --------
Net income................. $  8,536  $  7,479  $  6,623  $  9,442  $  6,637  $  6,495
                            ========  ========  ========  ========  ========  ========
Net income per common share $   9.10  $   7.94  $   7.07  $  10.11  $   7.09  $   6.84
                            ========  ========  ========  ========  ========  ========

Report of Management

   Management of First-Citizens Bank and Trust Company of South Carolina (the "Bank") is responsible for establishing and maintaining effective internal control over financial reporting presented in conformity with both accounting principles generally accepted in the United States ("GAAP") and Federal Financial Institution Examination Council instructions for Consolidated Reports of Condition and Income ("Call Report Instructions"). The Bank's internal control contains monitoring mechanisms, and actions are taken to correct deficiencies identified.

   There are inherent limitations in the effectiveness of any internal control, including the possibility of human error and the circumvention or overriding of control. Accordingly, even effective internal control can provide only reasonable assurance with respect to consolidated financial statement preparation. Further, because of changes in conditions, the effectiveness of internal control may vary over time.

   Management assessed the Bank's internal control over financial reporting presented in conformity with both GAAP and Call Report Instructions as of December 31, 2001. This assessment was based on criteria for effective internal control over financial reporting described in "Internal Control-Integrated Framework" issued by the Committee of Sponsoring Organizations of Treadway Commission. Based on this assessment, management believes that as of December 31, 2001, the Bank maintained effective internal control over financial reporting presented in conformity with both GAAP and Call Report Instructions.

   Management is also responsible for compliance with federal and state laws and regulations concerning dividend restrictions and federal laws and regulations concerning loans to insiders designated by FDIC as safety and soundness laws and regulations.

   Management assessed its compliance with designated laws and regulations relating to safety and soundness. Based on the assessment, management believes that the Bank complied, in all significant respects, with the designated laws and regulations relating to safety and soundness for year ended December 31, 2001.

   Management of the Bank is responsible for preparing its annual financial statements. These financial results are included by management of First Citizens Bancorporation of South Carolina, Inc. in the audited financial statements of the consolidated holding company as of December 31, 2001 and the year then ended.

   Management is responsible for the preparation, integrity and fair presentation of its published consolidated financial statements as of December 31, 2001, and the year then ended. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and, as such, include amounts, some of which are based on judgements and estimates of management.

Report of Independent Accountants

[LOGO] PriceWaterHouseCooper PWC

To the Board of Directors and Stockholders of First Citizens Bancorporation of South Carolina, Inc.

   In our opinion, the accompanying consolidated statements of condition and the related consolidated statements of income, of changes in stockholders' equity and comprehensive income and of cash flows present fairly, in all material respects, the financial position of First Citizens Bancorporation of South Carolina and its subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Bancorporation's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PriceWaterHouseCooper LLP

Memphis, Tennessee
January 29, 2002

                     CONSOLIDATED STATEMENTS OF CONDITION
                   (Dollars in thousands--except par value)

                                                                                        December 31,
                                                                                   ----------------------
                                                                                      2001        2000
                                                                                   ----------  ----------
ASSETS
 Cash and due from banks.......................................................... $  157,998  $  156,425
 Federal funds sold...............................................................     97,900      96,700
 Investment securities:
   Held-to-maturity, at amortized cost (fair value of $23,729 in 2001 and $33,638
     in 2000).....................................................................     23,309      33,519
   Available-for-sale, at fair value..............................................    876,446     707,000
                                                                                   ----------  ----------
   Total investment securities....................................................    899,755     740,519
                                                                                   ----------  ----------
 Gross loans......................................................................  2,262,283   2,081,871
   Less: Allowance for loan losses................................................    (40,259)    (37,001)
                                                                                   ----------  ----------
 Net loans........................................................................  2,222,024   2,044,870
                                                                                   ----------  ----------
 Premises and equipment, net......................................................     97,497      93,278
 Interest receivable..............................................................     20,011      24,113
 Intangible assets................................................................     48,110      52,218
 Other assets.....................................................................     31,385      32,387
                                                                                   ----------  ----------
 Total assets..................................................................... $3,574,680  $3,240,510
                                                                                   ==========  ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
 Deposits:
   Demand......................................................................... $  507,930  $  467,155
   Time and savings...............................................................  2,507,024   2,088,074
                                                                                   ----------  ----------
 Total deposits...................................................................  3,014,954   2,555,229
 Securities sold under agreements to repurchase...................................    214,023     369,218
 Long-term debt...................................................................     50,963      50,963
 Other liabilities................................................................     23,825      31,407
                                                                                   ----------  ----------
 Total liabilities................................................................  3,303,765   3,006,817
                                                                                   ==========  ==========

 Commitments and contingencies (Note 14 ).........................................         --          --

Stockholders' equity
 Preferred stock..................................................................      3,201       3,219
 Non-voting common stock--$5.00 par value, authorized 1,000,000; issued and
   outstanding in 2001 and 2000--36,409...........................................        182         182
 Voting common stock--$5.00 par value, authorized 2,000,000; issued and
   outstanding 2001--889,540 and 2000--899,879....................................      4,448       4,499
 Surplus..........................................................................     65,081      65,081
 Undivided profits................................................................    178,399     148,502
 Accumulated other comprehensive income, net of taxes.............................     19,604      12,210
                                                                                   ----------  ----------
 Total stockholders' equity.......................................................    270,915     233,693
                                                                                   ----------  ----------
 Total liabilities and stockholders' equity....................................... $3,574,680  $3,240,510
                                                                                   ==========  ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                       CONSOLIDATED STATEMENTS OF INCOME
                 (Dollars in thousands--except per share data)

                                                               Year ended December 31,
                                                              --------------------------
                                                                2001     2000     1999
                                                              -------- -------- --------
Interest income:
 Interest and fees on loans.................................. $181,004 $168,667 $140,120
 Interest on investment securities:
   Taxable...................................................   42,425   37,052   30,918
   Non-taxable...............................................      964    1,409    1,423
 Federal funds sold..........................................    7,768    2,692    2,953
                                                              -------- -------- --------
Total interest income........................................  232,161  209,820  175,414
                                                              -------- -------- --------
Interest expense:
 Interest on deposits........................................   88,169   74,972   59,825
 Interest on short-term borrowings...........................    8,540   19,320   11,882
 Interest on long-term debt..................................    4,199    4,199    4,149
                                                              -------- -------- --------
Total interest expense.......................................  100,908   98,491   75,856
                                                              -------- -------- --------
Net interest income..........................................  131,253  111,329   99,558
Provision for loan losses....................................    8,599    7,623    5,546
                                                              -------- -------- --------
Net interest income after provision for loan losses..........  122,654  103,706   94,012
                                                              -------- -------- --------
Noninterest income:
 Service charges on deposits.................................   26,300   21,661   18,998
 Commissions and fees from fiduciary activities..............    2,782    2,585    2,022
 Fees for other customer services............................    2,451    2,388    2,301
 Mortgage servicing..........................................    2,329    2,225    2,193
 Bankcard discount and fees..................................    5,440    4,748    4,052
 Insurance premiums..........................................    2,115    2,047    1,815
 Gain on sale of investment securities.......................    4,947       31        8
 Other.......................................................    4,131    2,205    1,538
                                                              -------- -------- --------
Total noninterest income.....................................   50,495   37,890   32,927
                                                              -------- -------- --------
Noninterest expense:
 Salaries and employee benefits..............................   54,804   46,601   41,396
 Net occupancy expense.......................................    8,245    6,496    6,074
 Furniture and equipment expense.............................    6,248    6,642    6,884
 Amortization of intangibles.................................   10,560    6,649    5,423
 Bankcard processing fees....................................    5,484    4,853    4,374
 Data processing fees........................................    8,425    8,007    7,084
 Professional services.......................................    2,064    2,070    2,263
 Donations...................................................    4,497      797      426
 Other.......................................................   22,820   17,439   15,424
                                                              -------- -------- --------
Total noninterest expense....................................  123,147   99,554   89,348
                                                              -------- -------- --------
Income before income taxes...................................   50,002   42,042   37,591
Income tax expense...........................................   16,126   14,453   12,945
                                                              -------- -------- --------
Net income................................................... $ 33,876 $ 27,589 $ 24,646
                                                              ======== ======== ========
Net income per common share--basic and diluted............... $  36.11 $  29.56 $  26.35
                                                              ======== ======== ========
Weighted average common shares outstanding--basic and diluted  933,480  927,717  928,792
                                                              ======== ======== ========

  The accompanying notes are an integral part of these consolidated financial statements.

 CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY AND COMPREHENSIVE
                                    INCOME
                            (Dollars in thousands)

                                                         Non-                             Accumulated   Total
                                                        Voting Voting                        Other      Stock-
                                              Preferred Common Common          Undivided Comprehensive holders'
                                                Stock   Stock  Stock   Surplus  Profits  Income(Loss)   Equity
                                              --------- ------ ------  ------- --------- ------------- --------
Balance at December 31, 1998.................  $3,282    $182  $4,426  $55,000 $102,888     $ 8,397     174,175
Comprehensive income:........................
Net income...................................                                    24,646
Change in unrealized gain on investment
  securities available-for-sale, net of
  benefit of $2,542..........................                                                (4,728)
Total comprehensive income...................                                                            19,918
Stock issued in acquisition..................                     171   10,081                           10,252
Reacquired voting common stock...............                     (66)           (4,035)                 (4,101)
Preferred stock dividends....................                                      (171)                   (171)
                                               ------    ----  ------  ------- --------     -------    --------
Balance at December 31, 1999.................   3,282     182   4,531   65,081  123,328       3,669     200,073
Comprehensive income:........................
Net income...................................                                    27,589
Change in unrealized gain on investment
  securities available-for-sale, net of
  taxes of $4,599............................                                                 8,541
Total comprehensive income...................                                                            36,130
Reacquired preferred stock...................     (63)                              (10)                    (73)
Reacquired voting common stock...............                     (32)           (1,561)                 (1,593)
Common stock dividends.......................                                      (675)                   (675)
Preferred stock dividends....................                                      (169)                   (169)
                                               ------    ----  ------  ------- --------     -------    --------
Balance at December 31, 2000.................   3,219     182   4,499   65,081  148,502      12,210     233,693
Comprehensive income:........................
Net income...................................                                    33,876
Change in unrealized gain on investment
  securities available-for-sale, net of taxes
  of $3,981..................................                                                 7,394
Total comprehensive income...................                                                            41,270
Reacquired preferred stock...................     (18)                               (1)                    (19)
Reacquired voting common stock...............                     (51)           (2,914)                 (2,965)
Common stock dividends.......................                                      (898)                   (898)
Preferred stock dividends....................                                      (166)                   (166)
                                               ------    ----  ------  ------- --------     -------    --------
Balance at December 31, 2001.................  $3,201    $182  $4,448  $65,081 $178,399     $19,604    $270,915
                                               ======    ====  ======  ======= ========     =======    ========


  The accompanying notes are an integral part of these consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (Dollars in thousands)

                                                                Year Ended December 31,
                                                            -------------------------------
                                                              2001       2000       1999
                                                            ---------  ---------  ---------
Cash flows from operating activities:
Net income................................................. $  33,876  $  27,589  $  24,646
Adjustments to reconcile net income to net cash provided by
 operating activities:
 Provision for loan losses.................................     8,599      7,623      5,546
 Depreciation and amortization.............................    17,961     14,510     13,159
 (Accretion) amortization of investment securities.........     1,263     (1,666)       662
 Deferred income tax benefit...............................    (2,637)    (2,051)    (2,435)
 Gains on sales of premises and equipment..................      (487)       (91)      (261)
 (Increase) decrease in interest receivable................     4,102     (8,978)       649
 Increase (decrease) in interest payable...................    (3,345)     5,672      1,606
 Origination of mortgage loans held-for-sale...............  (307,248)  (113,187)  (141,118)
 Proceeds from sales of mortgage loans held-for-sale.......   267,857    110,528    149,860
 Gains on sales of mortgage loans held-for-sale............    (1,048)      (857)      (667)
 Gain on call or sale of investment securities.............    (4,947)       (31)        (8)
 (Increase) decrease in other assets.......................       155       (893)    (4,247)
 (Decrease) increase in other liabilities..................    (4,237)     3,113      2,973
                                                            ---------  ---------  ---------
Net cash provided by operating activities..................     9,864     41,281     50,365
Cash flows from investing activities:
 Net increase in loans.....................................  (145,314)  (161,390)  (228,276)
 Calls, maturities and prepayments of investment securities
   held-to-maturity........................................    13,941      9,049    400,946
 Purchases of investment securities held-to-maturity.......    (4,994)      (205)  (332,083)
 Calls, maturities and prepayments of investment securities
   available-for-sale......................................   461,460    282,085      7,684
 Purchases of securities available-for-sale................  (614,584)  (453,619)    (1,060)
 Proceeds from sales of premises and equipment.............     4,643        121      4,373
 Purchases of premises and equipment.......................   (14,696)   (11,409)   (15,685)
 (Increase) decrease in other real estate owned............      (497)       (72)       327
 Increase in intangible assets.............................    (2,666)      (840)    (1,098)
 Purchase of institutions, net of cash acquired............    40,464    146,256      8,345
                                                            ---------  ---------  ---------
Net cash used by investing activities......................  (262,243)  (190,024)  (156,527)
Cash flows from financing activities:
 Net increase in deposits..................................   414,395     76,767     93,734
 Increase in federal funds purchased and securities sold
   under agreements to repurchase..........................  (155,195)   138,314     26,202
 Cash dividends paid.......................................    (1,064)      (844)      (171)
 Cash paid to reacquire preferred stock....................       (19)       (73)        --
 Cash paid to reacquire common stock.......................    (2,965)    (1,593)    (4,101)
                                                            ---------  ---------  ---------
Net cash provided by financing activities..................   255,152    212,571    115,664

Net Increase in cash and due from banks....................     2,773     63,828      9,502
Cash and cash equivalents due from banks at beginning of
 year......................................................   253,125    189,297    179,795
                                                            ---------  ---------  ---------
Cash and cash equivalents due from banks at end of year.... $ 255,898  $ 253,125  $ 189,297
                                                            =========  =========  =========
Supplemental disclosures of cash flow information:
 Interest paid............................................. $ 104,125  $  92,690  $  77,251
                                                            =========  =========  =========
 Income taxes paid......................................... $  18,612  $  14,949  $  17,316
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

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Nature of Operations:

   First Citizens Bancorporation of South Carolina, Inc. ("Bancorporation") is a two-bank financial holding company whose principal subsidiaries are First-Citizens Bank and Trust Company of South Carolina ("First Citizens" or "the Bank") and The Exchange Bank of South Carolina, Inc. ("Exchange"). First Citizens is chartered under the laws of South Carolina to engage in general banking business.

   Founded in 1964, First Citizens offers a complete array of services in commercial and retail banking through its 145 offices in 94 communities in South Carolina. The Bank provides a full range of financial services including accepting deposits, corporate cash management, discount brokerage, IRA plans, trust services and secured and unsecured loans. Trust services provide estate planning, estate and trust administration, IRA trust and personal investment, and pension and profit sharing administration. The Bank also originates and services mortgage loans and provides financing for small businesses.

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

   Assets held by the Bank in trust or in other fiduciary capacities are not assets of the Bank and are not included in the accompanying consolidated financial statements. Certain amounts in prior years have been reclassified to conform to the 2001 presentation.

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

Acquisitions and Intangible Assets:

   Bancorporation accounts for its acquisitions using the purchase method of accounting. When applying purchase accounting, net assets of entities acquired in purchase transactions are recorded at fair value at the date of acquisition. The reported income of Bancorporation includes the operations of the acquired company after acquisition. Identified intangibles from acquisitions are amortized on straight-line basis over the period benefited, primarily five years. Goodwill is amortized on a straight-line basis over a period not to exceed 15 years. The recoverability of goodwill and other intangibles is evaluated if events or circumstances indicated a possible impairment. Such evaluation is based on various analyses, including undiscounted cash flow projections. Amortization of intangible assets was $9,852 and $5,925 for the year ended December 31, 2001 and 2000, respectively.

Investment securities:

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

Loans and the allowance for loan losses:

   SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," requires loans to be measured for impairment when it is probable that all amounts, including principal and interest, will not be collected in accordance with the contractual terms of the loan agreement. Bancorporation measures impairment based on discounted expected cash flows on a loan by loan basis.

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

   All, or portions of loans considered uncollectable are charged to the allowance for loan losses. The allowance for loan losses is maintained at a level which is considered adequate to provide for losses inherent in the loan portfolio based upon management's evaluation of known and inherent risk characteristics, the fair value of underlying collateral, recent loan loss experience, current economic conditions and other pertinent factors. A provision for loan losses is charged to operations based on management's periodic evaluation of these risks.

Mortgage banking activities:

   Mortgage loans held-for-sale are stated at the lower of aggregate cost or market, net of discounts and deferred loan fees and are included in loans in the Consolidated Statements of Condition. Nonrefundable deferred origination fees and costs and discount points collected at loan closing, net of commitment fees paid, are deferred and recognized at the time of sale of the mortgage loans. Gain or loss on sales of mortgage loans is recognized based upon the difference between the selling price and the carrying amount of the mortgage loans sold. Other fees earned during the loan origination process are also included in net gain or loss on sales of mortgage loans.

   After a transfer of loans held-for-sale to a third party under a sale contract, in accordance with SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, Bancorporation recognizes the Mortgage Servicing Rights ("MSRs") it controls and derecognizes the loans held-for-sale when control has been surrendered. Any other related financial assets and liabilities would be recognized at that point as well. Currently, all transfers of loans held-for-sale are accounted for as sales of those assets as control is surrendered to a third party.

   MSRs are included in intangible assets in the Consolidated Statements of Condition. The amount capitalized is determined by allocating the carrying amount between the loans and MSRs based on their relative fair value. Amortization of the capitalized MSRs is based on a method which approximates the proportion of current net servicing income to the total estimated net servicing income expected to be recognized over the average remaining lives of the underlying loans. Capitalized MSRs are assessed for impairment based on their fair values.

Premises and equipment:

   Bank premises and equipment are reported at cost less accumulated depreciation. Depreciation is included in noninterest expense over the estimated useful lives of the assets (generally twenty to thirty-nine years for buildings and improvements, and three to ten years for furniture and equipment). Leasehold improvements are capitalized and amortized to noninterest expense over the terms of the leases or the estimated useful lives of the improvements, whichever is shorter. Depreciation and amortization are calculated using straight-line methods. Maintenance, repairs and minor improvements are included in noninterest expense as incurred. Major improvements are capitalized. Gains or losses upon retirement or other dispositions are included in the results of operations.

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

Statement of cash flows:

   For purposes of the Consolidated Statements of Cash Flows, Bancorporation has defined cash on hand, amounts due from banks and federal funds sold as cash and cash equivalents.

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

Note 2--Acquisitions (Dollars in thousands)

   Four branch locations were acquired during 2001 from other South Carolina financial institutions. Bancorporation acquired deposits of $45,330, loans of $209 and intangible assets of $3,786 in connection with this acquisition. In 2000, eleven branch locations were acquired in three separate transactions from other South Carolina financial institutions. Bancorporation acquired deposits of $256,429, loans of $66,039 and intangible assets of $38,771 in connection with these acquisitions. These acquisitions were accounted for under the purchase method of accounting.

Note 3--Cash and due from banks (Dollars in thousands)

   The Bank is required to maintain reserve balances with the Federal Reserve, or in vault cash. As of December 31, 2001, the average required reserve balance was $39,197, compared to $35,318 as of December 31, 2000. Of this amount, $33,551 and $30,702 was met by vault cash and $5,646 and $4,616 was held with the Federal Reserve at December 31, 2001 and 2000, respectively. As of December 31, 2001 and 2000 approximately $6,595 in cash and due from bank balances was restricted in use as compensating balances with other financial institutions.

Note 4--Investment securities (Dollars in thousands)

   The amortized cost and the estimated fair value of investment securities held-to-maturity and available-for-sale and their respective contractual maturities at December 31, 2001 and 2000 are presented below. Actual maturities may differ from contractual maturities or maturities shown below.

                                                                     Gross      Gross
                                                         Amortized Unrealized Unrealized  Market
                                                           Cost      Gains      Losses    Value
                                                         --------- ---------- ---------- --------
Held-To-Maturity At December 31, 2001:
  U. S. Government obligations:
   Within 1 year........................................ $  1,750   $    25      $ --    $  1,775
   After 1 year but within 5 years......................    6,200       127        --       6,327
   After 5 years but within 10 years....................       --        --        --          --
                                                         --------   -------      ----    --------
      Total.............................................    7,950       152        --       8,102
  State and political subdivisions:
   Within 1 year........................................    2,405        13        --       2,418
   After 1 year but within 5 years......................   10,550       221        --      10,771
   After 5 years but within 10 years....................      609        26        --         635
   After 10 years.......................................       --        --        --          --
                                                         --------   -------      ----    --------
      Total.............................................   13,564       260        --      13,824
  Other securities:
   Within 1 year........................................        2        --         2          --
   After 1 year but within 5 years......................       50        --         1          49
   After 5 years but within 10 years....................       --        --        --          --
   After 10 years.......................................    1,743        18         7       1,754
                                                         --------   -------      ----    --------
      Total.............................................    1,795        18        10       1,803
                                                         --------   -------      ----    --------
      Total Held-To-Maturity At December 31, 2001....... $ 23,309   $   430      $ 10    $ 23,729
                                                         ========   =======      ====    ========
Available-for-Sale at December 31, 2001:
  U. S. Government obligations:
   Within 1 year........................................ $302,220   $ 6,426      $ --    $308,646
   After 1 year but within 5 years......................  532,563     7,056       285     539,334
                                                         --------   -------      ----    --------
      Total.............................................  834,783    13,482       285     847,980
  Other securities:.....................................
   After 5 years but within 10 years....................    3,292        51         4       3,339
   After 10 years.......................................    2,428        --        11       2,417
                                                         --------   -------      ----    --------
      Total.............................................    5,720        51        15       5,756
                                                         --------   -------      ----    --------
   Marketable equity securities......................... $  5,773   $17,366      $429    $ 22,710
                                                         --------   -------      ----    --------
      Total Available-for-Sale At December 31, 2001..... $846,276   $30,899      $729    $876,446
                                                         ========   =======      ====    ========
Held-To-Maturity At December 31, 2000:
  U. S. Government obligations:
   Within 1 year........................................ $  5,999   $    --      $ 10    $  5,989
   After 1 year but within 5 years......................    3,953        23        26       3,950
   After 5 years but within 10 years....................      500        --         8         492
                                                         --------   -------      ----    --------
      Total.............................................   10,452        23        44      10,431
  State and political subdivisions:
   Within 1 year........................................    2,921         7        --       2,928
   After 1 year but within 5 years......................   11,438        69         9      11,498
   After 5 years but within 10 years....................    3,755        70         5       3,820
   After 10 years.......................................    4,709        --        --       4,709
                                                         --------   -------      ----    --------
      Total.............................................   22,823       146        14      22,955
  Other securities:
   Within 1 year........................................        5        --         4           1
   After 1 year but within 5 years......................        5        --         2           3
   After 5 years but within 10 years....................       50        --         2          48
   After 10 years.......................................      184        16        --         200
                                                         --------   -------      ----    --------
      Total.............................................      244        16         8         252
                                                         --------   -------      ----    --------
      Total Held-To-Maturity At December 31, 2000....... $ 33,519   $   185      $ 66    $ 33,638
                                                         ========   =======      ====    ========

                                                                     Gross      Gross
                                                         Amortized Unrealized Unrealized  Market
                                                           Cost      Gains      Losses    Value
                                                         --------- ---------- ---------- --------
Available-for-Sale at December 31, 2000:
  U. S. Government obligations:
   Within 1 year........................................ $332,693   $   795     $  195   $333,293
   After 1 year but within 5 years......................  339,236     2,737         47    341,926
                                                         --------   -------     ------   --------
      Total.............................................  671,929     3,532        242    675,219
  State and political subdivisions:
  After 5 years but within 10 years.....................      465        23         --        488
   Marketable equity securities......................... $ 15,813   $16,606     $1,126   $ 31,293
                                                         --------   -------     ------   --------
      Total Available-for-Sale At December 31, 2000..... $688,207   $20,161     $1,368   $707,000
                                                         ========   =======     ======   ========

   Investment securities with an amortized cost of $704,166 and $579,551 at December 31, 2001 and 2000, respectively, were pledged to secure public deposits as collateral for securities sold under agreements to repurchase, and for other purposes as required by law.

   The components of other comprehensive income or loss are summarized below for the years ended December 31:

                                            Before    2001 Tax  After    Before    2000 Tax  After   Before   1999 Tax  After
                                             Tax     (Expense)   Tax      Tax     (Expense)   Tax     Tax     (Expense)  Tax
                                            Amount   or Benefit Amount   Amount   or Benefit Amount  Amount    Benefit  Amount
                                            -------  ---------- -------  -------  ---------- ------  -------  --------- -------
Unrealized gains (losses) arising during
 period.................................... $16,322   $(5,712)  $10,610  $13,148   $(4,602)  $8,546  $(7,262)  $2,543   $(4,719)
Less: reclassification adjustment for gains
 realized in net income....................  (4,947)    1,731    (3,216)      (8)        3       (5)      (8)      (1)       (9)
                                            -------   -------   -------  -------   -------   ------  -------   ------   -------
Other comprehensive income................. $11,375   $(3,981)  $ 7,394  $13,140   $(4,599)  $8,541  $(7,270)  $2,542   $(4,728)
                                            =======   =======   =======  =======   =======   ======  =======   ======   =======

Note 5--Loans (Dollars in thousands)

   Gross loans are composed of the following:

                                                       As of December 31,
                                                      ---------------------
                                                         2001       2000
                                                      ---------- ----------
    Real estate--construction........................ $  101,221 $   44,910
    Real estate--mortgage............................  1,387,940  1,305,971
    Installment loans to individuals.................    504,141    474,848
    Commercial, financial and agricultural...........    268,981    256,142
                                                      ---------- ----------
           Total..................................... $2,262,283 $2,081,871
                                                      ========== ==========

Note 6--Allowance for loan losses (Dollars in thousands)

   Activity in the allowance for loan losses is summarized as follows:

                                                    As of December 31,
                                                -------------------------
                                                 2001     2000     1999
                                                -------  -------  -------
     Balance at beginning of year.............. $37,001  $32,972  $28,306
     Loans charged off.........................  (6,640)  (5,574)  (3,383)
     Recoveries on loans previously charged off   1,299    1,411    1,390
     Provision for loan losses.................   8,599    7,623    5,546
     Addition related to acquisition...........      --      569    1,113
                                                -------  -------  -------
     Balance at end of year.................... $40,259  $37,001  $32,972
                                                =======  =======  =======

   Impaired loans are loans for which it is probable that all amounts, including principal and interest, will not be collected in accordance with the contractual terms of the loan agreement. Loans that were considered impaired under SFAS No. 114 at December 31, 2001 and 2000 held by Bancorporation, are summarized below:

                                                          December 31,
                                                          -------------
                                                           2001   2000
                                                          ------ ------
        Nonaccrual loans................................. $5,138 $5,288
        Other real estate owned..........................    720    223
                                                          ------ ------
        Total nonperforming assets....................... $5,858 $5,511
                                                          ====== ======
        Loans past due 90 days or more................... $3,935 $3,613
                                                          ------ ------
        Average investment in impaired loans............. $5,189 $4,272
                                                          ====== ======

   At December 31, 2001 and 2000, Bancorporation did not have any loans for which terms had been modified in troubled debt restructurings. Interest income, which would have been recorded pursuant to the original terms of nonaccrual loans was minimal.

Note 7--Premises and equipment (Dollars in thousands)

   Premises and equipment are summarized as follows:

                                                      As of December 31,
                                                      ------------------
                                                        2001      2000
                                                      --------  --------
      Land........................................... $ 32,818  $ 31,339
      Buildings and improvements.....................   63,709    65,200
      Furniture and equipment........................   37,379    60,601
      Leasehold improvements.........................    1,344     1,434
      Construction in progress.......................   11,083     8,431
                                                      --------  --------
             Total...................................  146,333   167,005
      Less: Accumulated depreciation and amortization  (48,836)  (73,727)
                                                      --------  --------
             Total premises and equipment............ $ 97,497  $ 93,278
                                                      ========  ========

   Provisions for depreciation included in noninterest expense were $7,401, $7,861 and $7,736 for the year ended December 31, 2001, 2000 and 1999, respectively, and are included in noninterest expense.

   Bancorporation has entered into various noncancellable operating leases for land and buildings used in its operations. The leases expire over the next 25 years, and most contain renewal options from 1 to 25 years. Certain leases provide for periodic rate negotiation or escalation. The leases generally provide for payment of property taxes, insurance and maintenance costs by Bancorporation. Rental expense, including month-to-month leases, reported in noninterest expense was $906, $761, and $697 for the years ended December 31, 2001, 2000, 1999, respectively. There are no contingent rentals, and the expense was offset by sublease rental income of $1,015, $1,266, and $1,138 for the years ended December 31, 2001, 2000, and 1999, respectively.

   At December 31, 2001 future minimum rental commitments under noncancellable operating leases that have a remaining life in excess of one year are summarized as follows:

       2002....................................................... $  746
       2003.......................................................    644
       2004.......................................................    333
       2005.......................................................    191
       2006.......................................................    119
       2007 and thereafter........................................    166
                                                                   ------
              Total minimum obligation............................ $2,199
                                                                   ======

Note 8--Deposits (Dollars in thousands)

   Deposits and related interest expense are summarized as follows:

                                                                     Interest Expense
                                           Deposits December 31,  Year Ended December 31,
                                           ---------------------- -----------------------
                                              2001        2000     2001    2000    1999
                                           ----------  ---------- ------- ------- -------
Demand.................................... $  507,930  $  467,155 $    -- $    -- $    --
Savings:
 NOW accounts.............................    953,369*    655,217  16,559   9,924   9,536
 Market Rate accounts.....................    312,684     300,166   6,900   9,331  10,076
 Other....................................     12,581      12,892     223     305     372
Time:
 Certificates of deposit in excess of $100
   thousand...............................    232,686     193,323   9,173   9,348   6,353
 Other certificates of deposit............    995,704     926,476  55,314  46,064  33,488
                                           ----------  ---------- ------- ------- -------
   Total.................................. $3,014,954  $2,555,229 $88,169 $74,972 $59,825
                                           ==========  ========== ======= ======= =======

--------
* $226,096 formerly classified as securities sold under agreements to repurchase were reclassified to deposits at the beginning of February 2001.

Note 9--Income taxes (Dollars in thousands)

   The components of consolidated income tax expense (benefit) are as follows:

                                                      For the Year Ended December 31,
                                                      ------------------------------
                                                        2001         2000      1999
                                                       -------      -------  -------
Taxes currently payable:
  Federal............................................ $17,316      $15,265   $14,311
  State..............................................   1,447        1,239     1,069
                                                       -------      -------  -------
                                                       18,763       16,504    15,380
                                                       -------      -------  -------
Deferred income taxes:
  Federal............................................  (2,637)      (2,051)   (2,435)
  State..............................................      --           --        --
                                                       -------      -------  -------
                                                       (2,637)      (2,051)   (2,435)
                                                       -------      -------  -------
Total Income Tax Expense............................. $16,126      $14,453   $12,945
                                                       =======      =======  =======

   The significant components of Bancorporation's deferred tax liabilities and assets recorded pursuant to SFAS No. 109, which are included in "Other assets" in the Consolidated Balance Sheet, are as follows:

                                                         As of December 31,
                                                       -----------------------
                                                        2001    2000    1999
                                                       ------- ------- -------
Deferred tax liabilities:
  Deferred loan fees and costs........................ $    -- $   209 $   929
  Accretion...........................................     115     382     293
  Pension costs.......................................   2,984   2,417   2,055
  Mark-to-market of equity securities.................  10,556   6,576   1,870
  Other, net..........................................     838     725     200
                                                       ------- ------- -------
   Total deferred tax liabilities.....................  14,493  10,309   5,347
Deferred tax assets:
  Book depreciation over tax..........................     351     543   1,107
  Allowance for loan losses...........................  14,327  12,923  11,380
  Net operating loss carryforwards....................     119     197     275
  Employee benefits...................................   1,261     908     921
  Amortization........................................   8,609   7,160   6,047
  Other, net..........................................   1,044   1,139     833
                                                       ------- ------- -------
  Total deferred tax assets...........................  25,711  22,870  20,563
                                                       ------- ------- -------
  Net deferred tax asset.............................. $11,218 $12,561 $15,216
                                                       ======= ======= =======

   Bancorporation has no valuation allowance for deferred tax assets based on management's belief that it is more likely than not that the deferred tax assets will be realized. Total income tax expense differs from the amount of income tax determined by applying the U. S. statutory federal income tax rate (35%) to pretax income as a result of the following differences:

                                                 For the Year Ended December 31,
                                                 ------------------------------
                                                   2001         2000      1999
                                                  -------      -------  -------
   Tax expense at statutory rate................ $17,501      $14,715   $13,157
   Increase (decrease) in taxes resulting from:
     Non-taxable income on investments..........  (1,473)        (942)     (894)
     State income taxes, net of federal income
      tax benefit...............................     941          805       695
     Other, net.................................    (843)        (125)      (13)
                                                  -------      -------  -------
                                                 $16,126      $14,453   $12,945
                                                  =======      =======  =======

Note 10--Mortgage servicing activity (Dollars in thousands)

   Bancorporation's mortgage servicing portfolio approximated $780,268 and $688,799 at December 31, 2001 and 2000, respectively. Loans serviced for unrelated third parties are not included in the accompanying consolidated financial statements.

   Bancorporation has issued mortgage-backed securities guaranteed by GNMA under the provisions of the National Housing Act. The issuance of these securities, and the simultaneous placement of the related mortgages in trust, have been accounted for as sales of the related mortgages. The outstanding balances of the securities and the related mortgages held in trust of, $5,281 and $6,717 at December 31, 2001 and 2000, respectively, are not considered to be assets or liabilities of the Bancorporation and, accordingly, are not included in the consolidated financial statements.

Note 11--Long-term debt (Dollars in thousands, except par value)

   Components of long-term debt as of December 31 were as follows:

                                                          2001    2000
                                                         ------- -------
       Guaranteed Preferred Beneficial Interest in
         Bancorporation's Junior Subordinated Deferrable
         Interest Debenture 8.25%, due March 15, 2028... $50,000 $50,000
        7.50% maturing August 20, 2004..................      90      90
        7.75% maturing August 20, 2009..................     873     873

   A committed unsecured revolving line of credit was established in 1997 with an unrelated financial institution and provides an interest rate indexed to the London Interbank Offered Rate ("LIBOR") plus 70 basis points. This line of credit contains certain restrictive covenants including limits on indebtedness, encumbrances, dividends and minimum net worth. Bancorporation was in compliance with the covenants at December 31, 2001 and 2000, respectively. The line of credit outstanding was not in use as of December 31, 2001 and 2000, respectively. The line of credit expires on December 19, 2003.

   FCB/SC Capital Trust I, a statutory business trust (the "Trust") created by Bancorporation, had outstanding at December 31, 2001, $50,000 (par value $50,000) of 8.25% Capital Securities which will mature on March 15, 2028 (the "Capital Securities"). The principal assets of the Trust are $51,547 of Bancorporation's 8.25% Junior Subordinated Deferrable Interest Debentures which will mature on March 15, 2028. The balance of the securities can be prepaid, subject to possible regulatory approval, in whole or part at any time on or after march 15, 2008. Additionally, the Trust has issued $1,547 of Common Securities to Bancorporation.

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

Note 12--Stockholders' equity (Dollars in thousands, except per share data)

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

   Each series of preferred stock may be redeemed by Bancorporation (all or any part thereof), at its option, at par or stated value. Par value, number of shares authorized and outstanding and dividends paid for each series of redeemable preferred stock at December 31, 2001 and 2000 follows:

               Authorized             Authorized             Cash
        Par  And Outstanding        And Outstanding        Dividend
Series Share      2001       Amount      2000       Amount Per Share
------ ----- --------------- ------ --------------- ------ ---------
  A    $ 50       8,305      $  415      8,305      $  415  $ 2.50
  B      50      11,810         591     11,810         591    2.50
  C      20       6,021         120      6,062         121    2.00
  E     200         498         100        525         105   10.00
  F      50      31,385       1,569     31,565       1,578    2.50
  G      50       8,113         406      8,183         409    2.50
                             ------                 ------
                             $3,201                 $3,219
                             ======                 ======

   The Bank must obtain written approval from the South Carolina State Board of Financial Institutions prior to payment of dividends. Bancorporation's dividends may be restricted by the requirements of the term loan agreement described in Note 11 which requires that the Bank maintain a regulatory leverage capital ratio of 4.00%. At December 31, 2001 the Bank's leverage capital ratio was 6.76%.

Note 13--Employee Benefits (Dollars in thousands)

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

   The following table sets forth the plan's status at:

                                                                December 31,
                                                              ----------------
                                                               2001     2000
                                                              -------  -------
Change in benefit obligation
Benefit obligation at beginning of year...................... $31,285  $30,225
Service cost.................................................   1,397    1,282
Interest cost................................................   2,482    2,216
Actuarial loss/(gain)........................................   4,269   (1,137)
Acquisition..................................................      --       --
Benefits paid................................................  (1,238)  (1,301)
                                                              -------  -------
Benefit obligation at end of year............................  38,195   31,285

Change in plan assets
Fair value of plan assets at beginning of year...............  39,146   35,103
Actual return on plan assets.................................     920    3,647
Employer contribution........................................   2,364    1,697
Acquisition..................................................      --       --
Benefit paid.................................................  (1,238)  (1,301)
                                                              -------  -------
Fair value of plan assets at end of year.....................  41,192   39,146
                                                              -------  -------
Funded status................................................   2,997    7,861
Unrecognized prior service cost..............................     266      449
Unrecognized (gain)/loss.....................................   5,301   (1,412)
                                                              -------  -------
Net amount recognized........................................ $ 8,564  $ 6,898
                                                              =======  =======

Weighted-averge assumptions:
Discount rate................................................    7.75%    7.75%
Expected return on plan assets...............................    8.50%    8.50%
Rate of compensation increase................................    4.00%    4.00%

   The following table details the components of pension expense recognized in Bancorporation's Consolidated Statements of Income:

                                                      2001     2000     1999
                                                     -------  -------  -------
Service costs....................................... $ 1,397  $ 1,282  $ 1,595
Interest costs......................................   2,482    2,216    2,074
Expected return on plan assets......................  (3,366)  (3,011)  (2,808)
Amortization of prior service cost..................     183      183      185
Recognized net actuarial loss.......................      --       --       --
                                                     -------  -------  -------
Net pension expense................................. $   696  $   670  $ 1,046
                                                     =======  =======  =======

Bancorporation has a contributory savings plan covering full-time employees who elect to participate. Bancorporation matches 100% of the employees' contribution of up to 3% of compensation and 50% of the employees' contribution of 4% to 6% of compensation. The matching funds contributed by Bancorporation are immediately 100% vested. Matching contributions provided by Bancorporation were $1,309 in 2001, $1,201 in 2000 and $1,054 in 1999 and are included in salaries and employee benefits expense in the Consolidated Statements of Income. The Bank and Exchange contributory savings plan merged in 2001.

   Effective January 1, 1998, Bancorporation approved a supplemental retirement plan (the "Plan") for certain members of management. Benefits under the Plan are based on a percentage of the participant's 1998 salary and will be paid evenly over a ten-year period after retirement. The present value of the payments at retirement was determined using a discount rate of 7%, and the present value of the obligation at retirement totals $3,253.

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

   Costs recognized under the Plan during the year ended December 31, 2001, 2000 and 1999 totaled $537, $522, and $300, respectively, and are included in salaries and employee benefits in the Consolidated Statements of Income.

Note 14--Commitments, contingencies and financial instruments with off-balance sheet risk (Dollars in thousands)

   Bancorporation does not hold any derivative financial instruments. Financial instruments with off-balance sheet risk include commitments to extend credit, standby letters of credit and commitments on mortgage loans held for resale. Generally, Bancorporation charges a fee to the customer to extend these commitments as part of its normal banking activities. These fees are initially deferred and included in loans in the Consolidated Statements of Condition. Ultimately, such fees are recorded as an adjustment to yield over the related life of the loan or, if the commitment expires unexercised, recognized in income upon expiration of the commitment.

   A summary of the significant financial instruments with off-balance sheet risk follows:

                                                        Contract Amount at
                                                           December 31,
                                                        ------------------
                                                          2001      2000
                                                        --------  --------
      Commitments to extend credit..................... $530,976  $461,701
      Letters of credit and financial guarantees.......    4,894     4,299
                                                        --------  --------
        Total.......................................... $535,870  $466,000
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

   Most of Bancorporation's business activity is with customers located in South Carolina. A significant economic downturn in South Carolina could have a material adverse impact on the operations of Bancorporation. As of December 31, 2001, Bancorporation had no other significant concentrations of credit risk in the loan portfolio.

   Bancorporation is a defendant in litigation arising out of normal banking activities. In the opinion of management and Bancorporation's counsel, the ultimate resolution of these matters will not have a material effect on Bancorporation's financial condition or results of operations.

Note 15--Related Party Transactions (Dollars in thousands)

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

   Aggregate balances and activity related to extensions of credit to officers, directors and their associates were as follows:

                                                                 December 31,
                                                                     2001
                                                                 ------------
Balance at beginning of year....................................   $ 5,092
New loans and additions.........................................       125
Payments and other deductions...................................    (2,163)
                                                                   -------
Balance at end of year..........................................   $ 3,054
                                                                   =======

   Bancorporation has a contract with First-Citizens Bank & Trust Company, Raleigh, North Carolina ("FCBNC") for the purpose of outsourcing data processing and other services to include item processing, deposits, loans, general ledger and statement rendering functions. Total expenses incurred under this contract totaled $10,406, $8,007 and $6,174 for the years ended December 31, 2001, 2000 and 1999, respectively. The contract expired December 31, 2000 and was renewed on January 1, 2001. Bancorporation also has a correspondent banking relationship with FCBNC which also acts as an investment custodian. Fees paid for this service were minimal for 2001, 2000 and 1999.

Note 16--Disclosure of fair value of financial instruments (Dollars in thousands)

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

   The carrying amounts and estimated fair values of Bancorporation's financial instruments are as follows:

                                                     December 31, 2001     December 31, 2000
                                                   --------------------- ---------------------
                                                    Carrying  Estimated   Carrying  Estimated
                                                     Amount   Fair Value   Amount   Fair Value
                                                   ---------- ---------- ---------- ----------
Financial assets:
 Cash and federal funds sold...................... $  255,898 $  255,898 $  253,125 $  253,125
 Investment securities............................    899,755    900,175    740,519    740,638
 Loans............................................  2,262,283  2,248,006  2,081,871  2,076,312

Financial liabilities:
 Deposits.........................................  3,014,954  3,027,226  2,555,229  2,554,910
 Federal funds purchased and securities Sold under
   agreements to repurchase.......................    214,023    213,907    369,218    368,689
 Long-term debt...................................     50,963     50,276     50,963     50,265

Note 17--Capital matters (Dollars in thousands)

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

   Quantitative measures established by regulation to ensure capital adequacy require Bancorporation to maintain minimum amounts and ratios of Total and Tier I capital to risk weighted assets, and of Tier I capital to average assets. Management believes, as of December 31, 2001, that Bancorporation meets all capital adequacy requirements to which it is subject.

   To be categorized as well-capitalized, Bancorporation must maintain minimum Total risk-based and Tier I risk-based ratios as set forth in the table below. There are no conditions or events subsequent to December 31, 2001, that management believes would change the capital amounts and ratios presented below for Bancorporation, Bank or Exchange.

                                                                                     To Be Well Capitalized
                                                                                          Under Prompt
                                                                For Capital Adequacy   Corrective Action
                                                   Actual             Purposes             Provisions
                                             -----------------  -------------------  ---------------------
                                              Amount  Ratio (%)  Amount    Ratio (%)   Amount     Ratio (%)
                                             -------- --------- --------   ---------  --------    ---------
As of December 31, 2001:
Total capital to risk weighted assets:
  Bancorporation............................ $286,212   12.59%  $181,817     8.00%   $227,271       10.00%
  Bank......................................  257,215   11.70    175,930     8.00     219,913       10.00
  Exchange..................................   13,501   18.13      5,957     8.00       7,447       10.00
Tier I capital to risk weighted assets:
  Bancorporation............................  257,663   11.33     90,908     4.00     136,362        6.00
  Bank......................................  229,583   10.44     87,965     4.00     131,948        6.00
  Exchange..................................   12,567   16.88      2,979     4.00       4,468        6.00
Tier I capital to average assets:
  Bancorporation............................  257,663    7.34    140,421     4.00     175,526        5.00
  Bank......................................  229,583    6.76    135,868     4.00     169,834        5.00
  Exchange..................................   12,567   12.66      3,972     4.00       4,965        5.00
As of December 31, 2000:
Total capital to risk weighted assets:
  Bancorporation............................ $255,245   12.09%  $168,547     8.00%   $210,684       10.00%
  Bank......................................  215,137   10.72    160,498     8.00     200,623       10.00
  Exchange..................................   11,746   17.57      5,359     8.00       6,699       10.00
Tier I capital to risk weighted assets:
  Bancorporation............................  221,812   10.53     84,273     4.00     126,410        6.00
  Bank......................................  189,926    9.47     80,249     4.00     120,374        6.00
  Exchange..................................   10,905   16.31      2,680     4.00       4,019        6.00
Tier I capital to average assets:
  Bancorporation............................  221,812    7.46    118,914     4.00     148,643        5.00
  Bank......................................  189,926    6.66    114,121     4.00     142,651        5.00
  Exchange..................................   10,905   11.11      3,926     4.00       4,908        5.00

Note 18--Bancorporation (Parent Company information only) (Dollars in thousands)

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

   Bancorporation's condensed balance sheets and the related condensed statements of income and of cash flows are as follows:

                              BALANCE SHEET DATA

                                                              December 31,
                                                            -----------------
                                                              2001     2000
                                                            -------- --------
Assets:
  Cash..................................................... $  9,354 $  5,592
  Investment in the Bank...................................  296,242  254,146
  Other assets.............................................   25,472   33,473
                                                            -------- --------
  Total assets............................................. $331,068 $293,211
                                                            ======== ========
Liabilities and Stockholders' Equity:
  Long term debt........................................... $ 51,547 $ 51,547
  Other liabilities........................................    8,606    7,971
  Stockholders' equity.....................................  270,915  233,693
                                                            -------- --------
  Total liabilities and stockholders' equity............... $331,068 $293,211
                                                            ======== ========

                             INCOME STATEMENT DATA

                                                      Year Ended December 31,
                                                     -------------------------
                                                      2001     2000     1999
                                                     -------  -------  -------
Income:
  Other............................................. $ 4,458  $ 1,032  $ 1,339
                                                     -------  -------  -------
                                                       4,458    1,032    1,339
Expenses:
  Interest..........................................   4,327    4,327    4,278
  Other.............................................   4,080      278      170
                                                     -------  -------  -------
                                                       8,407    4,605    4,448
  (Loss) income before equity in undistributed
   earnings subsidiaries and income taxes...........  (3,949)  (3,573)  (3,109)
  Equity in undistributed earnings of the
   subsidiaries and associated companies............  35,877   29,934   26,537
                                                     -------  -------  -------
Income before income taxes..........................  31,928   26,361   23,428
Applicable income tax benefit.......................  (1,948)  (1,228)  (1,218)
                                                     -------  -------  -------
Net Income.......................................... $33,876  $27,589  $24,646
                                                     =======  =======  =======

                                CASH FLOWS DATA

                                                                         For the Year Ended December 31,
                                                                         ------------------------------
                                                                           2001        2000      1999
                                                                         --------    --------  --------
Cash Flows From Operating Activities:
 Net income............................................................. $ 33,876    $ 27,589  $ 24,646
Adjustments to reconcile net income to net cash provided by operating activities:
   Equity in undistributed earnings of the Bank.........................  (35,877)    (29,934)  (26,537)
   Decrease (increase) in other assets..................................       91          43        96
   (Decrease) increase in other liabilities.............................      876      (1,096)      154
   Other, net...........................................................       94       2,242     8,133
                                                                         --------    --------  --------
   Net cash (used in) provided by Operating Activities..................     (940)     (1,156)    6,492

Cash Flows From Investing Activities:
 Purchases of held-to-maturity and available-for-sale securities........   (3,081)       (115)       --
 Sales and maturities held-to-maturity and available-for-sale securities   11,598         114     3,794
 Payments for investments to subsidiaries...............................       --      (6,299)  (12,203)
                                                                         --------    --------  --------
 Net cash (used in) provided by Investing Activities....................    8,517      (6,300)   (8,409)

Cash Flows From Financing Activities:
 Proceeds from advances from subsidiaries...............................      233          --        --
 Repayments of term loan................................................       --          --        --
 Purchase of stock......................................................   (2,984)     (1,666)   (4,101)
 Cash dividends paid....................................................   (1,064)       (844)     (171)
                                                                         --------    --------  --------
 Net cash provided by (used in) Financing Activities....................   (3,815)     (2,510)   (4,272)
                                                                         --------    --------  --------
Net (decrease) increase in cash.........................................   (3,762)     (9,966)   (6,189)
Cash at beginning of year...............................................    5,592      15,558    21,747
                                                                         --------    --------  --------
Cash at end of year..................................................... $  9,354    $  5,592  $ 15,558
                                                                         ========    ========  ========

Supplemental disclosure of cash flows information:
 Interest paid.......................................................... $  4,125    $  4,199  $  4,125
                                                                         ========    ========  ========

               FIRST CITIZENS BANCORPORATION BOARD OF DIRECTORS
  (Directors of First Citizens Bank are identical to those of First Citizens
                                Bancorporation)

Jim B. Apple* **
Chairman of the Board, Chief Executive Officer and President
First Citizens Bancorporation of South Carolina, Inc.
Chairman of the Board and Chief Executive Officer
First-Citizens Bank and Trust Company of South Carolina,
Columbia

Richard W. Blackmon* **
Owner
Richard Blackmon Construction Company, Lancaster

Peter M. Bristow*
Executive Vice President and Chief Operating Officer
First Citizens Bancorporation of South Carolina, Inc.
President and Chief Operating Officer
First-Citizens Bank and Trust Company of South Carolina
Columbia

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

FIRST CITIZENS BANCORPORATION
EXECUTIVE OFFICERS

Jim B. Apple
Chairman/Chief Executive Officer/President

Frank B. Holding
Vice Chairman

Peter M. Bristow
Vice President/Chief Operating Officer

Craig L. Nix
Executive Vice President/Chief Financial Officer

E.W. Wells
Secretary