Form 10-K, Exhibit 13
period 2002-12-31
FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA INC
filed 2003-03-31
CIK 708848

EXHIBIT 13

First Citizens Bancorporation

of South Carolina, Inc.

2002 Annual Report

Nature of Business

First Citizens Bancorporation of South Carolina, Inc. (“Bancorporation”), is a three-bank financial holding company headquartered in Columbia, South Carolina, with assets of $3.79 billion at December 31, 2002. Its primary subsidiaries are First-Citizens Bank and Trust Company of South Carolina (“Bank”), The Exchange Bank of South Carolina, Inc. (“Exchange”) and Citizens Bank (“Citizens”). The Bank provides a broad range of banking services through 145 offices in 97 communities throughout South Carolina. Exchange provides banking services through four branches in Williamsburg and Georgetown counties in South Carolina and Citizens provides banking services through two branches in Warren and McDuffie counties in Georgia. The Bank’s subsidiary is Wateree Life Insurance Company of South Carolina, a credit life insurance company. “First Citizens Bank” is used in marketing the Bank.

First Citizens Bancorporation of South Carolina, Inc.

P. O. Box 29

1230 Main Street

Columbia, South Carolina 29202

Annual Meeting

The Annual Meeting of Stockholders of Bancorporation will be held at 2:30 p.m. on Wednesday, April 30, 2003 at 1225 Lady Street, Columbia, South Carolina.

Contents

Market and Dividend Information Regarding Common and Preferred Stock	1
Financial Highlights	2
To Our Stockholders	3
Management’s Discussion and Analysis	4
Report of Management	27
Report of Independent Accountants	28
Consolidated Financial Statements	29
Official Organization Section	54

Market and Dividend Information Regarding Common and Preferred Stock

Bancorporation’s voting common stock is traded in the over-the-counter market on the OTC Bulletin Board under the trading symbol “FCBN.” However, the trading market for the stock is not active.

There is no public trading market for Bancorporation’s non-voting common stock or for any class of its preferred stock. All trading activity for that stock is in privately negotiated transactions.

The following table lists the high and low closing prices for Bancorporation’s voting common stock, and the cash dividends declared on that stock, for each quarterly period during 2002 and 2001. All prices are as reported on the OTC Bulletin Board and reflect interdealer prices, without retail mark-up, mark-down or commission, and those prices may not represent actual transactions.

	2002			2001
	High	Low	Dividend	High	Low	Dividend
1st quarter	$320.00	$285.00	$0.25	$285.00	$250.00	$0.25
2nd quarter	378.00	316.00	0.25	300.00	250.00	0.25
3rd quarter	400.00	370.00	0.25	300.00	279.00	0.25
4th quarter	390.00	350.10	0.25	300.00	281.00	0.25

The approximate numbers of record holders of Bancorporation’s voting common stock and non-voting common stock at December 31, 2002 were 989 and 4, respectively. Holders of the voting and non-voting common stock of Bancorporation are entitled to such dividends as may be declared from time to time by the Board of Directors from funds legally available. Bancorporation’s Board of Directors approved a $.25 quarterly dividend on its voting common stock for all four quarters of 2002. Bancorporation was able to maintain its risk-based capital ratios through the retention of earnings, adjusted for the aforementioned dividends and repurchases of capital stock. Certain regulatory requirements restrict the payment of dividends and extensions of credit from banking subsidiaries to bank holding companies. These restrictions have not historically affected Bancorporation’s ability to meet its obligations. Restrictions relating to capital requirements and dividends are discussed on page 18 of “Management’s Discussion and Analysis” and in Note 13 “Stockholders’ Equity” of “Notes to Consolidated Financial Statements.”

Financial Highlights

	2002	2001	Percent change
	(Dollars in thousands, except for per share data)
Earnings:
Net income	$39,048	$33,876	15.27%
Net income per common share	42.38	36.11	17.36
Book value per common share	329.67	289.12	14.03
Year-end balances:
Total assets	$3,787,876	$3,574,680	5.96
Investment securities	915,870	899,755	1.79
Loans	2,415,396	2,262,283	6.77
Deposits	3,276,008	3,014,954	8.66
Stockholders’ equity	303,584	270,915	12.06
Average balances:
Total assets	$3,681,119	$3,459,909	6.39
Investment securities	927,944	819,334	13.26
Loans	2,307,716	2,160,604	6.81
Deposits	3,120,497	2,875,976	8.50
Stockholders’ equity	289,958	255,836	13.34
Financial ratios:
Return on average assets	1.06%	.98%	8.16
Return on average stockholders’ equity	13.47	13.24	1.74
Average stockholders’ equity to average total assets	7.88	7.39	6.63
Share data (as of and for the year ended):
Common shares outstanding	911,244	925,949	(1.59)
Weighted average common shares outstanding	917,426	933,480	(1.72)
Preferred shares outstanding	65,462	66,132	(1.01)
Preferred dividends paid	165	166	(0.60)
Common dividends paid	897	898	(0.11)

To Our Shareholders:

First Citizens Bancorporation had another outstanding financial year in 2002. While improving our financial strength, we were also able to grow our franchise in South Carolina and expand into the state of Georgia.

Net income increased 15.27% to $39.05 million, representing an increase in net income per share from $36.11 in 2001 to $42.38 in 2002. The improvement in net income was primarily due to increased net interest and noninterest income.

Loans grew 6.77% to $2.42 billion, while deposits grew 8.66% to $3.28 billion. Total assets grew 5.96% to $3.79 billion. This growth stemmed from continued advances in our sales culture.

Our plans for expansion continued with new construction and acquisitions. In South Carolina, we acquired offices in Timmonsville and Dillon and opened three de novo offices—one in Myrtle Beach and two in Greenville. Also, we relocated the Columbia Rosewood office, the Pageland office, and the Dunbarton office in Barnwell.

We began our expansion into Georgia by acquiring Citizens Bank, with two full-service offices in Warrenton and Thomson, Georgia. Also this year, First Citizens signed a definitive agreement to acquire First Banks, Inc., a two-bank holding company with banking headquarters in Carnesville and Toccoa, Georgia. When this acquisition is complete, First Citizens will gain five additional offices in eastern Georgia—bringing our total to seven offices in five counties.

Inspired by our commitment to offer customers the very best in banking services, we nurtured several new programs this year, including enhancements to online banking and the expansion of Saturday banking to thirty additional offices. Both of these services are designed to provide busy customers an added measure of convenience and flexibility for their banking needs.

The most far-reaching service innovation this year was the development of our branch automation system which, when fully implemented, will provide platform associates everything they must have to serve customers’ needs with urgency. When implementation is complete, our fully integrated loan, deposit, and teller system will be unique among our competitors.

As we continue to enjoy our current successes, we are diligently planning for the future. As always, the best interests of our shareholders, customers, employee associates, and the communities we serve will be the yardstick by which we measure our success.

Thank you for your support.

Jim B. Apple

Chairman and Chief Executive Officer

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The discussion and other data presented below analyze major factors and trends regarding the financial condition and results of operations of First Citizens Bancorporation of South Carolina, Inc. (“Bancorporation”) and its principal subsidiaries, First-Citizens Bank and Trust Company of South Carolina (the “Bank”), The Exchange Bank of South Carolina, Inc. (“Exchange”), and Citizens Bank (“Citizens”). Bancorporation is a three-bank financial holding company headquartered in Columbia, South Carolina. The Bank provides commercial banking and related financial products and services throughout South Carolina. Exchange provides banking services principally in Williamsburg and Georgetown counties in South Carolina. Citizens provides banking services principally in Warren and McDuffie counties in Georgia.

Effective October 1, 2002, Bancorporation acquired Citizens to form a three-bank financial holding company. Total assets of $ 47.9 million at December 31, 2002 are included in the consolidated financial statements related to this acquisition.

The following discussion may contain statements that could be deemed forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of the qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of Bancorporation and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of Bancorporations’ customers, actions of government regulators, the level of market interest rates, and general economic conditions.

The Bank’s deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”) to the extent permitted by law. The FDIC and the South Carolina State Board of Financial Institutions have regulatory responsibilities for the Bank and Exchange. The FDIC and the Georgia Department of Banking and Finance have regulatory responsibilities for Citizens. Bancorporation is subject to regulation as a financial holding company by the Board of Governors of the Federal Reserve System and its voting common stock is registered with the Securities and Exchange Commission.

Reference should be made to the accompanying detailed historical information presented elsewhere in this report.

RESULTS OF OPERATIONS

Summary (Dollars in thousands)

Net income for the year ended December 31, 2002, totaled $39,048, or $42.38 per common share. Net income for 2001 was $33,876, or $36.11 per common share.

The primary factors affecting the increase in net income were a $14,290 or 11.65% increase in net interest income after provision for loan losses, and a $3,032 or 6.14% increase in noninterest income. These favorable changes were partially offset by a $7,612 or 6.24% increase in noninterest expense, and a $4,538 or 28.14% increase in the provision for income taxes.

The increase in net income of $6,287 from 2000 to 2001 was primarily due to a $19,924 or 17.90% increase in net interest income, and a $12,311 or 33.22% increase in noninterest income. These favorable changes were partially offset by a $976 or 12.80% increase in the provision for loan losses, a $23,299 or 23.60% increase in noninterest expense, and a $1,673 or 11.58% increase in the provision for income taxes.

Return on average stockholders’ equity and average assets are key measures of earnings performance. Return on average stockholders’ equity was 13.47%, 13.24% and 12.95% in 2002, 2001 and 2000, respectively. Return on average assets was 1.06%, .98%, and .94% in 2002, 2001 and 2000, respectively.

Table 1 provides a summary of the statements of income, financial condition and selected ratios for the last five years. A more detailed analysis of each component of Bancorporation’s net income is included under the appropriate captions which follow.

Table 1

SUMMARY OF OPERATIONS

	As of and for the year ended December 31,					Five Year Compound Growth Rate
	2002	2001	2000	1999	1998
	(dollars in thousands, except for per share data)
INCOME STATEMENT DATA:
Interest income	$208,838	$232,161	$209,820	$175,414	$165,371	6.68%
Interest expense	61,826	100,908	98,491	75,856	73,032	(1.14)

Net interest income	147,012	131,253	111,329	99,558	92,339	11.41
Provision for loan losses	10,068	8,599	7,623	5,546	4,303	18.88

Net interest income after provision for loan losses	136,944	122,654	103,706	94,012	88,036	10.96

Service charges and fees	51,943	44,426	37,031	32,919	28,871	16.00
Investment securities gains	462	4,947	31	8	36

Total noninterest income	52,405	49,373	37,062	32,927	28,907	16.66

Salaries and employee benefits	63,769	54,804	46,601	41,396	36,674	14.25
Other expense	65,868	67,221	52,125	47,952	43,935	10.54

Total noninterest expense	129,637	122,025	99,726	89,348	80,609	12.28

Income before income taxes	59,712	50,002	42,042	37,591	36,334	12.22
Income tax expense	20,664	16,126	14,453	12,945	12,716	11.91

Net income	$39,048	$33,876	$27,589	$24,646	$23,618	12.40

PER SHARE DATA:
Net income per common share	$42.38	$36.11	$29.26	$26.35	$25.30	12.77

Book value per common share	$329.67	$289.12	$246.17	$208.77	$185.41	14.58

Weighted average common shares outstanding	917,426	933,480	937,063	928,792	926,744	(.26)

Dividends per common share	$1.00	$1.00	$0.75	$—	$—

SELECTED RATIOS:
Return on average assets	1.06%	.98%	.94%	.95%	1.01%
Return on average stockholders’ equity	13.47	13.24	12.95	13.13	13.94
Return on average common stockholders’ equity	13.62	13.41	13.14	13.36	14.22
Yield on average interest-earning assets (tax equivalent)	4.38	4.19	4.20	4.23	4.36
Average loans to average deposits	73.95	75.13	84.92	80.59	78.35
Net loan losses to average loans	.33	.25	.21	.12	.14
Nonperforming loans to total loans	.22	.23	.25	.16	.14
Allowance for loan losses to total loans	1.79	1.78	1.78	1.78	1.80
Allowance for loan losses to nonperforming loans	832.15	783.55	699.72	1,092.87	1,259.16
Average stockholders’ equity to average total assets	7.88	7.39	7.28	7.21	7.26
Average common stockholders’ equity to average total assets	7.79	7.30	7.16	7.08	7.12
Total risk-based capital ratio	13.01	12.59	12.09	13.79	14.27
Tier 1 risk-based capital ratio	11.76	11.33	10.53	12.47	13.01
Tier 1 leverage ratio	7.91	7.34	7.46	8.49	8.43

SELECTED AVERAGE BALANCES:
Total assets	$3,681,119	$3,459,909	$2,929,158	$2,605,572	$2,332,634	12.07%
Interest-earning assets	3,381,013	3,166,389	2,683,993	2,385,884	2,148,348	11.99
Investment securities	927,944	819,334	680,042	635,128	599,704	11.52
Loans	2,307,716	2,160,604	1,960,547	1,690,504	1,495,930	11.43
Deposits	3,120,497	2,875,976	2,308,705	2,097,678	1,909,183	12.24
Noninterest-bearing deposits	540,516	477,592	420,016	374,992	331,466	12.89
Interest-bearing deposits	2,579,981	2,398,384	1,888,689	1,722,686	1,577,717	12.11
Interest-bearing liabilities	2,822,876	2,695,037	2,271,342	2,029,000	1,815,346	11.65
Long-term debt	51,368	50,963	50,963	50,354	43,930	35.70
Stockholders’ equity	289,958	255,836	213,105	187,744	169,422	14.87

SELECTED ACTUAL BALANCES:
Total assets	$3,787,876	$3,574,680	$3,240,510	$2,726,585	$2,483,768
Interest-earning assets	3,452,892	3,259,938	2,919,090	2,454,912	2,260,897
Investment securities	915,870	899,755	740,519	562,992	623,828
Loans	2,415,396	2,262,283	2,081,871	1,854,520	1,573,069
Deposits	3,276,008	3,014,954	2,555,229	2,222,033	2,037,487
Noninterest-bearing deposits	575,632	507,930	467,155	396,781	354,239
Interest-bearing deposits	2,700,376	2,507,024	2,088,074	1,825,252	1,683,248
Interest-bearing liabilities	2,883,875	2,772,010	2,508,255	2,107,119	1,937,950
Long-term debt	52,139	50,963	50,963	50,963	50,000
Stockholder’s equity	303,584	270,915	233,693	200,073	174,175

Net interest income (Dollars in thousands)

Net interest income represents the principal source of earnings for Bancorporation. Net interest income is the amount by which interest income exceeds interest expense and is the primary measure used to evaluate the efficient management of interest-earning assets and interest-bearing liabilities.

Table 2 compares average balance sheet items and analyzes net interest income on a tax equivalent basis for the years ended December 31, 2002, 2001 and 2000.

Table 2:  COMPARATIVE AVERAGE BALANCE SHEETS

	As of and for the year ended December 31,
	2002			2001			2000
	Average Balance	Interest Inc/Exp[1]	Yield/ Rate	Average Balance	Interest Inc/Exp[1]	Yield/ Rate	Average Balance	Interest Inc/Exp[1]	Yield/ Rate
	(dollars in thousands)
Interest-earning assets:
Loans[2]	$2,307,716	$169,231	7.33%	$2,160,604	$181,761	8.41%	$1,960,547	$169,352	8.64%
Investment securities:
Taxable	915,434	37,393	4.08	800,854	42,425	5.30	653,901	37,052	5.67
Non-taxable	12,510	932	7.45	18,480	1,483	8.02	26,141	2,168	8.29
Federal funds sold	145,353	2,397	1.65	186,451	7,768	4.17	43,404	2,692	6.20

Total interest-earning assets	3,381,013	209,953	6.21	3,166,389	233,437	7.37	2,683,993	211,264	7.87

Noninterest-earning assets:
Cash and due from banks	137,769			135,224			114,517
Premises and equipment	104,157			96,335			86,984
Other, less allowance for loan losses	58,180			61,961			43,664

Total noninterest-earning assets	300,106			293,520			245,165

Total assets	$3,681,119			$3,459,909			$2,929,158

Interest-bearing liabilities:
Deposits	$2,579,981	$54,722	2.12	$2,398,384	$88,169	3.68	$1,888,689	$74,972	3.97
Short-term borrowings	191,527	2,883	1.51	245,690	8,540	3.48	331,690	19,320	5.82
Long-term debt	51,368	4,221	8.22	50,963	4,199	8.24	50,963	4,199	8.24

Total interest-bearing liabilities	2,822,876	61,826	2.19	2,695,037	100,908	3.74	2,271,342	98,491	4.34

Net interest spread			4.02%			3.63%			3.53%

Noninterest-bearing liabilities:
Demand deposits	540,516			477,592			420,016
Other liabilities	27,769			31,444			24,695

Total noninterest-bearing liabilities	568,285			509,036			444,711
Stockholders’ equity	289,958			255,836			213,105

Total liabilities and stockholders’ equity	$3,681,119			$3,459,909			$2,929,158

Net interest income		$148,127			$132,529			$112,773

Interest income to average earning assets			6.21%			7.37%			7.87%

Interest expense to average earning assets			1.83			3.19			3.67

Net interest income to average earning assets			4.38%			4.19%			4.20%

[1]	Non-taxable interest income has been adjusted to a taxable equivalent rate using the federal income tax rate of 35%.
[2]	Nonaccrual loans are included in the average loan balances. Income on such loans is generally recognized on a cash basis.

Net interest income on a tax equivalent basis increased $15,598 or 11.77% from $132,529 in 2001 to $148,127 in 2002. The increase was primarily attributable to a reduction in interest expense as the cost of average interest-bearing liabilities declined from 3.74% in 2001 to 2.19% in 2002. Net interest margin to average interest earning assets increased from 4.19% in 2001 to 4.38% in 2002. Interest income on a tax equivalent basis decreased by $23,484 or 10.06% in 2002, primarily due to a decrease in yield on average interest-earning assets from 7.37% in 2001 to 6.21 % in 2002. Average interest-earning assets were $3,381,013 or 91.85% of average assets in 2002, compared with $3,166,389 or 91.52% of average assets in 2001. Interest expense decreased by $39,082 or 38.73% in 2002 primarily due to a decrease in the cost of average interest-bearing deposits from 3.68% in 2001 to 2.12% in 2002.

The net interest spread increased by .39% due to a decrease in the cost of average interest-bearing liabilities from 3.74% in 2001 to 2.19% in 2002, offset by a decrease in the yield on average interest-earning assets from 7.37% in 2001 to 6.21% in 2002.

The yield on average interest-earning assets decreased due to the following factors: (1) a decrease in the yield on average loans from 8.41% in 2001 to 7.33% in 2002 and (2) a decrease in the yields on average investment securities (from 5.36% in 2001 to 4.13% in 2002) and average federal funds sold (from 4.17% in 2001 to 1.65% in 2002). Yields on average interest-earning assets declined as rates on newly funded loans and investments that were prepaid, refinanced, matured or called away declined significantly.

The cost of average interest-bearing liabilities decreased due to the following factors: (1) a decrease in the rate paid on average interest-bearing deposits from 3.68% in 2001 to 2.12% in 2002 and (2) a decrease in the rate paid on short-term borrowings (repurchase agreements) from 3.48% in 2001 to 1.51% in 2002.

Decreases in rates paid on interest-bearing deposits were due to the low interest-rate environment experienced in 2002. Short-term borrowings are mostly comprised of repurchase agreements tied to a floating index. The index decreased during a majority of 2002, causing the rate paid on average short-term borrowings to decrease.

In 2002, Bancorporation experienced its first full year of significant improvement in net interest margin to average interest-earning assets as a result of recent interest rate cuts by the Federal Reserve; however, the current trend is declining (note that net interest income increased 11.77% from 2001 to 2002 compared to 17.52% from 2000 to 2001). This declining trend has occurred as yields on average interest-earning assets are declining at a faster rate than the cost of average interest-bearing liabilities. This has occurred as deposit rates (particularly on non-maturity deposits such as NOW, savings, and money market accounts) have reached historical lows having little room for further rate cuts. At the same time, rates on interest-earning assets added to replace assets that prepaid, matured or were called away have fallen significantly.

Net interest income on a tax equivalent basis for 2001 increased $19,756 or 17.52% from 2000. The increase was primarily attributable to an increase in the volume of interest-earning assets which was offset by a decrease in net interest margin. The net interest margin decreased 1 basis point from 4.20% in 2000 to 4.19% in 2001. Average interest-earning assets increased 17.97% to $3,166,389 or 91.52% of average total assets in 2001, compared with $2,683,993 or 91.63% in 2000. Interest expense increased $2,417 or 2.45% in 2001 primarily due to a $423,695 or 18.65% increase in interest-bearing liabilities.

Table 3 shows the impact of balance sheet changes which occurred during 2002 and 2001, and the changes in yields and rates.

Table 3

TAXABLE EQUIVALENT RATE/VOLUME VARIANCE ANALYSIS

	2002	2001	2000	2002 compared to 2001			2001 compared to 2000
				Change due to1		Net Increase (Decrease)	Change due to1		Net Increase (Decrease)
				Yield/ Rate	Volume		Yield/ Rate	Volume
	(dollars in thousands)
Interest income[2]:
Loans[3]	$169,231	$181,761	$169,352	$(23,313)	$10,783	$(12,530)	$(4,416)	$16,825	$12,409
Investment securities:
Taxable	37,393	42,425	37,052	(9,707)	4,675	(5,032)	(2,416)	7,789	5,373
Non-taxable	932	1,483	2,168	(106)	(445)	(551)	(71)	(614)	(685)

Total investment securities	38,325	43,908	39,220	(9,813)	4,230	(5,583)	(2,487)	7,175	4,688
Federal funds sold	2,397	7,768	2,692	(4,693)	(678)	(5,371)	(889)	5,965	5,076

Total interest-earning assets	$209,953	$233,437	$211,264	$(37,819)	$14,335	$(23,484)	$(7,792)	$29,965	$22,173

Interest expense:
NOW accounts	$9,483	$16,559	$9,924	$(8,369)	$1,293	$(7,076)	$(1,286)	$5,350	$6,636
Market rate savings	3,233	6,900	9,331	(3,867)	200	(3,667)	(2,518)	87	(2,431)
Time deposits less than $100 thousand	33,511	55,314	46,064	(22,084)	281	(21,803)	398	8,852	9,250
Time deposits in excess of $100 thousand	8,401	9,173	9,348	(1,315)	543	(772)	(2,990)	2,814	(176)
Other	94	223	305	(133)	4	(129)	(64)	(18)	(82)

Total deposits	$54,722	$88,169	$74,972	$(35,768)	$2,321	$(33,447)	$(3,888)	$17,085	$13,197
Short-term borrowings	2,883	8,540	19,320	(4,839)	(818)	(5,657)	(7,787)	(2,993)	(10,780)
Long-term debt	4,221	4,199	4,199	(11)	33	22	—	—	—

Total interest-bearing liabilities	$61,826	$100,908	$98,491	$(40,618)	$1,536	$(39,082)	$(11,675)	$14,092	$2,417

Net interest income	$148,127	$132,529	$112,773	$2,799	$12,799	$15,598	$3,883	$15,873	$19,756

[1]	Rate-volume changes have been allocated to each category based on the percentage of each to the total change.
[2]	Non-taxable interest income has been adjusted to a taxable equivalent rate using the federal income tax rate of 35%.
[3]	Balances of nonaccrual loans and related cash basis income have been included for computational purposes.

Noninterest income (Dollars in thousands)

Table 4 provides a comparison for the various components of noninterest income for the years ended December 31, 2002, 2001 and 2000 for Bancorporation.

Table 4

NONINTEREST INCOME

	For the year ended December 31,
	2002	Percent change	2001	Percent change	2000
	(dollars in thousands)
Service charges on deposit accounts	$30,923	16.99%	$26,433	20.97%	$21,851
Commission and fees from fiduciary activities	3,416	22.79	2,782	7.62	2,585
Mortgage income	5,884	39.04	4,232	73.44	2,440
Bankcard discount and fees	5,705	6.00	5,382	13.59	4,738
Insurance premiums earned	2,340	10.64	2,115	3.32	2,047
Gain on sale of investment securities	462	(90.66)	4,947	NM	31
Other	3,675	5.54	3,482	3.32	3,370

Total	$52,405	6.14%	$49,373	33.22%	$37,062

NM—Not Meaningful

Noninterest income increased by $3,032 or by 6.14% between 2001 and 2002. The majority of the increase was in service charges on deposit accounts, mortgage income and commission and fees from fiduciary activities. The increase in noninterest income was offset by a $4,485 decline in gain on sale of investment securities. The equity securities gains in 2001 were primarily the result of Bancorporation’s sale of certain of its equity securities donated to First Citizens Foundation to make charitable contributions. Adjusted for the equity securities gains in 2002 and 2001, noninterest income increased by $7,517 or by 16.92%.

Service charges on deposit accounts increased primarily due to deposit growth during the year and an increase in fees effective in 2001. The most significant increase in service charges during the year was in non-sufficient funds (“NSF”) fees which accounted for $2,960 of the $4,490 increase. Commission and fees from fiduciary activities increased primarily due to a $482 increase in trust income. Mortgage income increased due to increases in the gain on sale of mortgage loans and servicing income of $1,145 and $507, respectively.

Noninterest income increased by $12,311 or by 33.22% between 2000 and 2001. The majority of the increase was in service charges on deposit accounts and mortgage income. As discussed above, 2001 included nonrecurring equity securities gains. Adjusted for equity securities gains in 2001 and 2000, noninterest income increased by $7,395 or by 19.97%.

Between 2000 and 2001, service charges on deposit accounts increased due to deposit growth, an increase in fees charged and the acquisition of seven and four branches from unrelated financial institutions in December 2000 and July 2001, respectively. The acquired branches contributed to $1,085 of the $4,582 increase in service charges. The most significant increase in service charges during the year was in NSF fees, which accounted for $2,896 of the $4,582 increase. Mortgage income increased due to increases in the gain on sale of mortgage loans and servicing income of $1,688 and $104, respectively.

NONINTEREST EXPENSE (Dollars in thousands)

Table 5 provides a comparison of the various components of noninterest expense for the years ended December 31, 2002, 2001 and 2000 for Bancorporation.

Table 5

NONINTEREST EXPENSE

	For the year ended December 31,
	2002	Percent Change	2001	Percent Change	2000
	(dollars in thousands)
Salaries and employee benefits	$63,769	16.36%	$54,804	17.60%	$46,601
Net occupancy expense	9,529	13.68	8,382	28.11	6,543
Furniture and equipment expense	6,252	2.31	6,111	(7.28)	6,591
Amortization expense	10,962	3.80	10,561	58.84	6,649
Bankcard processing fees	6,098	11.20	5,484	13.00	4,853
Data processing expense	10,337	7.20	9,643	20.43	8,007
Donations	552	(87.10)	4,278	485.23	731
Other	22,138	(2.74)	22,762	21.39	18,751

Total	$129,637	6.24%	$122,025	23.60%	$98,726

Noninterest expense increased by $7,612 or by 6.24% between 2001 and 2002. The majority of the increase is due to salaries and employee benefits, net occupancy expense and data processing expense, offset by a decline in donations expense. As discussed in the noninterest income section under Table 4, Bancorporation donated certain of its equity securities in 2001 to First Citizens Foundation resulting in $3,792 of the $4,278 in donations expense in 2001. Adjusted for the donations to First Citizens Foundation in 2001, noninterest expense increased by $11,404 or 9.65% between 2001 and 2002 and by $19,507 or 19.76% between 2000 and 2001.

Salaries and employee benefits increased between 2001 and 2002 due to an increase in the number of employees, merit increases, an increase in insurance costs, and an increase in pension costs. Insurance and pension costs contributed to $1,875 and $823 of the increase, respectively. The remainder of the increase is primarily due to the addition of personnel throughout the year and merit increases.

Net occupancy expense has primarily increased in 2002 due to a $468 increase in depreciation expense associated with an increase in bank premises and reduced property rental income of $285. The remainder of the increase is due to on-going expenses related to additional bank premises. The increase in net occupancy expense between 2000 and 2001 was due to similar factors and to the aforementioned purchase of seven and four branches in December 2000 and July 2001, respectively.

Amortization expense increased primarily due to $1,716 of impairment recorded on Bancorporation’s mortgage servicing rights during 2002. The effect on amortization was partially offset by a decline in amortization expense of $1,689 related to the run-off of core deposit intangibles on former branch acquisitions. The increase in amortization expense between 2000 and 2001 was primarily due to $3,927 in amortization expense related to the core deposit intangibles on the aforementioned purchase of 11 branches and other former branch acquisitions and $137 of impairment recorded on mortgage servicing rights.

During 2002, data processing expense increased due to the ongoing growth realized in the number of loan and deposit accounts processed by Bancorporation’s third party processor. Bancorporation experienced an increase between 2000 and 2001 for the same reason.

INCOME TAXES (Dollars in thousands)

Total income tax expense included in the Consolidated Statements of Income was $20,664, $16,126 and $14,453 for the years ended December 31, 2002, 2001 and 2000, respectively. The effective tax rate in those years was 34.6%, 32.3% and 34.4%, respectively.

Income taxes computed at the statutory rate are reduced primarily by the interest earned on state and municipal debt securities and obligations (which are exempt from federal taxes) and other items permanently included or excluded from taxable income.

FINANCIAL CONDITION

INVESTMENT SECURITIES (Dollars in thousands)

As of December 31, 2002, the investment portfolio totaled $915,870, compared to $899,755 as of December 31, 2001. Bancorporation continues to invest primarily in short-term U.S. Government obligations, thereby minimizing credit, interest rate and liquidity risk. The portfolio was comprised of 94.59% and 95.13% U.S. Government obligations at December 31, 2002 and 2001, respectively. The remainder of the investment portfolio principally consists of municipal notes, bonds and equity securities.

Average investment securities as a percentage of average earning assets increased from 25.88% as of December 31, 2001, to 27.45% as of December 31, 2002, with the increase occurring primarily in investments in U. S. Government obligations. Investment securities remain the second largest component of interest-earning assets.

The weighted average maturity of U.S. Government obligations held in the portfolio was 12.5 months at December 31, 2002, as compared to 15.6 months at December 31, 2001. The weighted average maturity of State and Political obligations held in the portfolio was 34.1 months at December 31, 2002, as compared to 31.6 months at December 31, 2001. The amortized cost and estimated fair value of debt securities at December 31, 2002 and 2001 are shown in Table 6.

Investment securities available-for-sale are held for expected liquidity requirements and asset/liability management. Such securities, recorded at fair value, were $881,327 or 96.23% of the total investment portfolio at December 31, 2002, compared with $876,446 or 97.41% at December 31, 2001. The unrealized gain on investment securities available-for-sale was $30,019 and $30,160 at December 31, 2002 and 2001, respectively.

Investment securities held-to-maturity recorded at amortized cost totaled $34,543 or 3.77% of the total investment portfolio at December 31, 2002, compared to $23,309 or 2.59% at December 31, 2001. The estimated fair value of such securities exceeded their amortized cost by $725 and $420 at December 31, 2002 and December 31, 2001, respectively.

Table 6

INVESTMENT SECURITIES

	2002			2001		2000
	Amortized Cost	Estimated Fair Value	Taxable Equivalent Yield*	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
	(dollars in thousands)
Held-to-maturity:
U. S. government obligations:
Within one year	$5,231	$5,273	4.05%	$1,750	$1,775	$5,999	$5,989
One to five years	6,255	6,336	3.26	6,200	6,327	3,953	3,950
Five to ten years	6,497	6,538	3.95	—	—	500	492
Over ten years	2,248	2,303	3.55	—	—	—	—

Total	20,231	20,450	3.72	7,950	8,102	10,452	10,431

Obligations of states and political subdivisions:
Within one year	2,495	2,512	4.57	2,405	2,418	2,921	2,928
One to five years	9,184	9,606	4.82	10,550	10,771	11,438	11,498
Five to ten years	365	401	5.17	609	635	3,755	3,820
Over ten years	—	—	—	—	—	4,709	4,709

Total	12,044	12,519	4.78	13,564	13,824	22,823	22,955

Other securities:
Within one year	—	—	—	2	—	5	1
One to five years	11	12	6.50	50	49	5	3
Five to ten years	10	11	7.00	—	—	50	48
Over ten years	2,247	2,276	5.07	1,743	1,754	184	200

Total	2,268	2,299	5.09	1,795	1,803	244	252

Total held-to-maturity	34,543	35,268	4.18	23,309	23,729	33,519	33,638

Available-for-sale:
U. S. government obligations:
Within one year	416,855	422,018	3.90	302,220	308,646	332,693	333,293
One to five years	416,605	424,028	2.81	532,563	539,334	339,236	341,926

Total	833,460	846,046	3.36	834,783	847,980	671,929	675,219

Obligations of states and political subdivisions:
Five to ten years	113	118	4.30	—	—	—	—
Over ten years	243	254	4.77	—	—	—	—

Total	356	372	4.62	—	—	—	—

Other securities:
Five to ten years	4,636	4,815	5.50	3,292	3,339	465	488
Over ten years	2,701	2,779	5.76	2,428	2,417	—	—

Total	7,337	7,594	5.60	5,720	5,756	465	488

Marketable equity securities	10,155	27,315	NM	5,783	22,710	15,813	31,293

Total available-for-sale	851,308	881,327	3.33	846,286	876,446	688,207	707,000

Total portfolio	$885,851	$916,595	3.37%	$869,595	$900,175	$721,726	$740,638

*	Taxable equivalent yield was calculated using the incremental statutory federal income tax rate of 35%.

NM—Not meaningful

LOANS (Dollars in thousands)

Loans comprise the largest portion of earning assets of Bancorporation, with average loans accounting for 68.26% and 68.24% of average earning assets as of December 31, 2002 and 2001, respectively. Gross loans increased $153,113 or 6.77% to $2,415,396 as of December 31, 2002, from $2,262,283 as of December 31, 2001. Most of the increase in loans was attributable to an increase in loans secured by 1-4 family residential properties, which increased $55,630 or 5.68%, followed by loans to individuals which increased $42,806 or 8.49%. The composition of the loan portfolio at December 31 for the last five years is presented in Table 7.

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

Table 7

LOAN PORTFOLIO COMPOSITION

	December 31,
	2002		2001		2000		1999		1998
	Amount	% of Gross	Amount	% of Gross	Amount	% of Gross	Amount	% of Gross	Amount	% of Gross
	(dollars in thousands)
Real estate-construction	$91,186	3.78%	$101,221	4.47%	$44,910	2.16%	$49,254	2.66%	$38,138	2.42%
Real estate-mortgage	1,035,427	42.86	979,797	43.31	896,408	43.06	818,807	44.15	720,887	45.83
Real estate-commercial	441,070	18.26	408,143	18.04	409,563	19.67	345,116	18.61	297,918	18.94
Loans for purchasing and carrying securities	640.03		716.03		309.01		1,283.07		643.04
Loans to farmers	10,800.45		9,975.44		11,341.54		8,643.47		8,984.57
Commercial and industrial loans	224,079	9.28	205,577	9.09	196,041	9.42	174,556	9.41	140,541	8.93
Loans to individuals for household, family and other personal expenditures	546,947	22.64	504,141	22.29	474,848	22.81	417,603	22.52	337,051	21.43
Other loans	65,247	2.70	52,713	2.33	48,451	2.33	39,258	2.11	28,907	1.84

Total loans	$2,415,396	100.00%	$2,262,283	100.00%	$2,081,871	100.00%	$1,854,520	100.00%	$1,573,069	100.00%

Table 8

SELECTED LOAN MATURITIES AND INTEREST RATE SENSITIVITY

	December 31, 2002
	Total	1 year or less	Over 1 through 5 years	Over 5 Years
	(Dollars in thousands)
Type of Loan:
Real estate-construction	$91,186	$42,948	$40,354	$7,884
Commercial, financial and agricultural	741,836	197,067	472,218	72,551
Real estate, individual and other	1,582,374	580,955	804,780	196,639

Total	$2,415,396	$820,970	$1,317,352	$277,074

Rate Sensitivity for Loans (over one year):
Fixed interest rates	$1,393,966		$1,144,403	$249,563
Floating or adjustable interest rates	200,460		172,949	27,511

Total	$1,594,426		$1,317,352	$277,074

ALLOWANCE FOR LOAN LOSSES (Dollars in thousands)

An analysis of activity in the allowance for loan losses as of December 31 for the past five years is presented in Table 9. The allowance for loan losses is maintained through charges to the provision for loan losses. Loan charge-offs and recoveries are charged or credited directly to the allowance for loan losses.

It is the policy of Bancorporation to maintain an allowance for loan losses which is adequate to absorb probable losses inherent in the loan portfolio. Management believes that the provision taken in 2002 was appropriate to provide an allowance for loan losses which considers the past experience of charge-offs, the level of past due and nonaccrual loans, the size and mix of the loan portfolio, credit classifications and general economic conditions in Bancorporation’s market areas.

Table 9

ALLOWANCE FOR LOAN LOSSES

	As of December 31,
	2002	2001	2000	1999	1998
	(dollars in thousands)
Beginning allowance for loan losses	$40,259	$37,001	$32,972	$28,306	$26,135
Charge-offs:
Commercial, financial and agricultural	1,863	1,337	1,302	689	1,080
Real estate—mortgage	1,794	447	967	398	698
Installment loans to individuals	4,338	4,052	3,239	2,288	2,078
All other loans	1,276	804	66	8	13

Total charge-offs	9,271	6,640	5,574	3,383	3,869

Recoveries:
Commercial, financial and agricultural	509	241	240	170	728
Real estate—mortgage	460	386	451	538	621
Installment loans to individuals	513	671	690	675	388
All other loans	221	1	30	7	—

Total recoveries	1,703	1,299	1,411	1,390	1,737

Net charge-offs	7,568	5,341	4,163	1,993	2,132
Provision for loan losses	10,068	8,599	7,623	5,546	4,303
Reserves related to acquisitions	546	—	569	1,113	—

Ending allowance for loan losses	$43,305	$40,259	$37,001	$32,972	$28,306

Bancorporation manages credit risk through a variety of methods including credit scoring, establishing loan type parameters and underwriting standards. In addition, credit management is centralized using a standardized system of controls and subjecting the portfolio to detailed credit reviews by individuals independent of the lending function.

The allowance for loan losses as a percent of gross loans was 1.79% and 1.78% at December 31, 2002 and December 31, 2001, respectively.

Net charge-offs for the year ended December 31, 2002, totaled $7,568, or .33% of average loans, an increase of $2,227 from $5,341 or .25% of average loans in 2001. Recoveries represented .07% of average loans for the year ended December 31, 2002, versus .06% for the year ended December 31, 2001.

The increase in the provision for loan losses during 2002 was primarily attributable to an increase in net-chargeoffs and management’s assessment of potential losses inherent in the loan portfolio. Provision for loan losses taken during 2002 was not attributable to individual loans for which management believed specific accruals were necessary at December 31, 2002.

In its allowance methodology, Bancorporation considers a range of potential losses inherent in the loan portfolio. The range is established by estimating the allowance for loan losses under several different methods including peer analysis, historical loss analysis, collateral stratification, industry stratification, industry standards and geographic stratification. In determining the relevance of the range, qualitative factors such as micro and macro economic conditions and trends in portfolio composition are considered. At December 31, 2002, Bancorporation’s allowance for loan losses of $43,305 fell within the range indicated by the methods listed above.

Table 10 presents an allocation of the allowance for loan losses by different loan categories. The amounts allocated are not necessarily indicative of actual amounts which will be charged to any particular category. The total allowance is available to absorb potential losses in any category of loans.

Table 10

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

	December 31,
	2002		2001		2000		1999		1998
	Amount	Percent of Loans	Amount	Percent of Loans	Amount	Percent of Loans	Amount	Percent of Loans	Amount	Percent of Loans
	(dollars in thousands)
Real estate-construction	$1,564	3.78%	$1,687	4.48%	$746	2.16%	$837	2.66%	$100	2.42%
Real estate-mortgage	25,290	61.13	23,132	61.35	21,679	62.73	14,222	62.76	8,426	64.77
Installment loans to Individuals	9,366	22.64	8,402	22.28	7,882	22.81	10,526	22.52	7,617	21.43
Commercial, financial and agricultural	5,151	12.45	4,483	11.89	4,252	12.30	5,571	12.06	2,131	11.38
Unallocated	1,934	—	2,555	—	2,442	—	1,816	—	10,032	—

Total	$43,305	100.00%	$40,259	100.00%	$37,001	100.00%	$32,972	100.00%	$28,306	100.00%

Table 11

ANALYSIS OF ASSET QUALITY

2002	2001	2000	1999	1998
Amount	Percent of Loans	Amount	Percent of Loans	Amount	Percent of Loans	Amount	Percent of Loans	Amount	Percent of Loans
(dollars in thousands)
Nonperforming assets:
Nonaccrual loans	$5,204.22	$5,138.23	$5,288.25	$3,017.16	$2,248.14
Restructured loans	—	—	—	—	—	—	—	—	—	—

Total nonperforming loans	5,204.22	5,138.23	5,288.25	3,017.16	2,248.14
Other real estate owned	1,019.04	720.03	223.01	151.01	402.03

Total nonperforming assets	$6,223.26	$5,858.26	$5,511.26	$3,168.17	$2,650.17

Accruing loans 90 days past due	$5,965.25	$3,935.17	$3,613.17	$2,330.13	$1,522.10

Nonperforming assets by type:
Commercial, financial and agricultural	$1,410.06	$1,388.06	$867.04	$982.05	$391.02
Consumer	13.00	117.01	45.00	19.00	85.01
Real estate	3,601.15	3,496.15	4,349.21	2,016.11	1,772.11
Other	180.01	137.01	27	—	—	—	—	—

Total nonperforming loans	5,204.22	5,138.23	5,288.25	3,017.16	2,248.14
Other real estate owned	1,019.04	720.03	223.01	151.01	402.03

Total nonperforming assets	$6,223.26	$5,858.26	$5,511.26	$3,168.17	$2,650.17

Asset quality ratios:
Reserve to year-end loans	1.79%	1.78%	1.78%	1.78%	1.80%
Net chargeoffs to average loans	.33	.25	.21	.12	.14
Coverage ratio	832.15	783.55	699.72	1,092.87	1,259.16

Any loans classified by the Bank or regulatory examiners as loss, doubtful, substandard, or special mention that have not been disclosed hereunder or under the “Loans” or “Asset Quality” narrative discussions do not (1) represent or result from trends or uncertainties that management expects will materially impact future operating results, liquidity, or capital resources, or (2) represent material credits as to which management is aware of any information that causes serious doubt as to the ability of such borrowers to comply with the loan repayment terms.

Interest income related to nonaccrual and restructured loans that would have been recognized if such loans were current in accordance with their original contractual terms did not differ materially from the amounts actually recognized.

Based upon an ongoing assessment of risk elements in the portfolio and factors affecting credit quality, it is management’s opinion that there are currently no significant unidentified potential credit problems. However, factors affecting a borrower’s repayment ability may vary due to changing economic conditions and other factors that may affect loan quality.

INTANGIBLE ASSETS (Dollars in thousands)

Intangible assets consist of core deposit intangibles and mortgage servicing rights. As of December 31, 2002, intangible assets totaled $45,478, representing a $2,632 net decrease from $48,110 as of December 31, 2001. This decrease was due to the runoff of core deposit intangibles on former branch acquisitions partially offset by an increase in mortgage servicing rights in 2002. For the year ended December 31, 2002, amortization expense related to intangible assets increased by $401, or 3.80%. The increase in amortization expense is primarily due to a $2,090 increase in amortization of mortgage servicing rights of which $1,716 related to impairment of mortgage servicing rights. This increase was offset by a decline in amortization expense related to core deposit intangibles which ran off from former branch acquisitions.

FUNDING SOURCES (Dollars in thousands)

Bancorporation’s primary source of funds is its deposit base. Average deposits increased 8.50% to $3,120,497 as of December 31, 2002, from $2,875,976 as of December 31, 2001. The increase in average deposits is due to three factors: (1) internal deposit growth, (2) the acquisition of Citizens Bank effective October 1, 2002 where total deposits of $39,918 were acquired and (3) the acquisition of two branches from unrelated financial institutions where total deposits of $15,672 were acquired in 2002. Total deposits increased 8.66%, or $261,054, to $3,276,008 as of December 31, 2002, from $3,014,954 as of December 31, 2001.

Core deposits finance loan and investment activities. Core deposits are defined as demand deposits, savings, NOW, money market accounts and certificates of deposit under $100 thousand. As of December 31, 2002, $3,016,049 or 92.06% of total deposits of $3,276,008 were considered core deposits. As of December 31, 2001, $2,782,268 or 92.28% of total deposits of $3,014,954 were considered core deposits.

Purchased funds, which consist of time deposits over $100 thousand and short-term borrowings, are another source of funds. As of December 31, 2002, time deposits over $100 thousand increased $27,273 or by 11.72% to $259,959 compared to $232,686 as of December 31, 2001. Short-term borrowings, which consist of securities sold under agreements to repurchase, averaged $191,527 in 2002 compared to $245,690 in 2001, a decrease of 22.05%. There were no federal funds purchased during 2001 or 2002.

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

Table 12

SOURCES AND USES OF FUNDS

	December 31,
	2002		2001
	Average Balance	Percent	Average Balance	Percent
	(dollars in thousands)
Composition of sources:
Demand deposits	$540,516	14.68%	$477,592	13.80%
NOW accounts	1,004,088	27.28	879,931	25.43
Money market accounts	327,778	8.90	307,516	8.89
Time deposits	1,248,115	33.91	1,210,937	35.00
Short-term borrowings	191,527	5.20	245,690	7.10
Long-term borrowings	1,368.04		963.03
Trust preferred	50,000	1.36	50,000	1.45
Other liabilities	27,769.75		31,444.91
Stockholders’ equity	289,958	7.88	255,836	7.39

Total sources	$3,681,119	100.00%	$3,459,909	100.00%

Composition of uses:
Loans	$2,307,716	62.69%	$2,160,604	62.45%
Investment securities	927,944	25.21	819,334	23.68
Other earning assets	145,353	3.95	186,451	5.39

Total interest-earning assets	3,381,013	91.85	3,166,389	91.52
Noninterest-earning assets	300,106	8.15	293,520	8.48

Total uses	$3,681,119	100.00%	$3,459,909	100.00%

Table 13

TIME DEPOSITS OF $100 THOUSAND AND OVER

	December 31,
	2002	2001	2000
	(dollars in thousands)
3 months or less	$75,987	$95,279	$72,412
Over 3 months through 6 months	48,302	42,658	35,809
Over 6 months through 12 months	89,179	69,951	36,365
Over 12 months	46,491	24,798	48,737

Total	$259,959	$232,686	$193,323

Percent of total deposits	7.94%	7.72%	7.57%

Table 14

DEPOSIT ANALYSIS

	As of and for the year ended December 31,
	2002		2001		2000
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
	(dollars in thousands)
Demand deposits	$540,516	—	$477,592	—	$420,016	—
NOW accounts	1,004,088	0.94%	867,140	1.91%	586,998	1.69%
Market rate savings	327,778	0.99	307,516	2.24	303,637	3.07
Regular and premium savings	13,328	0.70	12,791	1.74	13,840	2.20
Time deposits of $100 thousand and over	241,037	3.49	224,385	4.09	155,542	6.01
Other time deposits	993,750	3.37	986,552	5.61	828,672	5.56

Total	$3,120,497	2.12%	$2,875,976	3.68%	$2,308,705	3.97%

Table 15

FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE ANALYSIS

	2002		2001			2000
	Amount	Average Rate	Amount		Average Rate	Amount	Average Rate
	(dollars in thousands)
At year-end*:
Securities sold under agreements to repurchase	$130,360	NA	$214,023	**	NA	$369,218	NA

Average for the year:
Federal funds purchased	$—	NA	$—		NA	$8,711	7.00
Securities sold under agreements to repurchase	191,527	1.51	245,690		3.48	322,979	5.80

Total	$191,527	1.51	$245,690		3.48	$331,690	5.82

Maximum month-end balance:
Federal funds purchased	$—		$—			$33,000
Securities sold under agreements to repurchase	207,370		494,733	**		363,288

*	There were no federal funds purchased at year-end in the reported years.
**	In February 2001, $226,096 of securities sold under agreements to repurchase were reclassified to deposits.

CAPITAL RESOURCES (Dollars in thousands)

The Federal Reserve Board and the Federal Deposit Insurance Corporation have issued risk-based capital guidelines for United States banking corporations. The objective of these guidelines is to provide a uniform capital measurement that is more sensitive to variations in risk profiles of banking corporations.

Regulatory agencies define capital as Tier I, consisting of stockholders’ equity less ineligible intangible assets, and Tier II, consisting of Tier I capital plus the allowable portion of the allowance for loan losses and certain long-term debt. Capital adequacy is measured by comparing both capital levels to Bancorporation’s risk-adjusted assets and off-balance sheet items. Regulatory requirements presently specify that Tier I capital should exclude the market appreciation or depreciation of securities available-for-sale arising from valuation adjustments. In addition to these capital ratios, regulatory agencies have established a Tier I leverage ratio which measures Tier I capital to average assets less ineligible intangible assets.

Regulatory guidelines require a minimum of total capital to risk-adjusted assets ratio of 8 percent with at least 50 percent consisting of tangible common stockholders’ equity and a minimum Tier I leverage ratio of 3 percent. Banks which meet or exceed a Tier I ratio of 6 percent, a total capital ratio of 10 percent and a Tier I leverage ratio of 5 percent are considered well-capitalized by regulatory standards.

Bancorporation maintains a strong level of capital as a margin of safety for its depositors and stockholders, as well as to provide for future growth.

The Board of Directors each year authorizes management to repurchase outstanding shares of its capital stock. Purchases are subject to various conditions, including price and volume limitations (including, in the case of repurchases of Bancorporation’s voting common stock, an annual limit of up to 5% of outstanding shares), and compliance with applicable South Carolina law. Pursuant to similar authority during 2002 and 2001, Bancorporation repurchased an aggregate of 14,705 and 10,339 shares, respectively, of its outstanding voting common stock, for an aggregate price of $5,192 and $2,965, respectively. With respect to other classes of Bancorporation’s capital stock, repurchases during 2002 and 2001 totaled 670 shares and 318 shares, respectively, for an aggregate price of $31 and $19, respectively. Repurchases of shares during both periods has an immaterial impact on Bancorporation’s capital.

Bancorporation’s Tier 1 capital ratio at December 31, 2002 was 11.76% compared to 11.33% at December 31, 2001. The total risk-based capital ratio was 13.01% at December 31, 2002 compared to 12.59% at December 31, 2001. Both of these measures exceed the regulatory minimums of 4.00% for Tier 1 and 8.00% for total risk-based capital. Based on the guidelines above, Bancorporation is well-capitalized. Refer to Note 18 “Capital Matters” in the “Notes to the Consolidated Financial Statements” for further analysis of risk-based requirements.

Table 16

CAPITAL ADEQUACY

	December 31,
	2002	2001	2000	1999	1998
	(dollars in thousands, except per share data)
Stockholders’ equity:
Year-end	$303,584	$270,915	$233,693	$200,073	$174,175
Average	289,958	255,836	213,105	187,744	169,422
Book value per common share	329.67	289.12	246.17	208.77	185.41
Average stockholders’ equity to:
Average assets	7.88%	7.39%	7.28%	7.21%	7.26%
Average deposits	9.29	8.90	9.23	8.95	8.87
Average loans	12.56	11.84	10.87	11.11	11.33
Risk-based capital ratios:
Tier 1 capital ratio	11.76%	11.33%	10.53%	12.47%	13.01%
Total risk-based capital ratio	13.01	12.59	12.09	13.79	14.27
Tier 1 leverage ratio	7.91	7.34	7.46	8.49	8.43
Internal capital generation:
Return on average equity	13.47%	13.24%	12.95%	13.13%	13.94%
Earnings retention rate	97.35	96.95	97.03	99.31	99.28
Dividend payout ratio	2.65	3.05	2.97	.69	.72
Internal capital generation rate*	13.11	12.84	12.57	13.03	13.84

*	Return on Average Equity x Earnings Retention Rate

ASSET/LIABILITY MANAGEMENT

The role of Bancorporation’s Asset/Liability Management Committee (“ALCO”) is to monitor Bancorporation’s liquidity position and exposure to interest rate risk. Asset/liability management is the process by which Bancorporation monitors and attempts to control the mix and maturities of its assets and liabilities in order to maximize net interest income. The functions of asset/liability management are to ensure adequate liquidity and to maintain an appropriate balance between interest-sensitive assets and liabilities.

LIQUIDITY (Dollars in thousands)

Liquidity involves the ability to meet cash flow requirements which arise primarily from withdrawal of deposits, extensions of credit, payment of operating expenses and repayment of purchased funds. Funds are provided primarily through earnings from operations, expansion of the deposit base, the maturity of investment assets and repayment of loans.

Bancorporation has historically maintained strong liquidity through increases in core deposits and management of investment maturities. Core deposits were $3,016,049, or 92.06% of total deposits as of December 31, 2002, up from $2,782,268, or 92.28% of total deposits as of December 31, 2001. The weighted average maturity of U.S. Government obligations, which make up 94.59% of the investment portfolio as of December 31, 2002, was 12.5 months as compared to 15.6 months at December 31, 2001.

INTEREST RATE RISK (Dollars in thousands)

Management of interest rate risk involves maintaining an appropriate balance between interest-sensitive assets and interest-sensitive liabilities (interest rate sensitivity gap) and reducing Bancorporation’s risk of major changes in net interest income in periods of rapidly changing interest rates. A negative gap (interest-sensitive liabilities greater than interest-sensitive assets) in periods when interest rates are declining will tend to increase net interest income. Conversely, a negative gap in periods when interest rates are rising will tend to reduce net interest income. The net cumulative gap position reflects Bancorporation’s sensitivity to interest rate changes over time. This calculation is a static measure and is not a prediction of net interest income. Gap analysis is the simplest representation of Bancorporation’s interest rate sensitivity. It does not reveal the impact of factors such as administered rates (e.g., the prime lending rate), pricing strategies on its consumer and business deposits, and changes in the balance sheet mix.

The objective of the asset/liability management process is to manage and control the sensitivity of Bancorporation’s income to changes in market interest rates. This process is under the direction of the ALCO, comprised of senior bank executives. The ALCO seeks to maximize earnings while ensuring that the risks to those earnings from adverse movements in interest rates are kept within specified limits deemed acceptable by Bancorporation. Accordingly, the ALCO conducts comprehensive simulations of net interest income under a variety of market interest rate scenarios. These simulations provide the ALCO with an estimate of earnings at risk given changes in interest rates. While the ALCO sees the opportunities and benefits of utilizing derivative financial instruments such as interest rate swaps and caps and floors to improve net interest income, the ALCO has elected not to use such instruments given their risk.

As indicated in Table 17, the twelve-month cumulative gap, representing the total net assets and liabilities that are projected to reprice over the next twelve months, was asset sensitive in the amount of $39.8 million at December 31, 2002. This positive position remained within the acceptable parameters of plus or minus 20% at 360 days, as listed in Bancorporation’s Statement of Funds Policy. This Statement is guided by asset quality, liquidity and earnings, and describes Bancorporation’s policy with respect to sources and uses of funds, dividends and limitations on interbank liabilities. The responsibility for funds management resides with the Chief Financial Officer with overall guidance provided by the Chairman and Chief Executive Officer. Management continues to seek ways to balance the gap position and reduce exposure to interest rate fluctuations.

Table 17

INTEREST RATE-SENSITIVITY ANALYSIS

	As of December 31, 2002
	0-3 Months Sensitive	4-6 Months Sensitive	7-12 Months Sensitive	Total Within One Year	Over One Year or Non-Sensitive	Total
	(dollars in thousands)
Interest-earning assets:
Loans	$623,022	$140,350	$243,359	$1,006,731	$1,408,665	$2,415,396
Federal funds sold	121,626	—	—	121,626	—	121,626
Investment securities	101,551	105,765	226,630	433,946	481,924	915,870

Total interest-earning assets	$846,199	$246,115	$469,989	$1,562,303	$1,890,589	$3,452,892

Interest-bearing liabilities:
Savings and core time deposits	$320,955	$303,025	$554,674	$1,178,654	$1,261,763	$2,440,417
Time deposits of $100 thousand and over	75,987	48,302	89,179	213,468	46,491	259,959
Short-term borrowings	130,360	—	—	130,360	—	130,360
Long-term debt	—	—	—	—	52,139	52,139

Total interest-bearing liabilities	$527,302	$351,327	$643,853	$1,522,482	$1,360,393	$2,882,875

Percent of total interest-earning assets	9.24%	(3.05)%	(5.04)%	1.15%	15.36%
Interest-sensitivity gap	318,897	(105,212)	(173,864)	39,821	530,196	—

Cumulative interest-sensitive gap	$318,897	$213,685	$39,821	—	—	—

Percent of total interest-earning assets	9.24%	6.19%	1.15%

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

Table 18 summarizes the expected maturities and weighted average effective yields and interest rates associated with Bancorporation’s financial instruments. Cash and cash equivalents, federal funds sold, federal funds purchased and securities sold under agreements to repurchase are excluded from Table 18 as their respective carrying values approximate their fair values. These financial instruments generally expose Bancorporation to insignificant market risk as they have either no stated maturities or an average maturity of less than 30 days and carry interest rates that approximate market rates. Refer to Note 17 “Disclosure of Fair Value of Financial Instruments” in the “Notes to the Consolidated Financial Statements” for further information on the fair value of financial instruments.

Table 18

MARKET RISK DISCLOSURE

	Expected Maturities							Estimated Fair Value Year-end 2002
	2003	2004	2005	2006	2007	Thereafter	Total
	(dollars in thousands)
Financial Assets:
Loans
Fixed Rate:
Book value	$513,556	$305,975	$251,606	$287,278	$66,726	$296,201	$1,721,342	$2,095,637
Weighted average effective yield	7.40%	7.16%	7.18%	6.98%	7.06%	6.41%	7.07%	—
Variable Rate:
Book value	$224,280	$91,826	$82,520	$69,734	$34,396	$191,298	$694,054	$342,993
Weighted average effective yield	5.02%	4.55%	4.72%	4.70%	4.82%	4.88%	—	—
Securities held-to-maturity:
Book value	$7,726	$5,303	$6,163	$2,758	$870	$11,723	$34,543	$35,268
Weighted average effective yield	4.22%	4.12%	3.67%	4.86%	5.85%	3.52%	3.96%	—
Securities available-for-sale:
Book value	$422,018	$416,992	$7,036	$—	$—	$35,281	$881,327	$881,327
Weighted average effective yield	3.90%	2.80%	3.63%	—%	—%	2.39%	3.33%	—
Financial Liabilities:
NOW Accounts:
Book value	$264,528	$203,777	$203,777	$203,777	$203,777	$—	$1,079,636	$1,079,209
Weighted average effective yield	0.65%	0.65%	0.65%	0.65%	0.65%	—	0.65%	—
Market rate savings:
Book Value	$110,736	$51,417	$51,417	$51,417	$51,417	$—	$316,404	$316,173
Weighted average effective yield	0.66%	0.66%	0.66%	0.66%	0.66%	—	0.66%	—
Regular and premium savings:
Book value	$5,340	$2,483	$2,483	$2,483	$2,483	$575,632	$590,904	$590,930
Weighted average effective yield	0.52%	0.52%	0.52%	0.52%	0.52%	—	0.52%	—
Time deposits:
Book value	$1,011,973	$99,171	$97,648	$41,844	$38,428	$—	$1,289,064	$1,295,982
Weighted average effective yield	2.79%	3.32%	3.93%	4.51%	—	—	2.93%	—
Long-term debt:
Book value	$—	$—	$—	$—	$—	$52,139	$52,139	$51,284
Weighted average effective yield	—	—	—	—	—	8.03%	8.03%	—

ACCOUNTING AND REGULATORY MATTERS (Dollars in thousands)

In July 2001, the Financial Accounting Standards Board (the “FASB”) issued Statements of Financial Accounting Standards No. 141, Business Combinations (“SFAS No. 141”) and No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”). SFAS 141 requires all business combinations initiated after September 30, 2001 to be accounted for using the purchase method. Under SFAS No. 142, goodwill and intangible assets with indefinite lives are no longer amortized, but are reviewed annually (or more frequently if impairment indicators arise) for impairment. Separable intangible assets that are not deemed to have indefinite lives will continue to be amortized over their useful lives (but with no maximum life). The amortization provisions of SFAS No. 142 apply to goodwill and intangible assets acquired after September 30, 2001. Bancorporation adopted SFAS No. 142 effective January 1, 2002, the impact of which was not material.

In June of 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” This Statement amends SFAS No. 19, “Financial Accounting and Reporting by Oil and Gas Producing Companies.” SFAS No. 143 applies to all entities and addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs will be accounted for consistently, resulting in comparability among financial statements of different entities. This Statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. Bancorporation will adopt SFAS No. 143 on January 1, 2003. The adoption of this Statement is not expected to have a material impact on Bancorporation’s financial position or results of operations.

SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” was issued during the third quarter of 2001. SFAS No. 144 supersedes both SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,” which previously governed impairment of long-lived assets, and the portions of APB Opinion No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Usual and Infrequently Occurring Events and Transactions,” which addressed the disposal of a business segment. This Statement improves financial reporting by requiring one accounting model be used for long-lived assets to be disposed of by sale and by broadening the presentation of discontinued operations to include more disposal transactions. Bancorporation adopted SFAS No. 144 effective January 1, 2002, and it did not have a material impact on Bancorporation’s financial position or results of operations.

In May of 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections as of April 2002.” This Statement rescinds Statements No. 4 and 64, “Reporting Gains and Losses from Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements,” respectively, and restricts the classification of early extinguishment of debt as an extraordinary item to the provisions of APB Opinion No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequent Occurring Events and Transactions.” The Statement also rescinds Statement No, 44, “Accounting for Intangible Assets of Motor Carriers,” which is no longer necessary because the transition to the provisions of the Motor Carrier Act of 1980 is complete. The Statement also amends Statement No. 13, “Accounting for Leases,” to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. Finally, the Statement makes various technical corrections to existing pronouncements, which are not considered substantive.

The provisions of this Statement relating to the rescission of Statement No. 4 and 64 are effective for fiscal years beginning after May 15, 2002. Additionally, there is retroactive application for any gain or loss on extinguishment of debt that was classified as extraordinary in a prior period that does not meet the criteria in Opinion No. 30, requiring reclassification of the gain or loss with the exception of the rescission of Statement No. 4 and 64, which will eliminate the extraordinary treatment for extinguishment of debt, will be adopted January 1, 2003. Bancorporation does not expect the remaining provisions of this Statement to have a material impact on Bancorporation’s financial position or results of operations.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 provides guidance on the recognition and measurement of liabilities for costs associated with exit or disposal activities. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of this Statement is not expected to have a material impact on Bancorporation’s financial position or results of operations.

In June 2002, the FASB issued SFAS No. 147, “Acquisitions of Certain Financial Institutions, an amendment of FASB Statements No. 72 and 144 and Interpretation No. 9.” Except for transactions between two or more mutual enterprises, this Statement removes financial institutions from the scope of both Statement No. 72 and Interpretation 9 and requires that those transactions be accounting for in accordance with SFAS No. 141 and 142. Additionally, this Statement amends SFAS No. 144 to include in its scope long-term customer-relationship intangible assets of financial institutions. Bancorporation adopted the Statement effective October 1, 2002, and it did not have a material impact on Bancorporation’s financial position or results of operations.

In November 2002, the FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” The Interpretation elaborates on the disclosures to be made by a guarantor in its financial statements under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure requirements of the Interpretation are effective and were adopted by Bancorporation as of December 31, 2002, and require disclosure of the nature of the guarantee, the maximum potential amount of future payments that the guarantor could be required to make under the guarantee, and the current amount of the liability, if any, for the guarantor’s obligations under the guarantee. Please refer to Note 15 for disclosures with respect to Bancorporation’s guarantees. The recognition requirements of the interpretation were effective beginning January 1, 2003. Management does not anticipate that the implementation of the recognition requirements of the Interpretation will have a significant effect on Bancorporation’s consolidated financial position or consolidated results of operations.

SARBANES-OXLEY ACT OF 2002

On July 30, 2002, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) was signed into law. The Sarbanes-Oxley Act represents a comprehensive revision of laws affecting corporate governance, accounting obligations and corporate reporting. The Sarbanes-Oxley Act is applicable to all companies with equity or debt securities registered under the Securities Exchange Act of 1934. In particular, the Sarbanes-Oxley Act establishes: (i) new requirements for audit committees, including independence, expertise, and responsibilities; (ii) additional responsibilities regarding financial statements for the Chief Executive Officer and Chief Financial Officer of the reporting company; (iii) new standards for auditors and regulation of audits; (iv) increased disclosure and reporting obligations for the reporting company and their directors and executive officers; and (v) new and increased civil and criminal penalties for violation of the securities laws. Many of the provisions became effective immediately while other provisions become effective over a period of 30 to 270 days and are subject to rulemaking by the Securities and Exchange Commission. Although Bancorporation anticipates that it will incur additional expense in complying with the provisions of the Sarbanes-Oxley Act and the resulting regulations, Bancorporation does not expect that such compliance will have a material impact on Bancorporation results of operations or financial condition.

CRITICAL ACCOUNTING POLICIES

The accounting and reporting policies of Bancorporation and its subsidiaries are in accordance with accounting principles generally accepted in the United States and conform to general practices within the banking industry. Bancorporation’s financial position and results of operations are affected by management’s application of accounting policies, including judgments made to arrive at the carrying value of assets and liabilities and amounts reported for revenues, expenses and related disclosures. Different assumptions in the application of these policies could result in material changes in Bancorporation’s consolidated financial position and/or consolidated results of operations. The more critical accounting and reporting policies include Bancorporation’s accounting for securities, loans and leases, the allowance for loan and lease losses, valuation of mortgage servicing rights, mergers and acquisitions and income taxes. Bancorporation’s accounting policies are fundamental to understanding Management’s Discussion and Analysis of Financial Condition and Results of Operations. Accordingly, Bancorporation’s significant accounting policies are discussed in detail in Bancorporation’s 2002 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

The following is a summary of Bancorporation’s more subjective and complex accounting policies.

The allowance for loan losses is established and maintained at levels management deems adequate to cover losses inherent in the portfolio as of the balance sheet date and is based on management’s evaluation of the risks in the loan portfolio and changes in the nature and volume of loan activity. Estimates for loan losses are determined by analyzing historical loan losses, current trends in delinquencies and charge-offs, the opinions of our regulators, changes in the size and composition of the loan portfolio and peer group information. Also included in management’s estimates for loan losses are considerations with respect to the impact of economic events, the outcome of which is uncertain. These events may include, but are not limited to, fluctuations in overall interest rates, political conditions, legislation that may directly or indirectly affect the banking industry and economic conditions affecting specific geographical areas in which Bancorporation conducts business.

Bancorporation has a mortgage loan-servicing portfolio and has capitalized the associated servicing rights. Mortgage servicing rights represent the present value of the future servicing fees arising from the right to service loans in the portfolio. The most critical accounting policy associated with mortgage servicing is the methodology used to determine the fair value of capitalized mortgage servicing rights, which requires the development of a number of estimates, including anticipated principal amortization and prepayments of principal. The value of capitalized mortgage servicing rights is significantly affected by interest rates available in the marketplace, which influence mortgage loan prepayment speeds and the payment performance of the underlying loans. In general, during periods of declining interest rates, the value of mortgage servicing assets declines due to increasing prepayments attributable to increased mortgage refinance activity. Conversely, during periods of rising interest rates, the value of servicing assets generally increases due to reduced refinance activity. Bancorporation amortizes mortgage servicing rights over the period of estimated net servicing income based on projections of the amount and timing of future cash flows. The amount and timing of servicing asset amortization is adjusted periodically based on actual results and updated projections.

Bancorporation offers pension benefits to employees. The calculations of obligations and related expenses under the plans require the use of actuarial valuation methods and assumptions. Actuarial valuations and the determination of future market values of plan assets are subject to management judgment and may differ significantly if different assumptions are used.

Bancorporation’s growth in business and profitability over the past several years has been enhanced significantly by mergers and acquisitions. Bancorporation’s acquisitions have historically been accounted for using the purchase business combination method of accounting. The purchase method of accounting requires Bancorporation to record the assets acquired and liabilities assumed at their fair value, which in many instances involves estimates based on third party valuations, such as appraisals, or internal valuations based on discounted cash flow analyses or other valuation techniques. These estimates also include the establishment of various reserves based on planned facilities dispositions and employee benefit related considerations, among other acquisition-related items. In addition, purchase acquisitions typically result in goodwill or other intangible assets, which are subject to ongoing periodic impairment tests based on the fair value of net assets acquired compared to the carrying value of goodwill and other intangibles. Furthermore, the determination of which intangible assets have finite lives is subjective, as well as the determination of the amortization period for such intangible assets.

The determination of Bancorporation’s overall income tax provision is complex and requires careful analysis. As part of the Bancorporation’s overall business strategy, Bancorporation may enter into business transactions that require management to consider tax laws and regulations that apply to the specific facts and circumstances under consideration. This analysis includes evaluating the amount and timing of the realization of income tax liabilities or benefits. Management closely monitors tax developments as they affect Bancorporation’s overall tax position.

SELECTED UNAUDITED QUARTERLY FINANCIAL DATA

	First Quarter			Second Quarter
	2002	2001	2000	2002	2001	2000
	(Dollars in thousands, except per share data)
Interest income and fees	$53,057	$58,538	$48,365	$52,655	$58,599	$52,232
Interest expense	(17,236)	(28,905)	(22,191)	(15,929)	(27,137)	(24,126)

Net interest income	35,821	29,633	26,174	36,726	31,462	28,106
Provision for loan losses	(889)	(624)	(1,559)	(2,571)	(1,979)	(1,994)
Noninterest income	11,345	11,690	8,370	12,698	11,401	9,396
Noninterest expense	(29,481)	(28,061)	(23,275)	(32,036)	(29,618)	(24,649)

Income before income taxes	16,796	12,638	9,710	14,817	11,266	10,859
Income tax expense	(5,627)	(4,234)	(3,350)	(4,964)	(3,774)	(3,746)

Net income	$11,169	$8,404	$6,360	$9,853	$7,492	$7,113

Net income per common share	$12.07	$8.93	$6.73	$10.66	$7.97	$7.54

	Third Quarter			Fourth Quarter
	2002	2001	2000	2002	2001	2000
Interest income and fees	$52,042	$58,156	$53,626	$51,084	$56,868	$55,597
Interest expense	(14,874)	(24,888)	(25,324)	(13,787)	(19,978)	(26,850)

Net interest income	37,168	33,268	28,302	37,297	36,890	28,747
Provision for loan losses	(3,518)	(2,583)	(1,477)	(3,090)	(3,413)	(2,593)
Noninterest income	14,074	12,235	9,542	14,288	14,047	9,754
Noninterest expense	(33,635)	(30,593)	(24,952)	(34,485)	(33,753)	(25,850)

Income before income taxes	14,089	12,327	11,415	14,010	13,771	10,058
Income tax expense	(4,720)	(3,791)	(3,936)	(5,353)	(4,327)	(3,421)

Net income	$9,369	$8,536	$7,479	$8,657	$9,444	$6,637

Net income per common share	$10.19	$9.10	$7.94	$9.46	$10.12	$7.05

REPORT OF MANAGEMENT

Management of First-Citizens Bank and Trust Company of South Carolina (the “Bank”) is responsible for establishing and maintaining effective internal control over financial reporting presented in conformity with both accounting principles generally accepted in the United States (“GAAP”) and Federal Financial Institution Examination Council instructions for Consolidated Reports of Condition and Income (“Call Report Instructions”). The Bank maintains a structure of internal control over financial reporting, including the safeguarding of assets against unauthorized acquisition, use or disposition, which is designed to provide reasonable assurance to the Bank’s management and Board of Directors regarding the preparation of reliable published financial statements and such asset safeguarding. The Bank’s internal control contains monitoring mechanisms, and actions are taken to correct deficiencies identified.

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

Management assessed the Bank’s internal control over financial reporting presented in conformity with both GAAP and Call Report Instructions as of December 31, 2002. This assessment was based on criteria for effective internal control over financial reporting described in “Internal Control-Integrated Framework” issued by the Committee of Sponsoring Organizations of Treadway Commission. Based on this assessment, management believes that, as of December 31, 2002, the Bank’s internal control over financial reporting presented in conformity with both GAAP and Call Report Instructions including the safeguarding of assets against unauthorized acquisition, use or disposition, met those criteria and provided an effective internal control.

Management is also responsible for compliance with federal and state laws and regulations concerning dividend restrictions and federal laws and regulations concerning loans to insiders designated by FDIC as safety and soundness laws and regulations.

Management assessed its compliance with designated laws and regulations relating to safety and soundness. Based on the assessment, management believes that the Bank complied, in all significant respects, with the designated laws and regulations of safety and soundness for year ended December 31, 2002.

Management of the Bank is responsible for preparing its annual consolidated financial statements. These consolidated financial results are included by management of First Citizens Bancorporation of South Carolina, Inc. in the audited financial statements of the consolidated holding company as of December 31, 2002 and the year then ended.

Management is responsible for the preparation, integrity and fair presentation of its published consolidated financial statements as of December 31, 2002, and the year then ended. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and, as such, include amounts, some of which are based on judgments and estimates of management.

REPORT OF INDEPENDENT ACCOUNTANTS

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF

FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

In our opinion, the accompanying consolidated statements of condition and the related consolidated statements of income, of changes in stockholders’ equity and comprehensive income and of cash flows present fairly, in all material respects, the financial position of First Citizens Bancorporation of South Carolina, Inc. and its subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Bancorporation’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Atlanta, Georgia

January 28, 2003

CONSOLIDATED STATEMENTS OF CONDITION

	December 31,
	2002	2001
	(dollars in thousands, except par value)
ASSETS
Cash and due from banks	$165,747	$157,998
Federal funds sold	121,626	97,900
Investment securities:
Held-to-maturity, at amortized cost (fair value of $35,268 in 2002 and $23,729 in 2001)	34,543	23,309
Available-for-sale, at fair value	881,327	876,446

Total investment securities	915,870	899,755

Gross loans	2,415,396	2,262,283
Less: Allowance for loan losses	(43,305)	(40,259)

Net loans	2,372,091	2,222,024

Premises and equipment, net	110,472	97,497
Interest receivable	17,696	20,011
Intangible assets	45,478	48,110
Other assets	38,896	31,385

Total assets	$3,787,876	$3,574,680

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits:
Demand	$575,632	$507,930
Time and savings	2,700,376	2,507,024

Total deposits	3,276,008	3,014,954
Securities sold under agreements to repurchase	130,360	214,023
Long-term debt	52,139	50,963
Other liabilities	25,785	23,825

Total liabilities	3,484,292	3,303,765

Commitments and contingencies (Note 15 )	—	—
Stockholders’ equity
Preferred stock	3,173	3,201
Non-voting common stock—$5.00 par value, authorized 1,000,000; issued and outstanding in 2002 and 2001—36,409	182	182
Voting common stock—$5.00 par value, authorized 2,000,000; issued and outstanding 2002—874,835 and 2001—889,540	4,374	4,448
Surplus	65,081	65,081
Undivided profits	211,264	178,399
Accumulated other comprehensive income, net of taxes	19,510	19,604

Total stockholders’ equity	303,584	270,915

Total liabilities and stockholders’ equity	$3,787,876	$3,574,680

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME
	Year ended December 31,

	2002	2001	2000

	(dollars in thousands, except per share data)
INTEREST INCOME:
Interest and fees on loans	$168,442	$181,004	$168,667
Interest on investment securities:
Taxable	37,393	42,425	37,052
Non-taxable	606	964	1,409
Federal funds sold	2,397	7,768	2,692

Total interest income	208,838	232,161	209,820

INTEREST EXPENSE:
Interest on deposits	54,722	88,169	74,972
Interest on short-term borrowings	2,883	8,540	19,320
Interest on long-term debt	4,221	4,199	4,199

Total interest expense	61,826	100,908	98,491

Net interest income	147,012	131,253	111,329
Provision for loan losses	10,068	8,599	7,623

Net interest income after provision for loan losses	136,944	122,654	103,706

NONINTEREST INCOME:
Service charges on deposits	30,923	26,433	21,851
Commissions and fees from fiduciary activities	3,416	2,782	2,585
Mortgage income	5,884	4,232	2,440
Bankcard discount and fees	5,705	5,382	4,738
Insurance premiums	2,340	2,115	2,047
Gain on sale of investment securities	462	4,947	31
Other	3,675	3,482	3,370

Total noninterest income	52,405	49,373	37,062

NONINTEREST EXPENSE:
Salaries and employee benefits	63,769	54,804	46,601
Net occupancy expense	9,529	8,382	6,543
Furniture and equipment expense	6,252	6,111	6,591
Amortization expense	10,962	10,561	6,649
Bankcard processing fees	6,098	5,484	4,853
Data processing fees	10,337	9,643	8,007
Donations	552	4,278	731
Other	22,138	22,762	18,751

Total noninterest expense	129,637	122,025	98,726

Income before income tax expense	59,712	50,002	42,042
Income tax expense	20,664	16,126	14,453

Net income	$39,048	$33,876	$27,589

Net income per common share—basic and diluted	$42.38	$36.11	$29.26

Weighted average common shares outstanding—basic and diluted	917,426	933,480	937,063

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME

	Preferred Stock	Non- Voting Common Stock	Voting Common Stock	Surplus	Undivided Profits	Accumulated Other Comprehensive Income (Loss)	Total Stock- holders’ Equity
	(dollars in thousands)
Balance at December 31, 1999	$3,282	$182	$4,531	$65,081	$123,328	$3,669	$200,073
Comprehensive income:
Net income					27,589
Change in unrealized gain on investment securities available-for-sale, net of taxes of $4,599						8,541
Total comprehensive income							36,130
Reacquired preferred stock	(63)				(10)		(73)
Reacquired voting common stock			(32)		(1,561)		(1,593)
Common stock dividends					(675)		(675)
Preferred stock dividends					(169)		(169)

Balance at December 31, 2000	3,219	182	4,499	65,081	148,502	12,210	233,693
Comprehensive income:
Net income					33,876
Change in unrealized gain on investment securities available-for-sale, net of taxes of $3,981						7,394
Total comprehensive income							41,270
Reacquired preferred stock	(18)				(1)		(19)
Reacquired voting common stock			(51)		(2,914)		(2,965)
Common stock dividends					(898)		(898)
Preferred stock dividends					(166)		(166)

Balance at December 31, 2001	3,201	182	4,448	65,081	178,399	19,604	270,915
Comprehensive income:
Net income					39,048
Change in unrealized gain on investment securities available-for-sale, net of benefit of $51						(94)
Total comprehensive income							38,954
Reacquired preferred stock	(28)				(3)		(31)
Reacquired voting common stock.			(74)		(5,118)		(5,192)
Common stock dividends.					(897)		(897)
Preferred stock dividends					(165)		(165)

Balance at December 31, 2002	$3,173	$182	$4,374	$65,081	$211,264	$19,510	$303,584

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2002	2001	2000
	(dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$39,048	$33,876	$27,589
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	10,068	8,599	7,623
Depreciation and amortization	19,067	17,961	14,510
Amortization (accretion) of investment securities	1,112	1,263	(1,666)
Deferred income tax benefit	(724)	(2,637)	(2,051)
Loss (gain) on sales of premises and equipment	49	(487)	(91)
Decrease (increase) in interest receivable	2,559	4,102	(8,978)
(Decrease) increase in interest payable	(2,222)	(3,345)	5,672
Origination of mortgage loans held-for-sale	(332,121)	(307,248)	(113,187)
Proceeds from sales of mortgage loans held-for-sale	360,446	267,857	110,528
Gain on sales of mortgage loans held-for-sale	(3,048)	(1,903)	(857)
Gain on call or sale of investment securities	(462)	(4,947)	(31)
(Increase) decrease in other assets	(3,972)	155	(893)
Increase (decrease) in other liabilities	4,173	(4,237)	3,113

Net cash provided by operating activities	93,973	9,009	41,281

CASH FLOWS FROM INVESTING ACTIVITIES:
Net increase in loans	(166,905)	(144,459)	(161,390)
Calls, maturities and prepayments of investment securities held-to-maturity	6,295	13,941	9,049
Purchases of investment securities held-to-maturity	(7,745)	(4,994)	(205)
Calls, maturities and prepayments of investment securities available-for-sale	468,720	461,460	282,085
Purchases of securities available-for-sale	(473,156)	(614,584)	(453,619)
Proceeds from sales of premises and equipment	94	4,643	121
Purchases of premises and equipment	(19,501)	(14,696)	(11,409)
Increase in other real estate owned	(299)	(497)	(72)
Increase in intangible assets	(5,132)	(2,666)	(840)
Purchase of institutions, net of cash acquired	19,615	40,464	146,256

Net cash used by investing activities	(178,014)	(261,388)	(190,024)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in deposits	205,464	414,395	76,767
(Decrease) increase in federal funds purchased and securities sold under agreements to repurchase	(83,663)	(155,195)	138,314
Cash dividends paid	(1,062)	(1,064)	(844)
Cash paid to reacquire preferred stock	(31)	(19)	(73)
Cash paid to reacquire common stock	(5,192)	(2,965)	(1,593)

Net cash provided by financing activities	115,516	255,152	212,571

Net increase in cash and due from banks	31,475	2,773	63,828
Cash and cash equivalents due from banks at beginning of year	255,898	253,125	189,297

Cash and cash equivalents due from banks at end of year	$287,373	$255,898	$253,125

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid	$64,048	$104,125	$92,690

Income taxes paid	$23,745	$18,612	$14,949

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES:
Subordinated notes were issued for the stock of Citizens for $1,176.

The accompanying notes are an integral part of these consolidated financial statements.

FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARIES (“Bancorporation”)

FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. (“Parent”)

FIRST-CITIZENS BANK AND TRUST COMPANY OF SOUTH CAROLINA AND SUBSIDIARY (“Bank”)

THE EXCHANGE BANK OF SOUTH CAROLINA, INC. (“Exchange”)

CITIZENS BANK (“Citizens”)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands)

Nature of Operations:

First Citizens Bancorporation of South Carolina, Inc. (“Bancorporation”) is a three-bank financial holding company whose principal subsidiaries are First-Citizens Bank and Trust Company of South Carolina (“First Citizens” or “the Bank”), The Exchange Bank of South Carolina, Inc. (“Exchange”), and Citizens Bank (“Citizens”) which was purchased effective October 1, 2002. First Citizens is chartered under the laws of South Carolina to engage in general banking business.

Founded in 1964, First Citizens offers a complete array of services in commercial and retail banking through its 145 offices in 97 communities in South Carolina. The Bank provides a full range of financial services including accepting deposits, corporate cash management, discount brokerage, IRA plans, trust services and secured and unsecured loans. Trust services provide estate planning, estate and trust administration, IRA trust and personal investment, and pension and profit sharing administration. The Bank also originates and services mortgage loans and provides financing for small businesses.

Founded in 1932, Exchange is a community-oriented financial institution which offers a variety of financial services through its four branches in Williamsburg and Georgetown counties in South Carolina. Exchange provides many traditional commercial and consumer banking services with its principal activities taking demand and time deposits and making secured and unsecured loans.

Founded in 1902, Citizens is a community-oriented financial institution which offers a variety of financial services through its two branches in Warren and McDuffie counties in Georgia. Citizens provides many traditional commercial and consumer banking services with its principal activities taking demand and time deposits and making secured and unsecured loans.

The accounting and reporting policies of Bancorporation conform to generally accepted accounting principles in all material respects.

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation and basis of presentation:

The consolidated financial statements include the accounts of Bancorporation and its wholly-owned subsidiaries: First-Citizens (and its wholly-owned subsidiary, Wateree Enterprises, Inc.), Exchange, Citizens, and FCB/SC Capital Trust I. All significant intercompany accounts and transactions have been eliminated. Assets held by the Bank in trust or in other fiduciary capacities are not assets of the Bank and are not included in the accompanying consolidated financial statements.

Certain amounts in prior years have been reclassified to conform to the 2002 presentation. Such reclassifications had no effect on shareholders’ equity or net income.

Use of estimates:

In preparing the consolidated financial statements, management is required to make estimates based on available information which can affect the reported amounts of assets and liabilities as of the balance sheet date and revenues and expenses for the related periods. Due to the inherent uncertainties associated with any estimation process and due to

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

possible future changes in market and economic conditions, it is possible that actual future results could differ from the amounts reflected in the consolidated financial statements.

Acquisitions and intangible assets:

Bancorporation accounts for its acquisitions using the purchase method of accounting. When applying purchase accounting, net assets of entities acquired in purchase transactions are recorded at fair value at the date of acquisition. The reported income of Bancorporation includes the operations of the acquired company subsequent to acquisition. Identified intangibles from acquisitions are amortized on straight-line basis over the period benefited, primarily five to fifteen years. The recoverability of other intangibles is evaluated if events or circumstances indicate a possible impairment and such evaluation is based on various cash flow analyses.

Investment securities:

Bancorporation defines held-to-maturity securities as debt securities, which management has the positive intent and ability to hold to maturity. Held-to-maturity securities are stated at cost, adjusted for amortization of premiums and accretion of discounts. Available-for-sale securities are defined as equity securities and debt securities not classified as trading securities or held-to-maturity securities. Available-for-sale securities are recorded at fair value with unrealized holding gains and losses, net of deferred taxes, and are reported as a separate component of shareholders’ equity as accumulated other comprehensive income. Bancorporation determines the appropriate classification of debt securities at the time of purchase. The cost of securities is based on the specific identification method.

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

Loans are measured for impairment when it is probable that all amounts, including principal and interest, will not be collected in accordance with the contractual terms of the loan agreement. Bancorporation measures impairment based on discounted expected cash flows on a loan-by-loan basis.

The allowance for loan losses is management’s estimate of probable inherent credit losses in the loan portfolios at the balance sheet date. Bancorporation determines the allowance based on an ongoing evaluation. This evaluation is inherently subjective, as it requires material estimates, including the amounts and timing of cash flows expected to be received on impaired loans. Those estimates may be susceptible to significant change. Increases to the allowance are made by charges to the provision for loan losses, which is reflected in the Consolidated Statements of Income. Loans deemed to be uncollectible are charged against the allowance. Recoveries of previously charged-off amounts are credited to the allowance.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

The allowance is the accumulation of various components that are calculated based on independent methodologies. All components of the allowance represent an estimation performed pursuant to either SFAS No. 5 or SFAS No. 114. Management’s estimate of each SFAS No. 5 component is based on certain observable data that management believes are most reflective of the underlying credit losses being estimated. This evaluation includes credit quality trends; recent loan loss experience; collateral values; loan volumes; seasoning of the loan portfolio; the findings of internal credit quality assessments and results from external bank regulatory examinations. Specific reserves are typically provided on all impaired commercial loans in excess of a defined threshold and are generally determined on a loan-by-loan basis based on management’s evaluation of the exposure for each credit, given the current payment status of the loan and the value of any underlying collateral.

While management uses the best information available to establish the allowance for loan losses, future adjustments to the allowance may become necessary if conditions differ substantially from the assumptions used in making the valuations. Such adjustments to original estimates, as necessary, are made in the period in which these factors and other relevant considerations indicate that loss levels may vary from previous estimates.

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

After a transfer of loans held-for-sale to a third party under a sale contract, Bancorporation recognizes the mortgage servicing rights (“MSRs”) it retains and derecognizes the loans held-for-sale when control has been surrendered. Any other related financial assets and liabilities would be recognized at that point as well. Currently, all transfers of loans held-for-sale are accounted for as sales of those assets as control over those assets is surrendered to a third party.

MSRs are included in intangible assets in the Consolidated Statements of Condition. The amount capitalized is determined by allocating the carrying amount between the loans and MSRs based on their relative fair value. Fair value is determined using analyses of discounted anticipated future net cash flows, considering estimates of loan prepayments, interest rates and other economic factors. Amortization of the capitalized MSRs is based on a method which approximates the proportion of current net servicing income to the total estimated net servicing income expected to be recognized over the average remaining lives of the underlying loans. For purposes of impairment evaluation and measurement, MSRs are stratified based on predominant risk characteristics of the underlying loans, including loan type, amortization type (fixed or adjustable), and note rate. To the extent that the carrying value of the MSRs exceeds fair value by individual stratum, a valuation allowance is established which may be adjusted in the future as the fair value of MSRs increases or decreases. Changes in the valuation allowance are recognized as a component of amortization expense.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

Other real estate owned:

Other real estate owned consists of real property acquired through foreclosure and is recorded at the fair value of the property acquired. Subsequent to foreclosure, other real estate owned is carried at the lower of (1) original cost, or (2) the current fair value of the property, less estimated selling costs. Subsequent to foreclosure, gains or losses on the sales or the periodic revaluation of other real estate owned are credited or charged to expense. Net costs of maintaining and operating foreclosed properties are expensed as incurred.

Securities sold under agreements to repurchase:

Securities sold under agreements to repurchase represent overnight borrowings with the Bank’s customers and are secured by investment securities.

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

Segment information:

SFAS No. 131, “Disclosure about Segments of an Enterprise and Related Information”, requires that public entities report certain information about operating segments in their annual financial statements and in condensed financial statements of interim periods issued to shareholders. It also requires that public entities disclose information about products and services provided by significant segments, geographic areas and major customers, differences between the measurements used in reporting segment information and those used in the entity’s general-purpose financial statements, and changes in the measurement of segment amounts from period to period.

Operating segments are components of an entity about which separate financial information is available and is evaluated regularly by the chief operating decision maker in deciding how to allocate resources in evaluating performance. Bancorporation has determined that its one operating segment is providing general financial services to customers located in South Carolina and two contiguous counties in Georgia. The various products are those generally offered by community banks and the allocation of resources is based on the overall performance of the institution, versus individual branches or products.

NOTE 2—ACQUISITIONS

Two branch locations were acquired during 2002 from an unrelated financial institution. Bancorporation acquired deposits of $15,672, loans of $3,158, and other intangible assets of $1,395 in connection with this acquisition. In 2001, four branch locations were acquired from unrelated financial institutions. Bancorporation acquired deposits of $45,330, loans

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

of $209 and intangible assets of $3,786 in connection with these acquisitions. These acquisitions were accounted for under the purchase method of accounting.

Effective October 1, 2002, Bancorporation acquired Citizens, a banking corporation located in Warrenton, Georgia. The total cost of the acquisition, recorded as a purchase, was $7,204. The breakdown of the purchase price is as follows:

Cash	$6,028
5 year Bancorporation notes @ 7.50%	1,056
7 year Bancorporation notes @ 7.75%	120

$7,204

Goodwill and other intangibles associated with this acquisition is $3,214 of which $1,262 is not subject to amortization.

NOTE 3—CASH AND DUE FROM BANKS

The Bank is required to maintain reserve balances with the Federal Reserve, or in vault cash. As of December 31, 2002, the average required reserve balance was $47,266, compared to $39,197 as of December 31, 2001. Of this amount, $36,970 and $33,551 was met by vault cash and $10,296 and $5,646 was held with the Federal Reserve at December 31, 2002 and 2001, respectively. As of December 31, 2002 and 2001, approximately $13,350 and $6,595, respectively, in cash and due from bank balances was restricted as to use as compensating balances with other financial institutions.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

NOTE 4—INVESTMENT SECURITIES

The amortized cost and the estimated fair value of investment securities held-to-maturity and available-for-sale and their respective contractual maturities at December 31, 2002 and 2001 are presented below. Actual maturities may differ from contractual maturities or maturities shown below.

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Market Value
Held-to-maturity at December 31, 2002:
U. S. government obligations:
Within one year	$5,231	$42	$—	$5,273
After one year but within five years	6,255	81	—	6,336
After five years but within ten years	6,497	41	—	6,538
After ten years	2,248	55	—	2,303

Total	20,231	219	—	20,450

Obligations of states and political subdivisions:
Within one year	2,495	17	—	2,512
After one year but within five years	9,184	422	—	9,606
After five years but within ten years	365	36	—	401
After ten years	—	—	—	—

Total	12,044	475	—	12,519

Other securities:
Within one year	—	—	—	—
After one year but within five years	11	1	—	12
After five years but within ten years	10	1	—	11
After ten years	2,247	29	—	2,276

Total	2,268	31	—	2,299

Total held-to-maturity at December 31, 2002	$34,543	$725	$—	$35,268

Available-for-sale at December 31, 2002:
U. S. government obligations:
Within one year	$416,855	$5,163	$—	$422,018
After one year but within five years	416,605	7,423	—	424,028

Total	833,460	12,586	—	846,046

Obligations of states and political subdivisions:
After five years but within ten years	113	5	—	118
After ten years	243	11	—	254

Total	356	16	—	372

Other securities:
After five years but within ten years	4,636	179	—	4,815
After ten years	2,701	78	—	2,779

Total	7,337	257	—	7,594

Marketable equity securities	10,155	17,164	4	27,315

Total available-for-sale at December 31, 2002	$851,308	$30,023	$4	$881,327

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Market Value
Held-to-maturity at December 31, 2001:
U. S. government obligations:
Within one year	$1,750	$25	$—	$1,775
After one year but within five years	6,200	127	—	6,327
After five years but within ten years	—	—	—	—

Total	7,950	152	—	8,102

Obligations of states and political subdivisions:
Within one year	2,405	13	—	2,418
After one year but within five years	10,550	221	—	10,771
After five years but within ten years	609	26	—	635
After ten years	—	—	—	—

Total	13,564	260	—	13,824

Other securities:
Within one year	2	—	2	—
After one year but within five years	50	—	1	49
After five years but within ten years	—	—	—	—
After ten years	1,743	18	7	1,754

Total	1,795	18	10	1,803

Total held-to-maturity at December 31, 2001	$23,309	$430	$10	$23,729

Available-for-sale at December 31, 2001:
U. S. government obligations:
Within one year	$302,220	$6,426	$—	$308,646
After one year but within five years	532,563	7,056	285	539,334

Total	834,783	13,482	285	847,980

Other securities:
After five years but within ten years	3,292	51	4	3,339
After ten years	2,428	—	11	2,417

Total	5,720	51	15	5,756

Marketable equity securities	5,783	17,356	429	22,710

Total available-for-sale at December 31, 2001	$846,286	$30,889	$729	$876,446

Investment securities with an amortized cost of $653,929 and $704,166 at December 31, 2002 and 2001, respectively, were pledged to secure public deposits as collateral for securities sold under agreements to repurchase, and for other purposes as required by law.

The components of other comprehensive income or loss are summarized below for the years ended December 31:

	2002			2001			2000
	Before Tax Amount	Tax (Expense) or Benefit	After Tax Amount	Before Tax Amount	Tax (Expense) or Benefit	After Tax Amount	Before Tax Amount	Tax (Expense) or Benefit	After Tax Amount
Unrealized gains (losses) arising during period	$317	$(111)	$206	$16,322	$(5,712)	$10,610	$13,171	$(4,610)	$8,561
Less: reclassification adjustment for gains realized in net income	462	(162)	300	4,947	(1,731)	3,216	31	(11)	20

Other comprehensive income	$(145)	$51	$(94)	$11,375	$(3,981)	$7,394	$13,140	$(4,599)	$8,541

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

NOTE 5—LOANS

Gross loans are composed of the following:

	As of December 31,
	2002	2001
Real estate—construction	$91,186	$101,221
Real estate—mortgage	1,476,497	1,387,940
Installment loans to individuals	546,947	504,141
Commercial, financial and agricultural	300,766	268,981

Total	$2,415,396	$2,262,283

NOTE 6—ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for loan losses is summarized as follows:

	As of December 31,
	2002	2001	2000
Balance at beginning of year	$40,259	$37,001	$32,972
Loans charged off	(9,271)	(6,640)	(5,574)
Recoveries on loans previously charged off	1,703	1,299	1,411
Provision for loan losses	10,068	8,599	7,623
Addition related to acquisitions	546	—	569

Balance at end of year	$43,305	$40,259	$37,001

Impaired loans are loans for which it is probable that all amounts, including principal and interest, will not be collected in accordance with the contractual terms of the loan agreement. Bancorporation had specific reserves of $895 and $150 recorded on impaired loans as of December 31, 2002 and 2001, respectively. Loans that were considered impaired under SFAS No. 114 at December 31, 2002 and 2001 held by Bancorporation, are summarized below:

	December 31,
	2002	2001
Nonaccrual loans	$5,204	$5,138
Other real estate owned	1,019	720

Total nonperforming assets	$6,223	$5,858

Loans past due 90 days or more	$5,965	$3,935

Average investment in impaired loans	$6,470	$5,189

At December 31, 2002 and 2001, Bancorporation did not have any loans for which terms had been modified in troubled debt restructurings. Interest income, which would have been recorded pursuant to the original terms of nonaccrual loans was minimal.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

NOTE 7—PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	As of December 31,
	2002	2001
Land	$39,396	$32,818
Buildings and improvements	77,114	63,709
Furniture and equipment	42,227	37,379
Leasehold improvements	1,350	1,344
Construction in progress	4,793	11,083

Total	164,880	146,333
Less: Accumulated depreciation and amortization	(54,408)	(48,836)

Total premises and equipment	$110,472	$97,497

Provisions for depreciation included in noninterest expense were $8,105, $7,401 and $7,861 for the years ended December 31, 2002, 2001, and 2000, respectively.

Bancorporation has entered into various noncancellable operating leases for land and buildings used in its operations. The leases expire over the next 25 years, and most contain renewal options from 1 to 25 years. Certain leases provide for periodic rate negotiation or escalation. The leases generally provide for payment of property taxes, insurance and maintenance costs by Bancorporation. Rental expense, including month-to-month leases, reported in noninterest expense was $889, $906, and $761 for the years ended December 31, 2002, 2001, 2000, respectively. There are no contingent rentals, and the expense was offset by sublease rental income of $730, $1,015, and $1,266 for the years ended December 31, 2002, 2001, and 2000, respectively.

At December 31, 2002 future minimum rental commitments under noncancellable operating leases that have a remaining life in excess of one year are summarized as follows:

2003	$753
2004	491
2005	344
2006	251
2007	215
2008 and thereafter	435

Total minimum obligation	$2,489

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

NOTE 8—GOODWILL AND OTHER INTANGIBLES

In accordance with SFAS No.142, no goodwill amortization was recorded for the year ended December 31, 2002. Goodwill amortization expense for the years ended December 31, 2001 and 2000 were $228 and $228, respectively. At December 31, 2002, the total carrying amount of intangible assets not subject to amortization was $4,479. At December 31, 2001, the total carrying amount of goodwill was $3,216. The discontinuation of amortization of goodwill has had an immaterial effect on Bancorporation’s consolidated financial statements.

Core deposit intangibles are summarized as follows:

	As of December 31,
	2002	2001
Gross carrying value	$105,669	$102,362
Less: Accumulated amortization	(70,034)	(61,930)

Total core deposit intangibles	$35,635	$40,432

Amortization expense on core deposit intangibles was $8,163, $9,624 and $5,697 for the years ended December 31, 2002, 2001, and 2000, respectively.

Bancorporation projects the following aggregate amortization expense based on existing core deposit intangibles for each of the next five years:

For the year ended December 31:

2003	$7,308
2004	6,805
2005	5,405
2006	3,732
2007	2,965

Mortgage servicing rights as of December 31, 2002 and December 31, 2001 was $5,365 and $4,462, respectively. The amortization expense related to mortgage servicing rights was $2,799, $709, and $724 for the years ended December 31, 2002, 2001, and 2000, respectively. Included in amortization expense is impairment on mortgage servicing rights of $1,716, $137, and $27 for the years ended December 31, 2002, 2001, and 2000, respectively.

NOTE 9—DEPOSITS

Deposits and related interest expense are summarized as follows:

	Deposits December 31,			Interest Expense Year Ended December 31,
	2002	2001		2002	2001	2000
Demand	$575,632	$507,930		$—	$—	$—
Savings:
NOW accounts	1,079,637	953,369	*	9,483	16,559	9,924
Market rate accounts	316,405	312,684		3,233	6,900	9,331
Other	15,272	12,581		94	223	305
Time:
Certificates of deposit in excess of $100 thousand	259,959	232,686		8,401	9,173	9,348
Other certificates of deposit	1,029,103	995,704		33,511	55,314	46,064

Total	$3,276,008	$3,014,954		$54,722	$88,169	$74,972

*	$226,096 formerly classified as securities sold under agreements to repurchase were reclassified to NOW accounts at the beginning of February 2001.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

NOTE 10—INCOME TAXES

The components of consolidated income tax expense (benefit) are as follows:

	For the Year Ended December 31,
	2002	2001	2000
Current:
Federal	$19,606	$17,316	$15,265
State	1,781	1,447	1,239

	21,387	18,763	16,504

Deferred	(723)	(2,637)	(2,051)

Total income tax expense	$20,664	$16,126	$14,453

The significant components of Bancorporation’s deferred tax liabilities and assets recorded pursuant to SFAS No. 109, which are included in “Other assets” in the Consolidated Statements of Condition, are as follows:

	As of December 31,
	2002	2001	2000
Deferred tax liabilities:
Pension costs	$3,757	$2,984	$2,417
Mark-to-market of equity securities	10,507	10,556	6,576
Tax depreciation over book	478	—	—
Other, net	1,044	953	1,316

Total deferred tax liabilities	15,786	14,493	10,309
Deferred tax assets:
Book depreciation over tax	—	351	543
Allowance for loan losses	15,157	14,327	12,923
Employee benefits	1,680	1,261	908
Amortization—intangibles	9,480	8,609	7,160
Other, net	1,459	1,163	1,336

Total deferred tax assets	27,776	25,711	22,870

Net deferred tax asset	$11,990	$11,218	$12,561

Bancorporation has no valuation allowance for deferred tax assets based on management’s belief that it is more likely than not that the deferred tax assets will be realized.

Total income tax expense differs from the amount of income tax determined by applying the U. S. statutory federal income tax rate (35%) to pretax income as a result of the following differences:

	For the Year Ended December 31,
	2002	2001	2000
Tax expense at statutory rate	$20,899	$17,501	$14,715
Increase (decrease) in taxes resulting from:
Non-taxable income on investments	(753)	(1,473)	(942)
State income taxes, net of federal income tax benefit	1,158	941	805
Other, net	(640)	(843)	(125)

	$20,664	$16,126	$14,453

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

NOTE 11—MORTGAGE SERVICING ACTIVITY

Bancorporation’s mortgage servicing portfolio approximated $918,680 and $780,268 at December 31, 2002 and 2001, respectively. Loans serviced for unrelated third parties are not included in the accompanying consolidated financial statements.

Bancorporation has issued mortgage-backed securities guaranteed by GNMA under the provisions of the National Housing Act. The issuance of these securities, and the simultaneous placement of the related mortgages in trust, have been accounted for as sales of the related mortgages. The outstanding balances of the securities and the related mortgages held in trust of, $4,433 and $5,281 at December 31, 2002 and 2001, respectively, are not considered to be assets or liabilities of the Bancorporation and, accordingly, are not included in the consolidated financial statements.

NOTE 12—LONG-TERM DEBT

Components of long-term debt as of December 31 were as follows:

	2002	2001
Guaranteed Preferred Beneficial Interest in Bancorporation’s Junior Subordinated Deferrable Interest Debenture 8.25%, due March 15, 2028	$50,000	$50,000

Subordinated notes payable:
7.50% maturing August 20, 2004	$90	$90
7.50% maturing October 1, 2007	1,056	—
7.75% maturing August 20, 2009	873	873
7.75% maturing October 1, 2009	120	—

	$2,139	$963

A committed unsecured revolving line of credit was established in 1997 with an unrelated financial institution and provides an interest rate indexed to the London Interbank Offered Rate (“LIBOR”) plus 70 basis points. This line of credit contains certain restrictive covenants including limits on indebtedness, encumbrances, dividends and minimum net worth. Bancorporation was in compliance with the covenants at December 31, 2002 and 2001, respectively. The line of credit outstanding which is included in other liabilities in the Consolidated Statements of Condition was $1,000 and $0 as of December 31, 2002 and 2001, respectively. The line of credit expires on December 19, 2003.

FCB/SC Capital Trust I, a statutory business trust (the “Trust”) created by Bancorporation, had outstanding at December 31, 2002, $50,000 (par value $50,000) of 8.25% Capital Securities which will mature on March 15, 2028 (the “Capital Securities”). The principal assets of the Trust are $51,547 of Bancorporation’s 8.25% Junior Subordinated Deferrable Interest Debentures which will mature on March 15, 2028. The balance of the securities can be prepaid, subject to possible regulatory approval, in whole or part at any time on or after March 15, 2008. Additionally, the Trust has issued $1,547 of Common Securities to Bancorporation.

The Capital Securities and the Common Securities are included in Tier 1 capital for regulatory capital adequacy purposes. The obligations of Bancorporation with respect to the issuance of the Capital Securities and the Common Securities constitute a full and unconditional guarantee by Bancorporation of the Trust’s obligations with respect to the Capital Securities and Common Securities. Subject to certain exceptions and limitations, Bancorporation may elect from time to time to defer subordinated debenture interest payments, which would result in a deferral of distribution payments on the related Capital Securities or Common Securities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

NOTE 13—STOCKHOLDERS’ EQUITY

Each share of voting common and preferred stock is entitled to one vote on all matters on which stockholders vote. In certain cases, South Carolina law provides for class voting of shares and for voting rights for non-voting shares. Dividend rights of each series of preferred stock are cumulative, and upon liquidation, each preferred stockholder is entitled to payment of par value or call amount for each share owned before any distribution to holders of common stock.

Series A, B, and F preferred stock may be redeemed by Bancorporation, at its option, at par or stated value. Series C and G preferred stock may be redeemed by Bancorporation, at its option, at a call price of $100 per share. Series E preferred stock has no par value and is considered non-voting. Par value, number of shares authorized and outstanding, and dividends paid for each series of redeemable preferred stock at December 31, 2002 and 2001 follows:

		2002			2001
Series	Par Value	Authorized And Outstanding	Amount	Cash Dividend Per Share	Authorized And Outstanding	Amount	Cash Dividend Per Share
	(dollars in thousands, except per share and par value data)
A	$50	7,838	$392	$2.50	8,305	$415	$2.50
B	50	11,810	591	2.50	11,810	591	2.50
C	20	5,838	117	2.00	6,021	120	2.00
E	NA	498	100	10.00	498	100	10.00
F	50	31,365	1,567	2.50	31,385	1,569	2.50
G	50	8,113	406	2.50	8,113	406	2.50

			$3,173			$3,201

The Bank and Exchange are subject to dividend limitations mandated by the South Carolina State Board of Financial Institutions. Citizens is subject to dividend limitations mandated by the Georgia Department of Banking and Finance. Bancorporation’s dividends may be restricted by the requirements of the term loan agreement described in Note 12 which requires that the Bank maintain a regulatory leverage capital ratio of 4.00%. At December 31, 2002 the Bank’s leverage capital ratio was 7.53%.

NOTE 14—EMPLOYEE BENEFITS

The Bank has a noncontributory defined benefit pension plan (the “Plan”) which covers substantially all of its employees. Retirement benefits under the Plan are based on an employee’s length of service and highest average annual compensation for five consecutive years during the last ten years of employment. Contributions to the Plan are based upon the projected unit credit actuarial funding method and are limited to the amounts that are currently deductible for tax reporting purposes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

The following table sets forth the Plan’s status at:

	December 31,
	2002	2001
Change in benefit obligation:
Benefit obligation at beginning of year	$38,195	$31,285
Service cost	1,924	1,397
Interest cost	2,777	2,482
Actuarial loss/(gain)	4,430	4,269
Benefits paid	(1,554)	(1,238)

Benefit obligation at end of year	45,772	38,195
Change in plan assets:
Fair value of plan assets at beginning of year	41,192	39,146
Actual return on plan assets	112	920
Employer contribution	2,812	2,364
Benefits paid	(1,554)	(1,238)

Fair value of plan assets at end of year	42,562	41,192

Funded status	(3,210)	2,997
Unrecognized prior service cost	83	266
Unrecognized (gain)/loss	13,009	5,302

Net amount recognized	$9,882	$8,565

Weighted-average assumptions:
Discount rate	7.25%	7.75%
Expected return on plan assets	8.50%	8.50%
Rate of compensation increase	4.00%	4.00%

The following table details the components of pension expense recognized in Bancorporation’s Consolidated Statements of Income:

	For the Year Ended December 31,
	2002	2001	2000
Service costs	$1,924	$1,397	$1,282
Interest costs	2,777	2,482	2,216
Expected return on plan assets	(3,566)	(3,366)	(3,011)
Amortization of prior service cost	183	183	183
Recognized net actuarial loss	176	—	—

Net pension expense	$1,494	$696	$670

The employees of Citizens became participants in the Plan effective October 1, 2002 and receive service credit back to date of hire for vesting service only. These participants have no prior credit for purposes of benefit accrual.

Bancorporation has a contributory savings plan covering full-time employees who elect to participate. Bancorporation matches 100% of the employees’ contribution of up to 3% of compensation and 50% of the employees’ contribution over 3% but not to exceed 6% of compensation. The matching funds contributed by Bancorporation are immediately 100% vested. Matching contributions provided by Bancorporation were $1,382, $1,309, and $1,201 for the years ended December 31, 2002, 2001, and 2000, respectively, and are included in salaries and employee benefits expense in the Consolidated Statements of Income. The Bank and Exchange contributory savings plan merged in 2001.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

Bancorporation provides a supplemental retirement plan (the “Supplemental Plan”) for certain members of management. Benefits under the Supplemental Plan are based on a percentage of the participant’s 2002 salary and will be paid evenly over a ten-year period after retirement. The present value of the payments at retirement was determined using a discount rate of 7%, and totals $4,212.

According to the Supplemental Plan, if a participant dies before retirement, death benefits will be paid to the participant’s estate for a ten-year period. In the event of death following retirement, but before the ten-year period payout is complete, the beneficiary will receive the remaining payments due at the same monthly rate. If employment is terminated, Bancorporation has no obligation under the Supplemental Plan. Bancorporation has the right to terminate the Supplemental Plan at any time.

Costs recognized under the Plan for the years ended December 31, 2002, 2001, and 2000 totaled $1,107, $537, and $522, respectively, and are included in salaries and employee benefits in the Consolidated Statements of Income.

NOTE 15—COMMITMENTS, CONTINGENCIES AND FINANCIAL INSTRUMENTS WITH  OFF-BALANCE SHEET RISK

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

A summary of the significant financial instruments with off-balance sheet risk follows:

	Contract Amount at December 31,
	2002	2001
Commitments to extend credit	$608,042	$530,976
Letters of credit and financial guarantees	6,367	4,894

Total	$614,409	$535,870

Commitments to extend credit are agreements to lend to a borrower as long as there are no violations of any conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitments do not necessarily represent future cash requirements. Bancorporation evaluates each borrower’s credit worthiness on a case-by-case basis using the same credit policies for on-balance sheet financial instruments. The amount of collateral obtained, if deemed necessary upon extension of credit, is based on management’s credit evaluation of the borrower. The type of collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, and income producing property.

Letters of credit and financial guarantees are conditional commitments issued by Bancorporation to guarantee the performance of a borrower to a third party. The evaluations of credit worthiness, consideration of need for collateral, and credit risk involved in issuing letters of credit are essentially the same as that involved in extending loans to borrowers.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

Most of Bancorporation’s business activity is with customers located in South Carolina. A significant economic downturn in South Carolina could have a material adverse impact on the operations of Bancorporation. As of December 31, 2002, Bancorporation had no other significant concentrations of credit risk in the loan portfolio.

Bancorporation is a defendant in litigation arising out of normal banking activities. In the opinion of management and Bancorporation’s counsel, the ultimate resolution of these matters will not have a material effect on Bancorporation’s financial condition or results of operations.

NOTE 16—RELATED PARTY TRANSACTIONS

Bancorporation has, and expects to have in the future, transactions in the ordinary course of business with its directors, officers, principal stockholders and their associates on substantially the same terms (including interest rates and collateral on loans) as those prevailing for comparable transactions with others. However, subject to the completion of length of service requirements and credit approval, all employees are eligible to receive reduced interest rates on extensions of credit. The transactions do not involve more than the normal risk of collectibility.

Aggregate balances and activity related to extensions of credit to officers, directors and their associates were as follows:

December 31, 2002
Balance at beginning of year	$3,054
New loans and additions	766

Payments and other deductions	(427)

Balance at end of year	$3,393

Bancorporation has a contract with First-Citizens Bank & Trust Company, Raleigh, North Carolina (“FCBNC”) for the purpose of outsourcing data processing and other services to include item processing, deposits, loans, general ledger and statement rendering functions. Total expenses incurred under this contract totaled $11,407, $10,814 and $8,007 for the years ended December 31, 2002, 2001 and 2000, respectively. The contract expired December 31, 2000 and was renewed on January 1, 2001 with an expiration date of December 31, 2003. Bancorporation also has a correspondent banking relationship with FCBNC which also acts as an investment custodian. Fees paid for this service were minimal for the three years ended December 31, 2002.

NOTE 17—DISCLOSURE OF FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, “Disclosure About Fair Value of Financial Instruments” extends existing fair value disclosure practices for some instruments by requiring entities to disclose the fair value of financial instruments, both assets and liabilities, recognized and not recognized in the Consolidated Statements of Condition.

For Bancorporation, approximately 95% of its assets and liabilities are considered financial instruments, as defined in SFAS No. 107. Many of Bancorporation’s financial instruments, however, lack an available trading market as characterized by a willing buyer and willing seller engaging in an exchange transaction. It is not the intent of Bancorporation to liquidate and therefore realize the difference between market value and carrying value and, even if it were, there is no assurance that the estimated market values could be realized. Therefore, significant estimates and present value calculations were used by Bancorporation for the purposes of this disclosure. Such estimates involve judgments as to economic conditions, risk characteristics and future expected loss experience of various financial instruments and other factors that cannot be determined with precision. Thus, the information presented is not particularly relevant to predicting Bancorporation’s future earnings or cash flow.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

Following is a description of the methods and assumptions used to estimate the fair value of each class of Bancorporation’s financial instruments:

Cash and short-term investments:

The carrying value is a reasonable estimation of fair value.

Investment securities:

Fair value is based upon quoted market prices, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans:

For certain homogeneous categories of loans such as residential mortgages, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value for other types of loans is estimated by discounting the expected future cash flows using Bancorporation’s current interest rates at which loans would be made to borrowers with similar credit risk. The fair value of nonaccrual loans was estimated by discounting expected future cash flows utilizing rates of returns, adjusted for credit risk and servicing cost commensurate with a portfolio of nonaccrual loans.

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

Commitments to extend credit and standby letters of credit:

The fair value of commitments and letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them with the counter parties at the reporting date.

SFAS No. 107 requires entities to disclose the fair value of off-balance-sheet financial instruments for which it is practical to estimate fair value. The fair values of commitments to extend credit and standby letters of credit are generally based upon fees charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counter parties’ credit standing. The estimated fair value of the Bank’s off-balance sheet commitments is nominal since the committed rates approximate current rates offered for commitments with similar rate and maturity characteristics and since the estimated credit risk associated with such commitments is not significant.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

The carrying amounts and estimated fair values of Bancorporation’s financial instruments are as follows:

	December 31, 2002		December 31, 2001
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets:
Cash and federal funds sold	$287,373	$287,373	$255,898	$255,898
Investment securities	915,870	916,595	899,755	900,175
Loans	2,415,396	2,438,630	2,262,283	2,248,006
Financial liabilities:
Deposits	3,276,008	3,282,294	3,014,954	3,027,226
Federal funds purchased and securities sold under agreements to repurchase	130,360	130,311	214,023	213,907
Long-term debt	52,139	51,284	50,963	50,276

NOTE 18—CAPITAL MATTERS

Bancorporation is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on Bancorporation’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Bancorporation must meet specific capital guidelines that involve quantitative measures of Bancorporation’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Bancorporation’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require Bancorporation to maintain minimum amounts and ratios of Total and Tier I capital to risk weighted assets, and of Tier I capital to average assets. Management believes, as of December 31, 2002, that Bancorporation meets all capital adequacy requirements to which it is subject.

To be categorized as well-capitalized, Bancorporation must maintain minimum Total risk-based and Tier I risk-based ratios as set forth in the table below. As seen below, Bancorporation is considered to be a “well-capitalized” institution per regulatory definitions. There are no conditions or events subsequent to December 31, 2002, that management believes would change the capital amounts and ratios presented below for Bancorporation, Bank, Exchange or Citizens.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio (%)	Amount	Ratio (%)	Amount	Ratio (%)
	As of December 31, 2002
Total capital to risk weighted assets:
Bancorporation	$325,282	13.01%	$199,966	8.00%	$249,957	10.00%
Bank	296,348	12.35	192,008	8.00	240,010	10.00
Exchange	15,247	21.08	5,787	8.00	7,234	10.00
Citizens	4,516	20.60	1,754	8.00	2,192	10.00
Tier I capital to risk weighted assets:
Bancorporation	293,961	11.76	99,983	4.00	149,974	6.00
Bank	266,205	11.09	96,004	4.00	144,006	6.00
Exchange	14,339	19.82	2,894	4.00	4,341	6.00
Citizens	4,239	19.34	877	4.00	1,315	6.00
Tier I capital to average assets:
Bancorporation	293,961	7.91	148,605	4.00	185,756	5.00
Bank	266,205	7.53	141,470	4.00	176,838	5.00
Exchange	14,339	13.98	4,104	4.00	5,130	5.00
Citizens	4,239	9.50	1,785	4.00	2,232	5.00

	As of December 31, 2001
Total capital to risk weighted assets:
Bancorporation	$286,212	12.59%	$181,817	8.00%	$227,271	10.00%
Bank	257,215	11.70	175,930	8.00	219,913	10.00
Exchange	13,501	18.13	5,957	8.00	7,447	10.00
Tier I capital to risk weighted assets:
Bancorporation	257,663	11.33	90,908	4.00	136,362	6.00
Bank	229,583	10.44	87,965	4.00	131,948	6.00
Exchange	12,567	16.88	2,979	4.00	4,468	6.00
Tier I capital to average assets:
Bancorporation	257,663	7.34	140,421	4.00	175,526	5.00
Bank	229,583	6.76	135,868	4.00	169,864	5.00
Exchange	12,567	12.66	3,972	4.00	4,965	5.00

NOTE 19—SUBSEQUENT EVENTS (UNAUDITED)

On November 14, 2002, the Bank entered into an agreement and Plan of Reorganization and Merger with First Banks, Inc. (“First Banks”), a two-bank holding company headquartered in Carnesville, Georgia, which is the parent company of First Bank and Trust and The Bank of Toccoa. As of December 31, 2002, First Banks has total deposits and loans of $212,586 and $195,043, respectively. The merger is expected to be completed effective March 31, 2003.

NOTE 20—BANCORPORATION (PARENT COMPANY INFORMATION ONLY)

Bancorporation’s principal asset is its investments in its wholly-owned subsidiaries, the Bank, Exchange, and Citizens, and its principal source of income is dividends from the Bank. As discussed in Note 13, the Bank, Exchange, and Citizens have dividend limitations regulated by the applicable state regulatory agencies.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

Bancorporation’s condensed balance sheets and the related condensed statements of income and of cash flows are as follows:

BALANCE SHEET DATA

	December 31,
	2002	2001
Assets:
Cash	$58	$9,354
Investments in the subsidiaries and associated companies	335,166	296,242
Other assets	30,903	25,472

Total assets	$366,127	$331,068

Liabilities and stockholders’ equity:
Long term debt	$53,686	$51,547
Other liabilities	8,857	8,606
Stockholders’ equity	303,584	270,915

Total liabilities and stockholders’ equity	$366,127	$331,068

INCOME STATEMENT DATA

	For the Year Ended December 31,
	2002	2001	2000
Income:
Other	$761	$4,458	$1,032

	761	4,458	1,032
Expenses:
Interest	4,349	4,327	4,327
Other	278	4,080	278

	4,627	8,407	4,605
Loss before equity in undistributed earnings subsidiaries and income taxes	(3,866)	(3,949)	(3,573)
Equity in undistributed earnings of the subsidiaries and associated companies	41,605	35,877	29,934

Income before income taxes	37,739	31,928	26,631
Applicable income tax benefit	(1,309)	(1,948)	(1,228)

Net income	$39,048	$33,876	$27,589

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

CASH FLOWS DATA

	For the Year Ended December 31,
	2002	2001	2000
Cash flows from operating activities:
Net income	$39,048	$33,876	$27,589
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of the subsidiaries and associated companies	(41,605)	(35,877)	(29,934)
(Increase) decrease in other assets	(878)	91	43
Increase (decrease) in other liabilities	127	876	(1,096)
Other, net	—	94	2,242

Net cash used in operating activities	(3,308)	(940)	(1,156)

Cash flows from investing activities:
Purchases of held-to-maturity and available-for-sale securities	(4,303)	(3,081)	(115)
Sales and maturities held-to-maturity and available-for-sale securities	—	11,598	114
Payments for investments to subsidiaries	(6,160)	—	(6,299)
Dividends received from subsidiaries	9,761	—	—

Net cash (used in) provided by investing activities	(702)	8,517	(6,300)

Cash flows from financing activities:
Proceeds from advances from subsidiaries	—	233	—
Proceeds from short-term borrowings	1,000	—	—
Purchase of stock	(5,225)	(2,984)	(1,666)
Cash dividends paid	(1,061)	(1,064)	(844)

Net cash used in financing activities	(5,286)	(3,815)	(2,510)

Net (decrease) increase in cash	(9,296)	3,762	(9,966)
Cash at beginning of year	9,354	5,592	15,558

Cash at end of year	$58	$9,354	$5,592

Supplemental disclosure of cash flows information:
Interest paid	$4,199	$4,125	$4,125

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

Executive Vice President and Chief Operating Officer

First Citizens Bancorporation of South Carolina, Inc.

President and Chief Operating Officer

First-Citizens Bank and Trust Company of South Carolina,

Columbia

George H. Broadrick***

Retired, Charlotte, NC

Walter C. Cottingham, DVM

Cottingham Veterinary Hospital, Kingstree

David E. Dukes***

Attorney and Managing Partner

Nelson Mullins Riley & Scarborough, L.L.P., Columbia

William E. Hancock, III

President

Hancock Buick Company, Columbia

Robert B. Haynes

Vice President and Secretary

C. W. Haynes and Company, Inc., Columbia

Wycliffe E. Haynes

Vice President and Treasurer

C. W. Haynes and Company, Inc., Columbia

Lewis M. Henderson***

Henderson and Associates, CPAs, Columbia

Carmen H. Ames

San Francisco, CA

Frank B. Holding* **

Vice Chairman

First Citizens Bancorporation of South Carolina, Inc.

First-Citizens Bank and Trust Company of South Carolina, Columbia

Executive Vice Chairman

First Citizens BancShares, Inc.

First Citizens Bank and Trust Company, Smithfield, NC

Dan H. Jordan

Farmer, Nichols

Charles S. McLaurin

Vice Chairman

The Exchange Bank of South Carolina, Inc., Kingstree

Executive Vice President

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

FIRST CITIZENS BANCORPORATION

EXECUTIVE OFFICERS

Jim B. Apple

Chairman/Chief Executive Officer/President

Frank B. Holding

Vice Chairman

Peter M. Bristow

Executive Vice President/Chief Operating Officer

Craig L. Nix

Executive Vice President/Chief Financial Officer/Treasurer

Charles D. Cook

Secretary

Jay D. Weir

Senior Vice President/Director of Internal Audit