Form 10-K, Exhibit 13
period 2003-12-31
FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA INC
filed 2004-03-15
CIK 708848

First

Citizens

Bancorporation

2003

Annual Report to Shareholders

NATURE OF BUSINESS

First Citizens Bancorporation of South Carolina, Inc. (“Bancorporation”), is a three-bank financial holding company headquartered in Columbia, South Carolina, with assets of $4.30 billion at December 31, 2003. Its primary subsidiaries are First-Citizens Bank and Trust Company of South Carolina (“First Citizens”), The Exchange Bank of South Carolina, Inc. (“Exchange”) and Citizens Bank (“Citizens”). First Citizens provides a broad range of banking services through 147 offices in 101 communities throughout South Carolina and five offices in four communities in Georgia. Exchange provides banking services through four offices in Williamsburg and Georgetown counties in South Carolina. Citizens provides banking services through two offices in Warren and McDuffie counties in Georgia. First Citizens’ subsidiary is Wateree Life Insurance Company of South Carolina, a credit life insurance company. First Banks, Inc., a two-bank holding company headquartered in Carnesville, Georgia, which was the parent company of First Bank and Trust and The Bank of Toccoa, was merged with First Citizens effective April 1, 2003. The purpose of this acquisition was to expand First Citizens’ banking presence in Georgia.

First Citizens Bancorporation of South Carolina, Inc.

P. O. Box 29

1225 Lady Street

Columbia, South Carolina 29201

ANNUAL MEETING

The Annual Meeting of Shareholders of Bancorporation will be held at 2:00 p.m. on Thursday, April 22, 2004 at 1225 Lady Street, Columbia, South Carolina.

MARKET AND DIVIDEND INFORMATION REGARDING

COMMON AND PREFERRED STOCK

Bancorporation’s voting common stock is traded in the over-the-counter market on the OTC Bulletin Board under the trading symbol “FCBN.” However, the trading market for the stock is limited.

There is no public trading market for Bancorporation’s non-voting common stock or for any class of its preferred stock. All trading activity for that stock is in privately negotiated transactions.

The following table lists the high and low closing prices for Bancorporation’s voting common stock, and the cash dividends declared on that stock, during each quarterly period during 2003 and 2002. All prices are as reported on the OTC Bulletin Board and reflect interdealer prices, without retail mark-up, mark-down or commission, and those prices may not represent actual transactions.

	2003			2002
	High	Low	Dividend	High	Low	Dividend
1st quarter	$394.00	$383.60	$0.25	$320.00	$285.00	$0.25
2nd quarter	406.50	387.00	0.25	378.00	316.00	0.25
3rd quarter	447.00	405.00	0.35	400.00	370.00	0.25
4th quarter	525.00	435.00	0.35	390.00	350.10	0.25

The approximate numbers of record holders of Bancorporation’s voting common stock and non-voting common stock at December 31, 2003 were 954 and 4, respectively. Holders of the voting and non-voting common stock of Bancorporation are entitled to such dividends as may be declared from time to time by the Board of Directors from funds legally available. Bancorporation was able to maintain its risk-based capital ratios through the retention of earnings, adjusted for the aforementioned dividends and repurchases of capital stock. Certain regulatory requirements restrict the payment of dividends and extensions of credit from banking subsidiaries to bank holding companies. These restrictions have not historically affected Bancorporation’s ability to meet its obligations. Restrictions relating to capital requirements and dividends are discussed on page 25 of “Management’s Discussion and Analysis” and in Note 13 “Stockholders’ Equity” of the “Notes to Consolidated Financial Statements.”

Financial Highlights

	2003	2002	Percent change
	(Dollars in thousands, except for per share data)
Earnings:
Net income	$39,883	$39,048	2.14%
Net income per common share	43.78	42.38	3.30
Book value per common share	371.60	329.67	12.72
Year-end balances:
Total assets	4,301,460	3,787,876	13.56
Investment securities	922,229	915,870	0.69
Loans	2,939,989	2,415,396	21.72
Deposits	3,714,222	3,276,008	13.38
Stockholders’ equity	339,583	303,584	11.86
Average balances:
Total assets	4,103,355	3,681,119	11.47
Investment securities	922,347	927,944	(0.60)
Loans	2,683,789	2,307,716	16.30
Deposits	3,531,988	3,120,497	13.19
Stockholders’ equity	321,971	289,958	11.04
Financial ratios:
Return on average assets	0.97%	1.06%	(8.49)
Return on average stockholders’ equity	12.39	13.47	(8.02)
Average stockholders’ equity to average total assets	7.85	7.88	(0.38)
Share data (as of and for the year ended):
Common shares outstanding	905,481	911,244	(0.63)
Weighted average common shares outstanding	907,770	917,426	(1.05)
Preferred shares outstanding	64,220	65,462	(1.90)
Preferred dividends paid	165	165	—
Common dividends paid	1,046	897	16.61

To Our Shareholders:

First Citizens Bancorporation had another strong financial year in 2003. We were able to continue the expansion of our franchise, with total assets passing the $4 billion mark.

Net income increased 2.14% to $39.88 million, representing an increase in net income per share from $42.38 in 2002 to $43.78 in 2003.

Loans grew 21.72% to $2.94 billion, while deposits grew 13.38% to $3.71 billion. Total assets grew 13.56% to $4.30 billion. This growth stemmed from strong internal consumer and commercial loan growth and the acquisition of First Banks, Inc. at the beginning of the second quarter.

Our plans for expansion continued with new construction and acquisitions. We strengthened our position in the Upstate of South Carolina by acquiring a major facility for our Greenville banking headquarters, constructing a new main office in Spartanburg, and entering the markets of Seneca and Easley. In the South Carolina Lowcountry, construction of a banking headquarters in Bluffton and the purchase of land for an office on Daniel Island will solidify our presence in that rapidly expanding portion of South Carolina.

While looking ahead to strategically position the bank in high-growth areas, First Citizens has remained steadfast in its commitment to smaller communities that are the backbone of our company. We opened new main offices in the South Carolina communities of Barnwell, Bennettsville, and Chesterfield. Also, our acquisition of four Central Carolina Bank offices in South Carolina strengthened our presence in Ware Shoals and York while providing us with a new presence in Batesburg-Leesville and Savannah Lakes.

Building on the 2002 entry into Georgia, we completed the acquisition of First Banks, Inc. headquartered in Carnesville, Georgia, which operated The Bank of Toccoa and First Bank and Trust. First Banks, Inc. was merged into First Citizens Bank at the beginning of the second quarter, which added five offices to our Georgia presence. We were also able to successfully communicate our culture and strategy to our new Georgia associates and customers. The Georgia team of bankers has shown tremendous dedication in combining our best practices with those already in place, and we look forward to continued market momentum from our Georgia offices.

In terms of key developments for the year 2003, we had several benchmark successes. They include, among others, the birth of a stronger business development culture via the launch of a bankwide initiative on generating teamwork around customer recruitment and retention; continued advancements in branch technology through our branch automation project; and an ongoing emphasis on training and leadership development, as evidenced by the opening of our state-of-the-art LINCS Corporate Education Centre in Columbia and completion of an intensive yearlong leadership course by fourteen of our talented employee associates.

First Citizens continues to invest for the long term, in both our people and communities. Our ability to skillfully manage short-term priorities while always looking ahead to tomorrow’s opportunities is a trademark characteristic that few, if any, other financial institutions our size can claim. As always, the best interests of our shareholders, customers, employee associates, and the communities we serve are our highest priority.

Thank you for your support.

Jim B. Apple

Chairman and Chief Executive Officer

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The discussion and other data presented below analyze major factors and trends regarding the financial condition and results of operations of First Citizens Bancorporation of South Carolina, Inc. (“Bancorporation”) and its principal subsidiaries, First-Citizens Bank and Trust Company of South Carolina (“First Citizens”), The Exchange Bank of South Carolina, Inc. (“Exchange”), and Citizens Bank (“Citizens”). It should be read in conjunction with the “Consolidated Financial Statements and Notes” on pages 33 through 64. In Management’s Discussion and Analysis of Financial Condition and Results of Operations (“Management’s Discussion and Analysis”), net interest income and net interest margin are presented on a fully taxable-equivalent (“FTE”) basis, which is adjusted for the tax-favored status of income from certain loans and investments. Bancorporation believes this measure to be the preferred industry measurement of net interest income and provides relevant comparison between taxable and non-taxable amounts. Certain reclassifications have been made to prior year financial statements and related information to conform them to the 2003 presentation.

Bancorporation is a three-bank financial holding company headquartered in Columbia, South Carolina. First Citizens provides commercial banking and related financial products and services throughout South Carolina and four communities in Georgia. Exchange provides banking services principally in Williamsburg and Georgetown counties in South Carolina. Citizens provides banking services principally in Warren and McDuffie counties in Georgia.

First Banks, Inc. (“First Banks”), a two-bank holding company headquartered in Carnesville, Georgia, which was the parent company of First Bank and Trust and The Bank of Toccoa, was merged with First Citizens effective April 1, 2003. The purpose of this acquisition was to expand First Citizens’ banking presence in Georgia. Total assets of $244.1 million were acquired on April 1, 2003.

Effective October 1, 2002, Bancorporation acquired Citizens to form a three-bank financial holding company. Total assets of $47.9 million at December 31, 2002 are included in the consolidated financial statements related to this acquisition.

The following discussion may contain statements that could be deemed forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of the qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of Bancorporation and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of Bancorporation’s customers, competition, deposit attrition, actions of government regulators, the level of market interest rates, and general economic conditions.

CRITICAL ACCOUNTING POLICIES (Dollars in thousands)

Bancorporation’s accounting policies are integral to understanding the results reported. Accounting policies are described in detail in the “Accounting Policies Adopted” section in the “Notes to the Consolidated Financial Statements”. Bancorporation’s most complex accounting policies require management’s judgment to ascertain the valuation of assets, liabilities, commitments and contingencies. A variety of factors could affect the ultimate value that is obtained when earning income, recognizing an expense, recovering an asset or relieving a liability. In many instances, we use a discount factor to determine the present value of assets and liabilities. A change in the discount factor could increase or decrease the values of those assets and liabilities. That change could result in either a beneficial or adverse impact on our financial results. Bancorporation has established detailed policies and control procedures that are intended to ensure valuation methods are well controlled and applied consistently from period to period. In addition, the policies and procedures are intended to ensure that the process for changing estimates occurs in an appropriate manner.

The following is a description of Bancorporation’s more subjective and complex accounting policies involving significant management judgment:

Allowance for loan losses.    The allowance for loan losses is established and maintained at levels management deems adequate to cover losses inherent in the portfolio as of the balance sheet date and is based on management’s evaluation of the risks in the loan portfolio and changes in the nature and volume of loan activity. Estimates for loan losses are determined by analyzing historical loan losses, credit review assessments, current trends in delinquencies and charge-offs, the level of classified and nonperforming loans, the opinions of our regulators, and changes in the size and composition of the loan portfolio. Also included in management’s estimates for loan losses are considerations with respect to the impact of economic events, particularly economic conditions affecting specific geographical areas in which Bancorporation conducts business.

Loans are considered impaired if, based on current information and events, it is probable that Bancorporation will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is based on either the fair value of the underlying collateral, the present value of the future cash flows discounted at the historical effective interest rate stipulated in the loan agreement, or the estimated market value of the loan. In measuring the fair value of the collateral, management uses a comparison to the recent selling price of similar assets which is consistent with those that would be utilized by unrelated third parties.

Changes in the financial condition of individual borrowers, economic conditions, historical loss experience, or the condition of the various markets in which collateral may be sold may affect the required level of the allowance for loan losses and the associated provision for loan losses. Should cash flow assumptions or market conditions change, a different amount may be reported for the allowance for loan losses and the associated provision for loan losses. See “Allowance for Loan Losses” section for further discussion of allowance for loan loss methodology.

Mortgage servicing rights.    Bancorporation has a mortgage loan-servicing portfolio and has capitalized the associated servicing rights. Mortgage servicing rights represent the present value of the future servicing fees arising from the right to service loans in the portfolio. Mortgage servicing rights are included within Intangible Assets in the Consolidated Statements of Condition. The most critical accounting policy associated with mortgage servicing is the methodology used to determine the fair value of capitalized mortgage servicing rights, which requires the development of a number of estimates, including anticipated principal amortization and prepayments of principal. The value of capitalized mortgage servicing rights is significantly affected by interest rates available in the marketplace, which influence mortgage loan prepayment speeds and the payment performance of the underlying loans. The initial value of mortgage servicing rights increases mortgage income reported in the Consolidated Statements of Income when the associated loan is sold. After their initial recording, the mortgage servicing rights must be evaluated for impairment in subsequent reporting periods. Impairment charges reduce mortgage income. In general, during periods of declining interest rates, the value of mortgage servicing assets declines due to increasing prepayments attributable to increased mortgage refinance activity. Conversely, during periods of rising interest rates, the value of servicing assets generally increases due to reduced refinance activity. Mortgage interest rates declined during 2001, 2002 and the first two quarters of 2003. Consequently, Bancorporation recognized impairment charges in 2002 totaling $1,716 and $1,801 during the first two quarters of 2003. Mortgage interest rates increased at the beginning of the third quarter of 2003 resulting in the recapture of $1,863 of impairment. Bancorporation amortizes mortgage servicing rights over the period of estimated net servicing income based on projections of the amount and timing of future cash flows. The period of amortization of mortgage servicing rights is periodically reviewed for reasonableness.

Pension.    Bancorporation provides pension benefits to employees. Although the assets and liabilities associated with Bancorporation’s pension plan are not included in its consolidated financial statements, the selection of key assumptions used to determine the value of the pension obligation and the plan’s assets can have a direct impact on the pension expense reported within salaries and employee benefits in the Consolidated Statements of Income. The discount rate is used to determine the present value of benefits that the pension will pay to plan participants. The discount rate reflects the interest rate that could be obtained by a suitable investment used to fund the obligation being considered. Given the reduction in market interest rates during the past three years, the discount rate used to determine the benefit obligation was 6.00%, 6.75%, and 7.25% at December 31, 2003, 2002, and 2001, respectively. Assuming that other variables remain unchanged, a reduction in the discount rate results in higher pension expense. The expected rate of return on plan assets is used to calculate the value of plan assets over time. The expected rate of return was 8.0%, 8.5%

and 8.5% at December 31, 2003, 2002 and 2001, respectively. The expected rate of return on plan assets is developed by considering current and historical returns on plan assets. In 2003, the decline in the expected rate of return was due to expected reductions in rates of return on plan assets. Assuming that other variables remain unchanged, a reduction in the expected rate of return on plan assets results in higher pension expense. The calculations of obligations and related expenses under the plans require the use of actuarial valuation methods and assumptions. Actuarial valuations and the determination of future market values of plan assets are subject to management judgment and may differ significantly if different assumptions are used. See Note 14 “Employee Benefits” for further discussion on pension accounting assumptions.

Goodwill and intangible assets.    Historically, Bancorporation’s growth and profitability has been enhanced by mergers and acquisitions of whole banks and branches. Acquisitions that meet the definition of a business are accounted for on the purchase method of accounting, which requires that Bancorporation record the net assets acquired at their fair values, with any excess purchase price over fair value recorded as goodwill. The determination of fair value involves estimates based on third party or internal valuations. In addition to goodwill, acquisitions typically result in the recording of other intangible assets, primarily core deposit intangibles. Purchase acquisitions resulting in goodwill are subject to periodic impairment tests requiring estimates of fair value to perform an impairment analysis of goodwill. Bancorporation reviews goodwill for impairment at least once annually and whenever events or circumstances indicate the carrying value may not be recoverable. An impairment would be indicated if the carrying value of goodwill exceeds the fair value of the reporting unit. Bancorporation recorded no impairment charges related to its goodwill in 2003, 2002 or 2001. Other intangible assets consist primarily of core deposit intangible, which represents the excess of the fair value of deposits acquired over their carrying value. Core deposit intangible is amortized over the period in which Bancorporation expects to derive benefit from the deposits acquired. The amortization period is periodically reviewed for reasonableness.

Income taxes.    The determination of Bancorporation’s overall income tax provision is complex and requires careful analysis. As part of the Bancorporation’s overall business strategy, Bancorporation may enter into business transactions that require management to consider tax laws and regulations that apply to the specific facts and circumstances under consideration. This analysis includes evaluating the amount and timing of the realization of income tax liabilities or benefits. Management closely monitors tax developments as they affect Bancorporation’s overall tax provision.

EXECUTIVE OVERVIEW OF 2003 RESULTS AND CURRENT TRENDS (Dollars in thousands)

The purpose of this overview is to provide a summary discussion that identifies the most important themes that drove the financial performance of Bancorporation in 2003 and to identify matters with which management is concerned in evaluating its prospective financial performance. Reference should be made to the remainder of this Management’s Discussion and Analysis and to the consolidated financial statements with respect to more detailed information about the financial condition and operating results of Bancorporation.

Net income

Over the past several years, Bancorporation has experienced positive net income growth due to net interest and noninterest income growth exceeding noninterest expense growth. For the year ended December 31, 2003, net income increased from $39,048 to $39,883, or by 2.14%. While net income increased during 2003, it did so at a declining rate compared to prior years. The decline in the growth rate of net income during 2003 is attributable primarily to a decline in the growth rate of net interest income. Net interest income increased $2,754 or by 1.88% in 2003. Net interest income attributable to the First Banks’ acquisition on April 1, 2003 was $6,409 for the nine months ended December 31, 2003. Noninterest income growth was strong during the year, increasing $9,805 or by 19.87%. Noninterest income growth was offset by an increase in noninterest expense of $10,881, or by 8.63%. Noninterest income and noninterest expense attributable to the First Banks’ acquisition for the nine months ended December 31, 2003 was $668 and $4,249, respectively.

In the following sections we discuss these factors and their effect on Bancorporation’s 2003 financial performance and highlight financial trends as we move into 2004.

Net interest margin compressed significantly during 2003

We entered 2003 after experiencing a year of significant improvement in net interest income to average interest-earning assets (“net interest margin”). This improvement resulted from a decline in the cost of funding interest-earning assets precipitated by the low interest rate environment. However, the current sustained period of low interest rates has put pressure on our net interest margin, as well as the growth rate of net interest income. This has occurred as rates paid on interest bearing liabilities have declined at a slower rate than yields on earning assets. During 2003, net interest margin declined from 4.37% to 3.99%, or by 38 basis points, representing the sharpest decline in net interest margin in five years. As a result, despite 11.32% earning asset growth during 2003, net interest income grew $2,754, or by 1.88% over 2002 which represents the lowest rate of growth in net interest income in the last five years. See a more detailed discussion of net interest income in the “Results of Operations” section of the “Management’s Discussion and Analysis”.

Growth in noninterest income and expense

During 2003, noninterest income increased $9,805, or by 19.87%. The primary sources of noninterest income growth were service charges on deposit accounts and mortgage income. Combined, these sources constituted 92.45% of the increase in noninterest income, with service charges and mortgage income increasing by $4,521 and $4,544, respectively. Service charges primarily increased due to continued deposit growth and an increase in fees charged. The increase in mortgage income was impacted by a record year in mortgage production as historically low interest rates continued to support the refinancing boom. See a more detailed discussion of mortgage income under Table 4.

During 2003, noninterest expense increased $10,881, or by 8.63%. The primary sources of noninterest expense growth were attributable to salaries and employee benefits, net occupancy and data processing expense. Salaries and employee benefits contributed to $6,127 of the increase in noninterest expense. The increase was primarily due to the effects of hiring additional employees to support line of business growth, merit increases, acquisitions, an increase in incentives paid, and an increase in pension and health insurance costs. Net occupancy expense increased by $1,599 during the year primarily due to a $1,208 increase in depreciation related to additional bank facilities. Data processing expense increased by $1,291 primarily related to an increase in deposit and loan accounts processed by Bancorporation’s third party processor. See a more detailed discussion of noninterest expense under Table 5.

Recent trends, uncertainties, and challenges

We believe net income growth will remain a challenge in 2004 due to continued pressure on net interest margin, an expected decline in mortgage production, and an expected increase in employee benefit costs and data processing expense. The recent trend of moderate net interest income growth and the prospect for greater growth is primarily dependent upon continued loan growth and the overall interest rate environment. If interest rates remain at their current low levels throughout 2004, we expect that net interest margin will continue to decline as yields on earning assets decline faster than rates paid on deposits. Consequently, Bancorporation must continue to grow its loan portfolio to achieve growth in net interest income. Loan growth was strong during the second and third quarters of 2003, but showed signs of declining in the fourth quarter. Based on this recent trend, we believe that loan growth will be a challenge in 2004.

Mortgage production has slowed significantly since the end of the third quarter, primarily as the result of an increase in interest rates on mortgage loans. Growth in mortgage production on a prospective basis is dependent upon the level of mortgage interest rates, income and employment conditions for consumers, housing starts and the level of existing home sales in Bancorporation’s markets. Based on the recent decline in mortgage production, we expect that mortgage income will be down in 2004.

Bancorporation has experienced two consecutive years of increased employee benefits expense primarily as the result of rising pension and health care costs. Pension and health care costs increased during 2003 by $1,523 and $931, respectively. Pension costs have risen due to a decline in the discount rate and the expected rate of return on plan assets used to calculate pension expense under generally accepted accounting principles. The decline in these rates are a result of the current low interest rate environment and a reduction in expected rates of return on pension assets. Health care costs have continued to increase due to an overall increase in the cost of medical care and the addition of new employees to Bancorporation’s plans. We expect that these expenses will continue to increase in 2004. See a more detailed discussion of these costs under Table 5.

Bancorporation has historically achieved strong deposit growth through its acquisition strategy and by leveraging its extensive branch network. With the current improvement in the stock market, the risk exists that some depositors will move back into the stock market, thereby impacting Bancorporation’s liquidity and cost of funds. While we have not experienced any noticeable decline in deposit balances, we are aware of this risk and have adequate sources of liquidity to fund future operations. See a more detailed discussion of liquidity under “Liquidity” in this Management’s Discussion and Analysis.

Current initiatives

To remain competitive, Bancorporation continually seeks ways to improve delivery of services to its customers. To achieve this objective, Bancorporation has a branch automation initiative underway. The initiative involves technology advancements to our teller and loan platform systems and upgrades to our current work stations. Bancorporation anticipates that this initiative will be completed in the fourth quarter of 2004.

With Bancorporation’s recent presence in Georgia, its branch automation initiative, and investment in talented employees to expand its franchise, Bancorporation plans to introduce a new brand in 2004. The brand will reflect our goal of continued growth and our commitment to our employees and customers.

RESULTS OF OPERATIONS

NET INCOME (Dollars in thousands)

Net income for the year ended December 31, 2003, totaled $39,883, or $43.78 per common share. Net income for 2002 was $39,048, or $42.38 per common share.

The primary factors affecting the increase in net income were a $2,979 or 2.18% increase in net interest income after provision for loan losses and a $9,805 or 19.87% increase in noninterest income, partially offset by a $10,881 or 8.63% increase in noninterest expense. See a more detailed discussion of these components in the following sections.

Net income increased from $33,876 for the year ended December 31, 2001 to $39,048 for the year ended December 31, 2002, or by 15.27%. The $5,172 increase was primarily due to a $13,862 or 11.31% increase in net interest income after provision for loan losses, and a $1,074 or 2.23% increase in noninterest income. These favorable changes were partially offset by a $5,226 or 4.32% increase in noninterest expense.

Return on average equity and average assets are key measures of earnings performance. Return on average equity was 12.39%, 13.47% and 13.24% in 2003, 2002 and 2001, respectively. Return on average assets was .97%, 1.06%, and .98% in 2003, 2002 and 2001, respectively.

The decline in return on average equity from 2002 to 2003 was primarily attributable to the decline in return on average assets. The decline in return on average assets for the same comparable period was primarily due to a decrease in Bancorporation’s net interest margin. Between 2001 and 2002, return on average equity and return on average assets increased due to improvement in return on average assets and net interest margin, respectively.

Table 1 provides a summary of the statements of income, financial condition and selected ratios for the last five years. A more detailed analysis of each component of Bancorporation’s net income is included under the appropriate captions which follow.

Table 1

SUMMARY OF OPERATIONS

	As of and for the year ended December 31,					Five Year Compound Growth Rate
	2003	2002	2001	2000	1999
	(dollars in thousands, except for per share data)
CONDENSED INCOME STATEMENT:
Interest income	$198,196	$208,373	$232,124	$209,803	$175,396	3.69%
Interest expense	48,895	61,826	100,908	98,491	75,856	(7.71)

Net interest income	149,301	146,547	131,216	111,312	99,540	10.09
Provision for loan losses	9,843	10,068	8,599	7,623	5,546	18.00

Net interest income after provision for loan losses	139,458	136,479	122,617	103,689	93,994	9.64

Service charges and other income	58,365	48,879	43,320	35,808	31,759	16.00
Investment securities gains	781	462	4,947	31	8	85.04

Total noninterest income	59,146	49,341	48,267	35,839	31,767	16.27

Salaries and employee benefits	69,896	63,769	54,804	46,601	41,396	13.77
Other expense	67,093	62,339	66,078	50,885	46,774	9.39

Total noninterest expense	136,989	126,108	120,882	97,486	88,170	11.50

Income before income tax expense	61,615	59,712	50,002	42,042	37,591	11.14
Income tax expense	21,732	20,664	16,126	14,453	12,945	11.31

Net income	$39,883	$39,048	$33,876	$27,589	$24,646	11.05

PER SHARE DATA:
Net income per common share	$43.78	$42.38	$36.12	$29.26	$26.35	11.59

Book value per common share	$371.60	$329.67	$289.12	$246.17	$208.77	14.92

Weighted average common shares outstanding	907,770	917,426	933,480	937,063	928,792	(.41)

Dividends paid per common share	$1.20	$1.00	$1.00	$0.75	$—

SELECTED RATIOS:
Return on average assets	0.97%	1.06%	.98%	.94%	.95%
Return on average stockholders’ equity	12.39	13.47	13.24	12.95	13.13
Return on average common stockholders equity	12.51	13.62	13.41	13.14	13.36
Yield on average interest-earning assets (tax equivalent)	3.99	4.37	4.18	4.20	4.23
Average loans to average deposits	75.99	73.95	75.13	84.92	80.59
Net loan losses to average loans	.21	.33	.25	.21	.12
Nonperforming loans to total loans	.21	.22	.23	.25	.16
Allowance for loan losses to total loans	1.74	1.79	1.78	1.78	1.78
Allowance for loan losses to nonperforming loans	835.66	832.15	783.55	699.72	1,092.87
Average stockholders’ equity to average total assets	7.85	7.88	7.39	7.28	7.21
Average common stockholders’ equity to average total assets	7.77	7.79	7.30	7.16	7.08
Total risk-based capital ratio	12.18	13.01	12.59	12.09	13.79
Tier 1 risk-based capital ratio	10.32	11.76	11.33	10.53	12.47
Tier 1 leverage ratio	7.29	7.91	7.34	7.46	8.49

SELECTED AVERAGE BALANCES:
Total assets	$4,103,355	$3,681,119	$3,459,909	$2,929,158	$2,605,572	11.96%
Interest-earning assets	3,763,684	3,381,013	3,166,389	2,683,993	2,385,884	11.87
Investment securities	922,347	927,944	819,334	680,042	635,128	8.99
Loans	2,683,789	2,307,716	2,160,604	1,960,547	1,690,504	12.40
Deposits	3,531,988	3,120,497	2,875,976	2,308,705	2,097,678	13.09
Noninterest-bearing deposits	632,764	540,516	477,592	420,016	374,992	13.80
Interest-bearing deposits	2,899,224	2,579,981	2,398,384	1,888,689	1,722,686	12.94
Interest-bearing liabilities	3,122,175	2,822,876	2,695,037	2,271,342	2,029,000	11.46
Long-term debt	67,616	51,368	50,963	50,963	50,354	9.01
Stockholders’ equity	321,971	289,958	255,836	213,105	187,744	13.70

SELECTED ACTUAL BALANCES:
Total assets	$4,301,460	$3,787,876	$3,574,680	$3,240,510	$2,726,585
Interest-earning assets	3,903,597	3,452,892	3,259,938	2,919,090	2,454,912
Investment securities	922,229	915,870	899,755	740,519	562,992
Loans	2,939,989	2,415,396	2,262,283	2,081,871	1,854,520
Deposits	3,714,222	3,276,008	3,014,954	2,555,229	2,222,033
Noninterest-bearing deposits	651,332	575,632	507,930	467,155	396,781
Interest-bearing deposits	3,062,890	2,700,376	2,507,024	2,088,074	1,825,252
Interest-bearing liabilities	3,285,568	2,882,875	2,772,010	2,508,255	2,107,119
Long-term debt	73,814	52,139	50,963	50,963	50,963
Stockholder’s equity	339,583	303,584	270,915	233,693	200,073

NET INTEREST INCOME (Dollars in thousands)

Net interest income represents the principal source of earnings for Bancorporation. Net interest income is the amount by which interest income exceeds interest expense and is the primary measure used to evaluate the efficient management of interest-earning assets and interest-bearing liabilities.

Table 2 compares average balance sheet items and analyzes net interest income on a tax equivalent basis for the years ended December 31, 2003, 2002 and 2001.

Table 2

COMPARATIVE AVERAGE BALANCE SHEETS

	As of and for the year ended December 31,
	2003			2002			2001
	Average Balance	Interest Inc/Exp[1]	Yield/ Rate	Average Balance	Interest Inc/Exp[1]	Yield/ Rate	Average Balance	Interest Inc/Exp[1]	Yield/ Rate
	(dollars in thousands)
Interest-earning assets:
Loans[2]	$2,683,789	$171,511	6.39%	$2,307,716	$168,806	7.31%	$2,160,604	$181,724	8.41%
Investment securities:
Taxable	910,135	25,096	2.76	915,434	37,393	4.08	800,854	42,425	5.30
Non-taxable	12,212	824	6.75	12,510	932	7.45	18,480	1,483	8.02
Federal funds sold	157,548	1,763	1.12	145,353	2,397	1.65	186,451	7,768	4.17

Total interest-earning assets	3,763,684	199,194	5.29	3,381,013	209,528	6.20	3,166,389	233,400	7.37

Noninterest-earning assets:
Cash and due from banks	144,211			137,769			135,224
Premises and equipment	121,673			104,157			96,335
Other, less allowance for loan losses	73,787			58,180			61,961

Total noninterest-earning assets	339,671			300,106			293,520

Total assets	$4,103,355			$3,681,119			$3,459,909

Interest-bearing liabilities:
Deposits	$2,899,224	$42,057	1.45	$2,579,981	$54,722	2.12	$2,398,384	$88,169	3.68
Short-term borrowings	155,335	1,389	0.89	191,527	2,883	1.51	245,690	8,540	3.48
Long-term debt	67,616	5,449	8.06	51,368	4,221	8.22	50,963	4,199	8.24

Total interest-bearing liabilities	3,122,175	48,895	1.57	2,822,876	61,826	2.19	2,695,037	100,908	3.74

Net interest spread			3.72%			4.01%			3.63%

Noninterest-bearing liabilities:
Demand deposits	632,764			540,516			477,592
Other liabilities	26,445			27,769			31,444

Total noninterest-bearing liabilities	659,209			568,285			509,036
Stockholders’ equity	321,971			289,958			255,836

Total liabilities and stockholders’ equity	$4,103,355			$3,681,119			$3,459,909

Net interest income		$150,299			$147,702			$132,492

Interest income to average earning assets			5.29%			6.20%			7.37%

Interest expense to average earning assets			1.30			1.83			3.19

Net interest income to average earning assets			3.99%			4.37%			4.18%

[1]	Non-taxable interest income has been adjusted to a taxable equivalent amount using the incremental statutory federal income tax rate of 35%. The net taxable-equivalent adjustment amounts included in the above table were $998, $1,155, and $1,276 for the three years ended December 31, 2003, 2002, and 2001, respectively.
[2]	Nonaccrual loans are included in the average loan balances. Income on such loans is generally recognized on a cash basis.

Table 3 shows the impact of balance sheet changes occurring between 2001 and 2003, and the effect on yields and rates.

Table 3

TAXABLE EQUIVALENT RATE/VOLUME VARIANCE ANALYSIS

				2003 compared to 2002			2002 compared to 2001
				Change due to1			Change due to1
	2003	2002	2001	Yield/ Rate	Volume	Net Increase (Decrease)	Yield/ Rate	Volume	Net Increase (Decrease)
	(dollars in thousands)
Interest income[2]:
Loans[3]	$171,511	$168,806	$181,724	$(21,326)	$24,031	$2,705	$(23,672)	$10,754	$(12,918)
Investment securities:
Taxable	25,096	37,393	42,425	(12,151)	(146)	(12,297)	(9,707)	4,675	(5,032)
Non-taxable	824	932	1,483	(88)	(20)	(108)	(106)	(445)	(551)

Total investment securities	25,920	38,325	43,908	(12,239)	(166)	(12,405)	(9,813)	4,230	(5,583)
Federal funds sold	1,763	2,397	7,768	(771)	137	(634)	(4,693)	(678)	(5,371)

Total interest-earning assets	$199,194	$209,528	$233,400	$(34,336)	$24,002	$(10,334)	$(38,178)	$14,306	$(23,872)

Interest expense:
NOW accounts	$7,584	$9,483	$16,559	$(3,029)	$1,130	$(1,899)	$(8,369)	$1,293	$(7,076)
Market rate savings	1,918	3,233	6,900	(1,361)	46	(1,315)	(3,867)	200	(3,667)
Time deposits less than $100 thousand	24,986	33,511	55,314	(10,083)	1,558	(8,525)	(22,046)	243	(21,803)
Time deposits in excess of $100 thousand	7,462	8,401	9,173	(2,432)	1,493	(939)	(1,352)	580	(772)
Other	107	94	223	(30)	43	13	(133)	4	(129)

Total deposits	$42,057	$54,722	$88,169	$(16,935)	$4,270	$(12,665)	$(35,767)	$2,320	$(33,447)
Short-term borrowings	1,389	2,883	8,540	(1,172)	(322)	(1,494)	(4,839)	(818)	(5,657)
Long-term debt	5,449	4,221	4,199	(82)	1,310	1,228	(11)	33	22

Total interest-bearing liabilities	$48,895	$61,826	$100,908	$(18,189)	$5,258	$(12,931)	$(40,617)	$1,535	$(39,082)

Net interest income	$150,299	$147,702	$132,492	$(16,147)	$18,744	$2,597	$2,439	$12,771	$15,210

[1]	Rate-volume changes have been allocated to each category based on the percentage of each to the total change.
[2]	Non-taxable interest income has been adjusted to a taxable equivalent amount using the federal income tax rate of 35%.
[3]	Balances of nonaccrual loans and related cash basis income have been included for computational purposes.

Net interest income on a tax equivalent basis (“net interest income”) increased $2,597 or by 1.76% from $147,702 in 2002 to $150,299 in 2003. As discussed in the Executive Overview, this represents a significant decline in the rate of net interest income growth for Bancorporation. In the past two years, Bancorporation’s net interest income benefited from the low interest rate environment due to funding costs declining faster than earning asset yields. As a result, Bancorporation experienced strong growth in net interest income between 2000 and 2001 and between 2001 and 2002. Most of the impact occurred between 2000 and 2001, when net interest income grew $19,756, or by 17.52%. During 2002, net interest income grew $15,210, or by 11.48%. While net interest income growth was strong in 2002, the dollar amount and rate of growth had already begun to decline as yields on average interest-earning assets began to decline faster than rates paid on average interest-bearing liabilities. This trend continued into 2003 as the interest rate environment remained low. As a result, net interest margin to average interest earning assets decreased from 4.37% in 2002 to 3.99% in 2003, after experiencing an increase from 4.18% in 2001 to 4.37% in 2002.

The moderate growth in net interest income in 2003 was primarily driven by a decrease in interest expense of $12,931, or by 20.92% which exceeded a decrease in interest income on a tax equivalent basis (“interest income”) of $10,334, or by 4.93%. Net interest income began to grow after the first quarter due to the continuing effects of internal growth and the acquisition of First Banks at the beginning of the second quarter.

The decrease in interest income during 2003 was due primarily to a decline in yield on average interest-earning assets from 6.20% in 2002 to 5.29% in 2003. The overall yield was impacted by decreases in the yields on average: (1) loans from 7.31% in 2002 to 6.39% in 2003, (2) investment securities from 4.13% in 2002 to 2.81% in 2003 and (3) federal funds sold from 1.65% in 2002 to 1.12% in 2003. The decline in the overall yield was partially offset by growth in average interest-earning assets from $3,381,013 in 2002 to $3,763,684 in 2003, or by 11.32%. Growth in average interest-earning assets was impacted by internal growth as well as the acquisition of First Banks at the beginning of the second quarter. First Banks contributed $140,278 to the average interest-earning asset growth.

The decrease in interest expense during 2003 was due primarily to a decline in the cost of average interest-bearing liabilities from 2.19% in 2002 to 1.57% in 2003. The overall cost was impacted by decreases in rates paid on average interest-bearing: (1) deposits from 2.12% in 2002 to 1.45% in 2003 and (2) short-term borrowings (customer repurchase agreements) from 1.51% in 2002 to .89% in 2003. Short-term borrowings are tied to a floating index which decreased for a majority of 2003.

PROVISION FOR LOAN LOSSES (Dollars in thousands)

A provision for loan losses is charged against earnings in order to maintain the allowance for loan losses at a level that reflects management’s estimate of probable inherent credit losses in the portfolio. The amount of the provision is based on continuing assessments of nonperforming and “watch list” loans, analytical reviews of loan loss experience in relation to outstanding loans, loan charge-offs, nonperforming asset trends and management’s judgment with respect to current and expected economic conditions and their impact on the existing loan portfolio. The provision for loan losses recorded by Bancorporation was $9,843 in 2003, compared to $10,068 in 2002 and $8,599 in 2001.

The 2.23% decrease in the current year provision for loan losses resulted from a decrease in net charge-offs during the year. Net charge-offs were .21% of average loans for 2003 compared to .33% of average loans for 2002. The allowance for loan losses was 1.74% of loans outstanding at December 31, 2003 compared to 1.79% at December 31, 2002.

NONINTEREST INCOME (Dollars in thousands)

Table 4 provides a comparison of the various components of noninterest income for the years ended December 31, 2003, 2002 and 2001.

Table 4

NONINTEREST INCOME

	For the year ended December 31,
	2003	Percent change	2002	Percent change	2001
	(dollars in thousands)
Service charges	$35,444	14.62%	$30,923	16.99%	$26,433
Commission and fees from fiduciary activities	3,520	3.04	3,416	22.79	2,782
Mortgage income	7,943	133.69	3,399	(4.52)	3,560
Bankcard discount and fees	6,230	9.20	5,705	6.00	5,382
Insurance premiums	1,971	11.93	1,761	4.76	1,681
Gain on sale of investment securities	781	69.05	462	(90.66)	4,947
Other	3,257	(11.37)	3,675	5.54	3,482

Total	$59,146	19.87%	$49,341	2.23%	$48,267

Noninterest income increased by $9,805 or by 19.87% between 2002 and 2003. The majority of the increase was due to service charges on deposit accounts and mortgage income.

During 2003, service charges increased primarily due to deposit growth and an increase in fees charged during the year. The most significant increase in service charges during the year was in non-sufficient funds (“NSF”) fees which accounted for $2,696 of the $4,521 increase. Service charges increased between 2001 and 2002 due to deposit growth and a full year’s impact of fee increases in 2001. NSF fees accounted for $2,980 of the $4,490 increase.

During 2003, mortgage income increased due to increases in the gain on sale of mortgage loans held for sale (“mortgage loans”) and servicing income of $3,170 and $1,373, respectively. Gain on sale of mortgage loans increased due to an increase in the volume of mortgage loans sold from $366,192 in 2002 to $474,856 in 2003. Servicing income consists of fees for servicing mortgage loans that are sold to investors, less amortization of mortgage servicing rights. During 2003, servicing income increased due to growth in the servicing portfolio of 10.80% to $1,017,912 and a decline in impairment charges recorded against mortgage servicing rights. A major financial challenge to mortgage servicers during a declining interest rate environment (which occurred during 2002 and throughout the first half of 2003) is impairment of existing mortgage servicing rights. Generally, impairment of mortgage servicing rights occurs in a declining rate environment based on the assumption that the loans serviced will prepay earlier than expected. Impairment charges result in a reduction of servicing income. As a result, during 2002, Bancorporation took impairment charges against mortgage income totaling $1,716 (impairment charges were minimal during 2001). As mortgage rates continued to decline during the first two quarters of 2003, Bancorporation took additional impairment charges totaling $1,801. However during the third and fourth quarters, as mortgage interest rates increased, Bancorporation recaptured impairment reserves totaling $1,863. Therefore, Bancorporation recorded a $62 net recapture of impairment in 2003.

Noninterest income increased by $1,074 or by 2.23% between 2001 and 2002. As discussed above, the majority of the increase was in service charges. The overall increase in noninterest income was offset by a $4,485 decline in gain on sale of investment securities. The equity securities gains in 2001 were primarily the result of Bancorporation’s sale of certain of its equity securities donated to First Citizens Foundation to make charitable contributions and were partially offset by donation expense to First Citizens Foundation (see Table 5). Adjusted for the equity securities gains in 2002 and 2001, noninterest income increased by $5,559, or by 12.83%.

NONINTEREST EXPENSE (Dollars in thousands)

Table 5 provides a comparison of the various components of noninterest expense for the years ended December 31, 2003, 2002 and 2001.

Table 5

NONINTEREST EXPENSE

	For the year ended December 31,
	2003	Percent Change	2002	Percent Change	2001
	(dollars in thousands)
Salaries and employee benefits	$69,896	9.61%	$63,769	16.36%	$54,804
Net occupancy expense	11,128	16.78	9,529	13.68	8,382
Furniture and equipment expense	7,191	15.02	6,252	2.31	6,111
Amortization expense	8,326	2.00	8,163	(17.14)	9,852
Bankcard processing fees	6,517	6.87	6,098	11.20	5,484
Data processing expense	11,628	12.49	10,337	7.20	9,643
Donations	499	(9.60)	552	(87.73)	4,498
Other	21,804	1.85	21,408	(3.17)	22,108

Total	$136,989	8.63%	$126,108	4.32%	$120,882

Noninterest expense increased by $10,881 or by 8.63% between 2002 and 2003. The majority of the increase was due to salaries and employee benefits, net occupancy expense and data processing expense.

The increase in salaries and employee benefits between 2002 and 2003 is due to an increase in salaries and wages of $3,116 and an increase in employee benefits of $3,012. The increase in salaries and wages is due primarily to the effects of hiring additional employees to support growth in Bancorporation’s lines of business, merit increases, acquisitions, and an increase in incentives paid during the year. Between 2001 and 2002, salaries and wages increased by $5,545 due to the same reasons. Employee benefits increased during 2003 primarily related to pension and health insurance costs. Of the $3,012 increase, $1,523 and $931 were related to pension and health insurance costs, respectively. The increase in pension costs is due to a decline in the discount rate and the rate of return on plan assets used to calculate net periodic pension expense. Health care costs have continued to increase as medical costs increase and more employees are added to Bancorporation’s health plans. Employee benefits increased by $3,419 between 2001 and 2002, primarily due to an increase in pension and health insurance costs.

Net occupancy expense increased between 2002 and 2003 primarily due to a $1,208 increase in depreciation expense associated with an increase in bank premises. The remainder of the increase is due to on-going expenses related to additional bank premises. The increase in net occupancy expense between 2001 and 2002 was primarily due to the same reasons.

During 2003, data processing expense increased due to the ongoing growth realized in the number of loan and deposit accounts processed by Bancorporation’s third party processor. Bancorporation experienced an increase between 2001 and 2002 for the same reasons.

INCOME TAXES (Dollars in thousands)

Total income tax expense included in the Consolidated Statements of Income was $21,732, $20,664 and $16,126 for the years ended December 31, 2003, 2002 and 2001, respectively. The effective tax rate in those years was 35.3%, 34.6% and 32.3%, respectively. Income taxes computed at the statutory rate are affected primarily by the interest earned on state and municipal debt securities and obligations (which are exempt from federal taxes), state income taxes and other items permanently included or excluded from taxable income.

FINANCIAL CONDITION

INVESTMENT SECURITIES (Dollars in thousands)

The securities portfolios provide earnings and liquidity, as well as an effective tool in managing interest rate risk. Management has historically emphasized investments with a duration of five years or less to provide greater flexibility in managing the balance sheet in changing interest rate environments. As of December 31, 2003, the investment portfolio totaled $922,229, compared to $915,870 as of December 31, 2002. Bancorporation continues to invest primarily in short-term U.S. Government obligations, thereby minimizing credit, interest rate and liquidity risk. The portfolio was comprised of 92.12% and 94.59% U.S. Government obligations at December 31, 2003 and 2002, respectively. The remainder of the investment portfolio principally consists of municipal notes, corporate bonds and equity securities.

Average investment securities as a percentage of average earning assets decreased from 27.45% as of December 31, 2002, to 24.51% as of December 31, 2003, with the decrease occurring primarily in investments in U. S. Government obligations. Investment securities remain the second largest component of interest-earning assets.

The weighted average maturity of U.S. Government obligations held in the portfolio was 16.0 months at December 31, 2003, as compared to 12.5 months at December 31, 2002. The weighted average maturity of State and Political obligations held in the portfolio was 28.5 months at December 31, 2003, as compared to 34.1 months at December 31, 2002. The amortized cost and estimated fair value of debt securities at December 31, 2003 and 2002 are shown in Table 6.

Investment securities available-for-sale are held for expected liquidity requirements and asset/liability management. Such securities, recorded at fair value, were $902,463 or 97.86% of the total investment portfolio at December 31, 2003, compared with $881,327 or 96.23% at December 31, 2002. The unrealized gain on investment securities available-for-sale was $29,565 and $30,019 at December 31, 2003 and 2002, respectively.

Investment securities held-to-maturity recorded at amortized cost totaled $19,766 or 2.14% of the total investment portfolio at December 31, 2003, compared to $34,543 or 3.77% at December 31, 2002. These investments are those for which management has the intent and ability to hold to maturity. The estimated fair value of such securities exceeded their amortized cost by $298 and $725 at December 31, 2003 and December 31, 2002, respectively.

At December 31, 2003, Bancorporation held no investment in securities of a single issuer, other than securities issued or guaranteed by the U. S. government or its agencies, that exceeded 10% of its stockholders’ equity. Bancorporation has made no investments in financial instruments or participated in agreements with values that are linked to or derived from changes in the value of some underlying asset or index. These financial instruments or agreements are commonly referred to as derivatives and include such instruments as futures, forward contracts, option contracts, interest rate swap agreements and other financial arrangements with similar characteristics. Management continues to evaluate whether to use derivatives as part of its asset/liability and liquidity management processes.

Table 6

INVESTMENT SECURITIES

	2003			2002		2001
	Amortized Cost	Estimated Fair Value	Taxable Equivalent Yield*	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
			(dollars in thousands)
Held-to-maturity:
U. S. government obligations:
Within one year	$3,249	$3,261	2.99%	$5,231	$5,273	$1,750	$1,775
One to five years	7,008	6,968	1.96	6,255	6,336	6,200	6,327
Five to ten years	—	—	—	6,497	6,538	—	—
Over ten years	—	—	—	2,248	2,303	—	—

Total	10,257	10,229	2.29	20,231	20,450	7,950	8,102

Obligations of states and political subdivisions:
Within one year	1,951	1,966	5.07	2,495	2,512	2,405	2,418
One to five years	5,713	6,003	4.89	9,184	9,606	10,550	10,771
Five to ten years	—	—	—	365	401	609	635
Over ten years	—	—	—	—	—	—	—

Total	7,664	7,969	4.94	12,044	12,519	13,564	13,824

Other securities:
Within one year	—	—	—	—	—	2	—
One to five years	—	—	—	11	12	50	49
Five to ten years	—	—	—	10	11	—	—
Over ten years	1,845	1,866	10.56	2,247	2,276	1,743	1,754

Total	1,845	1,866	10.56	2,268	2,299	1,795	1,803

Total held-to-maturity	19,766	20,064	4.09	34,543	35,268	23,309	23,729

Available-for-sale:
U. S. government obligations:
Within one year	390,035	392,689	3.00	416,855	422,018	302,220	308,646
One to five years	446,032	446,580	2.48	416,605	424,028	532,563	539,334

Total	836,067	839,269	2.72	833,460	846,046	834,783	847,980

Obligations of states and political subdivisions:
One to five years	2,949	3,034	3.26	—	—	—	—
Five to ten years	537	546	4.79	113	118	—	—
Over ten years	242	259	4.88	243	254	—	—

Total	3,728	3,839	3.59	356	372	—	—

Other securities:
One to five years	14,820	14,862	4.22	—	—	—	—
Five to ten years	2,517	2,562	5.43	4,636	4,815	3,292	3,339
Over ten years	2,697	2,712	4.74	2,701	2,779	2,428	2,417

Total	20,034	20,136	4.44	7,337	7,594	5,720	5,756

Marketable equity securities	13,069	39,219	2.81	10,155	27,315	5,783	22,710

Total available-for-sale	872,898	902,463	2.77	851,308	881,327	846,286	876,446

Total portfolio	$892,664	$922,527	2.81%	$885,851	$916,595	$869,595	$900,175

*	Taxable equivalent yield was calculated using the incremental statutory federal income tax rate of 35%.

LOANS (Dollars in thousands)

Loans comprise the largest portion of earning assets of Bancorporation, with average loans accounting for 71.31% and 68.26% of average earning assets as of December 31, 2003 and 2002, respectively. Gross loans increased $524,593 or 21.72% to $2,939,989 as of December 31, 2003, from $2,415,396 as of December 31, 2002. Loans acquired from First Banks constituted $188,558 of the increase, while the remainder was due to internal growth. Most of the increase in loans was attributable to an increase in loans secured by 1-4 family residential properties, which increased $345,401 or by 33.36%, followed by loans secured by nonfarm nonresidential properties which increased $114,985 or by 26.07%. Growth in these categories is attributable to the historically low interest rate environment which has allowed consumers and businesses to either re-finance their existing loans or secure new loans at attractive rates. These increases did not cause a significant shift in the composition of Bancorporation’s loan portfolio during 2003. The composition of the loan portfolio at December 31 for the last five years is presented in Table 7.

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

Table 7

LOAN PORTFOLIO COMPOSITION

	December 31,
	2003		2002		2001		2000		1999
	Amount	% of Gross	Amount	% of Gross	Amount	% of Gross	Amount	% of Gross	Amount	% of Gross
	(dollars in thousands)
Real estate-construction	$128,997	4.39%	$91,186	3.78%	$101,221	4.47%	$44,910	2.16%	$49,254	2.66%
Real estate-mortgage	1,380,828	46.97	1,035,427	42.86	979,797	43.31	896,408	43.06	818,807	44.15
Real estate-commercial	556,055	18.91	441,070	18.26	408,143	18.04	409,563	19.67	345,116	18.61
Loans for purchasing and carrying securities	823.03		640.03		716.03		309.01		1,283.07
Loans to farmers	9,058.30		10,800.45		9,975.44		11,341.54		8,643.47
Commercial and industrial loans	252,202	8.58	224,079	9.28	205,577	9.09	196,041	9.42	174,556	9.41
Loans to individuals for household, family and other
personal expenditures	532,624	18.12	546,947	22.64	504,141	22.29	474,848	22.81	417,603	22.52
Other loans	79,402	2.70	65,247	2.70	52,713	2.33	48,451	2.33	39,258	2.11

Total loans	$2,939,989	100.00%	$2,415,396	100.00%	$2,262,283	100.00%	$2,081,871	100.00%	$1,854,520	100.00%

Table 8

SELECTED LOAN MATURITIES AND INTEREST RATE SENSITIVITY

	December 31, 2003
	Total	1 year or less	Over 1 through 5 years	Over 5 Years
	(Dollars in thousands)
Type of Loan:
Real estate-construction	$128,997	$56,265	$63,181	$9,551
Commercial, financial and agricultural	897,540	216,625	567,016	113,899
Real estate, individual and other	1,913,452	654,876	907,586	350,990

Total	$2,939,989	$927,766	$1,537,783	$474,440

Rate Sensitivity for Loans (over one year):
Fixed interest rates	$1,638,403		$1,211,162	$427,241
Floating or adjustable interest rates	373,820		326,621	47,199

Total	$2,012,223		$1,537,783	$474,440

ALLOWANCE FOR LOAN LOSSES (Dollars in thousands)

The allowance for loan losses is management’s estimate of probable inherent credit losses in the loan portfolios at the balance sheet date. The allowance for loan losses is maintained through charges to the provision for loan losses. Bancorporation determines the allowance based on an ongoing evaluation of the loan portfolios. Loan charge-offs and recoveries are charged or credited directly to the allowance for loan losses.

The allowance is the accumulation of various components that are calculated based on independent methodologies. All components of the allowance represent estimates performed pursuant to either SFAS No. 5, “Accounting for Contingencies” or SFAS No. 114, “Accounting by Creditors for Impairment of a Loan.” Management’s estimate of each SFAS No. 5 component is based on certain observable data that management believes are most reflective of the underlying credit losses being estimated. This evaluation includes credit quality trends; collateral values; loan volumes; geographic, borrower and industry loan concentrations; seasoning of the loan portfolio; the findings of independent internal credit quality assessments and results from external bank regulatory examinations. Reserves for commercial loans are determined by applying loss percentages to the portfolio based on management’s evaluation and “risk grading” of the commercial loan portfolio. Reserves are provided for noncommercial loan categories based on historical trends of actual loss experience. Specific reserves are typically provided on all impaired commercial loans in excess of a defined threshold that are classified in the Substandard or Doubtful risk grades. The specific reserves are determined on a loan-by-loan basis based on management’s evaluation of Bancorporation’s exposure for each credit, given the current payment status of the loan and the value of any underlying collateral.

A portion of Bancorporation’s allowance for loan losses is not allocated to any specific category of loans. This unallocated portion of the allowance reflects the elements of imprecision and estimation risk inherent in the calculation of the overall allowance. Due to the subjectivity involved in determining the overall allowance, including the unallocated portion, the portion of the allowance considered unallocated may fluctuate from period to period based on management’s evaluation of the factors affecting the assumptions used in calculating the allowance, including historical loss experience, current and expected economic conditions and geographic or industry concentrations. While the unallocated allowance is available to absorb losses in excess of the amounts allocated to specific loan categories, allocated portions of the allowance are also available to absorb losses in any loan category. Management evaluates the adequacy of the allowance for loan losses based on the combined total of the allocated and unallocated components.

While management uses the best information available to establish the allowance for loan losses, future adjustments to the allowance or to the reserving methodology may be necessary if economic conditions differ substantially from the assumptions used in making the valuations or, if required by regulators, based upon information at the time of their examinations. Such adjustments to original estimates, as necessary, are made in the period in which these factors and other relevant considerations indicate that loss levels may vary from previous estimates.

An analysis of activity in the allowance for loan losses as of December 31 for the past five years is presented in Table 9. Management believes that the provision taken in 2003 was appropriate to provide an allowance for loan losses which considers the past experience of charge-offs, the level of past due and nonaccrual loans, the size and mix of the loan portfolio, credit classifications and general economic conditions in Bancorporation’s market areas. This allocation of the allowance for loan losses is calculated on an approximate basis and is not necessarily indicative of future losses. The entire amount of the allowance is available to absorb losses incurring in any category of loans.

Table 9

ALLOWANCE FOR LOAN LOSSES

	As of December 31,
	2003	2002	2001	2000	1999
		(dollars in thousands)
Beginning allowance for loan losses	$43,305	$40,259	$37,001	$32,972	$28,306
Charge-offs:
Commercial, financial and agricultural	816	1,863	1,337	1,302	689
Real estate—mortgage	949	1,794	447	967	398
Installment loans to individuals	6,154	4,338	4,052	3,239	2,288
All other loans	104	1,276	804	66	8

Total charge-offs	8,023	9,271	6,640	5,574	3,383

Recoveries:
Commercial, financial and agricultural	509	509	241	240	170
Real estate—mortgage	1,080	460	386	451	538
Installment loans to individuals	727	513	671	690	675
All other loans	51	221	1	30	7

Total recoveries	2,367	1,703	1,299	1,411	1,390

Net charge-offs	5,656	7,568	5,341	4,163	1,993
Provision for loan losses	9,843	10,068	8,599	7,623	5,546
Allowance for loans acquired in purchase transactions	3,776	546	—	569	1,113

Ending allowance for loan losses	$51,268	$43,305	$40,259	$37,001	$32,972

Bancorporation manages credit risk through a variety of methods including credit scoring, establishing loan type parameters and underwriting standards. In addition, credit management is centralized using a standardized system of controls and subjecting the portfolio to detailed credit reviews by individuals independent of the lending function.

The allowance for loan losses as a percent of gross loans was 1.74% and 1.79% at December 31, 2003 and December 31, 2002, respectively. Net charge-offs for the year ended December 31, 2003, totaled $5,656, or .21% of average loans, a decrease of $1,912 from $7,568 or .33% of average loans in 2002. Recoveries represented .09% of average loans for the year ended December 31, 2003, versus .07% for the year ended December 31, 2002.

Table 10 presents an allocation of the allowance for loan losses by different loan categories. The amounts allocated are not necessarily indicative of actual amounts which will be charged to any particular category. The total allowance is available to absorb potential losses in any category of loans.

Table 10

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

	December 31,
	2003		2002		2001		2000		1999
	Amount	Percent of Loans	Amount	Percent of Loans	Amount	Percent of Loans	Amount	Percent of Loans	Amount	Percent of Loans
	(dollars in thousands)
Real estate—construction	$2,122	4.39%	$1,564	3.78%	$1,687	4.48%	$746	2.16%	$837	2.66%
Real estate—mortgage	31,835	65.87	25,290	61.13	23,132	61.35	21,679	62.73	14,222	62.76
Installment loans to individuals	8,757	18.12	9,366	22.64	8,402	22.28	7,882	22.81	10,526	22.52
Commercial, financial and agricultural	5,617	11.62	5,151	12.45	4,483	11.89	4,252	12.30	5,571	12.06
Unallocated	2,937	—	1,934	—	2,555	—	2,442	—	1,816	—

Total	$51,268	100.00%	$43,305	100.00%	$40,259	100.00%	$37,001	100.00%	$32,972	100.00%

Table 11

ANALYSIS OF ASSET QUALITY

2003	2002	2001	2000	1999
Amount	Percent of Loans	Amount	Percent of Loans	Amount	Percent of Loans	Amount	Percent of Loans	Amount	Percent of Loans
(dollars in thousands)
Nonperforming assets:
Nonaccrual loans	$6,135.21%	$5,204.22%	$5,138.23%	$5,288.25%	$3,017.16%
Restructured loans	—	—	—	—	—	—	—	—	—	—

Total nonperforming loans	6,135.21	5,204.22	5,138.23	5,288.25	3,017.16
Other real estate owned	3,787.13	1,019.04	720.03	223.01	151.01

Total nonperforming assets	$9,922.34	$6,223.26	$5,858.26	$5,511.26	$3,168.17

Accruing loans 90 days past due	$6,526.22	$5,965.25	$3,935.17	$3,613.17	$2,330.13

Nonperforming assets by type:
Commercial, financial and agricultural	$1,271.04	$1,410.06	$1,388.06	$867.04	$982.05
Consumer	83	—	13	—	117.01	45	—	19	—
Real estate	4,138.14	3,601.15	3,496.15	4,349.21	2,016.11
Other	643.02	180.01	137.01	27	—	—	—

Total nonperforming loans	6,135.21	5,204.22	5,138.23	5,288.25	3,017.16
Other real estate owned	3,787.13	1,019.04	720.03	223.01	151.01

Total nonperforming assets	$9,922.34%	$6,223.26%	$5,858.26%	$5,511.26%	$3,168.17%

Asset quality ratios:
Reserve to year-end loans	1.74%	1.79%	1.78%	1.78%	1.78%
Net chargeoffs to average loans	.21	.33	.25	.21	.12
Allowance for loan losses to nonperforming loans	835.66	832.15	783.55	699.72	1,092.87

Any loans classified by Bancorporation or regulatory examiners as loss, doubtful, substandard, or special mention that have not been disclosed hereunder or under the “Loans” narrative discussions do not (1) represent or result from trends or uncertainties that management expects will materially impact future operating results, liquidity, or capital resources, or (2) represent material credits as to which management is aware of any information that causes serious doubt as to the ability of such borrowers to comply with the loan repayment terms.

During 2003, Bancorporation experienced improvement in key credit quality trends. Specifically, loans past due 90 days or more to total loans declined from .25% at the end of 2002 to .22% at the end of 2003. Nonperforming loans to total loans declined from .22% at the end of 2002 to .21% at the end of 2003. Finally, Bancorporation experienced a decline in its net charge-off ratio from .33% for the year ended December 31, 2002 to .21% for the year ended December 31, 2003. The gross charge-off ratio declined from .40% for the year ended December 31, 2002 to .30% for the year ended December 31, 2003.

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

Continued improvement and maintenance of current credit quality is largely dependent on the South Carolina economy. A significant downturn in South Carolina could have a material adverse impact on Bancorporation’s credit quality, given that 92.84% of Bancorporation’s loans are made to South Carolina consumers and businesses. Currently, the employment picture in South Carolina is characterized by job losses in manufacturing coupled with job growth in service sectors including health care, educational services, and leisure and hospitality. The forecast for 2004 calls for modest job growth of about 1 percent, with strength coming from the service sector, and a stabilization of job losses in the manufacturing sector due to recent signs of strength in nationwide manufacturing activity. The state’s unemployment rate increased from 5.9% to 6.4% from September 2002 to September 2003. Since September 2003, the rate of job losses has slowed.

While the economic forecast and recent trends suggest a modestly improving economy in South Carolina, actual economic conditions could differ substantially. Bancorporation serves many rural communities throughout the state of South Carolina dependent on manufacturing jobs. Further increases in the unemployment rate in these areas could adversely impact credit quality, especially given that unemployment rates in these communities are already high. Bancorporation believes, however, that its allowance for loan losses at December 31, 2003 is adequate to absorb losses inherent in its portfolio related to a potential economic downturn or other factors affecting its credit quality.

GOODWILL AND OTHER INTANGIBLE ASSETS (Dollars in thousands)

As of December 31, 2003, goodwill totaled $24,525, representing a $20,046 net increase related to acquisitions during 2003 from $4,479 as of December 31, 2002. Other intangible assets consist of core deposit intangibles and mortgage servicing rights. As of December 31, 2003, other intangibles totaled $45,876, representing a $4,877 net increase from $40,999 as of December 31, 2002. This increase was due to acquisitions during 2003 which resulted in additional core deposit intangible of $12,061 partially offset by the runoff of core deposit intangibles on former branch acquisitions. In addition, mortgage servicing rights increased by $1,093 or 20.37% due to the increased mortgage activity in 2003. For the year ended December 31, 2003, amortization expense related to core deposit intangibles increased by $163, or 2.00%. The amortization expense related to mortgage servicing rights, included as a reduction of mortgage income in the Consolidated Statements of Income, decreased by $1,037 or 37.06%. The primary reason for the overall decrease was due to $1,716 of impairment charges taken during 2002 compared to a $62 net recapture of impairment in 2003. This decrease was partially offset by an increase in amortization of $741 due to an increase in the overall amount of mortgage servicing rights.

FUNDING SOURCES (Dollars in thousands)

Bancorporation’s primary source of funds is its deposit base. Average deposits increased 13.19% to $3,531,988 as of December 31, 2003, from $3,120,497 as of December 31, 2002. The increase in average deposits was due to three factors:

(1) internal deposit growth, (2) the acquisition of First Banks effective April 1, 2003 where total deposits of $207,850 were acquired and (3) the acquisition of branches from unrelated financial institutions where total deposits of $75,368 were acquired. Total deposits increased to $3,714,222 as of December 31, 2003 or by 13.38%, from $3,276,008 as of December 31, 2002.

Core deposits finance loan and investment activities. Core deposits are defined as demand deposits, savings, NOW, money market accounts and certificates of deposit under $100 thousand. As of December 31, 2003, $3,409,602 or 91.80% of total deposits were considered core deposits. As of December 31, 2002, $3,016,049 or 92.06% of total deposits were considered core deposits.

Purchased funds, which consist of time deposits over $100 thousand and short-term borrowings, are another source of funds. As of December 31, 2003, time deposits over $100 thousand increased $44,661 or by 17.18% to $304,620 compared to $259,959 as of December 31, 2002. Short-term borrowings, which consist of securities sold under agreements to repurchase, averaged $155,335 in 2003 compared to $191,527 in 2002, a decrease of 18.90%. Bancorporation purchased no federal funds in 2002. During 2003, federal funds purchased were insignificant.

On March 24, 1998, Bancorporation, through FCB/SC Capital Trust I issued $50,000 of 8.25% capital securities due on March 15, 2028. The balance of the securities can be prepaid, subject to possible regulatory approval, in whole or part at any time on or after March 15, 2008. The capital securities qualify for inclusion in Tier I capital for regulatory capital adequacy purposes.

On April 1, 2003, First Citizens issued subordinated debt of $20,218 with maturities ranging from April 1, 2008 to April 1, 2013 related to the acquisition of First Banks included in “Long-term borrowings” in the table below. This subordinated debt qualifies for inclusion in Tier 2 capital for regulatory capital adequacy purposes. See Note 12 “Long-Term Debt” in the “Notes to the Consolidated Financial Statements” for additional information.

Tables 12-15 provide additional information regarding major funding sources.

Table 12

SOURCES AND USES OF FUNDS

	December 31,
	2003		2002
	Average Balance	Percent	Average Balance	Percent
	(dollars in thousands)
Composition of sources:
Demand deposits	$632,764	15.42%	$540,516	14.68%
NOW accounts	1,179,866	28.75	1,004,088	27.28
Money market accounts	335,874	8.19	327,778	8.90
Time deposits	1,361,146	33.17	1,234,787	33.55
Savings	22,338.54		13,328.36
Short-term borrowings	155,335	3.79	191,527	5.20
Long-term borrowings	17,616.43		1,368.04
Trust preferred	50,000	1.22	50,000	1.36
Other liabilities	26,445.64		27,769.75
Stockholders’ equity	321,971	7.85	289,958	7.88

Total sources	$4,103,355	100.00%	$3,681,119	100.00%

Composition of uses:
Loans	$2,683,789	65.40%	$2,307,716	62.69%
Investment securities	922,347	22.48	927,944	25.21
Other earning assets	157,548	3.84	145,353	3.95

Total interest-earning assets	3,763,684	91.72	3,381,013	91.85
Noninterest-earning assets	339,671	8.28	300,106	8.15

Total uses	$4,103,355	100.00%	$3,681,119	100.00%

Table 13

TIME DEPOSITS OF $100 THOUSAND AND OVER

	December 31,
	2003	2002	2001
	(dollars in thousands)
3 months or less	$87,698	$75,987	$95,279
Over 3 months through 6 months	50,987	48,302	42,658
Over 6 months through 12 months	104,191	89,179	69,951
Over 12 months	61,744	46,491	24,798

Total	$304,620	$259,959	$232,686

Percent of total deposits	8.20%	7.94%	7.72%

Table 14

DEPOSIT ANALYSIS

	As of and for the year ended December 31,
	2003		2002		2001
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
	(dollars in thousands)
Demand deposits	$632,764	—	$540,516	—	$477,592	—
NOW accounts	1,179,866	0.64%	1,004,088	0.94%	867,140	1.91%
Market rate savings	335,874	0.57	327,778	0.99	307,516	2.24
Regular and premium savings	22,338	0.48	13,328	0.70	12,791	1.74
Time deposits of $100 thousand and over	301,303	2.48	241,037	3.49	224,385	4.09
Other time deposits	1,059,843	2.36	993,750	3.37	986,552	5.61

Total	$3,531,988	1.45%	$3,120,497	2.12%	$2,875,976	3.68%

Table 15

FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE ANALYSIS

	2003			2002			2001
	Amount	Average Rate		Amount	Average Rate		Amount	Average Rate
	(dollars in thousands)
At year-end*:
Securities sold under agreements to repurchase	$148,864	0.64	%**	$130,360	0.94	%**	$214,023	1.47	%**

Average for the year:
Federal funds purchased	$74	1.13		$—	NA		$—	NA
Securities sold under agreements to repurchase	155,335	0.89		191,527	1.51		245,690	3.48

Total	$155,409	0.89		$191,527	1.51		$245,690	3.48

Maximum month-end balance:
Federal funds purchased	$—			$—			$—
Securities sold under agreements to repurchase	166,284			207,370			494,733

*	There were no federal funds purchased at year-end for the reported years.
**	Represents the actual offering rate for securities sold under agreements to repurchase as of December 31.

LIQUIDITY (Dollars in thousands)

Liquidity involves the ability to meet cash flow requirements which arise primarily from withdrawal of deposits, extensions of credit, payment of operating expenses and repayment of purchased funds. Funds are provided primarily through earnings from operations, expansion of the deposit base, the maturity of investment assets and repayment of loans.

Bancorporation has historically maintained strong liquidity through increases in core deposits and management of investment maturities. Bancorporation’s strategy is to maintain relatively short maturities for its loans and investment portfolio to provide an on-going source of liquidity to fund asset growth. Additionally, Bancorporation maintains alternative sources of liquidity in the form of federal funds purchase lines totaling $180,000, a borrower in custody program at the Federal Reserve totaling $304,000, and an unsecured line of credit at the holding company totaling $15,000. Bancorporation increased the line of credit to $25,000 in 2004. During 2003, Bancorporation has not had to utilize these funding sources in any significant amounts. The weighted average maturity of U.S. Government obligations, which make up 92.12% of the investment portfolio as of December 31, 2003, was 16.0 months as compared to 12.5 months at December 31, 2002. Investment securities with an amortized cost of $754,277 and $670,741 at December 31, 2003 and 2002, respectively, were pledged to secure public deposits as collateral for securities sold under agreements to repurchase, and for other purposes as required by law.

CONTRACTUAL COMMITMENTS AND OFF-BALANCE SHEET LENDING RELATED COMMITMENTS (Dollars in thousands)

In the normal course of business, Bancorporation enters into certain contractual obligations. Such obligations include obligations to make future payments on debt and lease arrangements. Table 16 summarizes Bancorporation’s contractual obligations at December 31, 2003, except for obligations associated with our pension benefit plan, included in Note 14 “Employee Benefits” in the “Notes to the Consolidated Financial Statements”.

Table 16

CONTRACTUAL COMMITMENTS

	December 31, 2003
	1 year or less	1-3 years	3-5 years	After 5 years	Total
	(dollars in thousands)
Long-term debt	$90	$—	$12,446	$61,368	$73,904
Operating leases	637	779	401	240	2,057

Total contractual cash obligations	$727	$779	$12,847	$61,608	$75,961

Bancorporation’s off-balance sheet lending related commitments are presented in the table below. Not all of these commitments will be drawn upon, thus the actual cash requirements are likely to be significantly less than the amounts reported in the accompanying table.

Table 17

OFF-BALANCE SHEET LENDING RELATED COMMITMENTS

At December 31, 2003
(dollars in thousands)
Unfunded commitments to lend
Home equity lines	$418,976
Credit card	131,240
Commercial real estate	58,640
Mortgage loans	10,629
Commercial	100,086

Total unfunded commitments to lend	$719,571

Letters of credit and financial guarantees	$6,154

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

The Board of Directors each year authorizes management to repurchase outstanding shares of its capital stock. Purchases are subject to various conditions, including price and volume limitations (including, in the case of repurchases of Bancorporation’s voting common stock, an annual limit of up to 5% of outstanding shares), and compliance with applicable South Carolina law. Pursuant to similar authority during 2003 and 2002, Bancorporation repurchased an aggregate of 5,765 and 14,705 shares, respectively, of its outstanding voting common stock, for an aggregate price of $2,339 and $5,194, respectively. With respect to other classes of Bancorporation’s capital stock, repurchases during 2003 and 2002 totaled 1,242 shares and 670 shares, respectively, for an aggregate price of $41 and $29, respectively. Bancorporation repurchased an aggregate of 415 and 1,079 shares, respectively, of its outstanding voting common stock, for an aggregate price of $193 and $404, respectively, during the quarter ended December 31, 2003 and 2002. With respect to other classes of Bancorporation’s capital stock, there were no repurchases during the quarter ended December 31, 2003 and 2002. Repurchases of shares during both periods had an insignificant impact on Bancorporation’s capital.

Bancorporation’s Tier 1 capital ratio at December 31, 2003 was 10.32% compared to 11.76% at December 31, 2002. The total risk-based capital ratio was 12.18% at December 31, 2003 compared to 13.01% at December 31, 2002. The decline in these ratios were primarily due to acquisitions in 2003. Both of these measures exceed the regulatory minimums of 4.00% for Tier 1 and 8.00% for total risk-based capital. Based on the guidelines above, Bancorporation is well-capitalized. Refer to Note 18 “Capital Matters” in the “Notes to the Consolidated Financial Statements” for further analysis of risk-based requirements.

Table 18

CAPITAL ADEQUACY

	December 31,
	2003	2002	2001	2000	1999
	(dollars in thousands, except per share data)
Stockholders’ equity:
Year-end	$339,583	$303,584	$270,915	$233,693	$200,073
Average	321,971	289,958	255,836	213,105	187,744
Book value per common share	371.60	329.67	289.12	246.17	208.77
Average stockholders’ equity to:
Average assets	7.85%	7.88%	7.39%	7.28%	7.21%
Average deposits	9.12	9.29	8.90	9.23	8.95
Average loans	12.00	12.56	11.84	10.87	11.11
Risk-based capital ratios:
Tier 1 capital ratio	10.32%	11.76%	11.33%	10.53%	12.47%
Total risk-based capital ratio	12.18	13.01	12.59	12.09	13.79
Tier 1 leverage ratio	7.29	7.91	7.34	7.46	8.49
Internal capital generation:
Return on average equity	12.39%	13.47%	13.24%	12.95%	13.13%
Earnings retention rate	97.05	97.35	96.95	97.03	99.31
Dividend payout ratio	2.95	2.65	3.05	2.97	.69
Internal capital generation rate*	12.02	13.11	12.84	12.57	13.03

*	Return on Average Equity x Earnings Retention Rate

ASSET/LIABILITY MANAGEMENT

The role of Bancorporation’s Asset/Liability Management Committee (“ALCO”) is to monitor Bancorporation’s liquidity position and exposure to interest rate risk. Asset/liability management is the process by which Bancorporation monitors and attempts to control the mix and maturities of its assets and liabilities. The functions of asset/liability management are to ensure adequate liquidity and to maintain an appropriate balance between interest-sensitive assets and liabilities.

INTEREST RATE RISK (Dollars in thousands)

Management of interest rate risk involves maintaining an appropriate balance between interest-sensitive assets and interest-sensitive liabilities (interest rate sensitivity gap) and reducing Bancorporation’s risk of major changes in net interest income in periods of rapidly changing interest rates. A negative gap (interest-sensitive liabilities greater than interest-sensitive assets) in periods when interest rates are declining will tend to increase net interest income. Conversely, a negative gap in periods when interest rates are rising will tend to reduce net interest income. The net cumulative gap position reflects Bancorporation’s sensitivity to interest rate changes over time. This calculation is a static measure and is not a prediction of net interest income. Gap analysis is the simplest representation of Bancorporation’s interest rate sensitivity. It does not reveal the impact of factors such as administered rates (e.g., the prime lending rate), earning asset and interest-bearing liability growth, timing differences between repricing of earning assets and interest bearing liabilities, pricing strategies on its consumer and business deposits, and changes in the balance sheet mix.

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

As indicated in Table 19, the twelve-month cumulative gap, representing the total net assets and liabilities that are projected to reprice over the next twelve months, was asset sensitive in the amount of $243 million at December 31, 2003. This positive position remained within the acceptable parameters of plus or minus 20% at 360 days, as listed in Bancorporation’s Statement of Funds Policy. This Statement is guided by asset quality, liquidity and earnings, and describes Bancorporation’s policy with respect to sources and uses of funds, dividends and limitations on interbank liabilities. The responsibility for funds management resides with the Chief Financial Officer with overall guidance provided by the Chairman and Chief Executive Officer. Management continues to seek ways to balance the gap position and reduce exposure to interest rate fluctuations.

Projected run-off of deposits that do not have a contractual maturity date are computed based on decay rate assumptions developed by bank regulators to assist banks in addressing FDICIA Rule 305. We anticipate portions of our interest-bearing deposits will not respond to interest rate increases as quickly as earning assets. As a result, we believe that a gradual increase in interest rates would likely have a favorable effect on net interest income. However, we believe further declines in interest rates would cause net interest income to decline due to an inability to adjust certain deposits rates.

Table 19

INTEREST RATE-SENSITIVITY ANALYSIS

	As of December 31, 2003
	0-3 Months Sensitive	4-6 Months Sensitive	7-12 Months Sensitive	Total Within One Year	Over One Year or Non- Sensitive	Total
	(dollars in thousands)
Interest-earning assets:
Loans	$1,119,700	$116,560	$189,503	$1,425,763	$1,514,226	$2,939,989
Federal funds sold	41,379	—	—	41,379	—	41,379
Investment securities	116,254	140,728	248,349	505,331	416,898	922,229

Total interest-earning assets	$1,277,333	$257,288	$437,852	$1,972,473	$1,931,124	$3,903,597

Interest-bearing liabilities:
Savings and core time deposits	$355,271	$311,531	$671,326	$1,338,128	$1,420,142	$2,758,270
Time deposits of $100 thousand and over	87,698	50,987	104,191	242,876	61,744	304,620
Short-term borrowings	148,864	—	—	148,864	—	148,864
Long-term debt	—	—	—	—	73,814	73,814

Total interest-bearing liabilities	$591,833	$362,518	$775,517	$1,729,868	$1,555,700	$3,285,568

Interest-sensitivity gap (for the period)	685,500	(105,230)	(337,665)	242,605	375,424	—

% of total interest-earning assets (period)	17.56%	(2.70)%	(8.65)%	6.21%	9.62%
Cumulative interest-sensitive gap	$685,500	$580,270	$242,605	—	—	—

% of total interest-earning assets (cumulative)	17.56%	14.87%	6.21%

Bancorporation believes that a gradual increase in interest rates would likely have a favorable effect on forecasted net interest income. Based on our simulation model, we believe that a gradual 100 basis point increase in interest rates over the next twelve months (25 basis points per quarter) would increase forecasted net interest income by .30%. Conversely, a gradual 100 basis point decline in interest rates would decrease net interest income by 2.32%. To calculate these percentages, we made several key assumptions. Material assumptions include that portions of our interest-bearing deposits will not respond to interest rate increases as quickly as earning assets and that current non-maturity deposit rates have reached floors. We believe that these percentages represent a more likely scenario than instantaneous and parallel shifts in the yield curve. More rapid changes in interest rates could cause actual results to differ materially.

MARKET RATE RISK

In January 1997, the Securities and Exchange Commission adopted new rules that require more comprehensive disclosures of accounting policies for derivatives as well as enhanced quantitative and qualitative disclosures of market risk. The market risk disclosures must be presented for most financial instruments, which must be classified into two portfolios: financial instruments entered into for trading purposes and all other financial instruments (non-trading purposes). Bancorporation’s financial instruments are held for non-trading purposes.

Table 20 summarizes the expected maturities and weighted average effective yields and interest rates associated with Bancorporation’s financial instruments. Cash and cash equivalents, federal funds sold, federal funds purchased and securities sold under agreements to repurchase are excluded from Table 18 as their respective carrying values approximate their fair values. These financial instruments generally expose Bancorporation to insignificant market risk as they have either no stated maturities or an average maturity of less than 30 days and carry interest rates that approximate market rates. Refer to Note 17 “Disclosure of Fair Value of Financial Instruments” in the “Notes to the Consolidated Financial Statements” for further information on the fair value of financial instruments.

Table 20

MARKET RISK DISCLOSURE

	Expected Maturities							Estimated Fair Value Year-end 2003
	2004	2005	2006	2007	2008	Thereafter	Total
	(dollars in thousands)
Financial Assets:
Loans
Fixed Rate:
Book value	$521,909	$315,237	$333,315	$263,752	$87,529	$469,725	$1,991,467	$1,996,337
Weighted average effective yield	6.53%	6.40%	6.14%	6.05%	5.85%	5.74%	6.16%	—
Variable Rate:
Book value	$273,274	$150,022	$120,955	$107,196	$54,614	$242,461	$948,522	$948,522
Weighted average effective yield	4.68%	4.06%	4.15%	4.12%	4.09%	4.13%	4.27%	—
Securities held-to-maturity:
Book value	$5,200	$7,623	$1,897	$1,936	$1,474	$1,636	$19,766	$20,064
Weighted average effective yield	3.77%	2.58%	4.85%	4.31%	3.73%	11.27%	4.09%	—
Securities available-for-sale:
Book value	$392,689	$317,810	$101,007	$1,497	$43,067	$46,393	$902,463	$902,463
Weighted average effective yield	3.00%	2.33%	2.78%	2.95%	3.46%	3.61%	2.77%	—
Financial Liabilities:
Savings and interest-bearing checking:
Book value	$496,650	$296,437	$296,437	$296,437	$296,437	$—	$1,682,398	$1,682,398
Weighted average effective rate	0.58%	0.58%	0.58%	0.58%	0.58%	—	0.58%	—
Time deposits:
Book value	$1,084,841	$216,207	$48,414	$24,175	$6,855	$—	$1,380,492	$1,380,789
Weighted average effective rate	1.87%	2.40%	2.45%	3.21%	1.24%	—	1.99%	—
Long-term debt:
Book value	$—	$—	$—	$—	$—	$73,814	$73,814	$74,619
Weighted average effective rate	—	—	—	—	—	8.04%	8.04%	—

The savings and interest-bearing checking category consists of demand deposits, NOW, savings accounts and money market accounts. Expected maturities of these deposits were based on the same decay rates as described in the “Interest Rate Risk” section above. The weighted average effective rate is based on rates currently being offered on the deposits. These rates are subject to change depending on the overall movement of market interest rates.

The great majority of assets and liabilities of a financial institution are monetary in nature. Management believes the most significant potential impact of inflationary or deflationary economic cycles on Bancorporation’s financial results is its ability to react to changes in interest rates. Interest rates do not, however, necessarily move in the same direction, or at the same magnitude, as the prices of goods and services. As discussed above, Bancorporation employs asset/liability management strategies in its attempt to minimize the effects of economic cycles on its net interest income.

Inflation and changing prices also have an impact on the growth of total assets in the banking industry and the resulting need to increase capital at higher than normal rates in order to maintain an appropriate equity to assets ratio. Changing prices will also affect the trend in noninterest operating expenses and noninterest income.

RECENT ACCOUNTING DEVELOPMENTS

Bancorporation adopted the provisions of several new accounting pronouncements in the current and prior year, including Statement of Accounting Standards (“SFAS”) Nos. 143, 145, 146, 147, 148, 149, 150, 132 (revised 2003) and FASB Interpretation (“FIN”) Nos. 45 and 46. The provisions of these pronouncements and the related impact to Bancorporation are discussed in the “Accounting Policies Adopted” section in the “Notes to the Consolidated Financial Statements” beginning on page 42.

FOURTH QUARTER RESULTS (Dollars in thousands)

For the quarter ended December 31, 2003, net income increased by $730, or by 8.43%, over the comparable period in 2002. Return on average assets declined from .92% to .87% and return on average equity declined from 11.32% to 11.12% for the comparable periods.

During the fourth quarter of 2003, net interest income increased by $1,572 from $37,114 to $38,686, or by 4.24%, over the comparable quarter in 2002. While Bancorporation’s net interest margin (taxable-equivalent) declined from 4.32% to 3.95% during the quarter, internal loan growth and the continuing effects of the April 2003 acquisition of First Banks mitigated the compression to some extent causing net interest income to grow in dollars. For the quarter, interest earning assets grew from $3,432,940 to $3,906,088, an increase of $473,148, or 13.78%. Earning assets growth was primarily attributable to loan growth. Provision for loan losses declined during the quarter by $1,045, primarily due to a decline in net charge-offs during the quarter and improved credit quality trends during the year.

Noninterest income growth slowed during the quarter, with total noninterest income increasing by $504, or by 3.75%. During the quarter, an increase in service charges of $989 was offset by a decline in mortgage income of $406. Mortgage income declined during the quarter due to a decline in refinancing activity. Noninterest expense increased during the quarter by $3,019. The most significant components of the increase consisted of a $1,140 increase in salaries and employee benefits, a $727 increase in depreciation expense, and a $440 increase in data processing costs. The reasons for these increases are consistent with explanations under Table 5.

Table 21

SELECTED UNAUDITED QUARTERLY FINANCIAL DATA

	First Quarter		Second Quarter
	2003	2002	2003	2002
	(Dollars in thousands, except per share data)
Interest income and fees	$47,917	$52,969	$50,745	$52,571
Interest expense	(12,632)	(17,236)	(13,472)	(15,929)

Net interest income	35,285	35,733	37,273	36,642
Provision for loan losses	(938)	(889)	(2,425)	(2,571)
Noninterest income	13,147	11,200	14,979	11,856
Noninterest expense	(32,024)	(29,248)	(33,839)	(31,110)

Income before income tax expense	15,470	16,796	15,988	14,817
Income tax expense	(5,507)	(5,627)	(5,691)	(4,964)

Net income	$9,963	$11,169	$10,297	$9,853

Net income per common share	$10.91	$12.08	$11.31	$10.66

	Third Quarter		Fourth Quarter
	2003	2002	2003	2002
Interest income and fees	$49,718	$51,930	$49,816	$50,903
Interest expense	(11,661)	(14,872)	(11,130)	(13,789)

Net interest income	38,057	37,058	38,686	37,114
Provision for loan losses	(4,436)	(3,519)	(2,044)	(3,089)
Noninterest income	17,084	12,853	13,936	13,432
Noninterest expense	(34,661)	(32,304)	(36,465)	(33,446)

Income before income tax expense	16,044	14,088	14,113	14,011
Income tax expense	(5,808)	(4,719)	(4,726)	(5,354)

Net income	$10,236	$9,369	$9,387	$8,657

Net income per common share	$11.24	$10.18	$10.32	$9.45

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL REPORTING

Financial statements and information in this Annual Report were prepared in conformity with generally accepted accounting principles. Management is responsible for the integrity and objectivity of the financial statements and related information. Accordingly, it maintains an extensive system of internal controls and accounting policies and procedures to provide reasonable assurance of the accountability and safeguarding of Bancorporation’s assets, and of the accuracy of financial information. These procedures include management evaluations of asset quality and a program of internal audits to evaluate independently the adequacy and application of financial and operating controls and compliance with Bancorporation’s policies and procedures. These procedures are designed to provide reasonable assurance to Bancorporation’s management and Board of Directors regarding the preparation of reliable published financial statements and such asset safeguarding. Bancorporation’s internal control contains monitoring mechanisms, and actions are taken to correct deficiencies identified.

Bancorporation’s independent public auditors, PricewaterhouseCoopers LLP, express their opinion as to the fairness of the financial statements presented. Their opinion is based on an audit conducted in accordance with generally accepted auditing standards as described in their report.

The Board of Directors, through its Audit Committee, is responsible for ensuring that both management and the independent public auditors fulfill their respective responsibilities with regard to the financial statements. The Audit Committee, composed entirely of directors who are not officers or employees of Bancorporation, meets periodically with both management and the independent public auditors to ensure that each is carrying out its responsibilities. The independent public auditors have full and free access to the Audit Committee and meet with it, with and without management, to discuss auditing and financial reporting matters.

Bancorporation assessed its internal control system as of December 31, 2003. This assessment was based on criteria for effective internal control over financial reporting described in “Internal Control-Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, Bancorporation believes that, as of December 31, 2003, its internal control over financial reporting met those criteria and provided an effective internal control.

REPORT OF INDEPENDENT AUDITORS

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF

FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.:

In our opinion, the accompanying consolidated statements of condition and the related consolidated statements of income, of changes in stockholders’ equity and comprehensive income and of cash flows present fairly, in all material respects, the financial position of First Citizens Bancorporation of South Carolina, Inc. and its subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Bancorporation’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Atlanta, Georgia

January 28, 2004

CONSOLIDATED STATEMENTS OF CONDITION

	December 31,
	2003	2002
	(dollars in thousands, except par value)
ASSETS
Cash and due from banks	$179,951	$165,747
Federal funds sold	41,379	121,626
Investment securities:
Held-to-maturity, at amortized cost (fair value of $20,064 in 2003 and $35,268 in 2002)	19,766	34,543
Available-for-sale, at fair value	902,463	881,327

Total investment securities	922,229	915,870

Gross loans	2,939,989	2,415,396
Less: Allowance for loan losses	(51,268)	(43,305)

Net loans	2,888,721	2,372,091

Premises and equipment, net	134,756	110,472
Interest receivable	16,429	17,696
Intangible assets	45,876	40,999
Goodwill	24,525	4,479
Other assets	47,594	38,896

Total assets	$4,301,460	$3,787,876

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits:
Demand	$651,332	$575,632
Time and savings	3,062,890	2,700,376

Total deposits	3,714,222	3,276,008
Securities sold under agreements to repurchase	148,864	130,360
Long-term debt	73,814	52,139
Other liabilities	24,977	25,785

Total liabilities	3,961,877	3,484,292

Commitments and contingencies (Note 15 )	—	—
Stockholders’ equity
Preferred stock	3,111	3,173
Non-voting common stock—$5.00 par value, authorized 1,000,000; 36,409 issued and outstanding at December 31, 2003 and at December 31, 2002	182	182
Voting common stock—$5.00 par value, authorized 2,000,000; 869,072 issued and outstanding at December 31, 2003 and 874,837 issued and outstanding at December 31, 2002	4,345	4,374
Surplus	65,081	65,081
Undivided profits	247,647	211,264
Accumulated other comprehensive income, net of deferred taxes of $10,348 at December 31, 2003 and $10,507 at December 31, 2002	19,217	19,510

Total stockholders’ equity	339,583	303,584

Total liabilities and stockholders’ equity	$4,301,460	$3,787,876

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

	Year ended December 31,
	2003	2002	2001
	(dollars in thousands, except per share data)
INTEREST INCOME:
Interest and fees on loans	$170,801	$167,977	$180,967
Interest on investment securities:
Taxable	25,096	37,393	42,425
Non-taxable	536	606	964
Federal funds sold	1,763	2,397	7,768

Total interest income	198,196	208,373	232,124

INTEREST EXPENSE:
Interest on deposits	42,057	54,722	88,169
Interest on short-term borrowings	1,389	2,883	8,540
Interest on long-term debt	5,449	4,221	4,199

Total interest expense	48,895	61,826	100,908

Net interest income	149,301	146,547	131,216
Provision for loan losses	9,843	10,068	8,599

Net interest income after provision for loan losses	139,458	136,479	122,617

NONINTEREST INCOME:
Service charges on deposits	35,444	30,923	26,433
Commissions and fees from fiduciary activities	3,520	3,416	2,782
Mortgage income	7,943	3,399	3,560
Bankcard discount and fees	6,230	5,705	5,382
Insurance premiums	1,971	1,761	1,681
Gain on sale of investment securities	781	462	4,947
Other	3,257	3,675	3,482

Total noninterest income	59,146	49,341	48,267

NONINTEREST EXPENSE:
Salaries and employee benefits	69,896	63,769	54,804
Net occupancy expense	11,128	9,529	8,382
Furniture and equipment expense	7,191	6,252	6,111
Amortization expense	8,326	8,163	9,852
Bankcard processing fees	6,517	6,098	5,484
Data processing fees	11,628	10,337	9,643
Donations	499	552	4,498
Other	21,804	21,408	22,108

Total noninterest expense	136,989	126,108	120,882

Income before income tax expense	61,615	59,712	50,002
Income tax expense	21,732	20,664	16,126

Net income	$39,883	$39,048	$33,876

Net income per common share—basic and diluted	$43.78	$42.38	$36.12

Weighted average common shares outstanding—basic and diluted	907,770	917,426	933,480

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME

	Preferred Stock	Non- Voting Common Stock	Voting Common Stock	Surplus	Undivided Profits	Accumulated Other Comprehensive Income (Loss)	Total Stock- holders’ Equity
	(dollars in thousands)
Balance at December 31, 2000	$3,219	$182	$4,499	$65,081	$148,502	$12,210	$233,693
Comprehensive income:
Net income					33,876
Change in unrealized gain on investment securities available-for-sale, net of taxes of $3,981						7,394
Total comprehensive income							41,270
Reacquired preferred stock	(18)				3		(15)
Reacquired voting common stock			(51)		(2,918)		(2,969)
Common stock dividends					(898)		(898)
Preferred stock dividends					(166)		(166)

Balance at December 31, 2001	3,201	182	4,448	65,081	178,399	19,604	270,915
Comprehensive income:
Net income					39,048
Change in unrealized gain on investment securities available-for-sale, net of benefit of $49						(94)
Total comprehensive income							38,954
Reacquired preferred stock	(28)				(1)		(29)
Reacquired voting common stock			(74)		(5,120)		(5,194)
Common stock dividends					(897)		(897)
Preferred stock dividends					(165)		(165)

Balance at December 31, 2002	3,173	182	4,374	65,081	211,264	19,510	303,584
Comprehensive income:
Net income					39,883
Change in unrealized gain on investment securities available-for-sale, net of benefit of $159						(293)
Total comprehensive income							39,590
Reacquired preferred stock	(62)				21		(41)
Reacquired voting common stock			(29)		(2,310)		(2,339)
Common stock dividends					(1,046)		(1,046)
Preferred stock dividends					(165)		(165)

Balance at December 31, 2003	$3,111	$182	$4,345	$65,081	$247,647	$19,217	$339,583

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2003	2002	2001
	(dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$39,883	$39,048	$33,876
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	9,843	10,068	8,599
Depreciation and amortization	20,339	19,067	17,961
Amortization of investment securities	1,043	1,112	1,263
Deferred income tax benefit	(2,028)	(723)	(2,637)
Loss (gain) on sales of premises and equipment	38	49	(487)
Decrease in interest receivable	1,267	2,559	4,102
Decrease in interest payable	(3,371)	(2,222)	(3,345)
Origination of mortgage loans held-for-sale, net of principal collected	(467,513)	(337,867)	(307,248)
Proceeds from sales of mortgage loans held-for-sale	474,856	366,192	267,857
Gain on sale of mortgage loans held-for-sale	(6,112)	(3,674)	(1,823)
Gain on call or sale of investment securities	(781)	(462)	(4,947)
Decrease (increase) in other assets	1,763	(3,973)	155
Increase (decrease) in other liabilities	890	4,173	(4,237)

Net cash provided by operating activities	70,117	93,347	9,089

CASH FLOWS FROM INVESTING ACTIVITIES:
Net increase in loans	(341,622)	(166,783)	(146,867)
Calls, maturities and prepayments of investment securities held-to-maturity	23,505	6,295	13,941
Purchases of investment securities held-to-maturity	(5,520)	(7,745)	(4,994)
Calls, maturities, prepayments, and proceeds from the sale of investment securities available-for-sale	485,442	468,720	461,460
Purchases of securities available-for-sale	(492,273)	(473,156)	(614,584)
Proceeds from sales of premises and equipment	317	94	4,643
Purchases of premises and equipment, net of disposals	(30,763)	(19,501)	(14,696)
Increase in other real estate owned	(2,065)	(299)	(497)
Purchase of institutions, net of cash acquired	56,910	14,987	40,126

Net cash used by investing activities	(306,069)	(177,388)	(261,468)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in deposits	154,996	205,464	414,395
Increase (decrease) in federal funds purchased and securities sold under agreements to repurchase	18,504	(83,663)	(155,195)
Cash dividends paid	(1,211)	(1,062)	(1,064)
Cash paid to reacquire preferred stock	(41)	(29)	(15)
Cash paid to reacquire common stock	(2,339)	(5,194)	(2,969)

Net cash provided by financing activities	169,909	115,516	255,152

Net (decrease) increase in cash and due from banks	(66,043)	31,475	2,773
Cash and cash equivalents due from banks at beginning of year	287,373	255,898	253,125

Cash and cash equivalents due from banks at end of year	$221,330	$287,373	$255,898

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid	$52,268	$64,048	$104,125

Income taxes paid	$25,047	$23,745	$18,612

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES:
Subordinated notes were issued for the stock of First Banks, Inc. for $20,218.

The accompanying notes are an integral part of these consolidated financial statements.

FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. AND SUBSIDIARIES (“Bancorporation”)

FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC. (“Parent”)

FIRST-CITIZENS BANK AND TRUST COMPANY OF SOUTH CAROLINA AND SUBSIDIARIES (“First Citizens”)

THE EXCHANGE BANK OF SOUTH CAROLINA, INC. (“Exchange”)

CITIZENS BANK (“Citizens”)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands)

Nature of Operations:

First Citizens Bancorporation of South Carolina, Inc. (“Bancorporation”) is a three-bank financial holding company whose principal subsidiaries are First-Citizens Bank and Trust Company of South Carolina (“First Citizens” or “the Bank”), The Exchange Bank of South Carolina, Inc. (“Exchange”), and Citizens Bank (“Citizens”). First Citizens is chartered under the laws of South Carolina to engage in general banking business.

Founded in 1964, First Citizens offers a complete array of services in commercial and retail banking through its 147 offices in 101 communities in South Carolina and five offices in four communities in Georgia. The Bank provides a full range of financial services including deposit acceptance, corporate cash management, discount brokerage, IRA plans, trust services and secured and unsecured loans. Trust services provide estate planning, estate and trust administration, IRA trust and personal investment, and pension and profit sharing administration. The Bank also originates and services mortgage loans and provides financing for small businesses. First Banks, Inc. (“First Banks”), a two-bank holding company headquartered in Carnesville, Georgia, which was the parent company of First Bank and Trust and The Bank of Toccoa, was merged with First Citizens effective April 1, 2003. The purpose of this acquisition was to expand First Citizens’ banking presence in Georgia.

Founded in 1932, Exchange is a community-oriented financial institution which offers a variety of financial services through its four branches in Williamsburg and Georgetown counties in South Carolina. Exchange provides many traditional commercial and consumer banking services with its principal activities taking demand and time deposits and making secured and unsecured loans.

Founded in 1902, Citizens is a community-oriented financial institution which offers a variety of financial services through its two branches in Warren and McDuffie counties in Georgia. Citizens provides traditional commercial and consumer banking services with its principal activities taking demand and time deposits and making secured and unsecured loans.

The accounting and reporting policies of Bancorporation conform to generally accepted accounting principles in all material respects.

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation and basis of presentation:

The consolidated financial statements include the accounts of Bancorporation and those subsidiaries that are majority-owned by Bancorporation and over which Bancorporation exercises control. All significant intercompany accounts and transactions have been eliminated. Assets held by the Bank in trust or in other fiduciary capacities are not assets of the Bank and are not included in the accompanying consolidated financial statements. Certain amounts in prior years have been reclassified to conform to the 2003 presentation. Such reclassifications had no effect on shareholders’ equity or net income.

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

Goodwill and other intangible assets:

Bancorporation accounts for its acquisitions using the purchase method of accounting. When applying purchase accounting, net assets of entities acquired are recorded at fair value at the date of acquisition. The reported income of Bancorporation includes the operations of the acquired company subsequent to acquisition. Goodwill represents the cost in excess of the fair value of net assets acquired in transactions considered business combinations. Effective January 1, 2002, Bancorporation adopted the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets”, which requires that goodwill no longer be amortized over an estimated useful life, but rather be tested annually for impairment. Intangible assets other than goodwill, which are determined to have finite lives, are amortized over the period benefited, generally five to fifteen years. The recoverability of other intangibles is evaluated if events or circumstances indicate a possible impairment.

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

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of Bancorporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

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

The accrual of interest is generally discontinued, except for installment and credit card loans, when substantial doubt exists as to the collectibility of principal and interest or when a loan is 90 days past due as to interest or principal unless the loan is both adequately secured and in the process of collection. Generally, accrual of income on unsecured installment loans is discontinued and the loans are charged off after a delinquency of 120 days and 180 days for secured loans and credit card loans.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

Loans are measured for impairment when it is probable that all amounts, including principal and interest, will not be collected in accordance with the contractual terms of the loan agreement. Bancorporation measures impairment based on discounted expected cash flows on a loan-by-loan basis or in the case of collateral-dependent loans, the fair value of the underlying collateral.

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

The allowance is the accumulation of various components that are calculated based on independent methodologies. All components of the allowance represent an estimation performed pursuant to either SFAS No. 5 or SFAS No. 114. Management’s estimate of each SFAS No. 5 component is based on certain observable data that management believes are most reflective of the underlying credit losses being estimated. This evaluation includes credit quality trends; recent loan loss experience; collateral values; loan volumes; seasoning of the loan portfolio; the findings of internal credit quality assessments and results from external bank regulatory examinations. All impaired commercial loans in excess of a defined threshold are analyzed for specific reserves on a loan-by-loan basis based on management’s evaluation of the exposure for each credit, given the current payment status of the loan and the value of any underlying collateral.

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

Mortgage banking activities:

Mortgage loans held-for-sale are stated at the lower of aggregate cost or market, net of discounts and deferred loan fees and are included in loans in the Consolidated Statements of Condition. Nonrefundable deferred origination fees and costs and discount points collected at loan closing, net of commitment fees paid, are deferred and recognized at the time of sale of the mortgage loans. Gain or loss on sales of mortgage loans is recognized based upon the difference between the selling price and the carrying amount of the mortgage loans sold. Other fees earned during the loan origination process are also included in net gain or loss on sales of mortgage loans. Gain or loss on the sale of mortgage loans is a component of mortgage income in the Consolidated Statements of Income.

Bancorporation uses mandatory forward and “best efforts” commitments to protect its mortgage loans held for sale from interest rate risk from the time of origination to the time of sale. In accordance with SFAS No. 133, “ Accounting for Derivative Instruments and Hedging Activities”, these commitments are carried on the Consolidated Statements of Condition at fair market value. Unfunded residential mortgage loan commitments for loans to be sold are also accounted for at fair market value. These fair market value adjustments are offset against mortgage income in the Consolidated Statements of Income. Related amounts in Bancorporation’s consolidated financial statements were insignificant as of and for the year ended December 31, 2003.

After a transfer of loans held-for-sale to a third party under a sale contract, Bancorporation recognizes the mortgage servicing rights (“MSRs”) it retains and derecognizes the loans held-for-sale when control has been surrendered. The initial value of the MSR is included as a component of gain on sale within mortgage income. Any other related financial assets and liabilities would be recognized at that point as well. Currently, all transfers of loans held-for-sale are accounted for as sales of those assets as control over those assets is surrendered to a third party.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

MSRs are included in intangible assets in the Consolidated Statements of Condition. The amount capitalized is determined by allocating the carrying amount between the loans and MSRs based on their relative fair values. Fair value is determined using analyses of discounted anticipated future net cash flows, considering estimates of loan prepayments, interest rates and other economic factors. Amortization of the capitalized MSRs is based on a method which approximates the proportion of current net servicing income to the total estimated net servicing income expected to be recognized over the average remaining lives of the underlying loans. Servicing income, net of related amortization expense, is included as a component of mortgage income in the Consolidated Statements of Income. For purposes of impairment evaluation and measurement, MSRs are stratified based on predominant risk characteristics of the underlying loans, including loan type, amortization type (fixed or adjustable), and note rate. To the extent that the carrying value of the MSRs exceeds fair value by individual stratum, a valuation allowance is established which may be adjusted in the future as the fair value of MSRs increases or decreases. Changes in the valuation allowance are recognized as a component of amortization expense.

Premises and equipment:

Bank premises and equipment are reported at cost less accumulated depreciation. Depreciation is included in noninterest expense over the estimated useful lives of the assets (generally fifteen to twenty-five years for buildings and improvements, and three to ten years for furniture and equipment). Leasehold improvements are capitalized and amortized to noninterest expense over the terms of the leases or the estimated useful lives of the improvements, whichever is shorter. Depreciation and amortization are calculated using straight-line methods. Maintenance, repairs and minor improvements are included in noninterest expense as incurred. Major improvements are capitalized. Gains or losses upon retirement or other dispositions are included in the Consolidated Statements of Income.

Other real estate owned:

Other real estate owned consists of real property acquired through foreclosure. Subsequent to foreclosure, other real estate owned is carried at the lower of (1) original cost, or (2) the current fair value of the property, less estimated selling costs. Subsequent to foreclosure, gains or losses on the sales or the periodic revaluation of other real estate owned are credited or charged to expense. Net costs of maintaining and operating foreclosed properties are expensed as incurred. Other real estate owned was $3,787 and $1,019 as of December 31, 2003 and 2002, respectively, and is included as a component of other assets in the Consolidated Statements of Condition.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

Earnings per share:

Earnings per share are computed by dividing net income less preferred dividends noted in the Consolidated Statements of Changes in Stockholder’s Equity and Comprehensive Income by the weighted average number of voting and non-voting common shares outstanding. The premium or discount paid on redemption of preferred stock is treated as dividends on preferred stock and is included in the determination of net income available for common stockholders. As Bancorporation has no dilutive securities, there is no difference between basic and diluted EPS.

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

Operating segments are components of an entity about which separate financial information is available and is evaluated regularly by the chief operating decision maker in deciding how to allocate resources in evaluating performance. Bancorporation has determined that its one operating segment is providing general financial services to customers located in South Carolina and four contiguous counties in Georgia. The various products are those generally offered by community banks and the allocation of resources is based on the overall performance of the institution, versus individual branches or products.

Accounting policies adopted:

In June of 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” This Statement amends SFAS No. 19, “Financial Accounting and Reporting by Oil and Gas Producing Companies.” SFAS No. 143 applies to all entities and addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs will be accounted for consistently, resulting in comparability among financial statements of different entities. This Statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. Bancorporation adopted SFAS No. 143 effective January 1, 2003 which did not have a material impact on Bancorporation’s financial position or results of operations.

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

The provisions of this Statement relating to the rescission of Statement No. 4 and 64 are effective for fiscal years beginning after May 15, 2002. Additionally, there is retroactive application for any gain or loss on extinguishment of debt that was classified as extraordinary in a prior period that does not meet the criteria in Opinion No. 30, requiring reclassification of the gain or loss with the exception of the rescission of Statement No. 4 and 64, which will eliminate the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

extraordinary treatment for extinguishment of debt. Bancorporation adopted SFAS No. 145 effective January 1, 2003 which had no material impact on Bancorporation’s financial position or results of operations.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 provides guidance on the recognition and measurement of liabilities for costs associated with exit or disposal activities. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of this Statement did not have a material impact on Bancorporation’s financial position or results of operations.

In June 2002, the FASB issued SFAS No. 147, “Acquisitions of Certain Financial Institutions, an amendment of FASB Statements No. 72 and 144 and Interpretation No. 9.” Except for transactions between two or more mutual enterprises, this Statement removes financial institutions from the scope of both Statement No. 72 and Interpretation 9 and requires that those transactions be accounting for in accordance with SFAS No. 141 and 142. The Statement requires that financial institutions evaluate their accounting on branch acquisitions to determine whether or not they constitute the acquisition of a business. Pursuant to the guidance, transactions that are not acquisitions of a business do not create goodwill, but may create identifiable intangible assets, including core deposit intangibles. SFAS No. 147 does not provide supplemental guidance for determining whether an acquisition of a branch constitutes the acquisition of a business, but directs entities to the Emerging Issues Task Force (“EITF”) 98-3, Determining Whether a Nonmonetary Transaction Involves Receipt of a Productive Asset or of a Business. If a branch acquisition is determined to be an acquisition of a business, core deposit intangible that is identified would continue to be amortized, but the unidentified intangible would cease being amortized. The unidentifiable intangible would constitute goodwill and be subjected to impairment testing in subsequent accounting periods. Affected institutions were required to retroactively restate their income statements to reverse the unidentifiable intangible back to the beginning of the fiscal year in which it first applied SFAS No. 142, Goodwill and Other Intangible Assets. For Bancorporation, this was as of January 1, 2002. Additionally, this Statement amends SFAS No. 144 to include in its scope long-term customer-relationship intangible assets of financial institutions. Bancorporation adopted the Statement effective October 1, 2002 which did not have a material impact on Bancorporation’s financial position or results of operations.

In November 2002, the FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” The Interpretation elaborates on the disclosures to be made by a guarantor in its financial statements under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure requirements of the Interpretation are effective and were adopted by Bancorporation as of December 31, 2002, and require disclosure of the nature of the guarantee, the maximum potential amount of future payments that the guarantor could be required to make under the guarantee, and the current amount of the liability, if any, for the guarantor’s obligations under the guarantee. Please refer to Note 15 for disclosures with respect to Bancorporation’s guarantees. The recognition requirements of the interpretation were effective beginning January 1, 2003. The implementation of this Statement did not have a material impact on Bancorporation’s financial position or results of operations.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure.” SFAS No. 148 amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide three alternative methods of transition to SFAS 123’s fair-value method of accounting for stock-based compensation. The Statement also amends disclosure provisions of SFAS No. 123 and APB Opinion No. 28, “Interim Financial Reporting,” to require additional disclosures in annual and interim financial statements. The Statement is effective for fiscal years ending after December 15, 2002. Bancorporation adopted SFAS No. 148 effective January 1, 2002 which did not have a material impact on Bancorporation’s financial position or results of operations.

In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”). This Interpretation provides guidance with respect to the identification of variable interest entities and when the assets, liabilities, noncontrolling interests, and results of operations of a variable interest entity need to be included in a company’s consolidated financial statements. The Interpretation requires consolidation by business enterprises of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

variable interest entities in cases where the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties, which is provided through other interests that will absorb some or all of the expected losses of the entity, or in cases where the equity investors lack one or more of the essential characteristics of a controlling financial interest, which include the ability to make decisions about the entity’s activities through voting rights, the obligations to absorb the expected losses of the entity if they occur, or the right to receive the expected residual returns of the entity if they occur. Due to significant implementation concerns, the FASB modified the wording of FIN 46 and issued FIN 46R in December of 2003. FIN 46R deferred the effective date for the provisions of FIN 46 to entities other than Special Purpose Entities (“SPEs”) until financial statements are issued for periods ending after March 15, 2004. Management has evaluated investments in variable interest entities and potential variable interest entities or transactions, particularly a limited liability partnership involved in low-income housing development (“LIHTC”) and trust preferred securities structures because these entities or transactions constitute Bancorporation’s primary FIN 46 and FIN 46R exposure. Under FIN 46, it was determined that Bancorporation is not the primary beneficiary of the FCB/SC Capital Trust I that issued trust preferred securities, thus trust preferred securities were deconsolidated as of December 31, 2003. As a result, other assets and long-term debt increased by $1,547, respectively. As of December 31, 2003, Bancorporation has adopted FIN 46R. Adoption of FIN 46 and FIN 46R did not have a material effect on Bancorporation’s consolidated financial position or consolidated results of operations beyond the impact of trust preferred securities because it was determined that Bancorporation is not the primary beneficiary of the LIHTC investments. Bancorporation’s involvement with variable interest entities is limited to $1.5 million in outstanding balances in LIHTC investments with no additional monies in future funding commitments. Bancorporation has utilized LIHTC investments to invest in areas serving low to moderate income communities since 2002. Because these investments generate tax credits which minimize the financial impact of a loss of capital, Bancorporation has chosen to utilize established syndicators to reduce this risk. Interpretive guidance relating to FIN 46R is continuing to evolve and Bancorporation’s management will continue to assess various aspects of consolidations and variable interest entity accounting as additional guidance becomes available.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” which amends and clarifies accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. Specifically, this Statement clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative, and when a derivative contains a financing component that warrants special reporting in the Consolidated Statements of Cash Flows. This Statement is generally effective for contracts entered into or modified after June 30, 2003 and provisions of this Statement should be applied prospectively. The implementation of this Statement did not have a material impact on Bancorporation’s financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances), because that financial instrument embodies an obligation of the issuer. This Statement is effective immediately for all financial instruments entered into or modified after May 31, 2003, and was otherwise effective beginning July 1, 2003. The implementation of this Statement did not have a material impact on Bancorporation’s financial position or results of operations.

In December 2003, the FASB issued SFAS No. 132 (revised 2003), “Employer’s Disclosures about Pensions and Other Postretirement Benefits.” SFAS No. 132 provides guidance to improve financial statement disclosures for defined benefit plans. The Statement includes the existing disclosures of the original issued Statement as well as additional disclosures including: (a) a narrative description of the basis for determining the overall expected long-term rate of return, (b) measurement dates used for plans that make up the majority of the plan assets and benefit obligations, (c) management’s best estimate of its contributions to be paid to fund the plan for the next fiscal year beginning after the date of the lastest financials, and (d) the expected benefit payments, including employee’s future service, for each of the next five years and thereafter, with a reconciliation to projected benefit obligation which would reflect interest future

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

service accruals. The Statement is effective beginning December 31, 2003. The implementation of this Statement did not have a material impact on Bancorporation’s financial position or results of operations.

Recently issued accounting pronouncements:

In December 2003, the American Institute of Certified Public Accountants (“AICPA”) issued Statement of Position (“SOP”) 03-3, “Accounting for Loans or Certain Debt Securities Acquired in a Transfer.” The SOP addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities acquired in a transfer if those differences relate to a deterioration of credit quality. The SOP also prohibits companies from “carrying over” or creating a valuation allowance in the initial accounting for loans acquired that meet the scope criteria of the SOP. The SOP is effective for loans acquired in fiscal years beginning after December 15, 2004.

In December 2003, the Securities and Exchange Commission (“SEC”) Staff announced that it will issue a Staff Accounting Bulletin (“SAB”) addressing the accounting treatment for mortgage loan interest rate lock commitments. The SAB will require interest rate lock commitments that relate to mortgage loans held for sale to be accounted for, by the issuer of the interest rate lock commitment, under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as written options that would be reported as liabilities until either they are exercised or they expire unexercised. The SAB is expected to be effective for interest rate lock commitments entered into in the period beginning after March 15, 2004. In light of the SEC’s expected issuance of this SAB, the FASB has an active project underway to address accounting for interest rate lock commitments. Had the accounting treatment prescribed in the SAB been in effect at December 31, 2003, Bancorporation estimates there would not have been a material impact on Bancorporation’s results of operations.

NOTE 2—ACQUISITIONS

Five branch locations were acquired during 2003 from unrelated financial institutions. First Citizens acquired deposits of $75,368, loans of $369, and other intangible assets of $8,679 in connection with these acquisitions. In 2002, two branch locations were acquired from unrelated financial institutions. First Citizens acquired deposits of $15,672, loans of $3,158 and other intangible assets of $1,429 in connection with these acquisitions. These acquisitions were accounted for under the purchase method of accounting.

Effective April 1, 2003, First Citizens acquired First Banks, Inc., a two-bank holding company headquartered in Carnesville, Georgia, which was the parent company of First Bank and Trust and The Bank of Toccoa (collectively “First Banks”). The results of First Banks’ operations have been included in the consolidated financial statements since that date. The purpose of the acquisition was to expand First Citizens’ banking presence in Georgia. First Citizens acquired deposits of $207,850, loans of $188,558, and fixed assets of $2,967 in connection with this acquisition. The total cost of the acquisition, recorded as a purchase, was $59,110. The breakdown of the purchase price is as follows:

Cash	$38,892
5 year First Citizens subordinated notes @ 7.50%	11,390
7 year First Citizens subordinated notes @ 7.75%	3,208
10 year First Citizens subordinated notes @ 8.00%	5,620

$59,110

Intangibles assets associated with this acquisition are $22,753, of which $19,353 is goodwill and not subject to amortization.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

Effective October 1, 2002, Bancorporation acquired Citizens, a banking corporation located in Warrenton, Georgia. Bancorporation acquired deposits of $39,918, loans of $18,548, and fixed assets of $1,229 in connection with this acquisition. The total cost of the acquisition, recorded as a purchase, was $7,204. The breakdown of the purchase price is as follows:

Cash	$6,028
5 year Bancorporation notes @ 7.50%	1,056
7 year Bancorporation notes @ 7.75%	120

$7,204

Intangibles assets associated with this acquisition are $3,910, of which $1,956 is goodwill and not subject to amortization.

NOTE 3—CASH AND DUE FROM BANKS

The Bank is required to maintain reserve balances with the Federal Reserve, or in vault cash. As of December 31, 2003, the average required reserve balance was $55,533, compared to $47,266 as of December 31, 2002. Of this amount, $45,540 and $36,970 was met by vault cash and $9,993 and $10,296 was met with deposits at the Federal Reserve at December 31, 2003 and 2002, respectively. As of December 31, 2003 and 2002, approximately $13,125 and $13,350, respectively, in cash and due from bank balances was restricted as to use as compensating balances with other financial institutions.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

NOTE 4—INVESTMENT SECURITIES

The amortized cost and the estimated fair value of investment securities held-to-maturity and available-for-sale and their respective contractual maturities at December 31, 2003 and 2002 are presented below. Actual maturities may differ from contractual maturities or maturities shown below.

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Held-to-maturity at December 31, 2003:
U. S. government obligations:
Within one year	$3,249	$12	$—	$3,261
After one year but within five years	7,008	4	44	6,968
After five years but within ten years	—	—	—	—
After ten years	—	—	—	—

Total	10,257	16	44	10,229

Obligations of states and political subdivisions:
Within one year	1,951	15	—	1,966
After one year but within five years	5,713	290	—	6,003
After five years but within ten years	—	—	—	—
After ten years	—	—	—	—

Total	7,664	305	—	7,969

Other securities:
Within one year	—	—	—	—
After one year but within five years	—	—	—	—
After five years but within ten years	—	—	—	—
After ten years	1,845	21	—	1,866

Total	1,845	21	—	1,866

Total held-to-maturity at December 31, 2003	$19,766	$342	$44	$20,064

Available-for-sale at December 31, 2003:
U. S. government obligations:
Within one year	$390,035	$2,654	$—	$392,689
After one year but within five years	446,032	1,408	860	446,580

Total	836,067	4,062	860	839,269

Obligations of states and political subdivisions:
Within one year	2,949	85	—	3,034
After five years but within ten years	537	19	10	546
After ten years	242	17	—	259

Total	3,728	121	10	3,839

Other securities:
Within one year	14,820	110	68	14,862
After five years but within ten years	2,517	62	17	2,562
After ten years	2,697	35	20	2,712

Total	20,034	207	105	20,136

Marketable equity securities	13,069	26,151	1	39,219

Total available-for-sale at December 31, 2003	$872,898	$30,541	$976	$902,463

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Held-to-maturity at December 31, 2002:
U. S. government obligations:
Within one year	$5,231	$42	$—	$5,273
After one year but within five years	6,255	81	—	6,336
After five years but within ten years	6,497	41	—	6,538
After ten years	2,248	55	—	2,303

Total	20,231	219	—	20,450

Obligations of states and political subdivisions:
Within one year	2,495	17	—	2,512
After one year but within five years	9,184	422	—	9,606
After five years but within ten years	365	36	—	401
After ten years	—	—	—	—

Total	12,044	475	—	12,519

Other securities:
Within one year	—	—	—	—
After one year but within five years	11	1	—	12
After five years but within ten years	10	1	—	11
After ten years	2,247	29	—	2,276

Total	2,268	31	—	2,299

Total held-to-maturity at December 31, 2002	$34,543	$725	$—	$35,268

Available-for-sale at December 31, 2002:
U. S. government obligations:
Within one year	$416,855	$5,163	$—	$422,018
After one year but within five years	416,605	7,423	—	424,028

Total	833,460	12,586	—	846,046

Obligations of states and political subdivisions:
After five years but within ten years	113	5	—	118
After ten years	243	11	—	254

Total	356	16	—	372

Other securities:
After five years but within ten years	4,636	179		4,815
After ten years	2,701	78	—	2,779

Total	7,337	257	—	7,594

Marketable equity securities	10,155	17,164	4	27,315

Total available-for-sale at December 31, 2002	$851,308	$30,023	$4	$881,327

Securities with unrealized losses at December 31, 2003 were as follows:

	Less than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value
U.S. government obligations	$904	$194,928	$—	$—
Obligations of states and political subdivisions	10	208	—	—
Mortgage-back securities	105	12,823	—	—
Marketable equity securities	1	—	—	—

Total securities with unrealized losses	$1,020	$207,959	$—	$—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

Gross unrealized losses noted above have been in an unrealized loss position for less than twelve months. These temporary unrealized losses are due to market changes in interest rates and market changes in credit spreads resulting in temporary unrealized losses as a normal fluctuation in the market price of securities.

Proceeds from the sale of available-for-sale investments were $42,337, $34,244, and $48,465 in 2003, 2002, and 2001, respectively. Gross realized gains were $781, $462, and $4,961 in 2003, 2002, and 2001, respectively. There were no gross realized losses in 2003 and 2002. Gross realized losses were $14 in 2001.

Excluding securities issued by the U.S. Government and its agencies and corporations, there were no investments securities from one issuer that exceeded ten percent of stockholder’s equity at December 31, 2003 or 2002.

Investment securities with an amortized cost of $754,277 and $670,741 at December 31, 2003 and 2002, respectively, were pledged to secure public deposits as collateral for securities sold under agreements to repurchase, and for other purposes as required by law.

The components of other comprehensive income or loss are summarized below for the years ended December 31:

	2003			2002			2001
	Before Tax Amount	Tax (Expense) or Benefit	After Tax Amount	Before Tax Amount	Tax (Expense) or Benefit	After Tax Amount	Before Tax Amount	Tax (Expense) or Benefit	After Tax Amount
Unrealized gains (losses) arising during period	$330	$(115)	$215	$317	$(111)	$206	$16,322	$(5,712)	$10,610
Less: reclassification adjustment for gains realized in net income	781	(273)	508	462	(162)	300	4,947	(1,731)	3,216

Other comprehensive income	$(451)	$158	$(293)	$(145)	$51	$(94)	$11,375	$(3,981)	$7,394

NOTE 5—LOANS

Gross loans are composed of the following:

	As of December 31,
	2003	2002
Real estate—construction	$128,997	$91,186
Real estate—mortgage	1,936,883	1,476,497
Installment loans to individuals	532,624	546,947
Commercial, financial and agricultural	341,485	300,766

Total	$2,939,989	$2,415,396

NOTE 6—ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for loan losses is summarized as follows:

	As of December 31,
	2003	2002	2001
Balance at beginning of year	$43,305	$40,259	$37,001
Loans charged off	(8,023)	(9,271)	(6,640)
Recoveries on loans previously charged off	2,367	1,703	1,299
Provision for loan losses	9,843	10,068	8,599
Allowance for loans acquired in purchase transactions	3,776	546	—

Balance at end of year	$51,268	$43,305	$40,259

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

Impaired loans are loans for which it is probable that all amounts, including principal and interest, will not be collected in accordance with the contractual terms of the loan agreement. Bancorporation had no specific reserves recorded on impaired loans as of December 31, 2003 and $895 recorded on impaired loans as of December 31, 2002 which represents the entire principal balance of the loans. Loans that were considered impaired under SFAS No. 114 at December 31, 2003 and 2002 held by Bancorporation, are summarized below:

	December 31,
	2003	2002
Nonaccrual loans	$6,135	$5,204
Loans past due 90 days or more	6,526	5,965
Average investment in impaired loans	9,613	6,470

At December 31, 2003 and 2002, Bancorporation did not have any loans for which terms had been modified in troubled debt restructurings. Interest income, which would have been recorded pursuant to the original terms of nonaccrual loans, was not significant.

NOTE 7—PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	As of December 31,
	2003	2002
Land	$46,305	$39,396
Buildings and improvements	94,988	77,114
Furniture and equipment	45,862	42,227
Leasehold improvements	1,477	1,350
Construction in progress	8,284	4,793

Total	196,916	164,880
Less: Accumulated depreciation and amortization	(62,160)	(54,408)

Total premises and equipment	$134,756	$110,472

Provisions for depreciation included in noninterest expense were $10,251, $8,105 and $7,401 for the years ended December 31, 2003, 2002, and 2001, respectively.

Bancorporation has entered into various noncancellable operating leases for land and buildings used in its operations. The leases expire over the next 25 years, and most contain renewal options from 1 to 25 years. Certain leases provide for periodic rate negotiation or escalation. The leases generally provide for payment of property taxes, insurance and maintenance costs by Bancorporation. Rental expense, including month-to-month leases, reported in noninterest expense was $827, $889, and $906 for the years ended December 31, 2003, 2002, 2001, respectively. There are no contingent rentals, and the expense was offset by sublease rental income of $1,082, $730, and $1,015 for the years ended December 31, 2003, 2002, and 2001, respectively.

At December 31, 2003 future minimum rental commitments under noncancellable operating leases that have a remaining life in excess of one year are summarized as follows:

2004	$637
2005	437
2006	342
2007	246
2008	155
2009 and thereafter	240

Total minimum obligation	$2,057

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

NOTE 8—GOODWILL AND OTHER INTANGIBLES

In accordance with SFAS No. 142, no goodwill amortization was recorded for the years ended December 31, 2003 and 2002. The discontinuation of amortization of goodwill had an immaterial effect on Bancorporation’s consolidated financial statements. Under the provisions of SFAS No. 142, goodwill is tested for impairment on an annual basis to determine if the fair value of the reporting unit is below its carrying amount. Bancorporation completed its annual review as of December 31, 2003, and determined there was no impairment of goodwill as of this date. The changes in the carrying amount of goodwill for the years ended December 31, 2002 and 2003 are as follows:

Balance, January 1, 2002	$3,217
Citizens Bank acquisition	1,262
Balance, December 31, 2002	4,479
First Banks acquisition	19,353
Purchase price adjustments	693

Balance, December 31, 2003	$24,525

During 2001, Bancorporation recognized $228 of amortization expense related to goodwill. Bancorporation adopted SFAS No. 142, in its entirety, effective January 1, 2002. Proforma net income and net income per common share (basic and diluted) for 2001 was $34,031 and $36.28, respectively. Because there was no amortization expense related to goodwill in 2003 or 2002, the net income and net income per common share (basic and diluted) for these years were presented in the Consolidated Statements of Income.

The changes in the carrying amounts of other intangible assets for the years ended December 31, 2002 and 2003 are as follows:

	Core Deposit Intangible	Mortgage Servicing Rights*	Total
Balance, January 1, 2002	$40,432	$4,462	$44,894
Amortization	(8,163)	(2,799)	(10,962)
Servicing rights originated	—	3,702	3,702
Citizens Bank acquisition	1,952		1,952
Branch acquisitions	1,413	—	1,413

Balance, December 31, 2002	35,634	5,365	40,999
Amortization	(8,326)	(1,762)	(10,088)
Servicing rights originated	—	2,855	2,855
First Banks acquisition	3,400		3,400
Branch acquisitions	8,710	—	8,710

Balance, December 31, 2003	$39,418	$6,458	$45,876

*	Valuation allowance for MSRs was $1,818 and $1,880 as of December 31, 2003 and 2002, respectively.

Amortization expense on core deposit intangibles was $8,326, $8,163 and $9,624 for the years ended December 31, 2003, 2002, and 2001, respectively. The amortization expense related to mortgage servicing rights, included as a reduction of mortgage income in the Consolidated Statements of Income, was $1,762, $2,799, and $709 for the years ended December 31, 2003, 2002, and 2001, respectively. During 2003, amortization expense includes a net recapture of impairment of $62 ($1,801 of impairment charges and $1,863 recapture of impairment). Amortization expense includes $1,716 and $137 for impairment of mortgage servicing rights for the year ended December 31, 2002 and 2001, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

Key economic assumptions used to value total mortgage servicing rights as of December 31, 2003 were as follows:

Weighted-average life	3.5 years
Discount rate	8.00%
Weighted average prepayment speed	22.2%
Weighted average coupon	5.95%

Bancorporation projects the following aggregate amortization expense based on existing core deposit intangibles for each of the next five years:

For the year ended December 31:

2004	$9,020
2005	7,620
2006	5,947
2007	5,186
2008	4,898

NOTE 9—DEPOSITS

Deposits and related interest expense are summarized as follows:

	Deposits December 31,		Interest Expense Year Ended December 31,
	2003	2002	2003	2002	2001
Demand	$651,332	$575,632	$—	$—	$—
Savings:
NOW accounts	1,314,862	1,079,637	7,584	9,483	16,559
Market rate accounts	342,452	316,405	1,918	3,233	6,900
Other	25,083	15,272	107	94	223
Time:
Certificates of deposit in excess of $100 thousand	304,620	259,959	7,462	8,401	9,173
Other certificates of deposit	1,075,873	1,029,103	24,986	33,511	55,314

Total	$3,714,222	$3,276,008	$42,057	$54,722	$88,169

NOTE 10—INCOME TAXES

The components of consolidated income tax expense (benefit) are as follows:

	For the Year Ended December 31,
	2003	2002	2001
Current:
Federal	$21,904	$19,606	$17,316
State	1,856	1,781	1,447

	23,760	21,387	18,763

Deferred	(2,028)	(723)	(2,637)

Total income tax expense	$21,732	$20,664	$16,126

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

The significant components of Bancorporation’s deferred tax liabilities and assets recorded pursuant to SFAS No. 109, which are included in “Other assets” in the Consolidated Statements of Condition, are as follows:

	As of December 31,
	2003	2002	2001
Deferred tax liabilities:
Pension costs	$3,789	$3,757	$2,984
Mark-to-market of equity securities	10,348	10,507	10,556
Tax depreciation over book	673	478	—
Other, net	1,027	1,044	953

Total deferred tax liabilities	15,837	15,786	14,493
Deferred tax assets:
Book depreciation over tax	—	—	351
Allowance for loan losses	17,944	15,157	14,327
Employee benefits	1,702	1,680	1,261
Amortization—intangibles	8,491	9,480	8,609
Other, net	1,317	1,459	1,163

Total deferred tax assets	29,454	27,776	25,711

Net deferred tax asset	$13,617	$11,990	$11,218

Bancorporation has no valuation allowance for deferred tax assets based on management’s belief that it is more likely than not that the deferred tax assets will be realized.

Total income tax expense differs from the amount of income tax determined by applying the U. S. statutory federal income tax rate (35%) to pretax income as a result of the following differences:

	For the Year Ended December 31,
	2003	2002	2001
Tax expense at statutory rate	$21,565	$20,899	$17,501
Increase (decrease) in taxes resulting from:
Non-taxable interest	(653)	(753)	(1,473)
State income taxes, net of federal income tax benefit	1,206	1,158	941
Other, net	(386)	(640)	(843)

	$21,732	$20,664	$16,126

NOTE 11—MORTGAGE SERVICING ACTIVITY

Bancorporation’s mortgage servicing portfolio approximated $1,017,912 and $918,680 at December 31, 2003 and 2002, respectively. Loans serviced for unrelated third parties are not included in the accompanying consolidated financial statements.

Bancorporation has issued mortgage-backed securities guaranteed by GNMA under the provisions of the National Housing Act. The issuance of these securities, and the simultaneous placement of the related mortgages in trust, have been accounted for as sales of the related mortgages. The outstanding balances of the securities and the related mortgages held in trust of, $3,153 and $4,433 at December 31, 2003 and 2002, respectively, are not considered to be assets or liabilities of the Bancorporation and, accordingly, are not included in the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

NOTE 12—LONG-TERM DEBT

Components of long-term debt as of December 31 were as follows:

	2003	2002
Guaranteed Preferred Beneficial Interest in Bancorporation’s Junior Subordinated Deferrable Interest Debenture 8.25%, due March 15, 2028	$51,547	$50,000
Subordinated notes payable:
7.50% maturing August 20, 2004	$—	$90
7.50% maturing October 1, 2007	1,056	1,056
7.50% maturing April 1, 2008 (issued by First Citizens)	11,390	—
7.75% maturing August 20, 2009	873	873
7.75% maturing October 1, 2009	120	120
7.75% maturing April 1, 2010 (issued by First Citizens)	3,208	—
8.00% maturing April 1, 2013 (issued by First Citizens)	5,620	—

	$22,267	$2,139

Total long-term debt	$73,814	$52,139

Principal amounts due for the next five years on long-term debt at December 31, 2003 are: 2004—$90; 2005—none; 2006—none; 2007—$1,056; and 2008—$11,390.

A $15,000 committed unsecured revolving line of credit was established in 1997 with an unrelated financial institution and provides an interest rate indexed to the London Interbank Offered Rate (“LIBOR”) plus 70 basis points. This line of credit contains certain restrictive covenants including limits on indebtedness, encumbrances, dividends and minimum net worth. Bancorporation was in compliance with the covenants at December 31, 2003 and 2002, respectively. The line of credit outstanding which is included in “Other liabilities” in the Consolidated Statements of Condition was $-0- and $1,000 as of December 31, 2003 and 2002, respectively. The line of credit was extended to December 18, 2004 with an increase in the line amount to $25,000.

FCB/SC Capital Trust I, a statutory business trust (the “Trust”) created by Bancorporation, had outstanding at December 31, 2003, $50,000 (par value $50,000) of 8.25% Capital Securities which will mature on March 15, 2028 (the “Capital Securities”). The principal assets of the Trust are $51,547 of Bancorporation’s 8.25% Junior Subordinated Deferrable Interest Debentures which will mature on March 15, 2028. The balance of the securities can be prepaid, subject to possible regulatory approval, in whole or part at any time on or after March 15, 2008. Additionally, the Trust has issued $1,547 in liquidation amount of its Common Securities which constitute all of its outstanding Common Securities to Bancorporation.

Under FIN 46, Bancorporation discontinued the consolidation of the Trust, totaling $1,547, within its consolidated financial statements. Effective December 31, 2003, the deconsolidated portion of the Trust is reflected in the Consolidated Statements of Condition in “Long-term debt” at December 31, 2003. Bancorporation also recorded in the Consolidated Statements of Condition in “Other assets” at December 31, 2003 the common capital securities issued by the Trust.

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

Series A, B, and F preferred stock may be redeemed by Bancorporation, at its option, at par or stated value. Series C, Series E, and G preferred stock may be redeemed by Bancorporation, at its option, at a call price of $100, $200 and $50 per share, respectively. Series E preferred stock has no par value and is considered non-voting. Par value, number of shares authorized and outstanding, and dividends paid for each series of redeemable preferred stock at December 31, 2003 and 2002 follows:

		2003			2002
Series	Par Value	Authorized And Outstanding	Amount	Cash Dividend Per Share	Authorized And Outstanding	Amount	Cash Dividend Per Share
	(dollars in thousands, except per share and par value data)
A	$50	6,596	$330	$2.50	7,838	$392	$2.50
B	50	11,810	591	2.50	11,810	591	2.50
C	20	5,838	117	2.00	5,838	117	2.00
E	NA	498	100	10.00	498	100	10.00
F	50	31,365	1,567	2.50	31,365	1,567	2.50
G	N/A	8,113	406	2.50	8,113	406	2.50

			$3,111			$3,173

The Bank and Exchange are subject to dividend limitations mandated by the South Carolina State Board of Financial Institutions. Citizens is subject to dividend limitations mandated by the Georgia Department of Banking and Finance. Bancorporation’s dividends may be restricted by the requirements of the term loan agreement described in Note 12 which requires that the Bank maintain a regulatory leverage capital ratio of 4.00%. At December 31, 2003 the Bank’s leverage capital ratio was 7.22%.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

NOTE 14—EMPLOYEE BENEFITS

The Bank has a noncontributory defined benefit pension plan (the “Plan”) which covers substantially all of its employees. Retirement benefits under the Plan are based on an employee’s length of service and highest average annual compensation for five consecutive years during the last ten years of employment. Contributions to the Plan are based upon the projected unit credit actuarial funding method and are limited to the amounts that are currently deductible for tax reporting purposes. Employees must be employed by the Bank for at least one year to participate in the Plan. The employees fully vest in the Plan after five years of service. The Bank uses a December 31 measurement date for this Plan.

The following table details the changes both in the actuarial present value of the pension benefit obligation and in the Plan’s assets, presents the funded status of the Plan at each year end and identifies the related amounts recognized and unrecognized in Bancorporation’s Consolidated Statements of Condition. The table also presents the weighted-average assumptions used to determine the benefit obligation at each year end.

	December 31,
	2003	2002
Change in benefit obligation:
Benefit obligation at beginning of year	$45,772	$38,195
Service cost	2,576	1,924
Interest cost	3,047	2,777
Actuarial loss	7,408	4,430
Benefits paid	(2,022)	(1,554)

Benefit obligation at end of year	56,781	45,772
Change in plan assets:
Fair value of plan assets at beginning of year	42,562	41,192
Actual return on plan assets	5,388	112
Employer contribution	4,013	2,812
Benefits paid	(2,022)	(1,554)

Fair value of plan assets at end of year	49,941	42,562

Funded status and amounts recognized and unrecognized:
Funded status	(6,840)	(3,210)
Unrecognized prior service cost	—	83
Unrecognized loss	17,691	13,009

Net amount recognized	$10,851	$9,882

Weighted-average assumptions used to determine benefit obligations, end of year:
Discount rate	6.00%	6.75%
Rate of future compensation increases	4.00%	4.00%

The accumulated benefit obligation was $45,352 and $36,971 at December 31, 2003 and 2002, respectively. The estimated employer contributions for 2004 are $3,710.

The following table details the components of pension expense recognized in Bancorporation’s Consolidated Statements of Income:

	For the Year Ended December 31,
	2003	2002	2001
Service costs	$2,576	$1,924	$1,397
Interest costs	3,047	2,777	2,482
Expected return on plan assets	(3,589)	(3,566)	(3,366)
Amortization of prior service cost	83	183	183
Recognized net actuarial loss	926	176	—

Net pension expense	$3,043	$1,494	$696

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

Bancorporation used the following weighted-average assumptions in determining the net pension expense for each of the three years ended December 31, 2003:

	2003	2002	2001
Discount rate	6.50%	7.25%	7.75%
Rate of future compensation increases	4.00%	4.00%	4.00%
Expected long-term return on plan assets	8.00%	8.50%	8.50%

The following table presents the percentage allocation of Plan assets by investment category at:

	December 31,
	2003	2002
Asset allocation:
Equity securities	40.1%	36.7%
Debt securities	49.5	50.7
Cash and equivalents	10.4	12.6

Total	100.00%	100.00%

The investment policy for this Plan establishes an asset allocation whereby fixed income securities must comprise no lower than 50% of Plan assets and whereby equity securities cannot exceed 50% of Plan assets. Equity securities include $1,919 and $1,628 of Bancorporation’s Capital Securities and $4,038 and $3,093 of Bancorporation’s common stock as of December 31, 2003 and 2002, respectively.

The Bancorporation pension investment committee establishes investment policies and strategies and regularly monitors the performance of the funds. Bancorporation’s investment strategy with respect to pension assets is to invest the assets in accordance with ERISA and fiduciary standards. The long-term primary objectives for the Plan are to provide for a reasonable amount of long-term growth of capital, without undue exposure to risk and provide investment results that meet or exceed the Plan’s actuarially long-term rate of return.

The weighted average expected long-term rate of return on Plan assets represents the average rate of return expected to be earned on Plan assets over the period the benefits included in the benefit obligation are to be paid. In developing the expected rate of return, Bancorporation considers the actual historical and current returns on Plan assets. Using this reference information, Bancorporation develops forward-looking return expectations for the Plan.

The employees of Citizens became participants in the Plan effective October 1, 2002 and receive service credit back to date of hire for vesting purposes only. The employees of First Banks became participants in the Plan effective April 1, 2003 and receive service credit back to date of hire for vesting purposes only. Neither of these participants have prior credit for purposes of benefit accrual.

Bancorporation has a contributory savings plan covering full-time employees who elect to participate including the employees of Citizens and First Banks effective October 1, 2002 and April 1, 2003, respectively. Bancorporation matches 100% of the employees’ contribution of up to 3% of compensation and 50% of the employees’ contribution over 3% but not to exceed 6% of compensation. The matching funds contributed by Bancorporation are immediately 100% vested. Matching contributions provided by Bancorporation were $1,820, $1,382, and $1,309 for the years ended December 31, 2003, 2002, and 2001, respectively, and are included in salaries and employee benefits expense in the Consolidated Statements of Income. The Bank and Exchange contributory savings plan merged in 2001.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

Bancorporation provides a supplemental retirement plan (the “Supplemental Plan”) for certain members of management. Benefits under the Supplemental Plan are based on a percentage of the participant’s 2002 salary and will be paid evenly over a ten-year period after retirement. The present value of the payments at retirement for current employees and the present value of remaining payments being paid to prior employees was determined using a discount rate of 6%, and totals $4,421.

According to the Supplemental Plan, if a participant dies before retirement, death benefits will be paid to the participant’s designated beneficiary or estate for a ten-year period. In the event of death following retirement, but before the ten-year period payout is complete, the participant’s beneficiary or estate will receive the remaining payments due at the same monthly rate. If employment is terminated, Bancorporation has no obligation under the Supplemental Plan. Bancorporation has the right to terminate the Supplemental Plan at any time.

Costs recognized under the Supplemental Plan for the years ended December 31, 2003, 2002, and 2001 totaled $222, $1,107, and $537, respectively, and are included in salaries and employee benefits in the Consolidated Statements of Income.

NOTE 15—COMMITMENTS, CONTINGENCIES AND FINANCIAL INSTRUMENTS

WITH OFF-BALANCE SHEET RISK

While Bancorporation sees the opportunities and benefits of utilizing derivative financial instruments such as interest rate swaps and caps and floors to improve net interest income, Bancorporation has elected not to use such instruments given their risk. Financial instruments with off-balance sheet risk include commitments to extend credit, standby letters of credit and commitments on mortgage loans held for resale. Generally, Bancorporation charges a fee to the customer to extend these commitments as part of its normal banking activities. These fees are initially deferred and included in loans in the Consolidated Statements of Condition. Ultimately, such fees are recorded as an adjustment to yield over the related life of the loan or, if the commitment expires unexercised, recognized in income upon expiration of the commitment.

A summary of the significant financial instruments with off-balance sheet risk follows:

	Contract Amount at December 31,
	2003	2002
Commitments to extend credit	$719,571	$670,007
Letters of credit and financial guarantees	6,154	6,367

Total	$725,725	$676,374

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

Letters of credit and financial guarantees are conditional commitments issued by Bancorporation to guarantee the performance of a borrower to a third party. As of December 31, 2003, Bancorporation had issued $6,154 in such guarantees predominantly for terms of one year or less and represent the maximum exposure under such instruments. These guarantees are primarily issued to support public and private borrowing arrangements. The evaluations of credit worthiness, consideration of need for collateral, and credit risk involved in issuing letters of credit are essentially the same as that involved in extending loans to borrowers.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

Most of Bancorporation’s business activity is with customers located in South Carolina. A significant economic downturn in South Carolina could have a material adverse impact on the operations of Bancorporation. As of December 31, 2003, Bancorporation had no other significant concentrations of credit risk in the loan portfolio.

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

Aggregate balances and activity related to extensions of credit to officers, directors and their associates were as follows:

December 31, 2003
Balance at beginning of year	$3,393
New loans and additions	413
Payments and other deductions	(532)

Balance at end of year	$3,274

Bancorporation has a contract with First-Citizens Bank & Trust Company, Raleigh, North Carolina (“FCBNC”) for the purpose of outsourcing data processing and other services to include item processing, deposits, loans, general ledger and statement rendering functions. Total expenses incurred under this contract were $12,253, $11,407 and $10,814 for the years ended December 31, 2003, 2002 and 2001, respectively. Bancorporation also has a correspondent banking relationship with FCBNC which also acts as an investment custodian. Fees paid for this service were minimal for the three years ended December 31, 2003.

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

Deposits:

The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity time deposits is estimated using the rates currently offered for deposits of similar remaining maturities.

Federal funds purchased and securities sold under agreements to repurchase:

The carrying value is a reasonable estimation of fair value.

Long-term debt:

Rates currently available to Bancorporation for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

Commitments to extend credit and standby letters of credit:

The fair values of commitments to extend credit and standby letters of credit are generally based upon fees charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counter parties’ credit standing. The estimated fair value of the Bancorporation’s standby letters of credit is nominal. The estimated fair value of the off-balance sheet commitments is nominal since the committed rates approximate current rates offered for commitments with similar rate and maturity characteristics and since the estimated credit risk associated with such commitments is not significant.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

The carrying amounts and estimated fair values of Bancorporation’s financial instruments are as follows:

	December 31, 2003		December 31, 2002
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets:
Cash and federal funds sold	$221,330	$221,330	$287,373	$287,373
Investment securities	922,229	922,527	915,870	916,595
Loans	2,939,989	2,944,859	2,415,396	2,438,630
Financial liabilities:
Deposits	3,714,222	3,714,519	3,276,008	3,282,294
Federal funds purchased and securities sold under agreements to repurchase	148,864	148,864	130,360	130,360
Long-term debt	73,814	74,619	52,139	56,077

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

Quantitative measures established by regulation to ensure capital adequacy require Bancorporation to maintain minimum amounts and ratios of Total and Tier I capital to risk weighted assets, and of Tier I capital to average assets. Management believes, as of December 31, 2003, that Bancorporation meets all capital adequacy requirements to which it is subject.

To be categorized as “well-capitalized”, Bancorporation must maintain minimum Total risk-based and Tier I risk-based ratios as set forth in the table below. As seen below, Bancorporation is considered to be a “well-capitalized” institution per regulatory definitions. There are no conditions or events subsequent to December 31, 2003, that management believes would change the capital amounts and ratios presented below for Bancorporation, Bank, Exchange or Citizens.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio (%)	Amount	Ratio (%)	Amount	Ratio (%)
	As of December 31, 2003
Total capital to risk weighted assets:
Bancorporation	$361,513	12.18%	$237,534	8.00%	$296,918	10.00%
Bank	326,331	11.38	229,346	8.00	286,683	10.00
Exchange	16,658	23.69	5,626	8.00	7,032	10.00
Citizens	4,209	16.59	2,029	8.00	2,537	10.00
Tier I capital to risk weighted assets:
Bancorporation	306,423	10.32	118,767	4.00	178,151	6.00
Bank	272,388	9.50	114,673	4.00	172,010	6.00
Exchange	15,831	22.51	2,813	4.00	4,219	6.00
Citizens	3,889	15.33	1,015	4.00	1,522	6.00
Tier I capital to average assets:
Bancorporation	306,423	7.29	168,142	4.00	210,178	5.00
Bank	272,388	7.22	150,903	4.00	188,629	5.00
Exchange	15,831	15.53	4,077	4.00	5,097	5.00
Citizens	3,889	8.78	1,773	4.00	2,216	5.00

	As of December 31, 2002
Total capital to risk weighted assets:
Bancorporation	$325,282	13.01%	$199,966	8.00%	$249,957	10.00%
Bank	296,348	12.35	192,008	8.00	240,010	10.00
Exchange	15,247	21.08	5,787	8.00	7,234	10.00
Citizens	4,516	20.60	1,754	8.00	2,192	10.00
Tier I capital to risk weighted assets:
Bancorporation	293,961	11.76	99,983	4.00	149,974	6.00
Bank	266,205	11.09	96,004	4.00	144,006	6.00
Exchange	14,339	19.82	2,894	4.00	4,341	6.00
Citizens	4,239	19.34	877	4.00	1,315	6.00
Tier I capital to average assets:
Bancorporation	293,961	7.91	148,605	4.00	185,756	5.00
Bank	266,205	7.53	141,470	4.00	176,838	5.00
Exchange	14,339	13.98	4,104	4.00	5,130	5.00
Citizens	4,239	9.50	1,785	4.00	2,232	5.00

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

NOTE 19—BANCORPORATION (PARENT COMPANY INFORMATION ONLY)

Bancorporation’s principal asset is its investments in its wholly-owned subsidiaries, the Bank, Exchange, and Citizens, and its principal source of income is dividends from the Bank. As discussed in Note 13, the Bank, Exchange, and Citizens have dividend limitations regulated by the applicable state regulatory agencies.

Bancorporation’s condensed balance sheets and the related condensed statements of income and of cash flows are as follows:

BALANCE SHEET DATA

	December 31,
	2003	2002
Assets:
Cash	$1,092	$58
Investments in the subsidiaries ($685 related to nonbanking subsidiaries)	358,954	335,166
Other assets	44,589	30,903

Total assets	$404,635	$366,127

Liabilities and stockholders’ equity:
Long term debt	$53,686	$53,686
Other liabilities	11,366	8,857
Stockholders’ equity	339,583	303,584

Total liabilities and stockholders’ equity	$404,635	$366,127

INCOME STATEMENT DATA

	For the Year Ended December 31,
	2003	2002	2001
Income:
Dividends received from banking subsidiaries	$11,344	$9,761	$233
Other	694	761	4,458

	12,038	10,522	4,691
Expenses:
Interest	4,423	4,349	4,327
Other	476	278	4,080

	4,899	4,627	8,407

Income before equity in undistributed earnings subsidiaries and income taxes	7,139	5,895	(3,716)
Equity in undistributed earnings of the subsidiaries and associated companies	31,261	31,844	35,644

Income before income taxes	38,400	37,739	31,928
Applicable income tax benefit	(1,483)	(1,309)	(1,948)

Net income	$39,883	$39,048	$33,876

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

CASH FLOWS DATA

	For the Year Ended December 31,
	2003	2002	2001
Cash flows from operating activities:
Net income	$39,883	$39,048	$33,876
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of the subsidiaries and associated companies	(31,261)	(31,844)	(35,644)
Gain on sale of investment securities	—	—	(3,748)
(Increase) decrease in other assets	(54)	(878)	91
Increase in other liabilities	369	127	876

Net cash used in operating activities	8,937	6,453	(4,549)

Cash flows from investing activities:
Purchases of held-to-maturity and available-for-sale securities	(3,112)	(4,303)	(3,081)
Sales and maturities held-to-maturity and available-for-sale securities	—	—	15,440
Payments for investments to subsidiaries	(200)	(6,160)	—

Net cash (used in) provided by investing activities	(3,312)	(10,463)	12,359

Cash flows from financing activities:
Net change in short-term borrowings	(1,000)	1,000	—
Purchase of stock	(2,380)	(5,225)	(2,984)
Cash dividends paid	(1,211)	(1,061)	(1,064)

Net cash used in financing activities	(4,591)	(5,286)	(4,048)

Net increase (decrease) in cash	1,034	(9,296)	3,762
Cash at beginning of year	58	9,354	5,592

Cash at end of year	$1,092	$58	$9,354

Supplemental disclosure of cash flows information:
Interest paid	$4,288	$4,199	$4,125

FIRST CITIZENS BANCORPORATION BOARD OF DIRECTORS

(Directors of First Citizens Bank are identical to those of First Citizens Bancorporation)

Jim B. Apple[1,2]

Chairman of the Board, Chief Executive Officer and President

First Citizens Bancorporation of South Carolina, Inc.

Chairman of the Board and Chief Executive Officer

First-Citizens Bank and Trust Company of South Carolina, Columbia

Richard W. Blackmon[1,2]

Owner

Richard Blackmon Construction Company, Lancaster

Peter M. Bristow[1]

Executive Vice President and Chief Operating Officer

First Citizens Bancorporation of South Carolina, Inc.

President and Chief Operating Officer

First-Citizens Bank and Trust Company of South Carolina,

Columbia

George H. Broadrick[5]

Retired, Charlotte, NC

Walter C. Cottingham, DVM

Cottingham Veterinary Hospital, Kingstree

David E. Dukes[5]

Attorney and Managing Partner

Nelson Mullins Riley & Scarborough, L.L.P., Columbia

William E. Hancock, III

President

Hancock Buick Company, Columbia

Robert B. Haynes

Vice President and Secretary

C. W. Haynes and Company, Inc., Columbia

Wycliffe E. Haynes

Vice President and Treasurer

C. W. Haynes and Company, Inc., Columbia

Lewis M. Henderson[3]

Henderson and Associates, CPAs, Columbia

Carmen H. Ames

San Francisco, CA

Frank B. Holding[1,2]

Vice Chairman

First Citizens Bancorporation of South Carolina, Inc.

First-Citizens Bank and Trust Company of South Carolina, Columbia

Executive Vice Chairman

First Citizens BancShares, Inc.

First Citizens Bank and Trust Company, Raleigh, NC

Dan H. Jordan

Farmer, Nichols

Charles S. McLaurin III

Vice Chairman

The Exchange Bank of South Carolina, Inc., Kingstree

Executive Vice President

First-Citizens Bank and Trust Company of South Carolina,

Columbia

N. Welch Morrisette, Jr.

Retired, Columbia

E. Perry Palmer

President

E. P. Palmer Corporation

Palmer Memorial Chapel, Columbia

William E. Sellars[1]

President

C. W. Haynes and Company, Inc., Columbia

Henry F. Sherrill[1]

Attorney-at-Law, Columbia

M. Craig Garner, Jr.[4]

Attorney

McNair Law Firm, P.A., Columbia

Kevin B. Marsh[4]

Senior Vice President and Chief Financial Officer

SCANA Corporation, Columbia

[1]   Member of the Executive Committee, First Citizens Bancorporation and First Citizens Bank

[2]   Member of the Investment Committee, First Citizens Bank

[3]   Member of the Audit Committee, First Citizens Bancorporation and First Citizens Bank

[4]   Elected as member of the Audit Committee, First Citizens Bancorporation and First Citizens Bank in January 2004. Elected to the Board of Directors in January 2004.

[5]   Member of the Audit Committee, First Citizens Bancorporation and First Citizens Bank until January 2004.

FIRST CITIZENS BANCORPORATION

EXECUTIVE OFFICERS

Jim B. Apple

Chairman/Chief Executive Officer/President

Frank B. Holding

Vice Chairman

Peter M. Bristow

Executive Vice President/Chief Operating Officer

Craig L. Nix

Executive Vice President/Chief Financial Officer/Treasurer

Charles D. Cook

Corporate Secretary

Jay D. Weir

Senior Vice President/Audit Director