Form 10-K, Exhibit 13
period 2004-12-31
FIRST CITIZENS BANCORPORATION INC
filed 2005-03-15
CIK 708848

First

Citizens

Bancorporation

2004

Annual Report to Shareholders

NATURE OF BUSINESS

First Citizens Bancorporation, Inc. (“Bancorporation”), is a two-bank financial holding company headquartered in Columbia, South Carolina, with assets of $4.53 billion at December 31, 2004. Its primary subsidiaries are First Citizens Bank and Trust Company, Inc. (“First Citizens”) and The Exchange Bank of South Carolina, Inc. (“Exchange”). In November 2004, Citizens Bank, a banking subsidiary of Bancorporation, was merged into First Citizens. First Citizens provides a broad range of banking services through 150 offices in 103 communities throughout South Carolina and seven offices in six communities in Georgia. Exchange provides banking services through four offices in Williamsburg and Georgetown counties in South Carolina. First Citizens’ subsidiary is Wateree Life Insurance Company, a credit life insurance company.

First Citizens Bancorporation, Inc.

P. O. Box 29

1225 Lady Street

Columbia, South Carolina 29201

ANNUAL MEETING

The Annual Meeting of Shareholders of Bancorporation will be held at 2:00 p.m. on Thursday, April 21, 2005 at 1314 Park Street, Columbia, South Carolina.

MARKET AND DIVIDEND INFORMATION REGARDING

COMMON AND PREFERRED STOCK

Bancorporation’s voting common stock is traded in the over-the-counter market and quoted on the OTC Bulletin Board under the trading symbol “FCBN.” However, the trading market for the stock is limited.

There is no public trading market for Bancorporation’s non-voting common stock or for any class of its preferred stock. All trading activity for that stock is in privately negotiated transactions.

The following table lists the high and low closing prices for Bancorporation’s voting common stock, and the cash dividends declared on that stock, during each quarterly period during 2004 and 2003. All prices are as reported on the OTC Bulletin Board and reflect interdealer prices, without retail mark-up, mark-down or commission, and those prices may not represent actual transactions.

	2004			2003
	High	Low	Dividend	High	Low	Dividend
1st quarter	$560.00	$490.00	$0.35	$394.00	$383.60	$0.25
2nd quarter	555.00	489.00	0.35	406.50	387.00	0.25
3rd quarter	530.00	501.00	0.35	447.00	405.00	0.35
4th quarter	550.00	492.00	0.35	525.00	435.00	0.35

The approximate numbers of record holders of Bancorporation’s voting common stock and non-voting common stock at December 31, 2004 were 927 and 4, respectively. Holders of the voting and non-voting common stock are entitled to such dividends as may be declared from time to time by the Board of Directors from funds legally available. Bancorporation’s primary source of funds with which it can pay dividends to its shareholders is dividends it receives from its banking subsidiaries and dividend and interest income on its investment securities portfolio. Certain regulatory requirements restrict the payment of dividends and extensions of credit from banking subsidiaries to bank holding companies. These restrictions have not historically affected Bancorporation’s ability to meet its obligations. Restrictions relating to capital requirements and dividends are discussed on page 26 of “Management’s Discussion and Analysis” and in Note 12 “Stockholders’ Equity” of the “Notes to Consolidated Financial Statements.”

Financial Highlights

	2004	2003	Percent change
	(Dollars in thousands, except for per share data)
Earnings:
Net income	$36,709	$39,883	(7.96)%
Net income per common share—basic	40.52	43.78	(7.45)
Book value per common share	407.54	371.60	9.67
Year-end balances:
Total assets	4,533,651	4,301,815	5.39
Investment securities	904,419	922,229	(1.93)
Loans and leases, net	3,124,197	2,939,989	6.27
Deposits	3,848,373	3,714,577	3.60
Stockholders’ equity	369,456	339,583	8.80
Average balances:
Total assets	4,460,475	4,103,487	8.70
Investment securities	904,090	922,347	(1.98)
Loans and leases, net	3,034,383	2,683,789	13.06
Deposits	3,800,548	3,532,131	7.60
Stockholders’ equity	353,209	321,971	9.70
Financial ratios:
Return on average assets	0.82%	0.97%	(15.46)
Return on average stockholders’ equity	10.39	12.39	(16.14)
Average stockholders’ equity to average total assets	7.92	7.85	0.89
Share and dividend data (as of and for the year ended):
Common shares outstanding	898,914	905,481	(0.73)
Weighted average common shares outstanding	901,791	907,770	(0.66)
Preferred shares outstanding	64,220	64,220	—
Preferred dividends paid	166	165	0.61
Common dividends paid	1,408	1,046	34.61

To Our Shareholders:

In 2004, First Citizens Bancorporation continued to position itself for growth. While improving our capital position during the year, total assets passed the $4.5 billion mark.

Net income decreased 7.96% to $ 36.71 million, representing a decrease in net income per share from $43.78 in 2003 to $40.52 in 2004.

Loans grew 6.27% to $3.12 billion, while deposits grew 3.60% to $3.85 billion. Total assets grew 5.39% to $4.53 billion.

In March of 2004, we launched the new First Citizens brand as a means of refocusing our image to best represent and reinforce our identity and key values. Outstanding customer service is a way of life at First Citizens, but the new campaign to energize and refresh the bank’s image so that our outside matches our inside accelerated goals of continued leadership in the financial services industry.

Our plans for expansion continued with new construction and acquisitions. We continued strengthening our position in the Upstate with the opening of a new Greenville banking headquarters, a new main office in Spartanburg, and a new office in Easley. In the Low Country, we opened a new office in the growing market of Bluffton while completing construction of a new office complex on Daniel Island. Additional new offices were also opened in Florence, North Augusta and Orangeburg.

April 2004 brought the announcement of plans to build a new corporate headquarters in downtown Columbia. Since then, construction has continued briskly on the new nine-story, 170,000 square foot office building which is scheduled to open in the first quarter of 2006.

In continued support of our quest to become South Carolina’s bank of choice, First Citizens entered into a definitive agreement to merge with People’s Community Capital Corporation—the parent corporation of People’s Community Bank, which currently operates three offices in Aiken and North Augusta and a loan production office in Charleston. In a second acquisition, First Citizens agreed to purchase the deposits of three Mutual Savings Banks offices located in Bennettsville, Florence and Darlington. We fully expect both acquisitions to be completed during the second quarter of 2005. In addition, First Citizens agreed in early March 2005 to purchase Summit Financial Corporation, the parent of Summit National Bank, which consists of three offices in Greenville and one in Spartanburg. This acquisition will likely be completed by the third quarter of 2005.

Our Georgia team of bankers continued showing tremendous dedication and progress through the November conversion of the seven offices located in the eastern part of the state. During this conversion, associates from South Carolina and Georgia offices worked together while their shared values, service commitment and teamwork helped ensure a smooth transition into a united company. Adding these Georgia offices to the network positions First Citizens for greater growth in these markets, thanks to the “We’re on it” spirit that typified the conversion.

The year also concluded First Citizens’ first full year of branch automation with our Encore Loans and Encore Teller project. This massive system conversion is notable for providing our platform associates with the support they need to serve customers’ needs with urgency. When implementation of the entire package—deposit, loan, and teller —is complete is 2005, First Citizens will boast a fully-integrated system that is state-of-the-art for our industry.

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

Jim B. Apple

Chairman and Chief Executive Officer

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The discussion and other data presented below analyze major factors and trends regarding the financial condition and results of operations of First Citizens Bancorporation, Inc. (“Bancorporation”) and its principal subsidiaries, First Citizens Bank and Trust Company, Inc. (“First Citizens”) and The Exchange Bank of South Carolina, Inc. (“Exchange”). It should be read in conjunction with the “Consolidated Financial Statements and Notes” on pages 36 through 66. In Management’s Discussion and Analysis of Financial Condition and Results of Operations (“Management’s Discussion and Analysis”), net interest income and net interest margin are presented on a fully taxable-equivalent (“FTE”) basis, which is adjusted for the tax-favored status of income from certain loans and investments. Bancorporation believes this measure to be the preferred industry measurement of net interest income and provides relevant comparison between taxable and non-taxable amounts. Certain reclassifications have been made to prior year financial statements and related information to conform them to the 2004 presentation. These reclassifications did not result in a change to consolidated net income or stockholders’ equity.

Bancorporation is a two-bank financial holding company headquartered in Columbia, South Carolina. First Citizens provides commercial banking and related financial products and services throughout 103 communities in South Carolina and six communities in Georgia. Exchange provides banking services principally in Williamsburg and Georgetown counties in South Carolina.

First Banks, Inc. (“First Banks”), which was a two-bank holding company headquartered in Carnesville, Georgia and the parent company of First Bank and Trust and The Bank of Toccoa, was acquired by First Citizens on April 1, 2003 with total assets of $244.1 million. The purpose of this acquisition was to expand First Citizens’ banking presence in Georgia.

Citizens Bank (“Citizens”), headquartered in Warrenton, Georgia, was merged into First Citizens effective November 2004. Citizens was acquired by Bancorporation in 2002.

This discussion may contain statements that could be deemed forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results, or otherwise are not statements of historical fact. Such statements are often characterized by the use of the qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of Bancorporation and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of Bancorporation’s customers, competition, deposit attrition, actions of government regulators, the level of market interest rates, and general economic conditions, and risks, uncertainties, and other factors described from time to time in Bancorporation’s periodic reports filed with the United States Securities and Exchange Commission.

CRITICAL ACCOUNTING POLICIES (Dollars in thousands)

Bancorporation’s accounting policies are integral to understanding the results reported. Accounting policies are described in detail in the “Summary of Significant Accounting Policies” section in the “Notes to the Consolidated Financial Statements”. Bancorporation’s most complex accounting policies require management’s judgment to ascertain the valuation of assets, liabilities, commitments and contingencies. A variety of factors could affect the ultimate value that is obtained when earning income, recognizing an expense, recovering an asset, or relieving a liability. In certain instances, we use a discount factor to determine the present value of assets and liabilities. A change in the discount factor could increase or decrease the values of those assets and liabilities. That change could result in either a beneficial or adverse impact on our financial results. Bancorporation has established detailed policies and control procedures that are intended to ensure valuation methods are well controlled and applied consistently from period to period. In addition, the policies and procedures are intended to ensure that the process for changing estimates occurs in an appropriate manner.

The following is a description of Bancorporation’s more subjective and complex accounting policies involving significant management judgment:

Allowance for loan losses.    The allowance for loan losses is established and maintained at levels management deems adequate to cover losses inherent in the portfolio as of the balance sheet date and is based on management’s evaluation of the risks in the loan portfolio and changes in the nature and volume of loan activity. Estimates for loan losses are determined by analyzing historical loan losses, credit review assessments, current trends in delinquencies and charge-offs, the level of classified and nonperforming loans, opinions of our regulators, and changes in the size and composition of the loan portfolio. Also included in management’s estimates for loan losses are considerations with respect to the impact of economic events, particularly economic conditions affecting specific geographical areas in which Bancorporation conducts business. During the fourth quarter of 2004, the allowance estimation process was enhanced by separately analyzing loans secured by real estate. These loans have historically experienced lower net charge-offs due to the relative strength of real estate as collateral. As a result of continued improvement and sustained strength in credit quality trends and the allowance estimation process described herein, Bancorporation reduced its allowance for loan losses percentage from 1.69% as of September 30, 2004 to 1.40% as of December 31, 2004. See further discussion in the “Allowance for Loan Losses” section on page 19.

Loans are considered impaired if, based on current information and events, it is probable that Bancorporation will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is based on either the fair value of the underlying collateral, the present value of the future cash flows discounted at the historical effective interest rate stipulated in the loan agreement, or the estimated market value of the loan. In measuring the fair value of the collateral, management uses a comparison to the recent selling price of similar assets, which is consistent with those that would be utilized by unrelated third parties.

Changes in the financial condition of individual borrowers, economic conditions, historical loss experience, or the condition of the various markets in which collateral may be sold may affect the required level of the allowance for loan losses and the associated provision for loan losses. Should cash flow assumptions or market conditions change, a different amount may be reported for the allowance for loan losses and the associated provision for loan losses. See “Allowance for Loan Losses” section for further discussion of the allowance for loan losses methodology on page 19.

Pension.    Bancorporation provides a pension plan for its employees. Although the assets and liabilities of the pension plan are not included in the Consolidated Statements of Condition, the selection of key assumptions used to determine the value of the pension obligation and the plan’s assets can have a direct impact on the pension expense reported within salaries and employee benefits in the Consolidated Statements of Income. The discount rate is used to determine the present value of benefits that the plan will pay to plan participants. The discount rate reflects the interest rate that could be obtained by a suitable investment used to fund the obligation being considered. Given the declines in market interest rates during the past three years, the discount rate used to determine the benefit obligation has declined. The discount rate was 5.75%, 6.00%, and 6.75% at December 31, 2004, 2003, and 2002, respectively. Assuming that other variables remain unchanged, a reduction in the discount rate results in higher pension expense while an increase in discount rates would decrease pension expense. The expected rate of return on plan assets is used to calculate the value of plan assets over time. The expected rate of return was 8.0%, 8.0% and 8.5% at December 31, 2004, 2003 and 2002, respectively. The expected rate of return on plan assets is developed by considering current and historical returns on plan assets. In 2003, the decline in the expected rate of return was due to expected reductions in rates of return on plan assets. Assuming that other variables remain unchanged, a reduction in the expected rate of return on plan assets results in higher pension expense while an increase in the expected rate of return on plan assets would decrease pension expense. The calculations of obligations and related expenses under the plans require the use of actuarial valuation methods and assumptions. Actuarial valuations and the determination of future market values of plan assets are subject to management judgment and may differ significantly if different assumptions are used. See Note 13 “Employee Benefits” for further discussion on pension accounting assumptions.

Goodwill and intangible assets.    Historically, Bancorporation’s growth and profitability has been enhanced by mergers and acquisitions of whole banks and branches. Acquisitions that meet the definition of a business are accounted for on the purchase method of accounting, which requires that Bancorporation record the net assets acquired at their fair values, with any excess purchase price over fair value recorded as goodwill. The determination of fair value involves estimates based on third party or internal valuations. In addition to goodwill, acquisitions typically result in the recording of other intangible assets, primarily core deposit intangible. Purchase acquisitions resulting in goodwill are subject to periodic impairment tests requiring estimates of fair value to perform an impairment analysis of goodwill. Bancorporation reviews goodwill for impairment at least once annually and whenever events or circumstances indicate the carrying value may not be recoverable. An impairment would be indicated if the carrying value of goodwill exceeds the fair value of the reporting unit. Bancorporation recorded no impairment charges related to its goodwill in 2004, 2003 or 2002. Other intangible assets consist primarily of core deposit intangible, which represents the excess of the fair value of deposits acquired over their carrying value. Core deposit intangible is amortized over the period in which Bancorporation expects to derive benefit from the deposits acquired. The amortization period is periodically reviewed for reasonableness.

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

The increase in the effective income tax rate in 2004 was due to additional income tax expense of $1,178 related to the recognition of deferred income tax liabilities on Bancorporation’s credit life insurance company, Wateree Life Insurance Company (“Wateree”). The deferred tax liability primarily relates to differences between the recognition of premiums and recording policy reserves for statutory accounting practices and generally accepted accounting principles.

EXECUTIVE OVERVIEW OF 2004 RESULTS AND CURRENT TRENDS (Dollars in thousands)

The purpose of this overview is to provide a summary discussion that identifies the most important themes that drove the financial performance of Bancorporation in 2004 and to identify matters which management considers in evaluating its prospective financial performance. Reference should be made to the remainder of this Management’s Discussion and Analysis and to the consolidated financial statements for more detailed information about the financial condition and operating results of Bancorporation.

Net income

Net income for the year ended December 31, 2004 was $36,709, a decline from $39,883 a year earlier. In summary, the increase in net interest income and the decline in the provision for loan losses were not sufficient to offset the decline in noninterest income and the increase in noninterest expense. Generally, Bancorporation has experienced earnings growth when its net interest income growth exceeded growth in its net noninterest expense (noninterest income less noninterest expense). Note the following concerning the significant components of net income for the year ended December 31, 2004:

1.	While net interest income grew by $4,652, or by 3.12% during the year, the rate of growth was well below the growth achieved in years prior to 2003. Net interest income grew during 2004 due to earning asset growth, but the effect of this growth was offset by declining net interest margin (the ratio of net interest income to interest-earning assets). Net interest margin has experienced pressure due to the sustained period of low interest rates. See a more detailed discussion of net interest income under Tables 2 and 3.

2.	Provision for loan losses declined by $9,145, or by 92.91% during the year primarily due to continued improvement and sustained strength in credit quality trends. See further discussion in the “Allowance for Loan Losses” section.

3.	Noninterest income declined by $3,592, or by 6.09%. The decline was primarily driven by a decrease in mortgage production as a result of a decrease in loans originated and sold into the secondary mortgage market. This was due to a significant decline in mortgage refinancing activity during the year. See a more detailed discussion of noninterest income under Table 4.

4.	Noninterest expense increased by $13,162, or by 9.62%. The increase was primarily due to increases in salaries and employee benefits expense, depreciation expense, data processing expense and expenses related to the branding campaign initiated in 2004. See a more detailed discussion of noninterest expense under Table 5.

Current earnings trends

While the growth rate in net interest income is expected to improve, it is not expected to exceed the increase in net noninterest expense (noninterest expense less noninterest income) and provision for loan losses. If these estimates hold true, Bancorporation expects net income to decline in 2005.

During the course of 2004, the decline in Bancorporation’s net interest margin slowed as a result of interest-earning asset growth and the increase in interest rates experienced over the last half of the year. These factors resulted in modest improvement in the rate of growth of net interest income. Bancorporation expects the trend of modest net interest income growth to continue into 2005. However, Bancorporation does not expect to achieve the net interest income growth rates achieved in the years prior to 2003. This is due to the lingering impact of the low interest rate environment and its impact on the re-pricing of Bancorporation’s interest-earning assets. The projected improvement in the growth rate of net interest income is dependent upon continued loan and deposit growth, and the magnitude of interest rate increases and their impact on the timing and magnitude of increases in yields on interest-earning assets and rates paid on interest bearing liabilities.

Noninterest income declined in 2004 primarily due to a decline in mortgage income. In addition, service charges remained flat primarily due to a decline in personal and business service charges. Business service charges were lower due to an increase in the earnings credit rate applied to commercial accounts (caused by the increasing interest rate environment). The trend in personal service charges is attributed to the proliferation of free checking products by Bancorporation and its competition. Growth in personal and business service charges will be challenging in 2005 for the same reasons. Mortgage income will remain a challenge in 2005 given the slump in demand that began with the end of the refinancing boom toward the end of 2003. Noninterest expense is expected to grow in 2005 at similar levels experienced in 2004. This is primarily due to the on-going growth of Bancorporation’s lines of business.

Risks and uncertainties

Bancorporation has historically achieved strong deposit growth through its acquisition strategy and by leveraging its extensive branch network. Strong deposit growth is essential to growing interest-earning assets and consequently to earnings growth. Currently, the risk exists that some customers who have chosen to deposit their money in banks will move into the stock market, thereby potentially impacting Bancorporation’s cost of funding earning assets and liquidity. See a more detailed discussion of liquidity under the “Liquidity” section.

As discussed above, continued growth in net interest income is dependent on interest-earning asset growth and the direction and magnitude of changes in interest rates. While most economic forecasts call for gradual increases in interest rates during 2005, more severe increases in interest rates could have the impact of putting more pressure on net interest margin, especially if rates on interest bearing liabilities increase more significantly and earlier than yields on interest-earning assets.

Other developments

During 2005, Bancorporation will continue its project to build a new headquarters building in Columbia, South Carolina. The nine-story tower will have 170,000 square feet of office space. The projected completion date is during the first quarter of 2006. The projected cost of the building is $56,970 of which $7,075 had been incurred as of December 31, 2004. The trust preferred securities issued in May 2004 are the primary source of funds for the new headquarters building. See further discussion of long-term debt in the “Funding Sources” section.

On October 18, 2004, Bancorporation announced that First Citizens had signed a definitive agreement to acquire People’s Community Capital Corporation (“People’s”), parent company of People’s Community Bank of South Carolina, and expects the merger to be completed during the second quarter of 2005. First Citizens will pay $30 per share for all of the outstanding common stock of People’s. As of December 31, 2004, People’s had total assets of $128,542 and 1,179,237 shares of common stock outstanding.

On March 7, 2005, Bancorporation announced that First Citizens had signed a definitive agreement to acquire Summit Financial Corporation (“SFC”), parent company of Summit National Bank. First Citizens will pay $22 per share for all of the outstanding common stock of SFC. The merger is subject to approval of the shareholders of SFC, receipt of required regulatory approvals, and other customary closing conditions. It is also subject to Bancorporation’s obtaining financing on prescribed terms. The merger is expected to be completed during the second or third quarter of 2005. As of December 31, 2004, SFC had total assets of $320,938 and 4,515,553 shares of common stock outstanding.

RESULTS OF OPERATIONS

NET INCOME (Dollars in thousands)

Net income for the year ended December 31, 2004, was $36,709, or $40.52 per common share. Net income for 2003 was $39,883, or $43.78 per common share.

The primary factors affecting the decrease in net income were a $3,592 or 6.09% decrease in noninterest income and a $13,162 or 9.62% increase of noninterest expense, partially offset by a $4,652 or 3.12% increase in net interest income and a $9,145 decrease in provision for loan losses.

Net income increased from $39,048 for the year ended December 31, 2002 to $39,883 for the year ended December 31, 2003, or by 2.14%. The $835 increase was primarily due to a $2,754 or 1.88% increase in net interest income and a $9,636, or 19.54% increase in noninterest income, partially offset by a $10,712, or 8.50% increase in noninterest expense.

Return on average equity and average assets are key measures of earnings performance. Return on average equity was 10.39%, 12.39% and 13.47% for the years ended December 31, 2004, 2003 and 2002, respectively. Return on average assets was .82%, .97% and 1.06% for the years ended December 31, 2004, 2003 and 2002, respectively.

Table 1 provides a summary of the statements of income, financial condition and selected ratios for the last five years. A more detailed analysis of each component of Bancorporation’s net income is included under the appropriate captions that follow.

Table 1

SUMMARY OF OPERATIONS

	As of and for the year ended December 31,					Five Year Compound Growth Rate
	2004	2003	2002	2001	2000
	(dollars in thousands, except for per share data)
CONDENSED INCOME STATEMENT:
Interest income	$201,257	$198,196	$208,373	$232,124	$209,803	2.79%
Interest expense	47,304	48,895	61,826	100,908	98,491	(9.01)

Net interest income	153,953	149,301	146,547	131,216	111,312	9.11
Provision for loan losses	698	9,843	10,068	8,599	7,623	(33.93)

Net interest income after provision for loan losses	153,255	139,458	136,479	122,617	103,689	10.27

Service charges and other income	54,503	58,166	48,849	43,202	35,760	11.46
Investment securities gains	852	781	462	4,947	31	154.37

Total noninterest income	55,355	58,947	49,311	48,149	35,791	11.80

Salaries and employee benefits	73,302	70,165	64,236	55,094	46,814	12.01
Other expense	76,650	66,625	61,842	65,670	50,624	10.50

Total noninterest expense	149,952	136,790	126,078	120,764	97,438	11.22

Income before income tax expense	58,658	61,615	59,712	50,002	42,042	9.31
Income tax expense	21,949	21,732	20,664	16,126	14,453	11.14

Net income	$36,709	$39,883	$39,048	$33,876	$27,589	8.29

PER SHARE DATA:
Net income per common share—basic	$40.52	$43.78	$42.38	$36.12	$29.26	8.99

Book value per common share	$407.54	$371.60	$329.67	$289.12	$246.17	14.31

Weighted average common shares outstanding	901,791	907,770	917,426	933,480	937,063	(.59)

Dividends paid per common share	$1.40	$1.20	$1.00	$1.00	$0.75

SELECTED RATIOS:
Return on average assets	0.82%	0.97%	1.06%	.98%	.94%
Return on average stockholders’ equity	10.39	12.39	13.47	13.24	12.95
Return on average common stockholders’ equity	10.49	12.51	13.62	13.41	13.14
Yield on average interest-earning assets (tax equivalent)	3.79	3.99	4.37	4.18	4.20
Average loans to average deposits	79.84	75.98	73.95	75.13	84.92
Net loan losses to average loans and leases	.20	.21	.33	.25	.21
Nonperforming loans to total loans and leases	.21	.21	.22	.23	.25
Allowance for loan losses to total loans and leases	1.40	1.74	1.79	1.78	1.78
Allowance for loan losses to nonperforming loans	662.26	835.66	832.15	783.55	699.72
Average stockholders’ equity to average total assets	7.92	7.85	7.88	7.39	7.28
Average common stockholders’ equity to average total assets	7.85	7.77	7.79	7.30	7.16
Total risk-based capital ratio	14.18	12.18	13.01	12.59	12.09
Tier 1 risk-based capital ratio	12.44	10.32	11.76	11.33	10.53
Tier 1 leverage ratio	8.88	7.29	7.91	7.34	7.46

SELECTED AVERAGE BALANCES:
Total assets	$4,460,475	$4,103,497	$3,681,119	$3,459,909	$2,929,158	11.35%
Interest-earning assets	4,082,539	3,763,684	3,381,013	3,166,389	2,683,993	11.34
Investment securities	904,090	922,347	927,944	819,334	680,042	7.32
Loans and leases, net	3,034,383	2,683,789	2,307,716	2,160,604	1,960,547	12.41
Deposits	3,800,548	3,532,131	3,120,497	2,875,976	2,308,705	12.62
Noninterest-bearing deposits	700,384	632,905	540,516	477,592	420,016	13.31
Interest-bearing deposits	3,100,164	2,899,226	2,579,981	2,398,384	1,888,689	12.47
Interest-bearing liabilities	3,381,245	3,122,177	2,822,876	2,695,037	2,271,342	10.75
Long-term debt	105,777	67,616	51,368	50,963	50,963	16.00
Stockholders’ equity	353,209	321,971	289,958	255,836	213,105	13.47

SELECTED ACTUAL BALANCES:
Total assets	$4,533,651	$4,301,815	$3,787,876	$3,574,680	$3,240,510
Interest-earning assets	4,140,170	3,903,597	3,452,892	3,259,938	2,919,090
Investment securities	904,419	922,229	915,870	899,755	740,519
Loans and leases, net	3,124,197	2,939,989	2,415,396	2,262,283	2,081,871
Deposits	3,848,373	3,714,577	3,276,008	3,014,954	2,555,229
Noninterest-bearing deposits	713,321	651,687	575,632	507,930	467,155
Interest-bearing deposits	3,135,052	3,062,890	2,700,376	2,507,024	2,088,074
Interest-bearing liabilities	3,424,960	3,285,568	2,882,875	2,772,010	2,508,255
Long-term debt	125,361	73,814	52,139	50,963	50,963
Stockholders’ equity	369,456	339,583	303,584	270,915	233,693

NET INTEREST INCOME (Dollars in thousands)

Net interest income represents the principal source of earnings for Bancorporation. Net interest income is the amount by which interest income exceeds interest expense and is the primary measure used to evaluate the management of interest-earning assets and interest-bearing liabilities.

Table 2 compares average balance sheet items and analyzes net interest income on a tax equivalent basis for the years ended December 31, 2004, 2003 and 2002.

Table 2

COMPARATIVE AVERAGE BALANCE SHEETS

	As of and for the year ended December 31,
	2004			2003			2002
	Average Balance	Interest Inc/Exp[1]	Yield/ Rate	Average Balance	Interest Inc/Exp[1]	Yield/ Rate	Average Balance	Interest Inc/Exp[1]	Yield/ Rate
	(dollars in thousands)
Interest-earning assets:
Loans and leases, net[2]	$3,034,383	$179,141	5.90%	$2,683,789	$171,511	6.39%	$2,307,716	$168,806	7.31%
Investment securities:[3]
Taxable	894,522	20,446	2.29	910,135	25,096	2.76	915,434	37,393	4.08
Non-taxable	9,568	607	6.34	12,212	824	6.75	12,510	932	7.45
Federal funds sold	144,066	1,905	1.32	157,548	1,763	1.12	145,353	2,397	1.65

Total interest-earning assets	4,082,539	202,099	4.95	3,763,684	199,194	5.29	3,381,013	209,528	6.20

Noninterest-earning assets:
Cash and due from banks	154,383			144,221			137,769
Premises and equipment	147,428			121,673			104,157
Other, less allowance for loan losses	76,125			73,919			58,180

Total noninterest-earning assets	377,936			339,813			300,106

Total assets	$4,460,475			$4,103,497			$3,681,119

Interest-bearing liabilities:
Deposits	$3,100,164	$37,946	1.22	$2,899,226	$42,057	1.45	$2,579,981	$54,722	2.12
Short-term borrowings	175,304	2,152	1.23	155,335	1,389	0.89	191,527	2,883	1.51
Long-term debt	105,777	7,206	6.81	67,616	5,449	8.06	51,368	4,221	8.22

Total interest-bearing liabilities	3,381,245	47,304	1.40	3,122,177	48,895	1.57	2,822,876	61,826	2.19

Net interest spread			3.55%			3.72%			4.01%

Noninterest-bearing liabilities:
Demand deposits	700,384			632,905			540,516
Other liabilities	25,637			26,444			27,769

Total noninterest-bearing liabilities	726,021			659,349			568,285
Stockholders’ equity	353,209			321,971			289,958

Total liabilities and stockholders’ equity	$4,460,475			$4,103,497			$3,681,119

Net interest income		$154,795			$150,299			$147,702

Interest income to average earning assets			4.95%			5.29%			6.20%
Interest expense to average earning assets			1.16			1.30			1.83

Net interest income to average earning assets			3.79%			3.99%			4.37%

[1]	Non-taxable interest income has been adjusted to a taxable equivalent amount using the incremental statutory federal income tax rate of 35%. The net taxable-equivalent adjustment amounts included in the above table were $842, $998 and $1,155 for the three years ended December 31, 2004, 2003 and 2002, respectively.
[2]	Nonaccrual loans are included in the average loan balances. Income on such loans is generally recognized on a cash basis. Loan fees, which are not material for any of the periods shown, have been included for rate calculation purposes.
[3]	The calculation of the yield is based on average historical cost balances and does not give effect to changes in fair value that are reflected as a component of stockholders’ equity.

Table 3 shows the impact of balance sheet changes occurring between 2002 and 2004, and the effect of yields and rates.

Table 3

TAXABLE EQUIVALENT RATE/VOLUME VARIANCE ANALYSIS

				2004 compared to 2003			2003 compared to 2002
				Change due to1			Change due to1
	2004	2003	2002	Yield/ Rate	Volume	Net Increase (Decrease)	Yield/ Rate	Volume	Net Increase (Decrease)
	(dollars in thousands)
Interest income[2]:
Loans and leases, net[3]	$179,141	$171,511	$168,806	$(13,055)	$20,685	$7,630	$(21,326)	$24,031	$2,705
Investment securities:
Taxable	20,446	25,096	37,393	(4,292)	(358)	(4,650)	(12,151)	(146)	(12,297)
Non-taxable	607	824	932	(49)	(168)	(217)	(88)	(20)	(108)

Total investment securities	21,053	25,920	38,325	(4,341)	(526)	(4,867)	(12,239)	(166)	(12,405)
Federal funds sold	1,905	1,763	2,397	320	(178)	142	(771)	137	(634)

Total interest-earning assets	$202,099	$199,194	$209,528	$(17,076)	$19,981	$2,905	$(34,336)	$24,002	$(10,334)

Interest expense:
NOW accounts	$6,018	$4,278	$5,390	$943	$797	$1,740	$(1,656)	$544	$(1,112)
Money market accounts	3,527	3,306	4,093	(243)	464	221	(1,444)	657	(787)
Savings	1,563	2,025	3,327	(570)	108	(462)	(1,399)	97	(1,302)
Time deposits less than $100 thousand	21,347	24,986	33,511	(3,635)	(4)	(3,639)	(10,083)	1,558	(8,525)
Time deposits in excess of $100 thousand	5,491	7,462	8,401	(1,874)	(97)	(1,971)	(2,432)	1,493	(939)

Total deposits	$37,946	$42,057	$54,722	$(5,379)	$1,268	$(4,111)	$(17,014)	$4,349	$(12,665)
Short-term borrowings	2,152	1,389	2,883	517	246	763	(1,172)	(322)	(1,494)
Long-term debt	7,206	5,449	4,221	(842)	2,599	1,757	(82)	1,310	1,228

Total interest-bearing liabilities	$47,304	$48,895	$61,826	$(5,704)	$4,113	$(1,591)	$(18,268)	$5,337	$(12,931)

Net interest income	$154,795	$150,299	$147,702	$(11,372)	$15,868	$4,496	$(16,068)	$18,665	$2,597

[1]	Rate-volume changes have been allocated to each category based on the percentage of each to the total change.
[2]	Non-taxable interest income has been adjusted to a taxable equivalent amount using the federal income tax rate of 35%.
[3]	Balances of nonaccrual loans and related cash basis income have been included.

Changes in net interest margin

Net interest income to average interest-earnings assets (“net interest margin”) began its decline in 2003 as the low interest rate environment had a more significant impact on the yield on interest-earning assets than on the cost of interest-bearing liabilities. As a result, net interest margin decreased from 4.37% to 3.99%, or by 38 basis points from 2002 to 2003. In 2004, the decline continued but slowed primarily due to an increase in the proportion of interest-earning assets represented by loans and the impact of higher interest rates in the last half of the year. From 2003 to 2004, net interest margin decreased from 3.99% to 3.79%, or by 20 basis points.

In 2004, the yield on interest-earning assets declined from 5.29% to 4.95%, or by 34 basis points, while the cost of interest-bearing liabilities declined from 1.57% to 1.40%, or by 17 basis points. The decline in the yield on interest-earning assets was primarily due to declines in yields on loans (from 6.39% in 2003 to 5.90% in 2004) and investments (from 2.81% in 2003 to 2.33% in 2004). However, the rate of decline on both loans and investments improved significantly in 2004 as a result of the increasing interest rate environment. The decline in yields on interest-earning assets from 2002 to 2003 was due to the declining interest rate environment.

The decline in the cost of interest-bearing liabilities was the result of a decline in the cost of interest-bearing deposits (from 1.45% in 2003 to 1.22% in 2004), partially offset by an increase in the cost of short-term borrowings (from .89% in

2003 to 1.23% in 2004) and an increase in the proportion of interest-bearing liabilities represented by long-term debt (has a higher rate of interest than interest bearing-deposits and short-term borrowings). The decline in the cost of interest-bearing deposits was primarily due to the re-pricing of certificates of deposit in the lower interest rate environment. Short-term borrowings are repurchase agreements with Bancorporation’s customers that are tied to a floating index, which increased during the latter part of 2004. The proportion of interest-bearing liabilities represented by long-term debt increased due to the issuance of $50,000 in floating rate trust preferred securities (rate of three-month London Inter-bank Offered Rate (“LIBOR”) plus 225 basis points) in May 2004. See further discussion of long-term debt in the “Funding Sources” section. The decline in the cost of interest-bearing liabilities from 2002 to 2003 was due to the declining interest rate environment.

Changes in net interest income

Net interest income on a tax equivalent basis (“net interest income”) increased by $4,496 or by 2.99% from $150,299 in 2003 to $154,795 in 2004. The increase was driven by an increase in interest income of $2,905, or by 1.46%, and a decrease in interest expense of $1,591, or by 3.25%. In 2003, net interest income grew by $2,597, or by 1.76%. The increase was driven by a $12,931 decrease in interest expense, or by 20.92%, offset by a $10,334 decrease in interest income, or by 4.93%.

The increase in interest income in 2004 was due to growth in average interest-earning assets from $3,763,684 in 2003 to $4,082,539 in 2004, an increase of 8.47%. The increase in interest-earning assets was offset by a decline in the yield on interest-earning assets, which declined from 5.29% in 2003 to 4.95% in 2004. See discussion of the decline in yields in the previous section. The decrease in interest income in 2003 was due to the impact of declining interest rates exceeding the impact of interest-earning asset growth.

The decrease in interest expense in 2004 was due to a decrease in rates paid on interest-bearing deposits from 1.57% in 2003 to 1.40% in 2004, partially offset by an increase in average interest-bearing liabilities (from $3,122,177 in 2003 to $3,381,245 in 2004, an increase of 8.30%), an increase in the rate paid on short-term borrowings and an increase in long-term debt. See discussion of short-term borrowings and long-term debt in the previous section. The decrease in interest expense from 2002 to 2003 was due to the impact of declining rates exceeding the impact of interest-bearing liability growth.

PROVISION FOR LOAN LOSSES (Dollars in thousands)

A provision for loan losses is charged against earnings in order to maintain the allowance for loan losses at a level that reflects management’s estimate of probable inherent credit losses in the portfolio. The amount of the allowance for loan losses is based on continuing assessments of nonperforming and “watch list” loans, analytical reviews of loan loss experience in relation to outstanding loans, loan charge-offs, nonperforming asset trends and management’s judgment with respect to current and expected economic conditions and their impact on the existing loan portfolio. The provision for loan losses recorded by Bancorporation was $698 in 2004, compared to $9,843 in 2003 and $10,068 in 2002.

The reduction in provision for loan losses during 2004 was due to continued improvement and sustained strength in credit quality trends. The net charge-off ratio was at its lowest level in five years, and has experienced a more pronounced decline since 2002. In 2004, the net charge-off ratio was .20%, compared to .21% in 2003 and .33% in 2002.

The allowance for loan losses was 1.40% of total loans outstanding at December 31, 2004 compared to 1.74% at December 31, 2003. The allowance ratio declined from December 31, 2003 to December 31, 2004 as a result of the reduction in provision recognized during the year and the transfer of $2,192 of the allowance for loan losses to other liabilities. The amount transferred to other liabilities related to Bancorporation’s reserve for potential losses related to its unfunded loan commitments.

For a more detailed discussion of changes in the allowance for loan losses, nonperforming assets, general credit quality, and the allowance for loan losses methodology, see the section “Allowance for Loan Losses”. The future level of the allowance for loan losses and provisions for loan losses will reflect management’s ongoing evaluation of credit risk based on established internal policies and practices.

NONINTEREST INCOME (Dollars in thousands)

Table 4 provides a comparison of the various components of noninterest income for the years ended December 31, 2004, 2003 and 2002.

Table 4

NONINTEREST INCOME

	For the year ended December 31,
	2004	Percent change	2003	Percent change	2002
	(dollars in thousands)
Service charges	$35,149	(0.83)%	$35,444	14.62%	$30,923
Commission and fees from fiduciary activities	3,158	(10.28)	3,520	3.04	3,416
Mortgage income	4,110	(46.93)	7,744	129.86	3,369
Bankcard discount and fees	6,622	6.29	6,230	9.20	5,705
Gain on sale of investment securities	852	9.09	781	69.05	462
Other	5,464	4.51	5,228	(3.83)	5,436

Total	$55,355	(6.09)%	$58,947	19.54%	$49,311

Noninterest income decreased $3,592 or by 6.09% between 2003 and 2004. The majority of the decrease was due to a decline in mortgage income.

During 2004, mortgage income decreased $3,634 or by 46.93% due to a decrease in the gain on sale of mortgage loans held for sale (“mortgage loans”) of $3,910, partially offset by a slight increase in servicing income. Gain on sale of mortgage loans decreased due to a decline in mortgage loans originated and sold into the secondary market during the year. Mortgage loans of $206,271 were originated in 2004 compared to $467,513 in 2003. Servicing income consists of fees for servicing mortgage loans that are sold to investors, less amortization of mortgage servicing rights.

Service charges experienced a slight decline in 2004 compared to 2003. Increases in non-sufficient funds (“NSF”) fees were offset by a decline in both business and personal service charges. Business service charges declined due to an increase in the earnings credit rate applied to these balances during the year. The earnings credit rate applied to commercial accounts reduces the amount of service charges charged to the account. Bancorporation attributes the decline in personal service charges to the proliferation of free checking products by Bancorporation and its competition.

Noninterest income increased $9,636 or by 19.54% between 2002 and 2003. The majority of the increase was in service charges on deposit accounts and mortgage income. During 2003, service charges increased primarily due to deposit growth and an increase in fees charged during the year. The most significant increase in service charges during the year was in NSF fees, which accounted for $2,696 of the $4,521 increase. The increase in mortgage income was primarily due to increases in the gain on sales of mortgage loans and servicing income of $3,170 and $1,204, respectively. Gain on sale of mortgage loans increased due to an increase in the volume of mortgage loans sold from $366,192 in 2002 to $474,856 in 2003. The increase in servicing income was offset partially by higher amortization of mortgage servicing rights. There were impairment charges against mortgage income of $1,716 in 2002 compared to $62 of net recapture of impairment in 2003. Generally, impairment of mortgage servicing rights occurs in a declining rate environment based on the assumption that the loans serviced will prepay earlier than expected. Impairment charges result in a reduction of mortgage income while recapture of impairment increases mortgage income.

NONINTEREST EXPENSE (Dollars in thousands)

Table 5 provides a comparison of the various components of noninterest expense for the years ended December 31, 2004, 2003 and 2002.

Table 5

NONINTEREST EXPENSE

	For the year ended December 31,
	2004	Percent Change	2003	Percent Change	2002
	(dollars in thousands)
Salaries and employee benefits	$73,302	4.47%	$70,165	9.23%	$64,236
Net occupancy expense	12,094	8.68	11,128	16.78	9,529
Furniture and equipment expense	8,431	17.24	7,191	15.02	6,252
Amortization expense	9,020	8.34	8,326	2.00	8,163
Bankcard processing fees	7,387	13.35	6,517	6.87	6,098
Data processing expense	13,383	15.09	11,628	12.49	10,337
Other	26,335	20.61	21,835	1.73	21,463

Total	$149,952	9.62%	$136,790	8.50%	$126,078

Noninterest expense increased $13,162 or by 9.62% between 2003 and 2004. The majority of the increase was due to salaries and employee benefits, net occupancy expense, furniture and equipment expense, data processing expense and other noninterest expense.

The increase in salaries and employee benefits between 2003 and 2004 was due to an increase in salaries and wages of $2,541 and an increase in employee benefits of $596. The increase in salaries and wages was primarily the result of merit increases. The increase in employee benefits was primarily due to a $530 increase in pension costs as the result of a lower discount rate used in the determination of net periodic pension expense. Between 2002 and 2003, salaries and wages increased by $5,929 due to the effects of hiring additional employees to support growth in Bancorporation’s lines of business, merit increases, acquisitions, and an increase in incentives paid during the year. Employee benefits increased by $1,705 between 2002 and 2003, primarily due to increases in pension and health insurance costs.

The increase in net occupancy and furniture and equipment expense between 2003 and 2004 is primarily due to an increase in depreciation expense of $2,195. Depreciation expense increased primarily due to increases in depreciation of bank premises and related equipment. During 2004, seven branch facilities were placed into service along with related furniture, fixtures and equipment. The increase in net occupancy and furniture and equipment expense between 2002 and 2003 was due to similar reasons.

During 2004, data processing expense increased primarily due to expenses related to our new loan, deposit and teller platform and general price increases by our third party processor. Bancorporation experienced an increase between 2002 and 2003 primarily due to the ongoing growth realized in the number of loan and deposit accounts processed by Bancorporation’s third party processor.

During 2004, other noninterest expense increased by $4,500. Other noninterest expense consists of various general and administrative expenses. The most significant components of the increase related to the 2004 branding campaign, an increase in donations expense and an increase in audit expense. Bancorporation incurred expenses of $2,401 related to its branding campaign primarily attributable to advertising and printing, stationary and supplies. Donations expense increased by $494 primarily due to a donation to First Citizens Foundation. Audit expense increased by $493 primarily due to increased fees related to Sarbanes-Oxley compliance.

INCOME TAXES (Dollars in thousands)

Total income tax expense included in the Consolidated Statements of Income was $21,949, $21,732 and $20,664 for the years ended December 31, 2004, 2003 and 2002, respectively. The effective tax rate in those years was 37.42%,

35.27% and 34.61%, respectively. The increase in the effective income tax rate from 2003 to 2004 was due to additional income tax expense of $1,178 related to the recognition of deferred income tax liabilities on First Citizens’ credit life insurance company, Wateree. The deferred tax liability primarily relates to differences between the recognition of premiums and recording of policy reserves for statutory accounting practices and generally accepted accounting principles. Income taxes computed at the statutory rate are affected by the interest earned on state and municipal debt securities and obligations (which are exempt from federal taxes), state income taxes and other items permanently included or excluded from taxable income.

FINANCIAL CONDITION

INVESTMENT SECURITIES (Dollars in thousands)

The investment securities portfolio provides earnings and liquidity, as well as an effective tool in managing interest rate risk. Management has historically emphasized investments with a maturity of five years or less to provide greater flexibility in managing the balance sheet in changing interest rate environments. As of December 31, 2004, the investment portfolio totaled $904,419, compared to $922,229 as of December 31, 2003. Bancorporation continues to invest primarily in short-term U.S. Government obligations (defined as U.S Treasuries and U.S. government entities), thereby minimizing credit, interest rate and liquidity risk. Although securities issued by U.S. government entities are not backed by the full faith of the U.S. Government, Bancorporation has the ability and intent to hold these investments until fair value is recovered, which may be maturity. The portfolio was comprised of 39.44% and 49.16% U.S. Treasuries at December 31, 2004 and 2003. Securities issued by U.S. government entities comprised 51.79% and 42.95% of the portfolio at December 31, 2004 and 2003. The remainder of the investment portfolio principally consists of municipal notes, corporate bonds and equity securities.

Average investment securities as a percentage of average interest-earning assets decreased from 24.51% as of December 31, 2003, to 22.15% as of December 31, 2004, with the decrease occurring primarily in investments in U. S. Government obligations. Investment securities remain the second largest component of Bancorporation’s interest-earning assets.

The weighted average maturity of U.S. Government obligations held in the portfolio was 18.9 months at December 31, 2004 compared to 16.0 months at December 31, 2003. The weighted average maturity of State and Political obligations held in the portfolio was 20.2 months at December 31, 2004 compared to 28.5 months at December 31, 2003. The amortized cost and estimated fair value of debt securities at December 31, 2004 and 2003 are shown in Table 6.

Investment securities available-for-sale are held for expected liquidity requirements and asset/liability management. Such securities, recorded at fair value, were $889,590 or 98.36% of the total investment portfolio at December 31, 2004, compared with $902,463 or 97.86% at December 31, 2003. The net unrealized gain on investment securities available-for-sale was $26,720 and $29,565 at December 31, 2004 and 2003, respectively. The decline in the net unrealized gain was primarily due to a decline in the fair market value of U.S. Government obligations, offset by an increase in the fair market value of marketable equity securities. The decline in the fair market value of U.S. Government obligations was due to an increase in interest rates on these securities in 2004.

Investment securities held-to-maturity recorded at amortized cost totaled $14,829 or 1.64% of the total investment portfolio at December 31, 2004, compared to $19,766 or 2.14% at December 31, 2003. These investments are those for which management has the intent and ability to hold to maturity. The estimated fair value of such securities exceeded their amortized cost by $73 and $298 at December 31, 2004 and December 31, 2003, respectively.

At December 31, 2004, Bancorporation held no investment in securities of a single issuer, other than securities issued by the U.S. Government or its corporations and entities that exceed 10% of its stockholders’ equity. Bancorporation has made no investments in financial instruments or participated in agreements with values that are linked to or derived from changes in the value of some underlying asset or index. These financial instruments or agreements are commonly referred to as derivatives and include such instruments as futures, forward contracts, option contracts, interest rate swap agreements and other financial arrangements with similar characteristics. Management continues to evaluate whether to use derivatives as part of its asset/liability and liquidity management processes.

Table 6

INVESTMENT SECURITIES

	2004			2003		2002
	Amortized Cost	Estimated Fair Value	Taxable Equivalent Yield*	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
	(dollars in thousands)
Held-to-maturity:
U. S. Treasuries:
Within one year	$4,999	$4,984	1.43%	$2,499	$2,505	$—	$—
One to five years	499	500	3.00	4,997	4,984	300	327
Five to ten years	—	—	—	—	—	6,497	6,538
Over ten years	—	—	—	—	—	2,248	2,303

Total	5,498	5,484	1.57	7,496	7,489	9,045	9,168

U. S. government entities:
Within one year	—	—	—	750	756	5,231	5,273
One to five years	4,009	3,943	2.75	2,011	1,984	5,955	6,009
Five to ten years	—	—	—	—	—	—	—
Over ten years	—	—	—	—	—	—	—

Total	4,009	3,943	2.75	2,761	2,740	11,186	11,282

Obligations of states and political subdivisions:
Within one year	2,351	2,367	4.61	1,951	1,966	2,495	2,512
One to five years	2,773	2,891	4.83	5,713	6,003	9,184	9,606
Five to ten years	—	—	—	—	—	365	401
Over ten years	—	—	—	—	—	—	—

Total	5,124	5,258	4.73	7,664	7,969	12,044	12,519

Other securities:
Within one year	—	—	—	—	—	—	—
One to five years	—	—	—	—	—	11	12
Five to ten years	—	—	—	—	—	10	11
Over ten years	198	217	4.94	1,845	1,866	2,247	2,276

Total	198	217	4.94	1,845	1,866	2,268	2,299

Total held-to-maturity	14,829	14,902	3.03	19,766	20,064	34,543	35,268

Available-for-sale:
U. S. Treasuries:
Within one year	195,493	194,364	1.73	245,578	247,134	261,177	264,518
One to five years	157,769	156,876	2.58	198,491	198,781	245,277	249,291
Five to ten years	—	—	—	—	—	—	—
Over ten years	—	—	—	—	—	—	—

Total	353,262	351,240	2.11	444,069	445,915	506,454	513,809

U. S. government entities:
Within one year	111,184	110,836	3.32	144,457	145,554	155,678	157,500
One to five years	356,849	353,577	3.49	247,541	247,800	171,328	174,737
Five to ten years	—	—	—	—	—	—	—
Over ten years	—	—	—	—	—	—	—

Total	468,033	464,413	3.45	391,998	393,354	327,006	332,237

Obligations of states and political subdivisions:
Within one year	2,346	2,359	3.07	—	—	—	—
One to five years	701	720	4.12	2,949	3,034	—	—
Five to ten years	429	428	4.75	537	546	113	118
Over ten years	243	260	4.88	242	259	243	254

Total	3,719	3,767	3.58	3,728	3,839	356	372

Other securities:
Within one year	2,000	2,004	4.44	—	—	—	—
One to five years	14,268	14,571	4.92	14,820	14,862	—	—
Five to ten years	974	977	5.63	2,517	2,562	4,636	4,815
Over ten years	6,849	6,675	6.28	2,697	2,712	2,701	2,779

Total	24,091	24,227	5.30	20,034	20,136	7,337	7,594

Marketable equity securities **	13,765	45,943	2.85	13,069	39,219	10,155	27,315

Total available-for-sale	862,870	889,590	2.94	872,898	902,463	851,308	881,327

Total portfolio	$877,699	$904,492	2.33%	$892,664	$922,527	$885,851	$916,595

*	Taxable equivalent yield was calculated using the incremental statutory federal income tax rate of 35%.
**	The amount shown under amortized cost for marketable equity securities represents Bancorporation’s original cost basis in these securities.

LOANS AND LEASES (Dollars in thousands)

Loans comprise the largest portion of interest-earning assets of Bancorporation, with average loans accounting for 74.33% and 71.31% of average interest-earning assets as of December 31, 2004 and 2003, respectively. Gross loans increased $184,208 or by 6.27% to $3,124,197 as of December 31, 2004, from $2,939,989 as of December 31, 2003. The increase in gross loans was due to internal growth. Most of the increase in loans was attributable to an increase in loans secured by 1-4 family residential properties, which increased $193,434 or by 14.01%, which is attributable to the historically low interest rate environment allowing consumers to either re-finance their existing loans or secure new loans at attractive rates. This increase did not cause a significant shift in the composition of Bancorporation’s loan portfolio during 2004. The composition of the loan portfolio at December 31 for the past five years is presented in Table 7.

Bancorporation desires to make business loans for productive purposes where the business has adequate capital and management expertise to succeed. Consumer loans are granted for many purposes, provided that underwriting criteria are met. The ability and willingness of the borrower to repay debt are the primary factors considered in granting credit. Repayment ability is established by review of past and future cash flow coverage for businesses and debt-to-income ratio for consumers. The willingness of the borrower to repay debt is reviewed through trade credit for businesses and credit bureau reports and other traditional methods for consumers. Collateral guarantees, loan-to-value ratios and loan terms considered in underwriting are based on industry and/or regulatory standards depending on loan purpose and the composition of collateral provided.

Table 7

LOAN PORTFOLIO COMPOSITION

	December 31,
	2004		2003		2002		2001		2000
	Amount	% of Gross	Amount	% of Gross	Amount	% of Gross	Amount	% of Gross	Amount	% of Gross
	(dollars in thousands)
Real estate-construction	$149,280	4.78%	$128,997	4.39%	$91,186	3.78%	$101,221	4.47%	$44,910	2.16%
Real estate-mortgage	1,574,262	50.39	1,380,828	46.97	1,035,427	42.86	979,797	43.31	896,408	43.06
Real estate-commercial	535,053	17.13	556,055	18.91	441,070	18.26	408,143	18.04	409,563	19.67
Commercial and industrial loans	280,994	8.99	261,260	8.88	234,879	9.73	215,552	9.53	207,382	9.96
Loans to individuals for household, family and other personal expenditures	492,966	15.78	532,624	18.12	546,947	22.64	504,141	22.29	474,848	22.81
Other loans	91,642	2.93	80,225	2.73	65,887	2.73	53,429	2.36	48,760	2.34

Total loans	$3,124,197	100.00%	$2,939,989	100.00%	$2,415,396	100.00%	$2,262,283	100.00%	$2,081,871	100.00%

Table 8

SELECTED LOAN MATURITIES AND INTEREST RATE SENSITIVITY

	December 31, 2004
	Total	1 year or less	Over 1 through 5 years	Over 5 Years
	(Dollars in thousands)
Type of Loan:
Real estate-construction	$149,280	$58,717	$75,244	$15,319
Real estate-mortgage	1,574,262	547,785	537,164	489,313
Real estate-commercial	535,053	92,331	378,303	64,419
Commercial, financial and agricultural	372,636	143,294	189,129	40,213
Individual and other	492,966	70,742	378,896	43,328

Total	$3,124,197	$912,869	$1,558,736	$652,592

Rate Sensitivity for Loans (over one year):
Fixed interest rates	$1,805,049		$1,203,911	$601,138
Floating or adjustable interest rates	406,279		354,825	51,454

Total	$2,211,328		$1,558,736	$652,592

ALLOWANCE FOR LOAN LOSSES (Dollars in thousands)

The allowance for loan losses is management’s estimate of probable credit losses inherent in Bancorporation’s loan portfolio at the balance sheet date. The allowance for loan losses is maintained through charges to the provision for loan losses. Bancorporation determines the allowance based on an ongoing evaluation of the loan portfolios. Loan charge-offs and recoveries are charged or credited directly to the allowance for loan losses.

The allowance is the accumulation of various components that are calculated based on independent estimation processes. All components of the allowance represent estimates performed pursuant to either Statement of Accounting Standards (“SFAS”) No. 5, “Accounting for Contingencies” or SFAS No. 114 (as amended), “Accounting by Creditors for Impairment of a Loan.” Management’s estimate of each SFAS No. 5 component is based on observable data that management believes are most reflective of the underlying credit losses being estimated. This evaluation includes an analysis of credit quality trends; net charge-offs; types of collateral; loan volumes; geographic, borrower and industry loan concentrations; seasoning of the loan portfolio; the findings of independent internal credit review and results of external bank regulatory examinations. The allowance for commercial loans is determined by applying loss percentages to the portfolio based on management’s evaluation and “risk grading” of the commercial loan portfolio. The allowance for noncommercial loan categories is determined based on historical trends in actual loss experience. Specific reserves are determined on all impaired commercial loans in excess of a defined threshold.

Loans are considered impaired if, based on current information and events, it is probable that Bancorporation will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is based on either the fair value of the underlying collateral, the present value of the future cash flows discounted at the historical effective interest rate stipulated in the loan agreement, or the estimated market value of the loan. In measuring the fair value of the collateral, management uses a comparison to the recent selling price of similar assets, which is consistent with those that would be utilized by unrelated third parties.

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

While management uses the best information available to establish the allowance for loan losses, future adjustments to the allowance or to the methodology may be necessary if economic conditions differ substantially from the assumptions used in making the evaluations or, if required by regulators, based upon information at the time of their examinations. Such adjustments to original estimates, as necessary, are made in the period in which these factors and other relevant considerations indicate that loss levels may vary from previous estimates.

During the fourth quarter of 2004, Bancorporation made enhancements to its allowance estimation process. The most significant enhancement involved a segregation of loans secured by real estate in the commercial and consumer loan portfolios so that specific loss factors could be applied. Formerly, loss factors were applied to the commercial and consumer portfolios in the aggregate.

An analysis of activity in the allowance for loan losses as of December 31 for the past five years is presented in Table 9. Management believes that the provision taken in 2004 was appropriate to provide an allowance for loan losses which considers the past experience of net charge-offs, the level of past due and nonaccrual loans, the size and mix of the loan portfolio, credit classifications and general economic conditions in Bancorporation’s market areas. This allocation of the allowance for loan losses is calculated on an approximate basis and is not necessarily indicative of future losses. The entire amount of the allowance is available to absorb losses incurring in any category of loans.

Table 9

ALLOWANCE FOR LOAN LOSSES

	As of December 31,
	2004	2003	2002	2001	2000
	(dollars in thousands)
Beginning allowance for loan losses	$51,268	$43,305	$40,259	$37,001	$32,972
Charge-offs:
Real estate—construction, mortgage and commercial	2,018	949	1,794	447	967
Commercial, financial and agricultural	1,112	816	1,863	1,337	1,302
Loans to individuals	4,957	6,154	4,338	4,052	3,239
Other loans	98	104	1,276	804	66

Total charge-offs	8,185	8,023	9,271	6,640	5,574

Recoveries:
Real estate—construction, mortgage and commercial	532	1,080	460	386	451
Commercial, financial and agricultural	470	509	509	241	240
Loans to individuals	932	727	513	671	690
Other loans	100	51	221	1	30

Total recoveries	2,034	2,367	1,703	1,299	1,411

Net charge-offs	6,151	5,656	7,568	5,341	4,163
Provision for loan losses	698	9,843	10,068	8,599	7,623
Allowance for loans acquired in purchase transactions	—	3,776	546	—	569
Reclassification of allowance related to unfunded commitments to other liabilities	(2,192)	—	—	—	—

Ending allowance for loan losses	$43,623	$51,268	$43,305	$40,259	$37,001

Bancorporation manages credit risk through a variety of methods including credit scoring, establishing loan-type parameters and underwriting standards. In addition, credit management is centralized using a standardized system of controls and subjecting the portfolio to detailed credit reviews by individuals independent of the lending function.

The allowance for loan losses as a percent of gross loans was 1.40% and 1.74% at December 31, 2004 and December 31, 2003, respectively. Net charge-offs for the year ended December 31, 2004, totaled $6,151, or .20% of average loans, an increase of $495 from $5,656 or .21% of average loans in 2003. Recoveries represented .07% of average loans for the year ended December 31, 2004, versus .09% for the year ended December 31, 2003. The allowance ratio declined from December 31, 2003 to December 31, 2004 as a result of the reduction in provision recognized during the year and the transfer of $2,192 of the allowance for loan losses to other liabilities. The reduction in provision recognized was due to continued improvement and sustained strength in credit quality trends. See further discussion under Table 11. The amount transferred to other liabilities related to Bancorporation’s reserve for potential losses related to its unfunded loan commitments of $810,444 at December 31, 2004.

Table 10 presents an allocation of the allowance for loan losses by different loan categories. As a result of segregating its loans secured by real estate in its allowance estimation process, Bancorporation was better able to allocate the allowance to its real estate loans. The amounts allocated are not necessarily indicative of actual amounts, which will be charged to any particular category. The total allowance is available to absorb probable losses in any category of loans.

Table 10

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

	December 31,
	2004		2003		2002		2001		2000
	Amount	Percent of Loans	Amount	Percent of Loans	Amount	Percent of Loans	Amount	Percent of Loans	Amount	Percent of Loans
	(dollars in thousands)
Real estate—construction	$1,145	4.78%	$2,122	4.39%	$1,564	3.78%	$1,685	4.47%	$746	2.16%
Real estate—mortgage	12,279	50.39	22,701	46.97	17,732	42.86	16,330	43.31	14,881	43.06
Real estate—commercial	9,405	17.13	9,139	18.91	7,554	18.26	6,802	18.04	6,798	19.67
Commercial, financial and agricultural	4,730	8.99	4,292	8.88	4,025	9.73	3,593	9.53	3,442	9.96
Installment loans to individual and other	13,880	18.71	10,077	20.85	10,496	25.37	9,294	24.65	8,692	25.15
Unallocated	2,184	—	2,937	—	1,934	—	2,555	—	2,442	—

Total	$43,623	100.00%	$51,268	100.00%	$43,305	100.00%	$40,259	100.00%	$37,001	100.00%

Table 11

ANALYSIS OF ASSET QUALITY

2004	2003	2002	2001	2000
Amount	Percent of Loans	Amount	Percent of Loans	Amount	Percent of Loans	Amount	Percent of Loans	Amount	Percent of Loans
(dollars in thousands)
Nonperforming assets:
Nonaccrual loans	$6,587.21%	$6,135.21%	$5,204.22%	$5,138.23%	$5,288.25%
Other real estate owned	1,890.06	3,787.13	1,019.04	720.03	223.01

Total nonperforming assets	$8,477.27	$9,922.34	$6,223.26	$5,858.26	$5,511.26

Accruing loans 90 days past due	$5,130.16	$6,526.22	$5,965.25	$3,935.17	$3,613.17

Restructured loans	$448.01	$627.02	$—	—	$—	—	$—	—

Nonperforming assets by type:
Real estate-construction, mortgage and commercial	$4,633.15	$4,138.14	$3,601.15	$3,496.15	$4,349.21
Commercial, financial and agricultural	1,165.04	1,271.04	1,410.06	1,388.06	867.04
Loans to individuals	257.01	83	—	13	—	117.01	45	—
Other	532.02	643.02	180.01	137.01	27	—

Total nonperforming loans	6,587.21	6,135.21	5,204.22	5,138.23	5,288.25
Other real estate owned	1,890.06	3,787.13	1,019.04	720.03	223.01

Total nonperforming assets	$8,477.27%	$9,922.34%	$6,223.26%	$5,858.26%	$5,511.26%

Asset quality ratios:
Allowance to total loans and leases	1.40%	1.74%	1.79%	1.78%	1.78%
Net chargeoffs to average loans and leases	.20	.21	.33	.25	.21
Allowance for loan losses to nonperforming loans	662.26	835.66	832.15	783.55	699.72

During 2004, Bancorporation’s allowance for loan losses declined due to continued improvement and sustained strength in credit quality trends over the past 5 years. Note the following credit quality trends:

•	The net charge-off ratio has experienced a decline since 2000, with a more pronounced decline since 2002;

•	The ratio of nonaccrual loans to total loans has declined since 2000, even as the loan portfolio has grown;

•	While the ratio of nonperforming assets to total loans increased during 2003 primarily as the result of the First Banks acquisition, the ratio declined during 2004 remaining consistent with pre-2003 ratios;

•	Total nonperforming assets declined from $9,922 as of December 31, 2003 to $8,477 as of December 31, 2004, a decline of $1,445, or by 14.56%;

•	Accruing loans 90 days past due are at their lowest level on a percentage basis in 5 years, declining from $6,526 at December 31, 2003 to $5,130 at December 31, 2004, a decline of $1,396, or by 21.39%;

•	As of December 31, 2004, the ratio of classified loans to total loans was 1.14%, compared to 1.74% at December 31, 2003;

•	Total classified loans declined from $54,470 at December 31, 2003 to $35,501 at December 31, 2004, a decline of $18,969, or by 34.83%.

Improvement in these credit quality trends allowed Bancorporation to reduce loss factors assigned to its various loan portfolios in estimating its allowance for loan losses. During the fourth quarter of 2004, Bancorporation enhanced its allowance estimation process by segregating loans secured by real estate in the analysis. These loans have historically experienced lower net charge-offs due the relative strength of real estate as collateral.

Interest income related to nonaccrual loans that would have been recognized if such loans were current in accordance with their original contractual terms did not differ materially from the amounts actually recognized.

Based upon an ongoing assessment of risk elements in the portfolio and factors affecting credit quality, it is management’s opinion that there are currently no significant unidentified potential credit problems.

While the economic forecast and recent trends suggest a modestly improving economy in South Carolina, actual economic conditions could differ substantially. Bancorporation serves many communities throughout the state of South Carolina dependent on manufacturing jobs. Further increases in the unemployment rate in these areas could adversely impact credit quality, especially given that unemployment rates in these communities are already high. Bancorporation believes, however, that its allowance for loan losses at December 31, 2004 is adequate to absorb losses inherent in its portfolio.

GOODWILL AND OTHER INTANGIBLE ASSETS (Dollars in thousands)

As of December 31, 2004, goodwill totaled $24,549, compared to $24,525 as of December 31, 2003. Other intangible assets consist of core deposit intangibles and mortgage servicing rights. As of December 31, 2004, other intangibles totaled $36,712, representing a $9,164 decrease from $45,876 as of December 31, 2003. This decrease was primarily due to the amortization of core deposit intangibles. For the year ended December 31, 2004, amortization expense related to core deposit intangibles increased by $694, or by 8.34%. The increase was primarily due to an acquisition of branches during the third quarter of 2003. A full year of amortization was recorded in 2004, compared to three months in 2003.

FUNDING SOURCES (Dollars in thousands)

Bancorporation’s primary source of funds is its deposit base. Average deposits increased 7.60% to $3,800,548 as of December 31, 2004, from $3,532,131 as of December 31, 2003. Total deposits increased to $3,848,373 as of December 31, 2004 or by 3.60%, from $3,714,577 as of December 31, 2003. The increase in deposits was due to internal deposit growth. See Table 14 for an analysis of average deposits.

Core deposits are defined as demand deposits, savings, NOW, money market accounts and certificates of deposit under $100 thousand. Core deposits finance loan and investment activities. As of December 31, 2004, $3,574,440 or

92.88% of total deposits were considered core deposits. As of December 31, 2003, $3,409,602 or 91.80% of total deposits were considered core deposits.

Purchased funds, which consist of time deposits over $100 thousand and short-term borrowings, are another source of funds. As of December 31, 2004, time deposits over $100 thousand decreased $30,687 or by 10.07% to $273,933 compared to $304,620 as of December 31, 2003. Short-term borrowings, which consist of securities sold under agreements to repurchase, were $164,547 in 2004 compared to $148,864 in 2003, an increase of 10.54%. Bancorporation purchased no federal funds in 2004. During 2003, federal funds purchased were insignificant.

On March 24, 1998, Bancorporation, through FCB/SC Capital Trust I, issued $50,000 of 8.25% capital securities due on March 15, 2028. The balance of the securities can be prepaid, subject to regulatory approval, in whole or part at any time on or after March 15, 2008. The capital securities qualify for inclusion in Tier I capital for regulatory capital adequacy purposes.

On April 1, 2003, First Citizens issued subordinated debt of $20,218 with maturities ranging from April 1, 2008 to April 1, 2013 related to the acquisition of First Banks included in “Long-term borrowings” in the table below. This subordinated debt qualifies for inclusion in Tier 2 capital for regulatory capital adequacy purposes. See Note 11 “Long-Term Debt” in the “Notes to the Consolidated Financial Statements” for additional information.

On May 7, 2004, Bancorporation, through FCB/SC Capital Trust II, issued $50,000 of floating rate U.S. dollar three-month LIBOR plus 2.25% securities due on June 15, 2034. The balance of the securities can be prepaid, subject to regulatory approval, in whole or part at any time on or after June 15, 2009. The capital securities qualify for inclusion in Tier I capital for regulatory capital adequacy purposes.

Tables 12-15 provide additional information regarding major funding sources and uses.

Table 12

SOURCES AND USES OF FUNDS

	December 31,
	2004		2003
	Average Balance	Percent	Average Balance	Percent
	(dollars in thousands)
Composition of sources:
Demand deposits	$700,384	15.70%	$632,905	15.42%
NOW accounts	945,009	21.19	819,853	19.98
Money market accounts	414,591	9.29	360,013	8.77
Time deposits	1,355,723	30.39	1,361,148	33.17
Savings	384,841	8.63	358,212	8.73
Short-term borrowings	175,304	3.93	155,335	3.79
Long-term borrowings	22,323.50		17,616.43
Trust preferred	83,454	1.88	50,000	1.22
Other liabilities	25,637.57		26,444.64
Stockholders’ equity	353,209	7.92	321,971	7.85

Total sources	$4,460,475	100.00%	$4,103,497	100.00%

Composition of uses:
Loans	$3,034,383	68.03%	$2,683,789	65.40%
Investment securities	904,090	20.27	922,347	22.48
Other earning assets	144,066	3.23	157,548	3.84

Total interest-earning assets	4,082,539	91.53	3,763,684	91.72
Noninterest-earning assets	377,936	8.47	339,813	8.28

Total uses	$4,460,475	100.00%	$4,103,497	100.00%

Table 13

TIME DEPOSITS OF $100 THOUSAND AND OVER

	December 31,
	2004	2003	2002
	(dollars in thousands)
3 months or less	$89,489	$87,698	$75,987
Over 3 months through 6 months	39,386	50,987	48,302
Over 6 months through 12 months	70,998	104,191	89,179
Over 12 months	74,060	61,744	46,491

Total	$273,933	$304,620	$259,959

Percent of total deposits	7.12%	8.20%	7.94%

Table 14

DEPOSITS

	As of and for the year ended December 31,
	2004		2003		2002
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
	(dollars in thousands)
Demand deposits	$700,384	—	$632,905	—	$540,516	—
NOW accounts	945,009	0.64%	819,853	0.52%	715,632	0.75%
Money market accounts	414,591	0.85	360,013	0.92	288,456	1.42
Savings	384,841	0.41	358,212	0.57	341,106	0.98
Time deposits of $100 thousand and over	296,095	1.85	301,303	2.48	241,037	3.49
Other time deposits	1,059,628	2.01	1,059,845	2.36	993,750	3.37

Total	$3,800,548	1.22%	$3,532,131	1.45%	$3,120,497	2.12%

Table 15

FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

	2004			2003			2002
	Amount	Average Rate		Amount	Average Rate		Amount	Average Rate
	(dollars in thousands)
At year-end*:
Securities sold under agreements to repurchase	$164,547	1.98	%**	$148,864	0.64	%**	$130,360	0.94	%**

Average for the year:
Federal funds purchased	$—	NA		$74	1.13		$—	NA
Securities sold under agreements to repurchase	175,143	1.23		155,231	0.89		191,527	1.51

Total	$175,143	1.23		$155,305	0.89		$191,527	1.51

Maximum month-end balance*:
Securities sold under agreements to repurchase	$197,262			$166,284			$207,370

*	There were no federal funds purchased at year-end or maximum month-end balance for the reported years.
**	Represents the actual offering rate for securities sold under agreements to repurchase as of December 31.

LIQUIDITY (Dollars in thousands)

Liquidity involves the ability to meet cash flow requirements which arise primarily from withdrawal of deposits, extensions of credit, payment of operating expenses and repayment of purchased funds. Funds are provided primarily through earnings from operations, expansion of the deposit base and short-term borrowings, the maturity of the investment portfolio, repayment of loans and issuance of long-term debt.

Bancorporation has historically maintained strong liquidity through increases in core deposits and management of investment maturities. Bancorporation’s strategy is to maintain relatively short maturities for its loans and investment portfolio to provide an on-going source of liquidity to fund asset growth. Additionally, Bancorporation maintains alternative sources of liquidity in the form of federal funds purchase lines totaling $180,000, a borrower in custody program at the Federal Reserve totaling $300,000, and an unsecured line of credit at the holding company totaling $25,000. During 2004, Bancorporation did not utilize these funding sources in any significant amount. The weighted average maturity of U.S. Government obligations, which make up 91.24% of the investment portfolio as of December 31, 2004, was 18.9 months as compared to 16.0 months at December 31, 2003. Investment securities with an amortized cost of $794,289 and $754,277 at December 31, 2004 and 2003, respectively, were pledged to secure public deposits, as collateral for securities sold under agreements to repurchase, and for other purposes as required by law.

CONTRACTUAL COMMITMENTS AND OFF-BALANCE SHEET LENDING RELATED COMMITMENTS (Dollars in thousands)

In the normal course of business, Bancorporation enters into certain contractual obligations. Such obligations include obligations to make future payments on debt, lease arrangements, capital expenditures and pension plan funding and benefit payments. Table 16 summarizes Bancorporation’s contractual obligations as of December 31, 2004.

Table 16

CONTRACTUAL COMMITMENTS

	December 31, 2004
	1 year or less	1-3 years	3-5 years	After 5 years	Total
	(dollars in thousands)
Long-term debt	$—	$1,056	$12,383	$111,922	$125,361
Operating leases	490	699	288	250	1,727
Expected payments related to the pension	5,751	3,823	4,346	15,499	29,419

Total contractual cash obligations	$6,241	$5,578	$17,017	$127,671	$156,507

During 2005, Bancorporation will continue its project to build a new headquarters building in Columbia, South Carolina. The nine-story tower will have 170,000 square feet of office space. The projected completion date is during the first quarter of 2006. The projected cost of the building is $56,970 of which $7,075 had been incurred as of December 31, 2004.

Bancorporation’s off-balance sheet lending related commitments are presented in the table below. Not all of these commitments will be drawn upon, thus the actual cash requirements are likely to be significantly less than the amounts reported in the accompanying table.

Table 17

OFF-BALANCE SHEET LENDING RELATED COMMITMENTS

At December 31, 2004
(dollars in thousands)
Unfunded commitments to lend
Home equity lines	$481,382
Credit card	64,054
Commercial real estate	73,078
Mortgage	14,099
Commercial	188,464

Total unfunded commitments to lend	$821,077

Letters of credit and financial guarantees	$9,388

CAPITAL RESOURCES (Dollars in thousands)

The Federal Reserve Board and the Federal Deposit Insurance Corporation have issued risk-based capital guidelines for United States banking corporations. The objective of these guidelines is to provide a uniform capital measurement that is more sensitive to variations in risk profiles of banking corporations. Under South Carolina law, Bancorporation is authorized to pay dividends such as are declared by its Board of Directors subject to certain legal and regulatory restrictions. First Citizens and Exchange are subject to dividend limitations mandated by the South Carolina Board of Financial Institutions. In addition, Bancorporation’s dividends may be restricted by the requirements of the unsecured line of credit, which requires that First Citizens maintain a regulatory leverage capital ratio of 4.00%.

Regulatory agencies define capital as Tier I, consisting of stockholders’ equity less ineligible intangible assets, and Total Capital, consisting of Tier I capital plus the allowable portion of the allowance for loan losses and certain long-term debt. Capital adequacy is measured by comparing both capital levels to Bancorporation’s risk-adjusted assets and off-balance sheet items. Regulatory requirements presently specify that Tier I capital should exclude the market appreciation or depreciation of securities available-for-sale arising from valuation adjustments. In addition to these capital ratios, regulatory agencies have established a Tier I leverage ratio which measures Tier I capital to average assets less ineligible intangible assets.

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

In January of each year, the Board of Directors authorizes management to repurchase outstanding shares of its capital stock. Purchases are subject to various conditions, including price and volume limitations (including, in the case of repurchases of Bancorporation’s voting common stock, an annual limit of up to 5% of outstanding shares), and compliance with applicable South Carolina law.

Pursuant to that authority during 2004 and 2003, Bancorporation repurchased an aggregate of 6,567 and 5,765 shares, respectively, of its outstanding voting common stock, for an aggregate price of $3,413 and $2,339, respectively. With respect to other classes of Bancorporation’s capital stock, Bancorporation repurchased an aggregate of -0- and 1,242 shares, respectively, for an aggregate price of $-0- and $41, respectively, during the year ended December 31, 2004 and 2003.

Bancorporation repurchased an aggregate of -0- and 415 shares, respectively, of its outstanding voting common stock, for an aggregate price of $0 and $193, respectively, during the quarter ended December 31, 2004 and 2003. With respect to other classes of Bancorporation’s capital stock, Bancorporation repurchased no shares during the quarter ended December 31, 2004 and 2003. Repurchases of shares during the year and quarter had an insignificant impact on Bancorporation’s capital.

Bancorporation’s Tier 1 capital ratio at December 31, 2004 was 12.44% compared to 10.32% at December 31, 2003. The total risk-based capital ratio was 14.18% at December 31, 2004 compared to 12.18% at December 31, 2003. Both of these measures exceed the regulatory minimums of 4.00% for Tier 1 and 8.00% for total risk-based capital. Based on the guidelines above, Bancorporation is well-capitalized. Refer to Note 18 “Capital Matters” in the “Notes to the Consolidated Financial Statements” for further analysis of risk-based requirements.

Table 18

CAPITAL ADEQUACY

	December 31,
	2004	2003	2002	2001	2000
	(dollars in thousands, except per share data)
Stockholders’ equity:
Year-end	$369,456	$339,583	$303,584	$270,915	$233,693
Average	353,209	321,971	289,958	255,836	213,105
Book value per common share	407.54	371.60	329.67	289.12	246.17
Average stockholders’ equity to:
Average assets	7.92%	7.85%	7.88%	7.39%	7.28%
Average deposits	9.29	9.12	9.29	8.90	9.23
Average loans	11.64	12.00	12.56	11.84	10.87
Risk-based capital ratios:
Tier 1 capital ratio	12.44%	10.32%	11.76%	11.33%	10.53%
Total risk-based capital ratio	14.18	12.18	13.01	12.59	12.09
Tier 1 leverage ratio	8.88	7.29	7.91	7.34	7.46
Internal capital generation:
Return on average equity	10.39%	12.39%	13.47%	13.24%	12.95%
Dividend payout ratio	4.11	2.95	2.65	3.05	2.97

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

As indicated in Table 19, the twelve-month cumulative gap, representing the total net assets and liabilities that are projected to reprice over the next twelve months, was asset sensitive in the amount of $290,483 at December 31, 2004. This positive position remained within the acceptable parameters of plus or minus 20% at 360 days, as listed in Bancorporation’s Statement of Funds Management Policy. This Statement is guided by asset quality, liquidity and earnings, and describes Bancorporation’s policy with respect to sources and uses of funds, dividends and limitations on interbank liabilities. The responsibility for funds management resides with the Chief Financial Officer with overall guidance provided by the Chairman and Chief Executive Officer. Management continues to seek ways to balance the gap position and reduce exposure to interest rate fluctuations.

Projected run-off of deposits that do not have a contractual maturity date are computed based on decay rate assumptions developed by bank regulators to assist banks in addressing FDICIA Rule 305. We anticipate portions of our interest-bearing deposits will not respond to interest rate increases as quickly as earning assets. As a result, we believe that a gradual increase in interest rates would likely have a favorable effect on net interest income. However, we believe declines in interest rates would cause net interest income to decline due to an inability to adjust certain deposits rates.

Table 19

INTEREST RATE-SENSITIVITY ANALYSIS

	As of December 31, 2004
	0-3 Months Sensitive	4-6 Months Sensitive	7-12 Months Sensitive	Total Within One Year	Over One Year or Non- Sensitive	Total
	(dollars in thousands)
Interest-earning assets:
Loans and leases, net	$1,260,316	$105,683	$187,191	$1,553,190	$1,571,007	$3,124,197
Federal funds sold	111,554	—	—	111,554	—	111,554
Investment securities	48,062	121,978	156,120	326,160	578,259	904,419

Total interest-earning assets	$1,419,932	$227,661	$343,311	$1,990,904	$2,149,266	$4,140,170

Interest-bearing liabilities:
Savings and core time deposits	$396,809	$301,561	$584,537	$1,282,907	$1,578,212	$2,861,119
Time deposits of $100 thousand and over	89,489	39,386	70,998	199,873	74,060	273,933
Short-term borrowings	164,547	—	—	164,547	—	164,547
Long-term debt	53,094	—	—	53,094	72,267	125,361

Total interest-bearing liabilities	$703,939	$340,947	$655,535	$1,700,421	$1,724,539	$3,424,960

Interest-sensitivity gap (for the period)	$715,993	$(113,286)	$(312,224)	$290,483	$424,727	—

% of total interest-earning assets (period)	17.29%	(2.74)%	(7.54)%	7.02%	10.26%
Cumulative interest-sensitive gap	$715,993	$602,707	$290,483	—	—	—

% of total interest-earning assets (cumulative)	17.29%	14.56%	7.02%

	As of December 31, 2003
Interest-sensitivity gap (for the period)	$685,500	$(105,230)	$(337,665)	$242,605	$375,424	—

% of total interest-earning assets (period)	17.56%	(2.70)%	(8.65)%	6.21%	9.62%
Cumulative interest-sensitive gap	$685,500	$580,270	$242,605	—	—	—

% of total interest-earning assets (cumulative)	17.56%	14.87%	6.21%

Bancorporation believes that a gradual increase in interest rates would likely have a favorable effect on forecasted net interest income. Based on our simulation model, we believe that a gradual 100 basis point increase in interest rates over the next twelve months (25 basis points per quarter) would increase forecasted net interest income by .74%. Conversely, a gradual 100 basis point decline in interest rates would decrease net interest income by 3.04%. To calculate these percentages, we made several key assumptions. Material assumptions include that portions of our interest-bearing deposits will not respond to interest rate increases as quickly as earning assets and that current non-maturity deposit rates have reached floors. We believe that these percentages represent a more likely scenario than instantaneous and parallel shifts in the yield curve. More rapid changes in interest rates could cause actual results to differ materially.

MARKET RATE RISK

In January 1997, the Securities and Exchange Commission adopted rules that require a comprehensive disclosure of accounting policies for derivatives as well as enhanced quantitative and qualitative disclosures of market risk. The market risk disclosures must be presented for most financial instruments, which must be classified into two portfolios: financial instruments entered into for trading purposes and all other financial instruments (non-trading purposes). Bancorporation’s financial instruments are held for non-trading purposes.

Table 20 summarizes the expected maturities and weighted average effective yields and interest rates associated with Bancorporation’s financial instruments. Cash and cash equivalents, federal funds sold, federal funds purchased and securities sold under agreements to repurchase are excluded from Table 20 as their respective carrying values approximate their fair values. These financial instruments generally expose Bancorporation to insignificant market risk as they have either no stated maturities or an average maturity of less than 30 days and carry interest rates that approximate market rates. Refer to Note 16 “Disclosure of Fair Value of Financial Instruments” in the “Notes to the Consolidated Financial Statements” for further information on the fair value of financial instruments.

Table 20

MARKET RISK DISCLOSURE

								Estimated Fair Value Year-end 2004
	Expected Maturities
	2005	2006	2007	2008	2009	Thereafter	Total
	(dollars in thousands)
Financial Assets:
Loans
Fixed Rate:
Book value	$459,328	$332,819	$310,386	$315,591	$233,389	$304,986	$1,956,499	$1,915,304
Weighted average effective yield	5.92%	5.81%	5.69%	5.62%	5.74%	5.70%	5.76%	—
Variable Rate:
Book value	$372,136	$175,442	$151,750	$134,322	$98,328	$235,720	$1,167,698	$1,195,117
Weighted average effective yield	5.72%	4.88%	4.87%	4.86%	4.85%	4.58%	5.08%	—
Securities held-to-maturity:
Book value	$7,350	$5,131	$540	$1,345	$265	$198	$14,829	$14,902
Weighted average effective yield	2.44%	3.30%	5.21%	3.55%	5.25%	4.94%	3.02%	—
Securities available-for-sale:
Book value	$309,563	$335,466	$64,409	$84,329	$40,529	$55,294	$889,590	$889,590
Weighted average effective yield	2.32%	3.04%	3.20%	3.72%	4.19%	4.13%	2.94%	—
Financial Liabilities:
Savings and interest-bearing checking:
Book value	$532,479	$322,135	$322,135	$322,135	$322,127	$—	$1,821,011	$1,821,011
Weighted average effective rate	1.10%	1.10%	1.10%	1.10%	1.10%	—	1.10%	—
Time deposits:
Book value	$950,839	$293,244	$55,853	$14,105	$—	$—	$1,314,041	$1,305,373
Weighted average effective rate	1.76%	2.54%	3.20%	3.39%	—	—	2.02%	—
Long-term debt:
Book value	$—	$—	$1,056	$11,390	$993	$111,922	$125,361	$127,333
Weighted average effective rate	—	—	7.50%	7.50%	8.19%	6.58%	6.69%	—

The savings and interest-bearing checking category consists of NOW, savings accounts and money market accounts. Expected maturities of these deposits were based on the same decay rates as described in the “Interest Rate Risk” section above. The weighted average effective rate is based on rates currently being offered on the deposits. These rates are subject to change depending on the overall movement of market interest rates.

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

RECENT ACCOUNTING DEVELOPMENTS

Bancorporation adopted the provisions of several new accounting pronouncements in the current and prior year, including FASB Interpretation (“FIN”) No. 46R, Statement of Position (“SOP”) 03-3, SEC Staff Accounting Bulletin No. 105, and Emerging Issues Task Force (“EITF”) Issue 03-1. The provisions of these pronouncements and the related impact to Bancorporation are discussed in the “Changes in Accounting Principles and Effects of New Accounting Pronouncements” section in the “Notes to the Consolidated Financial Statements” beginning on page 44.

FOURTH QUARTER RESULTS (Dollars in thousands)

For the quarter ended December 31, 2004, net income was $11,415 representing a $2,028 or 21.60% increase over the comparable period in 2003. The increase was due to a $1,408 increase in net interest income, a $6,851 decrease in provision expense, offset by a decrease in noninterest income of $295 and an increase in noninterest expense of $2,575. Return on average assets increased from .87% to 1.00% and return on average equity increased from 11.12% to 12.52% for the comparable periods.

During the fourth quarter of 2004, net interest income increased by $1,408 from $38,686 to $40,094, or by 3.64%, over the comparable quarter in 2003. The increase in net interest income was primarily due to interest-earning asset growth. While Bancorporation’s net interest margin (taxable-equivalent) declined from 3.95% to 3.86% during the quarter, the impact of the increasing interest rate environment and interest-earning asset growth helped to slow the decline in net interest margin during the quarter (net interest margin declined from 3.99% to 3.79% for the year). For the quarter, interest-earning assets grew from $3,906,088 to $4,147,297, an increase of $241,209, or by 6.18%. Interest-earning asset growth was primarily due to loan growth. Provision for loan losses declined during the quarter by $6,851 due to continued improvement and sustained strength in Bancorporation’s credit quality trends during the year as discussed in the “Allowance for Loan Losses” section above.

Noninterest income declined by $295 or by 2.12% during the quarter. The decrease was primarily due to declines in service charges and mortgage income of $507 and $186, respectively, partially offset by a $410 increase in gain on sale of fixed assets. The explanation for the decline in service charges is consistent with the explanation under Table 4. Noninterest expense increased during the quarter by $2,575, or by 7.07%. The most significant components of the increase consisted of a $728 increase in data processing costs and a $1,437 increase in other noninterest expense. The explanation for the increase in data processing expense is consistent with the explanation for the year under Table 5. The more significant increases in other noninterest expense during the quarter were an increase in donations expense of $440 and an increase in audit expense of $256, primarily due to increased audit fees related to Sarbanes-Oxley compliance.

The effective tax rate for the fourth quarter 2004 was 41.47% compared to 33.49% for the fourth quarter 2003. The increase in the effective income tax rate was due to additional income tax expense of $1,178 related to the recognition of deferred income tax liabilities on Bancorporation’s credit life insurance company, Wateree. The deferred tax liability primarily relates to differences between the recognition of premiums and recording policy reserves for statutory accounting practices and generally accepted accounting principles.

Table 21

SELECTED UNAUDITED QUARTERLY FINANCIAL DATA

	First Quarter		Second Quarter
	2004	2003	2004	2003
	(Dollars in thousands, except per share data)
Interest income and fees	$48,725	$47,917	$48,801	$50,745
Interest expense	(11,172)	(12,632)	(11,206)	(13,472)

Net interest income	37,553	35,285	37,595	37,273
Provision for loan losses	(1,154)	(938)	(3,002)	(2,425)
Noninterest income	13,008	13,039	15,732	15,002
Noninterest expense	(36,521)	(31,916)	(37,817)	(33,862)

Income before income tax expense	12,886	15,470	12,508	15,988
Income tax expense	(4,562)	(5,507)	(4,428)	(5,691)

Net income	$8,324	$9,963	$8,080	$10,297

Net income per common share—basic	$9.16	$10.91	$8.90	$11.31

	Third Quarter		Fourth Quarter
	2004	2003	2004	2003
Interest income and fees	$50,728	$49,718	$53,003	$49,816
Interest expense	(12,017)	(11,661)	(12,909)	(11,130)

Net interest income	38,711	38,057	40,094	38,686
Provision for loan losses	(1,349)	(4,436)	4,807	(2,044)
Noninterest income	13,012	17,008	13,603	13,898
Noninterest expense	(36,612)	(34,585)	(39,002)	(36,427)

Income before income tax expense	13,762	16,044	19,502	14,113
Income tax expense	(4,872)	(5,808)	(8,087)	(4,726)

Net income	$8,890	$10,236	$11,415	$9,387

Net income per common share—basic	$9.83	$11.24	$12.63	$10.32

REPORT OF MANAGEMENT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)). Under the supervision and with the participation of management, including the principal executive officer and principal financial officer, Bancorporation conducted an evaluation of the effectiveness of the internal control over financial reporting based on the framework in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this evaluation under the framework in Internal Control—Integrated Framework, management concluded that the internal control over financial reporting was effective as of December 31, 2004.

Management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2004 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, and PricewaterhouseCoopers LLP as stated in their report, which is included herein.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

First Citizens Bancorporation, Inc.:

We have completed an integrated audit of First Citizens Bancorporation, Inc.’s 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2004 and audits of its 2003 and 2002 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements

In our opinion, the accompanying consolidated statements of condition and the related consolidated statements of income, of changes in stockholders’ equity and comprehensive income and of cash flows present fairly, in all material respects, the financial position of First Citizens Bancorporation, Inc. and its subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Internal control over financial reporting

Also, in our opinion, management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting appearing on page 33 of the 2004 Annual Report to Shareholders, that the Company maintained effective internal control over financial reporting as of December 31, 2004 based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Atlanta, Georgia

March 15, 2005

FIRST CITIZENS BANCORPORATION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONDITION

	As of December 31,
	2004	2003
	(dollars in thousands, except par value)
ASSETS
Cash and due from banks	$162,620	$179,951
Federal funds sold	111,554	41,379
Investment securities:
Held-to-maturity, at amortized cost (fair value of $14,902 in 2004 and $20,064 in 2003)	14,829	19,766
Available-for-sale, at fair value	889,590	902,463

Total investment securities	904,419	922,229

Loans and leases, net	3,124,197	2,939,989
Less: Allowance for loan losses	(43,623)	(51,268)

Net loans and leases	3,080,574	2,888,721

Premises and equipment, net	154,823	134,756
Interest receivable	16,460	16,429
Intangible assets	36,712	45,876
Goodwill	24,549	24,525
Other assets	41,940	47,949

Total assets	$4,533,651	$4,301,815

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits:
Demand	$713,321	$651,687
Time and savings	3,135,052	3,062,890

Total deposits	3,848,373	3,714,577
Securities sold under agreements to repurchase	164,547	148,864
Long-term debt	125,361	73,814
Other liabilities	25,914	24,977

Total liabilities	4,164,195	3,962,232

Commitments and contingencies (Note 14)
Stockholders’ equity
Preferred stock	3,111	3,111
Non-voting common stock—$5.00 par value, authorized 1,000,000; 36,409 issued and outstanding at December 31, 2004 and at December 31, 2003	182	182
Voting common stock—$5.00 par value, authorized 2,000,000; 862,505 issued and outstanding at December 31, 2004 and 869,072 issued and outstanding at December 31, 2003	4,313	4,345
Surplus	65,081	65,081
Undivided profits	279,401	247,647
Accumulated other comprehensive income, net of deferred taxes of $9,352 at December 31, 2004 and $10,348 at December 31, 2003	17,368	19,217

Total stockholders’ equity	369,456	339,583

Total liabilities and stockholders’ equity	$4,533,651	$4,301,815

The accompanying notes are an integral part of these consolidated financial statements.

FIRST CITIZENS BANCORPORATION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	For the Year ended December 31,
	2004	2003	2002
	(dollars in thousands, except per share data)
INTEREST INCOME:
Interest and fees on loans	$178,511	$170,801	$167,977
Interest on investment securities:
Taxable	20,446	25,096	37,393
Non-taxable	395	536	606
Federal funds sold	1,905	1,763	2,397

Total interest income	201,257	198,196	208,373

INTEREST EXPENSE:
Interest on deposits	37,946	42,057	54,722
Interest on short-term borrowings	2,152	1,389	2,883
Interest on long-term debt	7,206	5,449	4,221

Total interest expense	47,304	48,895	61,826

Net interest income	153,953	149,301	146,547
Provision for loan losses	698	9,843	10,068

Net interest income after provision for loan losses	153,255	139,458	136,479

NONINTEREST INCOME:
Service charges on deposits	35,149	35,444	30,923
Commissions and fees from fiduciary activities	3,158	3,520	3,416
Mortgage income	4,110	7,744	3,369
Bankcard discount and fees	6,622	6,230	5,705
Gain on sale of investment securities	852	781	462
Other	5,464	5,228	5,436

Total noninterest income	55,355	58,947	49,311

NONINTEREST EXPENSE:
Salaries and employee benefits	73,302	70,165	64,236
Net occupancy expense	12,094	11,128	9,529
Furniture and equipment expense	8,431	7,191	6,252
Amortization expense	9,020	8,326	8,163
Bankcard processing fees	7,387	6,517	6,098
Data processing fees	13,383	11,628	10,337
Other	26,335	21,835	21,463

Total noninterest expense	149,952	136,790	126,078

Income before income tax expense	58,658	61,615	59,712
Income tax expense	21,949	21,732	20,664

Net income	$36,709	$39,883	$39,048

Net income per common share—basic	$40.52	$43.78	$42.38

Weighted average common shares outstanding—basic	901,791	907,770	917,426

The accompanying notes are an integral part of these consolidated financial statements.

FIRST CITIZENS BANCORPORATION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME

	Number of Common Stock Shares	Preferred Stock	Non- Voting Common Stock	Voting Common Stock	Surplus	Undivided Profits	Accumulated Other Comprehensive Income (Loss), Net	Total Stock- holders’ Equity
	(dollars in thousands)
Balance at December 31, 2001	925,951	$3,201	$182	$4,448	$65,081	$178,399	$19,604	$270,915
Comprehensive income:
Net income						39,048		39,048
Change in net unrealized gain on investment securities available-for-sale, net of taxes of $111							206	206
Reclassification adjustment for gains on securities available-for-sale included in net income, net of taxes of $162							(300)	(300)

Total comprehensive income								38,954
Reacquired preferred stock		(28)				(1)		(29)
Reacquired voting common stock	(14,705)			(74)		(5,120)		(5,194)
Common stock dividends ($1.00 per share)						(897)		(897)
Preferred stock dividends						(165)		(165)

Balance at December 31, 2002	911,246	3,173	182	4,374	65,081	211,264	19,510	303,584
Comprehensive income:
Net income						39,883		39,883
Change in net unrealized gain on investment securities available-for-sale, net of taxes of $115							215	215
Reclassification adjustment for gains on securities available-for-sale included in net income, net of taxes of $273							(508)	(508)

Total comprehensive income								39,590
Reacquired preferred stock		(62)				21		(41)
Reacquired voting common stock	(5,765)			(29)		(2,310)		(2,339)
Common stock dividends ($1.20 per share)						(1,046)		(1,046)
Preferred stock dividends						(165)		(165)

Balance at December 31, 2003	905,481	3,111	182	4,345	65,081	247,647	19,217	339,583
Comprehensive income:
Net income						36,709		36,709
Change in net unrealized gain on investment securities available-for-sale, net of benefit of $698							(1,295)	(1,295)
Reclassification adjustment for gains on securities available-for-sale included in net income, net of taxes of $298							(554)	(554)

Total comprehensive income								34,860
Reacquired voting common stock	(6,567)			(32)		(3,381)		(3,413)
Common stock dividends ($1.40 per share)						(1,408)		(1,408)
Preferred stock dividends						(166)		(166)

Balance at December 31, 2004	898,914	$3,111	$182	$4,313	$65,081	$279,401	$17,368	$369,456

The accompanying notes are an integral part of these consolidated financial statements.

FIRST CITIZENS BANCORPORATION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year ended December 31,
	2004	2003	2002
	(dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$36,709	$39,883	$39,048
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	698	9,843	10,068
Depreciation and amortization	23,182	20,339	19,067
Net accretion of discount on investment securities	3,390	1,043	1,112
Deferred income tax expense (benefit)	2,984	(1,468)	(723)
(Gain) loss on sales of premises and equipment	(417)	38	49
(Increase) decrease in interest receivable	(31)	1,267	2,559
Decrease in interest payable	(978)	(3,371)	(2,222)
Origination of mortgage loans held-for-sale, net of principal collected	(206,271)	(467,513)	(337,867)
Proceeds from sales of mortgage loans held-for-resale	206,327	474,856	366,192
Gain on sale of mortgage loans held-for-resale	(2,431)	(6,112)	(3,674)
Gain on call or sale of investment securities	(852)	(781)	(462)
Decrease (increase) in other assets	3,660	1,203	(3,973)
Increase in other liabilities	1,915	890	4,173

Net cash provided by operating activities	67,885	70,117	93,347

CASH FLOWS FROM INVESTING ACTIVITIES:
Net increase in loans and leases	(194,340)	(345,699)	(167,898)
Calls, maturities and prepayments of investment securities held-to-maturity	8,445	23,505	6,295
Purchases of investment securities held-to-maturity	(3,513)	(5,520)	(7,745)
Proceeds from maturities and calls of investment securities available-for-sale	422,879	443,515	434,516
Proceeds from sales of investment securities available-for-sale	173,542	41,927	34,204
Purchases of investment securities available-for-sale	(588,925)	(492,273)	(473,156)
Proceeds from sales of premises and equipment	6,756	377	65
Purchases of premises and equipment	(38,852)	(30,823)	(19,472)
Decrease in other real estate owned	4,475	2,012	816
Purchase of institutions, net of cash acquired	—	56,910	14,987

Net cash used in investing activities	(209,533)	(306,069)	(177,388)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in deposits	133,796	154,996	205,464
Increase (decrease) in federal funds purchased and securities sold under agreements to repurchase	15,683	18,504	(83,663)
Proceeds from issuance of trust preferred securities	50,000	—	—
Dividends paid	(1,574)	(1,211)	(1,062)
Acquisition of preferred stock	—	(41)	(29)
Acquisition of common stock	(3,413)	(2,339)	(5,194)

Net cash provided by financing activities	194,492	169,909	115,516

Net increase (decrease) in cash and due from banks	52,844	(66,043)	31,475
Cash and cash equivalents due from banks at beginning of year	221,330	287,373	255,898

Cash and cash equivalents due from banks at end of year	$274,174	$221,330	$287,373

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid	$48,282	$52,268	$64,048

Income taxes paid	$16,861	$25,047	$23,745

The accompanying notes are an integral part of these consolidated financial statements.

FIRST CITIZENS BANCORPORATION, INC. AND SUBSIDIARIES (“Bancorporation”)

FIRST CITIZENS BANCORPORATION, INC. (“Parent”)

FIRST CITIZENS BANK AND TRUST COMPANY AND SUBSIDIARIES (“First Citizens”)

THE EXCHANGE BANK OF SOUTH CAROLINA, INC. (“Exchange”)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands)

Nature of Operations:

First Citizens Bancorporation, Inc. (“Bancorporation”) is a two-bank financial holding company whose principal subsidiaries are First Citizens Bank and Trust Company (“First Citizens” or “the Bank”) and The Exchange Bank of South Carolina, Inc. (“Exchange”). First Citizens and Exchange are sometimes referred to collectively as the “Banks”. In November 2004, Citizens Bank (“Citizens”), a former banking subsidiary of Bancorporation, was merged into First Citizens. Citizens Bank was organized in 1902 and was acquired by Bancorporation during 2002. First Citizens is chartered under the laws of South Carolina to engage in general banking business.

Founded in 1964, First Citizens offers a complete array of commercial and retail banking services through its 150 offices in 103 communities in South Carolina and seven offices in six communities in Georgia. The Bank provides a full range of financial services including deposit acceptance, corporate cash management, discount brokerage, IRA plans, trust services and secured and unsecured loans. Trust services provide estate planning, estate and trust administration, IRA trust and personal investment, and pension and profit sharing administration. The Bank also originates and services mortgage loans and provides financing for small businesses. Effective April 1, 2003, First Banks, Inc. (“First Banks”) was merged into First Citizens. First Banks was a two-bank holding company headquartered in Carnesville, Georgia, and was the parent company of First Bank and Trust and The Bank of Toccoa. The purpose of this acquisition was to expand First Citizens’ banking presence in Georgia. Wateree Life Insurance Company (“Wateree”), a wholly-owned subsidiary of Wateree Enterprises, Inc., is incorporated as a stock life insurance company domiciled in the State of South Carolina. Wateree Enterprises, Inc. is a wholly-owned subsidiary of First Citizens. Wateree writes credit life insurance through its affiliation with the Banks.

Founded in 1932, Exchange is a community-oriented financial institution, which offers a variety of financial services through its four branches in Williamsburg and Georgetown counties in South Carolina. Exchange provides traditional commercial and consumer banking services with its principal activities taking demand and time deposits and making secured and unsecured loans.

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation:

The consolidated financial statements include the accounts of Bancorporation and those subsidiaries that are majority-owned by Bancorporation and over which Bancorporation exercises control. In consolidation, all significant intercompany accounts and transactions have been eliminated. Assets held by the Bank in trust or in other fiduciary capacities are not assets of the Bank and are not included in the accompanying consolidated financial statements. Certain immaterial amounts in prior years have been reclassified to conform to the 2004 presentation. Such reclassifications had no effect on stockholders’ equity or net income.

FASB Interpretation No. 46R (“FIN 46(R)”) requires enterprises to evaluate variable interests in entities for which voting interests are not an effective means of identifying controlling financial interests. Variable interests are those in which the value of the interest changes with the fair value of the net assets of the entity exclusive of variable interests. If the results of the evaluation indicate the existence of a primary beneficiary and the entity does not effectively disperse risks among the parties involved, that primary beneficiary is required to consolidate the entity. Likewise, FIN 46(R) requires the deconsolidation of an entity if the evaluation indicates the requirements for consolidation are not met.

Bancorporation has variable interests in certain entities including low-income housing partnership interests and trust preferred securities, none of which were required to be consolidated.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

Estimates in the Preparation of Financial Statements:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, valuation of goodwill, intangible assets, benefit plan obligations and related expenses and income tax related items.

Goodwill and Other Intangible Assets:

Bancorporation accounts for its acquisitions using the purchase method of accounting. When applying purchase accounting, net assets of entities acquired are recorded at fair value at the date of acquisition. The reported income of Bancorporation includes the operations of the acquired company subsequent to acquisition. Goodwill represents the cost in excess of the fair value of net assets acquired in transactions considered business combinations and is not amortized but is assessed for impairment. Purchase acquisitions resulting in goodwill are subject to periodic impairment tests requiring estimates of fair value to perform an impairment analysis of goodwill. Bancorporation reviews goodwill for impairment at least once annually and whenever events or circumstances indicate the carrying value may not be recoverable. An impairment would be indicated if the carrying value of goodwill exceeds the fair value of the reporting unit. Bancorporation recorded no impairment charges related to its goodwill in 2004, 2003 or 2002. Other intangible assets consist primarily of core deposit intangibles, which represent the excess of the fair value of deposits acquired over their carrying values and are amortized over the period in which Bancorporation expects to derive benefit from the deposits acquired. Intangible assets other than goodwill, which are determined to have finite lives, are amortized over the period benefited, generally five to fifteen years and are periodically reviewed for reasonableness. The recoverability of other intangibles is evaluated if events or circumstances indicate a possible impairment.

Investment Securities:

Bancorporation defines held-to-maturity securities as debt securities, which management has the positive intent and ability to hold to maturity. Held-to-maturity securities are stated at cost, adjusted for amortization of premiums and accretion of discounts. Available-for-sale securities are defined as equity securities and debt securities not classified as trading securities or held-to-maturity securities. Available-for-sale securities are recorded at fair value with unrealized holding gains and losses, net of deferred taxes, and are reported as a separate component of stockholders’ equity as accumulated other comprehensive income. Bancorporation determines the appropriate classification of debt securities at the time of purchase.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other-than-temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of Bancorporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Bancorporation recorded no other-than-temporary impairment losses related to its investment portfolio in 2004, 2003 or 2002. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Loans and the Allowance for Loan Losses:

Loans are recorded at their principal amount outstanding, net of deferred loan fees and costs. Interest is accrued and recognized in operating income based upon the principal amount outstanding. Loan origination fees and direct loan origination costs are deferred and amortized over the estimated lives of the related loans as an adjustment to yield.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

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

The accrual of interest is generally discontinued, except for installment and credit card loans, when substantial doubt exists as to the collectibility of principal and interest or when a loan is 90 days past due as to interest or principal unless the loan is both adequately secured and in the process of collection. Generally, accrual of income on unsecured installment loans is discontinued and the loans are charged off after a delinquency of 120 days and 180 days for secured loans and credit card loans. Loans secured by real estate remain in accrual status until foreclosure is consummated, unless impairment is evident, in which case they are placed in nonaccrual status and written down accordingly.

Loans are considered impaired if, based on current information and events, it is probable that Bancorporation will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is based on either the fair value of the underlying collateral, the present value of the future cash flows discounted at the historical effective interest rate stipulated in the loan agreement, or the estimated market value of the loan. In measuring the fair value of the collateral, management uses a comparison to the recent selling price of similar assets, which is consistent with those that would be utilized by unrelated third parties.

The allowance for loan losses is management’s estimate of probable inherent credit losses in Bancorporation’s loan portfolio at the balance sheet date. Bancorporation determines the allowance for loan losses based on an ongoing estimation process. This estimation process is inherently subjective, as it requires material estimates, including the amounts and timing of cash flows expected to be received on impaired loans and losses incurred as of the balance sheet date in Bancorporation’s loan portfolio. Those estimates may be susceptible to significant change. Increases to the allowance for loan losses are made by charges to the provision for loan losses, which is reflected in the Consolidated Statements of Income. Loans deemed to be uncollectible are charged against the allowance for loan losses. Recoveries of previously charged-off amounts are credited to the allowance for loan losses.

The allowance is the accumulation of various components that are calculated based on an independent estimation process. All components of the allowance for loan losses represent an estimation performed pursuant to either SFAS No. 5 or SFAS No. 114. Management’s estimate of each SFAS No. 5 component is based on certain observable data that management believes are most reflective of the underlying credit losses being estimated. This evaluation includes credit quality trends; recent loan loss experience; collateral type; loan volumes; seasoning of the loan portfolio; the findings of internal credit quality assessments and results from external bank regulatory examinations. Pursuant to SFAS No. 114, all impaired commercial loans in excess of a defined threshold are analyzed for specific reserves on a loan-by-loan basis based on management’s evaluation of the exposure for each credit, given the current payment status of the loan and the value of any underlying collateral.

While management uses the best information available to establish the allowance for loan losses, future adjustments may become necessary if conditions differ substantially from the assumptions used in making the estimates. Such adjustments to original estimates, as necessary, are made in the period in which these factors and other relevant considerations indicate that loss levels may vary from previous estimates.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

are also included in net gain or loss on sales of mortgage loans. Gain or loss on the sale of mortgage loans is a component of mortgage income in the Consolidated Statements of Income.

Bancorporation uses mandatory forward and “best efforts” commitments to protect its mortgage loans held for sale from interest rate risk from the time of origination to the time of sale. In accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, these commitments are carried on the Consolidated Statements of Condition at fair market value. Unfunded residential mortgage loan commitments for loans to be sold are also accounted for at fair market value. These fair market value adjustments are included in mortgage income in the Consolidated Statements of Income and were insignificant as of and for the year ended December 31, 2004 and 2003.

After a transfer of loans held-for-sale to a third party under a sale contract, Bancorporation recognizes the mortgage servicing rights (“MSRs”) it retains and derecognizes the loans held-for-sale when control has been surrendered. The initial value of the MSR is included as a component of gain on sale within mortgage income. Any other related financial assets and liabilities would be recognized at that point as well. Currently, all transfers of loans held-for-sale are accounted for as sales of those loans as control over those loans is surrendered to a third party.

MSRs are included in intangible assets in the Consolidated Statements of Condition. The amount capitalized is determined by allocating the carrying amount between the loans and MSRs based on their relative fair values. Fair value is determined using analyses of discounted anticipated future net cash flows, considering estimates of loan prepayments, interest rates and other economic factors. Amortization of the capitalized MSRs is based on a method, which approximates the proportion of current net servicing income to the total estimated net servicing income expected to be recognized over the average remaining lives of the underlying loans. Servicing income, net of related amortization expense, is included as a component of mortgage income in the Consolidated Statements of Income. For purposes of impairment evaluation and measurement, MSRs are stratified based on predominant risk characteristics of the underlying loans, primarily loan type, amortization type (fixed or adjustable), and note rate. To the extent that the carrying value of the MSRs exceeds fair value by individual stratum, a valuation allowance is established which may be adjusted in the future as the fair value of MSRs increases or decreases. Changes in the valuation allowance are recognized as a component of mortgage income in the Consolidated Statements of Income. Bancorporation’s portfolio of loans serviced for third parties approximated $1.023 billion and $1.018 billion at December 31, 2004 and 2003, respectively. Loans serviced for third parties are not included as assets in the accompanying consolidated financial statements.

Premises and Equipment:

Bank premises and equipment are reported at cost less accumulated depreciation. Depreciation is included in noninterest expense over the estimated useful lives of the assets (generally fifteen to thirty-five years for buildings and improvements, and three to ten years for furniture and equipment). Leasehold improvements are capitalized and amortized to noninterest expense over the terms of the leases or the estimated useful lives of the improvements, whichever is shorter. Depreciation and amortization are calculated using straight-line methods. Maintenance, repairs and minor improvements are included in noninterest expense as incurred. Major improvements are capitalized. Gains or losses upon retirement or other dispositions are included in the Consolidated Statements of Income.

Other Real Estate Owned:

Other real estate owned consists of real property acquired through foreclosure. At the time of foreclosure, other real estate owned is carried at the current fair value of the property, less estimated selling costs. Subsequent to foreclosure, gains or losses on the sales or the periodic revaluation of other real estate owned are credited or charged to expense. Net costs of maintaining and operating foreclosed properties are expensed as incurred. Other real estate owned was $1,890 and $3,787 as of December 31, 2004 and 2003, respectively, and is included as a component of other assets in the Consolidated Statements of Condition.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

Securities Sold Under Agreements to Repurchase:

Securities sold under agreements to repurchase represent overnight borrowings with the Banks’ customers and are secured by investment securities. The terms of the repurchase agreements may require Bancorporation to provide additional collateral if the fair value of the securities underlying the borrowings declines during the term of the agreement.

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

Earnings Per Share:

Earnings per share are computed by dividing net income less preferred dividends noted in the Consolidated Statements of Changes in Stockholders’ Equity and Comprehensive Income by the weighted average number of voting and non-voting common shares outstanding. The premium or discount paid on redemption of preferred stock is treated as dividends on preferred stock and is included in the determination of net income available for common stockholders. As Bancorporation has no dilutive securities, there is no difference between basic and diluted earnings per share.

Segment Information:

SFAS No. 131, “Disclosure about Segments of an Enterprise and Related Information”, requires that public entities disclose information about products and services provided by operating segments, geographic areas and major customers, differences between the measurements used in reporting segment information and those used in the entity’s general-purpose financial statements, and changes in the measurement of segment amounts from period to period.

Operating segments are components of an entity about which separate financial information is available and is evaluated regularly by the chief operating decision maker in deciding how to allocate resources in evaluating performance. Bancorporation has determined that its one operating segment is providing general financial services to customers located in South Carolina and five contiguous counties in Georgia. The various products are those generally offered by community banks and the allocation of resources is based on the overall performance of the institution, versus individual branches or products.

Changes in Accounting Principles and Effects of New Accounting Pronouncements:

In December 2003, the FASB issued Interpretation (“FIN”) No. 46 (Revised), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (“FIN 46(R)”). FIN 46(R) addresses consolidation by business enterprises of VIEs and revises FIN 46 to provide different implementation dates based on the types of entities subject to the Interpretation and based on whether a company had adopted FIN 46. The Interpretation is based on the concept that an enterprise controlling another entity through interests other than voting interests should consolidate the controlled entity. An enterprise that holds a majority of the variable interests is considered the primary beneficiary and would consolidate the VIE. Under FIN 46(R), it was determined that Bancorporation is not the primary beneficiary of the FCB/SC Capital Trust I that issued trust preferred securities, thus trust preferred securities were deconsolidated as of December 31, 2003.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

Bancorporation is also the parent company of FCB/SC Capital Trust II, which issued $50,000 in trust preferred securities in May 2004. Bancorporation is not the primary beneficiary of FCB/SC Capital Trust II and does not consolidate FCB/SC Capital Trust II within its consolidated financial statements. Adoption FIN 46(R) did not have a material effect on Bancorporation’s consolidated financial position or consolidated results of operations beyond the impact of trust preferred securities because it was determined that Bancorporation is not the primary beneficiary of the LIHTC investments. Bancorporation’s involvement with variable interest entities is limited to $1.5 million in outstanding balances in LIHTC investments with no additional monies in future funding commitments. Bancorporation has utilized LIHTC investments to invest in areas serving low to moderate-income communities since 2002. Because these investments generate tax credits, which minimize the financial impact of a loss of capital, Bancorporation has chosen to utilize established syndicators to reduce this risk. Bancorporation adopted FIN 46(R) as of March 31, 2004, and the adoption did not have a material impact on Bancorporation’s financial position or results of operations.

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

On March 9, 2004, the SEC Staff issued Staff Accounting Bulletin No. 105, “Application of Accounting Principles to Loan Commitments” (“SAB 105”). SAB 105 clarifies existing accounting practices relating to the valuation of issued loan commitments, including interest rate lock commitments (“IRLC”), subject to Derivative Implementation Group Issue C-13, “When a Loan Commitment is included in the Scope of Statement 133”, by requiring all registrants to begin accounting for these commitments subject to SFAS No. 133. Furthermore, SAB 105 disallows the inclusion of the values of a servicing component and other internally developed intangible assets in the initial and subsequent IRLC valuation. The provisions of SAB 105 were effective for loan commitments entered into after March 31, 2004. The implementation of SAB 105 did not have a material impact on Bancorporation’s financial position or results of operations.

In May 2004, the Emerging Issues Task Force (“EITF”) released EITF Issue 03-1, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments.” The Issue provided guidance for evaluating whether an investment is other-than-temporarily impaired and requires certain disclosures with respect to these investments. On September 30, 2004, the FASB Staff Position (“FSP”) EITF Issue 03-1-1, “Effective Date of Paragraph 10-20 of EITF Issue 03-1, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments” was issued. This Staff Position delayed certain measurement and recognition provisions of EITF 03-1. On December 31, 2004, Bancorporation held certain investments having continuous unrealized loss positions for more than 12 months with a fair market value totaling $28,738 and an unrealized loss position totaling $293. Substantially all of these investments were in U.S. government entities and we expect that these securities would not be settled at a price less than their amortized cost. Because the decline in market value was caused by interest rate increases and not credit quality, and because Bancorporation has the ability and intent to hold these investments until a recovery of fair value, which may be maturity, Bancorporation has not recognized any other-than-temporary impairment in connection with these investments.

NOTE 2—ACQUISITIONS

There were no acquisitions in 2004.

Five branch locations were acquired during 2003 from unrelated financial institutions. First Citizens acquired deposits of $75,368, loans of $369, and other intangible assets of $8,679 in connection with these acquisitions. In 2002, two branch locations were acquired from an unrelated financial institution. First Citizens acquired deposits of $15,672, loans of $3,158 and other intangible assets of $1,429 in connection with this acquisition.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

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

$59,110

Intangibles assets associated with this acquisition were $22,753, of which $19,353 is goodwill and not subject to amortization.

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

$7,204

Intangibles assets associated with this acquisition were $3,910, of which $1,956 is goodwill and not subject to amortization.

NOTE 3—CASH AND DUE FROM BANKS

The Bank is required to maintain reserve balances with the Federal Reserve, or in vault cash. As of December 31, 2004, the average required balance was $63,161, compared to $55,533 as of December 31, 2003. Of this amount, $53,063 and $45,540 was met by vault cash and $10,098 and $9,993 was met with deposits at the Federal Reserve at December 31, 2004 and 2003, respectively. As of December 31, 2004 and 2003, approximately $8,125 and $13,125, respectively, in cash and due from bank balances was restricted as to use as compensating balances with other financial institutions.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

NOTE 4—INVESTMENT SECURITIES

The amortized cost and the estimated fair value of investment securities held-to-maturity and available-for-sale and their respective contractual maturities at December 31, 2004 and 2003 are presented below. Actual maturities may differ from contractual maturities or maturities shown below.

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Held-to-maturity at December 31, 2004:
U. S. Treasuries:
Within one year	$4,999	$—	$15	$4,984
After one year but within five years	499	1	—	500
After five years but within ten years	—	—	—	—
After ten years	—	—	—	—

Total	5,498	1	15	5,484

U. S. government entities:
Within one year	—	—	—	—
After one year but within five years	4,009	—	66	3,943
After five years but within ten years	—	—	—	—
After ten years	—	—	—	—

Total	4,009	—	66	3,943

Obligations of states and political subdivisions:
Within one year	2,351	16	—	2,367
After one year but within five years	2,773	118	—	2,891
After five years but within ten years	—	—	—	—
After ten years	—	—	—	—

Total	5,124	134	—	5,258

Other securities:
Within one year	—	—	—	—
After one year but within five years	—	—	—	—
After five years but within ten years	—	—	—	—
After ten years	198	19	—	217

Total	198	19	—	217

Total held-to-maturity at December 31, 2004	$14,829	$154	$81	$14,902

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available-for-sale at December 31, 2004:
U. S. Treasuries:
Within one year	$195,493	$—	$1,129	$194,364
After one year but within five years	157,769	—	893	156,876
After five years but within ten years	—	—	—	—
After ten years	—	—	—	—

Total	353,262	—	2,022	351,240

U. S. government entities:
Within one year	111,184	—	348	110,836
After one year but within five years	356,849	35	3,307	353,577
After five years but within ten years	—	—	—	—
After ten years	—	—	—	—

Total	468,033	35	3,655	464,413

Obligations of states and political subdivisions:
Within one year	2,346	13	—	2,359
After one year but within five years	701	19	—	720
After five years but within ten years	429	7	8	428
After ten years	243	17	—	260

Total	3,719	56	8	3,767

Other securities:
Within one year	2,000	4	—	2,004
After one year but within five years	14,268	481	178	14,571
After five years but within ten years	974	19	16	977
After ten years	6,849	27	201	6,675

Total	24,091	531	395	24,227

Marketable equity securities	13,765	32,197	19	45,943

Total available-for-sale at December 31, 2004	$862,870	$32,819	$6,099	$889,590

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Held-to-maturity at December 31, 2003:
U. S. Treasuries:
Within one year	$2,499	$6	$—	$2,505
After one year but within five years	4,997	4	17	4,984
After five years but within ten years	—	—	—	—
After ten years	—	—	—	—

Total	7,496	10	17	7,489

U. S. government entities:
Within one year	750	6	—	756
After one year but within five years	2,011	—	27	1,984
After five years but within ten years	—	—	—	—
After ten years	—	—	—	—

Total	2,761	6	27	2,740

Obligations of states and political subdivisions:
Within one year	1,951	15	—	1,966
After one year but within five years	5,713	290	—	6,003
After five years but within ten years	—	—	—	—
After ten years	—	—	—	—

Total	7,664	305	—	7,969

Other securities:
Within one year	—	—	—	—
After one year but within five years	—	—	—	—
After five years but within ten years	—	—	—	—
After ten years	1,845	21	—	1,866

Total	1,845	21	—	1,866

Total held-to-maturity at December 31, 2003	$19,766	$342	$44	$20,064

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available-for-sale at December 31, 2003:
U. S. Treasuries:
Within one year	$245,578	$1,556	$—	$247,134
After one year but within five years	198,491	427	137	198,781

Total	444,069	1,983	137	445,915

U. S. government entities:
Within one year	144,457	1,097	—	145,554
After one year but within five years	247,541	982	723	247,800
After five years but within ten years	—	—	—	—
After ten years	—	—	—	—

Total	391,998	2,079	723	393,354

Obligations of states and political subdivisions:
Within one year	2,949	85	—	3,034
After five years but within ten years	537	19	10	546
After ten years	242	17	—	259

Total	3,728	121	10	3,839

Other securities:
Within one year	14,820	110	68	14,862
After five years but within ten years	2,517	62	17	2,562
After ten years	2,697	35	20	2,712

Total	20,034	207	105	20,136

Marketable equity securities	13,069	26,151	1	39,219

Total available-for-sale at December 31, 2003	$872,898	$30,541	$976	$902,463

Securities with unrealized losses at December 31, 2004 were as follows:

	Less than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value
U.S. Treasuries	$2,037	$356,224	$—	$—
U.S. government entities	3,531	419,007	191	26,310
Obligations of states and political subdivisions	—	103	8	206
Mortgage-back securities	29	1,718	93	2,222
Marketable equity securities	290	13,617	1	—

Total securities with unrealized losses	$5,887	$790,669	$293	$28,738

At December 31, 2004, Bancorporation had 16 investments having a continuous unrealized loss position for more than 12 months. These temporary unrealized losses are due to market changes in interest rates and market changes in credit spreads and not credit quality resulting in temporary unrealized losses as a normal fluctuation in the market price of securities. Bancorporation has both the intent and ability to hold these securities for the time necessary to recover the amortized cost. Bancorporation has not recognized any other-than-temporary impairment in connection with these securities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

Proceeds from the sale of available-for-sale investments were $173,542, $41,927, and $34,204 in 2004, 2003, and 2002, respectively. Gross realized gains were $852, $781, and $462 in 2004, 2003, and 2002, respectively. There were no gross realized losses in 2004, 2003 or 2002.

Excluding securities issued by the U.S. Government and its agencies and corporations, there were no investment securities from one issuer that exceeded ten percent of stockholders’ equity at December 31, 2004 or 2003.

Investment securities with an amortized cost of $794,289 and $754,277 at December 31, 2004 and 2003, respectively, were pledged to secure public deposits as collateral for securities sold under agreements to repurchase, and for other purposes as required by law.

The components of other comprehensive income or loss are summarized below for the years ended December 31:

	2004			2003			2002
	Before Tax Amount	Tax (Expense) or Benefit	After Tax Amount	Before Tax Amount	Tax (Expense) or Benefit	After Tax Amount	Before Tax Amount	Tax (Expense) or Benefit	After Tax Amount
Unrealized gains (losses) arising during period	$(1,993)	$698	$(1,295)	$330	$(115)	$215	$317	$(111)	$206
Less: reclassification adjustment for gains realized in net income	852	(298)	554	781	(273)	508	462	(162)	300

Other comprehensive income	$(2,845)	$996	$(1,849)	$(451)	$158	$(293)	$(145)	$51	$(94)

NOTE 5—LOANS AND LEASES

Loans and leases, net of deferred fees and costs, are composed of the following:

	As of December 31,
	2004	2003
Real estate—construction	$149,280	$128,997
Real estate—mortgage	1,574,262	1,380,828
Real estate—commercial	535,053	556,055
Commercial, financial and agricultural	280,994	261,260
Loans to individuals for household, family and other personal expenditures	492,966	532,624
Other loans	91,642	80,225

Total	$3,124,197	$2,939,989

NOTE 6—ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for loan losses is summarized as follows:

	As of December 31,
	2004	2003	2002
Balance at beginning of year	$51,268	$43,305	$40,259
Loans charged off	(8,185)	(8,023)	(9,271)
Recoveries on loans previously charged off	2,034	2,367	1,703
Provision for loan losses	698	9,843	10,068
Allowance for loans acquired in purchase transactions	—	3,776	546
Reclassification of allowance related to unfunded commitments to other liabilities	(2,192)	—	—

Balance at end of year	$43,623	$51,268	$43,305

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

Impaired loans are loans for which it is probable that all amounts, including principal and interest, will not be collected in accordance with the contractual terms of the loan agreement. Bancorporation had specific reserves of $186 recorded on impaired loan balances of $1,136 as of December 31, 2004. There were no specific reserves recorded on impaired loans as of December 31, 2003. Loans that were considered impaired under SFAS No. 114 at December 31, 2004 and 2003 held by Bancorporation are summarized below:

	December 31,
	2004	2003
Nonaccrual loans	$6,587	$6,135
Accruing loans past due 90 days or more	5,130	6,526
Average investment in impaired loans	6,424	6,805

At December 31, 2004 and 2003, Bancorporation did not have any significant loans for which terms had been modified in troubled debt restructurings. Interest income, which would have been recorded pursuant to the original terms of nonaccrual loans, was not significant for any of the years presented.

NOTE 7—PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	As of December 31,
	2004	2003
Land	$54,665	$46,305
Buildings and improvements	103,827	94,988
Furniture and equipment	52,588	45,862
Leasehold improvements	1,276	1,477
Construction in progress	12,768	8,284

Total	225,124	196,916
Less: Accumulated depreciation and amortization	(70,301)	(62,160)

Total premises and equipment	$154,823	$134,756

Provisions for depreciation included in noninterest expense were $12,446, $10,251 and $8,105 for the years ended December 31, 2004, 2003 and 2002, respectively.

Bancorporation has entered into various noncancellable operating leases for land and buildings used in its operations. The leases expire over the next 10 years, and most contain renewal options from 1 to 20 years. Certain leases provide for periodic rate negotiation or escalation. The leases generally provide for payment of property taxes, insurance and maintenance costs by Bancorporation. Rental expense, including month-to-month leases, reported in noninterest expense was $737, $827 and $889 for the years ended December 31, 2004, 2003 and 2002, respectively. There are no contingent rentals, and the expense was offset by sublease rental income of $1,608, $1,082 and $730 for the years ended December 31, 2004, 2003 and 2002, respectively.

At December 31, 2004, future minimum rental commitments under noncancellable operating leases that have a remaining life in excess of one year are summarized as follows:

2005	$490
2006	399
2007	300
2008	194
2009	94
2010 and thereafter	250

Total minimum obligation	$1,727

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

NOTE 8—GOODWILL AND OTHER INTANGIBLES

In accordance with SFAS No. 142, no goodwill amortization was recorded for the years ended December 31, 2004, 2003 and 2002. The discontinuation of amortization of goodwill had an immaterial effect on Bancorporation’s consolidated financial statements. Under the provisions of SFAS No. 142, goodwill is tested for impairment on an annual basis to determine if the fair value of the reporting unit is below its carrying amount. Bancorporation completed its annual review during the fourth quarter of 2004, and determined there was no impairment of goodwill. The changes in the carrying amount of goodwill for the years ended December 31, 2003 and 2004 are as follows:

Balance, January 1, 2003	$4,479
First Banks acquisition	19,353
Purchase price adjustments	693
Balance, December 31, 2003	24,525
Purchase price adjustments	24

Balance, December 31, 2004	$24,549

The changes in the carrying amounts of other intangible assets for the years ended December 31, 2003 and 2004 are as follows:

	Core Deposit Intangible	Mortgage Servicing Rights*	Total
Balance, January 1, 2003	$35,634	$5,365	$40,999
Amortization	(8,326)	(1,762)	(10,088)
Servicing rights originated	—	2,855	2,855
First Banks acquisition	3,400		3,400
Branch acquisitions	8,710	—	8,710

Balance, December 31, 2003	39,418	6,458	45,876
Amortization	(9,020)	(1,716)	(10,736)
Purchase price adjustments	(12)		(12)
Servicing rights originated	—	1,584	1,584

Balance, December 31, 2004	$30,386	$6,326	$36,712

*	Valuation allowance for MSRs was $1,656 and $1,818 as of December 31, 2004 and 2003, respectively.

Amortization expense on core deposit intangibles was $9,020, $8,326 and $8,163 for the years ended December 31, 2004, 2003 and 2002, respectively. The amortization expense related to mortgage servicing rights, included as a reduction of mortgage income in the Consolidated Statements of Income, was $1,716, $1,762 and $2,799 for the years ended December 31, 2004, 2003 and 2002, respectively. During 2004, amortization expense includes a net recapture of mortgage servicing rights impairment of $163 ($1,053 of impairment charges and $1,216 recapture of impairment). Amortization expense includes a net recapture of $62 and $1,716 for impairment of mortgage servicing rights for the year ended December 31, 2003 and 2002, respectively.

Key economic assumptions used to value total mortgage servicing rights as of December 31, 2004 were as follows:

Weighted-average life	3.23 years
Weighted-average discount rate	9.53%
Weighted-average prepayment speed	18.66%
Weighted-average coupon	5.81%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

Bancorporation projects the following aggregate amortization expense based on existing core deposit intangibles for each of the next five years:

For the year ended December 31:

2005	$7,620
2006	5,947
2007	5,186
2008	4,898
2009	3,771

NOTE 9—DEPOSITS

Deposits and related interest expense are summarized as follows:

	Deposits December 31,		Interest Expense Year Ended December 31,
	2004	2003	2004	2003	2002
Demand	$713,321	$651,687	$—	$—	$—
NOW accounts	1,008,214	917,584	6,018	4,278	5,390
Money market accounts	436,189	397,277	3,527	3,306	4,093
Savings	376,608	367,536	1,563	2,025	3,327
Time:
Certificates of deposit in excess of $100 thousand	273,933	304,620	5,491	7,462	8,401
Other certificates of deposit	1,040,108	1,075,873	21,347	24,986	33,511

Total	$3,848,373	$3,714,577	$37,946	$42,057	$54,722

NOTE 10—INCOME TAXES

The components of consolidated income tax expense (benefit) are as follows:

	For the Year Ended December 31,
	2004	2003	2002
Current:
Federal	$17,030	$21,351	$19,606
State	1,935	1,849	1,781

	18,965	23,200	21,387

Deferred	2,984	(1,468)	(723)

Total income tax expense	$21,949	$21,732	$20,664

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

The significant components of Bancorporation’s deferred tax liabilities and assets recorded pursuant to SFAS No. 109, which are included in “Other assets” in the Consolidated Statements of Condition, are as follows:

	As of December 31,
	2004	2003	2002
Deferred tax liabilities:
Pension costs	$3,773	$3,789	$3,757
Mark-to-market of equity securities	9,352	10,348	10,507
Tax depreciation over book	1,828	673	478
Other	2,501	1,027	1,044

Total deferred tax liabilities	17,454	15,837	15,786
Deferred tax assets:
Allowance for loan losses	15,268	17,944	15,157
Employee benefits	2,001	1,702	1,680
Amortization—intangibles	9,462	8,491	9,480
Other	2,352	1,317	1,459

Total deferred tax assets	29,083	29,454	27,776

Net deferred tax asset	$11,629	$13,617	$11,990

Bancorporation has no valuation allowance for deferred tax assets based on management’s belief that it is more likely than not that the deferred tax assets will be realized.

Total income tax expense differs from the amount of income tax determined by applying the U. S. statutory federal income tax rate (35%) to pretax income as a result of the following differences:

	For the Year Ended December 31,
	2004	2003	2002
Tax expense at statutory rate	$20,530	$21,565	$20,899
Increase (decrease) in taxes resulting from:
Non-taxable interest	(553)	(653)	(753)
State income taxes, net of federal income tax benefit	1,272	1,206	1,158
Life insurance premiums and policy reserves	1,178	—	—
Other, net	(478)	(386)	(640)

	$21,949	$21,732	$20,664

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

NOTE 11—LONG-TERM DEBT

Components of long-term debt as of December 31 were as follows:

	2004	2003
Guaranteed Preferred Beneficial Interest in Bancorporation’s Junior Subordinated Deferrable Interest Debenture 8.25%, due March 15, 2028	$51,547	$51,547
Guaranteed Preferred Beneficial Interest in Bancorporation’s Junior Subordinated Deferrable Interest Debenture Floating Rate (4.74% as of December 31, 2004), due June 15, 2034	51,547	—

	$103,094	$51,547
Subordinated notes payable:
7.50% maturing October 1, 2007	1,056	1,056
7.50% maturing April 1, 2008 (issued by First Citizens)	11,390	11,390
7.75% maturing August 20, 2009	873	873
7.75% maturing October 1, 2009	120	120
7.75% maturing April 1, 2010 (issued by First Citizens)	3,208	3,208
8.00% maturing April 1, 2013 (issued by First Citizens)	5,620	5,620

	$22,267	$22,267

Total long-term debt	$125,361	$73,814

Principal amounts due for the next five years on long-term debt at December 31, 2004 are: 2005—none; 2006—none; 2007—$1,056; 2008—$11,390; and 2009—$993.

A $25,000 committed unsecured revolving line of credit with an unrelated financial institution provides an interest rate indexed to the London Interbank Offered Rate (“LIBOR”) plus 70 basis points. This line of credit contains certain restrictive covenants including limits on indebtedness, encumbrances, dividends and minimum net worth. Bancorporation was in compliance with the covenants at December 31, 2004 and 2003, respectively. The line of credit had no outstanding balance as of December 31, 2004 and 2003. The line of credit was extended to December 17, 2005 during 2004.

FCB/SC Capital Trust I, a statutory business trust (“Cap Trust I”) created by Bancorporation, had outstanding at December 31, 2004, $50,000 (par value $50,000) of 8.25% Capital Securities which will mature on March 15, 2028. The balance of the securities can be prepaid, subject to regulatory approval, in whole or part at any time on or after March 15, 2008. Additionally, Cap Trust I has issued $1,547 in liquidation amount of its Common Securities, which constitute all of its outstanding Common Securities to Bancorporation.

On May 7, 2004, FCB/SC Capital Trust II, a statutory business trust (“Cap Trust II”) created by Bancorporation, issued $50,000 (par value $50,000) of floating rate Capital Securities based on 3 month LIBOR plus 2.25% which resets quarterly. The principal assets of Cap Trust II will mature on June 15, 2034. The balance of the securities can be prepaid, subject to regulatory approval, in whole or part at any time on or after June 15, 2009. Additionally, Cap Trust II has issued $1,547 in liquidation amount of its common securities to Bancorporation.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

NOTE 12—STOCKHOLDERS’ EQUITY

Each share of voting common and voting preferred stock is entitled to one vote on all matters on which stockholders vote. In certain cases, South Carolina law provides for class voting of shares and for voting rights for non-voting shares. Holders of shares of non-voting common stock have no right to vote on any matter on which stockholders are entitled to vote except in such instances as South Carolina law may require that they vote as a class, in which event, holders of non-voting shares have one vote for each share. In all other respects, holders of non-voting common stock have the same rights, privileges and limitations (including lack of preemptive rights) as holders of voting common stock. Dividend rights of each series of preferred stock are cumulative, and upon liquidation, each preferred stockholder is entitled to payment of par value or call amount for each share owned before any distribution to holders of common stock.

Holders of Series C preferred stock are entitled to be paid, when declared by the Board of Directors, cash dividends (the “regular dividend”) at the rate of $2.00 per share annually, payable quarterly. In addition to such regular dividends, holders of Series C preferred stock are entitled to be paid when declared by the Board of Directors, a special dividend (the “special dividend”) in December of each year in which the regular dividend per share paid on Series C preferred stock is less than twice the amount per share paid by Bancorporation on its common shares. The special dividend shall be that amount per share which equals the difference between the regular dividend paid per share on the Series C preferred stock during such year and twice the amount of cash dividends per share paid on the common stock during such year.

Series A, B, and F preferred stock may be redeemed by Bancorporation, at its option, at par or stated value. Series C, Series E, and G preferred stock may be redeemed by Bancorporation, at its option, at a call price of $100, $200 and $50 per share, respectively. Series E preferred stock has no par value and is considered non-voting. Par value, number of shares authorized and outstanding, and dividends paid for each series of redeemable preferred stock at December 31, 2004 and 2003 follows:

		2004			2003
Series	Par Value	Authorized And Outstanding	Amount	Cash Dividend Per Share (1)	Authorized And Outstanding	Amount	Cash Dividend Per Share (1)
	(dollars in thousands, except per share and par value data)
A	$50	6,596	$330	$2.50	6,596	$330	$2.50
B	50	11,810	591	2.50	11,810	591	2.50
C	20	5,838	117	2.80	5,838	117	2.40
E	N/A	498	100	10.00	498	100	10.00
F	50	31,365	1,567	2.50	31,365	1,567	2.50
G	N/A	8,113	406	2.50	8,113	406	2.50

			$3,111			$3,111

(1)	The cash dividend amounts represent annual dividend payments, which are paid on a quarterly basis.

Under South Carolina law, Bancorporation is authorized to pay dividends such as are declared by its Board of Directors subject to certain legal and regulatory restrictions. Bancorporation’s dividends may be restricted by the requirements of the unsecured line of credit described in Note 11, which requires that the Bank maintain a regulatory leverage capital ratio of 4.00%. The Bank and Exchange are subject to dividend limitations mandated by the South Carolina State Board of Financial Institutions. At December 31, 2004, the Bank’s leverage capital ratio was 7.21%.

NOTE 13—EMPLOYEE BENEFITS

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

tax reporting purposes. Employees must be employed by the Bank for at least one year to participate in the Plan. The employees fully vest in the Plan after five years of service. The Bank uses a December 31 measurement date for this Plan.

The following table details the changes both in the actuarial present value of the projected pension benefit obligation and in the Plan’s assets, presents the funded status of the Plan at each year end and identifies the related amounts recognized and unrecognized in Bancorporation’s Consolidated Statements of Condition. The table also presents the weighted-average assumptions used to determine the benefit obligation at each year end.

	December 31,
	2004	2003
Change in benefit obligation:
Benefit obligation at beginning of year	$56,781	$45,772
Service cost	3,266	2,576
Interest cost	3,363	3,047
Actuarial loss	3,078	7,408
Benefits paid	(1,894)	(2,022)

Benefit obligation at end of year	64,594	56,781

The accumulated benefit obligation was $51,706 and $45,352 at December 31, 2004 and 2003, respectively. These accumulated benefit obligations differ from the projected benefit obligations above in that they reflect no assumptions about future compensation levels.

Change in plan assets:
Fair value of plan assets at beginning of year	49,942	42,562
Actual return on plan assets	3,780	5,389
Employer contribution	3,528	4,013
Benefits paid	(1,894)	(2,022)

Fair value of plan assets at end of year	55,356	49,942

Funded status and amounts recognized and unrecognized:
Funded status	(9,238)	(6,840)
Unrecognized loss	20,018	17,691

Net amount recognized	10,780	10,851

Reconciliation of net pension asset:
Prepaid pension cost, January 1	10,851	9,881
Contributions	3,528	4,013
Net pension expense	(3,573)	(3,043)
Other	(26)	—

Prepaid pension cost, December 31	$10,780	$10,851

Weighted-average assumptions used to determine benefit obligations, end of year:
Discount rate	5.75%	6.00%
Rate of future compensation increases	4.00%	4.00%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

Expected Cash Flows

Information regarding the expected cash flows for the Plan is as follows:

Employer Contributions
2005 (expected)	$4,000

Expected Benefit Payments
2005	$2,031
2006	2,122
2007	2,291
2008	2,420
2009	2,556
2010—2014	17,249

The following table details the components of pension expense recognized in Bancorporation’s Consolidated Statements of Income:

	For the Year Ended December 31,
	2004	2003	2002
Service costs	$3,266	$2,576	$1,924
Interest costs	3,363	3,047	2,777
Expected return on plan assets	(4,132)	(3,589)	(3,566)
Amortization of prior service cost	—	83	183
Recognized net actuarial loss	1,076	926	176

Net pension expense	$3,573	$3,043	$1,494

Bancorporation used the following weighted-average assumptions in determining the net pension expense for each of the three years ended December 31, 2004:

	2004	2003	2002
Discount rate	6.00%	6.50%	7.25%
Rate of future compensation increases	4.00%	4.00%	4.00%
Expected long-term return on plan assets	8.00%	8.00%	8.50%

The following table presents the percentage allocation of Plan assets by investment category at:

	December 31,
	2004	2003
Asset allocation:
Equity securities	44.4%	40.1%
Debt securities	45.8	49.5
Cash and equivalents	9.8	10.4

Total	100.00%	100.00%

The investment policy for this Plan establishes an asset allocation whereby fixed income securities including cash and cash equivalents must comprise no less than 50% of Plan assets and whereby equity securities cannot exceed 50% of Plan assets. Equity securities include $2,076 and $1,919 of Cap Trust I’s Capital Securities and $4,300 and $4,038 of Bancorporation’s common stock as of December 31, 2004 and 2003, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

Bancorporation’s pension investment committee establishes investment policies and strategies and regularly monitors the performance of the funds. Bancorporation’s investment strategy with respect to pension assets is to invest the assets in accordance with ERISA and fiduciary standards. The long-term primary objectives for the Plan are to provide for a reasonable amount of long-term growth of capital, without undue exposure to risk and provide investment results that meet or exceed the Plan’s actuarially long-term rate of return.

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

The employees of Citizens became participants in the Plan effective October 1, 2002 and received service credit back to date of hire for vesting purposes only. The employees of First Banks became participants in the Plan effective April 1, 2003 and receive service credit back to date of hire for vesting purposes only. Neither of these participants have prior credit for purposes of the benefit accrual.

Bancorporation has a contributory savings plan covering full-time employees who elect to participate including the employees of Citizens and First Banks effective October 1, 2002 and April 1, 2003, respectively. Bancorporation matches 100% of the employees’ contribution of up to 3% of compensation and 50% of the employees’ contribution over 3% but not to exceed 6% of compensation. The matching funds contributed by Bancorporation are immediately 100% vested. Matching contributions provided by Bancorporation were $1,967, $1,820 and $1,382 for the years ended December 31, 2004, 2003 and 2002, respectively, and are included in salaries and employee benefits expense in the Consolidated Statements of Income

NOTE 14—COMMITMENTS, CONTINGENCIES AND FINANCIAL INSTRUMENTS

WITH OFF-BALANCE SHEET RISK

While Bancorporation recognizes the opportunities and benefits of utilizing derivative financial instruments such as interest rate swaps, caps and floors to improve net interest income, Bancorporation has elected not to use such instruments given their risk. Financial instruments with off-balance sheet risk include commitments to extend credit, standby letters of credit and commitments on mortgage loans held for resale. Generally, Bancorporation charges a fee to the customer to extend these commitments as part of its normal banking activities. These fees are initially deferred and included in loans in the Consolidated Statements of Condition. Ultimately, such fees are recorded as an adjustment to yield over the related life of the loan or, if the commitment expires unexercised, recognized in income upon expiration of the commitment.

A summary of the significant financial instruments with off-balance sheet risk follows:

	Contract Amount at December 31,
	2004	2003
Commitments to extend credit	$821,077	$719,571
Letters of credit and financial guarantees	9,388	6,154

Total	$830,465	$725,725

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

amount of collateral obtained, if deemed necessary upon extension of credit, is based on management’s credit evaluation of the borrower. The type of collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, and income producing property.

Letters of credit and financial guarantees are conditional commitments issued by Bancorporation to guarantee the performance of a borrower to a third party. As of December 31, 2004, Bancorporation had issued $9,388 in such guarantees predominantly for terms of one year or less and represent the maximum exposure under such instruments. These guarantees are primarily issued to support public and private borrowing arrangements. The evaluations of credit worthiness, consideration of need for collateral, and credit risk involved in issuing letters of credit are essentially the same as that involved in extending loans to borrowers.

Most of Bancorporation’s business activity is with customers located in South Carolina. A significant economic downturn in South Carolina could have a material adverse impact on the operations of Bancorporation. As of December 31, 2004, Bancorporation had no other significant concentrations of credit risk in the loan portfolio.

During 2005, Bancorporation will continue its project to build a new headquarters building in Columbia, South Carolina. The nine-story tower will have 170,000 square feet of office space. The projected completion date is during the first quarter of 2006. The projected cost of the building is $56,970 of which $7,075 had been incurred as of December 31, 2004.

Bancorporation is a defendant in litigation arising out of normal banking activities. In the opinion of management and Bancorporation’s counsel, the ultimate resolution of these matters will not have a material effect on Bancorporation’s financial condition or results of operations.

NOTE 15—RELATED PARTY TRANSACTIONS

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

Aggregate balances and activity related to extensions of credit to officers, directors and their associates were as follows:

December 31, 2004
Balance at beginning of year	$3,113
New loans and additions	557
Payments and other deductions	(275)

Balance at end of year	$3,395

First Citizens Bank and Trust Company, Raleigh, North Carolina (“FCBNC”) is the wholly-owned subsidiary of First Citizens BancShares, Inc. (“BancShares”). Bancorporation’s Vice Chairman and one of our principal shareholders are directors and executive officers of BancShares and FCBNC. Bancorporation has a contract with FCBNC for the purpose of outsourcing data processing and other services to include item processing, deposits, loans, general ledger and statement rendering functions. Total expenses paid under this contract as well as reimbursements to FCBNC for services provided by Bancorporation’s Vice Chairman were $13,881, $12,253 and $11,407 for the years ended December 31, 2004, 2003 and 2002, respectively. Bancorporation also has a correspondent banking relationship with FCBNC, which also acts as an investment custodian. Fees paid for this service were minimal for the three years ended December 31, 2004, 2003 and 2002.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

NOTE 16—DISCLOSURE OF FAIR VALUE OF FINANCIAL INSTRUMENTS

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

Following is a description of the methods and assumptions used to estimate the fair value of each class of Bancorporation’s financial instruments:

Cash and short-term investments:

Short-term financial instruments are valued at their carrying amounts reported in the balance sheet, which are reasonable estimates of fair value due to the relatively short period to maturity of the instruments. This approach applies to cash and cash equivalents and short-term investments.

Investment securities:

Fair value is based upon quoted market prices, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans:

For mortgage loans held for resale, fair value is estimated using the quoted market prices for securities backed by similar loans. The fair value of loans is estimated by discounting the expected future cash flows using Bancorporation’s current interest rates at which loans would be made to borrowers with similar credit risk.

Deposits:

Deposits with no defined maturity such as demand deposits, NOW, Money Market accounts and savings accounts have a fair value equal to the amount payable on demand at the reporting date, i.e., their carrying amounts. Fair values for certificates of deposit are estimated using a discounted cash flow that applies current interest rates to a schedule of aggregated expected maturities.

Federal funds purchased and securities sold under agreements to repurchase:

Short-term financial instruments are valued at their carrying amounts reported in the balance sheet, which are reasonable estimates of fair value due to the relatively short period to maturity of the instruments. This approach applies to short-term borrowings.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

Long-term debt:

Rates currently available to Bancorporation for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

Commitments to extend credit and standby letters of credit:

The fair values of commitments to extend credit and standby letters of credit are generally based upon fees charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The estimated fair value of the Bancorporation’s standby letters of credit is nominal. The estimated fair value of the off-balance sheet commitments is nominal since the committed rates approximate current rates offered for commitments with similar rate and maturity characteristics and since the estimated credit risk associated with such commitments is not significant.

The carrying amounts and estimated fair values of Bancorporation’s financial instruments are as follows:

	December 31, 2004		December 31, 2003
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets:
Cash and federal funds sold	$274,174	$274,174	$221,330	$221,330
Investment securities	904,419	904,492	922,229	922,527
Loans	3,124,197	3,110,421	2,939,989	2,944,859
Financial liabilities:
Deposits	3,848,373	3,839,706	3,714,577	3,714,519
Federal funds purchased and securities sold under agreements to repurchase	164,547	164,547	148,864	148,864
Long-term debt	125,361	127,333	73,814	74,619

NOTE 17—CAPITAL MATTERS

Bancorporation and its banking subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on Bancorporation and its banking subsidiaries’ consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Bancorporation and its banking subsidiaries must meet specific capital guidelines that involve quantitative measures of Bancorporation and its banking subsidiaries’ assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Bancorporation and its banking subsidiaries’ capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require Bancorporation and its banking subsidiaries to maintain minimum amounts and ratios of Total and Tier I capital to risk weighted assets, and of Tier I capital to average assets. Management believes, as of December 31, 2004, that Bancorporation and its banking subsidiaries meet all capital adequacy requirements to which it is subject.

To be categorized as “well-capitalized”, Bancorporation and its banking subsidiaries must maintain minimum Total risk-based and Tier I risk-based ratios as set forth in the table below. As seen below, Bancorporation and its banking subsidiaries are considered to be “well-capitalized” institutions per regulatory definitions. There are no conditions or events subsequent to December 31, 2004, that management believes would change the capital amounts and ratios presented below for Bancorporation, Bank and Exchange.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio (%)	Amount	Ratio (%)	Amount	Ratio (%)
	As of December 31, 2004
Total capital to risk weighted assets:
Bancorporation	$452,641	14.18%	$255,453	8.00%	$319,316	10.00%
Bank	365,665	11.73	249,368	8.00	311,711	10.00
Exchange	18,061	27.03	5,345	8.00	6,682	10.00
Tier I capital to risk weighted assets:
Bancorporation	397,133	12.44	127,726	4.00	191,589	6.00
Bank	310,997	9.98	124,684	4.00	187,026	6.00
Exchange	17,221	25.77	2,673	4.00	4,009	6.00
Tier I capital to average assets:
Bancorporation	397,133	8.88	178,842	4.00	223,552	5.00
Bank	310,997	7.21	172,452	4.00	215,564	5.00
Exchange	17,221	16.73	4,118	4.00	5,148	5.00

	As of December 31, 2003
Total capital to risk weighted assets:
Bancorporation	$361,513	12.18%	$237,534	8.00%	$296,918	10.00%
Bank	326,331	11.38	229,346	8.00	286,683	10.00
Exchange	16,658	23.69	5,626	8.00	7,032	10.00
Citizens	4,209	16.59	2,029	8.00	2,537	10.00
Tier I capital to risk weighted assets:
Bancorporation	306,423	10.32	118,767	4.00	178,151	6.00
Bank	272,388	9.50	114,673	4.00	172,010	6.00
Exchange	15,831	22.51	2,813	4.00	4,219	6.00
Citizens	3,889	15.33	1,015	4.00	1,522	6.00
Tier I capital to average assets:
Bancorporation	306,423	7.29	168,142	4.00	210,178	5.00
Bank	272,388	7.22	150,903	4.00	188,629	5.00
Exchange	15,831	15.53	4,077	4.00	5,097	5.00
Citizens	3,889	8.78	1,773	4.00	2,216	5.00

NOTE 18—SUBSEQUENT EVENTS

On October 18, 2004, Bancorporation announced that First Citizens had signed a definitive agreement to acquire People’s Community Capital Corporation (“People’s”), parent company of People’s Community Bank of South Carolina, and expects the merger to be completed during the second quarter of 2005. First Citizens will pay $30 per share for all of the outstanding common stock of People’s.

On January 21, 2005, Bancorporation’s Board of Directors declared a $.35 dividend on common stock to shareholders of record on February 15, 2005, payable February 25, 2005.

On March 7, 2005, Bancorporation announced that First Citizens had signed a definitive agreement to acquire Summit Financial Corporation (“SFC”), parent company of Summit National Bank. First Citizens will pay $22 per share for all of the outstanding common stock of SFC. The merger is subject to approval of the shareholders of SFC, receipt of required regulatory approvals, and other customary closing conditions. It is also subject to Bancorporation’s obtaining financing on prescribed terms. The merger is expected to be completed during the second or third quarter of 2005.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

NOTE 19—BANCORPORATION (PARENT COMPANY INFORMATION ONLY)

Bancorporation’s principal asset is its investments in its wholly-owned subsidiaries, the Bank and Exchange, and its principal source of income is dividends from the Bank. As discussed in Note 12, the Bank and Exchange have dividend limitations regulated by the applicable state regulatory agencies.

Bancorporation’s condensed balance sheets and the related condensed statements of income and of cash flows are as follows:

STATEMENTS OF CONDITION

	As of December 31,
	2004	2003
Assets:
Cash	$51,373	$1,092
Investments in the subsidiaries ($792 in 2004 and $685 in 2003 related to nonbanking subsidiaries)	383,231	358,954
Other assets	53,694	44,589

Total assets	$488,298	$404,635

Liabilities and stockholders’ equity:
Long term debt	$105,143	$53,686
Other liabilities	13,699	11,366
Stockholders’ equity	369,456	339,583

Total liabilities and stockholders’ equity	$488,298	$404,635

STATEMENTS OF INCOME

	For the Year Ended December 31,
	2004	2003	2002
Income:
Dividends received from banking subsidiaries	$5,860	$11,344	$9,761
Other	1,054	694	761

	6,914	12,038	10,522
Expenses:
Interest	5,657	4,423	4,349
Other	1,156	476	278

	6,813	4,899	4,627

Income before equity in undistributed earnings subsidiaries and income taxes	101	7,139	5,895
Equity in undistributed earnings of the subsidiaries and associated companies	34,569	31,261	31,844

Income before income taxes	34,670	38,400	37,739
Applicable income tax benefit	(2,039)	(1,483)	(1,309)

Net income	$36,709	$39,883	$39,048

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2004	2003	2002
Cash flows from operating activities:
Net income	$36,709	$39,883	$39,048
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of the subsidiaries and associated companies	(34,569)	(31,261)	(31,844)
Accretion of premium	(90)	—	—
Increase in other assets	(2,350)	(54)	(878)
Increase in other liabilities	75	369	126

Net cash (used in) provided by operating activities	(225)	8,937	6,452

Cash flows from investing activities:
Purchases of available-for-sale securities	(1,764)	(3,112)	(4,303)
Other, net	7,391	—	—
Payments for investments to subsidiaries	(44)	(200)	(6,160)

Net cash provided by (used in) investing activities	5,583	(3,312)	(10,463)

Cash flows from financing activities:
Net change in short-term borrowings	(90)	(1,000)	1,000
Issuance of trust preferred	50,000	—	—
Purchase of stock	(3,413)	(2,380)	(5,223)
Cash dividends paid	(1,574)	(1,211)	(1,062)

Net cash provided by (used in) financing activities	44,923	(4,591)	(5,285)

Net increase (decrease) in cash	50,281	1,034	(9,296)
Cash at beginning of year	1,092	58	9,354

Cash at end of year	$51,373	$1,092	$58

Supplemental disclosure of cash flows information:
Interest paid	$5,388	$4,288	$4,199

FIRST CITIZENS BANCORPORATION BOARD OF DIRECTORS

(Directors of First Citizens Bank are identical to those of First Citizens Bancorporation)

Jim B. Apple[1,2]

Chairman of the Board, Chief Executive Officer and President

First Citizens Bancorporation, Inc.

Chairman of the Board and Chief Executive Officer

First Citizens Bank and Trust Company, Inc., Columbia

Richard W. Blackmon[1,2]

Owner

Richard Blackmon Construction Company, Lancaster

Peter M. Bristow[1]

Executive Vice President and Chief Operating Officer

First Citizens Bancorporation, Inc.

President and Chief Operating Officer

First Citizens Bank and Trust Company, Inc., Columbia

George H. Broadrick

Retired, Charlotte, NC

Walter C. Cottingham, DVM

Cottingham Veterinary Hospital, Kingstree

David E. Dukes

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

Vice President and Treasurer

C. W. Haynes and Company, Inc., Columbia

Lewis M. Henderson[3]

Henderson and Associates, CPAs, Columbia

Carmen H. Ames

Raleigh, NC

Frank B. Holding[1,2]

Vice Chairman

First Citizens Bancorporation, Inc.

First Citizens Bank and Trust Company, Inc., Columbia

Executive Vice Chairman

First Citizens BancShares, Inc.

First-Citizens Bank and Trust Company, Raleigh, NC

Charles S. McLaurin III

Vice Chairman

The Exchange Bank of South Carolina, Inc., Kingstree

N. Welch Morrisette, Jr.

Retired, Columbia

E. Perry Palmer

President

E. P. Palmer Corporation

Palmer Memorial Chapel, Columbia

William E. Sellars[1]

President

C. W. Haynes and Company, Inc., Columbia

Henry F. Sherrill[1]

Attorney-at-Law, Columbia

M. Craig Garner, Jr.[3]

Attorney

McNair Law Firm, P.A., Columbia

Kevin B. Marsh[3]

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

Charles D. Cook

Corporate Secretary

Jay D. Weir

Executive Vice President/General Auditor